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                                                Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-100975

Prospectus

[LOGO]
Banco
Santander
Chile

Offer to exchange a combination of our new subordinated notes due 2012 and a US dollar amount in cash for any and all of our 7% subordinated notes due 2007

We are offering to exchange for each US$1,000 principal amount of our outstanding 7% subordinated notes due 2007 validly tendered and not withdrawn US$1,000 principal amount of new subordinated notes due 2012 and a US dollar amount in cash. The interest rate on the new notes and the amount of the cash payment will be determined on the third business day prior to the expiration of this offer, using the fixed-spread pricing formula described under "The Exchange Offer--Terms of the Offer" and will depend on the yields of certain US Treasury notes at 4:00 p.m., New York City time, on that day. Consequently, we cannot provide you with the specific US dollar amount in cash that you will receive or with the specific interest rate on the new subordinated notes due 2012. We expect to deliver notes on the third business day following the expiration date. The purpose of the exchange offer is to extend the maturity of the old notes and thus allow us to extend the time that the subordinated debt represented by the old notes will qualify under Chilean banking regulations as part of our required regulatory capital.

We issued the old notes under the name Banco Santiago. Upon the merger of Banco Santiago and Banco Santander-Chile, we changed our name to Banco
Santander-Chile.

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THE EXCHANGE OFFER WILL EXPIRE AT NOON, NEW YORK CITY TIME, ON JANUARY 14,
2003, UNLESS EXTENDED. WE REFER TO THIS DATE AND TIME IN THIS PROSPECTUS, INCLUDING IF AND AS IT IS EXTENDED, AS THE "EXPIRATION DATE" AND THE
"EXPIRATION TIME".
--------------------------------------------------------------------------------

You should read the section entitled "Risk Factors" on page 26, of this prospectus for a discussion of risks that should be considered in evaluating this exchange offer.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The notes may not be offered or sold, directly or indirectly, in Chile or to any resident of Chile, except as permitted by applicable Chilean law.

                              Lead dealer manager

                                   JPMorgan

                               Co-dealer manager

                           Santander Central Hispano

December 13, 2002


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                               Table of Contents


                                                                           Page
                                                                           ----
Certain Terms and Conventions ............................................  iii
Presentation of Financial Information ....................................   iv
Prospectus Summary .......................................................    1
    The Exchange Offer ...................................................    1
    Questions and Answers Relating to the Exchange Offer .................    6
    The New Bank .........................................................    9
    Recent Results .......................................................   14
Recent Developments ......................................................   16
    Summary Selected Historical Financial Data ...........................   17
    Summary Selected Historical Consolidated Financial Data of Santiago .. 18 Summary Selected Historical Consolidated Financial Data of Old
       Santander-Chile ...................................................   20
    Summary Selected Unaudited Pro Forma Condensed
       Combined Financial Data ...........................................   22
Risk Factors .............................................................   26
Cautionary Statement Concerning Forward-Looking Statements ...............   34
Ratio of Earnings to Fixed Charges .......................................   36
Capitalization and Indebtedness ..........................................   37
First Nine Months of 2002 Results Of Operations ..........................   38
The New Bank .............................................................   45
Market Risk Disclosure of the New Bank ...................................   60
The Exchange Offer .......................................................   63
Comparison of Material Differences Between the Old Notes and
   the New Notes .........................................................   73
Exchange Agent, Dealer Managers and Information Agent ....................   73
Selected Historical Financial and Other Data .............................   74
Selected Historical Financial and Other Data of Santiago .................   75
Selected Historical Financial and Other Data of Old Santander-Chile ......   78
Unaudited Pro Forma Condensed Combined Financial Information .............   81
Notes to the Unaudited Pro Forma Condensed Combined Financial
   Information ...........................................................   85
Operating and Financial Review of Santiago ...............................   90
Market Risk Disclosure of Santiago as of June 30, 2002 ...................  100
Selected Statistical Information of Santiago .............................  111
Operating and Financial Review of Old Santander-Chile ....................  133
Market Risk Disclosure of Old Santander-Chile as of June 30, 2002 ........  146
Selected Statistical Information of Old Santander-Chile ..................  165
Regulation and Supervision ...............................................  180
Legal Proceedings ........................................................  182
Management ...............................................................  183
Description of the Notes .................................................  188
Book-Entry System; Delivery and Form .....................................  196
Taxation .................................................................  200
Exchange Controls ........................................................  204
Jurisdictional Restrictions ..............................................  205
Enforceability of Civil Liabilities Under the US Securities Laws .........  208
Legal Matters ............................................................  209
Experts ..................................................................  210
Where You Can Find More Information ......................................  211
Incorporation of Documents by Reference ..................................  212
Exchange Rates ...........................................................  213
Schedule A ...............................................................  215
Index to Financial Statements of Santiago and Old Santander-Chile ........  F-1
Unaudited Interim Financial Statements of Santiago and Subsidiaries ......  F-2
Unaudited Interim Financial Statements of Old Santander-Chile and
   Subsidiaries .......................................................... F-30
Audited Consolidated Financial Statements of Santiago .................... F-49


                               ------------------

     We are furnishing this prospectus solely for the purpose of enabling you to consider the exchange of your old notes and acquisition of the new notes. No person is authorized in connection with the exchange offer to give information other than that contained in this prospectus or in the documents referred to in this prospectus that we make available. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     In deciding whether to tender old notes in the exchange offer you must rely on your own review of our business and related matters and the terms of this exchange offer, including the merits and risks involved. You should not construe the contents of this prospectus as legal, business or tax advice. You should consult your attorney, business advisor or tax advisor as to legal, business or tax advice.



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                           --------------------------

      This prospectus incorporates important business and financial information about us that is not included in or delivered with the prospectus. We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, copies of any or all documents incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the information agent at the address and telephone numbers set forth on the back cover of this prospectus. For further information see "Where You Can Find More Information".

                            --------------------------


     The distribution of this prospectus and the transactions contemplated herein may be restricted by law in certain jurisdictions. If the exchange offering materials come into your possession, we require you to inform yourself of and to observe all of these restrictions. The exchange offering materials do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the exchange be made by a licensed broker or dealer and the dealer managers or any of their affiliates are a licensed broker or dealer in that jurisdiction, the exchange offer shall be deemed to be made by the dealer managers or such affiliate on our behalf in that jurisdiction. See "Jurisdictional Restrictions" for more information on jurisdictional restrictions.

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                          CERTAIN TERMS AND CONVENTIONS

     The terms below are used as follows throughout this prospectus:

..    "Santiago" means the former Banco Santiago and its consolidated subsidiaries prior to its merger with Old Santander-Chile, unless otherwise indicated or the context otherwise requires.

..    "Old Santander-Chile" means the former Banco Santander-Chile and its consolidated subsidiaries, which ceased to exist upon its merger into Santiago, unless otherwise indicated or the context otherwise requires.

..    "Santander Chile" means Banco Santander Chile and its consolidated subsidiaries, the bank resulting from the merger of Old Santander-Chile into Santiago, unless otherwise indicated or the context otherwise requires.

..    "Banco Santander Central Hispano" means Banco Santander Central Hispano,
     S.A., our controlling shareholder.

..    "Santiago's Consolidated Financial Statements" means Santiago's audited consolidated financial statements at December 31, 2000 and 2001 and for the three years ended December 31, 2001, the US GAAP reconciliation of which retroactively reflects the combination of Santiago and Old Santander-Chile as if they had been combined throughout the periods during which they were under the common control of Banco Santander Central Hispano, as included in this prospectus. These financial statements are identical to the audited consolidated financial statements of Santiago at December 31, 2000 and 2001 and for the three years ended December 31, 2001 as included in Santiago's Form 20-F, except for Note 25, which contains Santiago's US GAAP restated audited consolidated financial information.

..    "Old Santander-Chile's Consolidated Financial Statements" means Old
     Santander-Chile's audited consolidated financial statements at December 31, 2000 and 2001 and for the three years ended December 31, 2001, as included in Old Santander-Chile's Form 20-F.

..    "Santiago's Interim Unaudited Consolidated Financial Statements" means
     Santiago's interim unaudited consolidated financial statements at and for the six months ended June 30, 2001 and 2002, as included in this prospectus.

..    "Old Santander-Chile's Interim Unaudited Consolidated Financial
     Statements" means Old Santander-Chile's interim unaudited consolidated financial statements at and for the six months ended June 30, 2001 and 2002, as included in this prospectus.

..    "Unaudited Pro Forma Condensed Combined Financial Information" means the pro forma condensed combined financial information included in this prospectus, at and for the six months ended June 30, 2002 and for the year ended December 31, 2001.

..    "Santiago's Form 20-F" means Santiago's annual report on Form 20-F for the year ended December 31, 2001 as filed with the SEC and incorporated by reference into this prospectus.

..    "Old Santander-Chile's Form 20-F" means Old Santander-Chile's annual report on Form 20-F for the year ended December 31, 2001 as filed with the SEC and incorporated by reference into this prospectus.

     When we use the first person, personal pronouns in this prospectus, such as "we", "us", or "our", we mean Santander Chile and its consolidated subsidiaries after the consummation of the merger.


      References to "$", "US$", "US dollars" and "dollars" are to United States dollars, references to "pesos" or "Ch$" are to Chilean pesos and references to "UF" are to Unidades de Fomento. The UF is an inflation-indexed Chilean monetary unit with a value in Chilean pesos that changes daily to reflect changes in the official Consumer Price Index ("CPI") of the Instituto Nacional de Estadisticas (the Chilean National Institute of Statistics). As of December 31, 2001, UF1.00 was equivalent to US$24.78 and Ch$16,262.66. As of June 30, 2002, UF1.00 was

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equivalent to US$23.44 and Ch$16,355.20 (based on the observed exchange rate on that date). As of December 9, 2002, UF1.00 was equivalent to US$23.73 and Ch$16,756.01 (based on the observed exchange rate on that date). See Note 1(c) to Santiago's Consolidated Financial Statements and Note 1 to Santiago's Interim Unaudited Consolidated Financial Statements and Old Santander-Chile's Interim Unaudited Financial Statements.


                      Presentation of Financial Information


Reporting Currency

     Financial information included in this prospectus at and for the years ended December 31, 1997 through 2001 are stated in millions of constant pesos as of December 31, 2001, financial information at and for the six months ended June 30, 2001 and 2002 are stated in millions of constant pesos as of June 30, 2002 and financial information at and for each the three- and nine-month periods ended September 30, 2001 and 2002 are stated in millions of constant pesos as of September 30, 2002.

     The financial information at and for the years ended December 31, 1997 through December 31, 2001 has not been restated in constant Chilean pesos as of June 30, 2002 because the change in the CPI during the six months ended June 30, 2002 was 0.61%. Accordingly, the effect of restatement of that financial information to constant Chilean pesos of June 30, 2002 purchasing power would not be significant and since such restatement would be applied to all amounts and disclosures in the financial statements, it would not result in changes in the relations among any of such amounts and disclosures. To facilitate comparison with the financial information as of and for the six months ended June 30, 2002, the amounts for June 30, 2001 have been restated by 2.15%, which represents the variation in the CPI from May 31, 2001 to May 31, 2002. To facilitate comparison with the financial information as of and for the nine months ended September 30, 2002, the amounts for September 30, 2001 have been restated by 2.18%, which represents the variation in the CPI from August 31, 2001 to August 31, 2002.

Economic and Market Data

     In this prospectus, unless otherwise indicated, all macro-economic data related to the Chilean economy is based on information published by the Banco Central de Chile (the Chilean Central Bank) (the "Central Bank"), and all market share and other data related to the Chilean financial system is based on information published by the Superintendencia de Bancos e Instituciones Financieras (the Chilean Superintendency of Banks and Financial Institutions) (the "Superintendency of Banks") and our analysis of such information. Information regarding the consolidated risk index of the Chilean financial system as a whole is not available. The Superintendency of Banks publishes the unconsolidated risk index for the financial system three times a year in February, June and October.

Accounting Principles

     Unless otherwise indicated, the financial information contained in this prospectus has been, or has been derived from financial statements that have been, prepared in accordance with generally accepted accounting principles in Chile and the regulations issued by the Superintendency of Banks, collectively known as Chilean GAAP. See Note 25 to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Financial Statements for a discussion of some respects in which Chilean GAAP differs from generally accepted accounting principles in the United States ("US GAAP").

Exchange Rates


     This prospectus contains translations of certain Chilean peso amounts into US dollars at specified rates solely for the convenience of the reader. These translations should not be construed as representations that the Chilean peso amounts actually represent such US dollar amounts, were converted from US dollars at the rate indicated in preparing the audited and interim unaudited consolidated financial statements, could be converted into US dollars at the rate indicated or were converted at all. Unless otherwise indicated, such US dollar amounts, in the case of information concerning Santiago and Old Santander-Chile as of and for the six months ended June 30, 2002, have been translated from Chilean pesos based on the observed exchange rate reported by the Central Bank on September

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30, 2002, which was Ch$747.62 per US$1.00. The observed exchange rate reported by the Central Bank on September 30, 2002 is based upon the actual exchange rate of September 30, 2002 and is the exchange rate specified by the Superintendency of Banks for use by Chilean banks in the preparation of their financial statements for the periods ended September 30, 2002. The observed exchange rate on December 9, 2002 was Ch$706.10 per US$1.00, reflecting an accumulated depreciation of 1.22% from June 30, 2002 and an appreciation of 5.55% from September 30, 2002. The Federal Reserve Bank of New York does not report a noon buying rate for the Chilean peso. For more information on the observed exchange rate see "Exchange Rates".

Merger

     On August 1, 2002, Old Santander-Chile merged into Santiago. Immediately thereafter, Santiago changed its name to "Banco Santander Chile". The merger is being accounted for under Chilean GAAP in a manner commonly referred to as a "pooling of interests" on a prospective basis from January 1, 2002. Under Chilean GAAP, any financial statements we issue as of or for periods ending August 1, 2002 or thereafter will reflect the combined operations of Santiago and Old Santander-Chile from January 1, 2002. Our historical financial statements under Chilean GAAP as of and for periods ended prior to August 1, 2002 have not been and will not be restated to reflect the merger.

     The merger is being accounted for under US GAAP as a merger of entities under common control, as Banco Santander Central Hispano controlled both Santiago and Old Santander-Chile beginning May 3, 1999. US GAAP requires that we record the transaction in a manner similar to a pooling of interests based on the carrying values for Santiago and Old Santander-Chile included in the accounting records of the common parent, Banco Santander Central Hispano. However, to the extent that in connection with the merger Santiago issued Santiago shares or paid cash (in the case of fractional shares) for Old Santander-Chile shares held by parties other than Banco Santander Central Hispano and its affiliates, the transaction has been accounted for using the purchase method based on fair values. As a consequence of the merger, Santiago is required to restate its US GAAP historical financial statements previously issued for all periods during which common control existed. See "Notes to the Unaudited Pro Forma Condensed Financial Information".

Pro Forma Financial and Statistical Information


Unless otherwise indicated, and except for the summary selected unaudited pro forma condensed combined financial data appearing on pages 22 to 25 and the unaudited pro forma condensed combined financial statements appearing on pages 81 to 84 financial and statistical data included in this prospectus and identified as "pro forma", reflect the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operation as separately reported under the Chilean GAAP as of the dates and for the periods indicated, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided. For a discussion of expected merger expenses and potential merger synergies see "The New Bank--Merger Update--Merger Expenses and Synergies" and "The New Bank--Strategy--Efficiency".


Loans

Unless otherwise specified, all references in this prospectus and in the documents incorporated by reference into this prospectus (except in Santiago's Consolidated Financial Statements and Old Santander-Chile's Consolidated Financial Statements) to loans are to loans and financial leases before deduction for loan loss allowances, and, except as otherwise specified, all market share data presented herein are based on information published periodically by the Superintendency of Banks. Non-performing loans include loans for which either principal or interest is overdue, and do not accrue interest. Restructured loans for which no payments are overdue are not ordinarily classified as non-performing loans. Past due loans include, with respect to any loan, only the portion of principal and interest that is 90 or more days overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan, in which case the entire loan is considered past due within 90 days after initiation of such proceedings. This practice differs from that normally followed in the United States, where the amount

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classified as past due would include the entire amount of principal and interest on any and all loans which have any portion overdue. Under US GAAP, recognition of interest loans is generally discounted when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. As a general practice this occurs when loans are 90 days or more past due. Any accrued but uncollected interest is reversed against interest income at that time. See "Selected Statistical Information of Santiago--Classification of Loan Portfolio--Classification of Loan Portfolio Based on Borrower's Payment Performance" and "Selected Statistical Information of Old Santander-Chile--Loan Portfolio--Classification of Loan Portfolio Based on the Borrower's Payment Performance".

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                               Prospectus Summary


     This summary highlights information contained elsewhere in this prospectus, or incorporated by reference. It is not complete and does not contain all the information that you should consider before tendering old notes in the exchange offer. You should read the entire prospectus carefully, including the consolidated financial statements of Santiago and Old Santander-Chile.

     On August 1, 2002, Old Santander-Chile merged into Santiago, with Banco Santiago being the surviving entity. Immediately thereafter, Santiago changed its name to "Banco Santander Chile". Unless otherwise indicated, and except for the summary selected unaudited pro forma condensed combined financial data appearing on pages 22 to 25 and the unaudited pro forma condensed combined financial statements appearing on pages 81 to 84, financial and statistical data included in this prospectus and identified as "pro forma" reflect the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operation as separately reported under Chilean GAAP as of the dates and for the periods indicated, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which such unadjusted pro forma information is provided. For a discussion of expected merger expenses and potential merger synergies see "The New Bank--Merger Update--Merger Expenses and Synergies" and "The New Bank--Strategy--Efficiency". For a description of various factors which you should consider before deciding whether to tender old notes, see "Risk Factors".


                               The Exchange Offer


Terms of the Offer .............   We are offering to exchange a combination
                                   of our new subordinated notes due 2012, which we refer to as the "new notes" or the "notes", and a US dollar amount in cash for any and all of our outstanding 7% subordinated notes due 2007, which we refer to as the "old notes". The consideration you will receive in exchange for your old notes is based on formulas that use US Treasury note market price information that will not be known until three business days before the expiration of the exchange offer.
                                   Consequently, we cannot provide you with the specific US dollar amount in cash that you will receive or with the specific interest rate on the new notes.


                                   If we accept any old notes you tender in the exchange offer, you will receive, in exchange for each US$1,000 principal amount of old notes tendered:


                                   .  US$1,000 principal amount of new notes,
                                      the interest rate on which will be
                                      determined on the third business day
                                      before this offer expires, in the manner described under "The Exchange Offer--Terms of the Offer", and will depend on the yield of a specified benchmark US Treasury note; plus


                                   . an amount in cash calculated on the same day pursuant to a related formula.

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Cash Payment ..................    For each US$1,000 principal amount of old
                                   notes tendered, and accepted by us, you will receive an amount in cash (rounded to the nearest US$.0l) equal to the Exchange Ratio minus US$1,000, where:

                                      The Exchange Ratio equals:

                                      US$1,000 x Old Note Price
                                      -------------------------
                                           New Note Price


                                   Because the Exchange Ratio, the Old Note
                                   Price and the New Note Price are based on formulas linked to the yields on specified benchmark Treasury notes, the amount of cash that you will receive if the exchange offer is consummated will be affected by changes in those yields during the term of the exchange offer.


New Note Price ................    The New Note Price will be an amount in US
                                   dollars per US$1,000 principal amount of new notes determined pursuant to the new note price formula set forth in Schedule A, on the basis of the New Note Reference Yield to maturity, which is equal to the sum of (i) the yield on the 4.00% US Treasury Note due
                                   November 2012 as of the pricing time (which we refer to as the New Note Benchmark
                                   Treasury Yield), plus (ii) 3.25%.


Old Note Price ................    The Old Note Price will be an amount in US
                                   dollars per US$1,000 principal amount of old notes determined pursuant to the old note price formula set forth in Schedule A, on the basis of the Old Note Reference Yield to maturity, which is equal to the sum of (i) the yield on the 3.00% US Treasury Note due
                                   November 2007 as of the pricing time (which we refer to as the Old Note Benchmark
                                   Treasury Yield), plus (ii) 2.75%.


New Note Interest Rate ........    The annual interest rate on the new notes
                                   will equal the New Note Reference Yield
                                   (rounded

                                   down to the nearest one-eighth of a
                                   percentage point). We refer to the
                                   yields on the US Treasury Notes used to
                                   calculate the Old Note Price, the New
                                   Note Price, the Exchange Ratio and the
                                   interest rate on the new notes as
                                   Benchmark Treasury Yields. Because the
                                   interest rate on the new notes is linked to the New Note Bench Treasury Yield, the actual interest rate on the new notes will be affected by changes in that Benchmark Treasury Yield during the term of the exchange offer. See "The Exchange Offer-General".



Pricing Time ..................... The Old Note Price, the New Note Price,
                                   the Exchange Ratio and the interest rate on the new notes will be determined based on the relevant Benchmark Treasury Yields as of 4:00 p.m., New York City time, on the third business day prior to the expiration time, which we refer to as the pricing time.

Total Consideration .............. We refer to the principal amount of new notes and the US dollar cash amount you
                                   will receive in exchange for each
                                   US$1,000 principal amount of old notes
                                   as the "Total Consideration". See "The
                                   Exchange Offer--Illustrative
                                   Hypothetical Examples" for hypothetical
                                   calculations of the Total Consideration.

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Hypothetical Calculation of
     Total Consideration Based
     on Recent Market Data ....... If the pricing information in effect at the pricing time were the same as that
                                   which was available at 10:00 a.m. on
                                   December 11, 2002, you would receive, in exchange for each US$1,000 principal amount of old notes tendered, US$1,000 principal amount of new notes plus US$50.30 in cash. The interest rate on the new notes would be 7.250%. The preceding cash amount and interest rate are for illustrative purposes only and no representation is intended with respect to the actual consideration that may be paid pursuant to the exchange offer. The amount of cash paid and the interest rate on the new notes may be greater or less than that of the preceding example depending on actual Benchmark Treasury Yields as of the pricing time.



Purpose of the Offer ............. The purpose of the exchange offer is to extend the maturity of the old notes
                                   from 2007 to 2012 and thus allow us to extend the time that the subordinated debt represented by the old notes will qualify under Chilean banking regulations as part of our required regulatory capital.


The Old Notes .................... US$300 million in aggregate principal amount of our 7% subordinated notes due July 18, 2007. The old notes bear interest at 7% per annum payable semiannually on January 18 and July 18 of each year. The CUSIP number of the old notes is O5965LAA3 and the ISIN number of the old notes is US05965LAA35


The New Notes .................... The new notes which we sometimes refer to as the "notes", are identical in all material respects to the old notes, other than the maturity date and interest rate, and will be issued under the same indenture as the old notes, as supplemented by a supplemental indenture. The new notes will mature on July 18, 2012 instead of July 18, 2007 and will bear interest based on the fixed-spread formula described under "The Exchange Offer--Terms of the Offer". Like the old notes, interest on the new notes will be paid semiannually on January 18 and July 18 of each year. The first interest payment on the new notes will be on July 18, 2003.

Conditions to the Exchange         The exchange offer is not conditioned upon a
Offer ............................ minimum number of old notes being tendered.
                                   For more information about conditions to the exchange offer, see "The Exchange Offer--
                                   Conditions".


Expiration Time and Settlement ... The exchange offer will expire at noon, New
                                   York City time, on January 14, 2003, unless we extend it in accordance with the procedures described in "The Exchange Offer--General-- Expiration Time."


                                   If the conditions to the exchange offer are satisfied or waived, we will settle the exchange offer with respect of those old notes validly tendered and not withdrawn on the exchange date, which will be the third business day following the date on which the expiration time occurs (or as soon thereafter as practicable).

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Procedures for Tendering .......... If you want to tender old notes pursuant to the exchange offer you must follow the
                                    procedures described under "The Exchange
                                    Offer--Procedure for Tendering Old Notes".
                                    Old notes may be tendered only by book-entry transfer to a DTC account established for this purpose through DTC's Automated Tender Offer Program, or ATOP. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offer, the exchange agent must receive an agent's message confirming your acceptance of the terms of the exchange offer and the book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration date. HOLDERS SHOULD NOT DELIVER A COMPLETED LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. If you are a beneficial owner of old notes, you must contact the broker, dealer, commercial bank, trust company or other custodian through which you hold your notes to tender your old notes on your behalf. If your old notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg for tendering through Euroclear or Clearstream, Luxembourg.



                                    You may tender old notes only in principal amounts of at least US$1,000 and only in integral multiples of US$1,000.



                                    If you have any questions about how to
                                    tender, please contact the information
                                    agent at their address or telephone numbers listed on the back cover of this prospectus.


Withdrawal Rights ................. If you tender old notes, you may withdraw that tender at any time prior to the
                                    expiration time. For information on the
                                    procedures to follow in withdrawing old
                                    notes, see "The Exchange Offer--Withdrawals of Tenders".

Jurisdictional Restrictions ....... The distribution of this prospectus and related offering materials and the
                                    transactions contemplated thereby may be restricted in certain jurisdictions. See "Jurisdictional Restrictions" for more information.

Taxation .......................... The exchange should qualify as a recapitalization for US federal income tax purposes. Provided that the exchange so qualifies, a US holder of old notes would not recognize any loss on the exchange, but would be required to recognize gain realized to the extent of the amount of cash received in consideration for the old notes.

                                    The new notes will be treated as issued with original issue discount if the stated redemption price at maturity of the new notes exceeds their issue price, which should be equal to their fair market value at the time of the exchange.

                                    Persons considering the exchange offer are urged to consult their tax advisers concerning the US federal income tax consequences of the exchange offer in light of their particular circumstances, as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   Under current Chilean laws and regulations, payments of interest to holders that are not residents of Chile for purposes of Chilean taxation will generally be subject to Chilean withholding tax at a rate of 4.0%. Subject to certain exceptions, we will pay additional amounts so that the amount received by the holder after Chilean withholding tax will equal the amount that would have been received if no such taxes had been applicable. For a discussion of Chilean withholding tax, including a discussion of the applicable withholding tax rates, and the tax consequences of, and limitations on, the payment of such additional amounts, see "Taxation--Chilean Taxation".

                                   For a description of the tax consequences of participating in the exchange, see "Taxation".

Dealer Managers .................. J.P. Morgan Securities Inc. is the lead dealer manager and Santander Central Hispano
                                   Investment Securities Inc. is the co-dealer manager for the exchange offer. The addresses and telephone numbers of the dealer managers are set forth on the back cover of the prospectus.

Exchange Agent ................... JPMorgan Chase Bank is serving as the exchange agent for the exchange offer. You can find the address and telephone number for JPMorgan Chase Bank on the back cover page of this prospectus.

Information Agent ................ D.F. King & Co., Inc. is serving as the information agent for the exchange offer. You can find the address and telephone number for D.F. King & Co., Inc. on the back cover page of this prospectus.

Governing Law .................... The new notes will be governed by the laws of the State of New York.

Risk Factors


      Investing in the notes involves substantial risks. You should carefully consider all the information in this prospectus prior to investing in the notes. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page 26 of this prospectus.

              QUESTIONS AND ANSWERS RELATING TO THE EXCHANGE OFFER

     We set forth below some questions that you, as holder of the old notes, may have and answers to those questions.

Q:   What is the purpose of the exchange offer?

A: The purpose of the exchange offer is to extend the maturity of the old notes and thus allow us to extend the time that the subordinated debt represented by the old notes will qualify under Chilean banking regulations as part of our required regulatory capital. The old notes mature on July 18, 2007, while the new notes will mature on July 18, 2012. See "The Exchange Offer--General".

Q:   What is Santander Chile offering in exchange for my old notes?


A: If you exchange any old notes for new notes in the exchange offer you will receive, in exchange for each US$1,000 principal amount of old notes validly tendered and not withdrawn:


               . new notes having a principal amount of US$1,000 the interest rate on which will be determined on the third business day before this offer expires, in the manner described under "The Exchange Offer--General", and will depend on the yield of a specified benchmark US Treasury note; plus


                    . an amount in cash calculated on the same day pursuant to a related formula.


Q:   What are the new notes?


A: The new notes are subordinated securities that will mature on July 18, 2012, which is five years after the maturity of the old notes. The interest rate on the new notes will equal the New Note Reference Yield rounded down to the nearest one-eighth of a percentage point. Other than as described above, the new notes will not differ in any material respects from the old notes.

Q:   How can I obtain current information about the terms of the exchange offer?

A: During the term of the exchange offer, you can obtain current information (calculated as if the pricing time had occurred the previous business day) regarding the Benchmark Treasury Yields, the reference yields, the Old Note Price, the Exchange Ratio, the Total Consideration payable to a holder of old notes, the interest rates on the new notes, the New Note Price and other information regarding the terms of the exchange offer from the lead dealer manager at (866) 846-2874 (toll free) or (212) 834-7279.


Q:   Will the new notes be freely tradable?

A: Yes. The new notes have been registered with the Securities and Exchange Commission and are therefore freely tradable by holders other than our "affiliates". However, as in the case of the old notes, the new notes will not be listed on any stock exchange or quoted on any automated quotation system.

Q:   When will the exchange offer expire?


A: The exchange offer will expire at noon, New York City time, on January 14, 2003, unless we extend it in our sole discretion.


Q:   How will I be notified if the exchange offer is extended?

A: If we decide to extend the exchange offer we will issue a press release at any time prior to 9:00 a.m., New York City time, on the business day following the date on which the expiration time would otherwise have occurred.

Q:   How do I tender my old notes?


A: If you want to tender old notes pursuant to the exchange offer you must follow the procedures described under "The Exchange Offer--Procedure for Tendering Old Notes". Old notes may be tendered only by book-entry transfer to a DTC account established for this purpose through DTC's Automated Tender Offer Program, or ATOP. In order for a book-entry transfer to constitute a valid tender of your existing notes in the exchange offer, the exchange agent must receive an agent's message confirming your acceptance of the terms of the exchange offer and the book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration date. HOLDERS

     SHOULD NOT DELIVER A COMPLETED LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT.

     If you are a beneficial owner of old notes, you must contact the broker, dealer, commercial bank, trust company or other custodian through which you hold your notes and ask that your old notes be tendered on your behalf. If your old notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg for tendering through Euroclear or Clearstream, Luxembourg.


     You may tender old notes only in principal amounts of at least US$1,000 and only in integral multiples of US$1,000.

Q: If I tender my old notes, will I receive the interest payment on the old notes that is payable on January 18, 2003?

A: If you are a record holder of old notes on January 3, 2003 (the record date for the January 18, 2003 interest payment), you will receive the January 18, 2003 interest payment on the old notes you hold, whether or not you tender them for new notes in the exchange offer. If you are not the record holder of old notes on January 3, 2003, you will not receive the January 18, 2003 interest payment.

Q: When will the new notes I receive in the exchange offer begin accruing interest?



A:   The new notes will begin accruing interest on January 18, 2003.

Q: Until what time can I withdraw previously tendered old notes and what is the process?



A: If you tender old notes, you may withdraw that tender at any time prior to the expiration time at noon, New York City time, on January 14, 2003, unless we extend such deadline in our sole discretion. To withdraw previously tendered old notes you must provide the exchange agent with a notice of withdrawal containing the information described in "The Exchange Offer-- Withdrawal of Tenders". Such notice must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus.


Q:   How will I be notified of the terms of the exchange offer?

A: As soon as practicable after the pricing time, but in any event before 9:00 a.m., New York City time, on the following business day, we will publicly announce by press release to the Dow Jones News Service: (i) for the old notes: the Old Note Benchmark Treasury Yield, the Old Note Reference Yield, the Old Note Price, the Exchange Ratio and the Total Consideration to be received by tendering holders if the exchange offer is consummated and (ii) for the new notes: the New Note Benchmark Treasury Yield, the New Note Price, the New Note Reference Yield and the annual interest rate. The press release will be filed with the Securities and Exchange Commission on Form 6-K and is incorporated by reference into this prospectus.

Q:   Can the terms of the exchange offer be changed?

A: We reserve the right, subject to applicable law, to terminate or amend the terms of the exchange offer or to not accept for exchange any old notes at any time prior to the expiration time. See "The Exchange Offer--General." We will publicly announce any amendment to the terms of the exchange offer through a press release or such other means of announcement as we deem appropriate.

Q: If I tender my old notes, how will I be notified that Santander Chile has accepted my old notes for exchange?

A: Subject to the terms and conditions of the exchange offer, we will, within one business day following the date on which the expiration time occurs, accept for exchange (by delivery of a notice of acceptance from us to the exchange agent) all old notes properly tendered and not withdrawn. We will publicly announce our acceptance of old notes for exchange by issuing a press release or such other means of announcement as we deem appropriate.

Q: Will my old notes be affected if I decide not to tender them or to tender just a portion of them?

A: If you decide to tender only some of your old notes or decide not to tender any old notes at all, the terms and conditions of the old notes will not be affected in any way. Due to the exchange offer, however, you may experience a reduction in the liquidity of the old notes, as a significant portion of the investors currently holding old notes may opt to exchange them for new notes pursuant to the exchange offer. As a result of this reduced liquidity, the old notes may trade at a discount to the price at which they would have traded if the exchange offer had not been consummated. See "Risk Factors--Risks Associated with the Exchange Offer--The Liquidity of the Old Notes Will Be Reduced".

Q:   What are the tax implications of the exchange offer?

A: The exchange offer should qualify as a recapitalization for US federal income tax purposes. Provided that the exchange so qualifies, a US holder of old notes would not recognize any loss on the exchange, but would be required to recognize gain realized to the extent of the amount of cash received in consideration for the old notes. The new notes will be treated as issued with original issue discount if the stated redemption price at maturity of the new notes exceeds their issue price, which should be equal to their fair market value at the time of the exchange.

     Persons considering the exchange offer are urged to consult their tax advisers concerning the US federal income tax consequences of the exchange offer in light of their particular circumstances, as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     The exchange of the notes is not subject to tax in Chile. However, the issue of the new notes may be subject to Chilean stamp tax. We will pay on your behalf any stamp tax that may be generated by the issue of the new notes.

     For a description of the tax consequences of participating in the exchange, see "Taxation".

Q:   Whom do I contact if I have questions about the exchange offer?

A: If you have questions about the exchange offer you should contact the information agent, D.F. King & Co., Inc., at the address and telephone numbers set forth on the back cover of this prospectus.

Q: When will the exchange and any payments to be made under the exchange offer take place?

A: The exchange of the old notes for the new notes and the payments to be made under the exchange offer will be made on the exchange date, which will be the third business day following the date on which the expiration time occurs (or as soon thereafter as practicable), provided the conditions to the exchange offer are satisfied or waived.

                                  The New Bank

Overview


We were formed on August 1, 2002 by the merger of two leading Chilean banks, Santiago and Old Santander-Chile, both of which were subsidiaries of our controlling shareholder, Banco Santander Central Hispano. We are the largest bank in Chile in terms of total assets, total deposits, loans and shareholders' equity. As of September 30, 2002, we had total assets of Ch$12,340,924 million (US$16,507 million), loans outstanding net of allowances of Ch$8,196,340 million (US$10,963 million), deposits of Ch$6,552,149 million (US$8,764 million) and shareholders' equity of Ch$960,169 million (US$1,284 million). Our current long-term subordinated debt ratings are BBB+ by Standard & Poor's and A3 by Moody's. Among the five largest Chilean banks in terms of shareholders' equity, which we consider our peer group, we are the most profitable and efficient based on September 30, 2002, data. Our net income was Ch$157,292 million (US$210 million) for the nine months ended September 30, 2002, representing a return on average shareholders' equity of 21.8%, based on annualized net income for that period. We believe that our profitability reflects in part our market-leading efficiency and credit-risk profile. Our efficiency ratio (the ratio of our operating expenses to our operating revenue) was 47.0% for the nine months ended September 30, 2002, the best in Chile in our peer group.


     Prior to the merger, Santiago was the most profitable bank in Chile in our peer group in terms of return on equity, while Old Santander-Chile had the best efficiency ratio within the same peer group. Santiago had the largest market share in terms of loans in the middle segment (middle to upper-income retail) while Old Santander-Chile had the largest such market share in the corporate and low- to middle-income segments. We believe the complementary strengths of the two banks give us the ability to compete effectively across all segments.

     As shown in the tables set forth below, as a result of the merger we are the market leader in the following key financial indicators in Chile:


                                                    As of September 30, 2002
                           ----------------------------------------------------------------------------
                                                                                          Market Share
                                                                               Market      of Closest
                             Rank       Amount(1)            Amount(1)        Share(2)    Competitor(2)
                           ----------------------------------------------------------------------------
                                     (in millions of
                                   constant Ch$ as of
                                   September 30, 2002)  (in thousands of US$)
Total loans(3) ...........    1      Ch$8,193,974         US$10,960,079        25.7%        18.6%
Deposits(3) ..............    1         6,311,735             8,442,437        22.9         17.1
Shareholders' Equity(3) ..    1           960,169             1,284,301        25.0         15.5
Net Income(3) ............    1           157,292               210,390        36.9         10.3

-------------------------
Source: Superintendency of Banks (unconsolidated data)



(1) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate on September 30, 2002, of Ch$747.62 per US$1.00.


(2) Expressed as a percentage of the aggregate amount of each line item for all banks and financial institutions that provide information to the Superintendency of Banks.


(3) Because the method of classification of assets used by the Superintendency of Banks for its public information differs in minor respects from that used for accounting purposes, the amounts in this table may differ from the figures included in our financial statements and those of our predecessor banks.

                                                               Average Ratio for
                                                               Chilean Financial
                                     Rank            Ratio          System
                                   --------       ----------  ------------------
                                   (as of September 30, 2002, except risk index)
Efficiency Ratio ..................   1              47.3%           55.0%
Fee Income to Operating Expenses ..   2              28.3%           22.4%
Return on Capital(1) ..............   1              26.1%           16.6%
Past Due Loan to Total Loans ......   3               1.8             1.9
Risk Index(2) .....................   3               1.6             2.0

----------------------------------
Source: Superintendency of Banks (unconsolidated data)


(1)  Annualized earnings divided by capital and reserves.

(2) Santander Chile's risk index as of September 30, 2002. The average risk index for all banks and financial institutions that provide information to the Superintendency of Banks has been calculated using data as of June 30, 2002, the latest date for which data is available. The risk index represents the percentage of the loan portfolio a bank expects will not be repaid, as calculated using the Superintendency of Banks' rating system. The section "Loan Loss Allowances--Global Loan Loss Allowances" in each of "Selected Statistical Information of Santiago" and "Selected Statistical Information of Old Santander-Chile" explains how this index is calculated.


Competitive Strengths

   Operating in a stable economic environment in Latin America

     We conduct substantially all of our business in Chile. The Chilean economy is generally recognized as currently being among the most stable in Latin America, as evidenced by it's A- rating by Standard & Poor's and Baa1 rating by Moody's, the highest ratings in the region. Chile has consistently received investment-grade credit ratings since each rating agency started coverage in 1992 and 1994, respectively.

   Leading market position

     We are a market leader in Chile, ranking number one in most financial indicators, including total assets, efficiency and net income. We are also the most profitable Chilean financial institution in our peer group as measured by our pro forma return on capital for the first half of 2002. We believe this market leadership provides us with an exceptional competitive position going forward. However, the recognition of expenses in connection with the merger is likely to adversely affect certain of our ratios and ranking in the Chilean financial system.

   Opportunity for growth from current and new businesses

     We believe there is substantial opportunity for growth based on the relatively low penetration of retail banking services in Chile and fee-based financial products in the Chilean corporate sector. We believe we are well positioned to grow in these areas, based on our extensive distribution network and our size, which afford us greater marketing resources.

   Experienced management team

     Our management has successfully completed two full-service bank mergers in Chile, the merger of Santiago and Banco O'Higgins and the merger of Old Santander-Chile and Banco Osorno y la Union. We believe the expertise our management gained through these mergers will help us to effectively consolidate the operations of Santiago and Old Santander-Chile and reduce our operating costs.

   Relationship with Banco Santander Central Hispano

     We believe that our relationship with our controlling shareholder, Banco Santander Central Hispano, offers us a significant competitive advantage over our peer Chilean banks. Banco Santander Central Hispano is one of the largest financial groups in Latin America, in terms of total assets measured on a region-wide basis, and one of the leading financial institutions in Europe. Our relationship with Banco Santander Central Hispano provides us with access to the group's client base, while its multinational business allows us to offer international solutions to our clients' financial needs. We also have the benefit of selectively borrowing from Banco Santander Central Hispano's product offerings in other countries. We believe that our relationship with Banco Santander Central Hispano will also enhance our ability to manage credit and market risks by adopting policies and know-how developed by Banco Santander Central Hispano. Finally, we believe that our management team benefits from access to Banco Santander Central Hispano's experienced managerial personnel.

Strategy

     Our goal is to create shareholder value through continued focus on and enhancement of our client segmentation model. This model consists of categorizing clients with similar financial needs and behavior into discrete groups and developing products that we believe can be successfully marketed to each client segment by leveraging existing client relationships through our distribution channels. We have three principal strategies which we intend to pursue in each client segment:

     . Optimize our asset mix - we intend to promote growth in high-yielding loan segments consistent with our credit risk policies.

     . Grow our ongoing fee-based business - we seek to cross-sell products to our clients in order to expand fee-based services.

     . Improve our efficiency - we aim to take advantage of the cost synergies that we believe will result from the merger and to control our costs by managing our headcount, centralizing our back-office processes and promoting use of higher-margin alternative distribution channels, such as ATMs and telephone banking.

   Optimizing Asset Mix

     Retail Banking. We believe the Chilean retail banking segment offers attractive medium- to long-term opportunities. We seek to capitalize on these opportunities through the use of our sophisticated credit analysis procedures and our extensive distribution network. We believe that our position as the largest bank in Chile and the centralization of the back office activities expected to result from the merger, will give us important economies of scale and scope and afford us a competitive advantage to grow in this area.

     . Middle to upper-income segment and small businesses - we will seek to achieve growth in loans to middle- to upper-income individuals and small businesses, which are higher-yielding than corporate loans, and which we believe have moderate risk levels relative to lower-income segments.

     . Middle to lower-income segment - we anticipate that asset growth in this segment will be moderate until economic conditions improve. We believe, however, that our expertise, experience, client service standards and infrastructure will help us to develop and market innovative and user-friendly products that introduce consumers in this segment to the banking system and grow assets, while adequately controlling credit risk. We aim to increase our profitability in this area by cross-selling among our clients and offering standardized, fixed-price product packages.

     Wholesale Banking. We believe loan growth alone is not an effective means to sustain high levels of profitability in this segment, especially among large corporations. Our goal, therefore, is to increase revenues by expanding the range of products we offer (cross-selling) and focusing on sophisticated services and fee-based products such as cash management, payment and collection services, treasury and other tailored services.

   Fee-based Business

     Historically, there has been low penetration of fee-based services in the Chilean financial market, with financial institutions focusing primarily on asset growth. We seek to become a leader in fee-based businesses by promoting fee-generating products in areas of low penetration, such as asset management, payment systems and insurance brokerage, and by taking advantage of cross-selling opportunities among our client base. We believe this strategy will help us generate greater revenues from our client relationships and increase our profitability.

   Efficiency

     Our third strategy is to continue the improvement of our efficiency ratios. This encompasses:

             . Realizing the cost savings that we expect to achieve from the merger. We estimate that in the medium- to long-term we will achieve cost savings of at least 10% of the pre-merger aggregated banks' costs. We estimate that half of the synergies will come from headcount reductions, while the other half will come from economies of scale resulting from the integration of our back office, marketing and administrative functions and outsourcing of information technology functions.

             . Managing the post-merger headcount and increasing the relative number of employees in commercial activities as opposed to the back office.

             . Centralizing back office processes out of the branch offices.

             . Promoting use of higher-margin, technologically advanced services such as the Internet, ATMs and other electronic banking mechanisms.

Merger Update

     We have made substantial progress in the integration process and expect to complete it by the end of the first half of 2003. We believe the affiliation of Santiago and Old Santander-Chile as commonly controlled subsidiaries of Banco Santander Central Hispano has facilitated the integration process. The last major areas to be integrated are information systems (in the Operations and Technology area) and branch networks (in the Retail Banking area), which are the most sensitive to changes and we have deferred these in order to minimize disruption of client services.

     The following table sets forth the principal tasks to be completed for the full integration of the operations of Santiago and Old Santander-Chile and their estimated status as of September 30, 2002:

               Area                                      Status(1)
---------------------------------              --------------------------------
Senior management                                          Completed
Legal                                                      Completed
Strategic planning                                         Completed
Client service                                             Completed
Human resources department                                 Completed
Credit risk                                                Completed
Auditing                                                   Completed
Accounting                                                 Completed
Financial control                                   Substantially completed
Administration                                      Substantially completed
Wholesale banking                                   Substantially completed
Retail banking (branch network)                       Partially completed
Operations & technology                         Completion expected by June 2003


--------------------

(1) "Completed" means that we estimate that 90% or more of the integration has been completed.

    "Substantially completed" means that we estimate that between 75% and 90% of the integration has been completed. "Partially completed" means that we estimate that between 50% and 75% of the integration has been completed.

    "Completion expected by June 2003" means that we estimate that less than 50% of the integration process has been completed.

                                   * * * * * *

 Our executive office address and telephone number are:

                              Banco Santander Chile
                                   Bandera 140
                                 Santiago, Chile
                           Telephone: 011-562-320-2000

                                 RECENT RESULTS

     The following tables set forth summary unaudited interim historical and pro forma financial data as of and for each of the three- and nine-month periods ended September 30, 2001 and 2002. See "First Nine Months of 2002 Results of Operations" and the other historical and pro forma financial data included elsewhere in this prospectus. Our results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results we will obtain for the full year 2002 or for any other period.

     The following table sets forth the principal components of Santander Chile's net income and financial condition as of and for the nine-month period ended September 30, 2001 and 2002, including pro forma information as of and for the nine-month period ended September 30, 2001.


                                                         As of and for the nine months ended September 30,
                                                                            (unaudited)
                                                  -------------------------------------------------------------------
                                                                        Pro Forma
                                                     2001               2001(1)               2002           2002        % Change(2)
                                                  ----------          -----------         -----------     -----------    -----------
                                                  (in million of constant CH$ as of September 30, 2002)  (in thousands of US$)(4)
CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
Net interest revenue ........................     Ch$202,048           Ch$394,447          Ch$424,459      US$567,747         7.6%
Provision for loan losses ...................        (35,209)             (73,086)            (66,521)        (88,977)       (9.0)
Net interest revenue after provisions
   for loan losses ..........................        166,839              321,361             357,938         478,770        11.4
Total fees and income from services, net ....         35,650               72,182              76,712         102,608         6.3
Total other operating income (expenses) net .          7,181               (2,324)            (39,343)        (52,624)    1,592.9
Other income (expenses) net .................          5,371               12,336               8,295          11,095       (32.8)
Operating expenses ..........................       (115,484)            (213,984)           (217,086)       (290,369)        1.4
Loss from price-level restatement ...........         (5,585)             (10,202)             (5,275)         (7,056)      (48.3)
                                                   ----------         ------------          ----------    -----------
Income before income taxes ..................         93,972              179,369             181,241         242,424         1.0
Income taxes ................................            558              (12,945)            (23,949)        (32,034)       85.0
                                                   ----------         ------------          ----------    -----------
Net income ..................................         94,530              166,424             157,292         210,390        (5.5)
                                                   ==========         ============          ==========    ===========
CONSOLIDATED BALANCE SHEET DATA
Chilean GAAP:
Cash and due from banks .....................        539,826            1,098,958           1,081,419       1,446,482        (1.6)
Financial investments .......................        734,958            2,257,888           2,379,547       3,182,830         5.4
Loans, net of allowance for loan losses .....      5,085,288            8,600,472           8,196,340      10,963,243        (4.7)
Total assets ................................      6,793,498           12,731,900          12,340,924      16,506,947        (3.1)
Deposits ....................................      3,476,445            6,720,345           6,552,149       8,764,010        (2.5)
Other interest-bearing liabilities ..........      2,192,073            3,875,975           3,918,931       5,241,875         1.1
Shareholders' equity(3) .....................        522,796              962,042             960,169       1,284,301        (0.2)

---------------------------------------


(1) Reflects the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operations as separately reported under Chilean GAAP for the first nine months of 2001, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided.


(2)  Compares 2002 period to pro forma 2001 period.

(3)  Shareholders' equity as of period end includes net income for that period.


(4) Amounts stated in US dollars as and for the nine months ended September 30, 2002 have been translated from Chilean pesos at the exchange rate of Ch$747.62=US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.

     The following table sets forth the principal components of Santander Chile's net income and balance sheet information as of and for the three-month period ended September 30, 2001 and 2002, including pro forma information as of and for the three-month period ended September 30, 2001.


                                                As of and for the three months ended September 30,
                                                                   (unaudited)
                                        ----------------------------------------------------------------------
                                                                        (Pro Forma)
                                               2001           2001(1)           2002                 2002           % Change(2)
                                        --------------    --------------     -------------       ------------       -----------
                                                          (in millions of constant Ch$          (in thousands
                                                            as of September 30, 2002)            of US$)(4)
CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
Net interest revenue ..................     Ch$69,507        Ch$146,896        Ch$158,009         US$211,349            7.6%
Provision for loan losses .............       (12,622)          (24,101)          (30,961)           (41,413)          28.5
Net interest revenue after provisions
 for loan losses ....................          56,885           122,795           127,048            169,936           3.46%
Total fees and income from services,
 net ..................................        11,945            23,968            31,153             41,670           30.0
Total other operating income (expenses)
 net ..................................          (764)          (12,860)          (40,940)           (54,760)         218.4
Other income net ......................         4,371             6,456             2,671              3,573          (58.6)
Operating expenses ....................       (41,038)          (80,050)          (78,340)          (104,786)          (2.1)
Loss from price-level restatement .....        (1,857)           (3,140)           (2,990)            (3,999)          (4.8)
                                           --------------   ---------------    ---------------    ----------
Income before income taxes ............        29,542            57,169            38,602             51,634          (32.5)
Income taxes ..........................          (174)           (4,392)           (5,227)            (6,992)          19.0
                                           --------------   ---------------    ---------------    ----------
Net income ............................        29,368            52,777            33,375             44,642          (36.8)
                                           ==============   ===============    ===============    ==========
CONSOLIDATED BALANCE SHEET DATA
Chilean GAAP:
Cash and due from banks ...............       539,826         1,098,958         1,081,419          1,446,482           (1.6)
Financial investments .................       734,958         2,257,888         2,379,547          3,182,830            5.4
Loans, net of allowance for loan
 losses ...............................     5,085,288         8,600,472         8,196,340         10,963,243           (4.7)
Total assets ..........................     6,793,498        12,731,900        12,340,924         16,506,947           (3.1)
Deposits ..............................     3,476,445         6,720,345         6,552,149          8,764,010           (2.5)
Other interest-bearing liabilities ....     2,192,073         3,875,975         3,918,931          5,241,875            1.1
Shareholders' equity (3) ..............       522,796           962,042           960,169          1,284,301           (0.2)

------------------------

(1) Reflects the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operations as separately reported under Chilean GAAP for the first nine months of 2001, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided.


(2)  Compares 2002 period to pro forma 2001 period.

(3)  Shareholders' equity as of period end includes net income for that period.


(4) Amounts stated in US dollars as and for the nine months ended September 30, 2002 have been translated from Chilean pesos at the exchange rate of Ch$747.62-US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.

                               Recent Developments

     We intend to establish a European Medium Term Note program in an expected aggregate principal amount of up to US$300 million. The securities issued under this program will not be registered under the Securities Act and will not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Any proceeds obtained from time to time from issuances under the program are expected to be used to provide funds for general corporate purposes, including working capital. The proposed terms of the program provide for the issuance of debt securities in a variety of currencies (including US dollars and euros) with differing maturities and rates of interest (which may be fixed or floating). Under the proposed terms of the program we may issue the full amount available at any time. We are currently planning to issue notes under the program but there can be no assurances that we will be able to issue any or all of the total amount of securities available under the program.

                   Summary Selected Historical Financial Data

     The following information has been derived from the audited financial statements of Santiago and Old Santander-Chile as of and for the years ended December 31, 1997 through 2001 and from the unaudited interim financial statements of Santiago and Old Santander-Chile as of and for the six months ended June 30, 2001 and 2002. The financial statements are prepared in accordance with Chilean GAAP, which differ in certain significant respects from US GAAP. The following information is only a summary and you should read it together with the historical financial statements and related notes contained in this prospectus and the annual reports and other information that Old Santander-Chile, Santiago and Santander Chile have filed with the Securities and Exchange Commission which are incorporated by reference into this prospectus. See "Where You Can Find More Information". The financial statements as of and for the six months ended June 30, 2002, may not be indicative of the results we will obtain for the fiscal year 2002 or any other period.

     Under Chilean GAAP, the merger between Santiago and Old Santander-Chile is being accounted for as a "pooling of interests" on a prospective basis. As such, the historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Under US GAAP, the merger of these two banks, which have been under common control since May 3, 1999, is accounted for in a manner similar to a pooling of interests. As a consequence of the merger, Santander Chile is required to restate its US GAAP historical financial statements previously issued for all periods to retroactively reflect the merged bank as if Santiago and Old Santander-Chile had been combined throughout the periods during which common control existed. Under US GAAP, for periods presented prior to May 3, 1999, the reported financial information reflects book values of Old Santander-Chile, which had been under Banco Santander Central Hispano's control since 1978. See Note 25(a) to Santiago's Consolidated Financial Statements.


     Unless otherwise indicated, US dollar amounts have been translated from Chilean pesos based on the observed exchange rate of Ch$747.62 per US$1.00 as reported by the Central Bank on September 30, 2002.

       Summary Selected Historical Consolidated Financial Data of Santiago

     For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see "Presentation of Financial Information" and Note 1 to both Santiago's Consolidated Financial Statements and Santiago's Interim Unaudited Financial Statements.



                                                                                                      Santiago
                                                                                              As of and for the six months
                                                   Santiago                                        ended June 30,
                                      As of and for the year ended December 31,                     (unaudited)
                          -------------------------------------------------------------  -------------------------------------
                                1997          1998       1999        2000        2001        2001         2002        2002
                          ------------ ------------ ----------- ----------- -----------  -----------  -----------  -----------
                                            (in millions of constant Ch$                    (in millions of        (in thousands
                                            as of December 31, 2001)(1)                       constant Ch$         of US$)(1)(2)
                                                                                          as of June 30, 2002)(1)

CONSOLIDATED INCOME
   STATEMENT DATA
Chilean GAAP:
Interest expense ......... Ch$(409,980) Ch$(459,904)Ch$(358,528) Ch$(391,652)Ch$(327,033) Ch$(167,541) Ch$(130,312)US$(174,302)
Net interest revenue .....     208,774      214,785     210,320      233,857     252,574      132,411      139,210     186,205
Provision for loan
   losses ................     (18,921)     (39,758)    (66,981)     (46,220)    (46,567)     (22,566)     (21,773)    (29,123)
Net interest revenue
   after provisions for
   loan losses ...........     189,853     175,027      143,339      187,637     206,007      109,845      117,437     157,082
Total fees and income
   from services, net ....      30,245      33,433       33,215       39,417      42,109       23,694       22,818      30,520
Total other operating
   income, net ...........         881       8,725       21,821       16,561      18,742        7,926        6,680       8,935
Loan loss recoveries .....       9,503       5,952        8,557        9,086      11,336        5,696        6,803       9,100
Total other income
   (expenses), net(3) ....       4,686       2,999          208       (5,995)     (1,361)      (4,680)         601         804
Operating expenses .......    (150,157)   (138,399)    (151,351)    (143,413)   (153,992)     (74,372)     (78,119)   (104,491)
Loss from price-level
   restatement ...........     (14,430)    (11,942)      (7,125)     (11,628)     (7,617)      (3,737)      (1,002)     (1,340)
Income before income
   taxes .................      70,581      75,795       48,664       91,665     115,224       64,372       75,218     100,610
Income taxes .............        (515)       (435)       5,880         (411)      3,540          732       (8,232)    (11,011)
Net income ...............      70,066      75,360       54,544       91,254     118,764       65,104       66,986      89,599
US GAAP:
Net interest income(4)....     161,252     167,151      343,319      421,835     465,521      249,878      272,091     363,943
Provision for loan
   losses ................     (33,473)    (33,551)     (83,134)     (55,016)    (69,570)     (34,583)     (23,350)    (31,232)
Amortization of goodwill .      13,142      13,301       30,058       38,996      38,996       19,585           --          --
Net income ...............      30,720      21,943       64,053      130,685     154,883       93,141      121,942     163,108
CONSOLIDATED BALANCE SHEET
   DATA
Chilean GAAP:
Financial Investments ....     479,276     526,643      739,664      570,750     944,387      823,522      908,709   1,215,469
Loans, net of allowance
   for loan losses .......   4,497,623   4,697,386    4,491,485    4,626,925   4,945,190    4,884,666    5,073,054   6,785,603
Loan loss allowances .....     (46,294)    (64,875)     (92,550)     (89,296)    (94,468)     (91,289)     (94,443)   (126,325)
Total assets .............   5,536,260   6,004,913    5,841,364    6,031,992   6,760,916    6,856,611    6,968,150   9,320,444
Deposits .................   2,549,862   3,122,978    3,109,455    3,138,268   3,476,343    3,599,606    3,733,571   4,993,942
Other interest-bearing
   liabilities ...........   2,024,070   1,900,172    1,841,596    1,976,343   2,264,913    2,174,073    2,220,672   2,970,322
Shareholders' equity(5) ..     475,432     490,488      470,291      510,357     538,989      487,788      490,126     655,582
US GAAP:
Total assets .............   4,203,749   4,364,582   10,645,823   10,209,619  11,648,287   11,502,380   12,054,110  16,123,311
Shareholders' equity(6) ..     576,676     571,903    1,353,294    1,383,143   1,371,478    1,380,481    1,610,390   2,154,022
Goodwill .................     220,875     207,580      581,390      542,394     503,398      524,351      614,963     822,561

                                                                                                        Santiago
                                                                                                    As of and for the
                                                                                                        six months
                                                                Santiago                               ended June 30,
                                                As of and for the year ended December 31,               (unaudited)
                                          ----------------------------------------------------   -----------------------
                                              1997      1998      1999       2000      2001          2001       2002
                                          ----------- --------- --------- ---------- ---------   -----------  ----------
CONSOLIDATED RATIOS
Chilean GAAP:
Net interest margin(7) ..................      4.5%       4.1%      3.9%      4.6%       4.5%         4.9%      4.6%
Return on average total assets(8) .......      1.4%       1.3%      0.9%      1.6%       1.9%         2.1%      1.9%
Ratio of earnings to fixed charges(11)
  Including interest on deposits ........      1.17       1.17      1.14      1.23       1.35         1.38      1.58
  Excluding interest on deposits ........      1.38       1.50      1.38      1.50       1.68         1.76      2.09
US GAAP:
Net interest margin(9) ..................      4.3%       4.2%      3.5%      4.3%       4.5%          4.6%      4.5%
Return on average total assets(10) ......      0.7%       0.5%      0.6%      1.3%       1.4%          0.8%      1.0%
Ratio of earnings to fixed charges(11)
  Including interest on deposits ........      1.11       1.07      1.19      1.25       1.36         1.41      1.68
  Excluding interest on deposits ........      1.27       1.18      1.47      1.56       1.71         1.83      2.31

--------------------
(1)  Except percentages and ratios.


(2) Amounts stated in US dollars as of and for the six months ended June 30, 2002 have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 = US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.

(3) Includes non-operating income, non-operating expenses and income attributable to investments in other companies as presented in the unaudited interim consolidated statement of income for the six-month periods ended June 30, 2001 and 2002.

(4) Net interest income and total assets on a US GAAP basis have been determined by applying the relevant US GAAP adjustments to net interest income presented in accordance with Article 9 of Regulation S-X but calculated on a Chilean GAAP basis (see Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements).

(5) Shareholders' equity as of year or period end includes net income for that period.

(6) See note 25(v) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Financial Statements.

(7) Net interest revenue (annualized in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average interest earning assets (as presented in "Selected Statistical Information" in Santiago's Form 20-F).

(8) Net income (annualized in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets (as presented in "Item 4: Information on the Company--Selected Statistical Information" included in Santiago's Form 20-F).

(9) Net interest margin on a US GAAP basis has been determined by applying the relevant US GAAP adjustments to net interest income presented in accordance with Article 9 of Regulation S-X but calculated on a Chilean GAAP basis. See Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Financial Statements.

(10) Net income (annualized in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets. Average total assets were calculated as an average of the beginning and ending balance for each period, and total assets on a US GAAP basis has been determined by applying the relevant US GAAP adjustments to total assets presented in accordance with Article 9 of Regulation S-X. See Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Financial Statements.

(11) For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income tax and fixed charges. Fixed charges consist of gross interest expense (excluding and including interest on deposits) and the proportion deemed representative of the interest factor of rental expense.

               Summary Selected Historical Consolidated Financial
                           Data of Old Santander-Chile

     For important information concerning the preparation and presentation of the financial statements from which these data have been selected, see "Presentation of Financial Information" and Note 1 to both Old Santander-Chile's Consolidated Financial Statements and Old Santander-Chile's Interim Unaudited Financial Statements.


                                                                                                   Old Santander-Chile
                                                                                            As of or for the six months ended
                                                   Old Santander-Chile                                  June 30,
                                        As of or for the year ended December 31,                       (unaudited)
                               -------------------------------------------------------------- --------------------------------------
                                   1997        1998         1999        2000          2001         2001        2002         2002
                               ----------  -----------  -----------  -----------  -----------  -----------  ----------  ------------
                                                                                             (in millions of constant  (in thousands
                               (in millions of constant Ch$ as of December 31, 2001)(1)       Ch$ as of June 30, 2002)   of US$)(1)
CONSOLIDATED INCOME
   STATEMENT DATA
Chilean GAAP:
Interest expense ............Ch$(350,586) Ch$(391,259) Ch$(317,653) Ch$(351,025) Ch$(286,050) Ch$(148,075) Ch$(112,569) US$(150,570)
Net interest revenue ........    170,794      162,948      202,588      197,892      215,810      115,001      127,240      170,193
Provision for loan losses ...    (41,819)     (48,336)     (60,959)     (43,617)     (48,424)     (26,394)     (13,787)     (18,441)
Net interest revenue after
  provision for loan losses .    128,975      114,612      141,629      154,275      167,386       88,607      113,453      151,752
Fees and income from
  services, net .............     33,150       39,698       34,372       35,377       44,870       22,897       22,741       30,418
Total other operating income
  (expenses), net ...........      8,466       23,618        8,702       21,985       16,551        4,059       (5,083)      (6,799)
Loan loss recoveries ........      8,356       10,039       11,276       12,428       12,140        5,801        6,270        8,387
Other income
  (expenses), net ...........     13,317       14,607       11,512       12,342        9,927        5,064       (1,700)      (2,274)
Operating expenses (3) ......   (130,674)    (129,618)    (123,281)    (119,399)    (123,436)     (59,486)     (60,627)     (81,093)
Loss from price-level
  restatement ...............    (10,723)      (7,396)      (4,351)      (8,354)      (6,155)      (3,334)      (1,283)      (1,716)
Income before income taxes ..     42,511       52,521       68,583       96,226      109,143       57,757       67,421       90,181
Income taxes ................     (5,776)      (5,806)      (9,961)     (14,790)     (17,050)      (9,282)     (10,490)     (14,031)
Net income ..................     36,735       46,715       58,622       81,436       92,093       48,475       56,931       76,150
CONSOLIDATED BALANCE SHEET
 DATA
Chilean GAAP:
Financial Investments .......    779,126    1,022,178    1,375,174    1,405,015    1,566,922    1,387,386    1,483,139    1,983,814
Loans, net of allowance for
  loan losses ...............  3,133,186    3,096,182    3,293,395    3,187,488    3,474,862    3,359,958    3,475,736    4,649,068
Loan loss allowances ........     41,662       49,945       66,468       66,411       65,231       73,790       57,581       77,019
Total assets ................  4,408,107    4,835,497    5,275,507    5,258,683    5,842,177    5,661,861    6,072,457    8,122,385
Deposits ....................  2,350,213    2,671,042    3,001,132    3,013,556    3,259,850    3,172,407    3,374,569    4,513,749
Other interest-bearing
  liabilities ...............  1,324,709    1,402,174    1,496,867    1,485,924    1,609,196    1,496,902    1,634,228    2,185,907
Shareholders' equity ........    355,316      374,193      366,211      409,176      453,869      411,506      419,704      561,387



                                                                                                           Old Santander-Chile
                                                                                                            As of and for the
                                                                Old Santander-Chile                       six months ended June 30,
                                                     As of and for the year ended December 31,                 (unaudited)
                                             ---------------------------------------------------------  ---------------------------
                                               1997        1998        1999         2000         2001        2001         2002
                                             -------     --------     -------    --------     --------  ----------   -------------
CONSOLIDATED RATIOS
Chilean GAAP:
Net interest margin(4) ...................     4.57%       4.11%        4.55%       4.29%        4.59%       4.99%        5.02%
Return on average total assets(5) ........     0.83%       1.02%        1.04%       1.52%        1.71%       1.75%        1.93%
Ratio of earnings to fixed charges:(6)
  Including interest on deposits .........     1.12        1.13         1.22        1.27         1.38        1.39         1.59
  Excluding interest on deposits .........     1.30        1.34         1.50        1.69         1.82        1.85         2.18

-----------------
(1)  Except percentages and ratios.


(2) Amounts stated in US dollars as of for the six months ended June 30, 2002 have been translated from Chilean pesos at the observed exchange rate of Ch$747.62=US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.


(3) In 2001 the Old Santander-Chile reclassified the variable portion of its sales force expense from "Administrative Expenses" to "Other Operating Expenses". In order to make the figures comparable, the same reclassification is reflected in the consolidated statement of income of 1999 and 2000 for an amount of Ch$8,231 million and Ch$7,858 million, respectively. The efficiency ratio therefore, was also adjusted for this change from 51.80% to 50.08% in 1999 and from 48.37% to 46.73% in 2000.

(4) Net interest revenue (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average interest earning assets.

(5) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets. Average total assets was calculated on the basis of daily balances of Old Santander-Chile and on the basis of monthly balances for its subsidiaries.

(6) For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income tax and fixed charges. Fixed charges consist of gross interest expense (excluding and including interest on deposits) and the proportion deemed representative of the interest factor of rental expense.

     Summary Selected Unaudited Pro Forma Condensed Combined Financial Data

     The following selected unaudited pro forma condensed combined financial data have been taken from and should be read with the "Unaudited Pro Forma Condensed Combined Financial Information" and related notes, which contain the methodology and assumptions that have been used in preparing the unaudited pro forma information and include a reconciliation between the unaudited pro forma information in accordance with Chilean GAAP and US GAAP. See "Unaudited Pro Forma Condensed Combined Financial Information--Notes to Unaudited Pro Forma Financial Information--Differences Between Chilean GAAP and US GAAP". The pro forma financial information is provided for informational and comparative purposes only. The pro forma adjustments are not intended to be indicative of Santander Chile's financial position or results of operations had the merger been completed as of the date or for the periods presented or for any other period.

     The pro forma financial information is unaudited and has been prepared using Santiago's Consolidated Financial Statements, Old Santander-Chile's Consolidated Financial Statements, Santiago's Interim Unaudited Consolidated Financial Statements and Old Santander-Chile's Interim Unaudited Consolidated Financial Statements, included or incorporated by reference into this prospectus, and is qualified in its entirety by reference to, and should be read in conjunction with, those financial statements.


     Unless otherwise indicated, US dollar amounts have been translated from Chilean pesos based on the observed exchange rate, of Ch$747.62 per US$1.00 as reported by the Central Bank on September 30, 2002.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                               As of June 30, 2002


                                                    Pro Forma             Pro Forma
                                                    Combined              Combined
                                              --------------------     -----------------
                                              (in millions of Ch$      (in thousands of
                                              as of June 30, 2002)          US$)(1)
CHILEAN GAAP:
ASSETS
Cash and due from banks ....................        Ch$1,263,312          US$1,689,778
Financial investments ......................           2,330,275             3,116,924
Loans ......................................           8,672,659            11,600,357
Allowance for loan losses ..................            (152,024)             (203,344)
Bank premises and equipment, net ...........             225,472               301,586
Other ......................................             610,941               817,182
                                                   --------------        -------------
     Total assets ..........................          12,950,635            17,322,483
                                                   ==============        =============

LIABILITIES
Deposits:

     Current accounts ......................             950,053             1,270,770
     Bankers drafts and other deposits .....           1,019,854             1,364,134
     Saving accounts and time deposits .....           5,125,153             6,855,291
                                                   --------------        -------------
     Total deposits ........................           7,095,060             9,490,195
                                                   ==============        =============

Other interest-bearing liabilities:

     Central Bank borrowings ...............              86,734               116,013
     Investment under Agreements to
       Repurchase ..........................             489,600               654,878
     Mortgage finance bonds ................           1,643,126             2,197,809
     Foreign borrowings ....................             452,376               605,088
     Bonds .................................             840,712             1,124,518
     Other .................................             265,461               355,075
                                                   --------------        -------------
         Other interest-bearing
           liabilities .....................           3,778,009             5,053,381
                                                   --------------        -------------
Other liabilities ..........................           1,167,066             1,561,042
                                                   --------------        -------------
     Total liabilities .....................          12,040,135            16,104,618
                                                   --------------        -------------
Minority interest ..........................                 671                   898
                                                   --------------        -------------
Shareholders' equity .......................             909,829             1,216,967
                                                   --------------        -------------
Total liabilities and shareholders'
   equity ..................................       Ch$12,950,635         US$17,322,483
                                                   ==============        =============

--------------
(1) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 per US $1.00 as of September 30, 2002.


     See "Unaudited Pro Forma Combined Financial Information" and "Notes to the Unaudited Pro Forma Combined Financial Information".

           Unaudited Pro Forma Condensed Combined Statement of Income
                     For the Six Months Ended June 30, 2002


                                                     Pro Forma             Pro Forma
                                                      Combined              Combined
                                                   ---------------      ---------------
                                                 (in millions of Ch$
                                                      as of            (in thousands of
                                                  June 30, 2002)             US$)(1)
CHILEAN GAAP:
Interest revenue ................................    Ch$509,330           US$681,269
Interest expense ................................      (242,880)            (324,871)
Provision for loan losses .......................       (35,560)             (47,564)
Total fees and income from services, net ........        45,559               60,939
Total other operating income (expenses), net ....         1,597                2,136
Personnel, administrative and other
operating expenses ..............................      (139,245)            (186,251)
Other non-operating income ......................        23,490               31,420
Other non-operating expense .....................       (19,124)             (25,580)
Loss from price level restatement, net ..........        (2,285)              (3,057)
                                                     ----------           ----------
Income before income taxes ......................       140,882              188,441
Income taxes ....................................       (18,722)              25,042
Minority interest ...............................           (80)                (107)
                                                     ----------           ----------
Net income ......................................    Ch$122,080           US$163,292
                                                     ==========           ==========

---------------------------------------
(1) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 per US$1.00 as of September 30, 2002.


     See "Unaudited Pro Forma Combined Financial Information" and "Notes to the Unaudited Pro Forma Combined Financial Information".

           Unaudited Pro Forma Condensed Combined Statement of Income
                      For the Year Ended December 31, 2001


                                           Pro Forma                Pro Forma
                                            Combined                 Combined
                                      -------------------       ----------------
                                      (in millions of Ch$       (in thousands of
                                    as of December 31, 2001)         US$)(1)
CHILEAN GAAP:
Interest revenue ................        Ch$1,081,298             US$1,446,320
Interest expense ................            (612,914)                (819,820)
Provision for loan losses .......             (94,991)                (127,058)
Total fees and income from
 services, net ..................              86,979                  116,341
Total other operating income
 (expenses), net ................              35,293                   47,207
Personnel, administrative and
 other operating expenses .......            (277,927)                (371,749)
Other non-operating income ......              45,837                   61,311
Other non-operating expense .....             (27,187)                 (36,365)
Loss from price level
 restatement, net ...............             (13,772)                 (18,421)
                                           ----------               ----------
Income before income taxes ......             222,616                  297,766
Income taxes ....................             (13,510)                 (18,071)
Minority interest ...............                 (86)                    (115)
                                           ----------               ----------
Net income ......................          Ch$209,020               US$279,580
                                           ==========               ==========


-----------------


(1) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 per US$1.00 as of September 30, 2002.


     See "Unaudited Pro forma Combined Financial Information" and "Notes to Unaudited Pro forma Combined Financial Information".

                                  RISK FACTORS

You should carefully consider the following risk factors and all the information set forth in this prospectus before making a decision whether to participate in the exchange offer. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we do not know about or that we currently think are immaterial may also impair our business operations. Any of the following risks, if they actually occur, could materially and adversely affect our business, results of operations, prospects and financial condition. You should also carefully consider the risk factors included in "Item 3. Key Information - Risk Factors" in Santiago's Form 20-F and "Item 3D. Key Information - Risk Factors" in Old Santander-Chile's Form 20-F, both of which are incorporated by reference into this prospectus.

Risks Associated with the Exchange Offer

   The Liquidity of the Old Notes Will Be Reduced

     Because the exchange offer is for any and all old notes, the trading market for old notes outstanding after the exchange offer is completed could become limited or nonexistent due to the reduction in the amount of old notes outstanding. If a market for unexchanged old notes exists after consummation of the exchange offer, the old notes may trade at a discount to the price at which they would have traded if the exchange offer had not been consummated, depending on prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged old notes will exist or be maintained and cannot assure you as to the prices at which the unexchanged old notes may be traded.

     The old notes have not been listed by us on any national or regional securities exchange or quoted on any automated quotation system. Quotations for securities that are not widely traded, such as the old notes, may differ from actual trading prices and should be viewed as approximations. You are urged to contact your broker with respect to current market prices for the old notes.

Risks Associated with the Merger

   We may fail to recognize the contemplated benefits of the merger

     The value of our securities (including the notes) could be adversely affected to the extent we fail to realize the benefits we hope to achieve from the integration of Santiago and Old Santander-Chile, in particular, cost savings arising from integration of the two banks' operations. We may fail to realize these projected cost savings in the time frame we anticipate or at all due to a variety of factors, including our inability to carry out anticipated headcount reductions, the integration of our back office operations or delays or obstacles in the integration of our systems. It is possible that the merger could result in the loss of key employees, the disruption of each bank's ongoing business and inconsistencies in standards, controls, procedures and policies. Moreover, the success of the merger will at least in part be subject to a number of political, economic and other factors that are beyond our control.

   The merger may affect our access to funding from Chilean pension funds (AFPs)

     Chilean regulations impose restrictions on the share of assets that an AFP may allocate to a single issuer, which is currently fixed at 7% (including any securities issued by the issuer and any bank deposits with the issuer). As a result of the merger, the deposits and investments of several AFPs, which had separately invested in Old Santander-Chile and Santiago prior to the merger, in the aggregate currently exceed by more than four percentage points (approximately Ch$973,909 million (US$1.3 billion)) the maximum exposure allowed by Chilean regulations. This excess aggregate exposure represents 8.1% of our total pro forma liabilities at July 31, 2002. We expect the AFPs that currently exceed their exposure limit to gradually reduce their excess exposure to us (by reducing the deposits they maintain with us and the level of their investments in our securities) during the next three years. AFPs have until August 2005 to return to the investment limits imposed by Chilean regulations. We cannot assure you that this reduction will not have a material adverse effect on our financial condition and results of operations.

     As the AFPs reduce their exposure to us, we will need to seek alternative sources of funding which could be more expensive and, as a consequence, may negatively impact our margins, financial condition and results of operations.

   Our expected market share loss may exceed our projections

     Based on our prior experience with full service bank mergers in Chile, we expect the integration of operations to cause a loss in our market share of between one and two percentage points of market share, principally due to over-exposure of certain corporate customers, overlapping of clients and disruptions in client services. There can be no assurance that our actual market share loss will not exceed our projections. A market share loss in excess of two percentage points could adversely affect our market positioning, financial results and results of operations.

Risks Associated with Our Business

   Increased competition and industry consolidation may adversely affect results of our operations


     The Chilean market for financial services is highly competitive. We compete with other Chilean private sector domestic and foreign banks, with Banco del Estado, a public-sector bank, with finance companies and with large department stores that make consumer loans to a large portion of the Chilean population. The lower-middle to middle income segments of the Chilean population and the small and medium-sized corporate segments have become the target markets of several banks, and competition in these segments is likely to increase. As a result, net interest margins in these segments are likely to decline. Although we believe that demand for financial products and services from the lower-middle to middle income market segments and for small and medium-sized companies will continue to grow during the remainder of the decade, we cannot assure you that net interest margins will be maintained at their current levels.


     We also face competition from non-bank and non-finance competitors (principally department stores) with respect to some of our credit products, such as credit cards and consumer loans. In addition, we face competition from non-bank finance competitors, such as leasing, factoring and automobile finance companies, with respect to credit products, and mutual funds, pension funds and insurance companies, with respect to savings products. Currently, banks continue to be the main suppliers of leasing, factoring and mutual funds, and the insurance sales business has seen rapid growth.

     The increase in competition within the Chilean banking industry in recent years has led to, among other things, consolidation in the industry. For example, in January 2002 Banco de Chile and Banco de A. Edwards, the third and fifth largest banks in Chile respectively, merged to become the largest Chilean bank at that time. We expect the trends of increased competition and consolidation to continue and result in the formation of new large financial groups. Consolidation, which can result in the creation of larger and stronger competitors, may adversely affect our financial condition and results of operations by decreasing the net interest margins we are able to generate. In addition, the recently enacted Law No. 19,769 allows insurance companies to participate and compete with us in the residential mortgage business.

   Banco Santander Central Hispano controls a significant percentage of our share capital and exercises significant influence over board decisions

     Banco Santander Central Hispano owns approximately 84.137% of our outstanding ordinary shares, which gives it the power to elect a majority of our board of directors and to determine the outcome of most matters submitted to a vote of shareholders, including matters that could affect our duration and existence.

     We currently engage in, and expect from time to time in the future to engage in, financial and commercial transactions with subsidiaries and affiliates of Banco Santander Central Hispano. Among other transactions, we may, from time to time, have credit lines and outstandings with Banco Santander Central Hispano and its affiliated financial institutions around the world. As of September 30, 2002, we have no outstanding loan amounts with Santander Central Hispano. In addition, from time to time, in the normal course of business and on prevailing market terms, we enter into certain transactions with Banco Santander Central Hispano and other related parties for the provision of advisory and advertising services and for the rental of real estate. For additional information concerning our transactions with affiliates and other related parties, see Note 10 to Old Santander-Chile's Unaudited Interim Consolidated Financial Statements and Santiago's Unaudited Interim Consolidated Financial Statements. While we believe that such transactions in the past have generally had a beneficial effect on us, no assurances can be given that any such transaction, or combination of transactions, will not have a material adverse effect on us in the future.


     Our exposure to individual and small businesses could lead to higher levels of past due loans and subsequent write-offs



     A substantial number of our customers consists of individuals


(approximately 32.4% of the value of the total loan portfolio as of September 30, 2002) and, to a lesser extent, small companies (those with annual sales of less than US$1.1 million) which comprised approximately 13.9% of the value of the total loan portfolio as of September 30, 2002. As part of our business strategy, we seek to increase lending and other services to small companies and individuals. Small companies and individuals are, however, more likely to be adversely affected by downturns in the Chilean economy than large corporations and high income individuals. Consequently, in the future we may experience higher levels of past due loans, which could result in higher provisions for loan losses. In 1997, the Chilean Superintendency of Banks increased the level of provisions required for consumer loans (including loans to high income individuals) due to concerns regarding the levels of consumer indebtedness and vulnerability of the banking sector in an economic downturn. There can be no assurance that the levels of past due loans and subsequent write-offs will not be materially higher in the future.



   Our results of operations are affected by interest rate volatility


     Our results of operation depend to a great extent on our net interest revenue. In 2001, net interest revenue represented 85.5% of our net operating income on a pro forma basis. Changes in market interest rates could affect the interest rates earned on our interest-earning assets differently from the interest rates paid on our interest-bearing liabilities leading to a reduction in our net interest revenue. Interest rates are highly sensitive to many factors beyond our control, including the reserve policies of the Central Bank, deregulation of the financial sector in Chile, domestic and international economic and political conditions and other factors. Any volatility in interest rates could adversely affect our business, our future financial performance and the price of our securities (including the notes). Over the period from September 30, 1998, to August 31, 2002, yields on the Chilean government's eight-year bonds as reported on those dates moved from 8.89% to 3.40%, decreasing every year, with a high of 6.20% and low of 4.93% in the twelve months ended September 30, 2001, and a high of 5.45% and a low of 3.40% in the twelve months ended August 31, 2002.


   The growth of our loan portfolio may expose us to increased loan losses


     From September 30, 1997 to September 30, 2002, our aggregate loan portfolio (on an unconsolidated pro forma basis) grew by 35.4% in nominal terms to Ch$8,193,974 million, while our consumer loan portfolio grew by 22.5% in nominal terms to Ch$694,576 million, each calculated in accordance with the loan classification system of the Superintendency of Banks. Because the method of classification of loans used by the Superintendency of Banks for its public information differs in minor respects from that used by us for internal accounting purposes, the foregoing figures may differ from the figures included in our financial statements. The further expansion of our loan portfolio (particularly in the consumer and real estate segments) can be expected to expose us to a higher level of loan losses and require us to establish higher levels of provisions for loan losses.

   Our loan portfolio may not continue to grow at the same rate


     There can be no assurance that in the future our loan portfolio will continue to grow at the same or similar rates as the historical growth rate of that previously experienced by Santiago or Old Santander-Chile. Due to the economic slowdown in Chile in recent years and the recession of 1999, loan demand has not been as strong as it was in the mid 1990s. Average loan growth has, however, remained significant in the last five years. According to the Superintendency of Banks, from December 31, 1997 to September 30, 2002, the aggregate amount of loans outstanding in the Chilean banking system (on an unconsolidated basis) grew 42.5% in nominal terms and 21.9% in real terms to Ch$31,835,683 million as of September 30, 2002. A reversal of the rate of growth of the Chilean economy could adversely affect the rate of growth of our loan portfolio and our risk index and, accordingly, increase our required reserves for loan losses.


Risks Relating to Chile

   Our growth and profitability depend on the level of economic activity in Chile and other emerging markets

     A substantial amount of our loans are to borrowers doing business in Chile. Accordingly, the recoverability of these loans in particular, our ability to increase the amount of loans outstanding and our results of operations and financial condition in general, are dependent to a significant extent on the level of economic activity in Chile. The Chilean economy has been influenced, to varying degrees, by economic conditions in other emerging market countries. We cannot assure you that the Chilean economy will continue to grow in the future or that future developments in or affecting the Chilean economy, including further consequences of continuing economic difficulties in Brazil, Argentina and other emerging markets, will not materially and adversely affect our business, financial condition or results of operations.


     According to data published by the Central Bank, the Chilean economy contracted at a rate of 1.0% in 1999 and grew at a rate of 4.4% in 2000 and 2.8% in 2001. Additionally, we estimate the economy to grow by a rate of approximately 1.7% in 2002. The adverse economic conditions prevailing in 1999, 2000 and 2001 have adversely affected the overall asset quality of the Chilean banking system and that of our own portfolios. According to information published by the Superintendency of Banks, the unconsolidated risk index of the Chilean financial system as a whole increased from 1.98% as of October 31, 1999, to 2.08% as of October 2000, but decreased to 1.90% as of October 2001 and was 2.00% as of June 30, 2002. Our consolidated risk index as of September 30, 2002, was 1.56%. Our results of operations and financial condition could also be affected by changes in economic or other policies of the Chilean government, which has exercised and continues to exercise a substantial influence over many aspects of the private sector, or other political or economic developments in Chile.


     Although economic conditions are different in each country, investors' reactions to developments in one country may affect the securities of issuers in other countries, including Chile. For instance, the devaluation of the Mexican peso in December 1994 set off an economic crisis in Mexico that negatively affected the market value of securities in many countries throughout Latin America. The crisis in the Asian markets, beginning in July 1997, resulted in sharp devaluations of other Asian currencies and negatively affected markets throughout Asia, as well as in many markets in Latin America, including Chile. Similar adverse consequences resulted from the 1998 crisis in Russia and the devaluation of the Brazilian real in 1999. In part due to the Asian and Russian crises, the Chilean stock market declined significantly in 1998 to levels equivalent to 1994.

   The economic problems being encountered by Argentina and Brazil may have an adverse effect on the Chilean economy and on our results of operations and the market value of our securities, including the notes


     We are directly exposed to risks related to the weakness in the Argentine and Brazilian economies. As of September 30, 2002, approximately 1.6% and 1.5% of our loan portfolio was comprised of loans to Argentine and Brazilian companies, respectively. A continued recession in Argentina and continuing political uncertainty in Brazil may result in higher allowances for loan losses.

     Argentina's insolvency and recent default on its public debt, which deepened the existing financial, economic and political crises in that country, could adversely affect Chile, the market value of our securities (including the notes), or our business. The Argentine government has recently prohibited Argentine debtors from servicing their external debt without Argentine Central Bank approval. If Argentina's economic environment continues to deteriorate or does not improve, the economy in Chile, as both a neighboring country and a trading partner, could also be affected and could experience slower growth than in recent years.

     Our business could be affected by political uncertainty in Brazil. A change of local and national ruling parties and changes in the composition of the governing coalition in the cabinet or in the presidency may potentially undermine investor confidence or produce policy changes that may adversely affect the operations of Brazilian companies which have outstanding loans with us, potentially affecting their ability to repay all or part of their loans.

This could result in the need for us to increase our loan allowances, thus affecting our financial results, our results of operations and the price of our securities (including the notes).

     Securities prices of Chilean companies including banks are, to varying degrees, influenced by economic and market considerations in other emerging market countries and by the US economy. We cannot assure you that the Argentine economic crisis and the political uncertainty in Brazil will not have an adverse effect on Chile, the price of our securities (including the notes), or our business.

   Currency fluctuations could adversely affect our financial condition and results of operations and the value of our securities



     The Chilean government's economic policies and any future changes in the value of the Chilean peso against the US dollar could affect the dollar value of our securities (including the notes). The peso has been subject to large devaluations in the past and could be subject to significant fluctuations in the future. In the period from December 31, 1997 to December 31, 2001, the value of the Chilean peso relative to the US dollar decreased approximately 49.2%, as compared to an 8.8% decrease in value in the period from December 31, 1994 to December 31, 1997. The observed exchange rate on December 9, 2002 was Ch$706.10 = US$1.00, reflecting a depreciation of 1.22% from June 30, 2002. Our results of operations may be affected by fluctuations in the exchange rates between the peso and the dollar despite our policy and Chilean regulations relating to the general avoidance of material exchange rate mismatches. In order to avoid material exchange rate mismatches, we enter into forward exchange transactions. As of September 30, 2002, our foreign currency denominated liabilities and Chilean peso-denominated liabilities that contain repayment terms linked to changes in foreign currency exchange rates exceeded our foreign currency denominated assets and Chilean peso-denominated assets that contain repayment terms linked to changes in foreign currency exchange rates by Ch$123,690 million (US$165.4 million).



     We may decide to change our policy regarding exchange rate mismatches. Regulations that limit such mismatches may also be amended or eliminated. Greater exchange rate mismatches will increase our exposure to the devaluation of the peso, and any such devaluation may impair our capacity to service foreign-currency obligations and may, therefore, materially and adversely affect our financial condition and results of operation. Notwithstanding the existence of general policies and regulations that limit material exchange rate mismatches, the economic policies of the Chilean government and any future fluctuations of the peso against the dollar could affect our financial condition and results of operations.

   Inflation could adversely affect our financial condition and results of operations

     Although Chilean inflation has moderated in recent years, Chile has experienced high levels of inflation in the past. High levels of inflation in Chile could adversely affect the Chilean economy and have an adverse effect on our results of operations and, indirectly, the value of our securities (including the notes). The following table shows the annual rate of inflation (as measured by changes in the Chilean consumer price index and as reported by the Chilean National Institute of Statistics during the last five years ended December 31 and in the first month of 2002). There can be no assurance that Chilean inflation will not change significantly from the current level.


                             Year                             Inflation (CPI)
            ------------------------------------------------ -----------------
            1996 ...........................................         6.6%
            1997 ...........................................         6.0
            1998 ...........................................         4.7
            1999 ...........................................         2.3
            2000 ...........................................         4.5
            2001 ...........................................         2.6
            2002 (through September) .......................         2.5

            -----------------
            Source: Chilean National Institute of Statistics

     There can be no assurance that our operating results will not be adversely affected by changing levels of inflation, or that Chilean inflation will not change significantly from the current level.

  Banking regulations may restrict our operations and thereby adversely affect our financial condition and results of operations

     We are subject to regulation by the Superintendency of Banks. In addition, we are subject to regulation by the Central Bank with regard to certain matters, including interest rates and foreign exchange. During the Chilean financial crisis of 1982 and 1983, the Central Bank and the Superintendency of Banks strictly controlled the funding, lending and general business matters of the banking industry in Chile.

     Pursuant to the Ley General de Bancos, Decreto con Fuerza de Ley No. 3 de 1997, or the General Banking Law, all Chilean banks may, subject to the approval of the Chilean Superintendency of Banks, engage in certain businesses other than commercial banking depending on the risk associated with such business and the financial strength of the bank. Such additional businesses include securities brokerage, mutual fund management, securitization, insurance brokerage, leasing, factoring, financial advisory, custody and transportation of securities, loan's collection and financial services. The General Banking Law also applies to the Chilean banking system a modified version of the capital adequacy guidelines issued by the Basle Committee on Banking Regulation and Supervisory Practices and limits the discretion of the Superintendency of Banks to deny new banking licenses. There can be no assurance that regulators will not in the future impose more restrictive limitations on the activities of banks, including us, than those currently in effect. Any such change could have a material adverse effect on our financial condition or results of operations.

     Historically, Chilean banks have not paid interest on amounts deposited in checking accounts. However, on February 28, 2002, the Central Bank amended the applicable regulations in order to allow banks to pay interest on checking accounts beginning on June 1, 2002, at an interest rate that may not exceed 4% per annum until May 31, 2003. Currently, there are no restrictions applicable after May 31, 2003 on the interest that may be paid on checking accounts. We have begun to pay interest on some checking accounts under certain conditions. If competition or other factors lead us to pay higher interest rates on checking accounts, to relax the conditions under which we pay interest or to increase the number of checking accounts on which we pay interest, any such change could have a material adverse effect on our financial condition or results of operations.

  Chile has different corporate disclosure and accounting standards than those you may be familiar with in the United States

     The accounting, financial reporting and securities disclosure requirements in Chile differ from those in the United States. Accordingly, the information about us available to you will not be the same as the information available to shareholders of a US company.

     There are also important differences between Chilean and US accounting and financial reporting standards. As a result, Chilean financial statements and reported earnings generally differ from those reported based on US accounting and reporting standards.

     As a regulated financial institution, we are required to submit to the Superintendency of Banks unaudited unconsolidated balance sheets and income statements, excluding any note disclosure, prepared in accordance with Chilean GAAP and the rules of the Superintendency of Banks on a monthly basis. This information is made public by the Superintendency of Banks within approximately three months of receipt. The Superintendency of Banks also makes summary financial information available within three weeks of receipt. Such disclosure differs in a number of significant respects from information generally available in the United States with respect to US financial institutions.

     The securities laws of Chile, which govern open or publicly listed companies such as us, have as a principal objective promoting disclosure of all material corporate information to the public. Chilean disclosure requirements, however, differ from those in the United States in some important respects. In addition, although Chilean law imposes restrictions on insider trading and price manipulation, applicable Chilean laws are different from those in the United States and in certain respects the Chilean securities markets are not as highly regulated and supervised as the US securities markets.

Risks Relating to our Notes

  The new notes rank junior in right of payment with respect to our other indebtedness and may be mandatorily converted into shares

     Pursuant to Chilean law, if we become insolvent, we may be forced to negotiate a reorganization plan with our creditors. If the reorganization plan is approved by the majority of our creditors, all or part of the new notes and any remaining old notes will be immediately and proportionally converted into shares, to the extent necessary to ensure that our net assets are equivalent to at least 12% of our risk-weighted assets. The notes which were not converted into shares will continue to represent our subordinated indebtedness.

     If the reorganization plan is rejected by our creditors, we will be forced into liquidation and none of the new notes nor any remaining old notes will be converted into shares. In this case, you might not receive funds remaining in our estate after payment in full of all amounts due and owing to all non-subordinated claims against us. You will receive payments from our liquidation only in the case that any saleable assets remain in our estate after all other non-subordinated indebtedness has been paid.

     The indenture provides that in the event of our bankruptcy, insolvency, suspension of payments, dissolution, reorganization or winding up, the notes will rank pari passu among themselves and at least equally with all other present and future subordinated indebtedness. We have also been advised, however, that Article 55 of the General Banking Law will, as a matter of Chilean law and by virtue of the conversion feature described above, cause the notes to be effectively junior in right of payment to the claims of all other creditors, including holders of our subordinated indebtedness (other than holders of any subordinated indebtedness issued pursuant to Article 55 of the General Banking
Law). Therefore, there can be no assurance that, in the event of our bankruptcy, insolvency, suspension of payments, dissolution, reorganization or winding up, the notes would rank pari passu with any subordinated obligations of Santander Chile issued or entered into other than subordinated obligations issued pursuant to Article 55 of the General Banking Law.

     The notes are being issued under Article 55 of the General Banking Law and unless permitted by Article 55 or its successor, the notes cannot be accelerated. You will only have a right to claim past due amounts on the notes, subject to mandatory conversion as described above. Payment of principal on the notes may only be accelerated by operation of law upon our liquidation. See "Description of the Notes--Subordination of the Notes".

  The notes are a new issue of securities for which there is currently no public market; you may be unable to sell your notes if a trading market for the notes does not develop

     The new notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling the notes or may be unable to sell them at all. Accordingly, we cannot assure you that an active trading market for the new notes will develop or, if a market develops, as to the liquidity of the market.

     The liquidity of any market for the notes will depend on the number of holders of the new notes, the interest of securities dealers in making a market in the new notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. If an active trading market does not develop, the market price and liquidity of the new notes may be adversely affected. If the new notes are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects and other factors.


   Changes in foreign exchange controls could restrict or prevent payment in US dollars on the notes

     Future Central Bank regulations or legislative changes to the current foreign exchange control regime in Chile could restrict or prevent the purchase of US dollars by us to make payments under the notes. See "Exchange Controls".

   The new notes may not have the same guaranteed access to US dollars for repayment as the old notes

     We registered the old notes with the Central Bank under Chapter XIV of the compendium of Foreign Exchange Regulations. Registration with the Central Bank guaranteed us access to the Formal Exchange Market and, therefore, to US dollars to pay interest and principal on the old notes. Pursuant to regulations enacted after April 19, 2001, international bond issuances are no longer required to be registered with the Central Bank and, therefore, may no longer be guaranteed access to the Formal Exchange Market. See "Exchange Controls".

     Because the purpose of the exchange offer is to extend the maturity of the old notes, we will seek to register the new notes with the Central Bank in order guarantee access to US dollars in the Formal Exchange Market. However, the Central Bank will only accept the new notes for registration if it considers the exchange offer to be an amendment to the original terms and conditions of the old notes.

     There is a risk that the Central Bank may refuse to register the new notes and extend to them the benefits of guaranteed access to the Formal Exchange Market afforded to the old notes. If the Central Bank refuses to register the new notes, the new notes will not have guaranteed access to the Formal Exchange Market, and our payment of interest and capital on the notes will be made from any US dollars reserves we may have.

     Even if the Central Bank guarantees the new notes access to the Formal Exchange Market, no assurances can be given that the authorization to access the Formal Exchange Market will not be rescinded. Although other authorizations of the Central Bank historically have not been rescinded, in connection with the renegotiation of Chile's external debt in the 1980's, the Central Bank requested that lenders renegotiate the terms of their loans.

   Changes in Chilean tax laws could lead to our redeeming the notes

     Under current Chilean law and regulations, payment of interest to holders of the notes that are not Chilean residents for purposes of Chilean taxation generally will be subject to Chilean withholding tax at a rate of 4.0%. Subject to certain exemptions, we will pay additional amounts so that the amount received by the holder after Chilean withholding tax will equal the amount that would have been received if no such taxes had been applicable. Subject to Chilean Law, the notes are redeemable at our option in whole (but not in part), at any time at the principal amount thereof plus accrued and unpaid interest and any additional amounts due thereon if, as a result of changes in the laws or regulations affecting Chilean taxation, we become obligated to pay additional amounts on the notes at a rate of withholding or deduction in excess of 4.0%. We are unable to determine whether such increase in withholding tax rate will ultimately be presented to or enacted by the Chilean Congress, however, if such increase is enacted, the notes would be redeemable at our option, subject to Chilean law.

Risks Relating to Developments in Other Countries

   The ongoing military action in response to the September 11, 2001 attacks on the United States may have unpredictable effects on the US and global financial markets and economies and possible repercussions on our results of operations and the market price of our securities, including the notes

     The ongoing military action in response to the September 11, 2001 terrorist attacks on the United States have caused some uncertainty that has negatively impacted the US and international financial markets. It is impossible to predict the future effects that the military action or the possible escalation of hostilities (particularly in the Middle East) may have on international crude oil prices, the US or Chilean economies or financial markets. It is also impossible to predict what future effects these events may have on investors' perceptions of risk regarding investment in emerging market securities such as the notes.

                         Cautionary Statement Concerning
                           Forward-Looking Statements

     We have made forward-looking statements in this document and in the documents incorporated by reference into this document that are subject to risks and uncertainties. Forward-looking statements include information regarding:


..  asset growth and alternative sources of funding     .  projected capital expenditures
..  growth of our fee-based business                    .  liquidity
..  financing plans                                     .  trends affecting:
..  impact of competition                                      .  our financial condition
..  impact of regulation                                       .  our results of operation
..  exposure to market risks:                           .  expected synergies from the merger
       .  interest rate risk                           .  projected costs savings from the merger
       .  foreign exchange risk                        .  merger expenses
       .  equity price risk                            .  integration of our computer system



     The sections of this prospectus which contain forward-looking statements include, without limitation, "Prospectus Summary", "The Exchange Offer", "Risk Factors", "The New Bank", "Market Risk Disclosure of the New Bank", The Exchange Offer "Unaudited Pro Forma Condensed Combined Financial Information", "Notes to the Unaudited Pro Forma Condensed Combined Financial Information", "Operating and Financial Review of Santiago", "Market Risk Disclosure of Santiago as of June 30, 2002", "Selected Statistical Information of Santiago", "Operating and Financial Review of Old Santander-Chile", "Market Risk Disclosure of Old Santander-Chile as of June 30, 2002", "Selected Statistical Information of Old Santander-Chile", "Regulation and Supervision", "Management," "Exchange Controls" and "Legal Proceedings". The sections of documents incorporated by reference which contain forward looking statements include "Item 3: Key Information--Risk Factors," "Item 4: Information on the Company--Strategy," "Item 4: Information on the Company--Description of Business," and "Item 5:
Operating and Financial Review and Prospects--" in Santiago's Form 20-F; and "Item 3: Key Information--Risk Factors," "Item 4: Information on the Company--History and Development of the Company," "Item 4: Information on the Company--Business Overview," "Item 5: Operating and Financial Review and Prospects--," "Item 8: Financial Information--Legal Proceedings," "Item 10:
Additional Information--Memorandum and Articles of Association--Merger of Santander Chile and Santiago" and "Item 11: Quantitative and Qualitative Disclosures About Market Risk--" in Old Santander-Chile's Form 20-F. Our forward-looking statements also may be identified by words such as "believes," "expects," "anticipates," "projects," "intends," "should," "could," "may," "seeks," "aim," "pro forma," "estimates," "probability," "risk," "VaR," "target," "goal," "objective," "future" or similar expressions.



     You should understand that the following important factors, in addition to those discussed elsewhere in this prospectus and in the documents which are incorporated by reference, could affect our future results and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:


..   changes in capital markets in general that         .   changes in Chilean and foreign laws and
    may affect policies or attitudes towards               regulations
    lending to Chile or Chilean companies              .   changes in taxes
..   the monetary and interest rate policies of         .   competition, changes in competition and
    the Central Bank                                       pricing environments
..   inflation                                          .   natural disasters
..   deflation                                          .   our inability to hedge certain risks
..   unemployment                                           economically
..   unanticipated turbulence in interest rates         .   the adequacy of loss allowances
..   movements in foreign exchange rates                .   technological changes
..   movements in equity prices or other                .   changes in consumer spending and saving habits
    rates or prices                                    .   increased costs



..   unanticipated increases in financing and other         .   our ability to successfully market and sell
    costs or the inability to obtain additional                additional services to our existing customers
    debt or equity financing on attractive terms           .   disruptions in client service
..   changes in, or failure to comply with,                 .   the success of our post-merger branding strategy
    banking regulations                                    .   successful implementation of new technologies
..   our ability to integrate the businesses of             .   loss of market share
    Santiago and Old Santander-Chile successfully          .   successful integration of both banks
    after the merger                                       .   an inaccurate or ineffective client segmentation model
..   our ability to integrate back-office operations        .   our ability to carry our anticipated
..   obstacles in the integration of our systems                headcount reductions
..   the challenges inherent in diverting management's      .   the factors discussed under "Risk Factors"
    focus and resources from other strategic                   in this prospectus and in each of Santiago's
    opportunities and from operational matters                 Form 20-F and Old Santander-Chile's
    during the integration process                             Form 20-F incorporated by reference
..   conditions imposed in connection with the merger           into this prospectus


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2001 and for the six months ended June 30, 2001 and 2002. For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income tax and fixed charges. Fixed charges consists of gross interest expense (excluding and including interest on deposits) and the proportion deemed representative of the interest factor of rental expense.

                                                                                                Six months
                                            Year ended December 31,                           ended June 30,
                                   ------------------------------------------------------  ---------------------
                                    1997       1998        1999       2000        2001       2001        2002
                                   --------- ----------  --------  --------  ------------  ----------  ---------
Chilean GAAP:
Calculation including interest
   on deposits ...................   1.17        1.17       1.14        1.23       1.35        1.38       1.58
Calculation excluding interest
   on deposits ...................   1.38        1.50       1.38        1.50       1.68        1.76       2.09

US GAAP(1):
Calculation including interest
   on deposits ...................   1.11        1.07       1.19        1.25       1.36        1.41       1.68
Calculation excluding interest
   on deposits ...................   1.27        1.18       1.47        1.56       1.71        1.83       2.31

----------
(1) Ratios for 1999, 2000, 2001 and 2002 reflect the merger. See note 25 to Santiago's Consolidated Financial Statements and note 17 to Santiago's Interim Unaudited Consolidated Financial Statements.

                         CAPITALIZATION AND INDEBTEDNESS

     There will be no change in our capitalization as a result of the exchange offer. The following table sets forth our capitalization on September 30, 2002. This information should be read in conjunction with our financial information contained or incorporated by reference in this prospectus. Information in the following table is presented in constant pesos as of September 30, 2002.

                                                          As of September 30,
                                                                 2002
                                                          -------------------
                                                            (in millions of
                                                            constant Ch$ of
                                                          September 30, 2002)

Indebtedness
     Non-interest-bearing deposits ......................... Ch$1,993,514
     Interest-bearing deposits .............................    4,558,635
     Other interest-bearing liabilities ....................    3,918,931
Less
     Cash clearing account .................................     (788,331)
     Investment in our mortgage bonds(1) ...................     (109,724)
                                                             ------------
                                                                9,573,025
                                                             ============
Shareholders' equity and other funds
     Paid-in share capital .................................      675,908
     Reserves ..............................................      126,969
     Income for the period .................................      157,292
     Voluntary allowances ..................................       13,870
     Minority interest .....................................          914
                                                             ------------
                                                                  974,953
                                                             ------------
          Total capitalization -- Chilean GAAP .............   10,547,978
                                                             ============

-------------
(1) Mortgage bonds issued and held by us as part of our investment portfolio.

                 FIRST NINE MONTHS OF 2002 RESULTS OF OPERATIONS

     The following tables set forth our financial condition and results of operations as of and for each of the nine-month periods ended September 30, 2001 and 2002 and our pro forma financial condition and results of operations as of and for each of the periods ended September 30, 2001 and 2002. The historical and pro forma data are not necessarily indicative of the results we will obtain for the fiscal year 2002 or for any other period.


                                                            For the nine-month period ended September 30,
                                                                            (unaudited)
                                                   --------------------------------------------------------------
                                                        2001      Pro Forma 2001(1)      2002           2002          % Change(2)
                                                   -------------  ----------------- -------------  --------------   --------------
                                                   (in millions of constant Ch$ as of September   (in thousands of
                                                                       30, 2002)                   US$)(3)


CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
Interest income and expense
   Interest revenue .............................     450,062         861,447         794,780       1,063,080              (7.7)%
   Interest expense .............................    (248,014)       (467,000)       (370,321)       (495,333)            (20.7)
                                                   -------------  -------------     -----------     -----------     --------------
      Net interest revenue ......................     202,048         394,447         424,459         567,747               7.6
                                                   -------------  -------------     -----------     -----------     --------------
Provision for loan losses .......................     (35,209)        (73,086)        (66,521)        (88,977)             (9.0)
                                                   -------------  -------------     -----------     -----------     --------------
Fees and income from services
   Fees and other services income ...............      49,952          85,539          91,214         122,006               6.6
   Other services expense .......................     (14,302)        (13,357)        (14,502)        (19,398)              8.6
                                                   -------------  -------------     -----------     -----------     --------------
      Total fees and income from services, net ..      35,650          72,182          76,712         102,608               6.3
                                                   -------------  -------------     -----------     -----------     --------------
Other operating income, net
   Net gain (loss) from trading and
     brokerage ..................................      18,169          24,601          32,035          42,849              30.2
   Foreign exchange transactions, net ...........      (8,897)        (23,141)        (58,260)        (77,927)            151.8
   Others, net ..................................      (2,091)         (3,784)        (13,118)        (17,546)            246.6
                                                   -------------  -------------     -----------     -----------     --------------
      Total other operating income, net .........       7,181          (2,324)        (39,343)        (52,624)          1,592.9
                                                   -------------  -------------     -----------     -----------     --------------
Other income and expenses
   Loan loss recoveries .........................       8,143          16,881          19,714          26,369              16.8
   Non-operating income, net ....................      (2,867)         (4,904)        (11,983)        (16,028)            144.3
   Income attributable to investments in other
     companies ..................................         113             444             721             964              62.4
   Losses attributable to minority interest .....         (18)            (85)           (157)           (210)             84.7
                                                   -------------  -------------     -----------     -----------     --------------
      Total other income and expenses ...........       5,371          12,336           8,295          11,095             (32.8)
                                                   -------------  -------------     -----------     -----------     --------------
Operating expenses
   Personnel salaries and expenses ..............     (61,046)       (110,330)       (114,126)       (152,652)              3.4
   Administrative and other expenses ............     (42,456)        (81,502)        (74,818)       (100,075)             (8.2)
   Depreciation and amortization ................     (11,982)        (22,152)        (28,142)        (37,642)             27.0
                                                   -------------  -------------     -----------     -----------     --------------
      Total operating expenses ..................    (115,484)       (213,984)       (217,086)       (290,369)              1.4
                                                   -------------  -------------     -----------     -----------     --------------
Gain (loss) from price-level restatement ........      (5,585)        (10,202)         (5,275)         (7,056)            (48.3)
                                                   -------------  -------------     -----------     -----------     --------------
Income before income taxes ......................      93,972         179,369         181,241         242,424               1.0
Income taxes ....................................         558         (12,945)        (23,949)        (32,034)             85.0
                                                   -------------  -------------     -----------     -----------     --------------
Net income ......................................      94,530         166,424         157,292         210,390              (5.5)
                                                =============  =============     ===========     ===========     ==============

-----------------

(1) Reflects the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operations as separately reported under Chilean GAAP for the first nine months of 2001, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided.

(2)  Compares 2002 period to pro forma 2001 period.

(3) Amounts stated in US dollars as and for the nine months ended September 30, 2002 have been translated from Chilean pesos at the exchange rate of Ch$747.62= US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.


                                                                      As of September 30,
                                                                          (unaudited)
                                                 ----------------------------------------------------------
                                                                (Pro Forma )
                                                    2001           2001(1)          2002            2002      % Change(2)
                                                 -----------   -------------  -------------   ------------- -------------
                                                (in millions of constant Ch$ as of September  (in thousands
                                                                 30, 2002)                     of US$)(3)

CONSOLIDATED BALANCE SHEET
Chilean GAAP:
                                                 -----------   -------------  -------------    -------------    -------------
Cash and due from banks ......................      539,826       1,098,958      1,081,419        1,446,482          (1.6)%
                                                 -----------   -------------  -------------    -------------    -------------
Financial investments ........................      734,958       2,257,888      2,379,547        3,182,830           5.4
                                                 -----------   -------------  -------------    -------------    -------------
Loans, net
   Commercial loans ..........................    2,066,854       3,374,900      3,045,831        4,074,036          (9.8)
   Consumer loans ............................      306,261         647,718        694,576          929,050           7.2
   Mortgage loans (residential and general
     purpose) ................................    1,039,122       1,596,566      1,583,293        2,117,778          (0.8)
   Foreign trade loans .......................      417,706         826,492        845,739        1,131,242           2.3
   Interbank loans ...........................       55,249         110,458         41,082           54,950         (62.8)
   Leasing ...................................      257,233         383,759        420,409          562,329           9.6
   Other outstanding loans ...................      622,581         979,242        951,916        1,273,262          (2.8)
   Past due loans ............................       68,024         117,081        144,941          193,869          23.8
   Contingent loans ..........................      346,559         733,997        625,905          837,196         (14.7)
   Reserve for loan losses ...................      (94,301)       (169,741)      (157,351)        (210,469)         (7.3)
                                                 -----------   -------------  -------------    -------------    -------------
    Loans, net of loan loss allowances .......    5,085,288       8,600,472      8,196,340       10,963,243          (4.7)
                                                 -----------   -------------  -------------    -------------    -------------
Other assets
   Bank premises and equipment ...............      116,867         230,751        226,024          302,324          (2.0)
   Other .....................................      316,559         543,831        457,594          612,068         (15.9)
                                                 -----------   -------------  -------------    -------------    -------------
    Total other assets .......................      433,426         774,582        683,618          914,392         (11.7)
                                                 -----------   -------------  -------------    -------------    -------------
    Total assets .............................    6,793,498      12,731,900     12,340,924       16,506,947          (3.1)
                                                 -----------   -------------  -------------    -------------    -------------
Deposits
   Current accounts ..........................      451,883         870,089      1,068,976        1,429,839          22.9
   Bankers' drafts and other deposits ........      477,080         973,532        924,538        1,236,642          (5.0)
                                                 -----------   -------------  -------------    -------------    -------------
   Demand deposits ...........................      928,963       1,843,621      1,993,514        2,666,481           8.1
                                                 -----------   -------------  -------------    -------------    -------------
   Savings accounts and time deposits ........    2,547,482       4,876,724      4,558,635        6,097,529          (6.5)
                                                 -----------   -------------  -------------    -------------    -------------
    Total deposits ...........................    3,476,445       6,720,345      6,552,149        8,764,010          (2.5)
                                                 -----------   -------------  -------------    -------------    -------------
Other interest-bearing liabilities
    Total Central Bank borrowings ............       22,338          49,865         30,920           41,358         (38.0)
                                                 -----------   -------------  -------------    -------------    -------------
    Investments sold under agreements to
       repurchase ............................      167,931         557,675        591,369          791,002           6.0
                                                 -----------   -------------  -------------    -------------    -------------
    Mortgage finance bonds ...................    1,088,550       1,674,115      1,686,385        2,255,671           0.7
                                                 -----------   -------------  -------------    -------------    -------------
    Other borrowings
    Total other borrowings ...................      913,254       1,594,320      1,610,257        2,153,844           1.0
                                                 -----------   -------------  -------------    -------------    -------------
    Total other interest-bearing liabilities..    2,192,073       3,875,975      3,918,931        5,241,875           1.1
                                                 -----------   -------------  -------------    -------------    -------------
Other liabilities ............................      602,184       1,173,538        909,675        1,216,761         (22.5)
                                                 -----------   -------------  -------------    -------------    -------------
Shareholders' equity
   Capital and reserves ......................      428,266         795,618        802,877        1,073,911           0.9
   Income for the year .......................       94,530         166,424        157,292          210,390          (5.5)
                                                 -----------   -------------  -------------    -------------    -------------
    Total shareholders' equity ...............      522,796         962,042        960,169        1,284,301          (0.2)
                                                 -----------   -------------  -------------    -------------    -------------
    Total liabilities and shareholders' equity    6,793,498      12,731,900     12,340,924       16,506,947          (3.1)
                                                 -----------   -------------  -------------    -------------    -------------

------------------

(1) Reflects the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operations as separately reported under Chilean GAAP for the first nine months of 2001, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided.

(2)  Compares 2002 period to pro forma 2001 period.

(3) Amounts stated in US dollars as and for the nine months ended September 30, 2002 have been translated from Chilean pesos at the exchange rate of Ch$747.62 = US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.

                                                           As of and for the three months ended September 30,
                                                                              unaudited)
                                                    --------------------------------------------------------------
                                                                            (Pro Forma)
                                                       2001            2001(1)         2002             2002        % Change(2)
                                                   -------------   --------------  -------------   -------------   -------------
                                                       (in millions of constant Ch$ as of
                                                               September 30, 2002)                 (in thousands
                                                                                                     of US$)(3)


CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
Interest income and expense
    Interest revenue ............................     149,816         298,175        285,449          381,810          (4.3)%
    Interest expense ............................     (80,309)       (151,279)      (127,440)        (170,461)        (15.8)
                                                  -------------- --------------- ---------------  ---------------  -------------
       Net interest revenue .....................      69,507         146,896        158,009          211,349           7.6
                                                  -------------- --------------- ---------------  ---------------  -------------
Provision for loan losses .......................     (12,622)        (24,101)       (30,961)         (41,413)         28.5
                                                  -------------- --------------- ---------------  ---------------  -------------
Fees and income from services
    Fees and other services income ..............      17,385          29,113         29,438           39,376          11.1
    Other services expense ......................      (5,440)         (5,145)         1,715            2,294        (133.3)
                                                  -------------- --------------- ---------------  ---------------  -------------
       Total fees and income from services, net .      11,945          23,968         31,153           41,670          30.0
                                                  -------------- --------------- ---------------  ---------------  -------------
Other operating income, net
    Net gain (loss) from trading and
       brokerage ................................       5,750           5,059          4,787            6,403          (5.4)
    Foreign exchange transactions, net ..........      (3,318)        (22,168)       (37,581)         (50,268)         69.5
    Others, net .................................      (3,196)          4,249         (8,146)         (10,895)       (291.7)
                                                  -------------- --------------- ---------------  ---------------  -------------
       Total other operating income, net ........        (764)        (12,860)       (40,940)         (54,760)        218.4
                                                  -------------- --------------- ---------------  ---------------  -------------
Other income and expenses
    Loan loss recoveries ........................       2,442           5,378          6,641            8,883          23.5
    Nonoperating income, net ....................       2,001           1,007         (4,437)          (5,935)       (540.6)
    Income attributable to investments in other
       companies ................................         (66)             95            544              728         472.6
    Losses attributable to minority interest ....          (6)            (24)           (77)            (103)        220.8
                                                  -------------- --------------- ---------------  ---------------  -------------
       Total other income and expenses ..........       4,371           6,456          2,671            3,573         (58.6)
                                                  -------------- --------------- ---------------  ---------------  -------------
Operating expenses
    Personnel salaries and expenses .............     (22,391)        (39,015)       (41,350)         (55,309)          6.0
    Administrative and other expenses ...........     (14,309)        (32,977)       (25,844)         (34,568)        (21.6)
    Depreciation and amortization ...............      (4,338)         (8,058)       (11,146)         (14,909)         38.3
                                                  -------------- --------------- ---------------  ---------------  -------------
       Total operating expenses .................     (41,038)        (80,050)       (78,340)        (104,786)         (2.1)
                                                  -------------- --------------- ---------------  ---------------  -------------
Gain (loss) from price-level restatement ........      (1,857)         (3,140)        (2,990)          (3,999)         (4.8)
                                                  -------------- --------------- ---------------  ---------------  -------------
Income before income taxes ......................      29,542          57,169         38,602           51,634         (32.5)
Income taxes ....................................        (174)         (4,392)        (5,227)          (6,992)         19.0
                                                  -------------- --------------- ---------------  ---------------  -------------
Net income ......................................      29,368          52,777         33,375           44,642         (36.8)
                                                  -------------- --------------- ---------------  ---------------  -------------

-----------------


(1) Reflects the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operations as separately reported under Chilean GAAP for the first nine months of 2001, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided.

(2)  Compares 2002 period to pro forma 2001 period.


(3) Amounts stated in US dollars as and for the nine months ended September 30, 2002 have been translated from Chilean pesos at the exchange rate of Ch$747.62 = US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.

     The following table sets forth (i) our reported results of operation for the nine months ended September 30, 2002, (ii) the expenses we accrued during that period in connection with the merger and integration of our predecessor banks, and (iii) our results of operations excluding merger integration expenses for that period. The merger expenses and charges accrued during the three-month period ended September 30, 2002 are not intended to be indicative of merger expenses for any other period. Our future merger expenses could differ materially from those presented herein. For an explanation of our merger related expenses, see "--Results of Operations for the Nine-Month Period Ended September 30, 2001 and 2002."

                                                As of and for the nine-month period ended September 30,
                                              ----------------------------------------------------------
                                               2002, as reported                     2002, as adjusted
                                               (including merger                     (excluding merger
                                                  expenses)        Merger expenses       expenses)
                                              ------------------  ----------------- --------------------
                                                           (in millions of constant Ch$
                                                             as of September 30, 2002)
CONSOLIDATED INCOME STATEMENT DATA
Chilean GAAP:
  Net interest revenue ......................       424,459                 -              424,459
  Provision for loan losses .................       (66,521)             8,100(1)          (58,421)
  Total fees and income from services, net ..        76,712                  -              76,712
  Total other operating income, net .........       (39,343)                 -             (39,343)
  Other income (expenses), net ..............         8,295              6,457(2)           14,752
  Operating expenses ........................       217,086)             4,000(3)         (213,086)
  Loss from price-level restatement .........        (5,275)                 -              (5,275)
                                              ------------------  ----------------- --------------------
  Income before income taxes ................       181,241             18,557             199,798
  Income taxes ..............................       (23,949)            (2,969)            (26,918)
                                              ------------------  ----------------- --------------------
  Net income ................................       157,292             15,588             172,880
                                              ==================  ================= ====================

-------------------
(1)  Leveling of credit risk classifications and charge-offs.

(2) Accrued severance payments and administrative expenses incurred in connection with the merger.

(3)  Harmonization of accounting for collective bargaining agreements costs.

Results of Operations for the Nine-Month Periods Ended September 30, 2001
and 2002


     Net income for the nine-month period ended September 30, 2002 decreased 5.5% to Ch$157,292 million compared to pro forma net income of Ch$166,424 million for the same period in 2001. The decrease primarily reflected a Ch$18,557 million charge for merger integration expenses accrued during the third quarter of 2002. Net income was also adversely affected by a higher effective tax rate for the nine-month period ended September 30, 2002 compared to the pro forma effective tax rate for the same period in 2001. The increase in the effective tax rate reflected the depletion of Santiago's tax loss carry-forwards, which had resulted in tax benefits for Santiago during the previous period. Excluding the effect of merger-related charges, pre-tax income would have increased by 11.4% to Ch$199,798 million for the nine-month period ended September 30, 2002 compared to pro-forma pre-tax net income of Ch$179,369 million for the same period in 2001, primarily reflecting higher gains on financial investments and trading and lower administrative expenses, all of which offset a 4.26% decline in pro forma net interest revenue after hedging. Our efficiency ratio was 47.0% (46.1% excluding merger-related charges), the lowest among our peer group competitors.



  Net interest revenue


     Net interest revenue for the nine-month period ended September 30, 2002 increased 7.6% to Ch$424,459 million compared to pro forma net interest revenue of Ch$394,447 million for the same period in 2001. The increase reflected a 2.5% increase in average earning assets and an increase in net interest margin to 5.2% compared to pro forma net interest margin of 5.0% for the same period in 2001. Including the results of hedging operations, our net interest margin declined from 4.9% on a pro forma basis for the nine-month period ended September 30, 2001 to 4.6% for the 2002 period and net interest revenue declined from Ch$371,305 million on a pro forma basis for the nine-month period ended September 30, 2001 to Ch$366,199 million for the 2002 period.


     The decline in our net interest margin adjusted for the results of hedging transactions mainly reflected the impact of low interest rates and the low-inflation environment during the 2002 period, which was partially offset by limited improvements in our asset and funding mix. Our hedging-adjusted net interest margin has declined for the last twelve months. Currently, we do not anticipate that this trend will improve in the remainder of 2002. The 90-day Central Bank rate, a benchmark rate for deposits and short-term loans, decreased from 7.18% as of September 30, 2001 to 2.99% as of September 30, 2002. In the same period, the yield on 8-year Central Bank bonds, a benchmark rate for our investment portfolio and mortgage loans, decreased 180 basis points in real terms as compared to September 30, 2001. Although our margins initially benefit from a decrease in interest rates, because liabilities re-price faster than our interest earning assets, over time interest earning assets will eventually reflect the decrease in interest rates. We expect that the effect of declining interest rates will be further exacerbated by expected lower inflation rates, which we expect will cause the contraction of the spreads earned over non interest-bearing liabilities, e.g. checking accounts, and amounts earned on UF-denominated interest-earning assets.

     The improvement of our asset mix through the growth of higher-yielding retail loans offset in part the recent contraction of our hedging-adjusted net interest margin. Compared to pro-forma September 30, 2001 figures, total loans at September 30, 2002 decreased 4.7%, while consumer loans at that date increased 7.2%. Consumer loan growth was mainly concentrated in the middle- to upper-income retail segments, which offer a high spread relative to wholesale lending and have been less affected by Chile's high unemployment levels. Demand for consumer financing loans also increased as a result of prevailing lower interest rates. Commercial loans decreased 9.8% as a result of our strategy of reducing our participation in both the low-yielding short-term large corporate lending market, as well as the implementation of our policy of reducing our exposure to the commercial real estate sector for credit risk reasons. In addition, low-yielding interbank loans decreased 62.8% and contingent loans decreased 14.7%, compared to 2001 pro forma figures.

     The improvement of our funding mix also offset in part the decline of our hedging-adjusted net interest margin. Our ratio of non-interest-bearing liabilities to total liabilities increased to 17.5% as of September 30, 2002, compared to a pro forma ratio of 15.6% as of September 30, 2001. Total non-interest-bearing liabilities increased 8.1%, mainly reflecting individual consumers' preference for readily available funds deposited into checking accounts instead of low-yielding time deposits. Growth in non-interest liabilities was partially offset by a decrease in our market share in checking accounts from large corporations, mainly as a result of client overlapping. Savings and time deposits decreased 6.5% as a result of various factors including a reduction in low-yielding assets which are mainly funded through our deposit base and a decrease in deposits from pension funds. See "Risk Factors--Risks Associated with the Merger--The merger may affect our access to funding from Chilean pension funds (AFPs)" and "Market Risk Disclosure of the New Bank--Chilean Pension Funds". Finally, low inflation rates and lower interest rates have made other investment alternatives more attractive. We have also been proactively encouraging clients to invest in mutual funds instead of short-term deposits as we have excess liquidity given the constrained outlook for loan growth.

   Provision for loan losses

     Provisions for loan losses for the nine-month period ended September 30, 2002 decreased 9.0% to Ch$66,521 million compared to pro forma provisions for loan losses of Ch$73,086 million for the same period in 2001, mainly reflecting the reclassification during the second quarter of 2002 of Ch$6,940 million in voluntary provisions from provisions for loan losses to other non-operating income, net, which is part of other income and expenses. The reclassification was in response to new guidelines issued by the Superintendency of Banks which required that these voluntary loan provisions be reclassified because they were not linked to any specific credit risk.

     Excluding the reclassification of voluntary provisions, provisions for loan losses would have been Ch$73,461 million, a 0.5% increase compared to pro forma provisions for loan losses of Ch$73,086 million for the nine-month period ended September 30, 2001. The increase in our provisions for loan losses, mainly reflected a provision charge of Ch$8,100 million, accrued in the third quarter of 2002, as a result of the leveling of credit risk classifications in the former Old Santander-Chile and Santiago loan portfolios and merger-related charge-offs. In cases in which a client common to both banks had been assigned a dissimilar risk classification, we have adopted the policy of classifying such client at the lower classification level. See "The New Bank-Credit Risk". Also, as part of the merger-related review of our loan portfolio, we have decided to charge-off certain loans. As a result of the leveling, our risk index increased to 1.56%, which was higher than the risk index of each of Old Santander-Chile and Santiago prior to the merger.

     Past due loans at September 30, 2002 increased 23.8% to Ch$144,941 million compared to pro forma past due loans of Ch$117,081 million at September 30, 2001. The increase was mainly related to temporary operational disruptions in loan portfolio management caused by the merger integration process. The coverage ratio decreased to 108.6%, principally as a result of the increase is past due loans. See "The New Bank--Merger Update--Credit Risk".

     The weaker economic environment also contributed to the increase in both our risk index and past due loans by negatively impacting asset quality throughout the financial system.

   Fee income

     Fee income for the nine-month period ended September 30, 2002 increased 6.3% as compared to pro forma fee income for the same period in 2001. The increase in fee income reflected higher use of our fee-producing products. Checking account fees rose 6.8% and ATM related fees increased 12.2% compared to pro forma data for the 2001 period. Fees generated by our main subsidiaries also increased during the same period. Fees from asset management increased 7.5% to Ch$10,239 million compared to Ch$9,522 million pro forma asset management fees for same period of 2001, while insurance brokerage fees increased 28.4% to Ch$2,988 million compared to Ch$2,327 million pro forma insurance brokerage fees for the same period. Fees originated from financial advisory services were Ch$3,003 million for the nine-month period ended September 30, 2002, a 21.8% increase compared to Ch$2,465 million pro forma advisory services fees for the same period in 2001.

   Other operating income (expenses), net

     Other operating expenses, net for the nine-month period ended September 30, 2002 increased almost sixteen-fold to Ch$39,343 million, compared to pro forma other operating expenses of Ch$2,324 million for the same period in 2001, mainly reflecting a 151.8% increase in losses from foreign exchange transactions, net. These losses consisted mainly of the accrual cost of foreign currency forward contracts to hedge net interest revenue and reflected the depreciation of the Chilean peso against the US dollar for the period. Under applicable Superintendency of Banks guidelines these gains or losses cannot be considered interest revenue, but must be considered as gains or losses from foreign exchange transactions and, accordingly, registered in a different line item of the income statement. This accounting asymmetry distorts net interest income and foreign exchange transaction gains, especially in periods of high exchange rate volatility.


     The increase in the loss in other operating expenses, was primarily the result of differences in the type of expenses recorded in this line item by each predecessor bank for the nine-month period ended September 30, 2002 as compared to our current accounting for these expenses for the 2002 period. For the nine-month period ended September 30, 2001, on a pro forma basis, this line item included both the fixed and the variable portions of sales force expenses associated with Santiago products and no such sales force expenses for Old Santander-Chile. However, for the nine-month period ended September 30, 2002, this line item included the total sales force expenses associated with Santiago products and the variable portion of sales force expenses associated with Old Santander-Chile products. The fixed portion of sales force expenses associated with Old Santander-Chile products is recorded in administrative expenses as part of operating expenses. Adjusted to reflect the current accounting treatment for these sales force expenses on a consistent basis, other operating expenses, net increased 24.7% to Ch$13,118 million compared to Ch$10,520 million. The increase mainly reflected higher customer service expenses. Total sales force expenses for the nine-month period ended September 30, 2002 were Ch$11,115 million compared to pro forma sales force expenses of Ch$10,647 million for the nine-month period ended September 30, 2001. The reduction in sales force expenses mainly reflected a rise in retail banking activity in middle- to upper-income individuals offset by a reduced sale efforts related to Banefe. Finally unrealized gains on financial investments and realized gains from trading increased 30.2%, reflecting a strong decline in interest rates that resulted in larger unrealized gains from the mark-to-market of our trading portfolio as well as higher realized gains from the sale of financial investments.


   Other income and expenses, net

     Other income and expenses, net for the nine-month period ended September, 30, 2002 decreased 32.8% to Ch$8,295 million compared to pro forma other income and expenses, net of Ch$12,336 million for the 2001 period. Other expense included a charge of Ch$6,457 million accrued in the third quarter of 2002 in connection with the merger, included in nonoperating income, net. This charge included Ch$3,846 million in severance payments related to the voluntary retirement program and Ch$2,611 million of administrative expenses directly incurred in connection with the merger such as system-related charges, marketing expenses, legal costs and moving expenses. For information regarding the voluntary retirement program see "The New Bank--Merger Update--Personnel". The decrease in other income, net was also due to the reclassification of Ch$6,940 million from voluntary loan loss allowances to other liabilities in the balance sheet and from voluntary provisions to nonoperating income, net in the income statement. The reclassification was in response to new guidelines issued by the Superintendency of Banks, which required that these voluntary loan provisions be reclassified because they were not linked to any specific credit risk.


     The decrease in other income, net was partially offset by higher gains from the sale of foreclosed assets.

   Operating expenses

     Operating expenses for the nine-month period ended September 30, 2002 increased 1.4% to Ch$217,086 million compared to pro forma operating expenses of Ch$213,984 million for the same period in 2001. The efficiency ratio was 47.0% for the nine-month period ended September 30, 2002. Excluding merger-related charges, our efficiency ratio for the 2002 period would have been 46.1%, the lowest among our peer group competitors. The rise in operating expenses reflected in part the inclusion of Ch$4,000 million in merger-related expenses recorded in personnel expenses, related to harmonization of accounting for collective bargaining agreement costs, which each predecessor bank accrued under different methods. Excluding merger-related expenses and excluding sales force expenses from both nine-months periods, total operating expenses would have increased 2.1% as compared to pro forma figures for the same period in 2001, and the adjusted efficiency ratio would have been 46.0%.

     Administrative expenses for the 2002 period include the fixed portion of the sales force expenses associated with Old Santander-Chile products only, while their variable portion, along with all variable and fixed sales force expenses associated with Santiago products, is recognized under other operating expenses, net. Compared to pro forma 2001 results for the 2002 period excluding sales force expenses, administrative expenses would have decreased 2.0%. Personnel expenses, excluding merger-related expenses, decreased 0.2% due to headcount reductions from the nine-month period of 2001 to the nine-month period of 2002 despite salary adjustments for inflation on a quarterly base. Administrative expenses, excluding fixed sales force expenses, decreased 1.8%. Lower administrative expenses reflect a decrease in costs associated with implementation of the (Altair) platform, which has now been completed. See Item
5. "Operating and Financial Review and Prospects--Liquidity and Capital Resources--Capital Expenditures" in Santiago's Form 20-F and Item 4D. "Information on the Company--Property Plant and Equipment" in Old Santander-Chile's Form 20-F.

     These reductions in costs were offset by the 27.0% increase in amortization and depreciation, which reflect the high level of recent investments in technology in both Old Santander-Chile and Santiago.

   Loss from price level restatement

     Loss from price level restatement for the nine-month period ended September 30, 2002, decreased 48.3% to Ch$5,275 million compared to pro forma loss from price level restatement of Ch$10,202 million for the same 2001 period. The lower loss from price level restatement reflects the lower inflation rate in the nine month period ended September 30, 2002 (2.5%) compared to the same period of 2001 (2.8%). Because our capital is larger than the sum of our fixed and other assets, price level restatement usually results in a loss and fluctuates with the variation of inflation.

   Income tax

     In 2001 Santiago did not incur income taxes as it still was benefiting from tax loss carry-forwards related to the subordinated debt issue with the Central Bank of Chile. See "Item 5. "Operating and Financial Review and Prospects--results of Operations--Loan Loss Recoveries" in Santiago's Form 20-F for an explanation of the subordinated debt. These tax loss carry-forwards expired in 2002. We expect that in the future we will be paying an effective tax rate similar to the corporate tax rate in Chile, which this year is 16%. As a result, total income tax as of September 30, 2002 increased 85.0% to Ch$23,949 million compared to the same period of 2001. The statutory corporate tax rate in Chile will increase to 16.5% in 2003 and 17.0% in 2004 and thereafter. The effective tax rate for the nine-month period ended September 30, 2002 reached 13.2% compared to 7.2% for the same period in 2001.

                                  The New Bank

     Unless otherwise indicated, financial and statistical data included in this prospectus and identified as "pro forma", reflect the aggregation of Santiago's and Old Santander-Chile's financial condition and results of operation as separately reported under the Chilean GAAP as of the dates and for the periods indicated, without elimination of inter-company balances or transactions and without reflecting merger synergies or expenses. There were no material inter-company balances or transactions between Santiago and Old Santander-Chile as of the dates and for the periods for which pro forma information is provided. For a discussion of expected merger expenses and potential merger synergies. See "--Merger Update--Merger Expenses and Synergies" and "--Strategy--Efficiency".


Overview


     We were formed on August 1, 2002 by the merger of two leading Chilean banks, Santiago and Old Santander-Chile, both of which were subsidiaries of our controlling shareholder, Banco Santander Central Hispano. We are the largest bank in Chile in terms of total assets, total deposits, loans and shareholder's equity. As of September 30, 2002, we had total assets of Ch$12,340,924 million (US$16,507 million), loans net of allowances outstanding of Ch$8,196,340 million (US$10,963 million) deposits of Ch$6,552,149 million (US$8,764 million) and shareholders' equity of Ch$960,169 million (US$1,284 million).

     Our current long-term subordinated debt ratings of BBB+ by Standard & Poor's and A3 by Moody's.



     As of October 31, 2002, we employed more than 8,605 people and had the largest branch network in Chile with 349 branches. Our headquarters are located in Santiago and we operate in every major regional sector in Chile.



     Among the five largest Chilean banks in terms of shareholders' equity, which we consider our peer group, we are the most profitable and efficient based on September 30, 2002, data. Our net income was Ch$157,292 million (US$210 million) for the nine months ended September 30, 2002, representing a return on pro forma average shareholders' equity of 21.8% based on annualized net income for that period. We believe that our profitability reflects in part our market-leading efficiency and credit-risk profile. Our efficiency ratio (the ratio of operating expenses to operating revenue) was 47.0% for the nine months ended September 30, 2002, the best in Chile in our peer group.


     We provide a broad range of commercial and retail banking services to our customers. Among the products we offer are Chilean peso and foreign currency denominated loans to finance a variety of commercial transactions, trade financing, foreign currency forward contracts, credit lines and a variety of retail banking services, including mortgage financing. We seek to offer our customers a wide range of products while providing high levels of service. In addition to our traditional banking operations, we offer a variety of financial services including financial leasing, financial advisory services, mutual fund management, securities brokerage, insurance brokerage and investment management.

     Prior to the merger, Santiago was the most profitable bank in Chile in our peer group in terms of return on equity, while Old Santander-Chile had the best efficiency ratio within the same peer group. Santiago had the largest market share in terms of loans in the middle segment (middle to upper-income retail) while Old Santander-Chile had the largest such market share in the corporate and low- to middle-income segments. We believe the complementary strengths of the two banks give us the ability to compete effectively across all segments.

History and Development

     Old Santander-Chile was established as a subsidiary of Banco Santander Central Hispano in 1978. In 1982, Old Santander-Chile acquired a significant portion of the assets and liabilities of Banco Espanol-Chile, a domestic bank that had become insolvent. In July 1996, Old Santander-Chile was merged into Banco Osorno y la Union becoming "Banco Santander-Chile", the third largest private bank in terms of outstanding loans at that date. The combined efficiency ratio of the merged bank decreased from 63.1% on a pro forma basis as of year-end 1995 to 44.5% as of year-end 2001.

     Santiago was founded in 1977 and by 1982 had become the second largest private sector Chilean bank in terms of outstanding loans. In January 1997, Santiago merged with Banco O'Higgins with Santiago being the surviving entity. In 1999, Santiago became a controlled subsidiary of Banco Santander Central Hispano. As of June 30, 2002,

Santiago was the second largest private sector bank in Chile in terms of total assets, deposits, loans and shareholders' equity. Following the merger with Banco O'Higgins, the combined efficiency ratio of the merged bank decreased to 49.1% as of year-end 2001 from 56.9% on a pro forma basis as of year-end 1996.

     We believe that the expertise gained in the above mergers will help us to effectively consolidate the operations of Santiago and Old Santander-Chile and reduce the operational costs of the merged bank.

Relationship with Banco Santander Central Hispano

     We believe that our relationship with our controlling shareholder, Banco Santander Central Hispano, offers us a significant competitive advantage over our peer Chilean banks. Banco Santander Central Hispano is one of the largest financial groups in Latin America, in terms of total assets measured on a region-wide basis, and a leading financial institution in Europe. Banco Santander Central Hispano's principal operations are in Spain, Portugal, Germany, Italy, Belgium and Latin America. Banco Santander Central Hispano also has significant operations in New York, Puerto Rico and London, as well as strategic investments in The Royal Bank of Scotland Group, and financial investments in Commerzbank, San Paolo-IMI and Banque Commerciale du Maroc. In Latin America, Banco Santander Central Hispano has majority shareholdings in banks in Argentina, Bolivia, Brazil, Chile, Colombia, Mexico, Paraguay, Peru, Uruguay and Venezuela.

     Our relationship with Banco Santander Central Hispano provides us with access to the group's client base, while its multinational focus allows us to offer international solutions to our clients' financial needs. We also have the benefit of selectively borrowing from Banco Santander Central Hispano's product offerings in other countries. Banco Santander Central Hispano has extensive experience in developing innovative financial products, particularly in the areas of residential mortgages, bancassurance and savings products.

     We believe that our relationship with Banco Santander Central Hispano will also enhance our ability to manage credit and market risks by adopting policies and know-how developed by Banco Santander Central Hispano. Our internal auditing function has been strengthened and is more independent from management as a result of the addition of an internal auditing department that concurrently reports directly to our credit committee and the audit committee of Banco Santander Central Hispano. We believe that this structure leads to greater monitoring and control of our exposure to operational risks.

     Banco Santander Central Hispano's support includes the assignment of managerial personnel to key supervisory areas of Santander Chile, like Credit Risk, Auditing, Accounting and Financial Control. Santander Chile does not pay any management fees to Banco Santander Central Hispano in connection with these or other support services.

     The following chart shows Banco Santander Central Hispano's ownership structure of us as of September 30, 2002.

                               -----------------
                                Banco Santander
                               -----------------
                                Central Hispano
                               -----------------
                                 |     |     |
                                 |     |     |
          ------------------------     |     ----------------------
          |                            |                          |
          |                            |                          |
          |                            |                          |
          |                            |                          |
        99.9%                        98.92%                    100.0%
 -------------------          -------------------        -------------------
  Grupo Empresarial                Santander                  Teatinos
     Santander            ----   Chile Holding                Siglo XXI
 -------------------      |   -------------------        -------------------
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |          99.9%                        |
          |         24.77%|   -------------------                 |
          |               |        Servicios                      |
          |               |   Financeros Bandera                  |
          |               |   -------------------                 |
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |          10.69%                       |
          |               |   -------------------                 |
          |               ----  Banco Santander                   |
          |-------------------       Chile       -----------------|
                  7.23%       -------------------      41.45%

Lines of Business

     Our internal organization is structured on the basis of the client segments we serve. We provide a full range of financial services to corporate and individual customers through two major business units: Retail Banking and Wholesale Banking.

   Retail Banking


     This segment includes lending carried out through our branch network primarily to individuals, small companies and micro-businesses. Retail Banking offers customers a range of products, including consumer loans, credit cards, auto loans, commercial loans, foreign trade financings and residential mortgage loans. As of September 30, 2002, retail banking represented 46.3% of our total loans outstanding and 99.4% of our total clients. As of the same date, we had 349 total branches, 62 of which operated under the Banefe brand name and 32 under the newly created SantiagoExpress brand name (formerly marketed under the Bansolucion brand name). For information regarding our Banefe division see "Item 4B. Information on the Company--Business Overview--Retail Banking--Retail
Banking: Banefe" in Old Santander-Chile's Form 20-F. For information on Santiago Express see "Item 4. Information on the Company--Description of Business--Principal Business Activities--Retail Banking--Bansolucion". The remaining branches are operated under either the Santiago (138) or Santander
(117) brand name.

     We divide clients in this segment into the following sub-segments:


          . Middle- and upper-income, consisting of individuals with a monthly income of Ch$500,000 (US$669) and above. This segment accounts for 58.0% of our total clients and 28.8% of our loans as of September 30, 2002.

          . Lower-middle to middle-income, consisting of individuals with monthly income between Ch$150,000 (US$201) and Ch$500,000 (US$669) which are served through our Banefe division. This segment accounts for 36.6% of our total clients as of September 30, 2002.

          . Small businesses, consisting of small companies with annual sales between Ch$96 million (US$128,000) and Ch$800 million (US$1.1 million). As of September 30, 2002, small companies represented approximately 13.9% of our total loans outstanding and 4.8% of our total clients.


   Wholesale Banking

     Customers in this segment include medium-sized and large domestic and multinational companies. The Wholesale Banking business includes commercial lending, leasing, factoring, infrastructure construction financing, trade financing and financial advisory, payment and cash management services. We also provide a diversified range of treasury and risk management products to these customers. In addition, we finance real estate construction and significant infrastructure projects. Customers of this group have annual sales in excess of Ch$800 million (US$1.1 million) and represented 50.2% of our total loans outstanding and 0.6% of our total clients, as of September 30, 2002.

     We divide clients in this segment into the following sub-segments:


          . Middle-market companies, consisting of companies with annual sales between Ch$800 million (US$1.1 million) and Ch$3.5 billion (US$4.7 million). As of September 30, 2002, medium-sized companies represented 14.9% of our total loans outstanding and 0.5% of our total clients.

          . Large corporations, consisting of companies with annual sales in excess of Ch$3.5 billion (US$4.7 million). As of September 30, 2002, these clients represented 35.3% of our total loans outstanding and 0.1% of our total clients.

The table below sets forth our lines of business and certain statistical information relating to each of them.

                                                As of September 30, 2002
                   --------------------------------------------------------------------------------
                   Total Average                   Fees &     Net Loan      Net Client
                     Segmented    Net Interest  Income from     Loss       Contribution  Net Client
    Segment           Loans        Revenue(1)    Services   Allowances(2)      (3)        Margin(4)
----------------   ------------  ------------  ----------   -------------  ------------  ----------
                     (millions of constant Ch$ as of September 30, 2002, except for percentages)
Retail
   Banking(1) ..   Ch$ 3,843,800   Ch$ 220,727  Ch$ 46,081  Ch$ (24,798)   Ch$ 242,010      8.4%
Wholesale
   Banking .....       4,409,472       103,411      11,250      (16,971)        97,689      3.0%
                   -------------   -----------  ----------  -----------    -----------      ---
Total ..........       8,253,272       324,138      57,331      (41,769)       339,699      5.5%
                   =============   ===========  ==========  ===========    ===========      ===

-----------
(1)  Includes hedging foreign exchange results of transactions, unconsolidated.

(2)  Includes allowances for loan losses, charge-offs and loan loss recoveries.

(3) Equal to net interest revenue plus fee income minus allowances for loan losses.

(4) Equal to net client contribution annualized divided by total average segmented loans.

Strategy

     Our goal is to create shareholder value through continued focus on and enhancement of our client segmentation model. This model consists of clients with similar financial needs and behavior into discrete groups and developing products that we believe can be successfully marketed to each client segment by leveraging existing client relationships through our distribution channels. We have three principal strategies which we intend to pursue with each client segment.

         . Optimize our asset mix - we intend to promote growth in high-yielding loan segments, consistent with our credit risk policies.

         . Grow our ongoing fee-based business - we seek to cross-sell products to our clients to expand fee-based services.

         . Improve our efficiency - we aim to take advantage of the cost synergies that we believe will result from the merger and to control our costs by managing our headcount, centralizing our back-office processes and promoting use of higher-margin, alternative distribution channels such as ATMs and telephone banking.

   Optimizing Asset Mix

     Retail Banking

     We believe the Chilean retail-banking segment offers attractive medium- to long-term opportunities. We seek to capitalize on these opportunities through the use or our sophisticated credit analysis procedures and our extensive distribution network. We believe that our position as the largest bank in Chile and the centralization of the back office activities expected to result from the merger, will give us important economies of scale and scope and afford us a competitive advantage to grow in the area.

     Middle- to upper-income segment and small businesses. We will seek to achieve growth in loans to middle to upper-income individuals and small businesses, which are higher-yielding than corporate loans and we believe have moderate risk levels relative to lower-income segments. We believe that growth in this segment can be achieved through a more efficient use of our marketing resources, which will now be at the service of only one bank and by the integration of the two distribution networks (sales force and branch network) which will promote a single bank rather than two competing brands as was the case pre-merger. We also believe that the larger client base resulting from the merger will provide greater opportunities to cross-sell our products. Once the integration is completed, special emphasis will be placed on improving client service and retention as both Santiago and Old Santander-Chile had attrition rates of approximately 10% in these segments. Various banks in Chile service this segment, but we believe that our segmentation strategy, ample product supply, and improvements in client service, together with our extensive distribution network should help us to achieve growth in this segment.

     Middle- to lower-income segment (Banefe and SantiagoExpress). We anticipate that asset growth in this segment will be moderate until economic conditions improve. We aim to increase our profitability in this area by cross-selling among our clients and offering standardized, fixed-price product packages.

     We believe that in the medium and long-term these segments have interesting growth potential because of their need for credit and their position as the entry point into the formal banking system. We believe that through the Banefe and SantiagoExpress distribution channels developed by us expressly to address these segments, we possess the expertise, experience, client service standards and infrastructure required to develop and market innovative and user-friendly products that introduce consumers in this segment to the banking system and grow assets while adequately controlling credit risk.

     Wholesale Banking

     We believe loan growth alone is not an effective means to sustain high levels of profitability in this segment, especially among large corporations. This segment of the market has become increasingly competitive in recent years, primarily due to the increasing ability of large Chilean companies to access the international capital markets and the growth of Chile's domestic capital markets, which have led to a substantial reduction in the role of Chilean banks as the main source of long-term credit for these companies. This process is sometimes referred to as "financial disintermediation". As a result, domestic lenders have generally experienced narrowing spreads and a decrease in the profit margins generated by loans to large corporate borrowers. To maintain profitability in this segment, our strategy is to expand the range of products offered (cross-selling) and focus on sophisticated services and fee-based products such as cash management, payment and collection services, treasury and other tailored services.

     In the middle-income market, our strategy is to continue to target medium-sized companies that operate in sectors of the Chilean economy with the highest growth potential. These companies tend to rely on a limited number of banks to cover their financing needs, principally for the acquisition of capital goods, foreign trade, working capital and checking accounts. Our strategy in this segment is to be selective in targeting sectors for potential growth, as companies in this area have shown the highest levels of deterioration of asset quality in the last few years. We will seek to increase our share of business among middle-market clients that have demonstrated a healthy performance throughout the recent period of slower economic growth. As is the case with large corporations, we believe that cash management and payment service contracts can help us derive greater income from middle market companies, reducing our need to increase profitability through volume growth. Additionally these clients provide us with a low-cost and stable deposit base.

   Fee-based business

     Historically, there has been low penetration of fee-based services in the Chilean financial market, with financial institutions focusing primarily on asset growth. We seek to become a leader in fee-based businesses by promoting fee-generating products in areas of low penetration and by taking advantage of cross-selling opportunities among our client base. We believe that this strategy will help us to generate greater revenues from our client relationships and to increase our profitability.


     Asset management. We believe that the low penetration of asset management products in Chile provides significant opportunities for expansion. According to The Chilean Association of Mutual Fund Managers, total mutual fund assets under management in Chile over GDP, excluding mandatory pension funds, totaled just 10.2% as of September 30, 2002. We intend to explore the new market opportunities created by the recent Chilean markets reform, which allows Chilean banks and their subsidiaries to manage and sell voluntary pension plans. Because less than 10% of our total clients use asset mutual fund products, we will seek to capture potential market growth by directly marketing these products to our existing clients through our branch network, which is the largest in Chile. We are the second largest manager of mutual funds in Chile with a 23.3% market share in terms of funds managed, which as of September 30, 2002, totaled Ch$1,164,556 million (US$1,558 million). Currently we manage 32 funds, the largest number in Chile. This includes local and international stock funds, local and international fixed income funds and mixed funds. We are the leading bank in Chile in terms of total clients, with a 27.2% market share and 101,019 clients as of September 30, 2002. Fees from asset management as of September 30, 2002, totaled Ch$10,239 million (US$13.7 million) and represented 13.3% of our total fee income. Our strategy is to increase the number of funds under management in order to expand our fee income.


     Cash management. To maintain and increase profitability in the corporate segment, we are offering more sophisticated services and fee-based products such as cash management, payment and collection services. Currently we have 2,569 cash management contracts from the 11,761 Wholesale Banking clients. We will seek to increase our penetration in this group through increased cross-selling efforts. We have the largest branch network in Chile and advanced electronic banking services through which we expect to offer corporate clients a wide range of cash management and collection services. We believe that our affiliation with Banco Santander Central Hispano gives us access to multinational corporations that have a large demand for these services. Cash management services include payment of suppliers, direct deposit of salaries, and transfer of funds. This not only increases the amount of deposits on which no interest is paid, but also offers an opportunity to gain access to retail customers through their employers. Clients with cash-management services agreements have on average 90.8% higher deposit balances and generate 145.4% more fees than clients without such agreements.


     Payment systems. We seek to have our clients' monthly cash flows channeled through us. Once a client obtains a consumer or mortgage loan, we attempt to open a checking account for the client, which is the core product for strengthening a client relationship. We also sell checking or debit accounts to employees of companies that have cash management contracts with us. Once a checking account is opened, a client's salary can be directly deposited, increasing non-interest paying accounts ("free float") and creating an incentive for the client to utilize other bank services, such as automatic bill payment. Additionally, we provide the client an ATM/debit card, a line of credit or a credit card. On a pro forma basis, for the six months ended June 30, 2002, checking account fees represented 21.6% of total fees, credit card fees 13.3% of total fees and ATM fees 9.7% of total fees. We are a leading issuer of credit cards and debit cards. On a pro forma basis, as of June 30, 2002 we had 1.6 million credit cards outstanding, which represented a market share of 36.4%. We estimate that approximately 8% of all retail sales in Chile are made using a credit card. On a pro forma basis, as of June 30, 2002, we had approximately 722,000 debit cards outstanding, which represented 29.7% of the total debit cards in Chile. We believe that the usage of debit cards in Chile is still relatively low in comparison to more developed markets. We estimate that in Chile debit card transactions equal 5.6% of all check transactions. We also lead the market in terms of ATMs, with 1,104 machines and a 32.0% market share. Our market share in checking accounts as of August 30, 2002 was 26.5%, with 365,833 accounts.

     Financial advisory. We also seek to increase our Wholesale Banking financial advisory and underwriting business. Anticipating the trend of financial disintermediation in all financial markets, we have structured our unit with the goal of benefiting from this process. We have participated in bank syndicates that provided financing to important infrastructure projects and have also served as a financial advisor in structuring bond issues for companies. Our account executives have close relationships with major corporate clients arising from our corporate lending work, which allow them to detect opportunities for providing financial advisory services. Additionally, Santander Investment, Banco Santander Central Hispano's investment banking arm in Chile, reports to the head of Wholesale Banking and structures transactions for large corporate clients. Our own Finance Division, the largest in Chile, distributes to investors the financial instruments resulting from such transactions. We believe that this structure, which is unique in Chile, gives us a competitive advantage in this business line. We believe that there will be additional opportunities to participate in the financing of important infrastructure projects and other large bond issues in the future.

   Efficiency

     Our third strategy is to continue the improvement of our efficiency ratios. This encompasses:

         . Realizing the cost savings that we expect to achieve from the merger. We estimate that in the medium- to long-term we will achieve cost savings of at least 10% of the pre-merger aggregated banks' costs. We estimate that half of the synergies will come from headcount reductions, while the other half will come from economies of scale resulting from the integration of our back office, marketing and administrative functions and outsourcing of information technology functions. Achieving these synergies depends on a variety of factors. See "Risk Factors--Risks Associated with the Merger--we may fail to recognize the contemplated benefits from the merger" and "Cautionary Statement Concerning Forward-Looking Statements".

         . Managing the post-merger headcount and increasing the relative number of employees in commercial activities as opposed to the back-office.

         .        Centralizing back-office processes out of our branch offices.
                  For example, in Banefe and SantiagoExpress branches all employees perform multiple functions resulting in a lower headcount. As a result, new or renewed branches in Banefe and SantiagoExpress generally have no more than seven employees compared to an average of ten in the traditional branches. Back-office functions in Banefe's and SantiagoExpress's new and renewed branches have been centralized and, therefore, the average floor space required to be dedicated to back-office functions is smaller than in traditional branches. Finally, all product prices for Banefe and SantiagoExpress branches are fixed and centrally controlled.

         . Promoting use of higher-margin, technologically advanced services such as the Internet, ATMs and other electronic banking mechanisms.

Merger Update

     We have made substantial progress in the integration process and expect to complete it by the end of the first half of 2003. We believe that the affiliation of Santiago and Old Santander-Chile as commonly controlled subsidiaries of Banco Santander Central Hispano prior to the merger has facilitated the integration process. The last major areas to be integrated are information systems (in the Operations and Technology area), and branch network (in the Retail Banking area) which are the most sensitive to changes and we have deferred these to minimize disruption of client services.

     Despite our best efforts, we expect our market share to decrease during the years following the merger. We expect this decline because of client overlapping, and possible disruption of client services during the integration process. We will seek to limit our loss of market share to mainly low-yielding corporate loans which we believe will have a lower impact on our net interest revenue. We do not believe that under current market and economic conditions such a reduction in market share will have a material adverse effect on our financial condition or results of operations, although we can give no assurances in this regard. We estimate that during the year following the mergers of Santiago and O'Higgins in January 1997, and Old Santander-Chile and Osorno in April 1996, the merged banks experienced a loss of market share in terms of total loans of 1% to 2%. In the merger of Banco de A. Edwards and Banco de Chile, the most recent full service bank merger in Chile, we estimate that the merged entity experienced a market share loss in terms of total loans of 1.4%, from October 3, 2001 to June 30, 2002. There can be no assurance that our decline of market share will not exceed the market share losses experienced by other recently merged banks. See "Risk Factors--Risks Associated with the Merger--Our expected market share loss may exceed our projections".

     The following table sets forth the principal tasks to be completed for the full integration of the operations of Santiago and Old Santander-Chile and their estimated status as of September 30, 2002:


                 Area                                      Status(1)
--------------------------------                --------------------------------
Senior Management                                          Completed
Legal                                                      Completed
Strategic planning                                         Completed
Client service                                             Completed
Human resources department                                 Completed
Credit risk                                                Completed
Auditing                                                   Completed
Accounting                                                 Completed
Financial control                                   Substantially completed
Administration                                      Substantially completed
Wholesale banking                                   Substantially completed
Retail Banking (branch network)                       Partially completed
Operations & Technology                         Completion expected by June 2003
--------------
(1) "Completed" means that we estimate that 90% or more of the integration has been completed.
    "Substantially completed" means that we estimate that between 75% and 90% of the integration has been completed.
    "Partially completed" means that we estimate that between 50% and 75% of the integration has been completed.
    "Completion expected by June 2003" means that we estimate that less than 50% of the integration process has been completed.


   Management Team

     On August 1, 2002, the new management assumed full control of our operations. The President and Chairman of the board is Mauricio Larrain Garces, former Vice-Chairman of Old Santander-Chile's board. The Chief Executive Officer is Fernando Canas Berkowitz, former Chief Executive Officer of Santiago.

     We have established a new organizational structure, which has been in place since October 31, 2002. The chart below sets forth the names and areas of responsibility of our senior commercial managers.

                              Commercial Structure

                               ------------------
                                       CEO
                                 Fernando Canas
                               -------------------
                                        |
                                        |
          ---------------------------------------------------------
          |                             |                          |
          |                             |                          |
          |                             |                          |
          |                             |                          |
  ------------------              --------------------          ----------------
  Wholesale Banking                  Retail Banking                 Banefe
  Oscar von Chrismar                   Marketing                Alejandro Cuevas
                                  Andres Raccatagliata
  ------------------              --------------------          ----------------

     The chart below sets forth the names and areas of responsibilities of our operating managers.

                               Operating Structure


                        -------------                       ----------------
                          Chairman                             Credit Risk*
                          Mauricio                 |--------   Jose Manuel
                          Larrain                  |             Pascual
                        -------------              |        ----------------
                              |                    |
                              |                    |
                        -------------              |        ----------------
                            Chief                  |-------- Internal Audit*
                          Executive----------------|           Manual Dato
                           Officer                 |        ----------------
                        Fernando Canas             |
                        --------------             |
                              |                    |        ----------------
                              |                    |            Financial
                              |                    |--------   Controller*
                              |                    |           David Turiel
                              |                    |        ----------------
                              |                    |
                              |                    |
                              |                    |        ----------------
                              |                    |           Strategic
                              |                    |--------   Planning*
                              |                                Raimundo
                              |                                  Monge
                              |                             ----------------
   -------------------------------------------------
   |           |              |       |            |
   |           |              |       |            |
------------   |     --------------   |    --------------------
Accounting     |     Administration   |           Human
Roberto Jara   |          & Costs     |         Resources*
               |     Juan Fernandez   |    Jose Manuel Manzano
------------   |     --------------   |    --------------------
               |                      |
               |                      |
       --------------            ---------------
       Legal Counsel             Operation and
       Gonzala Romero             Technology
                                 Alberto Salinas
       --------------            ---------------



--------------------
*Employees of Santander Chile Holding.

   Finance Division

     The Finance Division of each of the predecessor banks was one of the first areas to be fully merged, with the integration being completed by the end of July 2002. This division includes the trading and distribution desks and the asset and liability management areas. We have adopted Old Santander-Chile's policies and standards regarding market risk, which mirror the standards set by Banco Santander Central Hispano. The portfolios of both banks have been combined and risk management is already being performed on a combined basis.

   Asset and Liability Committee

     One of the first committees that was redesigned in anticipation of the merger was the Asset and Liabilities Management Committee. See "Market Risk Disclosure of Old Santander-Chile as of June 30, 2002--Asset and Liabilities Management". Our asset and liability management policies are developed by the Asset and Liabilities Management Committee following guidelines and limits established by Banco Santander Central Hispano's Global Risk Department. Prior to the merger, each bank's Asset and Liabilities Management Committee was composed of senior members of each of Old Santander-Chile's and Santiago's Finance Division and their respective General Managers and Controllers. Since the merger, the composition of the Asset and Liabilities Management Committee has been modified. It now includes the Chairman of the Board, three members of the Board, the Chief Executive Officer, the Manager of the Finance Division and the Financial Controller. Senior members of Santander Chile's Finance Division meet daily and, on a formal basis, weekly with the Asset and Liabilities Management Committee and outside consultants.

   Credit Risk

     We apply the credit risk standards and procedures of Old Santander-Chile, which mirror those followed by Banco Santander Central Hispano. We have already implemented the underwriting and monitoring procedures of Old Santander-Chile. The Credit Risk Department is currently leveling the credit risk classifications of the portfolios of Santiago and Old Santander-Chile. In those cases in which a client of both banks had been assigned a dissimilar risk classification, we have adopted the policy of classifying the client in the lower classification level. The main differences were located in the commercial real estate portfolio. Total provisions and charge-offs associated with credit-risk leveling for the third quarter of 2002 were Ch$8,100 million. We intend to finalize this process by year-end 2002.

     We believe that Banco Santander Central Hispano's credit risks standards are more conservative than the standards imposed on Chilean banks by the Superintendency of Banks. In particular, Banco Santander Central Hispano's guidelines impose total independence between the commercial and credit risk areas and all credit operations must be approved by a committee integrated by both commercial and credit risk managers. We believe that these mechanisms contribute to sound growth and a healthier loan portfolio.

   Personnel


     As of October 31, 2002, on a consolidated basis we had 8,605 employees, 8,036 of whom were bank employees and 569 of whom were employees of our subsidiaries. Of bank employees, 3,777 belonged to one of the fifteen unions that represent our employees while all of the employees of our subsidiaries are non-unionized. Of our 8,605 employees, we classified 598 as supervisors and senior executives, 3,108 as professionals and 4,899 as clerks. With respect to the average number of employees for the bank only, during each of the years ended December 31, 1999, 2000 and 2001 we had, on a pro forma basis, 9,021, 8,916 and 8,852 employees, respectively. We have traditionally enjoyed good relations with our employees and the unions and neither Santiago nor Old Santander-Chile have ever experienced a strike. We are party to six collective bargaining agreements. In the past, we have applied the terms of our collective bargaining agreements to unionized and non-unionized employees.

     As of October 31, 2002, 5,958 employees were located in the Santiago Metropolitan Region and 2,647 employees were located in the other regions of Chile.


     In August 2002 we offered a voluntary retirement program to all employees in non-commercial areas, up to a maximum of 700 employees. The retirement offer was accepted by 500 persons, or 6.4% of the combined workforce. The retirement program is now closed. The costs associated with the retirement program are estimated at approximately Ch$10,360 million (US$14 million) and will be incurred during 2002. In the third quarter of 2002, we incurred Ch$3,846 million of such costs. Additionally, we expect that our headcount will be reduced by an additional 800 people between 2003-2004 due to normal attrition at an estimated additional cost of Ch$8,140 million (US$11 million). See "Cautionary Statement Concerning Forward-Looking Statements".

   Systems' Integration

     The systems' integration is still in process. We have decided to adopt the Santiago platform as our standard system. We have adopted a cautious approach to the merger of systems so as to minimize client-service disruptions. We have concluded the process of defining the compatibility of both systems and the master plan for integrating them. We expect to complete the merger of systems by the middle of 2003. However, no assurance can be given that the system's integration will be completed by that time.

   Distribution Network

     We expect to integrate the Santiago and Old Santander-Chile branch networks once the operating systems of both banks are integrated. We believe that this integration will enable the branch offices, once connected under a single network, to minimize client-service difficulties. As of the date of this prospectus, each of the Santiago and Old Santander-Chile branch networks continues to operate independently under its former brand name. The ATM networks remain separate, but both are connected to the Redbanc network, the largest ATM network in Chile. Clients of both banks can utilize each other's ATMs, as well as all ATMs connected to the Redbanc network. As the core systems have not been integrated, most Internet functions are still separate. We currently operate the Worldwide Web sites of Santiago and Old Santander-Chile separately, but both have similar features and share some information. The areas managing Internet functions have been merged. We are also in the process of merging our sales forces. Old Santander-Chile outsourced the management of its sales force while the management of Santiago's sales force was performed by a subsidiary of that bank. We expect that in the future our sales force will be managed through outsourcing.

   Brand Name and Products

     The main brand of the new bank will be "Santander". Currently the branch network is utilizing both the "Santander" and "Santiago" brands. In the future, we plan for all branches to carry the "Santander" brand. The brand "Santiago" will continue to be used to identify certain products or market niches. New products and promotions currently have the same image, but use both brands. All marketing efforts are now combined, utilizing both brands in advertisements.

     The Products, Segmentation and Marketing Division currently manages brands and product mix in the Retail Banking area. The reporting levels in these units have been defined, but until the systems merger is complete, many similar products from both Santiago and Old Santander-Chile continue to have distinct features, the most important of which is the credit card business. For example, Santiago credit cards have different attributes and co-branding contracts than Old Santander-Chile credit cards. Banefe and SantiagoExpress have their own product mix. Wholesale Banking, which encompasses clients that are not usually covered by the branch network, is marketed under the Santander brand. The product mix has also been unified in this segment.

   Merger Expenses and Synergies

     We are assessing the cost and savings impact of the merger. In the third quarter of 2002 we recognized Ch$18,557 million in costs and charges related to the merger integration process. We expect to reduce our headcount by 500 people in 2002 and by an additional 800 people between 2003 and 2004. We also believe that there will be significant additional costs related to the merger that we expect to recognize in the fourth quarter of 2002 and during 2003. Because we are still in the process of evaluating the scope of the merger process we are unable to produce an accurate cost estimate at this time. We expect the main costs of the merger will consist of:

        . Personnel expenses arising from early retirement.

        . Administrative expenses, principally including the cost of integrating systems and the branch network; the amortization of redundant assets and other charge-offs.

        . Provision expenses due to the leveling of credit risk classifications.

     Given the headcount reductions already announced and other expected cost savings, we expect that total cost savings will reach a minimum of 10% of our pre-merger aggregated banks' costs. No assurance can be given that we will achieve such cost savings, or that the merger will produce the expected synergies.

     See "Risk Factors--Risk Associated with the Merger--We may fail to recognize the contemplated benefits from the merger" and "Cautionary Statement Regarding Forward Looking Statements". The recognition of merger integration expenses is likely to adversely affect certain of our ratios and ranking in the Chilean financial system.

Asset Divestitures

     We currently do not anticipate any material divestitures and we are not required by law or regulatory action to reduce our market share. We evaluated the possibility of voluntarily divesting some assets following the merger. We have since concluded that given prevailing market conditions it would not be in our shareholders' best interests to proceed with the sale of these assets at this time. We will continue to explore, on an ongoing basis, the advisability of selling assets.

Market Overview

     As shown in the table set forth below, as a result of the merger we are the market leader in practically every aspect of the banking industry in Chile:

                                               Pro forma             Rank as of
                                              Market Share         September 30,
                                         at September 30, 2002          2002
                                         ---------------------     -------------
Commercial loans .....................             24.0%                  1
Consumer loans .......................             27.3                   1
Mortgage loans (residential and
 general purpose) ....................             26.7                   1
Residential mortgage loans ...........             25.3                   2
Foreign trade loans ..................             27.6                   1
Total loans ..........................             25.7                   1
Deposits .............................             22.9                   1
Mutual funds (assets managed) ........             23.3                   2
Mutual funds (clients) ...............             27.2                   1
Credit card accounts (1) .............             36.6                   1
Branches (1) (2) .....................             21.4                   1
ATM locations (1) ....................             31.0                   1
----------------
Source: Superintendency of Banks (unconsolidated data).


(1)  As of September 30, 2002.


(2)  Excluding special-service payment centers.


     The following tables set out certain statistics comparing our market position in comparison to our peer group, defined as the five largest banks in Chile in terms of shareholders' equity as of September 30, 2002.

   Loans

     As of September 30, 2002 our loan portfolio was the largest among Chilean banks. Our unconsolidated portfolio represented 25.7% of the market for loans in the Chilean financial system (comprising all commercial banks and finance companies) as of such date. The following table sets forth the market shares in terms of loans for us and our peer group as of September 30, 2002:


                                               As of September 30, 2002
                                     -------------------------------------------
                                                     In thousands
 Loans(1)                            Ch$ millions       of US$      Market Share
 ---------------------------------   ------------    ------------   ------------
 Santander Chile .................     8,193,974      10,960,079        25.7%
 Banco de Chile ..................     5,931,360       7,933,656        18.6
 Banco del Estado ................     3,957,774       5,293,831        12.4
 Banco de Credito e Inversiones ..     3,255,096       4,353,945        10.2
 BBVA-Banco Bhif .................     2,090,866       2,796,696         6.6
                                     -----------     -----------    ----------
 Total ...........................    23,429,070      31,338,207        73.5
                                     ===========     ===========    ==========
 --------------
Source:  Superintendency of Banks (unconsolidated data).


(1) Because the method of classification of assets used by the Superintendency of Banks for its public information differs in minor respects from that used by us for accounting purposes, the amounts in this table may differ from the figures included in our financial statements and those of our predecessor banks.



   Deposits

     In unconsolidated terms, our 22.9% of the market for deposits ranks us in first place among banks. The following table sets forth the market shares in terms of deposits for us and our peer group as of September 30, 2002:

                                                As of September 30, 2002
                                     -------------------------------------------
                                                    In thousand of
 Deposits(1)                         Ch$ millions       of US$      Market Share
 --------------------------------    ------------   --------------  ------------
 Santander Chile ................      6,311,735       8,442,437        22.9%
 Banco de Chile .................      4,728,051       6,324,137        17.1
 Banco del Estado ...............      3,886,413       5,198,380        14.1
 Banco de Credito e Inversiones..      2,706,219       3,619,779         9.8
 BBVA-Banco Bhif ................      1,825,564       2,441,834         6.6
                                     -----------     -----------    ----------
 Total ..........................     19,457,982      26,026,567        70.5
                                     ===========     ===========    ==========
--------------
Source:  Superintendency of Banks (unconsolidated basis).

(1) Because the method of classification of assets used by the Superintendency of Banks for its public information differs in minor respects from that used by us for accounting purposes, the amounts in this table may differ from the figures included in our financial statements and those of our predecessor banks.

   Shareholders' equity

     With Ch$960,169 million (US$1,284 million) in shareholders' equity as of September 30, 2002, we were the largest commercial bank in Chile in terms of shareholders' equity. The following table sets forth the level of shareholders' equity for us and our peer group as of September 30, 2002:


                                              As of September 30, 2002
                                    --------------------------------------------
 Equity(1)                          Ch$ millions   In thousands of US$     %(1)
 --------------------------------   ------------   -------------------    -----
 Santander Chile(1) .............       960,169        1,284,301          25.0%
 Banco de Chile .................       598,104          800,011          15.5
 Banco del Estado ...............       361,776          483,904           9.4
 Banco de Credito e Inversiones .       286,629          383,389           7.5
 BBVA-Banco Bhif ................       250,073          334,492           6.5
                                      ---------        ---------          ----
 Total ..........................     2,456,751        3,286,097          63.9
                                      =========        =========          ====


---------------------
Source:  Superintendency of Banks.


(1)  Percentage of total shareholders' equity of financial system.

   Efficiency

     As of September 30, 2002, on an unconsolidated basis we were the most efficient bank in our peer group. The following table sets forth the efficiency ratio defined as operating expenses divided by operating income for us and our peer group as of September 30, 2002:

                                                       As of September 30, 2002
                                                       ------------------------
 Efficiency ratio                                                  %
 ------------------------------------------            ------------------------
 Santander Chile ..........................                       47.3%
 Banco de Chile ...........................                       58.5
 Banco del Estado .........................                       66.5
 Banco de Credito e Inversiones ...........                       57.8
 BBVA-Banco Bhif ..........................                       64.0
 Chilean Financial System .................                       55.0
--------------------
Source: Superintendency of Banks (unconsolidated data).

   Return on capital

     As of September 30, 2002, we were the most profitable bank in our peer group. The following table sets forth the annualized return on capital as defined by the Superintendency of Banks for us and our peer group as of September 30, 2002:


                                                     As of September 30, 2002
                                                    ---------------------------
 Return on Capital                                                %
 -------------------------------------------------- ---------------------------
 Santander Chile ..................................              26.1%
 Banco de Chile ...................................              10.6
 Banco del Estado .................................               7.6
 Banco de Credito e Inversiones ...................              18.7
 BBVA-Banco Bhif ..................................               9.2
 Chilean Financial System .........................              16.6


----------------------
Source:  Superintendency of Banks (unconsolidated data).

   Asset quality (risk index)

     As of June 30, 2002, we had the second best asset quality among our peer group. The following table sets forth the risk index as defined by the Superintendency of Banks for us and our peer group as of June 30, 2002:

                                                   As of June 30, 2002,
                                                  except Santander Chile
                                                 -------------------------
 Risk Index                                                  %
------------------------------------------------ -------------------------
 Santander Chile(1) ............................             1.56%
 Banco de Chile ................................             3.40
 Banco del Estado ..............................             1.44
 Banco de Credito e Inversiones ................             1.52
 BBVA-Banco Bhif ...............................             1.99
 Chilean Financial System ......................             2.00

----------------
Source: Superintendency of Banks (unconsolidated data).

(1) Santander Chile's risk index as of September 30, 2002. The average risk index for all banks and financial institutions that provide information to the Superintendency of Banks has been calculated using data as of June 30, 2002, the latest date for which data is available.

                     MARKET RISK DISCLOSURE OF THE NEW BANK

     The finance divisions of Santiago and Old Santander-Chile were one of the first areas to be fully merged in July 2002. These divisions include the trading and distribution desks and the asset and liability management areas. We have adopted the policies and standards regarding market risk of Old Santander-Chile, which mirrored the standards set by Banco Santander Central Hispano, Global Risk Department. The portfolios of both banks have been combined and risk measurement policies are being applied on a combined basis.

     The market risk methodologies we follow are the same as those of Old Santander-Chile, which are described in detail in Old Santander-Chile's Form 20-F under "Quantitative and Qualitative Disclosures about Market Risk".

Trading Portfolio

   Local Currency Trading Activities (VaR Model)


                                                                  As of
          Trading portfolio used for                         August 31, 2002
    local currency trading VaR calculation                     Ch$ millions
-----------------------------------------------              ---------------
PRC (Central Bank bond) ....................................     13,925
Mortgage Finance Bonds issued by Santander Chile ...........        375
Ceros Central Bank bonds ...................................      5,273
Chilean corporate bonds ....................................      2,449
Chilean Yankee Bonds .......................................      4,340
                                                                 ------
Chilean Sovereign ..........................................     18,402
                                                                 ------
Total ......................................................     44,764
                                                                 ======


   Local Currency Trading VaR


     For our trading portfolio, the VaR as of September 30, 2002 was Ch$1,053,419,009 or US$1.40 million.


Non-Trading Portfolio Foreign Currency Position VaR


     For our net foreign currency position, the VaR as of September 30, 2002 was Ch$1,071,899,427 or US$1.43 million.


   Foreign Currency Position Scenario Simulations

     For our net foreign currency position, any loss caused by a 100-basis point shift in US dollar interest rates cannot be greater than 3.5% of total equity or of budgeted net financial income. The 3.5% is an internally imposed limit set by the Assets and Liabilities Committee.

Scenario Simulation: 100 Basis Point Shift     Loss Limit established for 2002
------------------------------------------   -----------------------------------
                                                Capital           Budgeted Net
                                             and Reserves       Financial Income
                                             ------------       ----------------
US dollar interest rates
   Foreign currency position ..............      3.5%                 3.5%


     The following table, which contemplates a 100-basis point shift in the relevant interest rate, indicates that we were within the limits established for 2002.


100 Basis Point Shift                          Net Foreign Currency Position
---------------------                          -----------------------------
                                                Financial      Capital and
                                                  Income        Reserves
                                               -----------    --------------
As of September 30, 2002 ...................       0.03%          0.20%
Loss limit in 2002 .........................       3.50%          3.50%

Local Currency Non-Trading Activities (Sensitivity Analysis/Scenario
Simulations)

     The potential loss in the market value of our local currency non-trading portfolio resulting from a 100-basis point shift in the yield curve was set at 6.0% of total equity and 3.5% of budgeted net financial income.

Scenario Simulation: 100 Basis Point Shift              Loss Limit established for 2002
-------------------------------------------   --------------------------------------------------------
                                              Capital and Reserves       Budgeted Net Financial Income
                                              --------------------       -----------------------------
Local currency interest rates
  Non-trading portfolio ...................            6.0%                           3.5%


     The following table, which contemplates a 100-basis point shift in the relevant interest rate, indicates that we were within the limits established in 2002.


                                               Local Currency
100 Basis Point Shift                       Non-Trading Portfolio
---------------------                     --------------------------
                                          Financial      Capital and
                                           Income          Reserves
                                          -----------    ------------
As of September 30, 2002 .............       0.97%           4.46%
Loss limit in 2002 ...................       3.50%           6.00%


   Consolidated Limits

     Finally, we track a consolidated indicator in order to have a notion of the total interest rate risk to which we are exposed in terms of capital at risk and financial income at risk. These loss limits are 6.0% of total equity and 3.5% budgeted net income for the year.


100 Basis Point Shift                             Consolidated
---------------------                       --------------------------
                                            Financial      Capital and
                                             Income          Reserves
                                            ---------      ------------
As of September 30, 2002 ...............       0.97%           4.46%
Loss limit in 2002 .....................       3.50%           6.00%


Liquidity Management

     We have also set internal liquidity limits. The Market Risk Control Department measures two other liquidity indicators:

     Net accumulated liquidity ratio:

       (SIGMA) ((Assets with maturity up to 30 days) - (Liabilities
       with maturity up to 30 days))                                    >=(7.5)%
-------------------------------------------------------------------
       (SIGMA) (Liabilities with maturity up to 30 days)

As of September 30, 2002, the liquidity ratio for local currency was 26.50% and for foreign currency was (2.89)%.

   Liquidity coefficient:

       Liquid assets (at liquidation value) / (Total liabilities - capital + contingent) >=2%

As of September 30, 2002, the liquidity coefficient for local currency was 17.70% and for foreign currency was 7.32%.

Chilean Pension Funds

     One of the first areas analyzed in connection with the merger was the potential impact caused by the legal limits on Chilean Pension Fund (AFP) investments in connection with Chilean companies. Currently, each pension fund can invest up to 7% of its assets under management in any securities (including bank deposits common stock and any other instrument or security) of any single issuer. One of the first tasks of the Finance Division was to calculate the consolidated exposure of the AFPs to the combined bank. The amount of the AFPs' excess exposure to

Santander Chile was Ch$973,909 million (US$1.3 billion) or 8.1% of our pro forma liabilities as of July 30, 2002. The AFPs have until August 1, 2005, to reduce their investments to within the limit. We are not obligated to cancel obligations we have with AFPs that have surpassed their exposure limit. We renewed approximately 85% of the short-term deposits with AFPs that expired before year-end 2002, mitigating any immediate adverse consequences of the eventual disinvestment. The short-term deposits were renewed for a period greater than 1 year. See "Risk Factors--Risk Associated with the Merger--The merger may affect our access to funding from Chilean pension funds (AFPs)".


     Although we can give no assurances in this regard, we believe that the impact of the reduction of the AFPs' exposure to Santander Chile over the next three years will be ameliorated by a number of factors. First, total funds under management by AFPs have grown at an average annual rate of 16.4% over the past three years. If growth continues at this rate, the permitted exposure, in peso terms, of the AFPs to Santander Chile is expected to grow and absorb a large part of the current excess exposure. Second, we expect to be able to replace much of the excess AFP liabilities with customer deposits, inter-bank funding and bond offerings during the next three years. Third, parties may securitize deposits with us. We expect AFPs to acquire such securitized deposits as their exposure to these types of instruments is subject to a less stringent limit (the exposure of an AFP to an economic group's securitized deposits may not exceed 15% of the AFP's total exposure). Furthermore, as a result of the higher exposure allowed in the case of securitized instruments, AFPs may still invest in our securitized mortgage bonds. We also believe we will be able to issue mortgage bonds to insurance companies and other institutional buyers.

                               THE EXCHANGE OFFER

General



     We are offering, upon the terms and conditions described in this prospectus and in the related letter of transmittal, to exchange a combination of new notes and a US dollar amount in cash for any and all of our old notes. The consideration you will receive in exchange for your old notes is based on formulas that use US Treasury note market price information that will not be known until three business days before the expiration of the exchange offer. Consequently, we cannot provide you with the specific US dollar amount in cash that you will receive or with the specific interest rate on the new notes. The purpose of the exchange offer is to extend the maturity of the old notes from July 18, 2007 to July 18, 2012. Extending the maturity on our subordinated debt represented by the old notes will help us to maintain required regulatory capital levels. Chilean banking regulations applicable after the merger require that we maintain an "effective equity" equivalent to 12% or more of our risk-weighted assets and permit us to consider our subordinated debt as part of our "effective equity". However, commencing six years prior to its maturity, the total amount of subordinated debt that can be considered "effective equity" decreases by 20% each year. By extending the maturity of the old notes we will be able to continue considering the entirety of the subordinated debt represented by the old notes as "effective equity" for a much longer period of time. See Item 4 "Information of the Company--Regulation and Supervision--Capital Adequacy Requirements" in Santiago's 20-F and Item 4B "Information on the Company--Business Overview--Chilean Regulation and Supervision--Capital Adequacy Requirements" in Old Santander-Chile's 20-F.



     The exchange offer is not conditioned upon the receipt of a minimum amount of old notes being tendered. For more information about conditions to the exchange offer, see "--Conditions".


Terms of the Offer

     If we accept any old notes you tender in the exchange offer you will receive, in exchange for each US$1,000 principal amount of old notes tendered:


     . US$1,000 principal amount of new notes, the interest rate on which will be determined on the third business day before this offer expires, in the manner described below under "--New Note Interest Rate", and will depend on the yield of a specified benchmark US Treasury note; plus


     . an amount in cash calculated pursuant to the formula described below under "--Cash Payment".

Cash Payment

     For each US$1,000 principal amount of old notes tendered and accepted by us, you will receive an amount in cash (rounded to the nearest US$.01) equal to the Exchange Ratio minus US$1,000, where:


          The Exchange Ratio equals:

          US$1,000 x Old Note Price
          -------------------------
               New Note Price

New Note Price


     The New Note Price will be an amount in US dollars per US$1,000 principal amount of new notes determined pursuant to the new note price formula set forth in Schedule A on the basis of the New Note Reference Yield to maturity, which is equal to the sum of (i) the yield on the 4.00% US Treasury Note due November __, 2012 as of the pricing time (which we refer to as the New Note Benchmark Treasury Yield), plus (ii) 3.25%.

Old Note Price

     The Old Note Price will be an amount in US dollars per US$1,000 principal amount of old notes determined pursuant to the old note price formula set forth in Schedule A on the basis of the Old Note Reference Yield to maturity, which is equal to the sum of (i) the yield on the 3.00% US Treasury Note due November __, 2007 as of the pricing time (which we refer to as the Old Note Benchmark Treasury Yield) plus (ii) 2.75%.

New Note Interest Rate

     The annual interest rate on the new notes will equal the New Note Reference Yield (rounded down to the nearest one-eighth of a percentage point). Because the interest rate on the new notes is linked to the New Note Benchwork Treasury Yield, the actual interest rate on the new notes will be affected by changes in that Benchmark Treasury Yield during the term of the Exchange Offer.

Pricing Time

     The Old Note Price, the New Note Price, the Exchange Ratio and the interest rate on the new notes will be determined based on the Benchmark Treasury Yields, at 4:00 p.m., New York City time, on the third business day prior to the expiration time, which we refer to as the pricing time.

     We refer to the principal amount of new notes and the US dollar cash amount you will receive in exchange for each US$1,000 principal amount of old notes as the "Total Consideration". See "--Illustrative Hypothethical Examples" for hypothetical calculations of the Total Consideration.

     Because the Exchange Ratio, the Old Note Price and the New Note Price are based on a fixed-spread pricing formula linked to Benchmark Treasury Yields, the amount of cash that you will receive if the exchange offer is consummated will be affected by changes in those Benchmark Treasury Yields during the term of the exchange offer.

Expiration Time

     The expiration time is the deadline by which the exchange agent must receive an agent's message in respect of your old notes.

     The expiration time of the exchange offer is noon, New York City time, on January 14, 2003, unless we extend it in our sole discretion. If the conditions to the exchange offer are satisfied or waived, we will accept validly tendered and not withdrawn old notes for exchange pursuant to the exchange offer on the first business day following the date on which the expiration time occurs and settle the exchange offer on the third business day following the date on which the expiration time occurs (or as soon thereafter as practicable).


     If you wish to tender your old notes into the exchange offer, you must follow the procedures described under "--Procedure for Tendering Old Notes" below. If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution to tender your old notes.

     Please keep in mind: If you want to tender your old notes, you must complete the tender procedures described below under "--Procedure for Tendering Old Notes" before the expiration time.


     During the term of the exchange offer, you can obtain current information (calculated as if the pricing time had occurred the previous business day) regarding the Benchmark Treasury Yields, the Reference Yields, the Old Note Price, the Exchange Ratio, the Total Consideration payable to a holder of old notes, the interest rate on the new notes, the New Note Price and other information regarding the terms of the exchange offer from the lead dealer manager at (866) 846-2874 (toll free) or (212) 834-7279.

Illustrative Hypothetical Examples

     THE INFORMATION SET FORTH IN THE FOLLOWING TABLES IS FOR ILLUSTRATIVE PURPOSES ONLY AND NO REPRESENTATION IS INTENDED WITH RESPECT TO THE ACTUAL CONSIDERATION THAT MAY BE PAID PURSUANT TO THE EXCHANGE OFFER. THE AMOUNT OF CASH PAID AND THE INTEREST RATE ON THE NEW NOTES MAY BE GREATER OR LESS THAN THAT DEPICTED IN THE FOLLOWING TABLES DEPENDING ON THE ACTUAL BENCHMARK TREASURY YIELDS AS OF THE PRICING TIME.


     The following tables illustrate application of the formulas set forth in Schedule A, which will be used to determine the Old Note Price, the New Note Price, the Exchange Ratio, the Total Consideration and the interest rate on the new notes. The following two tables apply the formulas using the Benchmark Treasury Yields as of 10:00 a.m., New York City time, on December 11, 2002 and assume an expiration time of January 14, 2003 and an exchange date of January 17, 2003. The Benchmark Treasury Yields at the pricing time may differ materially.




                         FOR ILLUSTRATIVE PURPOSES ONLY

             Hypothetical determinations of Old Note Price, New Note
       Price, Exchange Ratio, Total Consideration and annual interest rate on the new notes demonstrating the methodology specified in Schedule A


                                                         Old Notes        New Notes
-----------------------------------------------------------------------------------
Assumed Benchmarks .................................   3% US Treasury     4% US Treasury
                                                       Note Due           Note Due
                                                       November 2007      November 2012
Assumed Benchmark Treasury Yield(1) ................       3.02              4.03
Fixed Spread .......................................       2.75              3.25
Reference Yield ....................................       5.77              7.28
Assumed Interest Rate on New Notes .................        --               7.25
Assumed Exchange and Issuance Date .................   January 17, 2003    January 17, 2003


--------


(1) The assumed Benchmark Treasury Yields are the yields on the Benchmark Treasury Notes as of 10.00 a.m., New York City time, on December 11, 2002. These yields are assumed for purposes of this hypothetical calculation only. Actual Benchmark Treasury Yields used to determine the Old Note Price, the New Note Price, the Exchange Ratio, the Total Consideration and the annual interest rate on the new notes will depend on market conditions as of the pricing time and may differ materially from the hypothetical Benchmark Treasury Yields assumed here.



Computation of Old Note Price and New Note Price              Old Notes           New Notes
-------------------------------------------------------------------------------------------------
YLD(1) .............................................            5.77               7.28
CPN(2) .............................................            7.00               7.25
N(3) ...............................................           10                 19
S(4) ...............................................          179                  N/A
Z(5) ...............................................            N/A                1
Old Note Price and New Note Price(6)................          104.82              99.80
Exchange Ratio(6) ..................................        1,050.30
Total Consideration(6) ............................. US$1,000 new notes and US$50.30 in cash for each US$1,000 old notes


--------
(1) The Old Note Reference Yield or the New Note Reference Yield, as applicable.

(2) The nominal rate of interest payable on the securities expressed as a decimal.

(3) The number of regular semi-annual interest payments, based on the maturity date for the old note or new note, as the case may be, from (but excluding) the settlement date of the exchange offer to (and including) the applicable maturity date pursuant to the terms of the securities.

(4) The number of days from and including the semi-annual interest payment date immediately preceding the settlement date up to (but excluding) the applicable settlement date. The number of days is computed using the 30/360 day-count method.

(5) The number of days from and including the settlement date to (but excluding) the first interest payment date minus 180.

(6) These are hypothetical amounts determined on the basis of the hypothetical Benchmark Treasury Yields set forth in the preceding table. Actual amounts determined at the pricing time may differ materially from these hypothetical amounts.

     The following table sets forth changes in the interest rate on the new notes and the amount of cash consideration (in addition to US$1,000 principal amount of the corresponding issue of new notes) that would be received in exchange for each US$1,000 principal amount of old notes that we accept, based on various hypothetical Old Note Benchmark Treasury Yields and hypothetical New Note Benchmark Treasury Yields and assuming an expiration time on January 14, 2003 and an exchange date of January 17, 2003. These yields are assumed for purposes of this hypothetical calculation only. Actual Benchmark Treasury Yields used to determine the annual interest rate on the new notes and the amount of cash consideration will depend on market conditions as of the pricing time and may differ materially from the hypothetical Benchmark Treasury Yields assumed here.


  Hypothetical Old Note      Hypothetical New Note                                Cash Consideration
Benchmark Treasury Yield   Benchmark Treasury Yield                                  per US$1,000
     (November 2007)            (November 2012)       Interest Rate on New Note    principal amount
========================   ========================   =========================   ==================
          2.95%                    3.90%                   7.125%                  US$52.79
          2.98%                    3.93%                   7.125%                  US$53.73
          3.00%                    3.98%                   7.125%                  US$56.51
          3.03%                    4.05%                   7.250%                  US$51.32
          3.08%                    4.10%                   7.250%                  US$52.87
          3.18%                    4.13%                   7.375%                  US$42.10
          3.35%                    4.30%                   7.500%                  US$38.45
          3.45%                    4.35%                   7.500%                  US$37.95
          3.70%                    4.75%                   8.000%                  US$21.20
          4.25%                    5.45%                   8.625%                  US$4.81



Methodology Generally; No Recommendation


     The Old Note Price and the New Note Price will have no necessary relationship to the actual value to you of the old notes or the new notes. None of us, the dealer managers, the exchange agent or the information agent has expressed any opinion as to whether the terms of the exchange offer are fair. None of us, the dealer managers, the exchange agent or the information agent makes any recommendation that you tender old notes pursuant to the exchange offer or refrain from doing so, and no one has been authorized by us, the dealer managers, the exchange agent or the information agent to make any such recommendation.



     Our board of directors believes the exchange offer is in the best interests of Santander Chile and our shareholders. However, the board is not making any recommendation regarding whether you should tender your old notes in the exchange offer. The individual circumstances of each holder of old notes, including with respect to tax matters, will determine whether or not it is appropriate for that holder to participate in the offer. You should independently analyze the value of the old notes and the value of the Total Consideration, including the new notes, and make an independent assessment of the terms of the exchange offer. We urge you to carefully read the prospectus and all other documents to which we refer you in their entirety, especially the discussion of risks and uncertainties affecting our business in the "Risk Factors" section of this prospectus, and then consult with your own investment and tax advisors and make your own decision whether to tender old notes, and, if so, the principal amount of old notes to tender.


Calculations; Information


     The Old Note Price will be determined by calculating, per US$1,000 principal amount of old notes, the present value as of the exchange date, using the Old Note Reference Yield, of (i) the principal amount payable at the maturity plus (ii) all remaining payments of interest up to and including the maturity date. The Old Note Price will be rounded to the nearest cent per US$1,000 principal amount of old notes. The New Note Price will be determined by calculating, per US$1,000 principal amount of new notes, the present value as of the exchange date, using the New Note Reference Yield, of (i) the principal amount payable at the maturity plus (ii) all remaining payments of interest up to and including the maturity date. The New Note Price will be rounded to the nearest cent per US$1,000 principal amount of new notes. The methodology to be used in calculating the Old Note Price and New Note Price is set forth in Schedule A hereto. The interest rate on the new notes will be determined by calculating the sum, rounded down to the nearest eighth of (i) the New Note Benchmark Treasury Yield, which is the yield on the 4.00% US Treasury Note due November 2012 as of the pricing time, plus 3.25%. The price and interest rate calculation will be made using the relevant Benchmark Treasury Yields as of the pricing time. The exchange date will be the settlement date for all calculations.

     The Benchmark Treasury Yield on each Benchmark Treasury Note will be calculated by the lead dealer manager in accordance with standard market practice, based on the bid price for such Benchmark Treasury Note as of the pricing time, as such bid price is displayed on page PX1 of the Bloomberg screen. If any relevant price is not available on a timely basis on page PX1 of the Bloomberg screen or is manifestly erroneous, the relevant price information may be obtained from such other quotation service as the lead dealer manager shall select in its sole discretion, the identity of which shall be disclosed by the dealer managers to tendering holders. Although the Benchmark Treasury Yields will be determined based solely on the sources described above, information regarding the prices of Benchmark Treasury Notes also may be found in The Wall Street Journal.

     As soon as practicable after the pricing time, but in any event before 9:00 a.m., New York City time, on the following business day, we will publicly announce by press release to the Dow Jones News Service: (i) for the old notes: the Old Note Benchmark Treasury Yield, the Old Note Reference Yield, the Old Note Price, the Exchange Ratio and the Total Consideration to be received by tendering holders if the exchange offer is consummated and (ii) for the new notes: the New Note Benchmark Treasury Yield, the New Note Price and the annual interest rate.

     In the event any dispute arises with respect to the Benchmark Treasury Yields, Old Note and New Note Reference Yield, the Exchange Ratio, Old Note Price, interest rate on the new notes or any quotation or calculation with respect to the exchange offer, the lead dealer manager's determination shall be conclusive and binding absent manifest error.

Expiration Time; Extension; Amendment; Termination


     The expiration time will be noon, New York City time, on January 14, 2003, unless we extend it in our sole discretion.

     In the event the exchange offer is extended, the term "expiration date" with respect to the exchange offer shall mean the date on which the exchange offer as so extended shall expire.

     We expressly reserve the right, in our sole discretion, subject to applicable law, to:

o extend or terminate the exchange offer and not accept for exchange any tendered old notes, if any of the conditions specified in "--Conditions" is not satisfied or waived,

o waive any condition to the exchange offer and accept all old notes tendered pursuant to the exchange offer,

o extend the exchange offer and retain all old notes tendered pursuant to the exchange offer until the expiration of the exchange offer, subject, however, to the withdrawal rights of holders, see "--Withdrawals of Tenders",

o    amend the terms of the exchange offer, and

o modify the form of the Total Consideration to be paid pursuant to the exchange offer.

     If the Total Consideration offered with respect to the exchange offer is changed, the exchange offer will remain open at least ten business days from the date public notice of such change is given. If the exchange offer is extended, the Old Note Price, the New Note Price, the Exchange Ratio and the interest rate on the new notes will be determined based on the Benchmark Treasury Yields at 4:00 p.m., New York City time, on the third business day prior to the extended expiration time.

     Any extension, termination or amendment will be followed as promptly as practicable by a public announcement and notification. In the case of any extension, a public announcement will be issued prior to 9:00 a.m. New York City time, on the next business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we shall not be obligated to publish, advertise or otherwise communicate any such public announcement other than by release to the Dow Jones News Service, with a copy to DTC, Euroclear and Clearstream, Luxembourg, or otherwise as required by law. In the event of any extension of the exchange offer, all old notes tendered pursuant to the exchange offer and not subsequently withdrawn will remain subject to, and holders will continue to have, withdrawal rights until the expiration of, the exchange offer.

     In the event that the exchange offer is terminated, withdrawn or otherwise not consummated, the Total Consideration will not be paid or become payable to holders of old notes who have validly tendered their old notes in connection with the exchange offer. In any such event, the old notes previously tendered pursuant to the exchange offer will be promptly returned to the tendering holder.


Conditions

     We will not be required to accept any validly tendered old note and may terminate the exchange offer or delay the acceptance of the old notes for exchange if any of the following events occurs on or prior to the expiration date:

     . any action or proceeding is instituted or threatened before any court or governmental agency challenging the exchange offer or directly or indirectly relating to the exchange offer or which, in our reasonable judgment would or might impair a contemplated purpose of the exchange offer; any development occurs in any pending action or proceeding which in our reasonable judgment, would or might (1) prohibit, prevent, restrict or delay consummation of the exchange offer, or (2) impair a contemplated purpose of the exchange offer;

     . any statute, rule or regulation is proposed or enacted, or any action is taken by any governmental authority, which in our reasonable judgment, would or might (1) prohibit, prevent, restrict or delay consummation of the exchange offer, (2) impair a contemplated purpose of the exchange offer, or (3) result in the imposition of exchange controls by the United States or Chile;

     . any change, or development involving a prospective change, occurs which in our reasonable judgment, has had or may have a material adverse effect on the exchange offer or a contemplated purpose of the exchange offer;

     . in our reasonable judgment, any actual or threatened legal impediment exists (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer;

     . any of our securities are suspended or materially limited for trading in the Santiago Stock Exchange, the New York Stock Exchange or any other exchange or quotation system where any of our securities are listed or quoted; or

     . any other event occurs, or shall be likely to occur, that in our reasonable judgment may materially affect our business, financial or other condition, income, operations, properties, assets, liabilities or prospects.

     The conditions listed above are for our sole benefit and we may, subject to applicable law, waive them, in whole or in part. Any determination we make concerning an event, development or circumstance described or referred to above will be final and binding on all parties to the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right.

     The exchange offer is not conditioned upon a minimum number of old notes being tendered.

Procedure for Tendering Old Notes

     If you are a beneficial owner of old notes, you must contact the broker, dealer, commercial bank, trust company or other custodian through which you hold your notes to ask that your old notes be tendered on your behalf. If your old notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg for tendering through Euroclear or Clearstream, Luxembourg.

     As of the date of this prospectus all of the old notes are held by the nominee of DTC. The old notes are recorded on DTC's books in the names of DTC participants (each a "DTC participant") who hold the existing notes for beneficial owners or other custodians.

     The exchange agent and DTC have confirmed that the exchange offers are eligible for ATOP. Accordingly, a DTC participant may only tender existing notes by electronically transmitting its acceptance of the exchange offer through ATOP. DTC will then verify the acceptance, execute a book-entry transfer to the exchange agent's account at DTC, and send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering existing notes that are subject of such confirmation of book-entry transfer and that such DTC participant has received and agrees to be bound by terms of the letter of transmittal and that we may enforce the terms of the letter of transmittal against such DTC participant.

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your existing notes. ALTHOUGH YOU SHOULD NOT DELIVER A COMPLETED LETTER OF TRANSMITTAL WHEN YOU TENDER YOUR EXISTING NOTES BY BOOK-ENTRY DELIVERY, YOU ARE STILL BOUND BY THE TERMS OF THE LETTER OF TRANSMITTAL.

     You should not send any document relating to the exchange offer to us, the information agent, the dealer managers or DTC.

     You may tender old notes only in principal amounts of at least US$1,000 and only in integral multiples of US$1,000. You may tender fewer than all of your old notes provided you appropriately indicate that fact in accordance with the procedures established by DTC, Euroclear or Clearstream, Luxembourg, as the case may be, for tendering through those institutions. We will not accept tenders of old notes in principal amounts less than US$1,000 or that are not integral multiples of US$1,000.

     We reserve the right to determine all questions as to tenders, including the date and time of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. Alternate, conditional or contingent tenders will not be considered valid. We reserve the right to reject any tender not in proper form or otherwise not valid or the acceptance of which may, in our opinion, be unlawful or to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer will be final and binding. None of us, the dealer managers, the exchange agent or the information agent or any other person shall be obligated or under any duty to give notice of any defects or irregularities in tenders, nor shall any of the foregoing incur any liability for failure to give notice of any defects or irregularities. Tenders will not be deemed valid unless and until all defects and irregularities are cured or waived.

Bond Powers; Signature Guaranty

     If the registered holder of the old notes (as such holder appears in a DTC securities position listing as the owner of such old notes as of the time of tender) is a person other than the DTC participant referred to in the applicable agent's message, the tender must be accompanied by appropriate bond powers, signed exactly as the name of such registered holder appears in such securities position listing, with the signature on the bond powers guaranteed as described below.

     Signatures must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, unless the old notes tendered thereby are tendered (a) by the registered holder of such old notes (as such holder appears on the books of the transfer agent for the old notes or in a DTC securities position listing as the owner of such old notes as of the time of tender) and that registered holder has not completed the box entitled "Special Delivery Instructions" on the letter of transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States. We refer to any such institution as an "eligible institution".

Guaranteed Delivery Procedures

     If a holder of old notes desires to tender such old notes and such holder cannot complete the procedure for book-entry transfer on a timely basis, a tender may be effected if:

         (a) the tender is made through an eligible institution;

          (b) prior to the expiration time, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of old notes and the principal amount of old notes to be delivered stating that the delivery is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the letter of transmittal, if applicable, and any other documents required thereby will be deposited by the eligible institution with the depositary; and

          (c) a confirmation of a book-entry transfer of such old notes into the exchange agent's applicable account at a book-entry transfer facility as described above, the applicable letter of transmittal and all other documents required thereby are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of such notice of guaranteed delivery.



Letter of Transmittal; Representations, Warranties and Covenants of Holders of Old Notes


     The letter of transmittal contains various terms and conditions that are part of the exchange offer. Accordingly, you should read the letter of transmittal carefully.


     Upon tender of any old notes, the tendering holder, and the beneficial owner of such old notes on whose behalf the holder has tendered, will each be deemed, among other things, to:

          (a) sell, assign and transfer to us or upon our order, or to such other person or persons as we may direct, all right, title and interest in and to all of the old notes tendered;

          (b) waive any and all other rights with respect to such old notes;

          (c) release and discharge us from any and all claims presently existing or arising out of, or related to the old notes, including without limitation, any claims that such holder or beneficial owner is entitled to receive additional principal, interest or dividend payments with respect to such old notes, or to participate in any redemption or defeasance of such old notes;

          (d) irrevocably appoint the exchange agent the true and lawful agent and attorney-in-fact of such holder or beneficial owner (with full knowledge that the exchange agent also acts as our agent) with respect to the old notes tendered, with full powers of substitution and revocation (such power of attorney shall be deemed to be an irrevocable power coupled with an interest), to (i) transfer ownership of such old notes on the account books maintained by DTC to us or upon our order, or to such other person or persons as we may direct; (ii) complete and execute all or any forms of transfer and other such documents, and to deliver any document of title or evidencing transfer or authenticity, as the exchange agent may deem necessary to vest ownership of such old notes in us or our nominee;
     (iii) receive all benefits and otherwise exercise all rights of beneficial ownership in respect of such old notes, and (iv) execute all such other documents and do all such other acts as in the opinion of the exchange agent may be necessary or expedient for the purpose of, or in connection with, the tender of such old notes, the acceptance of the exchange offer and the transfer of ownership of such old notes to us or our nominee. Such procedures will apply in lieu of any and all other procedures set forth in the indenture, which will be deemed waived upon tender; and

          (e) make certain requests, representations and warranties that are set forth in the letter of transmittal.


Withdrawals of Tenders

     If you tender old notes, you may withdraw that tender at any time prior to the expiration time. You may not withdraw a tender of old notes after the expiration time. To be effective, your notice of withdrawal must be timely received by the exchange agent at one of its addresses set forth on the back cover page of this prospectus and must (a) specify the name of the participant for whose account such old notes were tendered and such participant's account number at DTC to be credited with the withdrawn old notes, (b) specify the principal amount of the old notes to be withdrawn, and (c) be signed by such participant in the same manner as the participant's name is listed on the applicable agent's message). In addition, the signature on the notice of withdrawal must be guaranteed by an eligible institution unless such old notes have been tendered for the account of an eligible institution. The exchange agent will return the properly withdrawn old notes as soon as practicable following receipt of notice of withdrawal. All questions as to the validity (including time of receipt) of notices of withdrawals will be determined by us, in our sole discretion, and such determination will be final and binding on all parties. None of us, the dealer managers, the exchange agent or the information agent or any other person shall be obligated or under any duty to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of the foregoing incur any liability for failure to give notice of any defects or irregularities. Withdrawals will not be deemed valid unless and until all defects and irregularities are cured or waived.

     Withdrawals of tenders can only be accomplished in accordance with the foregoing procedures. Withdrawals of tenders of old notes may not be rescinded, and any tenders properly withdrawn will thereafter be deemed not validly made or given for purposes of the exchange offer. Properly withdrawn old notes may, however, be re-tendered or re-given by again following the procedures described in "--Procedure for Tendering Old Notes" above at any time prior to the relevant deadline.

Acceptance of Tenders; Settlement of Exchange Offer

     Subject to the terms and conditions of the exchange offer, we will, within one business day following the date on which the expiration time occurs, accept for exchange (by delivery of a notice of acceptance from us to the exchange agent) all old notes properly tendered and not withdrawn. We will publicly announce our acceptance of old notes for exchange by issuing a press release.

     Thereafter, we will settle the exchange offer by issuing new notes in exchange for accepted old notes on the third business day following the date on which the expiration time occurs (or as soon thereafter as practicable). We will return old notes that are not accepted for exchange promptly after the expiration time.


     Beneficial interests in new notes issued in exchange for validly tendered old notes will be recorded in records maintained by (i) DTC or its nominee or
(ii) institutions that have accounts with DTC.

     Payment of the dollar cash amounts will be made by deposit of such amounts in immediately available funds by us promptly after the exchange offer expiration time with the exchange agent, which will act as agent for tendering holders for the purpose of receiving payment from us and transmitting such payment to tendering holders. Under no circumstances will interest be paid by us including by reason of any delay in making payment by the exchange agent.

Certain Effects of the Exchange Offer

     Successful completion of the exchange offer will reduce the aggregate principal amount of outstanding old notes and may reduce the number of beneficial owners of the remaining old notes. As a result, depending on the aggregate principal amount of old notes exchanged, the successful completion of the exchange offer may adversely affect the liquidity and market prices of the remaining old notes. See "Risk Factors--Risks Associated with the Exchange Offer--The Liquidity of the Old Notes Will Be Reduced".

Other Purchases of Old Notes

     Whether or not the exchange offer is consummated, we or our affiliates may from time to time acquire old notes, otherwise than pursuant to the exchange offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers, or otherwise, for such consideration as we may determine, which may be more or less valuable than the value of the consideration to be paid pursuant to the exchange offer.

Solicitation of Tenders; Expenses; Source of Funds

     Except as described below under "Exchange Agent, Dealer Managers and Information Agent," we have not retained any agent in connection with the exchange offer and will not make any payments to brokers, dealers, salespersons or other persons for soliciting or recommending acceptances of the exchange offer. However, we will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of the old notes.

Regulatory Approvals

     The exchange offer is not subject to any regulatory approval in Chile. However, in order to maintain guaranteed access to the Formal Exchange Market to purchase US dollars to pay principal and interest on the notes, we intend to register the exchange offer with the Central Bank as an amendment of the registration of the original offer.

     If the Central Bank does not consider the exchange offer to be an amendment of the original registration, we will only be required to inform the Central Bank of the new terms of the notes. In this event, however, we will not have guaranteed access to the Formal Exchange Market to purchase US dollars for repayment with respect to the new notes. See "Risk Factors--Risks Relating to our Notes--The new notes may not have the same guaranteed access to US dollars for repayment as the old notes".

Old Notes Owned by Our Affiliates

     Our affiliate Santander Investment Chile Limitada owns 3.72%
(US$11,150,000) of the outstanding old notes. Santander Investment Chile Limitada is a subsidiary of Santander Central Hispano, our controlling shareholder.

                   COMPARISON OF MATERIAL DIFFERENCES BETWEEN
                       THE OLD NOTES AND THE NEW NOTES

     The following is a summary of the material differences between the terms of the old notes and the new notes. For a description of the terms of the new notes, see "Description of the Notes". Other than as described below, the new notes will not differ in any material respects from the old notes. The new notes will be issued under the same indenture as the old notes.

                                Old Notes                        New Notes
                           ----------------------          ---------------------
Maturity ...............      July 18, 2007                     July 18, 2012


Interest Rate ..........           7%                                 *


-----------
* Rate to be determined based on the fixed-spread methodology described under "The Exchange Offer--Terms of the Offer".



              EXCHANGE AGENT, DEALER MANAGERS AND INFORMATION AGENT


     We have retained JPMorgan Chase Bank to act as exchange agent, J.P. Morgan Securities Inc. to act as lead dealer manager, Santander Central Hispano Investment Securities Inc. to act as co-dealer manager and D.F. King & Co., Inc. to act as information agent in connection with the exchange offer. As compensation for their services, we will pay the exchange agent, the dealer managers and the information agent customary fees. We have also agreed to reimburse the exchange agent, the dealer managers and the information agent for their out-of-pocket expenses (including the fees and disbursements of counsel) and to indemnify them against certain liabilities, including liabilities under federal securities laws.


     No person or firm has been retained to render an opinion regarding the fairness of the terms of the exchange offer to the holders of the old notes, and no such opinion will be prepared or delivered.

     None of the exchange agent, the dealer managers or the information agent assumes any responsibility for the accuracy or completeness of the information concerning us or our affiliates, the old notes or the new notes contained in this prospectus or for any failure by us to disclose events that may have occurred and may affect the significance or accuracy of such information.

     The dealer managers, in the ordinary course of their respective businesses, make markets in our securities, including the old notes. As a result, from time to time, the dealer managers may own certain of our securities, including the old notes.

     Our affiliate Santander Central Hispano Investment Securities Inc. will be co-dealer manager in connection with the offer and sale of new notes in the exchange offer. The offering of the notes will be conducted in compliance with any applicable requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers Regulation Inc., regarding the offering by Santander Central Hispano Investment Securities Inc. of the securities of an affiliate. In addition, Santander Central Hispano Investment Securities Inc. may use this prospectus in connection with offers and sales related to market-making activities. Santander Central Hispano Investment Securities Inc. may act as a principal agent in any of these transactions. These sales will be made at negotiated prices related to the prevailing market prices at the time of the sale.

                SELECTED HISTORICAL FINANCIAL AND OTHER DATA

     The following information has been derived from the audited financial statements of Santiago and Old Santander-Chile as of and for the years ended December 31, 1997 through 2001 and from the unaudited interim financial statements of Santiago and Old Santander-Chile as of and for the six months ended June 30, 2001 and 2002. The financial statements are prepared in accordance with Chilean GAAP and the rules of the Chilean Superintendency of Banks, which together differ in certain significant respects with US GAAP. The information is only a summary and you should read it together with the historical financial statements and related notes contained in this prospectus and the annual reports and other information that we at Old Santander-Chile and Santiago have filed with the SEC which is incorporated by reference herein. See "Where You Can Find More Information". The financial statements as of and for the six months ended June 30, 2002 may not be indicative of the results we will obtain for the fiscal year 2002 or for any other period.

     Under Chilean GAAP, the merger between Santiago and Old Santander-Chile is being accounted for as a "pooling of interests" on a prospective basis. As such, the historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Under US GAAP, the merger between these two, which have been under common control since May 3, 1999, is accounted for in a manner similar to a pooling of interests. As a consequence of the merger, Santander Chile is required to restate its US GAAP historical financial statements previously issued for all periods to retroactively reflect the merged bank as if Santiago and Old Santander-Chile had been combined throughout the periods during which common control existed. Under US GAAP, for periods presented prior to May 3, 1999, the reported financial information reflects book values of Old Santander-Chile, which had been under Banco Santander Central Hispano's control since 1978. See Note 25(a) to Santiago's Consolidated Financial Statements.


     Unless otherwise indicated, US dollar amounts have been translated from Chilean pesos based on the observed exchange rate of Ch$747.62 per US$1.00 as reported by the Central Bank on September 30, 2002. The rate reported by the Central Bank is based on the rate for the prior business day in Chile and is the exchange rate specified by the Chilean Superintendency of Banks for use by Chilean banks in the preparation of their financial statements.

          SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF SANTIAGO

                                                                                            As of and for the six months ended
                                       As of and for the years ended December 31,                        June 30,
                               ----------------------------------------------------------   ----------------------------------
                                  1997        1998        1999        2000        2001        2001        2002        2002
                               ----------  ----------  -----------  ---------  ----------   ----------  ---------  -----------
                                  (in millions of constant Ch$ as of December                  (in millions of          (in
                                                 31, 2001)(1)                                      constant        thousands of
                                                                                              Ch$ as of June 30,    US$)(1)(2)
                                                                                                    2002)
CONSOLIDATED INCOME
   STATEMENT DATA
Chilean GAAP:

Interest revenue ............. Ch$618,754  Ch$674,689  Ch$568,848  Ch$625,509  Ch$579,607  Ch$299,952  Ch$269,522  US$360,507
Interest expense .............   (409,980)   (459,904)   (358,528)   (391,652)   (327,033)   (167,541)   (130,312)   (174,302)
   Net interest
     revenue .................    208,774     214,785     210,320     233,857     252,574     132,411     139,210     186,205
   Provision for loan
     losses ..................    (18,921)    (39,758)    (66,981)    (46,220)    (46,567)    (22,566)    (21,773)    (29,123)
   Net interest
     revenue after
     provisions for
     loan losses .............    189,853     175,027     143,339     187,637     206,007     109,845     117,437     157,082
   Total fees and
     income from
     services, net ...........     30,245      33,433      33,215      39,417      42,109      23,694      22,818      30,520
   Loan loss
   recoveries ................      9,503       5,952       8,557       9,086      11,336       5,696       6,803       9,100
   Total other
     operating
     income, net .............        881       8,725      21,821      16,561      18,742       7,926       6,680       8,935
   Other income
     (expenses), net(3) ......      4,686       2,999         208      (5,995)     (1,361)     (4,680)        601         804
   Operating expenses ........   (150,157)   (138,399)   (151,351)   (143,413)   (153,992)    (74,372)    (78,119)   (104,491)
   Loss from
     price-level
     restatement .............    (14,430)    (11,942)     (7,125)    (11,628)     (7,617)     (3,737)     (1,002)     (1,340)
   Income before
     income taxes ............     70,581      75,795      48,664      91,665     115,224      64,372      75,218     100,610
   Income taxes ..............       (515)       (435)      5,880        (411)      3,540         732      (8,232)    (11,011)
   Net income ................     70,066      75,360      54,544      91,254     118,764      65,104      66,986      89,599

US GAAP:
Net interest income(4) .......    161,252     167,151     343,319     421,835     465,521     249,878     272,091     363,943
Provision for loan
   losses ....................    (33,473)    (33,551)    (83,134)    (55,016)    (69,570)    (34,583)    (23,350)    (31,232)
Amortization of
   goodwill ..................     13,142      13,301      30,058      38,996      38,996      19,585           -           -
Net income ...................     30,720      21,943      64,053     130,685     154,883      93,141     121,942     163,108
Long-term borrowings .........  1,288,143   1,362,167   3,315,124   3,062,309   3,730,767   3,624,738   3,755,275   5,022,973

CONSOLIDATED BALANCE
   SHEET DATA
Chilean GAAP:
Cash and due from
   banks .....................    324,659     532,524     361,487     515,982     555,605     686,372     627,055     838,735
Financial
   investments(5) ............    479,276     526,643     739,664     570,750     944,387     823,522     908,709   1,215,469
Loans, net of
   allowances ................  4,497,623   4,697,386   4,491,485   4,626,925   4,945,190   4,884,666   5,073,054   6,785,603
Loan loss allowances .........    (46,294)    (64,875)    (92,550)    (89,296)    (94,468)    (91,289)    (94,443)   (126,325)
Total assets .................  5,536,260   6,004,913   5,841,364   6,031,992   6,760,916   6,856,611   6,968,150   9,320,444
Deposits .....................  2,549,862   3,122,978   3,109,455   3,138,268   3,476,343   3,599,606   3,733,571   4,993,942
Other interest-bearing
   liabilities ...............  2,024,070   1,900,172   1,841,596   1,976,343   2,264,913   2,174,073   2,220,672   2,970,322
Shareholders'
   equity(6) .................    475,432     490,488     470,291     510,357     538,989     487,788     490,126     655,582

US GAAP:
Total assets(4) ..............  4,203,749   4,364,582  10,645,823  10,209,619  11,648,287  11,502,380  12,054,110  16,123,311
Shareholders'
   equity(7) .................    576,676     571,903   1,353,294   1,383,143   1,371,478   1,380,481   1,610,390   2,154,022
Goodwill .....................    220,875     207,580     581,390     542,394     503,398     524,351     614,963     822,561


                                                                                                        As of and for the
                                                                                                        six months ended
                                                         As of and for the years ended December 31,          June 30,
                                                      -----------------------------------------------  ------------------
                                                         1997      1998     1999      2000     2001      2001      2002
                                                      --------- --------- -------- --------- --------- --------- --------
CONSOLIDATED RATIOS
Chilean GAAP:
Profitability and Performance
Net interest margin(8) ..............................     4.5%      4.1%      3.9%     4.6%      4.5%      4.9%     4.6%
Return on average total assets(9) ...................     1.4%      1.3%      0.9%     1.6%      1.9%      2.1%     1.9%
Return on average shareholders' equity(10) ..........    18.2%     15.9%     12.2%    19.8%     23.2%     26.5%    25.5%
Capital
Average shareholders' equity as a percentage of
   average total assets .............................     7.0%      8.0%      7.4%     8.1%      8.1%      8.0%     7.6%
Total liabilities as a multiple of shareholders'
   equity ...........................................     10.6      11.2      11.4     10.8      11.5      13.1     13.2
Bank regulatory capital as percentage of minimum
   regulatory capital required ......................  212.69%   240.96%   247.69%  243.61%   217.65%   197.79%   211.1%
Credit Quality
Loan loss allowances as a percentage of
   non-performing loans(11) .........................    74.2%     59.8%     57.9%    79.7%     88.6%     87.6%    77.4%
Non-performing loans as a percentage of total
   loans(11) ........................................     1.4%      2.3%      3.5%     2.4%      2.1%      2.1%     2.4%
Loan loss allowances as a percentage of total
   loans ............................................     1.0%      1.4%      2.0%     1.9%      1.9%      1.8%     1.8%
Past due loans as a percentage of total loans(12) ...     0.6%      1.1%      1.3%     1.3%      1.3%      1.3%     1.3%
Operating Ratios
Operating expenses/operating revenue(13) ............    62.6%     53.9%     57.0%    49.5%     49.1%     45.3%    46.3%
Operating expenses/average total assets .............     2.9%      2.3%      2.5%     2.5%      2.4%      1.2%     1.1%
Consolidated risk index .............................    0.84%     1.05%     1.52%    1.37%     1.35%     1.37%    1.39%
Ratio of earnings to fixed charges:(14)
   Including interest on deposits ...................     1.17      1.17      1.14     1.23      1.35      1.38     1.58
   Excluding interest on deposits ...................     1.38      1.50      1.38     1.50      1.68      1.76     2.09

US GAAP:
Profitability and Performance

Net interest margin(15) .............................     4.3%      4.2%      3.5%     4.3%      4.5%      4.6%     4.5%
Return on average total assets(16) ..................     0.7%      0.5%      0.6%     1.3%      1.4%      0.8%     1.0%
Return on average shareholders' equity(17) ..........     5.5%      3.8%      4.9%     9.6%     11.2%      6.9%     8.2%
Ratio of earnings to fixed charges:(14)
   Including interest on deposits ...................     1.11      1.07      1.19     1.25      1.36      1.41     1.68
   Excluding interest on deposits ...................     1.27      1.18      1.47     1.56      1.71      1.83     2.31

CREDIT QUALITY
Past-due loans to total loans .......................     0.8%      1.1%      1.1%     1.4%      1.3%      0.9%     0.9%
Provisions for loan losses to total loans ...........     1.0%      1.0%      1.5%     1.3%      1.2%      1.2%     1.1%

OTHER DATA
GDP Growth Rate(%) ..................................     6.6%      3.2%    (1.0)%     4.4%      2.8%      3.8%     1.7%
Inflation Rate(18) ..................................     6.0%      4.7%      2.3%     4.5%      2.6%      3.6%     2.0%
Revaluation (Devaluation) Rate (Ch$/US$) at
   period end(18) ...................................     3.5%      7.7%     11.4%     8.5%     14.6%      9.4%     6.3%

------------------
(1)  Except percentages and ratios.

(2) Amounts stated in US dollars as of and for the six months ended June 30, 2002 have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 = US$1.00 as of September 30, 2002. See "Exchange Rates" for more information on the observed exchange rate.


(3) Includes non-operating income, non-operating expenses and income attributable to investments in other companies as presented in the unaudited interim consolidated statement of income for the six-month periods ended June 30, 2001 and 2002.

(4) Net interest income and total assets on a US GAAP basis have been determined by applying the relevant US GAAP adjustments to net interest income presented in accordance with Article 9 of Regulation S-X but calculated on a Chilean GAAP basis (see Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements).

(5) Includes principally Chilean government securities, corporate securities, other financial investments and investment collateral under agreements to repurchase.

(6) Shareholders' equity as of year or period end includes net income for that period.

(7) Shareholders' equity as of year or period end. See Note 25(v) to Santiago's Consolidated Financial Statements Note 17 to Santiago's Interim Unaudited Financial Statements.

(8) Net interest revenue (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average interest earning assets (as presented in "Selected Statistical Information" in Santiago's Form 20-F).


(9) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets as presented in "Item 4: Information on the Company--Selected Statistical Information" in Santiago's Form 20-F.


(10) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average shareholders' equity as presented in "Item 4: Information on the Company--Selected Statistical Information" in Santiago's Form 20-F.


(11) Non-performing loans consist of non-accrual loans and restructured loans earning no interest. Pursuant to regulations of the Chilean Superintendency of Banks, we cease to accrue interest on a loan as soon as it becomes overdue as to any payment of principal or interest.


(12) Past due loans are loans that are 90 days or more overdue.


(13) Operating revenue includes "Net interest revenue," "Total fees and income from services, net" and "Other operating income, net".


(14) For the purpose of computing the ratios of earnings to fixed charges, earnings consist of earnings before income tax and fixed charges. Fixed charges consist of gross interest expense (excluding and including interest on deposits) and the proportion deemed representative of the interest factor of rental expense.


(15) Net interest margin on a US GAAP basis has been determined by applying the relevant US GAAP adjustments to net interest income presented in accordance with Article 9 of Regulation S-X but calculated on a Chilean GAAP basis. See Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements.


(16) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets. Average total assets were calculated as an average of the beginning and ending balance for each year, and total assets on a US GAAP basis has been determined by applying the relevant US GAAP adjustments to total assets presented in accordance with Article 9 of Regulation S-X. See Note 25(x) to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements.


(17) Average shareholders' equity was calculated as an average of the beginning and ending balance for each year. Shareholders' equity on a US GAAP basis has been determined by applying the relevant US GAAP adjustments to shareholders' equity presented in accordance with Article 9 of Regulation S-X. See Note 25(x) to Santiago's Consolidated Financial Statements and
     Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements.


(18) Based on information published by the Central Bank.

                  SELECTED HISTORICAL FINANCIAL AND OTHER DATA
                             OF OLD SANTANDER-CHILE


                                                                                       As of and for the six months ended
                                   As of and for the years ended December 31,                      June 30,
                             --------------------------------------------------------  -----------------------------------
                               1997       1998        1999        2000        2001       2001        2002         2002
                             ---------  ---------   ---------   ----------  ---------  ---------   ----------   ----------
                            (in millions of constant Ch$ as of December 31, 2001)(1)     (in millions of            (in
                                                                                            constant           thousands of
                                                                                       Ch$ as of June 30,        US$)(1)(2)
                                                                                              2002)
CONSOLIDATED INCOME
   STATEMENT DATA

Chilean GAAP:
Interest revenue ........   Ch$521,380  Ch$554,207  Ch$520,241  Ch$548,917  Ch$501,860 Ch$263,076  Ch$239,809   US$320,763
Interest expense ........     (350,586)   (391,259)   (317,653)   (351,025)   (286,050)  (148,075)   (112,569)    (150,570)
Net interest revenue ....      170,794     162,948     202,588     197,892     215,810    115,001     127,240      170,193
Provision for loan
   losses ...............      (41,819)    (48,336)    (60,959)    (43,617)    (48,424)   (26,394)    (13,787)     (18,441)
Net interest revenue
   after provision for
   loan losses ..........      128,975     114,612     141,629     154,275     167,386     88,607     113,453      151,752
Fees and income from
   services, net ........       33,150      39,698      34,372      35,377      44,870     22,897      22,741       30,418
Gains (losses) from
   trading and
   brokerage
   activities, net ......       (3,008)       (790)      6,470       9,288       7,199     12,522      11,028       14,751
Foreign exchange
   transactions, net ....       11,474      24,408      10,639      20,548      19,690     (2,077)    (11,139)     (14,899)
Other operating income
   (expenses), net (3) ..           --          --      (8,407)     (7,851)    (10,338)    (6,386)     (4,972)      (6,651)
Subtotal ................        8,466      23,618       8,702      21,985      16,551      4,059      (5,083)      (6,799)
Other income
   (expenses), net:
   Recovery of loans
     previously charged
     off ................        8,356      10,039      11,276      12,428      12,140      5,801       6,270        8,387
Minority interest .......          (28)        253        (200)        (71)        (86)       (50)        (80)        (107)
   Total other income
     (expenses) (4) .....        4,989       4,315         436         (15)     (2,127)      (737)     (7,970)      10,661
Subtotal ................       13,317      14,607      11,512      12,342       9,927      5,064      (1,700)      (2,274)
Operating expenses (3) ..     (130,674)   (129,618)   (123,281)   (119,399)   (123,436)   (59,486)    (60,627)     (81,093)
Loss from price-level
   restatement ..........      (10,723)     (7,396)     (4,351)     (8,354)     (6,155)    (3,334)     (1,283)      (1,716)
Income before income
   taxes ................       42,511      52,521      68,583      96,226     109,143     57,757      67,421       90,181
Income taxes ............       (5,776)     (5,806)     (9,961)    (14,790)    (17,050)    (9,282)    (10,490)     (14,031)
Net income ..............       36,735      46,715      58,622      81,436      92,093     48,475      56,931       76,150



                                                                                       As of and for the six months ended
                                               As of December 31,                                  June 30,
                            --------------------------------------------------------   -----------------------------------
                                 1997      1998        1999        2000         2001       2001        2002        2002
                            ----------   ---------  ----------  ----------   ---------- ----------  ----------  ----------
                              (in millions of constant Ch$ as of December 31, 2001)(1)     (in millions of           (in
                                                                                          constant Ch$ as of      thousands
                                                                                            June 30, 2002)        of US$)(2)
CONSOLIDATED BALANCE
   SHEET DATA
Chilean GAAP:
Financial investments ..       779,126   1,022,178   1,375,174    1,405,015   1,566,922  1,387,386   1,483,139   1,983,814
Loans, net of
   allowance for loan
   losses ..............     3,133,186   3,096,182   3,293,395    3,187,488   3,474,862  3,359,958   3,475,736   4,649,068
Total assets ...........     4,408,107   4,835,497   5,275,507    5,258,683   5,842,177  5,661,861   6,072,457   8,122,385
Deposits ...............     2,350,213   2,671,042   3,001,132    3,013,556   3,259,850  3,172,407   3,374,569   4,513,749
Other interest-bearing
   liabilities .........     1,324,709   1,402,174   1,496,867    1,485,924   1,609,196  1,496,902   1,634,228   2,185,907
Shareholders' equity ...       355,316     374,193     366,211      409,176     453,869    411,506     419,704     561,387

                                                                                                    As of and for
                                                                                                 the six months ended
                                            As of and for the year ended December 31,                   June 30,
                                   -----------------------------------------------------------  -----------------------
                                     1997         1998        1999        2000         2001        2001        2002
                                   ----------  ----------  ----------  -----------  ----------  -----------  ----------
CONSOLIDATED RATIOS
Chilean GAAP:
Profitability and Performance:
Net interest margin(5) ...........      4.57%       4.11%        4.55%       4.29%       4.55%        4.99%       5.02%
Return on average total
   assets(6) .....................      0.83%       1.02%        1.04%       1.52%       1.71%        1.75%       1.93%
Return on average
   shareholders' equity(7) .......     10.21%      11.98%       16.50%      20.16%      21.45%       23.06%      25.53%
Ratio of earnings to fixed
   charges(8)
   Including interest on
     deposits ....................      1.12        1.13         1.22        1.27        1.38         1.39        1.59
   Excluding interest on
     deposits ....................      1.30        1.34         1.50        1.69        1.82         1.85        2.18
Capital:
Period-end shareholders'
   equity as a percentage of
   period-end total assets .......      8.06%       7.74%        6.94%       7.78%       7.77%        7.27%       6.91%
Bank regulatory capital as a
   percentage of minimum
   regulatory capital
   required(9) ...................    175.88%     236.46%      201.83%     217.63%     215.15%      221.17%     198.61%
Minimum effective equity
   required as a percentage
   of bank's effective
   equity(10) ....................     --         163.33%      147.62%     153.34%     140.75%      174.89%     158.21%
Credit Quality:
Category "B-," "C" and "D"
   loans as a percentage of
   total loans(11) ...............      2.62%       2.48%        2.61%       3.00%       2.49%        2.99%       2.46%
Past due loans as a
   percentage of total
   loans(12) .....................      1.31%       1.53%        1.68%       1.61%       1.36%        1.42%       1.37%
Reserves for loan losses as a
   percentage of category
   "B-," "C" and "D" loans .......     50.03%      64.11%       75.81%      68.12%      73.87%       71.88%      66.33%
Reserves for loan losses as a
   percentage of past due
   loans .........................    120.53%     103.82%      117.77%     126.48%     135.70%      151.80%     119.37%
Risk index
   (unconsolidated)(13) ..........      1.20%       1.27%        1.38%       1.51%       1.30%        1.58%       1.25%
Efficiency Ratios:
Operating expenses as a
   percentage of operating
   revenue, net(4)(14) ...........     61.52%      58.06%       50.08%      46.73%      44.52%       41.90%      41.84%
Operating expenses as a
   percentage of average
   total assets(4)(15) ...........      2.94%       2.82%        2.19%       2.22%       2.29%        1.08%       1.03%
OTHER DATA:
GDP growth rate(16) ..............       6.6%        3.2%        (1.0)%       4.4%        2.8%         3.8%        1.7%
Inflation rate ...................       6.0%        4.7%         2.3%        4.5%        2.6%         3.6%        2.0%
Price-level restatement factor ...       6.3%        4.3%         2.6%        4.7%        3.1%         1.5%        0.6%
Period-end Exchange Rate (Ch$
   per US$) ......................     439.81      473.77       527.7       572.68      656.20       626.65      697.62

--------------------
(1)  Except percentages and ratios.

(2) Amounts stated in US dollars as of and for the six months ended June 30, 2002 have been translated from Chilean pesos at the observed exchange rate of Ch$747.62 = US$1.00 for September 30, 2002. See "Exchange Rate" for more information on the observed exchange rate.

(3) In the year 2001 the Old Santander-Chile reclassified the variable portion of its sales force expense from "Administrative Expenses" to "Other Operating Expenses". In order to make the figures comparable, the same reclassification is reflected in the Consolidated Statement of Income of 1999 and 2000 for an amount of Ch$8,231 million and Ch$7,858 million, respectively. The efficiency ratio therefore, was also adjusted for this change from 51.80% to 50.08% in 1999 and from 48.37% to 46.73% in 2000.

(4) Includes non-operating income, non-operating expenses and income from investments in other companies as presented in the unaudited interim consolidated statement of income for the six-month periods ended June 30, 2001 and 2002.

(5) Net interest (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002 revenue) divided by average interest earning assets.

(6) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average total assets. Average total assets was calculated on the basis of daily balances of Santander Chile and on the basis of monthly balances for its subsidiaries.

(7) Net income (annualized, in the case of information for the six-month periods ended June 30, 2001 and 2002) divided by average shareholders' equity. Average shareholders' equity used in this calculation includes Santander Chile's net income, net of dividends paid in the applicable period.

(8) Earnings consist of earnings before income tax and fixed charges. Fixed charges consist of gross interest expense (excluding and including interest on deposits) and the proportion deemed representative of the interest factor of rental expense.


(9) In accordance with the General Banking Law, banks are required to have a minimum paid-in capital and reserves of at least 3% of its total unconsolidated assets.


(10) In accordance with the General Banking Law, banks are required to have a minimum effective equity of at least 8% of its consolidated risk-weighted assets, net of required reserves. In June 2002 the Superintendency of Banks modified the formula for calculating effective equity. Previously, the investment in subsidiaries was subtracted from effective equity and the risk weighted assets of the subsidiaries were not included in the total risk weighted assets of Old Santander-Chile. Currently, the investment in subsidiaries is no longer subtracted and the risk weighted assets of the subsidiaries are included in the bank's total risk weighted assets. As Old Santander-Chile's subsidiaries mainly invested in risk-free investments the net effect of this change is positive for the calculation of Old Santander-Chile's effective equity and BIS ratio.


(11) All loans in categories "B-," "C" and "D" are substandard loans. See "Item 5D: Asset and Liability Management--Loan Portfolio--Classification of Loan Portfolio".


(12) Past due loans include, with respect to any loan, only that portion of principal or interest that is 90 days or more overdue. See "Selected Statistical Information of Old Santander-Chile--Classification of Loan Portfolio Based on the Borrower's Payment Performance".


(13) Chilean banking regulations require the calculation of a risk index, calculated on an unconsolidated basis, relating to the classifications of Santander Chile's loans based on the payment performance of Santander Chile's borrowers. Does not include leasing loans. See "Selected Statistical Information of Old Santander-Chile--Classification of Loan Portfolio Based on the Borrower's Payment Performance--Analysis of Loan Loss Allowances".


(14) Operating expenses divided by net operating revenue. Net operating revenue consists of net interest revenue, fees and income from services, net and other operating income, net.


(15) Operating expenses divided by average total assets. Average total assets was calculated on the basis of daily balances of Santander Chile and on the basis of monthly balances for its subsidiaries.


(16) Central Bank of Chile. In 2001 the Central Bank of Chile changed the base year for calculating GDP from 1986 to 1996, and adjusted historical figures using this new base year. The figures presented for the period 1997-2002 use 1996 as the base year.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following pro forma financial information gives effect to the merger of Old Santander-Chile into Santiago through the exchange of shares or in the case of fractional shares, cash.

     The pro forma financial information is presented in accordance with guidelines specified by the SEC. The pro forma presentation is intended to reflect the hypothetical impact on historical financial statements if the proposed merger transaction occurred, with respect to the balance sheet, as of the pro forma balance sheet date and with respect to the income statement, as of the beginning of the pro forma income statement period. This pro forma presentation does not give effect to anticipated changes to be implemented by management to achieve consolidated cost savings nor other changes that may result from implementation of operational or strategic changes.

     The pro forma combined balance sheet at June 30, 2002 has been prepared as if the merger had been completed on June 30, 2002. The pro forma combined income statements for the year ended December 31, 2001 have been prepared as if the merger had been completed on January 1, 2001, and the pro forma combined income statements for the six-month period ended June 30, 2002 have been prepared as if the merger had been completed on January 1, 2002.


     Unless we indicate otherwise, the pro forma combined financial information is presented in constant Chilean pesos of June 30, 2002 purchasing power. The US dollar amounts disclosed in the pro forma combined financial information are presented solely for the convenience of the reader at the observed exchange rate for September 30, 2002 of Ch$747.62 per US$1.00. This translation should not be construed as a representation that Chilean pesos amounts actually represent US dollars or have been or could be converted into US dollars at such rate or at any other rate. See "Exchange Rates" for an explanation of the observed exchange rate.


Chilean GAAP Accounting Treatment

     Under Chilean GAAP, we intend to account for the transaction as a merger commonly referred to as a "pooling of interests" on a prospective basis based from the effective date of the transaction, without retroactively restating our historical financial statements issued prior to the date of the merger. In the pro forma presentation below, we have accounted for the transaction by combining our historical balance sheets and income statements after eliminating any transactions or balances between the two banks. The footnotes that follow the pro forma information provide additional explanation of the presentation.

     We have prepared and presented the pro forma combined financial information in accordance with Chilean GAAP, which differs in some respects from US GAAP. See "--Notes to the Unaudited Pro Forma Condensed Combined Financial Statements" for a description of the material differences between Chilean GAAP and US GAAP.

     We have also prepared a reconciliation between the pro forma combined financial information in accordance with Chilean GAAP and US GAAP. For a discussion of the differences between Chilean GAAP and US GAAP, see "--Accounting Treatment of Merger for US GAAP Purposes" below.

     The pro forma combined financial information of Old Santander-Chile and Santiago is for informational purposes only and does not represent either bank's financial position or results of operations as of any date or for any period, nor does it project either bank's financial position or results of operations as of any future date or for any future period.

              Unaudited Pro Forma Condensed Combined Balance Sheet
                               As of June 30, 2002

Historical financial information under Chilean GAAP (Unaudited)


                                                       1            2              3            4           5             6
                                                      Old                       Sub-Total     Merger    Pro Forma     Pro Forma
                                                Santander-Chile  Santiago         Banks    Adjustments   Combined      Combined
                                                ---------------  ---------     ----------  -----------  ----------   -----------
                                                         (in millions of constant Ch$ as of June 30, 2002)          (US$ thousands)
ASSETS
Cash and due from banks ...................         636,501        627,055      1,263,556       (244)    1,263,312     1,689,778
Financial investments .....................       1,483,139        908,709      2,391,848    (61,573)    2,330,275     3,116,924
Loans .....................................       3,533,317      5,167,497      8,700,814    (28,155)    8,672,659    11,600,357
Allowance for losses ......................         (57,581)       (94,443)      (152,024)        --      (152,024)     (203,344)
Bank premises and equipment, net ..........         109,958        115,514        225,472         --       225,472       301,586
Other .....................................         367,123        243,818        610,941         --       610,941       817,182
                                                  ---------      ---------     ----------    -------    ----------    ----------
     Total assets .........................       6,072,457      6,968,150     13,040,607    (89,972)   12,950,635    17,322,483
                                                  =========      =========     ==========    =======    ==========    ==========

LIABILITIES
Deposits:

     Current accounts .....................         441,585        508,712        950,297       (244)      950,053     1,270,770
     Bankers drafts and other deposits ....         557,759        462,095      1,019,854         --     1,019,854     1,364,134
     Saving accounts and time deposits ....       2,375,225      2,762,764      5,137,989    (12,836)    5,125,153     6,855,291
                                                  ---------      ---------     ----------    -------    ----------    ----------
     Total deposits ........................      3,374,569      3,733,571      7,108,140    (13,080)    7,095,060     9,490,195

Other interest liabilities:
Central Bank borrowings ...................          26,637         60,097         86,734         --        86,734       116,013
Investment under Agreements to Repurchase..         298,230        191,435        489,665        (65)      489,600       654,878
Mortgage finance bonds ....................         562,565      1,113,547      1,676,112    (32,986)    1,643,126     2,197,809
Foreign borrowings ........................         198,464        253,912        452,376         --       452,376       605,088
Bonds .....................................         362,928        493,469        856,397    (15,685)      840,712     1,124,518
Other interest-bearing liabilities ........         185,404        108,212        293,616    (28,155)      265,461       355,075
                                                  ---------      ---------     ----------    -------    ----------    ----------
     Total other interest-bearing
       liabilities ........................       1,634,228      2,220,672      3,854,900    (76,891)    3,778,009     5,053,381
Other liabilities .........................         643,285        523,781      1,167,066         --     1,167,066     1,561,042
                                                  ---------      ---------     ----------    -------    ----------    ----------
     Total liabilities ....................       5,652,082      6,478,024     12,130,106    (89,971)   12,040,135    16,104,618
                                                  ---------      ---------     ----------    -------    ----------    ----------
Minority interest .........................             671             --            671         --           671           898
                                                  ---------      ---------     ----------    -------    ----------    ----------
Shareholders' equity ......................         419,704        490,126        909,830         (1)      909,829     1,216,967
                                                  ---------      ---------     ----------    -------    ----------    ----------
Total liabilities and shareholders'
   equity .................................       6,072,457      6,968,150     13,040,607    (89,972)   12,950,635    17,322,483
                                                  =========      =========     ==========    =======    ==========    ==========


           See Notes to the Unaudited Pro Forma Financial Information.

             Unaudited Pro Forma Condensed Combined Income Statement
                  For the six-month period ended June 30, 2002



                                                            1           2           3             4             5             6
                                                     Old Santander-             Sub-Total       Merger      Pro Forma     Pro Forma
                                                         Chile      Santiago      Banks       Adjustments    Combined      Combined
                                                     -------------  ---------   ----------    ----------    ---------     ---------
                                                                (in millions of Ch$ as of June 30, 2002)                    (US$
                                                                                                                         thousands)
Historical Financial information under Chilean
GAAP (unaudited)
Interest revenue . . . . . . . . . . . . . . . . . .    239,809         269,522      509,331         (1)     509,330       681,269
Interest expense . . . . . . . . . . . . . . . . . .   (112,569)       (130,312)    (242,881)         1     (242,880)     (324,871)
Provision for loan losses  . . . . . . . . . . . . .    (13,787)        (21,773)     (35,560)        --      (35,560)      (47,564)
Total fees and income from services, net . . . . . .     22,741          22,818       45,559         --       45,559        60,939
Total other operating income (expenses), net . . . .     (5,083)          6,680        1,597         --        1,597         2,136
Personnel, administrative and other
 operating expenses  . . . . . . . . . . . . . . . .    (60,627)        (78,119)    (138,746)      (499)    (139,245)     (186,251)
Other non-operating income . . . . . . . . . . . . .     10,973          12,517       23,490         --       23,490        31,420
Other non-operating expense  . . . . . . . . . . . .    (12,673)         (5,113)     (17,786)    (1,338)     (19,124)      (25,580)
Loss from price level restatement, net . . . . . . .     (1,283)         (1,002)      (2,285)        --       (2,285)       (3,057)
                                                       --------        --------     --------   --------     --------      --------
Income before income taxes . . . . . . . . . . . . .     67,501          75,218      142,719     (1,837)     140,882       188,441
Income taxes . . . . . . . . . . . . . . . . . . . .    (10,490)         (8,232)     (18,722)        --      (18,722)      (25,042)
Minority interest . . . . . . . . . . . . . . . . .         (80)             --          (80)        --          (80)         (107)
                                                       --------        --------     --------   --------     --------      --------
Net income . . . . . . . . . . . . . . . . . . . . .     56,931          66,986      123,917     (1,837)     122,080       163,292
                                                       ========        ========     ========   ========     ========      ========


           See Notes to the Unaudited Pro Forma Financial Information.

             Unaudited Pro Forma Condensed Combined Income Statement
                      For the year ended December 31, 2001



                                                         1                2             3            4          5             6
                                                      Old Santander-                Sub-Total     Merger    Pro Forma     Pro Forma
                                                          Chile        Santiago       Banks    Adjustments   Combined     Combined
                                                     ---------------   --------     ---------    --------   ---------      ---------
                                                                                                                            (US$
                                                            (in millions of constant Ch$ as of December 31, 2001)        thousands)
Historical Financial information under Chilean
GAAP (unaudited)
Interest revenue ...............................        501,860        579,607     1,081,467       (169)    1,081,298    1,446,320
Interest expense ...............................       (286,050)      (327,033)     (613,083)       169      (612,914)    (819,820)
Provision for loan losses ......................        (48,424)       (46,567)      (94,991)        --       (94,991)    (127,058)
Total fees and income from services, net .......         44,870         42,109        86,979         --        86,979      116,341
Total other operating income (expenses), net ...         16,551         18,742        35,293         --        35,293       47,207
Personnel, administrative and other operating
 expenses ......................................       (123,436)      (153,992)     (277,428)      (499)     (277,927)    (371,749)
Other non-operating income .....................         18,241         27,585        45,826         11        45,837       61,311
Other non-operating expense ....................         (8,228)       (17,610)      (25,838)    (1,349)      (27,187)     (36,365)
Loss from price level restatement, net .........         (6,155)        (7,617)      (13,772)        --       (13,772)     (18,421)
                                                       --------       --------      --------   --------      --------     --------
Income before income taxes .....................        109,229        115,224       224,453     (1,837)      222,616      297,766
Income taxes ...................................        (17,050)         3,540       (13,510)        --       (13,510)     (18,071)
Minority interest ..............................            (86)            --           (86)        --           (86)        (115)
                                                       --------       --------      --------   --------      --------     --------
Net income .....................................         92,093        118,764       210,857     (1,837)      209,020      279,580
                                                       ========       ========      ========   ========      ========     ========


           See Notes to the Unaudited Pro Forma Financial Information.

  NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Basis of Presentation

     We have prepared the pro forma combined financial information of Santander Chile based on the historical unaudited interim financial statements of Old Santander-Chile and Santiago for the six-month period ended June 30, 2002 and the audited financial statements for the year ended December 31, 2001. We have presented the pro forma combined financial information of Santander Chile in columnar format. The six columns represent the following:

     Columns 1 and 2: The columns labeled "Old Santander-Chile" and "Santiago" have been derived from the historical financial statement amounts for the named banks, prepared in accordance with Chilean GAAP and expressed in millions of constant Chilean pesos as of June 30, 2002 and December 31, 2001, as applicable.

     Column 3: The column labeled "Sub-Total Banks" is the sum of columns 1 and 2.


     Column 4: The column labeled "Merger Adjustments" includes the elimination of transactions and account balances between Old Santander-Chile and Santiago as of or for the periods presented, in accordance with Chilean GAAP and expressed in millions of constant Chilean pesos. It includes an estimate of Ch$499 million in severance indemnities and transaction costs of Ch$1,338 million associated with the merger, such as legal fees, consultants' fees, accounting fees and printing costs. The adjustments are expressed in millions of constant Chilean pesos as of June 30, 2002 and December 31, 2001, as applicable.


     Column 5: The column labeled "Pro Forma Combined" is the sum of columns 3 and 4, which represents the pro forma combined balance sheet or pro forma combined income statement, prepared in accordance with Chilean GAAP and expressed in constant Chilean pesos.

     Column 6: This column presents a convenience translation of the US dollar amounts disclosed in column 5, presented solely for the convenience of the reader, using the September 30, 2002 closing exchange rate of Ch$747.62 per US$1.00. Both Old Santander-Chile and Santiago maintain their accounting records and prepare their financial statements in Chilean pesos.

Accounting Treatment of the Merger for US GAAP Purposes

     Under US GAAP, we intend to account for the transaction as a merger of entities under common control as Banco Santander Central Hispano, controls both Old Santander-Chile and Santiago. US GAAP requires that we record the transaction in a manner similar to a pooling of interests based on the carrying values for Old Santander-Chile included the accounting records of the common parent, Banco Santander Central Hispano. However, to the extent that we exchange either Santiago shares or cash (in the case of fractional shares) for Old Santander-Chile shares held by parties other than Banco Santander Central Hispano, we will account for the transaction using the purchase method based on fair values.

Reasons leading to our conclusion on US GAAP Accounting Treatment

     We intend to account for the purchase of each bank by our parent company Banco Santander Central Hispano separately when combining the banks. Therefore, for US GAAP purposes, the transactions will be considered as a merger of two separate companies that are under common control. We base this accounting treatment on the factors described below.

     In 1978, Banco Santander S.A. in the Banco Santander Central Hispano Group established a subsidiary in Chile, which was subsequently merged into Banco Osorno in July 1996 in a stock for stock transaction. Under Chilean GAAP, this transaction was accounted for as a pooling of interests in which the recorded assets and liabilities of each of Old Santander-Chile and Banco Osorno were carried forward and combined at their recorded amounts as at January 1, 1996. Under US GAAP, the transaction was accounted for as a reverse acquisition with Banco Osorno being accounted for as the acquired entity. As such, purchase accounting adjustments were applied to the accounts of Banco Osorno to reflect the ownership interest acquired by the shareholders of Banco Santander S.A.'s Chilean subsidiary. Consequently, goodwill was recorded as the difference between fair value of the consideration paid by

Old Santander-Chile's shareholders and the fair value of separately identifiable net assets of Banco Osorno received. For US GAAP purposes, the merger occurred on July 1, 1996. The name of the merged entity was changed to "Banco Santander Chile". The participation of Banco Santander Central Hispano S.A. in Old Santander-Chile prior to the merger was 89.1% with the balance held by the public.

     In March 1999, the parent company, Banco Santander S.A. agreed to merge with Banco Central Hispanoamericano S.A. to form Banco Santander Central Hispano. At the time of this merger, Banco Central Hispanoamericano S.A. indirectly owned 21.7% of Santiago through a 50% participation in the Chilean financial holding company, O'Higgins Central Hispano S.A., now known as Teatinos Siglo XXI S.A. In May 1999, Banco Santander Central Hispano acquired the 50% of O'Higgins Central Hispano S.A. that it did not already own from the Luksic family. Although Banco Santander Central Hispano had a participation of less than 50.0%, they gained control of Santiago at this date, because the shares held by the Central Bank of Chile were restricted from voting. In the first quarter of 2002, Banco Santander Central Hispano through its subsidiaries acquired the 35.44% participation in Santiago held by the Central Bank. As a result of these transactions, Banco Santander Central Hispano held a 78.95% participation in Santiago prior to the merger.

     For pro forma purposes we have determined the purchase price using the share price as of August 1, 2002 and the fair values of the assets acquired and liabilities assumed as of June 30, 2002.

     The following shareholding structure which does not reflect the merger of Old Santander-Chile and Santiago, details Banco Santander Central Hispano's participation in each bank as of June 30, 2002:

  Summarized Shareholding Structure of Banco Santiago and Old Santander-Chile

                               -----------------
                                     BSCH
                               -----------------
                                     (Spain)
                               -----------------
                                 |     |     |
                                 |     |     |
          ------------------------     |     ----------------------
          |                            |                          |
          |                            |                          |
          |                            |                          |
          |                            |                          |
        99.9%                        98.92%                    100.0%
 -------------------          -------------------        -------------------
         SCH                      Santander                  Teatinos
     Bank & Trust         ----   Chile Holding                Siglo XXI
 -------------------      |   -------------------        -------------------
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |            |                          |
          |               |          99.9%                        |
          |         52.15%|   -------------------                 |
          |               |        Servicios                      |
          |               |         Bandera                       |
          |               |   -------------------                 |
          |               |            |                          |
          |               |            |                          |
          |               |            |                        78.95%
          |               |            |                 -------------------
          |               |          22.5%                     Santiago
          |               |   -------------------               (Chile)
          |               ----   Old Santander-          -------------------
          |-------------------       Chile
                 15.22%       -------------------

Differences between Chilean GAAP and US GAAP

     Set forth below is a reconciliation of combined pro forma shareholders' equity as of June 30, 2002 and combined pro forma net income for the six-month period ended June 30, 2002 under Chilean GAAP to the corresponding amounts that would be reported in accordance with US GAAP, except for the omission of adjustments necessary to eliminate the effect of price-level changes. The reconciliations to US GAAP below are presented in constant Chilean pesos of June 30, 2002. For a description of the material differences between Chilean GAAP and US GAAP as they relate to us, see Note 25 to Santiago's Consolidated Financial Statements and Note 17 to the Santiago's Interim Unaudited Consolidated Financial Statements.

   Reconciliation to US GAAP of Pro Forma Shareholders' Equity as of June 30,
2002


                                                                                     As of June 30, 2002
                                                                       ----------------------------------------------
                                                                        (in millions of constant Ch$    (in thousands
                                                                            as of June 30, 2002)          of US$)(1)

Pro forma combined shareholders' equity under Chilean GAAP ...........               909,829             1,216,967
US GAAP adjustments:
Adjustments relating to Santiago
Historical US GAAP adjustments in Santiago ............................              534,357               714,744
Adjustments relating to Old Santander-Chile
Incremental carrying values in records of Banco Santander Central
   Hispano relating to 89% stake
Goodwill ..............................................................              150,152               200,840
Investment Securities .................................................                9,366                12,528
Other US GAAP differences .............................................              (11,598)              (15,513)
Acquisition of 11% minority interest at fair value
Goodwill ..............................................................               40,014                53,522
Core deposit intangibles and other identifiable intangibles ...........               21,912                29,309
Other purchase accounting differences .................................                  299                   400
                                                                         ----------------------------   -----------
Sub-total pro forma US GAAP adjustments ...............................              744,502               995,830
                                                                         ----------------------------   -----------
Pro forma combined shareholders' equity under US GAAP .................            1,654,331             2,212,797
                                                                         ============================   ===========


--------------------

(1) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate on September 30, 2002 of Ch$747.62 per US$1.00.

Reconciliation to US GAAP of Pro Forma Net Income for the Year ended December 31, 2001 and Six Months ended June 30, 2002



                                                                    For the year ended               For the six-months ended
                                                                     December 31, 2001                    June 30, 2002
                                                          ------------------------------------    ----------------------------------
                                                           (in millions         (in thousands     (in millions of    (in thousands
                                                           of constant Ch$       of US$)(3)        constant Ch$        of US$)(3)
                                                            of December 31,                          of June 30,
                                                              2001)                                      2002)


Pro forma combined net income under Chilean GAAP .........      209,020           279,581               122,080       163,292
US GAAP adjustments:
Adjustments relating to Santiago-
Historical US GAAP adjustments in Santiago ...............      (46,893)          (62,723)               (2,111)       (2,824)
Adjustments relating to Old Santander-Chile-
Carrying values in records of Banco Santander Central
   Hispano relating to 89% stake
Amortization of Goodwill (1) .............................      (11,834)          (15,829)                    -             -
Investment securities ....................................        5,924             7,924                (1,412)       (1,889)
Other US GAAP differences ................................       (3,603)           (4,819)                1,533         2,051
Acquisition of 11% minority interest at fair value
Amortization of core deposit intangible and other
   identifiable intangibles ..............................       (1,061)           (1,419)               (1,443)       (1,930)
Other purchase accounting adjustments (2) ................          357               478                   245           328
                                                           --------------       --------------      --------------   ---------------
Sub-total pro forma US GAAP adjustments ..................      (57,110)          (76,388)               (3,188)       (4,264)
                                                           --------------       --------------      --------------   ---------------
Pro forma combined net income under US GAAP ..............      151,910           203,193               118,892       159,028
Other comprehensive income ...............................        3,872             5,179                  (519)         (694)
Comprehensive income .....................................      155,782           208,372               118,373       158,334
                                                           ==============       ==============      ==============   ===============

---------------------------------------
(1) Goodwill resulting from acquisitions that took place after June 30, 2001 has not been amortized. Instead, annual impairment tests are performed.

(2) Goodwill resulting from acquisitions that took place prior to June 30, 2001 has been amortized through December 31, 2001, after which time no amortization is charged and annual impairment tests have been performed.

(3) Amounts stated in US dollars have been translated from Chilean pesos at the observed exchange rate on September 30, 2002 of Ch$747.62 per US$1.00.

Additional Disclosures

     The following table sets forth the US GAAP purchase accounting adjustment as of June 30, 2002, relating to the purchase of 11% of Old Santander-Chile.

                                                                 June 30, 2002
                                                               -----------------
                                                                (in millions of
                                                                    Ch$)(2)

Net book value of Old Santander-Chile ...........................    419,704
Incremental fair value of identified intangible assets ..........    199,201
Fair value increment of identifiable assets acquired
  other than identified intangible assets .......................     68,859
Fair value decrease of identifiable liabilities assumed .........    (24,782)
                                                                  -----------
Fair value of Old Santander-Chile ...............................    662,982
Fair value of interest acquired in Old Santander-Chile (11%) ....     72,928

Purchase cost, including an estimated Ch$1,837 million
  of related acquisition expenses(1) ............................    112,942
Pro forma goodwill under US GAAP(3)(4)(5) .......................     40,014

------------
(1) The purchase price was the market value of Santiago shares on the Santiago Stock Exchange multiplied by the percentage of shares to be issued in the merger relating to the purchase of Banco Santander Chile. The market value is the share price on August 1, 2002.


(2) Converted into Chilean pesos using the exchange rate on September 30, 2002 of Ch$747.62 per US$1.00.

(3) Under changes that have been made to US GAAP, goodwill resulting from acquisitions that took place after June 30, 2001 is not amortized. Instead, annual impairment tests are performed.

(4) Goodwill resulting from acquisitions that took place prior to June 30, 2001, has been amortized through December 31, 2001, after which time no amortization is charged and annual impairment tests will be performed.

(5) Under Chilean GAAP the transaction is being accounted for as a merger, commonly referred to as a "pooling of interests". For this reason, no goodwill arises.

Pro Forma Earnings Per Share

     The pro forma weighted average number of shares of the combined entity set forth in the following table is based on the 188,446,126,794 shares outstanding as of June 30, 2002.


                                                                  For the year ended        For the period ended
                                                                   December 31, 2001            June 30, 2002
                                                              --------------------------  ------------------------
                                                               (in millions of constant   (in millions of constant
                                                               Ch$ of December 31, 2001)    Ch$ of June 30, 2002)
Pro forma earnings per and diluted earnings per share:
Chilean GAAP (in single Chilean pesos) .......................             1.11                       0.65
US GAAP (in single Chilean pesos) ............................             0.82                       0.63
Weighted average number of shares of
  common stock outstanding (in millions of shares) ............       188,446.1                  188,446.1


     Basic and diluted earnings per share has been calculated by dividing net income by the weighted average number of common shares outstanding during the period. Santander Chile has not issued convertible debt or equity securities. Consequently, there are not potentially dilutive effects on the earnings of Santander Chile.

     Earnings per share has been calculated by dividing net income by the weighted average number of common shares outstanding based on the exchange ratio of the number of Santiago shares that holders of Old Santander-Chile received, less 4,954 fractional shares acquired in cash, as per the merger agreement.

                   Operating and Financial Review of Santiago

     Santiago prepared its financial statements in accordance with Chilean GAAP and the rules of the Superintendency of Banks relating thereto, which together differ in certain important respects from US GAAP. Note 25 to Santiago's Consolidated Financial Statements describes the principal differences between Chilean GAAP and US GAAP. Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements includes a reconciliation to US GAAP of Santiago's net income for the six months ended June 30, 2001 and 2002 and shareholders' equity as of June 30, 2001 and 2002.

     Pursuant to Chilean GAAP, the financial information in the following pages, for both six-month periods, is restated in constant Chilean pesos as of June 30, 2002.

Critical Accounting Policies

     For a description of Santiago's critical accounting policies, see "Item 5:
Operating and Financial Review and Prospects--Liquidity and Capital Information" in Santiago's Form 20-F.

Results of Operations for the Six-Month Periods ended June 30, 2001 and 2002

     The performance of the Chilean banking system is closely linked to the performance of the Chilean economy. In the past the growth of the loan market has outpaced the growth of the overall economy. The high levels of growth in GDP between 1986 and 1997 led to a corresponding increase in loans, especially in the mid-sized business and individual markets. Similarly, the growth in real wages during this period led to an increase in savings and deposits.

     In 1998, the performance of the Chilean economy changed drastically due to a severe imbalance in the growth of aggregate expenditures compared to a much smaller growth in output and income, which caused an increase in the current account deficit. In response, the Central Bank implemented a restrictive monetary policy and increased interest rates. The increase in interest rates coupled with the effects of the 1998 Asian financial crisis led the Chilean economy into recession in 1999 with a decrease in GDP of 1.0%. Consequently, the Chilean banking system experienced a slowdown in loan growth while credit risk levels and allowances for loan losses charged to income increased. Real growth in loans for 1998 was 4.7% while in 1999 loans grew by only 2.7%. Following several interest rate reductions by the Central Bank and increasing activity in the export sector, the Chilean economy improved in 2000, growing 4.4% compared to the prior year. This recovery resulted in a decrease in allowances for loan losses charged to income, which together with improved efficiency levels and higher spreads resulted in a significant increase in net income, which had a positive effect on the Chilean banking system. The economic recovery began to lose momentum in the third quarter of 2000. After posting a 6.0% increase in the second quarter of 2000 (compared to the second quarter of 1999), GDP for the fourth quarter of 2000 expanded only 4.5% (compared to the fourth quarter of 1999). The slowing economy kept loan growth at more moderate levels than those seen before 1998. Domestic factors, including consistently high unemployment rates, the deterioration in the price of exports and the terms of trade and foreign concerns including the worldwide economic downturn, particularly in the United States and the economic crisis in Argentina, also contributed to low loan growth in 2000.

     The Central Bank reduced interest rates throughout 2001 in response to stable inflation. On August 9, 2001, the Central Bank began implementing its monetary policy based on nominal, rather than indexed, short term interest rates. The Central Bank announced a rate of 6.5%, which reflected an expected annual inflation rate of 3.0%. During 2001, the Chilean economy grew at an estimated rate of 2.8% and inflation was 2.6%. Loans grew by 4.6% and risk levels associated with loans declined slightly. During 2002, the Central Bank reduced interest rates six times, from 6.0% in January 2002, to 2.75% at the end of August, in all cases due to continued sluggish growth in internal demand, generally low economic activity and the absence of inflationary pressures. For 2002, the GDP growth estimates have been declining consistently, with the market consensus currently in the range of 1.7% to 2.0%. For the first six months of the year, the real loan growth posted for the banking system was 1.8%, while the economy grew at a modest rate of 1.6%.

     The following table sets forth the principal components of Santiago's net income for the six-month periods ended June 30, 2001 and 2002.


                                             Six-month Period ended June 30,
                                          ----------------------------------
                                                2001             2002         % Change
                                          ----------------  --------------- ---------------
                                          (in millions of constant Ch$ as of June 30, 2002,
                                                      except for percentages)
Components of net income
   Net interest revenue .................     132,411          139,210            5.1%
   Provision for loan losses ............     (22,566)         (21,773)           3.5
   Loan loss recoveries .................       5,696            6,803           19.4
   Other income(1) ......................      26,940           30,099           11.7
   Operating expenses ...................     (74,372)         (78,119)          (5.0)
   Loss from price-level restatement ....      (3,725)          (1,002)          73.1
   Minority interest in consolidated
     subsidiaries .......................         (12)              --          100.0
                                         ----------------  ---------------
Income before income taxes ..............      64,372           75,218           16.8
                                         ----------------  ---------------
Income taxes ............................         732           (8,232)      (1,224.6)
                                         ----------------  ---------------
Net income ..............................      65,104           66,986            2.9
                                         ================  ===============

---------------------------------------
(1) Includes "Fees and income from services", "Other operating income (net)" and "Other income and expenses (net)" excluding "Loan loss recoveries".

   Net Interest Revenue

     The following table sets forth the elements of Santiago's net interest revenue for the six-month periods ended June 30, 2001 and 2002.

                              Six-month Period ended June 30,
                              -------------------------------
                                   2001             2002           % Change
                              --------------   --------------   --------------
                              (in millions of constant Ch$ as of June 30, 2002,
                                            except for percentages)
Interest revenue ............      299,952          269,522           (10.1)%
Interest expense ............     (167,541)        (130,312)           22.2
                              --------------   --------------
   Net interest revenue .....      132,411          139,210             5.1
                              ==============   ==============
   Net interest margins(1) ..         4.89%            4.60%
   Average Spread ...........         3.39%            3.58%

------------------------------
(1) Net interest margin is net interest revenue annualized divided by average interest earnings assets. Pursuant to Chilean GAAP, Santiago cannot include as net interest revenue the earnings or losses on forward contracts, which hedge foreign currencies. Under the rules of the Superintendency of Banks, these gains (or losses) cannot be considered interest revenue, but must be considered as gains (or losses) from foreign exchange transactions and, accordingly, recorded as a different item in the income statement. This treatment may artificially distort net interest revenue and foreign exchange transaction gains especially during periods when the exchange rate is volatile. If the results of these hedged positions were added to net interest revenue, then Santiago's net interest margin for the six-month period ended June 2001 and 2002 would have been 4.72% and 4.17%, respectively.

     Santiago's net interest revenue increased 5.1% from Ch$132,411 million for the first half of 2001 to Ch$139,210 million for the same period of 2002, primarily due to a 22.2% (Ch$37,229 million) decrease in interest expense, which was partially offset by a 10.1% (Ch$30,430 million) decrease in interest revenue. The 10.1% reduction in interest revenue resulted from a 19.5% (216 basis points) decrease in the nominal average interest rate earned on interest earning assets, which was partially offset by an 11.6% increase in average interest-earning assets. The nominal average interest rate earned was 8.91% for the first six months of 2002 and 11.07% for the same period in 2001.

     Santiago's net interest margin decreased to 4.60% for the six-month period ended June 30, 2002, compared to 4.89% for the six-month period ended June 30, 2001, notwithstanding an average spread increase of 0.19% for the six-month period ended June 30, 2001 to 3.58%. The percentage of interest-earning assets funded by interest-bearing liabilities increased from 80.5% for the six-month period ended 2001 to 80.9% for the six month period ended 2002, offsetting the positive effect of the increase in average spread. Additionally, net interest margin was adversely affected by both the lower interest rate environment and lower inflation, which caused non-interest-bearing liabilities to be less attractive in terms of their yield. The increase in average spread from 3.39% in 2001 to 3.58% in 2002 was primarily market driven. In addition, the increase in the average spread resulted from the changes in Santiago's asset and liability mix and, in particular, from the relative growth of Chilean peso-denominated assets and the relative contraction of UF-denominated liabilities.

     The reduction in the nominal interest rates affected all three asset classes. Nominal interest rates on Chilean peso-denominated assets decreased 392 basis points, nominal interest rates on UF-denominated assets decreased 184 basis points and nominal interest rates on foreign currency denominated assets decreased 269 basis points in each case from the first six months of 2001 to the first six months of 2002. For Chilean peso and UF-denominated average interest earning assets, the reduction in nominal interest rates resulted from lower inflation. For foreign currency denominated assets, the reduction in nominal interest rates resulted from the lower interest rates prevailing in the international market and, in particular, the US market.

     Chilean peso-denominated interest-earning assets accounted for 26.8% of total interest-earning assets for the first six months of 2002, up from 20.9% for the same period in 2001. Interest earned on Chilean peso-denominated interest-earning assets accounted for 41.9% of total interest earned in the first half of 2002, up from 33.8% for the same period in 2001.

     Regarding asset growth, as long as the economy does not recover its momentum, Santiago did not foresee a strong pick up in loan growth. However, Santiago pursued a strategy of focusing growth on assets with higher spreads, such as consumer loans and commercial loans to medium and small businesses. By changing the composition of the loan portfolio and decreasing the exposure to large corporations, Santiago expected to achieve higher returns positively impacting its results.

     The following table sets forth information as to key elements of Santiago's interest revenue for the first six months of 2001 and 2002.

                                         Period ended June 30,
                                       --------------------------
                                          2001            2002         % Change
                                       ----------      ----------    -----------
                                           (in millions of constant Ch$ as of
                                          June 30, 2002, except for percentages)
                                       -----------------------------------------
Interest revenue . . . . . . . . . . .    299,952         269,522        (10.1)%
Average interest earning assets:
   Loans (1) . . . . . . . . . . . . .  4,750,155       5,036,373          6.0
   Financial investments . . . . . . .    588,651         921,483         56.5
   Interbank deposits  . . . . . . . .     80,952          91,185         12.6
                                       ----------       ---------
     Total . . . . . . . . . . . . . .  5,419,758       6,049,041         11.6
                                       ==========       =========

--------------------

(1) Combines "Loans," "Contingent loans," "Mortgage loans" and "Past due loans" as reported in the tables set forth under "--Selected Statistical Information of Santiago--Average Balance Sheets, Income Earned from Interest Earning Assets and Interest Paid on Interest-bearing Liabilities".

   Interest Expense

     The following table sets forth key elements of Santiago's interest expense for the first six-month period ended June 30, 2001 and 2002.

                                               Period ended June 30,
                                             --------------------------
                                                 2001            2002     % Change
                                             ------------     ---------  ----------
                                              (in millions of constant Ch$ as of
                                             June 30, 2002 except for percentages)

Interest expense  . . . . . . . . . . . . . .   (167,541)      (130,312)     (22.2)%
Average interest-bearing liabilities:
   Deposits (1) . . . . . . . . . . . . . . .  2,372,179      2,780,386       17.2
   Central Bank borrowings  . . . . . . . . .     23,809         24,959        4.8
   Repurchase agreements  . . . . . . . . . .    198,092        193,505       (2.3)
   Mortgage finance bonds (2) . . . . . . . .  1,001,714      1,073,719        7.2
   Other interest-bearing liabilities (3) . .    765,404        820,982        7.3
                                               ---------      ---------
     Total  . . . . . . . . . . . . . . . . .  4,361,198      4,893,551       12.2
                                               =========      =========

----------------------
(1)  Combines "Savings accounts" and "Time deposits".

(2) Unsecured bonds with maturities ranging from five to twenty years, the proceeds of which are used to finance mortgage lending.

(3)  Principally domestic and foreign interbank borrowings and bonds.

     Santiago's interest expense decreased by 22.2% from Ch$167,541 million for the first six months of 2001, to Ch$130,312 million for the same period in 2002 due to a 30.6% (235 basis point) decrease in the nominal average interest paid on interest-bearing liabilities. This decrease was partially offset by a 12.2% (Ch$532,353 million) increase in average interest-bearing liabilities. The increase in average interest-bearing liabilities resulted from increases of 82.4% (Ch$704,283 million) in Chilean peso-denominated liabilities and 46.0% (Ch$286,329 million) increase in foreign currency-denominated liabilities (principally US dollars), while UF-denominated liabilities experienced a 15.9% (Ch$458,259 million) decrease. After the Central Bank implemented a monetary policy based on nominal short term interest rates, Santiago followed a new funding strategy in order to decrease exposure to UF-denominated liabilities and increase its exposure to Chilean peso-denominated liabilities. As a result of this new funding strategy and the prevailing market conditions, Santiago experienced increases in Chilean peso and foreign currency-denominated liabilities. Chilean peso-denominated time deposits grew due to their higher interest rates, which made them a more attractive short term investment in the absence of inflationary pressures. Foreign currency-denominated liabilities (mostly US dollars) became a more attractive investment in the market as a result of the depreciation of the Chilean peso against the US dollar and the volatility of the Chilean peso exchange rate. UF-denominated liabilities, which have traditionally been the most expensive liabilities for Santiago, decreased from 66.1% of total interest-bearing liabilities in the first six months of 2001 to 49.6% for the same period in 2002. In addition, UF-denominated liabilities as part of total interest paid decreased from 72.9% in the first six months of 2001 to 58.5% for the same period in 2002.

     Nominal interest rates decreased from 7.68% in the first six months of 2001 to 5.33% for the same period in 2002. During the same period the Central Bank monetary-policy interest rate decreased 325 basis points. Additionally, the lower rate of inflation and the change in Santiago's liability structure, coupled with increased growth in Chilean peso-denominated liabilities and foreign currency denominated liabilities, contributed to a decrease in Santiago's cost of funding.

   Allowances for Loan Losses

     Santiago was required, as are all commercial banks in Chile, to maintain reserves to cover possible credit losses that were at least equal to loans to customers multiplied by the greater of (1) Santiago's "risk index" or (2) 0.75%. In the Chilean banking system, the risk index is used as the primary benchmark for determining the level of risk existing at any time in a loan portfolio, since it is derived from a computation method that classifies loans into specific categories of repayment risk, each with a separate allowance level. See "Selected Statistical Information of Santiago--Loan Loss Allowances".

     Santiago experienced a slight increase in its consolidated risk index from 1.35% as of December 31, 2001 to 1.39% as of June 30, 2002. During the first six months of 2002 compared to the same period of 2001, Santiago's write-offs increased 14% from Ch$18,970 million to Ch$21,623 million, due to increases of 11.6% in commercial loan write-offs, 9.7% in consumer loan write-offs and a 258.55% increase in residential mortgage loan write-offs. The increases in consumer and residential mortgage loan write-offs were attributable to continuing high unemployment. See "Selected Statistical Information of Santiago--Loan Loss Allowances" and Note 5 to Santiago's Interim Financial Statements.

     Despite the weaker than expected economic environment during the first six months of 2002, Santiago recorded consolidated loan growth of 3.9% for the twelve month period between June 30, 2001 and June 30, 2002. Loan loss allowances charged to income dropped by 3.5% from Ch$22,566 million for the first six months of 2001 to Ch$21,773 million for the same period of 2002. In the first half of 2001, total write-offs represented 84.06% of loan loss allowances charged to income, compared to 99.3% for the same period in 2002. During the first half of 2002, Santiago increased efforts to accelerate write-offs in order to better negotiate their expected recovery. Additionally, Santiago had been able to maintain past due loans as a percentage of total loans at the same level as last year. For the twelve-month period ended June 30, 2002, Santiago established additional loan loss allowances, increasing the balance of loan loss allowances by 3.5% from Ch$91,289 million for the six-month period ended June 30, 2001 to Ch$94,443 million for the six-month period ended June 30, 2002, representing a ratio of allowances to total loans of 1.83% as of June 30, 2001 and 1.83% as of June 30, 2002, respectively. Santiago established loan loss allowances in excess of those required by the Superintendency of Banks of Ch$11,751 million as of June 30, 2001 and Ch$12,671 million as of June 30, 2002, which Santiago believed were adequate to cover any known or probable losses in the loan portfolio.

     On an unconsolidated basis, Santiago's 1.35% risk index as of June 30, 2002 compared favorably with the 2.00% average of the financial system as of June 30, 2002. The Superintendency of Banks publishes the unconsolidated risk index for the financial system three times per year in February, June and October. The weaker-than-expected recovery of the Chilean economy in 2000 and 2001, following a slowdown in 1999, continued to affect asset quality throughout the financial system, leading to an increase in the average risk index of the financial system as a whole. However, Santiago was able to improve its risk index between 2001 and 2002, due to the introduction of a debtor rating system for its corporate business, along with a behavior and credit scoring system for its retail segments, which helped it to centralize its risk approval process and reduce risk levels. In 2001, Santiago also implemented a more aggressive write-off policy, which improved its risk index.

     The ratio of past due loans to total loans was 1.3% as of both June 30, 2001 and June 30, 2002.

     The following table sets forth Santiago's loan loss allowances for the six-month periods ended June 30, 2001 and 2002.

                                                  Period ended June 30,
                                                  ---------------------
                                                    2001            2002         % Change
                                                  -------         -------       ----------
                                               (in millions of constant Ch$ as of June 30,
                                                      2002, except for percentages)
Allowances based on risk index..................... 66,678          71,828           7.7%
Allowances based on 0.75%.......................... 37,320          38,756           3.8
Global, individual and additional loan
loss allowance..................................... 79,780          81,772           2.5
Individual loan loss allowance..................... 18,935          16,417         (13.3)

Minimum allowances required........................ 79,538          81,772           2.8
Voluntary allowances............................... 11,751          12,671           7.8
Total loan loss allowances......................... 91,289          94,443           3.5
Total loan allowances as a percentage
of total loans.....................................  1.83%           1.83%          (0.4)

-------------------------------------------------------------------------------
     For a discussion of Santiago's policies and practices regarding allowances for loan losses charged to income, see "--Selected Statistical Information of Santiago--Loan Loss Allowances".

   Loan Loss Recoveries

     During the banking crisis in Chile in the 1980s, the Central Bank acquired from Santiago (in exchange for the issuance of subordinated debt) a package of problem loans in return for subordinated debt. The problem loans were later reacquired by Santiago. Under Chilean GAAP, the reacquired loans and subordinated debt were accounted for as off-balance sheet items (as was the subordinated debt). Particularly in recent years, Santiago received substantial payments of principal and interest with respect to these loans, all of which (since the loans have no carrying value) were treated as current income. Santiago also recorded, as loan loss recoveries, amounts recovered with respect to loans carried out in the regular course of business and previously charged-off. For the six months ended June 30, 2001 and 2002, loan loss recoveries accounted for 8.7% and 10.2% of net income after taxes, respectively.

     The following table sets forth the components of Santiago's loan loss recoveries for the six-month periods ended June 30, 2001 and 2002.

                                                   Period ended
                                                     June 30,
                                                  ----------------
                                                  2001       2002     % Change
                                                  -----     ------    --------
                                                  (in millions of constant Ch$
                                                   as of June 30, 2002, except
                                                        for percentages)

Loans reacquired from Central
   Bank portfolio...............................  1,255     1,149      (8.4)%
Loan portfolio previously
   charged-off..................................  4,441     5,654      27.3
                                                  -----     -----
   Total........................................  5,696     6,803      19.4
                                                  =====     =====


     Santiago's loan loss recoveries increased 19.4% from the six-month period ended June 30, 2001, to the six-month period ended June 30, 2002, due to a 27.3% (Ch$1,213 million) increase in recoveries from the previously charged-off loan portfolio, which was partially offset by an 8.4% (Ch$106 million) decrease in recoveries from the loans reacquired from the Central Bank portfolio. This increase in recoveries was the result of the more aggressive write-off strategy followed by Santiago in recent years, the main purpose of which was to accelerate the collection procedure triggered by write-offs. During 2001, Santiago received recovery amounts from the liquidation of some guarantees with respect to the loans reacquired from the Central Bank portfolio. This portfolio is concentrated in a few debtors, whose individual circumstances make the amounts of recoveries highly volatile and difficult to predict. The increase of Santiago's recoveries in the normal course of business was largely due to the increased efficiency in collecting on written off loans and the growth of write-offs in the past years. Santiago expected future annual amounts of these recoveries to be below those reported for the six-month periods ended June 30, 2001 and 2002.

   Other Income

     The following table sets forth certain components of Santiago's other income for the six-month periods ended June 30, 2001 and 2002.

                                                       Period ended
                                                         June 30,
                                                     ----------------
                                                     2001        2002     % Change
                                                     ----        ----      --------
                                                       (in millions of constant Ch$
                                                           as of June 30, 2002,
                                                          except for percentages)
Fees and income from services (net)...............  23,694      22,818        (3.7)%
Other operating income (net):
   Trading and brokerage activities (net).........   6,822      16,220       137.8
   Foreign exchange transactions (net)............   1,104      (9,540)     (964.1)
                                                    ------      ------
Total.............................................   7,926       6,680       (15.7)
                                                    ------      ------
   Other income and expenses (net)(1).............   1,016       7,404       628.7
                                                    ------      ------
     Total other income...........................  32,636      36,902        13.1
                                                    ======      ======

--------------------------

(1)  Includes loan loss recoveries.

     Total other income, net, increased 13.1% from Ch$32,636 million in the six-month period ended June 30, 2001, to Ch$36,902 million for the same period in 2002. Santiago's fees and income from services, net, decreased 3.7% from Ch$23,694 million in the six-month period ended June 30, 2001 to Ch$22,818 million for the same period in

2002. Total fee income increased 7.3%, while total service expenses increased by 36.7%. This increase in total service expenses resulted primarily from an increase in sales force costs, linked to several product campaigns that Santiago launched during the first half of the year. During the third quarter of 2001, Santiago reclassified Ch$3,828 million of fees related to sales force expenses which had been previously accounted for as personnel expenses. Income from leasing services increased by 116.4% and fees from insurance brokerage increased by 78.6% which are the principal explanations for the increase in fees and income from services.

     Santiago's total other operating income and expenses, net, decreased 15.7% from Ch$7,926 million in the six-month period ended June 30, 2001 to Ch$6,680 million for the same period in 2002 primarily due to a 137.8% increase in trading and brokerage activities, net, offset by an increase of 964.1% in foreign exchange losses. The significant improvement in trading and brokerage activities is due to a drop in interest rates, both in Chile and the US during the first half of 2002. Santiago realized gains on fixed-income securities, primarily Yankee bonds, due to the lower interest rates. Conversely, the significant losses on foreign exchange transactions were the result of Santiago's short US dollar position as of June 30, 2002, and as a result of the strong appreciation of the US dollar in the local market, which resulted in a 964.1% increase in losses for foreign exchange transactions. This short position was hedged with peso denominated securities indexed to the US dollar, however such instruments earned interest, which for accounting purposes are recorded under interest revenue.

     Santiago's other income and expenses, net, grew more than seven time from Ch$1,016 million for the six-month period ended June 30, 2001 to Ch$7,404 million for the same period of 2002. During 2000 and 2001, Santiago booked expense provisions related to the technological renewal program (implementation of the Altamira platform) and amortized repossessed assets in its loan portfolio, both of which offset income from loan recoveries. During 2002, Santiago sold a significant amount of its repossessed assets and therefore reversed the provision it had previously taken on those assets, which generated income. Additionally, during the first six months of 2002 Santiago experienced a 19.4% greater recovery of its loans than had been previously written off compared to the same period of 2001.

   Operating Expenses

     The following table sets forth the principal components of Santiago's operating expenses for the six-month periods ended June 30, 2001 and 2002.

                                        Period ended June 30,
                                    ------------------------------
                                        2001              2002           % Change
                                    ------------      ------------    ---------------
                                    (in millions of constant Ch$ as of June 30, 2002,
                                             except for percentages)
Personnel salaries and expenses ........ 38,617          40,099            3.8%
Administrative and other expenses ...... 28,119          27,908           (0.8)
Depreciation and amortization ..........  7,636          10,112           32.4
                                         ------          ------           ----
   Total ............................... 74,372          78,119            5.0
                                         ======          ======           ====


     Santiago's total operating expenses increased 5.0% from Ch$74,372 million in the six-month period ended June 30, 2001 to Ch$78,119 million for the same period in 2002, in part due to a 32.4% increase (Ch$2,476 million) in depreciation and amortization and, to a lesser extent, to a 3.8% increase (Ch$1,482 million) in personnel salaries and expenses. Administrative and other expenses decreased by 0.8%.


     Personnel salaries and expenses for the six-month period ended June 30, 2002 included severance packages, of Ch$1,548 million compared to Ch$500 million for the same period in 2001. This increase was the result of the drop in the average payroll from 4,742 employees as of June 30, 2001 compared to 4,429 employees as of June 30, 2002. Excluding these severance packages, personnel salaries and expenses increased by 1.1%. Additionally, during the fourth quarter of 2001, Santiago negotiated a 40-month collective bargaining agreement with its three unions, which includes a health package and productivity bonuses. Additionally, overtime payments during the first half of 2002 were Ch$805 million, 60% over the amount budgeted for the period.

     Santiago's operating expenses from depreciation and amortization increased 32.4% from Ch$7,636 million in the first half of 2001 to Ch$10,112 million for the same period of 2002, due to the implementation of Santiago's new technology platform.

     Santiago's efficiency ratio (operating expenses as a percentage of operating revenue, which is the aggregate of net interest revenue, fees and income from services, net and other operating income) increased from 45.3% for the first half of 2001 to 46.3% during the same period of 2002.

   Loss (or Gain) From Price-Level Restatement

     Substantially all of Santiago's assets and liabilities are monetary in nature. Chilean GAAP requires that non-monetary assets and liabilities (in Santiago's case primarily bank premises and equipment and shareholders' equity) be restated to express them in constant pesos of purchasing power at the most recent balance sheet date. Gains arise when the restatements as a result of inflation made to fixed assets exceed restatements to shareholders' equity. Losses arise when restatements to fixed assets are less than restatements to shareholders' equity. See note 1(b) to Santiago's Consolidated Financial Statements.

     The 73.1% decrease in the loss from price-level restatement during the six-month period ended June 30, 2002 when compared to the six-month period ending June 30, 2001 was attributable to a lower inflation adjustment, which is the six month change in the Chilean consumer price index (0.6% for the first six months of 2002 versus 1.5% for the same period in 2001). The net effect of this inflation adjustment resulted in charges to income of Ch$3,725 million and Ch$1,002 million for the six-month period ended June 30, 2001 and 2002, respectively.

   Income Taxes

     Pursuant to an accounting standard issued by the Chilean Association of Accountants, which took effect January 1, 1999, Santiago began recognizing the consolidated tax effects generated by the temporary differences between the financial book values and tax values of assets and liabilities. At the same date, the previously unrecorded net deferred tax was completely offset against a net "complementary" account, and amortized over the estimated reversal periods corresponding to the underlying temporary differences as of January 1, 1999. The effect of the transitional provisions established in this accounting standard and the effect of reversing timing differences related to unrecorded deferred income taxes, which were unrecorded as of the date of application, will be effectively neutralized in future periods. The principal reason for the discrepancy between net financial income and the low to negative tax rates reflected in the financial statements relates to the fact that although Santiago had been able to utilize its tax loss carry-forward to reduce or completely offset taxable income payable in those years, the reversal of the related deferred tax assets, which normally result in tax expense for the period, had been offset by the amortization of the complementary deferred tax liabilities established.

     Santiago recognized income tax of Ch$8,232 million during the first half of 2002 compared to a tax benefit of Ch$732 million during the first half of 2001 due to depletion of tax credits generated from the retirement of Santiago's subordinated debt that arose during the financial crisis of the early eighties.

     The statutory corporate tax rate in Chile has increased to 16.0% in 2002 and will increase to 16.5% in 2003 and 17.0% in 2004 and thereafter.

Liquidity and Capital Resources

     Santiago's general policy was to maintain liquidity adequate to meet its operational needs and comply with regulatory requirements. Santiago's principal sources of liquidity were balances in checking accounts, time deposits and lines of credit with banks in Chile and abroad. Liquidity was also derived from Santiago's capital, allowances and financial investment portfolio.

     The minimum liquidity to be maintained by Santiago was determined by the reserve requirements of the Central Bank. In local currency, these reserve requirements are 3.6% of time deposits with terms of less than a year and 9.0% of demand deposits. Santiago had also established internal liquidity limits, approved by Santiago's International and Finance Committee and ratified by Santiago's board of directors. Santiago used gap analysis to set liquidity limits for cash flows of assets and liabilities maturing within the next thirty days.

     The following tables set forth Santiago's contractual obligations and commercial commitments by time remaining to maturity.

                                                             Due after 1     Due after 3
                                            Due within         year but       years but      Due after 6
             Contractual Obligations          1 year        within 3 years  within 6 years      years     Total 2002
--------------------------------------------------------------------------------------------------------------------
                                                      (in millions of constant Ch$ as of June 30, 2002)
Deposit and other obligations(1) ........... 2,456,402         193,791          12,479          8,175      2,670,847
Mortgage finance bonds .....................   103,874         181,629         260,007        568,037      1,113,547
Bonds ......................................    36,430          59,617         272,520        124,902        493,469

Chilean Central Bank borrowings:
Credit lines for renegotiations of loans ...    14,087              --              --             --         14,087
Other Central Bank borrowings ..............    46,010              --              --             --         46,010
Borrowings from domestic financial
   institutions ............................    46,574          23,493           1,046             --         71,113
Investments sold under agreements to
   repurchase ..............................   174,788           7,626           9,021             --        191,435
Foreign borrowings .........................   161,874          60,234          31,804                       253,912
Other obligations ..........................    25,253           4,747           4,106          2,993         37,099
Service contracts ..........................   550,936       1,034,681         441,275         10,292      2,037,184
Leases .....................................     3,394           5,490           6,301          9,402         24,587
                                             ---------       ---------       ---------        -------      ---------
Total of cash obligations .................. 3,619,622       1,571,308       1,038,559        723,801      6,953,290
                                             =========       =========       =========        =======      =========

-----------------
(1) Excludes demand accounts, savings accounts.

     As of June 30, 2002, the scheduled maturities of other commercial commitments, including accrued interest were as follows:



                                                                   Due after 1   Due after 3
                                                                     year but     years but
                                                        Due within   within 3      within     Due after
       Other Commercial Commitments                       1 year       years      6 years      6 years    Total 2002
--------------------------------------------------------------------------------------------------------------------
                                                            (in millions of constant Ch$ as of June 30, 2002)
Letter of credit ........................................  73,326           --          --           --       73,326
Guarantees .............................................. 164,606       35,315      16,446        1,115      217,482
Other commercial commitments ............................  24,574       19,493      41,450        2,319       87,836
                                                          -------       ------      ------        -----      -------
Total other commercial commitments ...................... 262,506       54,808      57,896        3,434      378,644
                                                          =======       ======      ======        =====      =======


Differences between Chilean and United States Generally Accepted Accounting Principles

     Accounting principles generally accepted in Chile vary in certain important respects from the accounting principles generally accepted in the United States of America. Such differences involve certain methods for measuring the amounts shown in the consolidated financial statements, as well as additional disclosures required by accounting principles generally accepted in the United States.

     Note 25 to Santiago's Consolidated Financial Statements and Note 17 to Santiago's Interim Unaudited Consolidated Financial Statements present a description of the significant differences between Chilean GAAP and US GAAP.

     The most significant difference in accounting under Chilean GAAP and US GAAP relates to the merger between Santiago and Old Santander-Chile which is accounted for as a "pooling of interests" on a prospective basis according to Chilean GAAP. As such, the historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Under US GAAP, the merger of these two banks, which have been under common control since May 3, 1999, is accounted for in a manner similar to a pooling of interests. As a consequence of the merger, Santander Chile is required to issue supplementary consolidated financial statements, which are identical to the historical audited consolidated financial statements, except note 25 which retroactively reflects the merged bank as if Santiago and Old Santander-Chile had been combined throughout the periods during which common control existed, and Note 26, which describes certain recent events. Under US GAAP, for periods presented prior to May 3, 1999, the reported financial information reflects book values of Old Santander-Chile, which had been under Banco Santander Central Hispano's control since 1978. See Note 25(a) to Santiago's Consolidated Financial Statements.

     As a result of Banco Santander's acquisition of Banco Central Hispano, purchase accounting was applied to Teatinos' investment in Santiago, generating goodwill as a result of the difference between the fair value of Santiago's identifiable assets and liabilities and the book value of these assets and liabilities in Banco Central Hispano's books. This goodwill was held in the books of Banco Central Hispano.

     On May 3, 1999, Banco Santander Central Hispano purchased the remaining 50% of Teatinos that it did not already own. Purchase accounting was applied to the fair values of the identifiable assets and liabilities of Teatinos, resulting in the creation of goodwill in Banco Santander Central Hispano's books.

     As the goodwill generated in connection with the acquisition of Teatinos relates to Santiago, under US GAAP this goodwill is required to be transferred to Santander Chile's books.

     On April 22, 2002, Banco Santander Central Hispano acquired through Teatinos, its wholly-owned subsidiary, an additional 35.45% participation in Santiago from the Central Bank. This transactions generated goodwill in the books of Banco Santander Central Hispano which, according to US GAAP, is required to be transferred to the books of Santander Chile.

             MARKET RISK DISCLOSURE OF SANTIAGO AS OF JUNE 30, 2002

Introduction

     This section describes the market risks that Santiago was exposed to, the processes and methodology Santiago used to control these risks and the quantitative disclosures that demonstrate the level of exposure to market risk that Santiago was assuming. Market risk refers to potential losses arising from changes in interest rates, foreign exchange rates, equity prices and commodity prices, as well as the correlation among these factors and their volatility.

Risk Identification

     Santiago was exposed to the material financial risks described below, which were derived from the financial positions it maintained.

   Currency risk

     Santiago was exposed to currency risk due to currency gaps resulting from net asset or liability positions maintained in each currency. Santiago maintained gaps in local currency against the US dollar and, to a lesser extent, against the German mark and the Japanese yen. Other mismatches were not significant. The most common trading instruments for managing these gaps in Chile are currency forward transactions and spot transactions.

   Interest rate risk

     Santiago was exposed to interest rate risk due to interest rate gaps resulting from asset and liability transactions closed with different repricing profiles. Santiago maintained interest rate gaps in local currency and US dollars. Interest rate gaps in other currencies were not significant.

   Credit risk management

     Credit risk is the possibility that a loss may be incurred because a party to a transaction with Santiago failed to perform according to the terms of the contract governing such transaction. Credit risk encompassed all forms of counterparty exposure in relation to Santiago's lending, trading, hedging, settlement and other financial activities. The board of directors was responsible for establishing the credit policies and mechanisms, organization and procedures required to analyze, manage and control credit risk. In addition, Santiago maintained a Credit Committee, comprised of all of the members of the board of directors, the Chief Executive Officer and the head of the Risk Management Division. This committee was responsible for approving all credit transactions for amounts that exceeded limits determined by the board of directors. See "Item 5: Operating and Financial Review and Prospects--Results of Operations--Allowances for Loan Losses" in Santiago's Form 20-F for a description of the laws that govern the Chilean financial system regarding lending activities and loan loss allowances. See "Selected Statistical Information of Santiago--Classification of Loan Portfolio" for a detailed description of the composition of Santiago's loan portfolio and credit review process, the risk classification method of the loan portfolio and the manner in which loan loss allowances are determined.

     As a general rule, Santiago was not permitted to invest in equity securities or commodity instruments and therefore was exposed only to interest rate and foreign exchange risk.

Functional Structure

     In order to manage these significant risks within Santiago's organizational structure, Santiago established specific committees and processes which engaged in two types of market risk management: (1) trading activities that aimed to take advantage of short-term market price fluctuations in both interest rates and foreign exchange rates, and (2) asset and liability management to manage the risk relating to fluctuations in interest rates arising from Santiago's commercial banking business.

     Santiago managed these risks through the establishment of rigorous policies and limits approved by Santiago's International and Finance Committee and through the continuous monitoring of Santiago's Market Risk Control Unit, which reported separately to both Santiago's Corporate Risk Division and the International and Finance Committee.

   International and Finance Committee

     Santiago's asset and liability management policies were approved by its International and Finance Committee, which was chaired by one of the members of its board of directors and included several other directors, its Chief Executive Officer, Chief Financial Officer, Chief Risk Officer and other senior bank executives, which met at least on a monthly basis and more often as deemed necessary. The International and Finance Committee was responsible for:

     . advising management and making all relevant decisions regarding financial policies that affected Santiago's asset and liability structure,

     . analyzing currency positions, the timing mismatch of assets and liabilities and investments in financial instruments,

     .    evaluating non-traditional treasury and finance operations,

     . approving market risk policies and limits proposed by the Corporate Risk Division,

     . approving interest rate and liquidity policies and limits regarding asset and liability structure,

     . monitoring the profits and losses of Santiago's treasury, the major transactions carried out during the previous month, the market risk assumed by Santiago, its fixed income securities portfolio and its external exposure to sovereign risk,

     . establishing policies and limits Santiago applied to its treasury division, including the maximum allowable exposure of Santiago's trading portfolio to market risk, using VaR methodology, loss triggers and stop losses, and

     . establishing other complementary market risk limits like equivalent position limits (based on a duration analysis of Santiago's trading portfolio) and notional foreign currency limits (measuring Santiago's exposure to US dollars against Chilean pesos). Loss triggers and stop losses were also established.

     Santiago's board of directors later ratified all policies and limits approved by its International and Finance Committee during their normal sessions.

   Corporate Risk Division

     Santiago's Corporate Risk Division, through its Market Risk Control Unit, was responsible for:

     .    formulating risk policies,

     .    implementing methods of measurement,

     .    daily monitoring of Santiago's risk exposure,

     .    checking that established limits and procedures were respected, and

     . reporting financial profits and losses of all treasury trading activities.

     Santiago's Market Risk Control Unit, which was independent of its treasury, was responsible for providing trading activity profits and loss reports, monitoring the use of internal market risk limits, loss triggers and stop losses on a daily basis. The results of such activities were reported to Santiago's Corporate Risk Division.

Asset and Liability Management Committee

     Santiago's Asset and Liability Management Committee measured the results of the committees which monitored Santiago's adherence to risk management policies. Santiago's Asset and Liability Management Committee was presided over by its Chief Executive Officer and also included its treasury director, research director, director of management information systems and other senior managers. This committee met on a weekly basis and its objective was to maximize Santiago's net interest margin. The committee measured Santiago's performance, monitored its asset and liability volumes, cash flow, asset and liabilities interest rates, net interest margin, spreads by different business segments or products and carried out benchmark analysis compared against Santiago's main competitors and the Chilean financial system in general.

Use of Derivative Instruments

     Santiago engaged in derivative transactions for its own account and on behalf of its customers. At this time, Chilean banks are permitted to use foreign exchange forward contracts (covering either foreign currencies against the US dollar, the UF against the Chilean peso or the UF and the Chilean peso against the US dollar), forward interest rate agreements and interest rate swaps. The majority of Santiago's derivative transactions arose from foreign exchange forward contracts, which were fundamentally of two types: (1) transactions covering two foreign currencies and (2) transactions covering UF or Chilean pesos against the US dollar. The first type were engaged in mainly for trading and hedging purposes, such as when Santiago took a liability position in foreign currency other than the US dollar. The second type, which were carried out mainly in the Chilean local market, were used for trading purposes or to take positions in foreign currency, taking into account internal limits and the fact that the forward foreign currency exposure had to be included in the maximum permitted net foreign currency position (equivalent to 20.0% of regulatory capital).

     Santiago completed interest rate swaps linked principally to domestic rates in the domestic markets and US dollar LIBOR against fixed rates. Santiago's interest rate swap portfolio consisted of fixed against floating rate UF swaps which were negotiated in the domestic market and fixed against US dollar LIBOR swaps which were negotiated in foreign markets.

     In order to minimize the credit risk of derivative products, Santiago gave each counterparty a line of credit that was drawn upon for each derivative transaction. The counterparty risk exposure was a function of the type of derivative, the term to maturity of the transaction and the volatility of the risk factors that affected the derivative's market value. This function was expressed in terms of risk factors, which were established by the Market Risk Control Unit, approved by the International and Finance Committee and updated on a monthly basis by the Market Risk Control Unit or as market conditions warrant. Based on these credit risk factors Santiago charged a credit risk amount to the corresponding credit line.

     For accounting purposes, Santiago recorded forward foreign exchange contracts and spot exchange contracts at market values on a monthly basis using the spot rate at the balance sheet date. The initial premium or discount on these contracts was deferred and included in determining net income over the life of the contract. Santiago's interest rate and cross currency swap agreements were treated as off-balance-sheet financial instruments and the net interest effect, which corresponded to the difference between interest income and interest expense arising from such agreements was recorded in net income in the period that such differences originated. Accordingly, the fair market value of such transactions was not recognized on the balance sheet. However, this value was monitored daily by the Market Risk Control Unit and was taken into account when calculating daily financial profit and loss.

Measurement of Market Risk

   Trading Activities

     Santiago's Trading Desk aimed to play an important role in the Chilean market, both as a market maker and as a provider of treasury products to its clients. Consequently, the Trading Desk dealt in all the treasury products that had been authorized by the Central Bank and which complied with internal policies and limits. Working with these products necessitated the management of underlying exchange rate and interest rate risk. Foreign exchange transactions in the Chilean market are considered trading activities. In non-dollar currencies, Santiago's policy was to minimize this type of exposure and to assume such exposure only to hedge currency transactions carried out with customers of Santiago's commercial banking segments. Santiago took US dollar-Chilean peso trading positions within the internal limits established by its International and Finance Committee. Similarly, regarding interest rate risk, investments in fixed-income instruments were classified as trading activities if their purpose was to take advantage of short-term interest rate shifts. If a given investment portfolio was long-term or met commercial needs, it was classified within asset and liability management.

     During 2001, and the first six months of 2002, Santiago continued its use of VaR as the measure for market risk of trading activities. Accordingly, all limits concerning trading activities were reformulated with the VaR method. These limits were approved annually by the International and Finance Committee and ratified by the board of directors. These limits were controlled daily by the Market Risk Control Unit, which ensured compliance.

     For the VaR calculation, Santiago opted to use the method of historical simulation, as this method did not require making assumptions about the uncertain behavior of market factors and, therefore, did not raise the calibration problems of other approaches. Santiago adopted a 99.0% level of confidence, a one-day holding period and a two-year historical series (520 observations).

     The following table shows the average, high and low VaR values for 2001, along with the VaR as of December 31, 2001 and June 30, 2002, all of which are on an unconsolidated basis. The activities covered by the table include trading activities involving certain fixed income investments and all foreign exchange positions entered into by Santiago.

                            As of June 30,         For the period ended
    Type of Risk                2002                  June 30, 2002
----------------------  ------------------  --------------------------------
                                             Average      High          Low
                                            ---------    ------        -----
                             (in millions of constant Ch$ as of June 30, 2002)
Exchange rate risk .....        1,142          291        1,255          --
Interest rate risk .....          250          531        1,264         212
VaR trading portfolio ..        1,078          640        1,374         228


                            As of
                         December 31,          For the year ended
    Type of Risk            2001                December 31, 2001
----------------------  --------------  ---------------------------------
                                         Average       High        Low
                                        ----------   --------    --------
                       (in millions of constant Ch$ as of December 31, 2001)

Exchange rate risk .....      802           194          574          --
Interest rate risk .....      427           552        1,193         221
VaR trading portfolio ..      901           552        1,218         231


     The table shows how exchange rate VaR increased during the relevant period. This was due to the continued depreciation of the Chilean peso against the US dollar, which led us to take long positions in the dollars. By contrast, interest rate VaR diminished during this period due to selling of fixed income instruments.

Asset and Liability Management

     Santiago's policy on asset and liability management was to maximize net interest revenue and return on assets and equity in light of interest rate, liquidity and foreign exchange risks and within the limits of Chilean banking regulations that generally prohibit banks from maintaining substantial asset/liability mismatches and Santiago's internal risk management policies and limits.

     Asset and liability management was composed of all the transactions of the treasury and investment portfolio, the objective of which was to manage the interest rate risk originated by the commercial banking unit, representing either long-term risk or risk undertaken for commercial purposes at the commercial banking level. Santiago managed the risks from its investment portfolio, different types of loans, deposits and all assets and liabilities included in the balance sheet. Interest rate risk (mismatches) affecting the structure of Santiago's balance sheet was a major concern in asset and liability management. Santiago's objective was to capture the benefit from the different interest rate yield curves implicit in the markets in which Santiago participates based on its estimate of future curves and interest rates. Santiago traded on these mismatches as it deemed appropriate within the limits established by its internal policies as approved by its International and Finance Committee.

Interest Rate Sensitivity

     A key component of Santiago's asset and liability policy was the management of interest rate sensitivity. Interest rate sensitivity is the relationship between market interest rates and net interest revenue due to the maturity or repricing characteristics of interest earning assets and interest-bearing liabilities. For any given period, the pricing structure was matched when an equal amount of such assets or liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest-bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity and normally means that an increase in interest rates would have a positive effect on net interest revenue, while a decrease in interest rates would have a negative effect on net interest revenue.

     Santiago's interest rate sensitivity strategy took into account not only the rates of return and the underlying degree of risk, but also liquidity requirements, including minimum regulatory cash reserves, mandatory liquidity ratios, withdrawal and maturity of deposits, capital costs and additional demand for funds. Santiago's maturity mismatches and positions were monitored and managed by the Asset and Liability Management Committee and the International and Finance Committee and were managed within established limits.

     Internal limits applicable to Santiago's balance sheet exposure to interest rate risk were approved by the International and Finance Committee and ratified by its board of directors. Santiago established a limit based on its asset/liability sensitivity rate analysis, which was linked to its Tier 1 capital. This policy was complemented by a second internal limit that was based on Santiago's interest rate sensitivity analysis and its impact on Santiago's budget's net interest margin.

     The repricing periods for Santiago's interest earning assets and interest-bearing liabilities are shown in the tables below under "Gap analysis of liquidity and interest rates" as of December 31, 2001 and June 30, 2002 and may not reflect positions at other times. In addition, variations in interest rate sensitivity may have existed within the repricing periods presented due to differing repricing dates within the period. Variations may have also arisen among the different currencies in which interest rate positions were held. For these purposes, UF-denominated loans were treated as repricing within 30 days as the principal was readjusted within every such period for the effect of inflation. The interest rate on such loans, however, may have repriced at intervals longer than 30 days. Further, substantially all foreign currency loans were funded by foreign currency borrowings with comparable maturity or repricing dates. Moreover, although some consumer and small business loans were granted on a fixed interest rate basis for up to 18 months, these rates were relatively high and were fixed on the basis of inflation expectations for the loan term. Any remaining substantial interest rate imbalances between Santiago's assets and liabilities was due to risk analysis based on projections as to future economic trends.

     The following factors enabled Santiago to measure the interest rate and liquidity risk of its asset and liability management activities:

     Gap analysis of liquidity and interest rates. The liquidity gap shows mismatches between contractual and expected maturities of assets and liabilities. The interest rate gap shows mismatches between re-pricing dates of assets and liabilities. In calculating these gaps, Santiago incorporated a statistical analysis of the expected maturities of items without maturity, an estimation of their value sensitivity to interest rate fluctuations and a classification of the financial investment portfolio liquidity.

     Sensitivity to interest rate fluctuations. The following measures enabled Santiago to quantify this risk:

         . Equity Sensitivity -- the change in balance sheet present value when interest rates fluctuate by 100-basis points. This sensitivity is expressed as a percentage of Net Capital Base.

         . Net Interest Margin Sensitivity with a one-year term -- the variation in the net interest margin with a one-year term when interest rates fluctuate by 100-basis points. This figure is expressed as a percentage of the unconsolidated net interest margin budgeted for the fiscal year.

     Liquidity ratios. The following ratios enabled Santiago to measure and control the liquidity of the balance sheet:

        . 30-Day Mismatch Ratio -- the quotient between the 30-day net accumulated gap and the current liabilities maturing at the same term. This ratio enabled Santiago to measure its short-term liquidity.

        . Liquidity Ratio -- the ratio between liquid assets (liquid financial investments) and total current liabilities. This ratio enabled Santiago to measure its structural or long-term liquidity.

     Through the aforementioned calculations, limits, which were controlled by the Market Risk Unit and directly managed by the treasury department, were defined. These limits were approved by the International and Finance Committee and ratified by the board of directors. Liquidity ratios were calculated and controlled on a weekly basis, while interest rate sensitivity limits were calculated and controlled on a monthly basis.

Gap Analysis of Liquidity and Interest Rates

     The following table shows the liquidity gap related to mismatches between contractual and expected maturities of assets and liabilities as of June 30, 2002 and December 31, 2001.


                                                                       As of June 30, 2002
                                        -------------------------------------------------------------------------------------------
                                        Up to 30       31-60       61-90      91-180     181-365               Over 3
                                          days         days         days       days        days   1-3 years     years       Total
                                        ---------    --------    --------     -------    -------  ---------   ---------   --------
                                                    (in millions of constant Ch$ as of June 30, 2002, except for percentages)

Interest-earning assets
Interbank deposits ....................    98,821          --          --          --         --         --          --      98,821
Financial investments .................   209,516      76,509      88,543      45,110     81,426    245,240     162,365     908,709
Loans .................................   502,250     654,520     204,117     558,836    458,344    610,280     669,931   3,658,278
Mortgage loans ........................     8,242       7,287       7,273      21,815     43,461    175,281     797,899   1,061,258
Contingent loans ......................    32,094      36,741      29,895      49,798    114,472     54,809      61,331     379,140
Past due loans ........................    68,821          --          --          --         --         --          --      68,821
                                        ---------    --------    --------    --------    -------  ---------   ---------   ---------
Total interest-earning assets .........   919,744     775,057     329,828     675,559    697,703  1,085,610   1,691,526   6,175,027
                                        =========    ========    ========    ========    =======  =========   =========   =========
Interest-bearing liabilities
Deposits .............................. 1,337,835     466,984     160,929     163,430    419,142    193,791      20,653   2,762,764
Central Bank borrowings ...............    46,009          36         461       9,678      3,913         --          --      60,097
Repurchase agreements .................   147,611       1,100      15,984       2,470      7,621      7,627       9,022     191,435
Mortgage finance bonds ................    27,076       4,785       4,264      22,423     45,326    181,629     828,044   1,113,547
Other interest-bearing liabilities ....    64,040      42,879       9,286      52,066    102,794    147,650     436,878     855,593
                                        ---------    --------    --------    --------    -------    -------   ---------   ---------
Total interest-bearing liabilities .... 1,622,571     515,784     190,924     250,067    578,796    530,697   1,294,597   4,983,436
                                        =========    ========    ========    ========    =======    =======   =========   =========
Asset/liability gap ...................  (702,827)    259,273     138,904     425,492    118,907    554,913     396,929   1,191,591
Cumulative gap ........................  (702,827)   (443,554)   (304,650)    120,842    239,749    794,662   1,191,591
Ratio of cumulative gap to cumulative
   total interest earning assets ......     (76.4)%     (26.2) %   (15.0)%       4.5%       7.1%      17.7%       19.3%


                                                                             As of December 31, 2001
                                        -------------------------------------------------------------------------------------------
                                         Up to 30      31-60       61-90      91-180     181-365               Over 3
                                           days        days        days        days        days   1-3 years     years       Total
                                        ---------    --------    --------    --------    -------  ---------   ---------   ---------
                                               (in millions of constant Ch$ as of December 31, 2001, except for percentages)
Interest-earning assets
Interbank deposits ....................    44,317          --          --          --         --         --          --      44,317
Financial investments .................   180,936      71,527      56,398     103,317    103,282    195,023     233,904     944,387
Loans .................................   908,454     268,826     256,402     513,456    303,241    630,421     687,335   3,568,135
Mortgage loans ........................     7,978       7,143       7,107      21,798     44,152    174,326     778,739   1,041,243
Contingent loans ......................    62,430      22,071      27,010      67,607     58,715     58,733      67,422     363,988
Past due loans ........................    66,292          --          --          --         --         --          --      66,292
                                        ---------    --------    --------    --------    -------  ---------   ---------   ---------
Total interest-earning assets ......... 1,270,407     369,567     346,917     706,178    509,390  1,058,503   1,767,400   6,028,362
                                        =========    ========    ========    ========    =======  =========   =========   =========
Interest-bearing liabilities
Deposits .............................. 1,200,966     520,669     226,503     420,364    204,619     30,805      21,331   2,625,257
Central Bank borrowings ...............   106,337       2,298         436       1,578     10,481         --          --     121,130
Repurchase agreements .................   174,774         953       4,855      14,712     10,587      9,422       3,056     218,359
Mortgage finance bonds ................    26,459       4,399       4,120      22,118     44,905    179,191     813,034   1,094,226
Other interest-bearing liabilities ....   150,328      35,901      30,421      32,295     44,657    103,834     433,762     831,198
                                        ---------    --------    --------    --------    -------  ---------   ---------   ---------
Total interest-bearing liabilities .... 1,658,864     564,220     266,335     491,067    315,249    323,252   1,271,183   4,890,170
                                        =========    ========    ========    ========    =======  =========   =========   =========
Asset/liability gap ...................  (388,457)   (194,653)     80,582     215,111    194,141    735,251     496,217   1,138,192
Cumulative gap ........................  (388,457)   (583,110)   (502,428)   (287,417)   (93,276)   641,975   1,138,192
Ratio of cumulative gap to cumulative
  total interest earning assets .......     (30.6)%     (35.6)%     (25.3)%     (10.7)%     (2.9)%     15.1%       18.9%

Liquidity Risk

     The following table presents the 30-day mismatch ratio and the liquidity ratio as of June 30, 2002, and December 31, 2001. Results are shown aggregating the Chilean peso, UF and other inflation-related indices and US dollar indexed cash flows under "local currency" and other currencies under "foreign currency".

                                        As of June 30, 2002
                           ----------------------------------------------
                                       30 Day Mismatch Ratio
                       -----------------------------------------------------
                               Assets         Liabilities        Ratio
                       -------------------- ---------------   --------------
                          (in millions of constant Ch$ as of June 30, 2002)
Local currency .......         2,024,238        2,093,640          (3.31)%
Foreign currency .....           521,771          596,132         (12.47)%


                                          Liquidity Ratio
                           Liquid Assets(1)   Liabilities        Ratio
                       -------------------- ---------------   --------------
                          (in millions of constant Ch$ as of June 30, 2002)
Local currency .......           415,374        6,616,578           6.28%
Foreign currency .....           104,751        1,434,538           7.30%

----------------
(1)  Liquid assets consist of financial investments.

     The behavior of the 30-day Mismatch Ratio reflects the portfolio of US dollar indexed bonds issued by the Central Bank, which are treated as local currency, whereas the liabilities used to fund this position are foreign currency-denominated.

                                      As of December 31, 2001
                       -----------------------------------------------------
                                       30 Day Mismatch Ratio
                       -----------------------------------------------------
                               Assets          Liabilities       Ratio
                       -------------------- ---------------   --------------
                       (in millions of constant Ch$ as of December 31, 2001)
Local currency .......         1,728,825        1,664,721            3.8%
Foreign currency .....           436,343          522,451         (16.48)%

                                        Liquidity Ratio
                       -----------------------------------------------------
                           Liquid Assets(1)    Liabilities         Ratio
                       -------------------- ---------------   --------------
                       (in millions of constant Ch$ as of December 31, 2001)

Local currency .......           560,236        5,300,022          10.57%
Foreign currency .....           141,973        1,009,112          14.07%

----------------
(1)  Liquid assets consist of financial investments.

Sensitivity to Interest Rate Fluctuations

     The following table shows on an unconsolidated basis the internal interest rate sensitivity analysis as of June 30, 2002, and December 31, 2001. The sensitivities are obtained by considering the cash flows from operations and by calculating the change in the present value of these cash flows when there is a 100-basis points fluctuation in interest rates. Three relevant currencies are considered due to the differing interest rate curves applicable in each case: the Chilean peso, the UF and other inflation-indexed currencies and foreign currencies including the operations indexed to the US dollar/Chilean Peso exchange rate. Finally, the sensitivities in each currency are aggregated assuming correlation between the rates curves. See "Trading Activities" above for the measurement of foreign exchange risk related to these instruments.


                                                           Interest Rate Sensitivity
                                           -----------------------------------------------------------
                                               As of June 30, 2002          As of December 31, 2001
                                           ----------------------------   ----------------------------
                                            Net Interest                  Net Interest
                                              Margin         Equity          Margin         Equity
                                            Sensitivity    Sensitivity     Sensitivity    Sensitivity
                                           -------------   -----------    ------------    ------------
                                           (in millions of constant Ch$   (in millions of constant Ch$
                                               as of June 30, 2002)         as of December 31, 2001)
Currency
Ch$ ....................................       7,089         10,728           5,355          8,290
UF-related .............................      (3,360)       (17,279)         (2,887)       (19,195)
US dollar, US dollar indexed and
 other foreign currencies ..............        (325)         3,600          (1,392)         2,198
Total ..................................       6,151         15,532           4,846         16,819
As a % of projected net interest
 margin or shareholders' equity ........       2.77%          3.67%           2.20%          4.00%
Shareholders' equity(1) ................          --        423,140              --        420,225
Projected net interest margin ..........     222,000             --         220,000             --

---------------------------------------
(1) Shareholders' equity is defined as Net Capital Base minus net income for the fiscal year.

Risks Associated with Santiago Leasing S.A.

     In the normal course of business, Santiago Leasing S.A. was subject to interest rate and foreign exchange risks, in addition to the risk associated with potential gaps created by timing mismatches in expected cash flows. The initiative to control and manage those risks was fundamental to Santiago Leasing's business strategy and policies.

     Santiago Leasing was subject to position limits imposed by regulatory authorities, which were intended to restrict the permissible level of market risk. In addition, Santiago Leasing implemented its own internal position limits as was determined by its board of directors. These position limits were more stringent than the applicable regulatory standards. The position limits were continually reviewed by its board of directors and revised as internal and external macroeconomic conditions dictated. The position limits were determined in accordance with the type and availability of existing financing sources in the credit markets that Santiago Leasing accessed.

     Santiago Leasing was not subject to any specific restrictions regarding timing, currency or interest rates when it sought to obtain financing from the credit markets, which is the standard structure in the lending market. In the event that any individual operation would have caused Santiago Leasing to exceed a position limit, but otherwise complied with all applicable requirements and policies established by Santiago and regulatory authorities, the Finance Department would have established a specific financing source for that operation. The Finance Department also had to ensure that the financing structure was hedged optimally in order to minimize the risk associated with the position.

     Each risk was monitored on a monthly basis by the management of the Finance and Operations Departments, which analyzed the net asset and liability position at the close of each month and calculated the estimated cash flows and projected balances for the next twelve months and for the following four years. In this way, management was able to develop strategies that enable it to control and manage the risk inherent in its position at any given time. The following table summarizes the maturities of Santiago Leasing's asset and liability mix through 2006, based on Santiago Leasing's balance sheet position as of June 30, 2002 and December 31, 2001.


                                                       As of June 30, 2002 Expected Maturity
                               -----------------------------------------------------------------------------------
                                 2002        2003       2004      2005       2006     Past Due Thereafter   Total
                               --------     ------     ------    ------     ------    -------- ----------  -------
                                                 (in millions of constant Ch$ as of June 30, 2002)
Assets
UF-fixed rate ................   21,632     32,157     20,535    13,900     10,396      2,205    31,399    132,224
(Average interest rate 11.96%)
UF-variable rate .............    2,382      4,490      2,891     1,932      1,320         69     5,903     18,987
(Average interest rate 5.997%)
US Dollar-fixed rate .........    1,098      3,524      1,230       798        770        278       489      8,187
(Average interest rate 11.23%)
US Dollar-variable rate ......    1,002      1,338      1,132     1,350        567        109     1,008      6,506
(Average interest rate 6.95%)
Liabilities
UF-fixed rate ................    3,406     21,046     19,345     6,617      6,994         --    43,030    100,438
(Average interest rate 7.19%)
UF-variable rate .............   22,580     10,013         --        --         --         --        --     32,593
(Average interest rate 5.32%)
US Dollar-fixed rate .........    3,658        141      6,976        --         --         --        --     10,775
(Average interest rate 7.58%)
US Dollar-variable rate ......    4,224        698        698       698        698         --        --      7,016
(Average interest rate 3.10%)


                                                      As of December 31, 2001 Expected Maturity
                                  ---------------------------------------------------------------------------------
                                   2002       2003       2004      2005       2006     Past Due Thereafter   Total
                                  ------     ------     ------    ------     ------    -------- ----------  -------
                                                (in millions of constant Ch$ as of December 31, 2001)
Assets
UF-fixed rate ................    44,987     31,231     19,429    12,699      9,954      2,519    31,125    151,944
(Average interest rate 11.12%)
UF-variable rate .............     5,337      4,447      2,844     1,905      1,297        249     6,216     22,295
(Average interest rate 8.27%)
US Dollar-fixed rate .........     2,909      3,278      1,139       743        725        460       326      9,580
(Average interest rate 11.28%)
US Dollar-variable rate ......     1,945      1,225      1,051     1,272        537        142       966      7,138
(Average interest rate 7.74%)
Liabilities
UF-fixed rate ................    16,058     20,927     19,236     6,580      6,954         --    42,786    112,541
(Average interest rate 7.05%)
UF-variable rate .............    43,627         --         --        --         --         --        --     43,627
(Average interest rate 5.79%)
US Dollar-fixed rate .........     3,504        133      6,562        --         --         --        --     10,199
(Average interest rate 7.58%)
US Dollar-variable rate ......     3,666        657        656       656        656         --        --      6,291
(Average interest rate 4.05%)

                  Selected Statistical Information of Santiago

     The following information is included for analytical purposes and should be read in conjunction with Santiago's Consolidated Financial Statements and Santiago's Interim Unaudited Consolidated Financial Statements as well as the discussion in "Operating and Financial Review and Prospects of Santiago". Pursuant to Chilean GAAP, the financial data in the following tables for all periods through June 30, 2002 has been restated in constant Chilean pesos as of June 30, 2002. The UF is linked to, and is adjusted daily to, reflect changes in the previous month's Chilean consumer price index. See note 1 to our financial statements.

Average Balance Sheets, Income Earned from Interest Earning Assets and Interest Paid on Interest-bearing Liabilities

     The average balances for interest earning assets and interest-bearing liabilities, including interest and readjustments received and paid, have been calculated on the basis of daily balances for Santiago and our subsidiaries. Such average balances are presented in Chilean pesos (Ch$), in Unidades de Fomento (UF) and in foreign currencies (principally US$).

     The nominal interest rate has been calculated by dividing the amount of interest and principal readjustment due to changes in the UF index (gain or loss) during the period by the related average balance, both amounts expressed in constant pesos. The nominal rates calculated for each period have been converted into real rates using the following formulas:

              1 + Np                   (1 + Nd)(1 + D)
      Rp =  ---------- -1      Rd =  --------------------- -1
              1 + I                          1 + I
   Where:

Rp = real average rate for peso-denominated assets and liabilities (in Ch$ and
     UF) for the period;
Rd = real average rate for foreign currency-denominated assets and liabilities for the period;
Np = nominal average rate for peso-denominated assets and liabilities for the period;
Nd = nominal average rate for foreign currency-denominated assets and liabilities for the period;
D = devaluation rate of the Chilean peso to the US dollar for the period; and I = inflation rate in Chile for the period (based on the variation of the
     Chilean Consumer Price Index).

     The real interest rate can be negative for a portfolio of peso-denominated loans when the inflation rate for the period is higher than the average nominal rate of the loan portfolio for the same period. A similar effect could occur for a portfolio of foreign currency denominated loans when the inflation rate for the period is higher than the sum of the devaluation rate for the period and the corresponding average nominal rate of the portfolio.

     The formula for the average real rate for foreign currency denominated assets and liabilities (Rd) reflects a gain or loss in purchasing power caused by the difference between the devaluation rate of the Chilean peso and the inflation rate in Chile during the period.

     The following example illustrates the calculation of the real interest rate for a dollar-denominated asset bearing a nominal annual interest rate of 10.0% (Nd = 0.10), assuming a 5.0% annual devaluation rate (D = 0.05) and a 12.0% annual inflation rate (I = 0.12):

                     (1 + 0.10)(1 + 0.05)
               Rd =  -------------------- - 1 = 3.125% per year
                          1 + 0.12

     In the example, since the inflation rate was higher than the devaluation rate, the real rate is lower than the nominal rate in dollars. If, for example, the annual devaluation rate were 15.0%, using the same numbers, the real rate in Chilean pesos would be 12.9%, which is higher than the nominal rate in US dollars. Using the same numbers, if the annual inflation rate were greater than 15.5%, the real rate would be negative.

     Contingent loans (consisting of guarantees and open and unused letters of credit) have been treated as interest-earning assets. Although the nature of the income derived from such assets is similar to a fee, Chilean banking regulations require that such income be accounted for as interest revenue. As a result of this treatment, the comparatively low rates of interest earned on these assets have a distorting effect on the average interest rate earned on total interest earning assets.

     The real rate for contingent loans has been stated as the nominal rate, since Santiago did not have an effective funding obligation for these loans.
The foreign exchange gains or losses on foreign currency denominated assets and liabilities have not been included in interest revenue or expense. Similarly, interest on financial investments does not include trading gains or losses on these investments. Interest is not recognized during periods in which loans are past due. However, interest received on past due loans includes interest on such loans from the original maturity date.

     Non-performing loans that are not yet 90 days or more overdue have been included in each of the various categories of loans, and therefore affect the various averages (non-performing loans consist of loans as to which either principal or interest is overdue (i.e., non-accrual loans) and restructured loans earning no interest). Non-performing loans that are 90 days or more overdue are shown as a separate category of loans (Past due loans). Interest and/or indexation readjustments received on all non-performing dollar-denominated loans during the periods are included as interest revenue. However, all peso-denominated loans that are classified as non-performing do not accrue interest or indexation adjustments as interest revenue.

     Included in interbank deposits are checking accounts maintained in the Central Bank and foreign banks. Such assets have a distorting effect on the average interest rate earned on total interest earning assets because currently balances maintained in Chilean peso amounts do not earn interest, and the only balances held in a foreign currency that earn interest are those maintained in US dollars, but those only earn interest on the amounts that are legally required to be held for liquidity purposes. Additionally, this account includes interest earned by overnight investments. Consequently, the average interest earned on such assets is comparatively low. Santiago maintained these deposits in these accounts to comply with statutory requirements and to facilitate international business, rather than to earn income.

     The monetary gain or loss on interest earning assets and interest-bearing liabilities is not included as a component of interest revenue or interest expense because inflation effects are taken into account in the calculation of real interest rates.

     The following tables show, by currency of denomination, average balances and, where applicable, interest amounts and real rates for Santiago's assets and liabilities for the six-month periods ended June 30, 2001 and 2002.


                                                            For the six-month period ended June 30,
                                  --------------------------------------------------------------------------------------
                                                    2001                                         2002
                                  -----------------------------------------   ------------------------------------------
                                                         Average   Average                          Average    Average
                                   Average     Interest  Nominal    Real       Average    Interest  Nominal     Real
                                   Balance     Earned     Rate      Rate       Balance     Earned    Rate       Rate
                                  ---------   --------   -------   -------    ---------   --------  --------   -------
                                        (in millions of constant Ch$ as of June 30, 2002, except for percentages)
Assets
Interest-earning assets
Interbank deposits
     Ch$ .......................     52,258        466     1.78%     1.76%       55,720       604     2.17%     2.15%
     UF  .......................         --         --       --        --            --        --       --        --
     Foreign currency  .........     28,694        522     3.64      3.92        35,465       154     0.87      0.92
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
     Total .....................     80,952        988     2.44      2.52        91,185       758     1.66      1.67
                                  =========   ========   ======    ======     =========   =======   ======     =====
Financial investments
     Ch$ .......................    101,320      3,163     6.24      6.15       327,050    12,915     7.90      7.84
     UF  .......................    266,240      9,334     7.01      6.91       229,672     7,256     6.32      6.27
     Foreign currency  .........    221,091     10,269     9.29     10.01       364,761    15,535     8.52      8.98
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................    588,651     22,766     7.73      7.94       921,483    35,706     7.75      7.90
                                  =========   ========   ======    ======     =========   =======   ======     =====
Loans
     Ch$ .......................    937,143     94,366    20.14     19.84     1,192,057    96,302    16.16     16.03
     UF  .......................  1,933,272     96,320     9.96      9.82     1,727,053    69,384     8.03      7.97
     Foreign currency  .........    576,045     27,096     9.41     10.14       664,582    15,684     4.72      4.98
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................  3,446,460    217,782    12.64     12.60     3,583,692   181,370    10.12     10.10
                                  =========   ========   ======    ======     =========   =======   ======     =====
Mortgage loans
     Ch$ .......................         --         --       --        --            --        --       --        --
     UF  .......................    958,177     52,163    10.89     10.73     1,022,398    46,157     9.03      8.96
     Foreign currency  .........         --         --       --        --            --        --       --        --
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................    958,177     52,163    10.89     10.73     1,022,398    46,157     9.03      8.96
                                  =========   ========   ======    ======     =========   =======   ======     =====
Contingent loans
     Ch$ .......................     26,979        485     3.60      3.60        27,140       541     3.99      3.99
     UF  .......................     82,265        529     1.29      1.29       128,029       591     0.92      0.92
     Foreign currency  .........    168,961        484     0.57      0.57       206,973       528     0.51      0.51
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................    278,205      1,498     1.08      1.08       362,142     1,660     0.92      0.92
                                  =========   ========   ======    ======     =========   =======   ======     =====
Past due loans
     Ch$ .......................     17,712      2,765    31.22     30.76        20,947     2,506    23.93     23.74
     UF  .......................     47,061      1,957     8.32      8.19        43,868     1,334     6.08      6.03
     Foreign currency  .........      2,540         33     2.60      2.80         3,326        31     1.86      1.97
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................     67,313      4,755    14.13     13.93        68,141     3,871    11.36     11.28
                                  =========   ========   ======    ======     =========   =======   ======     =====
Total interest-earning assets
     Ch$ .......................  1,135,412    101,245    17.83     17.57     1,622,914   112,868    13.91     13.80
     UF  .......................  3,287,015    160,303     9.75      9.61     3,151,020   124,722     7.92      7.85
     Foreign currency  .........    997,331     38,404     7.70      8.30     1,275,107    31,932     5.01      5.28
                                  ---------   --------   ------    ------     ---------   -------   ------     -----
         Total .................  5,419,758    299,952    11.07     11.04     6,049,041   269,522     8.91      8.91
                                  =========   ========   ======    ======     =========   =======   ======     =====


                                                         For the six month period ended June 30,
                                     ---------------------------------------------------------------------------------------
                                                      2001                                            2002
                                     ------------------------------------------     ----------------------------------------
                                                             Average    Average                            Average   Average
                                     Average      Interest   Nominal     Real        Average      Paid     Nominal     Real
                                     Balance        Paid      Rate       Rate        Balance    Interest    Rate       Rate
                                     -------      --------   -------    -------      -------    --------   -------    ------
                                              (in millions of constant Ch$ as of June 30, 2002, except for percentages)
Liabilities
Interest-bearing liabilities
Savings accounts
     Ch$............................        --          --       --        --             --         --        --         --
     UF.............................    86,748       2,838     6.54%     6.45%        90,828      1,185      2.61%      2.59%
     Foreign currency...............        --          --       --        --             --         --        --         --
                                        ------       -----     ----      ----         ------      -----      ----       ----
         Total......................    86,748       2,838     6.54      6.45         90,828      1,185      2.61       2.59
                                        ======       =====     ====      ====         ======      =====      ====       ====
Time deposits

     Ch$............................   593,067      18,509     6.24      6.15      1,321,068     35,016      5.30       5.26
     UF............................. 1,357,674      53,140     7.83      7.71        892,191     20,974      4.70       4.66
     Foreign currency...............   334,690       8,646     5.17      5.57        476,299      4,722      1.98       2.09
                                     ---------      ------     ----      ----      ---------     ------      ----       ----
         Total...................... 2,285,431      80,295     7.03      6.99      2,689,558     60,712      4.51       4.50
                                     =========      ======     ====      ====      =========     ======      ====       ====
Central Bank borrowings

     Ch$............................     5,159         117     4.54      4.47          8,322        234      5.62       5.58
     UF.............................    18,650         548     5.88      5.79         14,676        299      4.07       4.04
     Foreign currency...............        --          --       --        --          1,961         49      5.00       5.27
                                        ------        ----     ----      ----         ------        ---      ----       ----
         Total......................    23,809         665     5.59      5.50         24,959        582      4.66       4.65
                                        ======        ====     ====      ====         ======        ===      ====       ====
Repurchase agreements

     Ch$............................   157,000       3,071     3.91      3.85        156,735      2,478      3.16       3.14
     UF.............................    27,252         905     6.64      6.54          9,060        113      2.49       2.47
     Foreign currency...............    13,840         (14)   (0.20)    (0.22)        27,710        101      0.73       0.77
                                       -------       -----     ----      ----        -------      -----      ----       ----
         Total......................   198,092       3,962     4.00      3.94        193,505      2,692      2.78       2.77
                                       =======       =====     ====      ====        =======     ======      ====       ====
Mortgage Finance bonds

     Ch$............................        --          --       --        --             --         --        --         --
     UF............................. 1,001,714      47,305     9.44      9.31      1,073,719     40,758      7.59       7.53
     Foreign currency...............        --          --       --        --             --         --        --         --
                                     ---------      ------     ----      ----      ---------     ------      ----       ----
         Total...................... 1,001,714      47,305     9.44      9.31      1,073,719     40,758      7.59       7.53
                                     =========      ======     ====      ====      =========     ======      ====       ====
Other interest-bearing liabilities

     Ch$...........................     99,309       2,950     5.94      5.85         72,693      1,066      2.93       2.91
     UF............................    392,518      17,467     8.90      8.77        345,823     12,865      7.44       7.38
     Foreign currency...............   273,577      12,059     8.82      9.50        402,466     10,452      5.19       5.48
                                       -------      ------     ----      ----        -------     ------      ----       ----
         Total......................   765,404      32,476     8.49      8.65        820,982     24,383      5.94       6.05
                                       =======      ======     ====      ====        =======     ======      ====       ====
Total interest-bearing liabilities

     Ch$............................   854,535      24,647     5.77      5.68      1,558,818     38,794      4.98       4.94
     UF............................. 2,884,556     122,203     8.47      8.35      2,426,297     76,194      6.28       6.23
     Foreign currency...............   622,107      20,691     6.65      7.17        908,436     15,324      3.37       3.56
                                     ---------      ------     ----      ----      ---------     ------      ----       ----
         Total...................... 4,361,198     167,541     7.68      7.66      4,893,551    130,312      5.33       5.32
                                     =========     =======     ====      ====      =========    =======      ====       ====

     The following tables show, by currency of denomination, average balances for Santiago's non-interest earning assets and non-interest shareholders' equity for the six month period ended June 30, 2001 and 2002

                                   For the six-month period ended
                                              June 30,
                                -----------------------------------
                                      2001              2002
                                ----------------- -----------------
  Non-interest earning Assets    Average Balance   Average Balance
------------------------------  ----------------- -----------------
                                (in millions of constant Ch$ as of
                                          June 30, 2002)
Cash
     Ch$ .....................        415,695           456,322
     UF ......................             --                --
     Foreign currency ........         35,565            68,247
                                ----------------- -----------------
         Total ...............        451,260           524,569
                                ================= =================
Allowances for loan losses
     Ch$ .....................        (88,621)          (95,200)
     UF ......................             --                --
     Foreign currency ........             --                --
                                ----------------- -----------------
         Total ...............        (88,621)          (95,200)
                                ================= =================
Fixed assets
     Ch$ .....................        122,341           114,509
     UF ......................          2,829             1,458
     Foreign currency ........            198                 6
                                ----------------- -----------------
         Total ...............        125,368           115,973
                                ================= =================
Other assets
     Ch$ .....................        174,146           147,529
     UF ......................            231               423
     Foreign currency ........         95,478           138,712
                                ----------------- -----------------
         Total ...............        269,855           286,664
                                ================= =================


Total Non-interest earning
  assets
     Ch$ .....................        623,561           623,160
     UF ......................          3,060             1,881
     Foreign currency ........        131,241           206,965
                                ----------------- -----------------
         Total ...............        757,862           832,006
                                ================= =================

Total Assets
     Ch$ .....................      1,758,973         2,246,074
     UF ......................      3,290,075         3,152,901
     Foreign currency ........      1,128,572         1,482,072
                                ----------------- -----------------
         Total(1) ............      6,177,620         6,881,047


                                   For the six-month period ended
                                              June 30,
                                -----------------------------------
                                      2001              2002
                                ----------------- -----------------
Non-interest-bearing
  Liabilities and Shareholders'
  Equity                         Average Balance   Average Balance
------------------------------- ----------------  -----------------
                                (in millions of constant Ch$ as of
                                          June 30, 2002)
Non-interest-bearing demand
  deposits
     Ch$ ......................       781,487           840,193
     UF .......................         9,556            10,345
     Foreign currency .........        46,646            67,049
                                ----------------- -----------------
         Total ................       837,689           917,587
                                ================= =================
 Contingent obligations
     Ch$ ......................        26,866            26,975
     UF .......................        82,190           127,924
     Foreign currency .........       168,467           206,705
                                ----------------- -----------------
         Total ................       277,523           361,604
                                ================= =================
Other Non-interest-bearing
     Ch$ ......................       101,832            54,739
     UF .......................         3,121               711
     Foreign currency .........       104,149           126,743
                                ----------------- -----------------
         Total ................       209,102           182,193
                                ================= =================
Shareholders' equity
     Ch$ ......................       492,108           526,112
     UF .......................            --                --
     Foreign currency .........            --                --
                                ----------------- -----------------
         Total ................       492,108           526,112
                                ================= =================

Total non-interest-bearing
  liabilities and
  shareholders' equity
     Ch$ ......................     1,402,293         1,448,019
     UF .......................        94,867           138,980
     Foreign currency .........       319,262           400,497
                                ----------------- -----------------
         Total ................     1,816,422         1,987,496
                                ================= =================

Total Liabilities and
  Shareholders' Equity
     Ch$ ......................     2,256,828         3,006,837
     UF .......................     2,979,423         2,565,277
     Foreign currency .........       941,369         1,308,933
                                ----------------- -----------------
         Total(2) .............     6,177,620         6,881,047
                                ================= =================

--------------------------
(1)  Represents total interest- and non-interest-earning assets.

(2) Represents total of interest- and non-interest-bearing liabilities and shareholders' equity.

Interest-Earning Assets -- Net Interest Margin

     The following table analyzes, by currency of denomination, Santiago's levels of average interest-earning assets and net interest and illustrates the comparative margins obtained, for each of the periods indicated.

                                                 Six-month period ended June 30,
                                                 -------------------------------
                                                     2001              2002
                                                 --------------  ---------------
                                                 (in millions of constant Ch$ as
                                                        of June 30, 2002)

Total average interest-earning assets
   Ch$ .........................................     1,135,412        1,622,914
   UF ..........................................     3,287,015        3,151,020
   Foreign currency ............................       997,331        1,275,107
                                                 --------------  ---------------
       Total ...................................     5,419,758        6,049,041
                                                 ==============  ===============

Net interest earned (1)
   Ch$ .........................................        76,598           74,074
   UF ..........................................        38,100           48,528
   Foreign currency ............................        17,713           16,608
                                                 --------------  ---------------
       Total ...................................       132,411          139,210
                                                 ==============  ===============

Net interest margin, nominal basis (2)
   Ch$ .........................................           6.7%             4.6%
   UF ..........................................           1.2%             1.5%
   Foreign currency ............................           1.8%             1.3%
                                                 --------------  ---------------
       Total ...................................           2.4%             2.3%
                                                 ==============  ===============

----------
(1) Net interest earned is defined as interest revenue earned less interest expense incurred.

(2) Net interest margin is defined as net interest earned divided by average interest-earning assets.

Changes in Net Interest Revenue--Volume and Rate Analysis

     The following tables allocate, by currency of denomination, changes in Santiago's net interest revenue between changes in the average volume of interest-earning assets and interest-bearing liabilities and changes in their respective nominal interest rates from June 30, 2001 to June 30, 2002. Volume and rate variances have been calculated based on movements in average balances over the year and changes in nominal interest rates, average interest earning assets and average interest-bearing liabilities. The net change attributable to changes in both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                                     Increase (decrease) from
                                    2001 period to 2002 period         Net change
                                         due to changes in             from 2001
                                   ----------------------------     period to 2002
                                     Volume           Rate              period
                                   ------------   -------------    ----------------
                                   (in millions of constant Ch$ as of June 30, 2002)
Interest-earning assets
   Interbank deposits
         Ch$ .....................         32            106                 138
         UF ......................         --             --                  --
         Foreign currency ........        165           (533)               (368)
                                   ----------      ------------       --------------
              Total ..............        197           (427)               (230)
                                   ==========      ============       ==============

   Financial investments
         Ch$ .....................      8,715          1,037               9,752
         UF ......................     (1,208)          (870)             (2,078)
         Foreign currency ........      6,038           (772)              5,266
                                   ----------      ------------       --------------
              Total ..............     13,545           (605)             12,940
                                   ==========      ============       ==============

   Loans
         Ch$ .....................      7,088         (5,152)              1,936
         UF ......................     (9,568)       (17,368)            (26,936)
         Foreign currency ........      5,090        (16,502)            (11,412)
                                   ----------      ------------       --------------
              Total ..............      2,610        (39,022)            (36,412)
                                   ==========      ============       ==============

   Mortgage loans
         Ch$ .....................         --             --                  --
         UF ......................      3,882         (9,888)             (6,006)
         Foreign currency ........         --             --                  --
                                   ----------      ------------       --------------
              Total ..............      3,882         (9,888)             (6,006)
                                   ==========      ============       ==============

   Contingent loans
         Ch$ .....................          3             53                  56
         UF ......................        126            (64)                 62
         Foreign currency ........         86            (42)                 44
                                   ----------      ------------       --------------
              Total ..............        215            (53)                162
                                   ==========      ============       ==============

   Past due loans
         Ch$ .....................        928         (1,187)               (259)
         UF ......................       (126)          (497)               (623)
         Foreign currency ........        (23)            21                  (2)
                                   ----------      ------------       --------------
              Total ..............        779         (1,663)               (884)
                                   ==========      ============       ==============

   Total interest-earning assets
         Ch$ .....................     16,766         (5,143)             11,623
         UF ......................     (6,894)       (28,687)            (35,581)
         Foreign currency ........     11,356        (17,828)             (6,472)
                                   ----------      ------------       --------------
              Total ..............     21,228        (51,658)            (30,430)
                                   ==========      ============       ==============


                                          Increase (decrease) from 2001
                                          period to 2002 period due to
                                                  changes in                 Net change
                                        -------------------------------- from 2001 period to
                                             Volume            Rate          2002 period
                                        ---------------- --------------- -------------------
                                          (in millions of constant Ch$ as of June 30, 2002)

Interest-bearing liabilities
   Savings accounts
         Ch$ ..........................         --               --                --
         UF ...........................        140           (1,793)           (1,653)
         Foreign currency .............         --               --                --
                                        ----------       ----------         ---------
            Total .....................        140           (1,793)           (1,653)
                                        ==========       ==========         =========

   Time deposits
         Ch$ ..........................     18,817           (2,310)           16,507
         UF ...........................    (14,858)         (17,308)          (32,166)
         Foreign currency .............      8,597          (12,521)           (3,924)
                                        ----------       ----------         ---------
            Total .....................     12,556          (32,139)          (19,583)
                                        ==========       ==========         =========

   Central Bank borrowings
         Ch$ ..........................         84               33               117
         UF ...........................       (102)            (147)             (249)
         Foreign currency .............         49               --                49
                                        ----------       ----------         ---------
            Total .....................         31             (114)              (83)
                                        ==========       ==========         =========

   Repurchase agreements
         Ch$ ..........................         (5)            (588)             (593)
         UF ...........................       (409)            (383)             (792)
         Foreign currency .............        (32)             147               115
                                        ----------       ----------         ---------
            Total .....................       (446)            (824)           (1,270)
                                        ==========       ==========         =========

   Mortgage finance bonds
         Ch$ ..........................         --               --                --
         UF ...........................      3,786          (10,333)           (6,547)
         Foreign currency .............         --               --                --
                                        ----------       ----------         ---------
            Total .....................      3,786          (10,333)           (6,547)
                                        ==========       ==========         =========

   Other interest-bearing liabilities
         Ch$ ..........................       (652)          (1,232)           (1,884)
         UF ...........................     (1,935)          (2,667)           (4,602)
         Foreign currency .............    (12,557)          10,950            (1,607)
                                        ----------       ----------         ---------
            Total .....................    (15,144)           7,051            (8,093)
                                        ==========       ==========         =========

   Total interest-bearing liabilities
         Ch$ ..........................     18,244           (4,097)           14,147
         UF ...........................    (13,378)         (32,631)          (46,009)
         Foreign currency .............     (3,943)          (1,424)           (5,367)
                                        ----------       ----------         ---------
            Total .....................         23          (38,152)          (37,229)
                                        ==========       ==========         =========

Return on Equity and Assets

                                                         June 2001    June 2002
                                                         ---------    ---------
Return on assets (net income divided by average
 total assets) .........................................     2.1%         1.9%
Return on equity (net income divided by average
 shareholders' equity) .................................    26.5%        25.5%
Dividend payout ratio (dividend declared per
share divided by the total number of shares)............   100.0%       100.0%
Equity to assets ratio (average shareholders'
 equity divided by average total assets) ...............     8.0%         7.6%

Investment Portfolio

     The following table sets forth Santiago's investment in Chilean government and corporate securities and certain other financial investments as of June 30, 2001 and 2002. Financial investments which have a secondary market were carried at market value. As of December 31, 1999, market value adjustments were performed only for those investments with maturities greater than one year. All other financial investments are carried at acquisition cost, plus accrued interest and indexation readjustments, as applicable.

                                                              As of June 30,
                                                         ------------------------
                                                            2001         2002
                                                         -----------   ----------
                                                         (in millions of constant
                                                         Ch$ as of June 30, 2002)
A summary of financial investments is as follows:

Central Bank and Government Securities

   Marketable debt securities ............................   301,940      425,676
   Investment collateral under agreements to repurchase ..   160,213      165,117
   Investments purchased under agreements to resell ......     9,298        5,294
   Other Investments .....................................    29,717       29,822
                                                           -----------   ----------
     Subtotal ..........................................     501,168      625,909
                                                           ===========   ==========

Corporate securities

   Marketable securities .................................   170,798      161,622
   Mortgage finance bonds issued by the bank .............    12,073       54,079
   Investment collateral under agreements to repurchase ..    38,053       25,674
                                                           -----------   ----------
     Subtotal ..........................................     220,924      241,375
                                                           ===========   ==========

Time deposits in Chilean financial institutions ........       3,095        4,231
Time deposits in foreign financial institutions ........      98,335       37,194
                                                           -----------   ----------
     Total .............................................     823,522      908,709
                                                           ===========   ==========


Loan Portfolio

     The following table analyzes Santiago's loans by type of loan. Except where otherwise specified, all loan amounts stated below are before deduction for loan loss allowances. Total loans reflect Santiago's loan portfolio, including past due principal amounts.

     The loan categories were as follows:

     Commercial loans were long-term and short-term loans granted in Chilean pesos, on an adjustable or fixed rate basis, primarily to finance working capital or investments.

     Foreign trade loans were fixed rate, short-term loans made in foreign currencies (principally US$) to finance imports and exports.

     Interbank loans were fixed rate, short-term loans to financial institutions that operate in Chile.

     Leasing contracts were agreements for the financial leasing of capital equipment and other property.

     Other outstanding loans included checking account overdrafts, bills of exchange and mortgage loans, which were financed by Santiago's general borrowings.

     Mortgage loans were inflation-indexed, fixed rate, long-term loans with monthly payments of principal and interest secured by a real property mortgage. They were financed in two ways: traditional mortgages were financed by mortgage finance bonds, and new flexible mortgages were financed by Santiago's own funds. At the time of approval, the amount of a mortgage loan could not be more than 75.0% of the lower of the purchase price or the appraised value of the mortgaged property or such loan would be classified as a commercial loan.

     Consumer loans were loans to individuals, granted in Chilean pesos, generally on a fixed rate basis, to finance the purchase of consumer goods or to pay for services. They also included credit card balances subject to interest charges.

     Past due loans included, with respect to any loan, the amount of principal or interest that was 90 days or more overdue, and did not include the installments of such loan that was not overdue or that was less than 90 days overdue, unless legal proceedings had been commenced for the entire outstanding balance according to the terms of the loan.

     Contingent loans consisted of guarantees granted by Santiago in Ch$, UF and foreign currencies (principally US$), as well as open and unused letters of credit. (Unlike US GAAP, Chilean GAAP requires such loans to be included on a bank's balance sheet.)

     Any collateral provided generally consisted of a mortgage on real estate, a pledge of marketable securities, a letter of credit or cash. The existence and amount of collateral generally varied from loan to loan.

Loans by Economic Activity

     The following table sets forth at the dates indicated an analysis of Santiago's loan portfolio based on the borrower's principal economic activity. Loans to individuals for business purposes are allocated to their economic activity. The table does not reflect outstanding contingent loans.

                                                                                  As of June 30,
                                                          -----------------------------------------------------------
                                                                       2001                           2002
                                                          ----------------------------     --------------------------
                                                               Loan          % of Loan        Loan          % of Loan
                                                             Portfolio       Portfolio      Portfolio       Portfolio
                                                          --------------     ---------     -----------      ---------
                                                          (in millions of constant Ch$ as of June 30, 2002, except
                                                                              for percentages)
Agriculture, Livestock, Agribusiness, Fishing
Agriculture and livestock ..............................       71,011           1.5%         69,763            1.5%
Fruit ..................................................       38,821           0.9          46,410            1.0
Forestry and wood extraction ...........................       52,399           1.1          54,302            1.1
Fishing ................................................       37,897           0.8          54,769            1.1
                                                          --------------     ---------     -----------      ---------
   Total ...............................................      200,128           4.3         225,244            4.7
                                                          ==============     =========     ===========      =========
Mining and Petroleum
Mining and quarries ....................................       32,512           0.7          82,912            1.8
Natural gas and crude oil extraction ...................       28,208           0.6          32,540            0.7
                                                          --------------     ---------     -----------      ---------
   Total ..............................................        60,720           1.3         115,452            2.5
                                                          ==============     =========     ===========      =========
Manufacturing
Tobacco, food and beverages ............................      145,103           3.1         152,929            3.2
Textiles, clothing and leather goods ...................       38,731           0.8          39,487            0.8
Wood and wood products .................................       62,673           1.3          65,137            1.4
Paper, printing and publishing .........................       34,055           0.7          38,801            0.8



                                                                                 As of June 30,
                                                 -------------------------------------------------------------------------
                                                                2001                                     2002
                                                 -------------------------------------   ---------------------------------
                                                                          % of Loan                           % of Loan
                                                    Loan Portfolio        Portfolio       Loan Portfolio       Portfolio
                                                 -------------------   ---------------   -----------------    ------------
                                                 (in millions of constant Ch$ as of June 30, 2002, except for percentages)

Oil refining, carbon and rubber ................         55,869               1.2%               55,653            1.2%
Production of basic metal, non minerals,
   machine and equipment .......................        119,973               2.6               120,062            2.5
Other manufacturing industries .................         16,837               0.4                16,491            0.3
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................        473,241              10.1               488,560           10.2
                                                 ===================   ===============   =================    ============

Electricity, Gas and Water
Electricity, gas and water .....................        107,205               2.3                91,062            1.9
                                                 ===================   ===============   =================    ============

Construction
Residential buildings ..........................        292,749               6.3               313,949            6.6
Other constructions ............................        174,013               3.7               129,613            2.7
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................        466,762              10.0               443,562            9.3
                                                 ===================   ===============   =================    ============

Commerce
Wholesale ......................................        123,430               2.6               135,918            2.8
Retail, restaurants and hotels .................        445,758               9.6               453,793            9.5
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................        569,188              12.2               589,711           12.3
                                                 ===================   ===============   =================    ============

Transport, Storage and Communications
Transport and storage ..........................         98,302               2.1               138,997            2.9
Communications .................................         34,188               0.7                53,857            1.1
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................        132,490               2.8               192,854            4.0
                                                 ===================   ===============   =================    ============

Financial Services
Financial insurance and companies ..............        700,822              15.0               672,412           14.0
Real estate and other financial services .......        167,140               3.6               164,069            3.5
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................        867,962              18.6               836,481           17.5
                                                 ===================   ===============   =================    ============

Community, social and personal services
Community, social and personal services ........        698,786              15.0               729,368           15.2
                                                 -------------------   ---------------   -----------------    ------------
Consumer Credit ................................        314,088               6.7               322,578            6.7
                                                 -------------------   ---------------   -----------------    ------------
Residential Mortgage Loans .....................        778,636              16.7               753,485           15.7
                                                 -------------------   ---------------   -----------------    ------------
   Total .......................................      4,669,206             100.0             4,788,357          100.0
                                                 ===================   ===============   =================    ============


Credit Review Process

     Under Santiago's credit review system, the approval of a transaction with a customer required the participation of two or more executives who had credit authority, with at least one of them having the credit approval authority that would be necessary to cover Santiago's total risk exposure with respect to that customer.

     The evaluation of total customer credit risk took into account the direct risk outstanding and the added risk involved in the proposed transaction, the indirect risks associated with guarantees or security given by the customer and the risk associated with other entities or individuals who had a direct or indirect affiliation with the customer, including in each case outstanding principal (adjusted for inflation), interest and the balance of any unused lines of credit and other credit transactions approved but not completed. Transactions in which the total customer credit risk is more than Ch$3,600 million (Ch$2,400 million unsecured) had to be authorized by the Directors' Risk Committee and required the minimum approval of two directors and the General Manager.

     Transactions in which the total customer credit risk was less than Ch$3,600 million (Ch$2,400 million unsecured) could be approved by certain Santiago executives, depending on the amount involved, as follows.

                                                      Limit in millions of Ch$
                                                    ----------------------------
                                                      Unsecured     Secured(1)
                                                    ------------- --------------

General Manager ..................................      2,400         3,600
Manager of Risk Management Division ..............      1,000         1,500
Managers of Commercial Divisions
`A' Executives ...................................        400           600
`B' Executives ...................................        300           450
`C' Executives ...................................        250           375
`D' Executives ...................................         75           112
`E' Executives ...................................         30            45
`F' Executives ...................................         15            22
`G' Executives ...................................          7            10
`H' Executives ...................................          4             6
`I' Executives ...................................          0.5           0.8

----------
(1) Security generally consists of mortgages on real estate. These limits include the respective unsecured limit.

     In addition to reviewing the credit limit, the division extending the credit had to review the terms of the loan, the interest rate and any security to be obtained.

     Santiago's commercial executives and risk officers used several tools to help them evaluate a customer's credit risk. These tools included sector reports, risk acceptance criteria for the most relevant economic sectors and subsectors, standard risk models for major industries, portfolio monitoring and follow-up systems which analyzed the client's debt history, sales patterns both recent and historic, financial statements, financial indices and monthly sales. Santiago also developed a debtor rating system which was updated periodically. This system was based on certain risk variables such as a client's current economic situation and perspectives, capacity and solvency at the shareholder and management levels, access to alternative financing sources, profitability and ability to pay, along with solvency in a crisis situation. For retail clients, Santiago's evaluation was based on a behavior and credit scoring system which combined the client's commercial behavioral variables, current debt levels, ability to pay, socio-economic level, among others, along with centralized evaluation and decision making systems in cases where the client did not fit the standard model.

     Santiago's credit process was regulated by policies and standards established by its Risk Management Division and approved by Santiago's general management. The Risk Management Division was responsible for evaluating the risk presented by Santiago's current or potential debtors. Santiago also relied upon the collective efforts of its professional analysts, who conducted corporate reviews at the request of any of its commercial divisions, senior management and principal debtors. These corporate reports analyzed the amount of a credit, its use, the term, the customer's financial situation and the market in which the customer operated. These reports, as to any customer, were prepared in four different formats: in-depth, summary, follow-up and project analysis. The function of the credit evaluation and approval described in the preceding paragraphs were carried out by specialized units within Risk Management, together with commercial areas. Risk Management also had credit follow-up and recuperation divisions. The follow-up activities were carried out by the Account Surveillance Division, which identified the customers who are most sensitive to eventual losses, and defined the scheme of credit administration and specific controls and procedures. Additionally, the Credit Control Division periodically revised the quality of Santiago's credits, verifying the sufficiency of provisions according to debtors' effective risk and to the regulation in force relating to the matter and prepared reports of the behavior of the principal debtors different risk variables. The credit recuperation activities were carried out by the Normalization Division, which administered the accounts of the principal debtors for whom a potential loss was expected, and supervised the process of charging Santiago's clients before and during legal procedures.

Classification of Loan Portfolio

     Chilean banks are required to classify their outstanding exposures on an ongoing basis for the purpose of determining the amount of loan loss allowances. The guidelines used by banks for such classifications are established by the Superintendency of Banks, although banks are given some latitude in devising more stringent classification systems within such guidelines. The Superintendency of Banks regularly examines and evaluates each financial institution's credit management process, including its compliance with the loan classification guidelines, and on that basis classifies banks and other financial institutions into three categories: I, II and III. Category I is reserved for institutions that fully comply with the loan classification guidelines. Institutions are rated in Category II if their loan classification system reveals deficiencies that must be corrected by the bank's management. Category III indicates significant deviations from the Superintendency of Banks' guidelines that clearly reflect inadequacies in the evaluation of the risk and estimated losses associated with loans.

     Santiago was classified in Category I since December 1991 (this classification system was established by the Superintendency of Banks in 1990 and was applied to Santiago since 1991).

     For purposes of classification, loans are divided into consumer loans, residential mortgage loans and commercial loans (which for these purposes include all loans other than consumer loans and residential mortgage loans). In the case of commercial loans, the classification is based on the estimated losses on all of the loans outstanding to the borrower, as determined by Santiago. In the case of consumer and residential mortgage loans, the extent to which payments are overdue determines the classification. Commercial and consumer loans are rated A, B, B-, C or D, while residential mortgage loans are rated only A, B or B-, except loans purchased from the former Asociacion Nacional de Ahorro y Prestamo, or National Association of Savings and Loans, which may be classified as C or D. Santiago's total exposure to each of its customers and the classification of such customer's loans were reviewed at least every two months by a loan officer and by the Risk Control Division. In July 1997, the Superintendency of Banks modified the criteria for classifying consumer loans. The current regulations established the risk classification, and as a consequence the loan allowances, based upon each debtor's most overdue loans. This new classification takes into account the debtor's payment behavior, instead of classifying each credit individually. The allowances required for each category of loans, which are established by the Superintendency of Banks, are as follows:

                 Commercial loans range of   Consumer loans past due   Residential mortgage loans    Allowances
                     estimated losses               status(1)                past due status(1)         as a
                 -------------------------  -------------------------  --------------------------   percentage of
                                                                                                      aggregate
Category             From          To           From          To           From          To           exposure
---------------  ------------ ------------  ------------ ------------  ------------ -------------  ---------------
                                                     (Days)                        (Days)
A .............        --          --             --          --             --          --               0%
B .............         1%          5%             1          30              1         180               1%
B- ............         6%         39%            31          60            181        >181              20%
C .............        40%         79%            61         120             --          --              60%
D .............        80%        100%           121        >121             --          --              90%

----------
(1) In addition, Santiago maintained a special provision for renegotiated consumer and residential mortgage loans.

     The loan classification guidelines of the Superintendency of Banks applicable to commercial loans required that Santiago classify the greater of
(1) the commercial loans outstanding to Santiago's 400 largest debtors and (2) the commercial loans outstanding to the number to Santiago's largest debtors whose commercial loans aggregated at least 75.0% of the total amount of loans included in Santiago's commercial loan portfolio. Such guidelines also required Santiago to classify 100% of its residential mortgage and consumer loans. For these purposes, the loan amount includes outstanding principal (whether or not past due) and accrued and unpaid interest. The criteria for determining the range of estimated losses for purposes of the classification of commercial loans are as follows:

Category "A":  This category includes loans outstanding to borrowers for whom there exists no doubt as to the ability to repay the loans except to the extent reflected in the loan's original terms, including all interest due, and the revenues generated from the business of the borrower are sufficient to service the debt. If the borrower's business does not generate the revenues needed for debt service, or if repayment depends on revenues generated by another entity, its loans will not be included in this category, even if fully secured.


Category "B":  This category includes loans outstanding to borrowers who have shown some degree of non-compliance with their obligations under the original conditions of their loans, but whose past financial records and market history indicate that such non-compliance should be temporary. Category "B" is also the highest category for loans outstanding to borrowers whose source of repayment depends on revenues generated by another entity, and loans outstanding to borrowers whose business does not generate the revenues needed for debt service, but only if the loans are fully secured. The expected loss assigned to the loans classified in this category is less than 5% of the outstanding amounts.


Category "B-": This category principally includes loans outstanding to borrowers who are experiencing severe financial difficulty (whose operational revenues or liquid assets are insufficient to service the loans). Also included in this category are loans outstanding to borrowers whose financial history is insufficient or difficult to establish. Loans bearing interest rates that, due to the bank's cost of funds, generate a financial loss of between 5% and 39% of the outstanding amount are also included in this category. Category "C": This category includes loans outstanding to borrowers who are experiencing severe financial difficulty and whose operational revenues or liquid assets are insufficient to service the loans. Loans bearing interest rates that, due to the bank's cost of funds, generate a financial loss of between 40% and 79% of the outstanding amount are also included in this category.

Category "C":  This category includes loans outstanding to borrowers who are experiencing severe financial difficulty and whose operational revenues or liquid assets are insufficient to service the loans. Loans bearing interest rates that, due to the bank's cost of funds, generate a financial loss of between 40% and 79% of the outstanding amount are also included in this category.

Category "D":  This category includes loans outstanding to borrowers for which the estimated recovery amount on all loans is 20% or less.

Analysis of Santiago's Loan Classification

     The following tables provide statistical data regarding the classification of Santiago's loans at the end of each of the six-month periods ended June 30, 2001 and 2002. As discussed above, Santiago's risk analysis system required Santiago to evaluate, for classification purposes, only a portion (but in no event less than 75.0%) of Santiago's total commercial loan portfolio, including past due and contingent loans.

                                                           As of June 30, 2001
                                (in millions of constant Ch$ as of June 30, 2002, except for percentages)
                                -------------------------------------------------------------------------
                                                                                             Percentage
                                                            Residential                         of
                                 Commercial     Consumer      Mortgage                       Evaluated
          Category                  Loans        Loans         Loans        Total Loans        Loans
                                ------------  -----------  -------------  ---------------  --------------
A ...........................     1,594,546      282,532        723,710       2,600,788          58.7%
B ...........................     1,670,276       16,952         29,154       1,716,382          38.7
B- ..........................        57,634        4,603         10,416          72,653           1.6
C ...........................        22,653        3,557             --          26,210           0.6
D ...........................         9,576        5,030             --          14,604           0.3
                                ------------  -----------  -------------  ---------------  --------------
Total of evaluated loans ....     3,354,685      312,674        763,280       4,430,637         100.0%
                                ------------  -----------  -------------  ---------------  --------------
Total Loans .................     3,900,001      312,674        763,280       4,975,955
                                ============  ===========  =============  ===============
Percentage evaluated ........         86.0%       100.0%         100.0%           89.0%


                                                           As of June 30, 2002
                                (in millions of constant Ch$ as of June 30, 2002, except for percentages)
                                -------------------------------------------------------------------------
                                                                                             Percentage
                                                            Residential                         of
                                 Commercial     Consumer      Mortgage                       Evaluated
          Category                  Loans        Loans         Loans        Total Loans        Loans
                                ------------  -----------  -------------  ---------------  --------------
A ...........................     1,779,385      292,101        696,485       2,767,971          60.1%
B ...........................     1,678,017       15,250         24,799       1,718,066          37.3
B- ..........................        67,767        4,126         10,006          81,899           1.8
C ...........................        16,705        3,956             --          20,661           0.4
D ...........................        15,257        4,623             --          19,880           0.4
                                ------------  -----------  -------------  ---------------  --------------
Total of evaluated loans ....     3,557,131      320,056        731,290       4,608,477         100.0%
                                ------------  -----------  -------------  ---------------  --------------
Total Loans .................     4,116,151      320,056        731,290       5,167,497
                                ============  ===========  =============  ===============
Percentage evaluated ........         86.4%       100.0%         100.0%           89.2%

Classification of Loan Portfolio Based on the Borrower's Payment Performance

     Accrued interest and UF indexation adjustments from overdue loans are recognized only when, and to the extent, received. Non-performing loans include loans as to which either principal or interest is overdue, and which do not accrue interest. Restructured loans as to which payments are not overdue are not ordinarily classified as non-performing loans. Past due loans include, with respect to any loan, only the portion of principal or interest that is 90 or more days overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan, in which case the entire loan is considered past due within 90 days of the beginning of such proceedings. This practice differs from that normally followed in the United States, where the amount classified as past due would include the entire amount of principal and interest on any and all loans which have any portion overdue.

     According to the regulations established by the Superintendency of Banks, Santiago was required to write off commercial loans not later than 24 months after being classified as past due, if unsecured, and if secured, not later than 36 months after being classified as past due. When an installment of a past due commercial loan (either secured or unsecured) is written off, Santiago had to write off all installments which are overdue, notwithstanding Santiago's right, if any, to write off the entire amount of the loan. Once any amount of a loan is written off, each subsequent installment must be written off as it becomes overdue, notwithstanding Santiago's right, if any, to write off the entire amount of the loan. In the case of past due consumer loans, a similar practice applies, except that after the first installment becomes six months past due, Santiago had to write off the entire remaining part of the loan. Santiago could write off any loan (commercial or consumer) before the first installment becomes overdue only in accordance with special procedures established by the Superintendency of Banks and Santiago had to write off an overdue loan (commercial or consumer) before the terms set forth above in certain circumstances. Loans were written off against the loan loss reserve to the extent of any required reserves for such loans; the remainder of such loans was written off against income.

     In general, legal collection proceedings are commenced with respect to consumer loans once they are 90 days past due and with respect to mortgage loans once they are 150 days past due. Legal collection proceedings were always commenced within one year of such loans becoming past due, unless Santiago determined that the size of the past due amount did not warrant such proceedings. In addition, the majority of Santiago's commercial loans were short-term, with single payments at maturity. Past due loans were required to be covered by individual loan loss reserves equivalent to 100% of any unsecured portion thereof; but only if and to the extent that the aggregate of all unsecured past due loans exceeds the global loan loss reserves. See "Loan Loss Allowances--Individual Loan Loss Allowances" below.

                                                             As of June 30,
                                                 --------------------------------------
                                                       2001                  2002
                                                 ---------------         --------------
                                                   (in millions of constant Ch$ as of
                                                  June 30, 2002, except for percentages)
Current.........................................  Ch$4,883,858       Ch$5,057,201
Overdue 1-29 days...............................         9,088             16,182
Overdue 30-89 days..............................        16,783             25,293
Overdue 90 days or more ("past due")............        66,226             68,821
                                                  ----------------   ----------------
Total loans.....................................     4,975,955          5,167,497
                                                  ================   ================
Overdue loans expressed as a percentage
 of total loans.................................          1.85%              2.13%
Past due loans as a percentage of total loans...          1.33%              1.33%


     Santiago suspended the accrual of interest and readjustments on all overdue loans. The amount of interest that would have been recorded on overdue loans if they had been accruing interest was Ch$2,164 million, Ch$3,309 million for the years ended June 30, 2001, 2002, respectively.

Loan Loss Allowances

     Chilean banks are required to maintain loan loss allowances in amounts determined in accordance with regulations issued by the Superintendency of Banks. A bank may also maintain voluntary allowances in excess of the minimum required amount so as to provide additional coverage for potential loan losses. Santiago historically followed the practice of maintaining voluntary allowances. Under these regulations, the minimum amount of required loan loss allowances is the greater of (1) the bank's global loan loss allowances and (2) the aggregate amount of its individual loan loss allowances.

   Global Loan Loss Allowances

     The amount of the global loan loss allowances required to be maintained by a bank is equal to the aggregate amount of its outstanding loans multiplied by the greater of (1) the bank's "risk index" (as defined below) and (2) 0.75%.

     A bank's risk index is based on its classified loans, determined as described above under the heading "--Classification of Loan Portfolio". More specifically, the index is computed as follows. First, the aggregate amount of evaluated loans in each category from A through D is multiplied by the corresponding required allowance percentage. Such percentages are as follows


                                                                     Allowance
Category                                                             Percentage
--------                                                             ----------
A....................................................................        0%
B....................................................................        1
B-...................................................................       20
C....................................................................       60
D....................................................................       90


     The risk index itself is then computed by dividing (1) the aggregate amount so computed by (2) the aggregate amount (i.e., the outstanding principal (whether or not past due) and accrued and unpaid interest) of all evaluated loans.

                                   Consolidated
                                    Risk Index
                                   ------------
December 31, 1997 ..............        0.84%
December 31, 1998 ..............        1.05
December 31, 1999 ..............        1.52
December 31, 2000 ..............        1.37
December 31, 2001 ..............        1.35
June 30, 2002 ..................        1.39


     Santiago's consolidated risk index increased from 0.84% for 1997 to 1.52% for 1999, and then decreased to 1.37% for 2000 and 1.35% for 2001. At the end of June 2002, it had experienced a slight increase to 1.39%. The increase in the risk index between 1997 and 1999 was due principally to the increase of loans classified in Category B- and C (for which allowances of 20% and 60%, respectively, are required) associated with a decrease in the credit quality of Santiago's portfolio due to an economic slowdown experienced during 1998 and 1999. During 2000, the economy experienced a slight recovery, which positively impacted Santiago's loan portfolio classification, reducing Santiago's risk index. Santiago continued to emphasize its strict credit review and origination procedures. The decrease in the consolidated risk index to 1.35% for the year ended December 31, 2001 from 1.37% during the year ended December 31, 2000 is also explained principally by Santiago's particularly conservative credit policy since the economic downturn in 1999. The chart below illustrates the evolution of Santiago's unconsolidated risk index over the last five years.

                                 Unconsolidated
                                   Risk Index
                                 --------------
December 31, 1997 ..............        0.86%
December 31, 1998 ..............        1.04
December 31, 1999 ..............        1.48
December 31, 2000 ..............        1.31
December 31, 2001 ..............        1.30
June 30, 2002 ..................        1.35

   Individual Loan Loss Allowances

     Banks in Chile are also required to establish individual loan loss allowances for loans that are more than ninety days past due. The individual loan loss allowances must equal 100% of the past due portion of such loan, to the extent that is unsecured. Individual loan loss allowances are, however, required only if (and to the extent) they exceed in the aggregate the global loan loss allowances.

   Additional Loan Loss Allowances

     These allowances correspond to:

     . special allowances related to consumer loans and mortgage loans, which consider variables other than the client's payment behavior,

     . special allowances related to non-classified commercial loans, which are calculated on an aggregated basis considering variables, such as the payment behavior of the client with Santiago and within the financial system, and existing guarantees, and

     .    allowances for country risks for certain international transactions.

   Voluntary Loan Loss Allowances

     Santiago continued to follow a conservative policy regarding its voluntary loan loss allowances, which were reduced more slowly in order to provide for any losses that might arise from unforeseen circumstances.

     The table below sets forth Santiago's loan loss allowances as they would be computed on the basis of its risk index and a 0.75% ratio, its global loss allowances, its potential aggregate individual loan loss allowances, the minimum loan allowances to be established by it in accordance with the regulations of the Superintendency of Banks, its voluntary loan loss allowances, its total loan loss allowances and such total allowances expressed as a percentage of its total loans at the end of each of the six-month periods ended June 30, 2001 and 2002.

                                                          As of June 30,
                                                    ----------------------------
                                                       2001             2002
                                                    -----------      -----------
                                                    (in millions of constant Ch$
                                                     as of June 30, 2002, except
                                                         for percentages)

Allowances based on risk index ...................    66,678           71,828
Allowances based on 0.75% ........................    37,320           38,756
Global, individual and additional loan
loss allowance ...................................    79,780           81,772
Individual loan loss allowance ...................    18,935           16,417

Minimum allowances required ......................    79,538           81,772
Voluntary allowances .............................    11,751           12,671
Total loan loss allowances .......................    91,289           94,443
Total loan allowances as a percentage of
 total of loans ..................................     1.83%            1.83%

Analysis of Substandard Loans and Amounts Past Due

     The following table analyzes Santiago's substandard loans (i.e., all of the loans included in categories B-, C and D) and past due loans and the allowances for loan losses existing at the dates indicated. Santiago had no restructured loans (troubled debt restructurings under the definition of Financial Accounting Standard No. 15) that are not included in the following tables.

                                                             As of June 30,
                                                       ------------------------
                                                          2001           2002
                                                       ---------      ---------
                                                       (in millions of constant
                                                       Ch$ as of June 30, 2002,
                                                        except for percentages)

Total loans .........................................  4,975,955      5,167,497
Substandard loans ...................................    113,467        122,440
Substandard loans as a percentage of total loans ....      2.28%          2.37%

Amounts past due (1) ................................     66,226         68,821
To the extent secured (2) ...........................     47,291         52,404
To the extent unsecured .............................     18,935         16,417

Amounts past due as a percentage of total loans .....      1.3%            1.3%
To the extent secured (2) ...........................      1.0%            1.0%
To the extent unsecured .............................      0.4%            0.3%

Allowances for loan losses taken as a percentage of:
Total loans .........................................      1.8%            1.8%
Total loans excluding contingent loans ..............      2.0%            2.0%
Total amounts past due ..............................    137.8%          137.2%
Total unsecured amounts past due ....................    482.1%          575.3%

----------------------
(1) In accordance with Chilean regulations, past due loans that are 90 days or more overdue as to any payments of principal or interest.

(2) Security generally consists of mortgages on real estate, pledges of marketable securities, letters of credit or cash.

Analysis of Loan Loss Allowances

     The following table analyzes Santiago's loan loss allowances charged to income and changes in the allowances attributable to write-offs, new allowances, allowances released, allowances on loans acquired and the effect of price-level restatement on loan loss allowances.

                                                      As of June 30,
                                                -------------------------
                                                   2001           2002
                                                ----------   ------------
                                                (in millions of constant
                                                 Ch$ as of June 30, 2002,
                                                 except for percentages)
Loan loss reserves at beginning of period .....   89,841        95,044
Write-offs  ...................................  (18,970)      (21,623)
Allowances established  .......................   23,855        25,260
Allowances released(1)  .......................   (2,027)       (3,662)
Price-level restatement(2) ....................   (1,410)         (576)
Loan Loss allowances at end of period .........   91,289        94,443

Ratio of write-offs to average loans ..........      0.4%          0.4%
Loan loss allowances at end of period as a
   percentage of total loans ..................      1.8%          1.8%

----------------------
(1) Represents the aggregate amount of loan loss allowances released during the year as a result of write-offs, recoveries or a determination by management that the level of risk existing in the loan portfolio has been reduced.

(2) Reflects the effect of inflation on the allowances for loan losses at the beginning of each period, adjusted to constant pesos as of June 30, 2002.

     Santiago's policy with respect to write-offs followed the regulations established by the Superintendency of Banks. According to the regulations established by the Superintendency of Banks, Santiago was required to write off commercial loans not later than 24 months after being classified as past due, if unsecured, and, if secured, not later than 36 months after being classified as past due. When an installment of a past due commercial loan (either secured or unsecured) is written off, Santiago had to write off all installments which were overdue, notwithstanding

Santiago's right, if any, to write off the entire amount of the loan. Once any amount of a loan is written off, each subsequent installment must be written off as it becomes overdue, notwithstanding Santiago's right, if any, to write off the entire amount of the loan. In the case of past due consumer loans, a similar practice applies, except that after the first installment becomes three months past due Santiago had to write off the entire remaining part of the loan. Santiago could write off any loan (commercial or consumer) before the first installment becomes overdue only in accordance with special procedures established by the Superintendency of Banks and had to write off an overdue loan (commercial or consumer) before the terms set forth above in certain circumstances.

     Write-offs increased in recent years both in Chilean peso amounts and as a percentage of average loans. During the 1999 recession, which had a great impact on loan growth and asset quality, write-offs registered a substantial increase. Moreover, beginning in the second half of 1999 and continuing throughout 2000, Santiago implemented a more conservative policy with respect to the recognition of write-offs. Santiago tended to anticipate write-offs and to recognize them before the end of the time period authorized by regulations. This explains partially the increase in write-offs in 2001 and 2002. These effects can be seen in the following table, which shows the write-offs breakdown by loan category.


                                                  As of June 30,
                                            ---------------------------

                                               2001            2002
                                               ----            ----
                                           (in millions of constant Ch$
                                               as of June 30, 2002)
Consumer loans ............................    6,656           7,303
Residential mortgage loans ................      234             839
Commercial loans ..........................   12,080          13,481
                                              ------          ------
Total .....................................   18,970          21,623
                                              ======          ======

     The following table presents the amounts of loan loss recoveries by the major type of loans as of June 30, of each of the last two years.

                                                      For the six months ended
                                                              June 30,
                                                      ------------------------
                                                         2001           2002
                                                         ----           ----
                                                      (in millions of constant
                                                      Ch$ as of June 30, 2002)
Commercial loans ....................................   2,198          2,223
Mortgage loans ......................................   1,555          2,741
Consumer loans ......................................     688            690
Recoveries of loans reacquired from the
  Central Bank ......................................   1,255          1,149
                                                        -----          -----
Total ...............................................   5,696          6,803
                                                        =====          =====

Allocation of the Loan Loss Allowances

     The following tables set forth, as of June 30, 2001 and June 30, 2002, the proportions of Santiago's required minimum loan loss allowances that were attributable to its commercial, consumer and residential mortgage loans, and the amount of voluntary allowances (which are not allocated to any particular category) at each such date.

                                                  As of June 30, 2001
                                 -------------------------------------------------------
                                                Allowance      Allowance      Loans in
                                               amount as a    amount as a    category as
                                               percentage     percentage    a percentage
                                 Allowance     of loans in     of total       of total
                                 amount(1)      category         loans        loans(2)
                                 ---------      --------         -----        --------
                                (in millions of constant Ch$ as of June 30, 2002, except
                                                    for percentages)
Commercial loans ...............   61,954         1.59%          1.25%         78.38%
Consumer loans .................   14,483         4.63           0.29           6.28
Residential mortgage loans .....    3,101         0.41           0.06          15.34
                                    -----         ----           ----
Total Allocated reserves .......   79,538         1.60           1.60         100.00
Voluntary reserves .............   11,751         0.26           0.26
                                   ------         ----           ----
Total reserves .................   91,289         1.86           1.86
                                   ======         ====           ====


                                                    As of June 30, 2002
                                -------------------------------------------------------------------
                                                 Allowance            Allowance        Loans in
                                                amount as a          amount as a     category as a
                                 Allowance      percentage of       percentage of    percentage of
                                 amount(1)    loans in category      total loans     total loans(2)
                                 ---------    -----------------      -----------     --------------
                                   (in millions of constant Ch$ as of June 30, 2002, except for percentages)
Commercial loans ............    66,245            1.61%                1.28%           79.66%
Consumer loans ..............    12,495            3.90                 0.24             6.19
Residential mortgage loans ..     3,032            0.41                 0.06            14.15
Total Allocated reserves ....    81,772            1.58                 1.58           100.00
Voluntary reserves ..........    12,671            0.25                 0.25
                                 ------            ----                 ----
Total reserves                   94,443            1.83                 1.83
                                 ======            ====                 ====

----------

(1)  In millions of constant Chilean pesos as of June 30, 2002.

(2) Based on Santiago's loan classification, as required by the Superintendency of Banks for the purpose of determining the loan loss allowance.

     The following data sets forth Santiago's write-offs for each of the six-month periods ended June 30, 2001 and 2002. This information represents further detail of write-offs to that provided under the discussion of the analysis of loan loss allowances.

                                        As of June 30,
                                 --------------------------------
                                      2001           2002
                                      ----           ----
                                (in millions of constant Ch$ as of
                                         June 30, 2002)
Agriculture .................        1,123            596
Mining ......................           17             30
Manufacturing ...............          746          1,983
Construction ................        1,874          1,367
Commerce ....................        2,001          2,809
Transport ...................          142            266
Financial services ..........          819            363
Community ...................        2,913          4,346
Leasing .....................        2,445          1,721
                                     -----          -----
     Subtotal ...............       12,080         13,481
Consumer credit .............        6,656          7,303
Residential mortgage loans ..          234            839
                                       ---            ---
     Total ..................       18,970         21,623
                                    ======         ======

Composition of Deposits and Other Commitments

     The following table sets forth the composition of Santiago's deposits and similar commitments as of June 30, 2001 and 2002.

                                                   As of June 30,
                                                   --------------
                                               2001            2002
                                               ----            ----
                                          (in millions of constant Ch$ as of
                                                   June 30, 2002)

Checking accounts ........................    480,179           508,712
Other demand liabilities .................    534,489           447,134
Saving accounts ..........................     90,117            91,617
Time deposits ............................  2,482,544         2,671,147
Other commitments (1) ....................     12,277            14,961
                                            ---------         ---------
Total ....................................  3,599,606         3,733,571
                                            =========         =========
----------
(1) Includes primarily leasing accounts payable relating to purchases of equipment.

Minimum Capital Requirements

     The following table sets forth Santiago's minimum capital requirements set by the Superintendency of Banks as of the dates indicated. See note 14 to Santiago's Consolidated Financial Statements for a description of the minimum capital requirements.

                                                   As of June 30,
                                                   --------------
                                               2001              2002
                                               ----              ----
                                           (in millions of constant Ch$ as of
                                          June 30, 2002, except for percentages)

Net capital base .........................    422,684           423,140
3% of total assets net of provisions .....   (213,703)         (200,453)
                                              -------           -------
Excess over minimum required equity ......    208,981           222,687
                                              =======           =======
Net capital base as a percentage of
  the total assets, net of provisions ....       5.93%             6.33%
Effective equity .........................    619,424           606,435
8% of the risk-weighted assets ...........   (403,905)         (379,715)
                                              -------           -------
Excess over minimum required equity ......    215,519           226,720
                                              =======           =======
Effective equity as a percentage of
  the risk-weighted assets ...............      11.73%            12.78%

              OPERATING AND FINANCIAL REVIEW OF OLD SANTANDER-CHILE

     The following discussion is based upon and should be read in conjunction with Old Santander-Chile's Interim Unaudited Consolidated Financial Statements. Old Santander-Chile prepared its financial statements in accordance with Chilean GAAP and the rules of the Chilean Superintendency of Banks relating thereto, which together differ in certain important respects from US GAAP. Note 25 to Santiago's Consolidated Financial Statements describes the principal differences between Chilean GAAP and US GAAP. Old Santander-Chile's Interim Unaudited Consolidated Financial Statements have been restated in constant Chilean pesos as of June 30, 2002. See Note 1(b) to Old Santander-Chile's Interim Unaudited Consolidated Financial Statements.

     Pursuant to Chilean GAAP, the financial information in the following pages, for both six-month periods, is restated in constant Chilean pesos as of June 30, 2002.

Critical Accounting Policies

     For a description of Old Santander-Chile's critical accounting policies, see "Item 5A. Operating and Financial Review and Process--Critical Accounting Policies" in Old Santander-Chile's Form 20-F.

Operating Results

   Interest Rates

     Interest rates earned and paid on Old Santander-Chile's assets and liabilities reflected, among other factors, inflation, expectations regarding inflation, shifts in short-term interest rates set by the Central Bank and movements in long-term real rates. The Central Bank manages short-term interest rates based on its objectives of balancing low inflation with economic growth. Because Old Santander-Chile's liabilities generally repriced faster than its assets, changes in the rate of inflation or short-term rates in the economy were reflected in the rates of interest paid by Old Santander-Chile on its liabilities before such changes were reflected in the rates of interest earned by Old Santander-Chile on its assets. Therefore, when short-term interest rates fell, Old Santander-Chile's net interest margin was positively impacted, but when short-term interest rates increased, Old Santander-Chile's interest margin was negatively affected. At the same time, Old Santander-Chile's net interest margin tended to be adversely affected in the short term by a decrease in inflation since generally Old Santander-Chile's UF-denominated assets exceeded UF-denominated liabilities. An increase in long-term interest rates also had a positive effect on Old Santander-Chile's net interest margin, because Old Santander-Chile's interest-earning assets generally had a longer duration than its interest-bearing liabilities. In addition, because Old Santander-Chile's peso-denominated liabilities had relatively short repricing periods, they are generally more responsive to changes in inflation or short-term rates than Old Santander-Chile's UF-denominated liabilities. As a result, during periods when current inflation or expected inflation exceeded the previous month's inflation, customers often switched funds from UF-denominated deposits to more expensive peso-denominated deposits, thereby adversely affected Old Santander-Chile's net interest margin.

   Foreign Exchange Fluctuations

     A significant portion of Old Santander-Chile's assets and liabilities were denominated in foreign currencies, principally the US dollar, and Old Santander-Chile historically maintained material gaps between the balances of such assets and liabilities. Because such assets and liabilities, as well as interest earned or paid on such assets and liabilities, and gains and losses realized upon the sale of such assets, were translated to Chilean pesos in preparing Old Santander-Chile's financial statements, Old Santander-Chile's reported income was affected by changes in the value of the Chilean peso with respect to foreign currencies (principally the US dollar). The Chilean government's economic policies and any changes in the value of the Chilean peso against the US dollar could adversely affect the financial condition and results of operations of Old Santander-Chile. The Chilean peso has been subject to large devaluation in the past, including a decrease of 8.5% in 2000, 14.7% in 2001 and 6.3% in the first half of 2002, and may be subject to significant fluctuations in the future. Old Santander-Chile's results of operations were affected by fluctuations in the exchange rates between the Chilean peso and the US dollar, despite its policy and Chilean regulations relating to the general avoidance of material exchange rate mismatches. Entering into forward exchange transactions enables Old Santander-Chile to avoid such material exchange rate mismatches. In the six-month periods ended June 30, 2001 and 2002, the gap between foreign currency denominated assets and foreign currency denominated liabilities at Old Santander-Chile, including forward contracts was Ch$(940) million and Ch$12,560 million, respectively.

Results of Operations for the Six-Month Periods Ended June 30, 2001 and 2002

   Introduction

     The following table sets forth the principal components of Old Santander-Chile's net income for the six-month periods ended June 30, 2001 and 2002:

                                                Six-month period
                                                 ended June 30,
                                               ------------------
                                                 2001      2002       % Change
                                               --------  --------   -----------
                                               (in millions of constant Ch$ of
                                                       June 30, 2002,
                                                    except percentages)
Components of net income:
   Net interest revenue .....................  115,001    127,240       10.6%
   Provision for loan losses ................  (26,394)   (13,787)     (47.8)
   Fees and income from services, net .......   22,897     22,741       (0.7)
   Other operating income (expenses), net ...    4,059     (5,083)    (225.2)
   Other income and expenses, net ...........    5,064     (1,700)    (133.6)
   Operating expenses .......................  (59,486)   (60,627)       1.9
   Loss from price-level restatement ........   (3,334)    (1,283)     (61.5)
   Minority interest ........................      (50)       (80)      60.0
                                               --------  ---------
Income before income taxes ..................   57,757     67,421       16.7
Income taxes ................................   (9,282)   (10,490)      13.0
                                               --------  ---------
Net income ..................................   48,475     56,931       17.4
                                               ========  =========


     In the six-month period ended June 30, 2002, Old Santander-Chile's net income increased 17.4% compared to the same period of 2001 to Ch$56,931 million (US$76.1 million). Net income growth mainly reflected a 10.6% increase in net interest revenue and savings from cost controls. Net interest revenue increased 10.6% in the first half of 2002 compared to the same period of 2001. This was mainly due to a 10.2% rise in average interest earning assets led by a 10.1% increase in average loans in the first half of 2002 compared to the same period in 2001. The rise in net interest revenue was also due to a slight improvement in Old Santander-Chile's net interest margin from 4.99% in the first half of 2001 to 5.02% in the first half of 2002.

     In the six-month period ended June 30, 2002, the net charge to income for loan loss allowances decreased 47.8% compared to the same period 2001. During the second quarter of 2002, Old Santander-Chile, following new guidelines from the Superintendency of Banks, reclassified Ch$6,940 million from voluntary provisions to non-operating income, net with no effect on net income. Excluding the effect of this change in criteria, loan loss allowances decreased 21.5%. This decrease was mainly due to the reduction in Old Santander-Chile's risk index from 1.58% as of June 30, 2001 to 1.25% as of June 30, 2002 which reduced the required loan loss allowances.

     Total fee income, net, decreased 0.7% to Ch$22,741 million in the six-month period ended June 30, 2002 compared to the same period of 2001. This decrease in fee income was mainly due to the 34.1% fall in fees from financial advisory services and underwriting which was offset by moderate growth of checking accounts, payment agency services and ATM fees. Insurance brokerage fees rose 43.3% in the period.

     In the first half of 2002, operating expenses increased 1.9% compared to the first half of 2001 with administrative expenses increasing 3.4% and personnel expenses rising by 0.1%.

     Other operating income and expenses, net decreased three-fold to Ch$5,083 million in the first half of 2002. The net loss from foreign exchange transactions in the six-month periods ended June 30, 2001 and 2002 were mainly the result of hedging transactions that are linked to normal credit operations.

     Other income and expenses, net, decreased 133.6% in the first half of 2002, totaling Ch$1,700 million. The decrease was mainly due to the reclassification during the second quarter of 2002 of Ch$6,940 million of voluntary provisions from allowance for loan losses to non-operating income, net, with no effect on net income. Excluding this reclassification total other income and expenses, Old Santander-Chile's would have increased 3.5%, mainly due to the 8.1% increase in loan loss recoveries.

Price-Level Restatement

     In the first half of 2002, the loss from price-level restatement totaled Ch$1,283 million compared to a Ch$3,334 million loss in the first half of 2001. This lower loss was mainly due to the lower inflation rate in the first half of 2002 compared to the same period of 2001.

   Income Tax

     Income tax increased 13.0% in the first half of 2002 compared to the first half of 2001 mainly as a result of the higher pre-tax net income which increased 16.7% in the same period.

   Net Interest Revenue

     The tables included under this heading and under the headings "--Interest Revenue" and "--Interest Expense" set forth certain information with respect to Old Santander-Chile's interest revenue and expenses and average interest earning assets and interest-bearing liabilities for the six-month periods ended June 30, 2001 and 2002. This information is derived from the tables included in "Selected Statistical Information of Old Santander-Chile--Average Balance Sheets and Interest Rate Data" and is qualified in its entirety by reference to such information.

                                       Six-month period ended
                                              June 30,
                                     ---------------------------
                                        2001            2002          % Change
                                     ---------       -----------    ------------
                                          (in millions of constant Ch$ as of
                                                  June 30, 2002,
                                               except percentages)

Interest revenue ..................    263,076         239,809          (8.8)%
Interest expense ..................   (148,075)       (112,569)        (24.0)
                                     ---------       -----------
Net interest revenue ..............    115,001         127,240          10.6
Average interest earning assets ...  4,605,310       5,073,165          10.2
Net interest margin(1) ............      4.99%           5.02%

-----------------------
(1) Net interest margin is net interest revenue annualized divided by average interest earning assets. Pursuant to Chilean GAAP, Old Santander-Chile cannot include as net interest revenue the results of forward contracts, which hedge foreign currencies. Under the rules of the Superintendency of Banks, these gains or losses cannot be considered interest revenue, but must be considered as gains or losses from foreign exchange transactions and, accordingly, recorded as a different item in the income statement. This treatment may artificially distort net interest revenue and foreign exchange transaction gains during periods when the exchange rate is volatile. If the results of these hedged positions were added to net interest revenue, then Old Santander-Chile's net interest margin for the six-month period ended June 2001 and 2002 would have been 4.90% and 4.58%, respectively.

     For a discussion of changes in interest revenue or expense, See "--Interest Revenue" or "--Interest Expense".

     Old Santander-Chile's net interest revenue increased 10.6% in the first half of 2002 compared to the same period of 2001. This was mainly due to a 10.2% rise in average interest earning assets, principally relating to a 10.1% increase in average loans in the first half of 2002 compared to the same period in 2001. The average balance of commercial loans increased 7.6% due to a rise in large corporate loans. This rise was mainly due to an increase in infrastructure-related bridge loans, which are required to be repaid from the proceeds of long-term bond offerings. The balance of large corporate loans between December 31, 2001 and June 30, 2002 decreased 6.9%. Old Santander-Chile had also been growing selectively in other higher yielding segments to improve its asset mix. In the first half of 2002, consumer loans increased 0.3%, with consumer loans in the middle and upper income segments rising 16.6% when compared to the first half of 2001. This was offset by a 5.1% decrease in loans in Banefe (middle-lower income). This reflected the increase in the perceived risk in Banefe, as unemployment levels remained higher than expected, and Old Santander-Chile's focus on profitability over volume growth in periods of lower economic prosperity. Among medium-sized companies, Old Santander-Chile focused on high yielding leasing contracts that increased 13.0%.

     The rise in net interest revenue was also due to the slight improvement in Old Santander-Chile's net interest margin from 4.99% in the first half of 2001 to 5.02% in the first half of 2002. Old Santander-Chile's net interest margin adjusted for the results of hedging decreased from 4.90% in the first half of 2001 to 4.58% in the first half of 2002. Total non-interest-bearing demand deposits increased 18.0% and average shareholders' equity rose 6.1% from the first half of 2001 to the first half of 2002. At the same time the series of reductions of the Central Bank's overnight inter-bank rate positively impacted Old Santander-Chile's net margin, since interest-bearing liabilities have a shorter duration compared to the duration of interest-earning assets. This difference in duration resulted in interest-bearing liabilities repricing more rapidly to reflect new lower interest rates, while interest-earning assets continued paying interest at higher interest rates for a longer period of time. For example, the yield on the Central Bank's nominal 90-day note, a benchmark rate for deposits, fell 271 basis points in the first half of 2002 to 4.03% compared to the year-end 2001. As of June 30, 2001 the yield on this note was 6.74%.

     These positive effects on Old Santander-Chile's net interest margin were offset by a decline in interest rates along the entire length of the yield curve. This reduced the real and nominal interest earned on Old Santander-Chile's interest earning assets. The annualized nominal rate earned on interest earning assets decreased from 11.4% in the first half of 2001 to 9.5% in the first half of 2002. This decline was mainly due to the decrease in inflation in the first half of 2002 compared to the first half of 2001. In the first half of 2002 inflation reached 0.6% compared to 1.6% in the first half of 2001. Real market interest rates also decreased in the period. For example, the yield on the Central Bank's 8-year bond decreased from 5.08% as of June 30, 2001 to 4.29% as of June 30, 2002. This bond denominated in real terms is a benchmark for UF-denominated long-term loans such as mortgage loans. As a result, the real rate earned on interest earning assets fell 140 basis points in the first half of 2002 compared to the same period of 2001, reaching 8.7%. The decline of international real rates also impacted the real rates earned on Old Santander-Chile's foreign currency instruments which decreased 310 basis points from 12.7% in the first half of 2001 to 9.6% in the first half of 2002.

   Interest Revenue

     The following table sets forth information regarding Old Santander-Chile's interest revenue and average interest earning assets for the six-month periods ended June 30, 2001 and 2002.

                                     Six-month period ended June 30,
                                     ------------------------------
                                          2001            2002           % Change
                                     --------------  --------------  -----------------
                                     (in millions of constant Ch$ as of June 30, 2002,
                                                    except percentages)
Interest revenue ..................       263,076         239,809           (8.8)%
Average interest earning assets:
   Commercial loans ...............     1,552,086       1,669,950            7.6
   Consumer loans .................       332,285         333,149            0.3
   Mortgage loans(1) ..............       525,052         520,689           (0.8)
   Foreign trade loans ............       303,482         363,134           19.7
   Leasing contracts ..............       114,861         129,784           13.0
   Contingent loans(2) ............       277,869         314,380           13.1
   Other loans(3) .................        58,202         160,259          175.3
   Past due loans(4) ..............        51,022          49,307           (3.4)
                                     --------------  --------------
   Total loans ....................     3,214,859       3,540,652           10.1
                                     ==============  ==============
   Financial investments ..........     1,365,750       1,444,106            5.7
   Interbank deposits .............        24,701          88,407          257.9
                                     --------------  --------------
     Total ........................     4,605,310       5,073,165           10.2
                                     ==============  ==============
Interest rates earned:
     Nominal rates ................         11.4%            9.5%
     Real rates ...................         10.1%            8.7%

----------

(1) Includes residential and general purpose mortgage loans funded through mortgage finance bonds.

(2) Contingent loans consist of unfunded letters of credit, guarantees, performance bonds and other unfunded commitments. See "Item 5D: Asset and Liability Management--Loan Portfolio--Contingent Loans" in Old Santander-Chile's Form 20-F.

(3) Combines "interbank loans" and "other outstanding loans" as reported in the tables included in "Asset and Liability Management--Selected Statistical Information--Average Balance Sheets and Interest Rate Data" in Old Santander-Chile's Form 20-F and in "Selected Statistical Information of Old Santander-Chile-Average Balance Sheet and Interest Rate Data".

(4) Past due loans include interest accrued and unpaid on past due amounts until the date on which the loan is classified as past due.

     Interest revenue decreased 8.8% from Ch$263,076 million in the six-month period ended June 30, 2001 to Ch$239,809 million in the six-month period ended June 30, 2002, reflecting a decrease in the annualized nominal rate earned on interest earning assets from 11.4% in the first half of 2001 to 9.5% in the first half of 2002, as explained above. This was partially offset by the 10.2% rise in interest earning assets in the same period. The average balance of financial investments increased 5.7% and the average balance of total loans increased 10.1% in the first half of 2002 compared to the same period in 2001. Currency translation gains also explain, in part, the 19.7% rise in foreign trade loans. The real rates earned on consumer loans also remained at a high level and decreased 20 basis points in the second half of 2002 compared to the second half of 2001, reaching 27.3% on an annualized basis. This was offset by a 5.1% decrease in loans in the Banefe (middle-lower income segment).

   Interest Expense

     The following table sets forth information as to Old Santander-Chile's interest expense and average interest-bearing liabilities for the six-month periods ended June 30, 2001 and 2002.

                                                     Six-month period ended June 30,
                                                     ------------------------------
                                                          2001            2002           % Change
                                                     --------------  --------------  -----------------
                                                     (in millions of constant Ch$ as of June 30, 2002,
                                                                 except percentages)
Interest expense ...................................     (148,075)       (112,569)         (24.0)%
Average interest-bearing liabilities:
   Time deposits ...................................    2,218,626       2,403,216            8.3
   Savings accounts ................................       78,011          73,875           (5.3)
   Central Bank borrowings .........................       28,907          23,702          (18.0)
   Repurchase agreements ...........................      314,194         410,846           30.8
   Mortgage finance bonds(1) .......................      546,994         546,736           (0.0)
   Other interest-bearing liabilities(2) ...........      507,025         559,910           10.4
                                                     --------------  --------------
     Total .........................................    3,693,757       4,018,285            8.8
                                                     ==============  ==============
Average rates paid(3):
   Nominal rates ...................................         8.0%             5.6%
   Real rates ......................................         7.6%             4.8%
   Average non-interest-bearing demand deposits ....      736,863         869,518           18.0

----------

(1) Unsecured bonds with maturities ranging from 5 to 20 years which are used to finance mortgage lending. See "Item 4B: Business Overview--Lines of Business" in Old Santander-Chile's 20-F.

(2) Combines borrowings from domestic financial institutions, foreign borrowings, bonds and other obligations.

(3) See "Item 5D: Asset and Liability Management--Selected Statistical Information--Average Balance Sheets and Interest Rate Data" in Old Santander-Chile's 20-F.

     Interest expense decreased 24.0% to Ch$112,569 million in the six-month period ended June 30, 2002 from Ch$148,075 million in the same period in the prior year. This fall in interest expense was due to a 240 basis point decline in average nominal interest rates, reflecting the lower inflationary and interest rate environment. The nominal rate paid on time deposits decreased 250 basis points to 4.6%. For similar reasons, Old Santander-Chile saw a decrease in the average nominal rate paid on savings accounts, Central Bank borrowings and repurchase agreements, which are generally short-term funding instruments. The decline in real rates in the local and international markets also impacted funding costs. The real rate paid on Old Santander-Chile's interest-bearing liabilities decreased from 7.6% in the first half of 2001 to 4.8% in the first half of 2002. The real rate paid on foreign currency interest-bearing liabilities decreased from 22.7% in the first half of 2001 to 7.4% in the first half of 2002. This decline in real rates was offset in part by the rise in real rates paid on peso denominated time deposits, Old Santander-Chile's main source of funding. The Central Bank adopted a policy of "nominalizing" interest rates in pesos by issuing more instruments denominated in nominal pesos, including all instruments up to 5 years in maturity. As a result, a greater percentage of Old Santander-Chile's longer term time deposits were denominated in nominal terms. This explains the 41.8% increase in average time deposits denominated in nominal pesos. The longer duration of these deposits also explains the increase in the real rate paid on these deposits.

     Total non-interest-bearing demand deposits increased 18.0% and average shareholders' equity rose 6.1%. Despite lower rates, average interest-bearing liabilities grew 8.8% in the first half of 2002 compared to the same period of 2001, led by an 8.3% increase in average time deposits, which represented 59.8% of the total interest-bearing liabilities. The average balance of repurchase agreements also rose 30.8%.

   Allowance for Loan Losses

     Chilean banks are required to maintain reserves to cover possible credit losses that at least equal their loans to customers multiplied by the greater of
(i) their risk index or (ii) 0.75%. The risk index was derived from management's classification of Old Santander-Chile's portfolio according to objective criteria relating to the performance of the loans or, in the case of commercial loans, management's estimate of the likelihood of default. See "Selected Statistical Information of Old Santander-Chile--Classification of Loan Portfolio Based on the Borrower's Payment Performance--Global Loan Loss Allowances". Banks in Chile are also required to establish individual loan loss allowances for loans that are more than 90 days past due. The amount of the individual loan loss allowances is equal to 100% of the unsecured past due portion of the loan if such amounts in the aggregate exceed the global loan loss allowance. Banks in Chile are also required to maintain additional consumer loan loss allowances as a result of the new provisioning requirements for consumer loans set by the Superintendency of Banks. A bank may also voluntarily maintain additional loan loss allowances in excess of the minimum amounts required as global and individual loan loss allowances. Provisions to such voluntary reserves are not deducted from income for tax purposes. The amount of provision charged to income in any period consists of net provisions established for possible loan losses, net of provisions made with respect to real estate acquired upon foreclosure and charge-offs against income (equal to the portion of loans charged off that is not allocated to a required reserve at the time of charge-off).

     The following table sets forth information with respect to Old Santander-Chile's allowance for loan losses in the six-month periods ended June 30, 2001 and 2002.


                                                   As of and for the six-month
                                                      period ended June 30,
                                                      ---------------------
                                                       2001           2002           % Change
                                                    ---------       ---------        --------
                                                    (in millions of constant Ch$ as of June 30,
                                                           2002, except percentages)
Allowances:
   Allowance established .........................     26,300          18,906         (28.1)%
   Allowance released ............................       (708)         (6,111)        763.1
                                                    ---------       ---------
   Allowance established for assets
     received in lieu of payment .................        802             992          23.7
                                                    ---------       ---------
   Subtotal ......................................     26,394          13,787         (47.8)
   Charge-offs against income ....................         --              --            --
                                                    ---------       ---------
   Net charge to income ..........................     26,394          13,787         (47.8)
                                                    =========       =========
Charge-offs:
   Charge-offs against income ....................         --              --            --
   Charge-offs against reserves ..................     17,619          20,444          16.0
                                                    ---------       ---------
   Total charge-offs .............................     17,619          20,444          16.0
                                                    =========       =========
   Recovery of loans previously charged off ......      5,801           6,270           8.1
                                                    ---------       ---------
   Charge-offs, net of recoveries ................     11,818          14,174          19.9
                                                    =========       =========
Other asset quality data:
   Total loans (period-end) ......................  3,433,748       3,533,317           2.9
   Risk index(1) .................................       1.58%           1.25%
   Required allowance for loan losses ............     64,379          55,791         (13.3)
   Voluntary allowance for loan losses ...........      9,411           1,790         (81.0)
                                                    ---------       ---------
   Allowance for loan losses .....................     73,790          57,581         (22.0)
                                                    =========       =========
   Past due loans ................................     48,609          48,239          (0.8)
   Allowance for loan losses as a percentage
    of past due loans ............................     151.80%         119.37%       (21.36)
   Past due loans as a percentage of total loans..       1.42%           1.37%        (3.52)

----------
(1) Represents the unconsolidated risk index of Old Santander-Chile excluding leasing loans.

     In the first half of 2002, the net charge to income for loan loss allowances decreased 47.8%. During the second quarter of 2002, Old Santander-Chile, following new guidelines from the Superintendency of Banks, reclassified Ch$6,940 million from voluntary allowances to other non-operating income, net. These voluntary provisions recognized by Old Santander-Chile in 2002, reflected Old Santander-Chile's conservative stance regarding risk. However, as these provisions are not linked to any specific credit risk, they are no longer permitted to be included as credit risk provisions. Excluding the effect of this change in criteria, loan loss allowances decreased 21.5%. This decrease was mainly due to the reduction in Old Santander-Chile's risk index from 1.58% as of June 30, 2001 to 1.25% as of June 30, 2002 which reduced the required loan loss allowances. This was offset by the 16% increase in charge-offs. Old Santander-Chile, in anticipation of a weaker domestic and global economic, increased charge-offs in order to maintain asset quality indicators.

     The allowance for loan losses as a percentage of past due loans decreased from 151.8% as of June 30, 2001 to 119.37% as of June 30, 2002, reflecting the 81.0% decrease in voluntary allowances for loan losses in the period mainly as a result of the reclassification of voluntary provisions described above. Excluding the effect of this change, the comparable coverage ratio would have been 133.8%. The increase in charge-offs of B-, C and D rated loans allowed Old Santander-Chile to reserve the provisions related to these loans. The ratio of B-, C and D loans as of June 30, 2002 reached 2.5% compared to 3.0% as of June 30, 2001. The past-due loans to total loans ratio improved from 1.42% in the first half of 2001 to 1.37% in the same period during 2002, while the same indicator for the Chilean financial sector reached 1.78% as of June 30, 2002. Finally, Old Santander-Chile credit risk index at June 2002, calculated according to the method established by the Superintendency of Banks, reached 1.25%, compared to 2.00% for the system as a whole at the same date.

Fees and Income from Services, net

     The following table sets forth certain components of Old Santander-Chile's income from services (net of fees paid to third parties directly connected to providing those services principally fees relating to credit card processing and ATM network administration) in the six-month periods ended June 30, 2001 and 2002.

                                             Period ended June 30,
                                             ---------------------
                                               2001         2002       % Change
                                             --------     --------     --------
                                             (in millions of constant Ch$ as of
                                             June 30, 2002, except percentages)
Payment agency services ....................   2,155        2,234        3.7%
Checking accounts ..........................   4,668        4,720        1.1
Credit cards(1) ............................   3,374        3,383        0.3
ATMs(2) ....................................   2,541        2,590        1.9
Letters of credit, guarantees, performance
   bonds and other unfunded commitments ....     720          741        2.9
Lines of credit ............................   2,384        2,296       (3.7)
Financial advisory and underwriting ........   2,055        1,354      (34.1)
Bank drafts and fund transfers .............     105           67      (36.2)
Sales and purchases of foreign currencies ..     627          613       (2.2)
Insurance brokerage ........................     395          566       43.3
Custody and trusts .........................     145          124      (14.5)
Mutual fund services .......................   3,088        3,179        2.9
Savings accounts ...........................     137          201       46.7
Other ......................................     503          673       33.8
                                             --------     --------
     Total .................................  22,897       22,741       (0.7)
                                             ========     ========

-----------------
(1) Net of payments to Transbank in respect of credit card purchase processing expenses.

(2) Net of payments to REDBANC in respect of ATM transaction processing expenses.


     Total fee income, net, decreased 0.7% to Ch$22,741 million in the first half of 2002 compared to the same period of 2001. This decrease in fee income was mainly due to a 34.1% decline in fees from financial advisory and underwriting services. The income received by Old Santander-Chile from financial advisory and underwriting services was recorded as fee income or trading gains, depending on how the client preferred the deal to be structured and Old Santander-Chile's role in the issue. This explains the decrease in financial advisory and underwriting fees, as in 2002 a larger portion of the gains from these operations were booked as fixed-income trading gains than in 2001. In the six-month period ended June 30, 2002, Old Santander-Chile was active in financial advisory and underwriting for its corporate clients. For example, during the second quarter of 2002 Old Santander-Chile acted as a dealer and financial advisor to corporate clients in various infrastructure bond issues. This included acting as an agent in the largest infrastructure bond placed in Chile (UF11 million, or approximately US$242 million).

     Fee income was driven by moderate growth of checking account, payment agency services and ATM fees. Credit card fees increased 0.3% despite the fact that in 2002 these fees became subject to VAT taxes. Another source of fee income was from Santander S.A. Administradora de Fondos Mutuos ("Santander Fund Management"), Old Santander-Chile's mutual fund subsidiary. This company's fee income totaled Ch$3,179 million and increased 2.9% in the six-month period ended June 30, 2002 compared to the first half of 2001. The average volume of mutual funds managed by Old Santander-Chile reached Ch$480,867 million in the first half of 2002 compared to Ch$489,518 million in the first half of 2001. Finally, insurance brokerage fees rose 43.3%. The growth of fees in this subsidiary reflected the increasing use of the branch network to sell insurance products and the increase in mortgage lending which requires life and casualty insurance.

Other Operating Income (Expense), net

     Other operating income (expense), net, consists of net gains and losses from trading and brokerage activities and net gains and losses from foreign exchange transactions. Trading and brokerage results included gains and losses realized on the sale of financial investments, as well as gains and losses arising from marking-to-market certain financial investments at the end of the period. See Note 1(f) to Old Santander-Chile's Consolidated Financial Statements. Net gains and losses from foreign exchange transactions included gains and losses realized upon the sale of foreign currency and foreign exchange derivatives and gains and losses arising from period-end translation of foreign currency-denominated assets and liabilities into pesos.

     The following table sets forth certain components of Old Santander-Chile's other operating income, net, in the six-month periods ended June 30, 2001 and 2002.

                                            Six-month period ended June 30,
                                            -------------------------------
                                              2001             2002           % Change
                                            ---------      -----------       ----------
                                                 (in millions of constant Ch$ as of
                                                 June 30, 2002, except percentages)
Net gain (loss) from trading activities ...  12,522           11,028           (11.9)%
Foreign exchange transactions, net ........  (2,077)         (11,139)          436.3
Other operating expenses, net .............  (6,386)          (4,972)          (22.1)
                                            ---------      -----------
     Total ................................   4,059           (5,083)         (225.2)
                                            =========      ===========

     Other operating income (expense), net, changed from income of Ch$4,059 million in the first half of 2001 to an expense of Ch$5,083 million in the first half of 2002. The net losses from foreign exchange transactions registered in the six-month periods ended June 30, 2001 and 2002 is mainly the result of hedging transactions linked to normal credit operations. Under rules of the Superintendency of Banks these gains (or losses) cannot be considered interest revenue, but must be considered as gains (or losses) from foreign exchange transactions. Old Santander-Chile always had a policy of minimizing its net foreign currency position.

     The Ch$11,028 million gain from trading and brokerage activities, net, was mainly due to mark-to-market and trading gains of Old Santander-Chile's trading portfolio as defined by the Superintendency of Banks. Interest rates in Chile declined at all duration intervals, both in the in the first half of 2001 and 2002, which produced a gain from Old Santander-Chile's trading portfolio. The fall in long-term interest rates was greater in the first half of 2001 than in 2002, thus explaining the larger mark-to-market gain in the former period. This was partially offset by underwriting gains in the first half of 2002 derived from Old Santander-Chile's participation in corporate bond issues.

     The lower other operating expenses, net, was mainly due to lower sales force expenses as a result of lower business activity in Banefe. These costs mainly consist of the fee paid to Old Santander-Chile's outsourced sales force, which is an important distribution channel for Old Santander-Chile's retail business segments.

Other Income (Expenses), net

     Other income (expenses), net, consisted of gains arising from the recovery of previously charged off loans, non-operating income, non-operating expenses and income and gains arising from affiliates of Old Santander-Chile accounted for by the equity method. The following table sets forth certain components of Old Santander-Chile's other income (expenses), net for the six-month periods ended June 30, 2001 and 2002.

                                              Six-month period ended June 30,
                                              -------------------------------
                                                2001            2002            % Change
                                              ---------      ----------        ----------
                                                   (in millions of constant Ch$ as of
                                                   June 30, 2002, except percentages)
Recovery of previously charged off loans ....   5,801           6,270              8.1%
Non-operating income (expense), net .........    (907)         (8,083)           791.2
Income from investments in other companies ..     170             113            (33.5)
                                              -------        ----------
Total .......................................   5,064          (1,700)          (133.6)
                                              =======        ==========

     Other income and expenses, net changed from other income of Ch$5,064 million in the 2001 period to other expense of Ch$1,700 million in the 2002 period. The decrease was mainly due to the reclassification during the second quarter of 2002 of Ch$6,940 million voluntary provisions to non-operating expenses, net from the net charge to income for loan loss allowances. Excluding this reclassification, total other income, net, would have increased 3.5% mainly due to the 8.1% increase in loan loss recoveries.

   Operating Expenses

     The following table sets forth information regarding Old Santander-Chile's operating expenses for the six-month periods ended June 30, 2001 and 2002.

                                            Year ended June 30,
                                       ------------------------------
                                            2001            2002           % Change
                                       --------------  --------------  -----------------
                                       (in millions of constant Ch$ as of June 30, 2002,
                                                     except percentages)
Personnel salaries and expenses .....     (32,657)        (32,677)            0.1%
Administrative expenses .............     (20,379)        (21,066)            3.4
Depreciation and amortization .......      (6,450)         (6,884)            6.7
                                       --------------  --------------
     Total ..........................     (59,486)        (60,627)            1.9
                                       ==============  ==============
Efficiency ratio(1) .................        41.9%           41.8%

----------
(1) The efficiency ratio is the ratio of total operating expenses to total operating revenue. Total operating revenue consists of net interest revenue, fees and income from services, net, and other operating income, net.

     In the first half of 2002, operating expenses increased 1.9% compared to the first half of 2001 and the efficiency ratio was 41.8%. The equivalent ratio for the whole banking sector was 55.4% for the six-month period ended June 30, 2002. Personnel salaries and expenses increased 0.1%. Old Santander-Chile froze its headcount to limit the growth of personnel expenses. Administrative expenses rose 3.4% in the same period due mainly to greater marketing expenses. Old Santander-Chile also continued to modify its branch format by centralizing back office functions and increasing the space dedicated to complementary channels such as ATMs, Internet and other automated terminals. The 6.7% rise in depreciation expenses was mainly a result of the larger investments in technology that Old Santander-Chile had been implementing.

   Loss (or Gain) from Price-Level Restatement

     Chilean GAAP requires that adjustments be made to non-monetary assets (including fixed assets) and to shareholders' equity at the end of each reported period to reflect the effects of inflation during each period. The net effect of this inflation adjustment is reflected in results of operations under gain
(loss) from price-level restatement.

     In the first half of 2002, the loss from price level restatement totaled Ch$1,283 million compared to Ch$3,334 million in the first half of 2001. This decreased loss was due to the lower inflation rate in the first six months of 2002 (0.6%) in comparison to the first six months of 2001 (1.6%).

Income Tax

     The statutory corporate income tax rate in Chile during 2002 is 16.0%. In 2003 it will rise to 16.5% and in 2004 it will reach 17%. In 2001 the corporate tax rate was 15%.

     Income tax expenses increased 13.0% totaling Ch$10,490 million in the first half of 2002 as compared to Ch$9,282 million in the first half of 2001. Old Santander-Chile's effective tax rate in this period was 15.6%. This increase in tax expenses was due principally to the higher pre-tax net income which increased 16.7% to Ch$67,421 million.

Chilean and US GAAP reconciliation

     Old Santander-Chile prepared its financial statements in accordance with Chilean GAAP, which differs in certain significant respects from US GAAP. The most significant difference in accounting under Chilean GAAP and US GAAP relates to the merger between Santiago and Old Santander-Chile which is accounted for as a "pooling of interests" on a prospective basis according to Chilean GAAP. As such, the historical financial statements for periods prior to the merger are not restated under Chilean GAAP. Under US GAAP, the merger between these two, which have been under common control since May 3, 1999, is accounted for in a manner similar to a pooling of interests. As a consequence of the merger, Santander Chile is required to issue supplementary consolidated financial statements for Santiago, which are the same as Santiago's historical audited consolidated financial statements, except note 25 which retroactively reflect the merged bank as if Santiago and Old Santander-Chile had been combined throughout the periods during which common control existed and Note 26, which describes certain recent events. Under US GAAP, for periods presented prior to May 3, 1999, the reported financial information reflects book values of Old Santander-Chile, which had been under Banco Santander Central Hispano's control since 1978. See Note 25(a) to Santiago's Consolidated Financial Statements.

Sources of Liquidity

     Old Santander -Chile's liquidity depended upon its (i) capital, (ii) reserves and (iii) financial investments, including investments in government securities. To cover any liquidity shortfalls and to augment its liquidity position, Old Santander-Chile established lines of credit with foreign and domestic banks and had access to Central Bank borrowings.

     The following table sets forth Old Santander-Chile's contractual obligations and commercial commitments by time remaining to maturity. As of June 30, 2002, the schedule maturities of Old Santander-Chile's contractual obligations and of other commercial commitments, including accrued interest were as follows:

                                                                       At June 30, 2002
                                ----------------------------------------------------------------------------------------------
                                              Due after     Due after     Due after     Due after
                                   Due          1 year       2 years       3 years       4 years
                                  within      but within    but within    but within    but within    Due after
   Contractual Obligations        1 year       2 years       3 years       4 years       6 years       6 years      Total 2002
                                ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                      (in millions of constant Ch$ as of June 30, 2002)
Mortgage finance bonds ........   164,970        31,949        32,380        31,965        30,338       270,963       562,565
Bonds .........................        --        11,813            --            --            --       178,873       190,686

Chilean Central Bank
   borrowings:
Credit lines for
   renegotiations of loans ....        --            --            --            --            --         3,450         3,450
Other Central Bank
   Borrowings .................     3,305         3,151         3,340         3,540         1,848            --        15,184
Subordinated bonds ............        --            --            --       140,656            --        31,586       172,242
Other obligations .............     8,759         7,175         4,776         2,982         1,988         2,749        28,429
Service contracts .............    17,252        10,524         3,838           962           224            34        32,834
Leases ........................     5,701         5,201         4,516         4,065         3,686         8,324        31,493
Total cash obligations ........   199,987        69,813        48,850       184,170        38,084       495,979     1,036,883

     As of June 30, 2002, the scheduled maturities of other commercial commitments, including accrued interest, were as follows:

                                                                                At June 30, 2002
                                                     ------------------------------------------------------------------
                                                                     Due after     Due after
                                                                     one year     three years
                                                     Due within     but within    but within      Due after
         Other Commercial Commitments                 one year     three years     six years      six years  Total 2002
                                                     ----------    -----------    -----------     ---------  ----------
                                                             (in millions of constant Ch$ as of June 30, 2002)
Letter of Credit ..................................    69,981          4,944            --             --      74,925
Guarantees ........................................   136,443         20,758         3,968          2,302     163,471
Other commercial commitments ......................    18,668         75,601        17,725             --     111,994
                                                     ----------    -----------    -----------     ---------  ----------
Total other commercial commitments ................   225,092        101,303        21,693          2,302     350,390
                                                     ==========    ===========    ===========     =========  ==========

     The following table shows Old Santander-Chile's actual equity versus the minimum effective equity required by law:

                                                          At June 30,
                                              ----------------------------------
                                                  2001                  2002
                                              ------------          ------------
                                              (in millions of constant Ch$ as of
                                                        June 30, 2002)


Minimum effective equity required .........     290,645                303,708
Old Santander-Chile's actual equity .......     508,300                480,488
                                              ------------          ------------
Excess over minimum effective equity ......     217,655                176,780
                                              ============          ============


     The following table sets forth Old Santander-Chile's capital reserves versus the minimum regulatory capital required (3% of its total assets) under the Superintendency of Banks regulations:


                                                               At June 30,
                                                       ----------------------------
                                                         2001                2002
                                                       --------          ----------
                                                       (in millions of constant Ch$
                                                          as of June 30, 2002)
Minimum regulatory capital required ................    169,999            182,658
Net Capital base ...................................    363,031            362,773
                                                       --------          ----------
Excess over minimum regulatory capital required ....    193,032            180,115
                                                       ========          ==========


Financial Instruments with Off-Balance-Sheet Risk

     As of June 30, 2002, Old Santander-Chile was party to transactions with off-balance-sheet risk in the normal course of its business. These transactions expose Old Santander-Chile to credit risk in addition to amounts recognized in the consolidated financial statements. These transactions include commitments to extend credit not otherwise accounted for as contingent loans. These commitments include such items as overdraft and credit card lines of credit.

     Such commitments are agreements to lend to a customer at a future date, subject to the customer complying with contractual terms. Since a substantial portion of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of Old Santander-Chile. The amounts of these commitments are Ch$646,791 million and Ch$ 848,462 million at June 30, 2001 and 2002, respectively.

     Old Santander-Chile used the same credit policies in making commitments to extend credit as it did for granting loans.

     Old Santander-Chile and its brokerage subsidiary entered into derivative transactions, particularly foreign exchange contracts, as part of their asset and liability management and in acting as dealers to satisfy their clients' needs. The notional amount of these contracts are carried off-balance-sheet (see
Note 14 to Old Santander's Interim Unaudited Consolidated Financial
Information).

        MARKET RISK DISCLOSURE OF OLD SANTANDER-CHILE AS OF JUNE 30, 2002

Introduction

     This section describes the market risks that Old Santander-Chile was exposed to, the tools and methodology used to control these risks, the portfolios over which these market risk methods were applied and quantitative disclosure that demonstrate the level of exposure to market risk that Old Santander-Chile was assuming. At the same time this section discloses the derivative instruments that Old Santander-Chile used to hedge exposures and offered to its clients.

     The principal types of risk inherent in Old Santander-Chile's business were market, liquidity, operational and credit risks. The effectiveness with which Old Santander-Chile was able to manage the balance between risk and reward was a significant factor in Old Santander-Chile's ability to generate long-term, stable earnings growth. Toward that end, Old Santander-Chile's senior management placed great emphasis on risk management.

     Old Santander-Chile's relationship with Banco Santander Central Hispano allowed Old Santander-Chile to take advantage of Banco Santander Central Hispano's banking policies, procedures and standards, especially with respect to credit approval and risk management. Such policies and expertise have been successfully used by Banco Santander Central Hispano in the Spanish and other banking markets, and Old Santander-Chile's management believed that such policies and expertise had a beneficial effect upon Old Santander-Chile's operations.

Market Risk

     Market risk is the risk of losses due to unexpected changes in interest rates, foreign exchange rates, inflation rates and other rates or prices. Old Santander-Chile was exposed to market risk mainly as a result of having engaged in the following activities:

     . trading financial instruments, which exposed Old Santander-Chile to interest rate and foreign exchange rate risk;

     . engaging in banking activities, which subjected Old Santander-Chile to interest rate risk, since a change in interest rates affected gross interest income, gross interest expense and customer behavior;

     . engaging in banking activities, which exposed Old Santander-Chile to inflation rate risk, since a change in expected inflation affected gross interest income, gross interest expense and customer behavior; and

     . investing in assets whose returns or accounts are denominated in currencies other than the Chilean peso, which subjected Old Santander-Chile to foreign exchange risk between the Chilean peso and such other currencies.

Market Risk Exposure Categories

   Inflation

     Although Chilean inflation has moderated in recent years, Chile has experienced high levels of inflation in the past. High levels of inflation in Chile adversely affected the Chilean economy and, at times, had an adverse effect on Old Santander-Chile's business, financial condition and results of operations. The inflation rate declined in 1990, 1991, 1992, 1993, 1994, 1995, 1996, 1997, 1998 and 1999 to 27.3%, 18.7%, 12.7%, 12.2%, 8.9%, 8.2%, 6.6%, 6.0%,
4.7% and 2.3%, respectively. In 2000 inflation increased to 4.5% as a result of the economic recovery and the rise in international oil prices. In 2001 inflation decreased to 2.6%, reflecting the low growth rate of internal demand, the fall in international oil prices and the high unemployment rates. This situation was unchanged in the first half of 2002 in which the annualized inflation rate reached 1.6%.

     UF-denominated Assets and Liabilities. The UF is revalued in monthly cycles. On every day in the period beginning the tenth day of the current month through the ninth day of the succeeding month, the nominal peso value of the UF is indexed up (or down in the event of deflation) in order to reflect each day a pro rata amount of the prior calendar month's change in the CPI. One UF was equal to Ch$16,002.32 and Ch$16,355.2 at June 30, 2001 and

2002, respectively. The effect of any changes in the nominal peso value of Old Santander-Chile's UF-denominated assets and liabilities was reflected in its results of operations as an increase (or decrease, in the event of deflation) in interest revenue and expense, respectively.

     Peso-Denominated Assets and Liabilities. Rates of interest prevailing in Chile during any period reflect in significant part the rate of inflation during the period and expectations of future inflation. At the same time the Central Bank in the first half of 2002 announced that all bonds with a maturity of up to 5 years will be denominated in nominal rates. Previously most notes with a maturity grater than one year were indexed to the UF.

Interest Rates

     Interest rates earned and paid on Old Santander-Chile's assets and liabilities reflected to a certain degree inflation and expectations regarding inflation as well as shifts in short-term rates related to the Central Bank's monetary policies. The Central Bank manages short-term interest rates based on its objectives of balancing low inflation and economic growth. In the first half of 2002 the Central Bank continued to relax monetary policy in response to sluggish internal consumption and investment growth figures accompanied by low levels of inflation and low international interest rates. As of June 30, 2002, the interbank reference rate set by the Central Bank was set at 2.75% in nominal terms, a historically low level.

   Foreign Exchange Fluctuations

     Changes in the value of the Chilean peso against the US dollar could adversely affect the financial condition and results of operations of Old Santander-Chile. Old Santander-Chile had a policy of minimizing the effect of the fluctuation of the exchange rate on its results and balance sheet. The Chilean peso has been subject to large devaluations in the past, including a decrease of 8.5% in 2000 and 14.6% in 2001 and may be subject to significant fluctuations in the future. In the first half of 2002 the Chilean peso-US$ dollar exchange rate depreciated 6.3% in relation to year-end 2001. Low interest rates, the fall in the prices of Chile's main export products and the financial situation in neighboring countries caused this devaluation.

Asset and Liability Management

     Old Santander-Chile's policy with respect to asset and liability management was to capitalize on its competitive advantages in treasury operations, maximizing its net interest revenue and return on assets and equity considering interest rate, liquidity and foreign exchange risks, while remaining within the limits provided by Chilean banking regulations. Subject to these constraints, Old Santander-Chile occasionally took mismatched positions with respect to interest rates and foreign currencies. Old Santander-Chile's asset and liability management policies were developed by the Asset and Liabilities Committee following guidelines and limits established by Banco Santander Central Hispano's Global Risk Department and Old Santander-Chile's Market Risk and Control Department. The Asset and Liabilities Committee was composed of senior members of Old Santander-Chile's Finance Division, the General Manager and the Controller. Senior members of Old Santander-Chile's Finance Division met daily and, on a formal basis, weekly with the Asset and Liabilities Committee and outside consultants. Old Santander-Chile's limits and positions were reported on a daily basis to Banco Santander Central Hispano's Global Risk Department. The Asset and Liabilities Committee reported as often as deemed necessary to Old Santander-Chile's Board of Directors. The risk limits set by the Asset and Liabilities Committee were implemented by Old Santander-Chile's Finance Division and were controlled by the Market Risk and Control Department, which established guidelines and policies for risk management on a day-to-day basis.

     The composition of Old Santander-Chile's assets, liabilities and shareholders' equity as of June 30, 2002 by currency and term was as follows:

                                                                            As of June 30, 2002
                                                ----------------------------------------------------------------------------
                                                                                  Foreign
                                                     Ch$             UF           Currency          Total        Percentage
                                                -------------   -------------   -------------   -------------   ------------
                                                    (in millions of constant Ch$ as of June 30, 2002, except percentages)
Assets
   Cash and due from banks ...................      593,620              --          42,881         636,501          10.5%
   Other assets(1)
   Less than one year ........................    1,146,000         844,929         807,759       2,798,688          46.1
   From one to three years ...................      193,490         728,308         116,781       1,038,579          17.1
   More than three years .....................       29,971         957,204         192,014       1,179,189          19.4
   Bank premises and equipment and other .....      477,019              --              62         477,081           7.9
   Allowance for loan losses .................      (57,581)             --              --         (57,581)         (1.0)
                                                -------------   -------------   -------------   -------------   ------------
     Total ...................................    2,382,519       2,530,441       1,159,497       6,072,457         100.0
                                                =============   =============   =============   =============   ============

Percentage of total assets                             39.2%           41.7%           19.1%          100.0%

Liabilities and Shareholders' Equity
   Non-interest-bearing deposits .............      938,045           5,547          55,752         999,344          16.5%
   Other liabilities(1)
   Less than one year ........................    1,592,941         169,048           7,705       1,769,694          29.1
   From one to three years ...................    1,183,509         222,331         567,751       1,973,592          32.5
   More than three years .....................      657,186          90,356         162,581         910,123          15.0
   Shareholders' equity ......................      362,773              --              --         362,773           6.0
   2001 net income ...........................       56,931              --              --          56,931           0.9
                                                -------------   -------------   -------------   -------------   ------------
     Total ...................................    4,791,385         487,283         793,789       6,072,457         100.0
                                                =============   =============   =============   =============   ============
Percentage of total liabilities and
   shareholders' equity                                78.9%            8.0%           13.1%          100.0%

----------
(1) Other assets include Old Santander-Chile's rights under foreign exchange contracts, and other liabilities include Old Santander-Chile's obligations under foreign exchange contracts. For purposes of Old Santander-Chile's financial statements, Old Santander-Chile's rights and obligations under foreign exchange contracts were included on a net basis. Mortgage finance bonds issued by Old Santander-Chile were included as other liabilities and mortgage finance bonds held by Old Santander-Chile in its financial investment portfolio (whether issued by Old Santander-Chile or by third parties) were included as other assets.

     The composition of Old Santander-Chile's assets, liabilities and shareholders' equity at December 31, 2001 by currency and term was as follows:

                                                                          December 31, 2001
                                                     ----------------------------------------------------------------
                                                                                Foreign
                                                     Ch$            UF          Currency        Total      Percentage
                                                     ---            --          --------        -----      ----------
                                                       (in millions of constant Ch$ as of December 31, 2001,
                                                                          except percentages)
Assets
   Cash and due from banks .....................    409,045             --         41,895        450,940       6.2%
   Other assets(1)
   Less than one year ..........................  1,712,273        948,388      1,670,155      4,330,816      59.3
   From one to three years .....................    198,495        288,217        419,553        906,265      12.4
   More than three years .......................    105,414      1,000,366        225,383      1,331,163      18.2
   Bank premises and equipment and other .......    349,453             --             --        349,453       4.8
   Allowance for loan losses ...................    (65,230)            --             --        (65,230)     (0.9)
                                                  ---------      ---------      ---------      ---------     -----
     Total .....................................  2,709,450      2,236,971      2,356,986      7,303,407     100.0
                                                  =========      =========      =========      =========     =====

Percentage of total assets .....................       37.1%          30.6%          32.3%        100.00%
Liabilities and Shareholders' Equity
   Non-interest-bearing deposits ...............    754,937          5,046         47,927        807,910      11.1%
   Other liabilities(1)
   Less than one year ..........................  1,367,224      1,551,701      2,088,036      5,006,961      68.5
   From one to three years .....................      3,971        144,286         49,919        198,176       2.7
   More than three years .......................         63        668,224        168,204        836,491      11.5
   Shareholders' equity ........................    361,776             --             --        361,776       5.0
   2001 net income .............................     92,093             --             --         92,093       1.2
                                                  ---------      ---------      ---------      ---------     -----
     Total .....................................  2,580,064      2,369,257      2,354,086      7,303,407     100.0
                                                  =========      =========      =========      =========     =====

Percentage of total liabilities and
   shareholders' equity ........................       35.3%          32.4%          32.3%         100.0%

---------------------------------------
(1) Other assets include Old Santander-Chile's rights under foreign exchange contracts, and other liabilities include Old Santander-Chile's obligations under foreign exchange contracts. For purposes of Old Santander-Chile's financial statements, Old Santander-Chile's rights and obligations under foreign exchange contracts were included on a net basis. Mortgage finance bonds issued by Old Santander-Chile were included as other liabilities and mortgage finance bonds held by Old Santander-Chile in its financial investment portfolio (whether issued by Old Santander-Chile or by third parties) were included as other assets.

     Old Santander-Chile generally maintained more Chilean peso-denominated liabilities than Chilean peso-denominated assets and more UF-denominated assets than UF-denominated liabilities. In the context of a rising CPI, this had a positive impact on Old Santander-Chile's net income by generating net income from adjustments of the UF that exceeded losses arising from price-level restatements. This effect was expected to decrease significantly if rates of inflation would have decreased.

   Interest Rate Sensitivity

     A key component of Old Santander-Chile's asset and liability policy was the management of interest rate sensitivity. Interest rate sensitivity is the relationship between market interest rates and net interest revenue due to the maturity or repricing characteristics of interest earning assets and interest-bearing liabilities. For any given period, the pricing structure is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest earning assets and interest-bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity and means that an increase in interest rates would have a positive effect on net interest revenue while a decrease in interest rates would have a negative effect on net interest revenue.

     Old Santander-Chile's interest rate sensitivity strategy took into account not only the rates of return and the underlying degree of risk, but also liquidity requirements, including minimum regulatory cash reserves, mandatory liquidity ratios, withdrawal and maturity of deposits, capital costs and additional demand for funds. Old Santander- Chile's maturity mismatches and positions were monitored by Old Santander-Chile and were managed within established limits.

     The following table sets forth the repricing of Old Santander-Chile's interest earning assets and interest-bearing liabilities as of June 30, 2002, and may not reflect interest rate gap positions at other times. In addition, variations in interest rate sensitivity may exist within the repricing periods presented due to the differing repricing dates within the period. Variations may also arise among the different currencies in which interest rate positions are held.

     As the following table reflects, Old Santander-Chile's cumulative gap position in peso-denominated interest earning assets and interest-bearing liabilities and its cumulative gap position in UF-denominated interest earning assets and interest-bearing liabilities for maturity durations of less than one year were negative. However, Old Santander-Chile's exposure to potential changes in peso interest rates was reduced by the fact that at June 30, 2002, approximately 62.8% of its peso-denominated interest-bearing liabilities and 60.9% of its peso-denominated interest earning assets had a repricing period of less than one month. Approximately 29.8% of Old Santander-Chile's UF-denominated interest-bearing liabilities and 23.3% of its UF-denominated interest earning assets had a repricing period of less than 90 days. Ninety days is also the most common repricing period for UF-denominated time deposits. In the case of interest earning assets and interest-bearing liabilities denominated in UF, Old Santander-Chile's exposure to changes in interest rates was reduced by the fact that a significant portion of the interest rate earned or paid on such assets or liabilities was indexed to reflect the daily effect of inflation, and as a result Old Santander-Chile's gap position was limited to variations in the real interest rate among such assets and liabilities. Further, substantially all of Old Santander-Chile's foreign currency-denominated loans were funded by foreign currency borrowings and time deposits with comparable maturity or repricing dates. Moreover, mortgage loans which have 8 to 20-year terms were generally financed through mortgage finance bonds issued for the same terms and in the same currency.

                                                                 As of June 30, 2002
                                 -----------------------------------------------------------------------------
                                  Up to 30     31-90     91-180     181-365     1-3        Over 3
                                    days       days       days       days       years      years       Total
                                 ---------   --------   --------   --------   --------   ---------   ---------
                                   (in millions of constant Ch$ as of June 30, 2002, except for percentages)

Interest earning assets(1)
Ch$ ...........................    808,032    112,224     92,282     95,778    192,038      26,811   1,327,165
UF ............................    479,214     89,944     91,887    112,700    714,564     955,162   2,443,471
Foreign Currency ..............    437,038    131,043    101,527     21,895     30,673     173,222     895,398
                                 ---------   --------   --------   --------   --------   ---------   ---------
Total .........................  1,724,284    333,211    285,696    230,373    937,275   1,155,195   4,666,034
                                 =========   ========   ========   ========   ========   =========   =========
Interest-bearing liabilities(2)
Ch$ ...........................    895,404    168,187     56,197    141,916    167,596       4,544   1,433,844
UF ............................    389,189    173,331    187,380    362,466    208,587     565,709   1,886,662
Foreign Currency ..............    287,506     50,268      7,766    195,369      4,249     143,789     688,947
                                 ---------   --------   --------   --------   --------   ---------   ---------
Total .........................  1,572,099    391,786    251,343    699,751    380,432     714,042   4,009,453
                                 =========   ========   ========   ========   ========   =========   =========
Asset/liability gap
Ch$ ...........................    (87,372)   (55,963)    36,085    (46,138)    24,442      22,267    (106,679)
UF ............................     90,025    (83,387)   (95,493)  (249,766)   505,977     389,453     556,809
Foreign Currency ..............    149,532     80,775     93,761   (173,474)    26,424      29,433     206,451
                                 ---------   --------   --------   --------   --------   ---------   ---------
Total .........................    152,185    (58,575)    34,353   (469,378)   556,843     441,153     656,581
                                 =========   ========   ========   ========   ========   =========   =========
Cumulative gap
Ch$ ...........................    (87,372)  (143,335)  (107,250)  (153,388)  (128,946)   (106,679)
UF ............................     90,025      6,638    (88,855)  (338,621)   167,356     556,809
Foreign Currency ..............    149,532    230,307    324,068    150,594    177,018     206,451
                                 ---------   --------   --------   --------   --------   ---------
Total..........................    152,185     93,610    127,963   (341,415)   215,428     656,581
                                 =========   ========   ========   ========   ========   =========

Ratio of cumulative gap to
   cumulative total interest
   earning assets
Ch$............................     (10.81)%   (15.58)%   (10.59)%   (13.84)%    (9.92)%     (8.04)%
UF.............................      18.79       1.17     (13.44)    (43.76)     11.24       22.79
Foreign Currency...............      34.21      40.54      48.40      21.78      24.51       23.06
Total..........................       8.83       4.55       5.46     (13.27)      6.14       14.07

-----------------------
(1)  Includes loans (other than contingent loans) and investments.

(2) Includes time deposits, savings accounts, Central Bank borrowings, repurchase agreements, mortgage finance bonds and other interest-bearing deposits (other than contingent liabilities).

                                                               As of December 31, 2001
                                 -----------------------------------------------------------------------------------
                                  Up to 30                  91-180      181-365                Over 3
                                    days     31-90 days      days         days     1-3 years    years        Total
                                 ----------  ----------    -------      -------    ---------  ---------   ----------
                                    (in millions of constant Ch$ as of December 31, 2001, except for percentages)
Interest earning assets(1)
Ch$ ...........................    838,585      79,631      57,683      116,083     196,520     102,252   1,390,754
UF ............................    496,477      92,770      92,309      155,965     279,921     992,101   2,109,543
Foreign Currency ..............    433,511     104,962      99,762       61,743     369,641     189,439   1,259,058
                                 ----------  ----------    -------      -------    ---------  ---------   ----------
Total .........................  1,768,573     277,363     249,754      333,791     846,082   1,283,792   4,759,355
                                 ==========  ==========    =======      =======    =========  =========   ==========

Interest-bearing liabilities(2)
Ch$ ...........................    860,072     122,018      28,255       73,259       3,971          63   1,087,638
UF ............................    553,983     317,521     380,799      299,398     144,286     668,224   2,364,211
Foreign Currency ..............    343,576      39,205      12,708       81,530           8     132,260     609,287
                                 ----------  ----------    -------      -------    ---------  ---------   ----------
Total .........................  1,757,631     478,744     421,762      454,187     148,265     800,547   4,061,136
                                 ==========  ==========    =======      =======    =========  =========   ==========

Asset/liability gap
Ch$ ...........................    (21,487)    (42,387)     29,428       42,824     192,549     102,189     303,116
UF ............................    (57,506)   (224,751)   (288,490)    (143,433)    135,635     323,877    (254,668)
Foreign Currency ..............     89,935      65,757      87,054      (19,787)    369,633      57,179     649,771
                                 ----------  ----------    -------      -------    ---------  ---------   ----------
Total .........................     10,942    (201,381)   (172,008)    (120,396)    697,817     483,245     698,219
                                 ==========  ==========    =======      =======    =========  =========   ==========

Cumulative gap
Ch$ ...........................    (21,487)    (63,874)    (34,446)       8,378     200,927     303,116
UF ............................    (57,506)   (282,257)   (570,747)    (714,180)   (578,545)   (254,668)
Foreign Currency ..............     89,935     155,692     242,746      222,959     592,592     649,771
                                 ----------  ----------    -------      -------    ---------  ---------
Total .........................     10,942    (190,439)   (362,447)    (482,843)    214,974     698,219
                                 ==========  ==========    =======      =======    =========  =========

Ratio of cumulative gap to
   cumulative total
   interest earning assets
Ch$ ...........................      (2.56)%     (6.96)%     (3.53)%      (0.77)%     15.59%      21.80%
UF ............................     (11.58)     (47.90)     (83.74)      (85.27)     (51.77)     (12.07)
Foreign Currency ..............      20.75       28.91       38.03        31.85       55.40       51.61
Total .........................      (0.62)      (9.31)     (15.79)      (18.36)       6.19       14.67

--------------------
(1)  Includes loans (other than contingent loans) and investments.

(2) Includes time deposits, savings accounts, Central Bank borrowings, repurchase agreements, mortgage finance bonds and other interest-bearing deposits (other than contingent liabilities).

   Exchange Rate Sensitivity

     The regulations of the Central Bank do not permit the difference, whether positive or negative, between a bank's assets and liabilities denominated in foreign currencies (including assets and liabilities denominated in US dollars but payable in pesos, as well as those denominated in pesos and adjusted by the variation of the US dollars exchange rate) to exceed 20% of the bank's paid-in capital and reserves; provided that if its assets are higher than its liabilities, it may exceed 20% in an amount equal to its allowances and reserves in foreign currency (excluding those which correspond to profits to be remitted abroad). In the years ended June 30, 2001 and 2002, the gap between foreign currency denominated assets and foreign currency denominated liabilities at Old Santander-Chile, including forward contracts was Ch$(940) million and Ch$12,560 million, respectively.

     In recent years, Old Santander-Chile's results of operations benefited from fluctuations in the exchange rate between the Chilean peso and the US dollar in part due to Old Santander-Chile's policy and Central Bank regulations relating to the control of material exchange rate mismatches. However, the rate of devaluation or appreciation of the peso against the US dollar was expected to have the following principal effects:

        . if Old Santander-Chile maintained a net asset position in US dollars and a devaluation of the peso against the dollar occurred, Old Santander-Chile would have recorded a related gain, and if an appreciation of the peso occurred, Old Santander-Chile would have recorded a related loss;

        . if Old Santander-Chile maintained a net liability position in US dollars and a devaluation of the peso against the dollar occurred, Old Santander-Chile would have recorded a related loss, and if an appreciation of the peso occurred, Old Santander-Chile would have recorded a related gain;

        . if the inflation rate for a period exceeded the devaluation of the peso against the US dollar during the same period, Old Santander-Chile would have recorded a related gain if it had a net asset position in UFs which exceeded a net liability position in US dollars, and it would have recorded a related loss if it had a net liability position in US dollars which exceeded a net asset position in UFs. The same effect would have occurred if there were an appreciation of the peso against the US dollar; and

        . if the inflation rate for a period were lower than the rate of devaluation of the peso against the US dollar during the same period, Old Santander-Chile would have recorded a related gain if it maintained a net asset position in US dollars and a net liability position in UFs and would have recorded a related loss if it had a net liability position in US dollars and a net asset position in UFs. The same effect would have occurred if there were an appreciation of the peso against the US dollar.

     Old Santander-Chile entered into forward exchange contracts which were fundamentally of two types: (i) transactions covering two foreign currencies and
(ii) transactions covering only Chilean pesos and UFs against US dollars. The first type was done for hedging purposes, such as when Old Santander-Chile took a liability position in foreign currency other than the US dollar; the second type, which was carried out only in the Chilean local market, was utilized to take foreign currency positions, subject to the regulatory requirement that the forward foreign currency exposure had to be included in the maximum net foreign currency position permitted by applicable regulations.

Statistical Tools for Measuring and Managing Risk

     Old Santander-Chile used a variety of mathematical and statistical models, including value at risk (VaR) models, volume limits and scenario simulations to measure, monitor, report and manage market risk.

VaR Model

   The VaR model was mainly used to measure interest rate risk of Old Santander-Chile's local currency trading portfolio and the net foreign currency position

     All VaR measurements try to determine the distribution function for the change in value of a given portfolio, and once this distribution is known calculate a percentile linked to the confidence level required which will be equal to the VaR under those parameters. Therefore, if the distribution function of the change in value of a portfolio is known and given by f(x), where x is the random variable of the change in value of the portfolio, then the VaR for a determined level of confidence of k%, is given by the number such that:

                 Infinity
                 [(INTEGRATION SIGN)
            k%=  [                   f(x)dx
                 [VaR
     or:
                 [VaR
            1-k%=[                   f(x)dx
                 [(INTEGRATION SIGN)
                 Infinity

     As calculated by Old Santander-Chile, VaR estimated the expected maximum loss in the market value of a given portfolio based on historical simulations to calculate changes in market values which were applied to current values, generating a simulated distribution of gains and losses. The methodology utilized by Old Santander-Chile was based on historical simulations with a confidence level of 99%, over a one-day horizon and a lambda factor of 94%. It was the maximum one-day loss that Old Santander-Chile would have expected to suffer on a given portfolio 99.00% of the time, subject to certain assumptions and limitations discussed below. Conversely, it is the figure that Old Santander-Chile would have expected to exceed only 1.0% of the time. VaR provides a single estimate of market risk that is comparable from one market risk to the other.

     Old Santander-Chile used VaR estimates to alert senior management whenever the statistically expected losses in its trading portfolio and net foreign currency position exceeded prudent levels. Limits on VaR were used to control exposure on the local currency fixed-income trading portfolio and the net foreign currency position. Old Santander-Chile's trading portfolio was mainly comprised of government bonds, mortgage finance bonds and mortgage finance bonds issued and held by Old Santander-Chile. The net foreign currency position included all assets and liabilities in foreign currency (principally US dollars) including forward contracts used to hedge positions. A daily VaR was calculated for the trading portfolio and the net foreign currency position. These daily VaRs were monitored and limited by three different methods: "VaR Stop", "Loss Trigger" and "Stop Loss".

     VaR Stop. VaR Stop constituted a mixture of risk and performance based on two fundamental parameters: the daily VaR and the monthly results from trading and the net foreign currency position.

     VaR Stop = Initial VaR Stop limit - (20% x Monthly loss)

     The 20% was calculated based on the assumption that the daily results are independent events and that the daily result is a proxy of the monthly result divided by the square root of 25, considering that there are, on average, 25 business days in a month. VaR Stop permitted Old Santander-Chile not only to impose a daily VaR limit but a limit on the accumulated losses that Old Santander-Chile may have incurred in a given time period. The monthly loss or gain was the accumulated result from the marking to market of Old Santander-Chile's trading portfolio during the month.

     The following is an example of how VaR Stop was utilized.

                                                Daily      Monthly    Year-to-Date   VaR Stop       %
Day                              Daily VaR      Result     Results      Results        Limit   Utilization
------                           -------------------------------------------------------------------------
31-Jan ..........................   100           10          20           20          150          67%
1-Feb ...........................   120            0           0           20          150          80
2-Feb ...........................   110          (30)        (30)         (10)         144          76
3-Feb ...........................   130          (80)       (110)         (90)         128(1)      102

                                                        ------------------------
(1)  Equal to 150 - (20% x (110))

     When the initial VaR limit was surpassed, as is the case of February 3, in the example above, Old Santander-Chile's Market Risk and Control Department would have reported this event to the Chief Executive Officer, the Finance Division and the Asset and Liability Committee. These results were sent on a daily basis to Banco Santander Central Hispano's Global Risk Department and the Finance Division. The Asset and Liability Committee reviewed the current status of the VaR Stop limits on a weekly basis.

     Loss Trigger. A loss trigger was activated when the accumulated losses in the period, both realized and unrealized, exceeded the Loss Trigger limit. The VaR Stop was applicable to limit monthly losses; the Loss Trigger was an additional control over the year-to-date results produced by the trading portfolio and the net foreign currency position. Once the Loss Trigger limit was surpassed, an action plan had to be established. This plan would be executed if the Stop Loss level was reached. The Market Risk and Control Department designed the control and follow-up procedures for the Loss Trigger in coordination with Banco Santander Central Hispano's Global Risk Department.

     Stop Loss. This was defined as the maximum loss permitted. Once this level was reached, the action plan established at the Loss Trigger stage had to be executed and, if necessary, the position had to be closed and/or eliminated. The methodology for calculating the Stop Loss was identical to the Loss Trigger. The Stop Loss was activated when the accumulated losses in a period surpassed an established amount. While the Loss Trigger was a measure for communicating an excessively risky scenario and for defining the action plan, the Stop Loss resulted in the elimination of the position and a limitation on the total loss.

 The following is an example of how the Loss Trigger and Stop Loss was utilized.

                                                       Year-to-
                                            Monthly     Date       Loss        %                        %
Day                             Daily VaR   Results    Results    Trigger   Utilization  Stop Loss  Utilization
---                             ---------   -------    -------    -------   -----------  ---------  -----------
31-Jan .........................    100         20         20       (150)       0%         (200)        0%
3-Feb ..........................    130       (110)       (90)      (150)      60          (200)       45
4-Apr ..........................    120       (120)      (210)      (150)     140          (200)      105

     In this case, on April 4 both the Loss Trigger and Stop Loss are activated since not only has the VaR Stop limit been surpassed, but the year-to-date losses activated the Loss Trigger and Stop Loss results.

     The actual Loss Trigger and the Stop Loss levels were calculated as percentages of the amount budgeted of the expected gains from Old
Santander-Chile's trading portfolio and its net foreign currency position.

   Complementary methods

     Old Santander-Chile also performed other tests in order to ensure the reliability of it models. Back testing was performed in order to compare VaR and the actual results generated. These tests were performed in order to check the precision of the VaR models. The daily estimated VaR was contrasted with the actual results of the portfolio of the previous day valued at the following days prices. Additionally, the back tests included hypothesis test, excess tests, normal tests, Spearman rank correlation, etc. in order to calibrate the VaR model.

     Additionally Old Santander-Chile performed stress tests which consisted of simulating scenarios to estimate the impact these scenarios would have on the value of the portfolios. Old Santander-Chile performed two types of stress test:
(i) historical stress testing which re-created historical events such as past financial crisis to see the impact on the present portfolio and (ii) stress tests that simulated extreme scenarios that were not necessarily historical events.

   Assumptions and Limitations of VaR Model

     Old Santander-Chile's VaR model assumed that changes in the market risk factors had a normal distribution and that the parameters of this joint distribution (in particular, the standard deviation of risk factor changes and the correlation between them) had been estimated accurately. The model assumed that the correlation and changes in market rates/prices included in Old Santander-Chile's historical databases were independent and identically distributed random variables, and provided a good estimate of correlation and rate/price changes in the future.

     Old Santander-Chile's VaR methodology should be interpreted in light of the limitations of Old Santander-Chile's models, which included:

     . A one-day time horizon may not have fully captured the market risk positions that cannot be liquidated or hedged within one day.

     . Old Santander-Chile computed VaR at the close of business, and trading positions may have changed substantially during the course of the trading day.

   Scenario Simulations/Sensitivity Analysis

     The interest rate risk of the non-trading portfolio and the net foreign currency position is measured using scenario simulations. Because of the limitation in VaR methodology, Old Santander-Chile used scenario simulations to analyze the impact of extreme movements and to adopt policies and procedures in an effort to protect Old Santander-Chile's capital and results against such contingencies. Old Santander-Chile's non-trading portfolio was comprised of all positions not included in the trading portfolio. Old Santander-Chile's net foreign currency position included all positions in a foreign currency.

     Old Santander-Chile used scenario simulations to measure Chilean peso and US dollar interest rate risk of the non-trading portfolio and the net foreign currency position. Old Santander-Chile calculated the existing gaps in terms of inflation indexed and non-inflation indexed non-trading portfolios and performed a scenario simulation by calculating the potential loss from an increase (or decrease) of 100-basis points in the entire yield curve in terms of local rates. The same scenario was performed for the net foreign currency position and US dollar interest rates. Old Santander-Chile had set limits as to the maximum loss these types of movements in interest rates could have over Old Santander-Chile's capital and net financial income budgeted for the year.

     These limits are calculated according to the formulas discussed below.

     Scenario Simulation (Net Financial Income). To determine the percentage of Old Santander-Chile's budgeted net financial income for the year that was at risk of being lost with a sudden 100-basis point movement in the entire yield curve, Old Santander-Chile utilized the following equation:

                                        n
                         Sensitivity  = sum of    GAPix/\rx(365-tj)
                                                  ----------------
                                        i=1             365


     n:    Number of intervals in which sensitivity is measured.

     ti:   Average maturity (or duration) for each interval being measured.

     /\ r: Change in interest rate. A 100-basis point increase (decrease)in the yield curve is used.

     GAP: Difference between assets and liabilities that are sensitive to interest rates for each period.

     Scenario Simulation (Capital and Reserves). To determine the percentage of Old Santander-Chile's capital and reserves that was at risk of being lost with a sudden 100-basis point movement in the entire yield curve, Old Santander-Chile utilized the following equation:

                                        n
                         Sensitivity  = sum of    GAPix/\rx(Dmj)
                                        i=1

     n:    Number of intervals in which sensitivity is measured.

     Dmj:  Modified duration for interval i

     /\r: Change in interest rate. A 100-basis point increase (decrease)in the yield curve is used.

     GAP: Difference between assets and liabilities that are sensitive to interest rates for each period.

     Consolidated limits. To determine the consolidated limit, the foreign currency limit was added to the local currency limit for both the net financial income loss limit and the loss limit over capital and reserves using the following formula:

    Consolidated limit  =  Square root of a2 + b2 + 2ab

     a: limit in local currency

     b: limit in foreign currency

     Since correlation is assumed to be 0, 2ab = 0

   Assumptions and Limitations of Scenario Simulations/Sensitivity Analysis

     The most important assumption was the usage of a 100-basis point shift in the yield curve. Old Santander-Chile used a 100-basis point shift since a sudden shift of this magnitude was considered realistic, but not an everyday occurrence given historical movements in the yield curve, and significant in terms of the possible effects a shift of this size could have had on Old Santander-Chile's performance. Banco Santander Central Hispanos' Global Risk Department also set comparable limits by country in order to be able to compare, monitor and consolidate market risk by country in a realistic and orderly manner.

     Old Santander-Chile's scenario simulation methodology should be interpreted in light of the limitations of Old Santander-Chile's models, which included:

     . The scenario simulation assumed that the volumes remained on balance sheet and that they were always renewed at maturity, omitting the fact that credit risk considerations and pre-payments may affect the maturity of certain position.

     . This model assumed an equal shift throughout the entire yield curve and did not take into consideration different movements for different maturities.

     . The model did not take into consideration the sensitivity of volumes to these shift in interest rates.

     . The limits to the loss of the budgeted financial income was calculated over an expected financial income for the year which may not be obtained, signifying that the actual percentage of financial income at risk could be higher than expected.

   Volume Limits

     In order not to depend solely on the VaR model to measure market risk, Old Santander-Chile also developed Volume Limits which placed a cap on the actual size of the different portfolios being controlled.

     Fixed Income: Volume-Equivalent. This system was considered to be an additional limit to the size of Old Santander-Chile's trading portfolio. This measure sought to homogenize the different instruments in Old Santander-Chile's fixed income trading portfolio and convert the portfolio into a single instrument of known duration. Old Santander-Chile limited the size of this volume-equivalent portfolio. The equivalent instrument was assumed to have a duration of one year. The equivalent volume was calculated by the Market Risk and Control Department and limits were set by the Assets and Liabilities Committee with respect to size of the volume-equivalent portfolio.

     Net Foreign Currency Position: Maximum Net Position. Old Santander-Chile also set an absolute limit to the size of Old Santander-Chile's net foreign currency position. As of June 30, 2002, the limit was US$90 million. This limit was a useful measure in limiting Old Santander-Chile's exposure to foreign exchange and interest rate risk, especially in periods of lower volatility and low daily VaR levels. The limit to the size of the net foreign currency position was determined by the Asset and Liabilities Committee and was calculated and monitored by the Market Risk and Control Department.

Central Bank Gap Requirements

     The Central Bank also implemented regulations regarding the size of asset and liability gaps. The interest rate gap between assets and liabilities in local and foreign currency cannot exceed 8% of a bank's capital. In order to measure this Gap, Old Santander-Chile was required to construct the following table:

                                                                          Change in
                                                                           interest     Sensitivity
                                                               Gap          rate          factor
Period                                                         (1)            (2)            (3)          Net Variation
------                                                         ---        ---------     -----------       -------------

Up to 30 days ............................................     A-L           100 bp         0            (1*2*3)
31 days to 3 months ......................................     A-L           100            0.15         (1*2*3)
3 months - 6 months ......................................     A-L           100            0.34         (1*2*3)
6 months - 1 year ........................................     A-L           100            0.68         (1*2*3)
1-2 years ................................................     A-L           100            1.3          (1*2*3)
2 - 3 years ..............................................     A-L            75            2.04         (1*2*3)
3 -4 years ...............................................     A-L            75            2.69         (1*2*3)
4 - 5 years ..............................................     A-L            75            3.27         (1*2*3)
5- 7 years ...............................................     A-L            75            3.99         (1*2*3)
7 - 10 years .............................................     A-L            75            4.89         (1*2*3)
10- 15 years .............................................     A-L            75            5.69         (1*2*3)
15 -20 years .............................................     A-L            75            5.95         (1*2*3)
more than 20 years .......................................     A-L            75            5.95         (1*2*3)
     Total ...............................................                                  in sum of(1*2*3)=less than 8% of Capital


     As of June 30, 2002, Old Santander-Chile's interest rate gap calculated according to this methodology was 5.15% of capital and reserves.

Trading Portfolio

   Local Currency Trading Activities (VaR Model)

     The Finance Division managed trading activities following the guidelines set by the Assets and Liabilities Committee and Banco Santander Central Hispano's Global Risk Department. The Market Risk and Control Department's activities consisted of (i) applying VaR techniques (as discussed above) to measure interest rate risk; (ii) marking to market Old Santander-Chile's trading portfolios and measuring daily profit and loss from trading activities; (iii) comparing actual trading VaR and other limits against the established limits;
(iv) establishing control procedures for losses in excess of such limits; and
(v) providing information about trading activities to the Asset and Liabilities Committee, other members of senior management, the Finance Division and Banco Santander Central Hispano's Global Risk Department.

     Under Chilean GAAP, a bank must separate its financial investment portfolio between "trading" and "permanent" investment portfolios. Under Chilean GAAP, the unrealized holding gains (losses) related to investments classified as permanent have been included in equity. The portfolio considered as "trading" were included in operating results. The Asset and Liabilities Committee, in order to be conservative, had limited even further the Finance Division's actual trading portfolio. This portfolio was a sub-set of the portfolio defined as "trading" for accounting purposes and was designated "Trading de Gestion" (Managed Trading Portfolio). The market risk of this portfolio was measured using a VaR technique to measure interest rate risk. The composition of this portfolio mainly consisted of Central Bank bond's, mortgage bonds and low risk Chilean corporate bonds issued locally as can be observed below:

                                                                             December 31, 2001    June 30, 2002
Trading portfolio used for local currency trading VaR calculation               Ch$ millions      Ch$ millions
-----------------------------------------------------------------            ----------------     -------------

PRC (Central Bank bond) ..................................................          11,384                --
Mortgage Finance Bonds issued by the Bank ................................          13,313             6,982
Mortgage Finance Bonds ...................................................          22,532             5,568
Zero coupon Central Bank bonds ...........................................           5,268             1,134
Chilean corporate bonds ..................................................          78,982            34,826
                                                                                   -------            ------
     Total ...............................................................         131,479            48,510
                                                                                   =======            ======

   Local Currency Trading: Quantitative Disclosures about Market Risk: VaR

     For Old Santander-Chile's trading portfolio, the average, high and low amounts of the VaR between January 1, 2002 and June 30, 2002 were the following:

                                                   Daily VaR in
                                                   thousands of
                     Trading Portfolio                  Ch$
            -----------------------------------  ----------------
            High ..............................       731,088
            Low ...............................       208,882
            Average ...........................       443,043

     The exchange rate used was the average exchange rate for the first half of 2002 defined by the Central Bank of Chile: Ch$665.23 = US$1.00.

     For Old Santander-Chile's trading portfolio, the average, high and low amounts of the VaR between January 1, 2001 and December 31, 2001 were the following:

                                                   Daily VaR in
                                                   thousands of
                     Trading Portfolio                  Ch$
            -----------------------------------  ----------------
            High ..............................     1,168,922
            Low ...............................       393,761
            Average ...........................       720,269

     The exchange rate used was the average exchange rate for 2001 defined by the Central Bank of Chile: Ch$633.69 = US$1.00.

     The average VaR for the trading portfolio in the first six months of 2002 compared to 2001 showed a slight decrease as Old Santander-Chile had reduced its Market Trading Portfolio.

Other than Trading Portfolio: Foreign Currency Position and Non-Trading
Activities

 Foreign Currency Positions (VaR and Sensitivity Analysis/Scenario Simulations)

     Old Santander-Chile's foreign currency position included all of Old Santander-Chile's assets and liabilities in foreign currency, including derivatives that hedged certain foreign currency mismatches. The Finance Division managed Old Santander-Chile's net foreign currency position following the guidelines approved by the Asset and Liabilities Committee and Banco Santander Central Hispano's Global Risk Department. In carrying out its market risk management, the Finance Division managed the foreign exchange rate risk arising from mismatches between investments and the funding thereof that arose from differences in amounts and currencies. The Market Risk and Control Department used a VaR model to monitor and measure the exchange rate risk of Old Santander-Chile's net foreign currency position, which included trading and non-trading activities. The Market Risk and Control Department used scenario simulations, to measure the interest rate risk of Old Santander-Chile's net foreign currency position.

   Foreign Currency Position: Quantitative Disclosures about Market Risk: VaR

     For Old Santander-Chile's net foreign currency position, the average, high and low of the VaR between January 1, 2002 and June 30, 2002 were the following:

                                                   Daily VaR in
                                                   thousands of
                Foreign Currency Position               Ch$
           ------------------------------------  ----------------
           High ...............................       802,933
           Low ................................        11,974
           Average ............................       299,354

     The exchange rate used was the average exchange rate for the first half of 2002 defined by the Central Bank of Chile: Ch$665.23 = US$1.00.

     For Old Santander-Chile's net foreign currency position, the average, high and low of the VaR between January 1, 2001 and December 31, 2001 were the following:

                                                   Daily VaR in
                                                   thousands of
                Foreign Currency Position               Ch$
           ------------------------------------  ----------------
           High ...............................       740,094
           Low ................................        19,217
           Average ............................       190,262

     The exchange rate used was the average exchange rate for 2001 defined by the Central Bank of Chile: Ch$633.69 = US$1.00.

     The average VaR in the first half of 2002 for the net foreign currency position increased compared to the average VaR for 2001 mainly as a result of the greater volatility of the foreign exchange markets due to the negative impact caused by the economic and political instability in neighboring countries and the sharp reduction in the internal interest rate environment.

     Foreign Currency Position: Quantitative Disclosures about Market Risk:
Scenario Simulations

     For Old Santander-Chile's net foreign currency position, any loss caused by a 100-basis point shift in US dollar interest rates could not be greater than 3.5% of total equity or budgeted net financial income. The 3.5% was an internally imposed limit set by the Asset and Liabilities Committee and was modified in 2002. In 2001 both these limits were 1.5%. Old Santander-Chile increased the limit in order to allow the Finance Division greater flexibility in managing foreign currency gaps as the international rates had fallen at all intervals. The 1.5% limit was also internally imposed and was inferior to the limit of 3.5% allowed by Banco Santander Central Hispano.

                                                         Loss Limit established for 2002
                                                       -----------------------------------
                                                        Capital and        Budgeted Net
Scenario Simulation: 100 Basis Point Shift                Reserves       Financial Income
------------------------------------------             --------------   ------------------
US dollar interest rates
   Foreign currency position .........................        3.5%              3.5%

     The following table, which contemplates a 100-basis point shift in the relevant interest rate, indicates that Old Santander-Chile was within the limits established for 2001 and 2002.

                                                          Net Foreign Currency Position
                                                       -----------------------------------
                                                                              Capital and
100 Basis Point Shift                                   Financial Income        Reserves
---------------------                                  ------------------   --------------
As of December 31, 2001 ..............................       0.45%             1.07%
As of June 30, 2002 ..................................       0.40              0.03
Loss limit in 2002 ...................................        3.5               3.5

Local Currency Non-Trading Activities (Sensitivity Analysis/Scenario
Simulations)

     Old Santander-Chile's local currency non-trading portfolio included all positions in the balance sheet that were not considered to be trading instruments denominated in nominal or inflation-indexed Chilean pesos. This included investments. The Finance Division managed the risk management of non-trading positions under guidelines approved by the Asset and Liabilities Committee and Banco Santander Central Hispano's Global Risk Department. In carrying out its market risk management functions, the Finance Division managed interest rate risk that arose from any mismatches with respect to rates, maturities, repricing periods, notional amounts or other mismatches between Old Santander-Chile's interest earning assets and its interest-bearing liabilities.

     The Market Risk and Control Department: (i) applied scenario simulations (as discussed below) to measure the interest rate risk of the local currency non-trading portfolio and the potential loss of Old Santander-Chile's non-trading activities; (ii) provided the Asset and Liabilities Committee, the Finance Division and Banco Santander Central Hispano's Global Risk Department with risk/return reports; and (iii) consolidated all market positions (trading and non-trading) to measure Old Santander-Chile's total risk profile.

     The potential loss in the market value of Old Santander-Chile's local currency non-trading portfolio resulting from a 100-basis point shift in the yield curve was set at 4.5% of total equity in 2001. In November 2001, Old Santander-Chile's Asset and Liabilities Committee together with Banco Santander Central Hispano's Global Risk Department approved an increase in this limit to 6.0%. This indicator was increased in response to the expected increase in growth of long-term loans such as residential mortgage loans, commercial loans with a maturity greater than 1 year and financial investments in order to improve and sustain Old Santander-Chile's net interest margin. At the same time, the variation in net financial income caused by the 100-basis point shift could not be greater than 3.5% of the total net financial income budgeted for the year. This indicator was not modified in 2002. These limits were internally set by the Asset and Liabilities Committee.


                                               Loss Limit established for 2002
                                            ------------------------------------
                                               Capital and       Budgeted Net
Scenario Simulation: 100 Basis Point Shift      Reserves       Financial Income
------------------------------------------  ----------------- ------------------
Local currency interest rates
   Non-trading portfolio ...................     6.0%                 3.5%

Local Currency Non-Trading Activities: Quantitative Disclosures Market Risk:
Scenario Simulations

     The following table, which contemplates a 100-basis point shift in the relevant interest rate, indicates that Old Santander-Chile was within the limits established in 2001 and 2002.


                                            Local Currency Non-Trading Portfolio
                                            ------------------------------------
                                                                  Capital and
100 Basis Point Shift                       Financial Income        Reserves
---------------------                       -----------------   ---------------
As of December 31, 2001 ....................     0.41%                5.80%
As of June 30, 2002 ........................     0.34                 3.94
Loss limit in 2002 .........................     3.5                  6.0


   Consolidated Limits

     Finally, Old Santander-Chile tracked a consolidated indicator in order to have a notion of the total interest rate risk to which Old Santander-Chile was exposed in terms of capital at risk and financial income at risk. These loss limits were 4.5% of total equity and 3.5% for the budgeted net income until November 2001. For December 2001 and 2002 the consolidated limits were 6.0% of total equity and 3.5% budgeted net income for the year. The consolidated limit was an internally imposed limit set by the Asset and Liabilities Committee and Banco Santander Central Hispano's Global Risk Department.


                                                      Consolidated
                                            ------------------------------------
                                                                  Capital and
100 Basis Point Shift                       Financial Income       Reserves
---------------------                       ----------------    ----------------
As of December 31, 2001 ....................     0.61%                5.90%
As of June 30, 2002 ........................     0.54                 3.94
Loss limit in 2002 .........................     3.5                  6.0

Disclosures Regarding Derivative Financial Instruments

     Old Santander-Chile and its brokerage subsidiary entered into transactions involving derivative instruments, particularly foreign exchange contracts, as part of their asset and liability management and in acting as dealers to satisfy its clients' needs. The notional amount of these contracts were carried off-balance sheet.

     Foreign exchange forward contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon price and settlement date. These contracts are generally standardized contracts, normally for periods between 1 and 180 days and are not traded in a secondary market; however, in the normal course of business and with the agreement of the original counterparty, they may be terminated or assigned to another counterparty.

     When Old Santander-Chile entered into a forward exchange contract, it analyzed and approved the credit risk (the risk that the counterparty might default on its obligations). Subsequently, on an ongoing basis, it monitored the possible losses involved in each contract. To manage the level of credit risk, Old Santander-Chile dealt with counterparties of good credit standing, entered into master netting agreements whenever possible and, when appropriate, obtained collateral.

     The Central Bank requires that foreign exchange forward contracts be made only in US dollars and other major foreign currencies. In the case of Old Santander-Chile, most forward contracts were made in US dollars against the Chilean peso or the UF. Occasionally, forward contracts were also made in other currencies, but only when Old Santander-Chile acted as an intermediary.

     Unrealized gains, losses, premiums and discounts arising from foreign exchange forward contracts were shown on a net basis under Other Liabilities. This net value as of June 30, 2001 and 2002, were Ch$30,534 million and Ch$20,829 million, respectively.

     During 2001 and 2002 Old Santander-Chile entered into interest rate and cross currency swap agreements to manage exposure to fluctuation in currencies and interest rates. The differential between the interest paid or received on a specified notional amount was recognized under "Foreign exchange transactions, net". The fair value of the swap agreement and changes in the fair value as a result of changes in market interest rates were not recognized in the consolidated financial statement.

     Old Santander-Chile's foreign currency futures and forward operations and other derivative products outstanding as at June 30, 2001 and 2002 are summarized below:

   (a)   Foreign currency and interest rate contracts

                                                                                                     Notional amounts
                                                                                                     ----------------
                                                       Number of contracts       Up to 3 months       Over 3 months
                                                       -------------------     ------------------    ----------------
                                                         2001       2002        2001       2002       2001      2002
                                                       ---------  --------     --------  --------    -------  -------
                                                                               (thousands of US$)
 Chilean market:
 Future purchase of foreign currency with
    Chilean pesos .....................................  193        189        457,313     229,856    616,933   617,310
 Future sale of foreign currency with
    Chilean pesos .....................................  238        283        906,687     543,450    940,937   983,899
 Foreign currency forwards ............................   30         11          2,053       1,577     20,867     4,521

                                                                                                Notional amounts
                                                                                                ----------------
                                               Number of contracts       Up to 3 months          Over 3 months
                                               -------------------       --------------          -------------
                                                 2001        2002       2001        2002        2001       2002
                                                 ----        ----       ----        ----        ----       ----
                                                                       (thousands of US$)
Foreign markets:
Foreign currency forwards ....................    39          47        9,057       14,373      21,759    110,139
Interest rate swap ...........................    16          67       27,000      246,680     346,500    827,443

     The notional amounts refer to the US dollars bought or sold or to the US dollar equivalent of foreign currency bought or sold for future settlement. The contract terms correspond to the duration of the contracts as from the date of the transaction to the date of the settlement.

   (b)   Contracts expressed in the UF index

                                                                                               Notional amounts
                                                                                               ----------------
                                               Number of contracts       Up to 3 months         Over 3 months
                                               -------------------       --------------         -------------
                                                 2001       2002        2001       2002        2001       2002
                                                 ----       ----        ----       ----        ----       ----
                                                                         UF         UF          UF         UF
 Forward in UF/Ch$ sold ......................     3          2           --         --       250,000    150,000

Other Subsidiaries

     For VaR measurements and scenario simulations, Old Santander-Chile's trading and non-trading portfolios and the net foreign currency position did not consolidate the asset-liability structure of the Santander Fund Management, Santander Insurance or Santander Securitization. The balance sheets of these subsidiaries were mainly comprised of non-sensitive assets and liabilities, fixed assets and capital and in total only represent 0.3% of Old Santander-Chile's total consolidated assets.

     The following table provides summary balance sheets for Santander Fund Management, Santander Insurance and Santander Securitization at June 30, 2002.

                                                                                             Net Income for the six
                                                                     Shareholders' Equity     month periods ended
Subsidiaries                                  Assets as of June 30,        at June 30,               June 30,
------------                                  ---------------------        -----------               --------
                              Participation     2001        2002        2001        2002         2001        2002
Santander S.A.
   Administradora de
   Fondos Mutuos ............        99.96%     8,981      12,564       8,271      11,887       1,545        2,207
Santander S.A. Sociedad
   Securitizadora ...........        99.64%     3,226      10,058       1,412       2,079         204          869
Corredora de Seguros
   Santander Ltda. ..........        99.99%       671       1,389         549       1,242         236          383
                                               ------      ------      ------      ------       -----        -----
Total .......................                  12,878      24,011      10,227      15,208       1,985        3,459
                                               ======      ======      ======      ======       =====        =====

Liquidity Management

     Liquidity management sought to ensure that, even under adverse conditions, Old Santander-Chile had access to the funds necessary to cover client needs, maturing liabilities and capital requirements. Liquidity risk arose in the general funding for Old Santander-Chile's financing, trading and investment activities. It included the risk of unexpected increases in the cost of funding the portfolio of assets at appropriate maturities and rates, the risk of being unable to liquidate a position in a timely manner at a reasonable price and the risk that Old Santander-Chile would be required to repay liabilities earlier than anticipated.

     Old Santander-Chile's general policy was to maintain liquidity adequate to ensure its ability to honor withdrawals of deposits, make repayments at maturity of other liabilities, extend loans and meet its own working capital needs. The minimum amount of liquidity was determined by the reserve requirements of the Central Bank. Deposits were subject to a reserve requirement of 9% for peso-denominated demand deposits, 3.6% for peso and UF-denominated time deposits and 19% for demand deposits and 13.6% for time deposits for dollar and other foreign currency obligations. The Central Bank has statutory authority to increase these percentages to up to 40% for demand deposits and up to 20% for time deposits, to implement monetary policy. In addition, a 100% special reserve (reserva tecnica) applies to demand deposits, deposits in checking accounts, other demand deposits received or obligations payable on sight, incurred in the ordinary course of business, other deposits unconditionally payable immediately or within a term of less than 30 days and other time deposits payable within 10 days to the extent their aggregate amount exceeds 2.5 times the amount of a bank's paid-in capital and reserves. Interbank loans are deemed to have a maturity of more than 30 days, even if payable within the following 10 days.

     In 1999 the Central Bank passed new regulations regarding liquidity which can be summarized as follows:

        . The sum of the liabilities with a maturity of less than 30 days cannot exceed the sum of the assets with maturity of 30 days by more than an amount equal to a bank's capital. This limit must be calculated separately for the gap in pesos and the gap in foreign currency. In any case the sum of the gap in local currency and foreign currency cannot be greater than a bank's capital.

        . The sum of the liabilities with a maturity of less than 90 days cannot exceed the sum of the assets with a maturity of less than 90 days by more than 2 times a bank's capital. This limit must be calculated in local currency and foreign currencies together as one gap.

     Old Santander-Chile also set other internal liquidity limits. The Market Risk Control Department measured two other liquidity indicators:

     Net accumulated liquidity ratio

         (THE SUM OF) ((Assets with maturity up to 30 days) - (Liabilities with maturity up to 30 days))
         ----------------------------------------------------------------------------------------------- >= (7.5)%
         (THE SUM OF) (Liabilities with maturity up to 30 days)

As of June 30, 2002, this limit in local currency was 13.6% and 18.8% in foreign currency.

     Liquidity coefficient

        Liquid assets (at liquidation value) / (Total liabilities - capital + contingent) >= 2%

As of June 30, 2002, this limit in local currency was 20.7% and 18.3% in foreign currency.

     Old Santander-Chile also performed scenario simulations in terms of percentage of assets and liabilities that were renewed in order to determine liquidity deficits in hypothetical crisis scenarios.

             Selected Statistical Information of Old Santander-Chile

     The following information is included for analytical purposes and should be read in conjunction with Santander's Consolidated Financial Statements and Santiago's Interim Unaudited Financial Statements as well as the discussion in "Operating and Financial Review and Prospects of Old Santander--Chile". Pursuant to Chilean GAAP, the financial data in the following tables for all periods through June 30, 2002 have been restated in constant Chilean pesos as of June 30, 2002. The UF is linked to, and is adjusted daily to, reflect changes in the previous month's Chilean Consumer price index.

   Average Balance Sheets and Interest Rate Data

     For information regarding the method to calculate the nominal interest rate presented in this section see "Selected Statistical Information of Santiago-Average Balance Sheets, Income Earned from Interest Earning Assets and Interest Paid on Interest-bearing Liabilities".

     Contingent loans consist of unfunded letters of credit, guarantees, performance bonds and other unfunded commitments. Chilean banks charge their customers a fee on contingent loans as well as interest for the periods of the contingent debt. Fees are considered fee income and interest as interest revenue. Accordingly, contingent loans were treated by Old Santander-Chile as interest earning income assets. As a result of this treatment, the comparatively low rates of interest earned on these assets had a distorting effect on the average interest rate earned on total interest earning assets. The real rate for contingent loans has been stated as the nominal rate, since Old Santander-Chile did not have an effective funding obligation for these loans.

     The foreign exchange gains or losses on foreign currency-denominated assets and liabilities have not been included in interest revenue or expense. Similarly, interest on financial investments does not include trading gains or losses on these investments.

     Accrued interest and UF indexation readjustments from overdue loans are only recognized when they are received. Non-performing loans include loans for which either principal or interest is overdue, and which do not accrue interest. Restructured loans for which no payments are overdue are not ordinarily classified as non-performing loans. Past due loans include, with respect to any loan, only the portion of principal and interest that is 90 or more days overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan, in which case the entire loan is considered past due within 90 days after initiation of such proceedings. This practice differs from that normally followed in the United States, where the amount classified as past due would include the entire amount of principal and interest on any and all loans which have any portion overdue.

     Included in interbank deposits are current accounts maintained in the Central Bank and overseas banks. Such assets have a distorting effect on the average interest rate earned on total interest earning assets because (i) balances maintained in the Central Bank only receive interest on the amounts which are legally required to be held for liquidity purposes and (ii) balances maintained in overseas banks earn interest only for certain accounts in certain countries. Consequently, the average interest earned on such assets is comparatively low. These deposits are maintained by Old Santander-Chile in these accounts to comply with statutory requirements and to facilitate international business, rather than to earn income.

     Old Santander-Chile generally funded its residential mortgage loans through the issuance of mortgage finance bonds which are recourse obligations of Old Santander-Chile with payment terms matched to the related mortgage loans, bearing interest at a spread below such mortgage loans. See "Item 4B: Business Overview--Lines of Business--Banca Comercial--Residential Mortgage Lending" in Old Santander-Chile's Form 20-F. Mortgage finance bonds are traditionally placed with institutions, such as pension funds and insurance companies, seeking long-term fixed-income investments. However, Old Santander-Chile also purchased mortgage finance bonds that it had issued for its own account and held them as financial investments. Unlike US GAAP, under which mortgage finance bonds issued by Old Santander-Chile and held for future sale would be offset against the related liability, under Chilean GAAP such mortgage finance bonds and the related liability appear on Old Santander-Chile's balance sheet as "financial investments" and "mortgage finance bonds", respectively. See Notes 23 and 26(i) to Santander

Chile's Audited Consolidated Financial Statements. Because the interest "earned" and "paid" on these mortgage finance bonds is the same and hence has no impact on net interest revenue, the effect of not excluding them from average interest earning assets is to reduce Old Santander-Chile's net interest margin (net interest revenue divided by average interest earning assets) from what it would have been under US GAAP. Likewise, any other income analysis or financial ratios based on the size of Old Santander-Chile's consolidated balance sheet on either the asset or liability side would be different than if the consolidated balance sheet had been prepared in accordance with US GAAP. At December 31, 2001, Old Santander-Chile had issued an outstanding Ch$565,455 million of mortgage finance bonds. At that date, Old Santander-Chile held Ch$23,501 million of such mortgage finance bonds as financial investments.

     In September 1998, the Superintendency of Banks modified the regulations regarding the valuation of financial investments. Due to this modification, mortgage finance bonds issued by Old Santander-Chile and held in its own investment portfolio that were acquired prior to January 1, 1998 and which had been transferred to the permanent investment account are recorded at their December 31, 1997 carrying values until they reach maturity or are sold. In the case of mortgage finance bonds issued by Old Santander-Chile and held in its own investment portfolio that were acquired during 1998 and which had been transferred to the permanent investment account, such mortgage finance bonds are recorded at cost and are not marked to market when transferred. The market value of mortgage finance bonds issued by Old Santander-Chile and transferred to the permanent investment account could not exceed 10% of Old Santander-Chile's basic capital. See "Item 4B: Business Overview--Chilean Regulation and Supervision," in Old Santander-Chile's Form 20-F.

     The monetary gain or loss on interest earning assets and interest-bearing liabilities is not included as a component of interest revenue or interest expense because inflation effects are taken into account in the calculation of real interest rates.

     The following tables show, by currency of denomination, average balances and, where applicable, interest amounts earned and paid and real and nominal rates for Old Santander-Chile's assets and liabilities and shareholders' equity for the six-month periods ended June 30, 2001 and 2002.

Selected Statistical Information

     At June 30, 2002, Old Santander-Chile had issued and outstanding Ch$562,565 million of mortgage finance bonds. At that date, Old Santander-Chile held Ch$16,233 million of such mortgage finance bonds as financial investments.

                                                          Six-month period ended June 30,
                              ----------------------------------------------------------------------------------------
                                                 2001                                        2002
                              ------------------------------------------   -------------------------------------------
                                                                 Average                                      Average
                               Average    Interest    Average    Nominal    Average   Interest    Average     Nominal
                               Balance     Earned    Real Rate    Rate      Balance    Earned    Real Rate     Rate
                              ---------   --------   ---------   -------   -------     --------   ---------   --------
                                     (in millions of constant Ch$ as of June 30, 2002, except for percentages)
ASSETS
INTEREST EARNING ASSETS
Interbank deposits
Ch$ ........................     13,646        680      6.9%      10.0%       42,290      1,297       4.5%       6.1%
UF .........................     11,055         --       --         --        46,117         --        --         --
Foreign currency ...........         --         --       --         --            --         --        --         --
                              ---------   --------                         ---------   --------
   Total ...................     24,701        680      3.8        5.5        88,407      1,297       2.2        2.9
                              =========   ========                         =========   ========
Financial investments
Ch$ ........................    245,700     11,275      6.2        9.2       144,223      4,051       4.0        5.6
UF .........................    552,142     24,225      5.8        8.8       607,141     23,834       6.2        7.9
Foreign currency ...........    567,908     33,246     14.2       11.7       692,742     41,926      11.8       12.1
                              ---------   --------                         ---------   --------
   Total ...................  1,365,750     68,746      9.3       10.1     1,444,106     69,811       8.7        9.7
                              =========   ========                         =========   ========
Commercial loans
Ch$ ........................    340,436     27,293     12.9       16.0       504,622     32,148      11.1       12.7
UF .........................  1,093,169     54,205      6.9%        9.9%   1,030,893     40,666      6.3%       7.9%
Foreign currency ...........    118,481      7,300     14.5        12.3      134,435      4,381      8.9        6.5

                                                          Six-month period ended June 30,
                            -------------------------------------------------------------------------------------
                                               2001                                        2002
                            ------------------------------------------   ----------------------------------------
                                                               Average                                      Average
                             Average    Interest    Average    Nominal    Average    Interest    Average    Nominal
                             Balance     Earned    Real Rate    Rate      Balance     Earned    Real Rate    Rate
                            ---------   --------   ---------   -------   ---------   --------   ---------   -------
                                   (in millions of constant Ch$ as of June 30, 2002, except for percentages)

                            ---------   --------                         ---------   --------
   Total .................  1,552,086     88,798      8.8        11.4    1,669,950     77,195      7.9        9.2
                            =========   ========                         =========   ========
Consumer loans
Ch$ ......................    329,480     51,128     27.7        31.0      330,605     48,407     27.5       29.3
UF .......................      2,023         73      4.3         7.7        1,700        107     10.9       12.6
Foreign currency .........        782         --       --          --          844         --       --         --
                            ---------   --------                         ---------   --------
   Total .................    332,285     51,201     27.5        30.8      333,149     48,514     27.3       29.1
                            =========   ========                         =========   ========
Mortgage loans
Ch$ ......................         --         --       --          --           --         --       --         --
UF .......................    525,052     29,051      8.0        11.1      520,689     24,227      7.7        9.3
Foreign currency .........         --         --       --          --           --         --       --         --
                            ---------   --------                         ---------   --------
   Total .................    525,052     29,051      8.0        11.1      520,689     24,227      7.7        9.3
                            =========   ========                         =========   ========
Foreign trade loans
Ch$ ......................         --         --       --          --        8,587        282      5.0        6.6
UF .......................         --         --       --          --        1,140         27      3.1        4.7
Foreign currency .........    303,482      9,508     11.2         6.3      353,407      5,193      7.0        2.9
                            ---------   --------                         ---------   --------
   Total .................    303,482      9,508     11.2         6.3      363,134      5,502      7.0        3.0
                            =========   ========                         =========   ========
Interbank loans
Ch$ ......................     35,121      1,533      5.7         8.7       60,039      1,402      3.1        4.7
UF .......................        311         12      4.6         7.7        8,260        247      4.4        6.0
Foreign currency .........         --         --       --          --           --         --       --         --
                            ---------   --------                         ---------   --------
   Total .................     35,432      1,545      5.7         8.7       68,299      1,649      3.2        4.8
                            =========   ========                         =========   ========
Leasing contracts
Ch$ ......................        246         15      9.5        12.5        2,329        134      9.9       11.5
UF .......................    103,327      6,134      8.8        11.9      116,598      5,469      7.7        9.4
Foreign currency .........     11,288      1,534     22.5        27.2       10,857        971     14.9       17.9
                            ---------   --------                         ---------   --------
   Total .................    114,861      7,683     10.2        13.4      129,784      6,574      8.4       10.1
                            =========   ========                         =========   ========
Other outstanding loans
Ch$ ......................     16,821        898      7.6        10.7       53,393      1,566      4.3        5.9
UF .......................      2,545        234     15.2        18.4       38,567        531      1.2        2.8
Foreign currency .........      3,404        701     30.1        41.2           --         --       --         --
                            ---------   --------                         ---------   --------
   Total .................     22,770      1,833     16.3        16.1       91,960      2,097      3.0        4.6
                            =========   ========                         =========   ========
Contingent loans
Ch$ ......................     26,284        302     (0.6)        2.3       38,336        363      0.3        1.9
UF .......................     65,909        437     (1.6)        1.3       91,374        464     (0.6)       1.0
Foreign currency .........    185,676      1,150      8.5         1.2      184,670        835      6.0        0.9
                            ---------   --------                         ---------   --------
   Total .................    277,869      1,889     10.9         1.4      314,380      1,662      3.4        1.1
                            =========   ========                         =========   ========
Past due loans
Ch$ ......................     49,959      2,142      5.6         8.6       19,932      1,281     11.2       12.9
UF .......................      1,063         --       --          --       28,249         --       --         --
Foreign currency .........         --         --       --          --        1,126         --       --         --
                            ---------   --------                         ---------   --------
   Total .................     51,022      2,142      5.5         8.4       49,307      1,281      4.5        5.2
                            =========   ========                         =========   ========
Total interest earning
  assets
Ch$ ......................  1,057,693     95,266     14.9        18.0    1,204,356     90,931     13.4       15.1
UF .......................  2,356,596    114,371      6.7         9.7    2,490,728     95,572      6.0        7.7
Foreign currency .........  1,191,021     53,439     12.7         8.9    1,378,081     53,306      9.6        7.7
                            ---------   --------                         ---------   --------
   Total .................  4,605,310    263,076     10.1        11.4    5,073,165    239,809      8.7        9.5
                            =========   ========                         =========   ========

                                                              Six-month period ended June 30,
                                  -------------------------------------------------------------------------------------
                                                        2001                                     2002
                                  ------------------------------------------- -----------------------------------------
                                                                      Average                                   Average
                                     Average    Interest    Average   Nominal Average   Interest    Average     Nominal
                                     Balance     Earned    Real Rate   Rate   Balance    Earned    Real Rate     Rate
                                  ---------- ----------  ----------- ------- --------  ---------- -----------  --------
                                                   (in millions of constant Ch$ as of June 30, 2002)

NON-INTEREST EARNING ASSETS
Cash
Ch$ ..............................   465,615        --         --        --   535,869        --         --        --
UF ...............................        --        --         --        --        --        --         --        --
Foreign currency .................     9,018        --         --        --    16,149        --         --        --
                                  ---------- ----------                     --------- ----------
   Total .........................   474,633        --         --        --   552,018        --         --        --
                                  ========== ==========                     ========= ==========

Allowance for loan losses
Ch$ ..............................   (72,013)       --         --        --   (65,424)       --         --        --
UF ...............................        --        --         --        --        --        --         --        --
Foreign currency .................        --        --         --        --        --        --         --        --
                                  ---------- ----------                     --------- ----------
   Total .........................   (72,013)       --         --        --   (65,424)       --         --        --
                                  ========== ==========                     ========= ==========

Bank premises and equipment,
   net assets
Ch$ ..............................   112,162        --         --        --   110,379        --         --        --
UF ...............................        --        --         --        --        --        --         --        --
Foreign currency .................        --        --         --        --        --        --         --        --
                                  ---------- ----------                     --------- ----------
   Total .........................   112,162        --         --        --   110,379        --         --        --
                                  ========== ==========                     ========= ==========

Other assets
Ch$ ..............................    11,469        --         --        --    17,432        --         --        --
UF ...............................   382,633        --         --        --   186,670        --         --        --
Foreign currency .................    19,299        --         --        --    13,559        --         --        --
                                  ---------- ----------                     --------- ----------
   Total .........................   413,401        --         --        --   217,661        --         --        --
                                  ========== ==========                     ========= ==========

Total non-interest earning
   assets
Ch$ ..............................   517,233        --         --        --   598,256        --         --        --
UF ...............................   382,633        --         --        --   186,670        --         --        --
Foreign currency .................    28,317        --         --        --    29,708        --         --        --
                                  ---------- ----------                     --------- ----------
   Total .........................   928,183        --         --        --   814,634        --         --        --
                                  ========== ==========                     ========= ==========

TOTAL ASSETS
Ch$ .............................. 1,574,926    95,266         --        -- 1,802,612    90,931         --        --
UF ............................... 2,739,229   114,371         --        -- 2,677,398    95,572         --        --
Foreign currency ................. 1,219,338    53,439         --        -- 1,407,789    53,306         --        --
                                  ---------- ----------                     --------- ----------
   Total ......................... 5,533,493   263,076         --        -- 5,887,799   239,809         --        --
                                  ========== ==========                     ========= ==========


                                                                 Six months ended June 30,
                              ----------------------------------------------------------------------------------------------
                                                   2001                                             2002
                              ----------------------------------------------    --------------------------------------------
                                                                  Average                                          Average
                                Average     Interest   Average    Nominal        Average    Interest    Average    Nominal
                                Balance       Paid    Real Rate    Rate          Balance       Paid    Real Rate     Rate
                              -----------  ---------- ---------- -----------    ---------   --------  ----------  ----------
                                                   (in millions of constant Ch$ as of June 30, 2002)
LIABILITIES AND
   SHAREHOLDERS' EQUITY

INTEREST BEARING
   LIABILITIES

Savings accounts
   Ch$ .....................         --           --       --         --              --          --        --          --
   UF ......................     78,011        2,670      3.9%       6.8%         73,875         991       1.1%        2.7%
   Foreign currency ........         --           --       --         --              --          --        --          --
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................     78,011        2,670      3.9        6.8          73,875         991       1.1         2.7
                              =========     ========    =====      =====       =========    ========     =====       =====

Time deposits
   Ch$ .....................    770,452       24,300      3.3        6.3       1,092,553      28,999       3.7         5.3
   UF ......................  1,111,432       45,913      5.3        8.3         963,257      24,061       3.4         5.0
   Foreign currency ........    336,742        8,169     20.9        4.9         347,406       2,288       6.2         1.3
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................  2,218,626       78,382      7.0        7.1       2,403,216      55,348       3.9         4.6
                              =========     ========    =====      =====       =========    ========     =====       =====

Central Bank borrowings
   Ch$ .....................      2,416           88      4.3        7.3           2,768          69       3.4         5.0
   UF ......................     26,491        1,130      5.5        8.5          20,934         669       4.8         6.4
   Foreign currency ........         --           --       --         --              --          --        --          --
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................     28,907        1,218      5.4        8.4          23,702         738       4.6         6.2
                              =========     ========    =====      =====       =========    ========     =====       =====

Repurchase agreements
   Ch$ .....................     72,788        2,493      3.9        6.9         133,758       3,723       4.0         5.6
   UF ......................    241,110       14,589      9.0       12.1         258,191      11,200       7.0         8.7
   Foreign currency ........        296           43     23.5       29.0          18,897       1,375      13.2        14.6
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................    314,194       17,125      7.9       10.9         410,846      16,298       6.3         7.9
                              =========     ========    =====      =====       =========    ========     =====       =====

Mortgage finance bonds
   Ch$ .....................         --           --       --         --              --          --        --          --
   UF ......................    546,994       25,816      6.4        9.4         546,736      20,669       5.9         7.6
   Foreign currency ........         --           --       --         --              --          --        --          --
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................    546,994       25,816      6.4        9.4         546,736      20,669       5.9         7.6
                              =========     ========    =====      =====       =========    ========     =====       =====

Other interest-bearing
   liabilities
   Ch$ .....................     80,678        1,596      1.0        4.0          44,832         626       1.2         2.8
   UF ......................    270,755       13,572      7.0       10.0         256,579      10,368       6.5         8.1
   Foreign currency ........    155,592        7,696     26.4        9.9         258,499       7,531       8.5         5.8
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................    507,025       22,864     12.0        9.0         559,910      18,525       7.0         6.6
                              =========     ========    =====      =====       =========    ========     =====       =====

Total interest-bearing
   liabilities
   Ch$ .....................    926,334       28,477      3.2        6.1       1,273,911      33,417       3.6         5.2
   UF ......................  2,274,793      103,690      6.1        9.1       2,119,572      67,958       4.8         6.4
   Foreign currency ........    492,630       15,908     22.7        6.5         624,802      11,194       7.4         3.6
                              ---------     --------    -----      -----        --------    --------     -----       -----
     Total .................  3,693,757      148,075      7.6        8.0       4,018,285     112,569       4.8         5.6
                              =========     ========    =====      =====       =========    ========     =====       =====

NON-INTEREST BEARING
   LIABILITIES
Non-interest-bearing
   demand deposits
   Ch$ .....................    736,863           --         --         --       869,518          --         --          --
   UF ......................         --           --         --         --            --          --         --          --
   Foreign currency ........         --           --         --         --            --          --         --          --
                              ---------     --------                            --------    --------
     Total .................    736,863           --         --         --       869,518          --         --          --
                              =========     ========                            ========    ========

Contingent obligations
   Ch$ .....................     26,086           --         --         --        38,336          --         --          --
   UF ......................     66,108           --         --         --        91,374          --         --          --


                                                                   Six months ended June 30,
                              -------------------------------------------------------------------------------------------
                                                 2001                                          2002
                              ---------------------------------------------  --------------------------------------------
                                                                 Average                                          Average
                               Average     Interest   Average    Nominal      Average      Interest     Average   Nominal
                               Balance       Paid    Real Rate    Rate        Balance        Paid      Real Rate    Rate
                              ---------    --------  ---------   -------     ---------     --------    ---------  -------
                                                   (in millions of constant Ch$ as of June 30, 2002)
   Foreign currency ........    186,145          --         --        --       184,950           --           --       --
                              ---------    --------                          ---------     --------
     Total .................    278,339          --         --        --       314,660           --           --       --
                              =========    ========                          =========     ========
Other non-interest-bearing
  liabilities
   Ch$ .....................     31,777          --         --        --        47,399           --           --       --
   UF ......................     31,268          --         --        --        32,642           --           --       --
   Foreign currency ........    341,032          --         --        --       159,252           --           --       --
                              ---------    --------                          ---------     --------
     Total .................    404,077          --         --        --       239,293           --           --       --
                              =========    ========                          =========     ========
Shareholders' equity
   Ch$ .....................    420,457          --         --        --       446,043           --           --       --
   UF ......................         --          --         --        --            --           --           --       --
   Foreign currency ........         --          --         --        --            --           --           --       --
                              ---------    --------                          ---------     --------
     Total .................    420,457          --         --        --       446,043           --           --       --
                              =========    ========                          =========     ========
Total non-interest-bearing
  liabilities and shareholders'
  equity
   Ch$ .....................  1,215,183          --         --        --     1,401,296           --           --       --
   UF ......................     97,376          --         --        --       124,016           --           --       --
   Foreign currency ........    527,177          --         --        --       344,202           --           --       --
                              ---------    --------                          ---------     --------
     Total .................  1,839,736          --         --        --     1,869,514           --           --       --
                              =========    ========                          =========     ========
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                                                                                                 --
   Ch$ .....................  2,141,517      28,477         --        --     2,675,207       33,417           --       --
   UF ......................  2,372,169     103,690         --        --     2,243,588       67,958           --       --
   Foreign currency ........  1,019,807      15,908         --        --       969,004       11,194           --       --
                              ---------    --------                          ---------     --------
     Total .................  5,533,493     148,075         --        --     5,887,799      112,569           --       --
                              =========    ========                          =========     ========

                                       170

Changes in Net Interest Revenue and Interest Expense: Volume and Rate Analysis

     The following table allocates, by currency of denomination, changes in Old Santander-Chile's interest revenue and interest expense between changes in the average volume of interest earning assets and interest-bearing liabilities and changes in their respective nominal interest rates for the six months ended June 30, 2002, compared to the six months ended June 30, 2001. Volume and rate variances have been calculated based on movements in average balances over the period and changes in nominal interest rates on average interest earning assets and average interest-bearing liabilities.

                                          Increase (Decrease) from June 30, 2001 to
                                             June 30, 2002 due to changes in         Net change
                                          -----------------------------------------   from June
                                                                    Rate and         2001 to June
                                           Volume       Rate         Volume             2002
                                          -------     -------       --------         ------------
                                         (in millions of constant Ch$ as of June 30, 2002)

INTEREST EARNING ASSETS
Interbank deposits
   Ch$ ................................     1,428        (262)        (549)                 617
   UF .................................        --          --           --                   --
   Foreign currency ...................        --          --           --                   --
                                          -------     -------       ------              -------
     Total ............................     1,428        (262)        (549)                 617
                                          =======     =======       ======              =======
Financial investments
   Ch$ ................................    (4,657)     (4,373)       1,806               (7,224)
   UF .................................     2,413      (2,549)        (255)                (391)
   Foreign currency ...................     7,308       1,125          247                8,680
                                          -------     -------       ------              -------
     Total ............................     5,064      (5,797)       1,798                1,065
                                          =======     =======       ======              =======
Commercial loans
   Ch$ ................................    13,163      (5,605)      (2,703)               4,855
   UF .................................    (3,088)    (11,083)         632              (13,539)
   Foreign currency ...................       983      (3,439)        (463)              (2,919)
                                          -------     -------       ------              -------
     Total ............................    11,058     (20,127)      (2,534)             (11,603)
                                          =======     =======       ======              =======
Consumer loans
   Ch$ ................................       175      (2,886)         (10)              (2,721)
   UF .................................       (12)         55           (9)                  34
   Foreign currency ...................        --          --           --                   --
                                          -------     -------       ------              -------
     Total ............................       163      (2,831)         (19)              (2,687)
                                          =======     =======       ======              =======
Mortgage loans
   Ch$ ................................        --          --           --                   --
   UF .................................      (241)     (4,621)          38               (4,824)
   Foreign currency ...................         0           0            0                    0
                                          -------     -------       ------              -------
     Total ............................      (241)     (4,621)          38               (4,824)
                                          =======     =======       ======              =======
Foreign trade loans
   Ch$ ................................        --          --          282                  282
   UF .................................        --          --           27                   27
   Foreign currency ...................     1,564      (5,048)        (831)              (4,315)
                                          -------     -------       ------              -------
     Total ............................     1,564      (5,048)        (522)              (4,006)
                                          =======     =======       ======              =======
Interbank loans
   Ch$ ................................     1,088        (713)        (506)                (131)
   UF .................................       301          (2)         (64)                 235
   Foreign currency ...................        --          --           --                   --
                                          -------     -------       ------              -------
     Total ............................     1,389        (715)        (570)                 104
                                          =======     =======       ======              =======
Leasing contracts
   Ch$ ................................       131          (1)         (11)                 119
   UF .................................       788      (1,288)        (165)                (665)
   Foreign currency ...................       (59)       (524)          20                 (563)
                                          -------     -------       ------              -------
     Total ............................       860      (1,813)        (156)              (1,109)
                                          =======     =======       ======              =======
Other outstanding loans
   Ch$ ................................     1,953        (405)        (880)                 668
   UF .................................     3,307        (199)      (2,811)                 297


                                         Increase (Decrease) from June 30, 2001 to
                                            June 30, 2002 due to changes in         Net change
                                         -----------------------------------------   from June
                                                                   Rate and         2001 to June
                                          Volume       Rate         Volume             2002
                                         -------     -------       --------         ------------
                                        (in millions of constant Ch$ as of June 30, 2002)
  Foreign currency ..................       (701)       (701)         701                (701)
                                         -------     -------       --------         ------------
     Total ..........................      4,559      (1,305)      (2,990)                264
                                         =======     =======       ========         ============
Contingent loans
   Ch$ ..............................        138         (53)         (24)                 61
   UF ...............................        169        (102)         (40)                 27
   Foreign currency .................         (6)       (311)           2                (315)
                                         -------     -------       --------         ------------
     Total ..........................        301        (466)         (62)               (227)
                                         =======     =======       ========         ============
Past due loans
   Ch$ ..............................     (1,287)      1,068         (642)               (861)
   UF ...............................         --          --           --                  --
   Foreign currency .................         --          --           --                  --
                                         -------     -------       --------         ------------
     Total ..........................     (1,287)      1,068         (642)               (861)
                                         =======     =======       ========         ============
Total interest earning assets
   Ch$ ..............................     12,132     (13,230)      (3,237)             (4,335)
   UF ...............................      3,637     (19,789)      (2,647)            (18,799)
   Foreign currency .................      9,089      (8,898)        (324)               (133)
                                         -------     -------       --------         ------------
     Total ..........................     24,858     (41,917)      (6,208)            (23,267)
                                         =======     =======       ========         ============
INTEREST BEARING LIABILITIES
Savings accounts
   Ch$ ..............................         --          --           --                  --
   UF ...............................       (142)     (1,624)          87              (1,679)
   Foreign currency .................         --          --           --                  --
                                         -------     -------       --------         ------------
     Total ..........................       (142)     (1,624)          87              (1,679)
                                         =======     =======       ========         ============
Time deposits
   Ch$ ..............................     10,159      (3,850)      (1,610)              4,699
   UF ...............................     (6,121)    (18,151)       2,420             (21,852)
   Foreign currency .................        259      (5,952)        (188)             (5,881)
                                         -------     -------       --------         ------------
     Total ..........................      4,297     (27,953)         622             (23,034)
                                         =======     =======       ========         ============
Central Bank borrowings
   Ch$ ..............................         13         (29)          (3)                (19)
   UF ...............................       (237)       (284)          60                (461)
   Foreign currency .................         --          --           --                  --
                                         -------     -------       --------         ------------
     Total ..........................       (224)       (313)          57                (480)
                                         =======     =======       ========         ============
Repurchase agreements
   Ch$ ..............................      2,088        (467)        (391)              1,230
   UF ...............................      1,034      (4,130)        (293)             (3,389)
   Foreign currency .................      2,664         (23)      (1,309)              1,332
                                         -------     -------       --------         ------------
     Total ..........................      5,786      (4,620)      (1,993)               (827)
                                         =======     =======       ========         ============
Mortgage finance bonds
   Ch$ ..............................         --          --           --                  --
   UF ...............................        (12)     (5,137)           2              (5,147)
   Foreign currency .................         --          --           --                  --
                                         -------     -------       --------         ------------
     Total ..........................        (12)     (5,137)           2              (5,147)
                                         =======     =======       ========         ============
Other interest-bearing liabilities
   Ch$ ..............................       (709)       (470)         209                (970)
   UF ...............................       (711)     (2,632)         139              (3,204)
   Foreign currency .................      5,089      (3,162)      (2,092)               (165)
                                         -------     -------       --------         ------------
     Total ..........................      3,669      (6,264)      (1,744)             (4,339)
                                         =======     =======       ========         ============
Total interest-bearing liabilities
   Ch$ ..............................     11,551      (4,816)      (1,795)              4,940
   UF ...............................     (6,189)    (31,958)       2,415             (35,732)
   Foreign currency .................      8,012      (9,137)      (3,589)             (4,714)
                                         -------     -------       --------         ------------
     Total ..........................     13,374     (45,911)      (2,969)            (35,506)
                                         =======     =======       ========         ============

Interest Earning Assets: Net Interest Margin

     The following table analyzes, by currency of denomination, the levels of average interest earning assets and net interest earned by Old Santander-Chile, and illustrates the comparative margins obtained, for each of the periods indicated in the table.

                                                                              Six Months ended June 30,
                                                                          ----------------------------------
                                                                                2001              2002
                                                                          ---------------   ----------------
                                                                          (in millions of constant Ch$ as of
                                                                                    June 30, 2002)
Total average interest earning assets
    Ch$ ................................................................     1,057,693         1,204,356
    UF .................................................................     2,356,596         2,490,728
    Foreign currency ...................................................     1,191,021         1,378,081
                                                                          ------------      ------------
        Total ..........................................................     4,605,310         5,073,165
                                                                          ============      ============
Net interest earned(1)
    Ch$ ................................................................        66,789            57,514
    UF .................................................................        10,681            27,614
    Foreign currency ...................................................        37,531            42,112
                                                                          ------------      ------------
        Total ..........................................................       115,001           127,240
                                                                          ============      ============
Net interest margin(2)
    Ch$ ................................................................           6.3%              4.8%
    UF .................................................................           0.5               1.1
    Foreign currency ...................................................           3.2               3.1
                                                                          ------------      ------------
        Total ..........................................................           2.5%              2.5%
                                                                          ============      ============
Net interest margin, excluding contingent loans(2)(3)
    Ch$ ................................................................           6.5%              4.9%
    UF .................................................................           0.5               1.2
    Foreign currency ...................................................           3.7               3.5
                                                                          ------------      ------------
        Total ..........................................................           2.7%              2.7%
                                                                          ============      ============

-----------------------
(1) Net interest earned is defined as interest revenue earned less interest expense incurred.
(2) Net interest margin is defined as net interest earned divided by average interest earning assets.
(3) Pursuant to Chilean GAAP, Old Santander-Chile also includes contingent loans as interest earning assets. See "Item 5D: Asset and Liability Management-- Loan Portfolio--Contingent Loans" in Old Santander-Chile's Form 20-F.

  Return on Equity and Assets; Dividend Payout

     The following table presents certain information and selected financial ratios for Old Santander-Chile for the periods indicated:

                                                                                       Six Months Ended June 30,
                                                                           -------------------------------------------------
                                                                                   2001                         2002
                                                                           ---------------------       ---------------------
                                                                           (in millions of constant Ch$ as of June 30, 2002,
                                                                                        except for percentages)
Net income ..............................................................          48,475                       56,931
Average total assets ....................................................       5,533,493                    5,887,799
Average shareholders' equity ............................................         420,457                      446,043
Net income as a percentage of:
    Average total assets ................................................            0.88%                        0.97%
    Average shareholders' equity ........................................           11.53%                       12.76%
Average shareholders' equity as a percentage of
    Average total assets ................................................            7.60%                        7.58%
Declared cash dividend ..................................................             --                           --
Dividend payout ratio, based on net income ..............................             --                           --

   Analysis of Old Santander-Chile's Loan Classifications

     The following tables provide statistical data regarding the classification of Old Santander-Chile's loans at the end of each of the six-month periods ended June 30, 2001 and June 30, 2002. The loan amounts presented in this table have been classified in accordance with the method pursuant to which the Superintendency of Banks requires Chilean banks to calculate loan loss provisions. Accordingly, such amounts are not directly comparable to the amounts presented in the Old Santander-Chile Form 20-F "Item 5D: Asset and Liability Management--Loan Portfolio", in which the amounts were classified in accordance with the financial statement reporting classifications set forth in Chapter 18-1 of the regulations of the Superintendency of Banks.

     To determine the risk category of a customer's commercial loans, Old Santander-Chile determined the risk index of the customer and applied the risk index to all of the customer's commercial loans. To determine the risk category of a customer's consumer loans, Old Santander-Chile applied the risk index of the customer's worst-performing consumer loans to all of the customer's consumer loans. To determine the risk category of a customer's mortgage loans, Old Santander-Chile applied the risk index of the loan itself, unless the customer had commercial loans or consumer loans of a lesser category, in which case Old Santander-Chile applied this index to the customer's residential mortgage loan. Old Santander-Chile's risk analysis system required it to evaluate, for classification purposes, only a portion (but in no event less than 75%) of its total commercial loan portfolio, including past due and contingent loans.


                                                                    At June 30, 2001
                                 ---------------------------------------------------------------------------------------
                                                      Consumers       Residential                        Percentage of
                                    Commercial        Consumers         Mortgage           Total           Evaluated
Category                              Loans             Loans            Loans             Loans             Loans
---------                        ----------------- ---------------- ----------------- ----------------- ----------------
                                       (in millions of constant Ch$ as of June 30, 2001, except for percentages)
"A" ...........................       1,662,918           278,432          533,582         2,474,932             80.4%
"B" ...........................         411,080            38,711           52,760           502,551             16.3
"B-" ..........................          28,426            14,822           15,628            58,876              1.9
"C" ...........................          12,764            11,196            3,133            27,093              0.9
"D" ...........................          11,132             5,553                2            16,687              0.5
                                 ----------------- ---------------- ----------------- -----------------
   Total of evaluated loans ...       2,126,320           348,714          605,105         3,080,139            100.0%
                                 ----------------- ---------------- ----------------- -----------------
Total Loans ...................       2,479,929           348,714          605,105         3,433,748
                                 ================= ================ ================= =================
Percentage evaluated ..........           85.7%            100.0%           100.0%             89.7%


                                                                    At June 30, 2002
                                 ---------------------------------------------------------------------------------------
                                                                      Residential                        Percentage of
                                    Commercial        Consumers         Mortgage           Total           Evaluated
Category                              Loans             Loans            Loans             Loans             Loans
--------                         ----------------- ---------------- ----------------- ----------------- ----------------
                                       (in millions of constant Ch$ as of June 30, 2002, except for percentages)
"A" ...........................      1,701,952           290,164          579,306         2,571,422             81.0%
"B" ...........................        427,738            36,024           51,070           514,832             16.2
"B-" ..........................         22,475            14,101           16,101            52,677              1.7
"C" ...........................          8,564            10,368            2,794            21,726              0.7
"D" ...........................          6,559             5,846                2            12,407              0.4
                                 ----------------- ---------------- ----------------- ----------------- ----------------
   Total of evaluated loans ...      2,167,288           356,503          649,273         3,173,064            100.0%
                                 ----------------- ---------------- ----------------- -----------------
Total Loans ...................      2,527,541           356,503          649,273         3,533,317
                                 ================= ================ ================= =================
Percentage evaluated ..........         85.7%            100.0%           100.0%             89.8%

Classification of Loan Portfolio Based on the Borrower's Payment Performance

     Accrued interest and UF indexation readjustments from overdue loans are only recognized when and to the extent received. Non-performing loans include loans for which either principal or interest is overdue, and which do not accrue interest. Restructured loans for which no payments are overdue are not ordinarily classified as non-performing loans. Past due loans include, with respect to any loan, only the portion of principal or interest that is 90 or more days overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan, in which case the entire loan is considered past due within 90 days after initiation of such proceedings. This practice differs from that normally followed in the United States, where the amount classified as past due would include the entire amount of principal and interest on any and all loans which have any portion overdue.

     According to the regulations established by the Superintendency of Banks, Old Santander-Chile was required to charge off commercial loans no later than 24 months after being classified as past due, if unsecured, and if secured, no later than 36 months after being classified as past due. When an installment of a past due commercial loan (either secured or unsecured) is charged off, Old Santander-Chile had to charge off all installments which are overdue. However, this does not preclude Old Santander-Chile from charging off the entire amount of the loan, if it deems such action to be necessary. Once any amount of a loan is charged off, each subsequent installment must be charged off as it becomes overdue. In the case of past due consumer loans, a similar practice applies, except that after the first installment becomes three months past due, Old Santander-Chile had to charge off the entire remaining part of the loan. Old Santander-Chile could charge off any loan (commercial or consumer) before the first installment becomes overdue, but only in accordance with special procedures established by the Superintendency of Banks and had to charge off an overdue loan (commercial or consumer) before the terms set forth above in certain circumstances. Loans were charged off against the loan loss allowance to the extent of any required reserves already established for such loans. The remainder of such loans was charged off against income.

     In general, legal collection proceedings are commenced with respect to consumer loans after 90 days past due and mortgage loans after 150 days past due. Legal collection proceedings were always commenced within one year past due, unless Old Santander-Chile determined that the size of the past due amount did not warrant such proceedings. In addition, the majority of Old Santander-Chile's commercial loans were short term, with single payments at maturity. This practice differs from that normally followed in the United States, where the amount classified as past due would include the total balance on all loans which have any portion of principal or interest overdue by 90 days or more. Past due loans were required to be covered by individual loan loss allowances equivalent to 100% of any unsecured portion thereof, but only if and to the extent that the aggregate of all unsecured past due loans exceeds the global loan loss allowances. See below "-Individual Loan Loss Allowances".

     The following table sets forth the portion of loans that are current and the portion of loans that are overdue and past due as to payments of principal and interest for the six-month periods ended June 30, 2001 and June 30, 2002.


                                                                                              At June 30,
                                                                                --------------------------------------
                                                                                     2001                     2002
                                                                                --------------           -------------
                                                                                  (in millions of constant Ch$ as of
                                                                                June 30, 2002, except for percentages)
                                                                                --------------------------------------
Current .....................................................................        3,350,870               3,456,770
Overdue 1-29 days ...........................................................           23,874                  18,044
Overdue 30-89 days ..........................................................           10,395                  10,264
Overdue 90 days or more ("past due") ........................................           48,609                  48,239
                                                                                --------------           -------------
Total loans .................................................................        3,433,748               3,533,317
                                                                                ==============           =============
Overdue loans expressed as a percentage of total loans ......................            2.41%                   2.17%
Past due loans expressed as a percentage of total loans .....................            1.42%                   1.37%

     The following table sets forth principal balances included in the above table as current and overdue (up to 90 days) loans that have any amount of principal or interest included in the category "past due", as defined in the rules of the Superintendency of Banks at June 30, 2002.

                                                              At June 30, 2002
                                                            --------------------
                                                               (in millions of
                                                                constant Ch$
                                                            as of June 30, 2002)

Mortgage loans ...........................................         17,091
Commercial loans .........................................         20,115
Consumer loans ...........................................          3,068
                                                            --------------------
   Total .................................................         40,274
Past due .................................................          5,286
                                                            --------------------
   Total (including past due) ............................         45,560
                                                            ====================

     Old Santander-Chile suspended the accrual of interest and readjustments on all past due loans. The amount of interest that would have been recorded on our overdue loans if they had been accruing interest was Ch$1,485 million and Ch$1,789 million for the six-month periods ended June 30, 2001 and June 30, 2002.

     Loans included in the previous table which have been restructured and that bear no interest are as follows:

                                                                Six Months ended
                             Year ended December 31,                June 30,
                   ------------------------------------------   ----------------
                    1997     1998     1999     2000     2001     2001      2002
                   ------   ------   ------   ------   ------   ------    ------
                         (in millions of constant Ch$ as of June 30, 2002)
Ch$ ..............    60       60       60      812      765      752       698
UF ...............   229      215      198      183      164      173       153
                   ------   ------   ------   ------   ------   ------    ------
   Total .........   289      275      258      995      929      925       851
                   ======   ======   ======   ======   ======   ======    ======

     The amount of interest that would have been recorded on these loans for the six-month period ended June 30, 2002 if these loans had been earning a market interest rate was Ch$7 million.

Loan Loss Allowances

     Chilean banks are required to maintain loan loss allowances as determined in accordance with the regulations of the Superintendency of Banks. A bank may also maintain voluntary reserves in excess of the minimum required amount so as to provide additional coverage for potential loan losses. Under these regulations, the minimum amount of required loan loss allowances is the greater of (i) the bank's required global loan loss allowances and (ii) the aggregate amount of its unsecured past due loans.

   Global Loan Loss Allowances

     The amount of global loan loss allowances required to be maintained by a bank is equal to the aggregate amount of its outstanding loans (which include contingent loans) multiplied by the greater of (i) the bank's risk index and
(ii) 0.75%.

     A bank's risk index is based on its classified loans, determined as previously described. See "Item 5D: Asset and Liability Management--Classification of Loan Portfolio" in Old Santander-Chile's Form 20-F. More specifically, the index is computed as follows. The aggregate amount (i.e. the outstanding principal, whether or not past due, and accrued and unpaid interest) of all evaluated loans (which does not include contingent loans) in each category from "A" through "D" is multiplied by one plus the corresponding required provision percentage. Such percentages are as follows:

                                                                      Provision
Category                                                              Percentage
--------                                                              ----------
"A"                                                                         0%
"B" ...............................................................         1%
"B-" ..............................................................        20%
"C" ...............................................................        60%
"D" ...............................................................        90%

     The risk index itself is then computed by dividing (i) the aggregate amount so computed by (ii) the aggregate amount (i.e., the outstanding principal, whether or not past due, and accrued and unpaid interest) of all evaluated loans.

     Old Santander-Chile's unconsolidated risk index increased from 1.20% at December 1, 1997 to 1.25% at June 30, 2002. The risk index decreased from 1.58% at June 30, 2001 to 1.25% at June 30, 2002.

                                                                  Unconsolidated
For the six month ended June 30,                                     Risk Index
--------------------------------                                   -------------
June 2001 ......................................................       1.58%
June 2002 ......................................................       1.25%

     According to the latest available information of the Superintendency of Banks, the average risk index of all financial institutions (i.e., private and public sector banks, both foreign and domestic, and finance companies) was 2.00% at June 30, 2002. A lower risk index indicates less risk. See "Item 5B:
Operating Results--Chilean Economy" in Old Santander-Chile's Form 20-F.

   Individual Loan Loss Allowances

     Banks in Chile are also required to establish individual loan loss allowances for loans that are more than 90 days past due. The amount of the individual loan loss allowances is equal to 100% of the unsecured past due portion of the loan if such amounts in the aggregate exceed the global loan loss allowance.

   Additional Reserves for Consumer Lending

     Banks in Chile are also required to establish additional reserves for consumer lending pursuant to provisioning requirements for consumer lending. See "Item 4B: Business Overview--Chilean Regulation and Supervision".

   Voluntary Loan Loss Allowances

     Old Santander-Chile maintained a voluntary loan loss allowance from time to time in excess of the loan loss allowances required by the regulations of the Superintendency of Banks. In the past, the objective of Old Santander-Chile in this regard was to gradually accumulate aggregate loan loss allowances of approximately 2% of its total loans to the extent that earnings permit. Old Santander-Chile adopted this policy in an effort to provide for any losses that could affect its loan portfolio and that might arise from unforeseen circumstances beyond known potential losses and losses inherent in a portfolio of the size and nature of Old Santander-Chile.

     The following table sets forth, for the periods indicated, an analysis of Old Santander-Chile's loan loss allowances. For the purposes of this analysis, the minimum reserves required represents the greater of (i) reserves based on Old Santander-Chile's risk index and (ii) reserves based on a 0.75% ratio.

                                                                                    Six Months ended
                                                                                        June 30,
                                                                           ----------------------------------
                                                                                2001                2002
                                                                           --------------      --------------
                                                                           (in millions of constant Ch$ as of
                                                                           June 30, 2002, except percentages)
Reserves based on the requirements of the Superintendency of Banks(1) ....      64,379             55,791
Reserves based on 0.75% ..................................................      26,307             26,500
Individual and global loan loss allowances ...............................      64,379             55,791
Minimum reserves required ................................................      64,379             55,791
Voluntary reserves .......................................................       9,411              1,790
                                                                           --------------      --------------
   Total loan loss allowances ............................................      73,790             57,581
                                                                           --------------      --------------
Total loan loss allowances as a percentage of total loans(2) .............       2.15%              1.63%
                                                                           ==============      ==============

----------------
(1) Includes reserves based on risk index and additional reserves required by the Superintendency of Banks.

(2)  Includes contingent loans.

   Analysis of Substandard Loans and Amounts Past Due

     The following table analyzes Old Santander-Chile's substandard loans (i.e., all of the loans included in categories "B-", "C" and "D") and past due loans and the reserves for loan losses existing at the dates indicated.

                                                                                       At June 30,
                                                                         --------------------------------------
                                                                               2001                  2002
                                                                         ----------------      ----------------
                                                                           (in millions of constant Ch$ as of
                                                                         June 30, 2002, except for percentages)
Total loans ............................................................     3,433,748           3,533,317
Substandard loans ......................................................       102,656              86,810
Substandard loans as a percentage of total loans .......................         2.99%               2.46%
Amounts past due(1) ....................................................        48,609              48,239
To the extent secured(2) ...............................................        25,662              23,803
To the extent unsecured ................................................        22,947              24,436
Amounts past due as a percentage of total loans ........................         1.42%               1.37%
To the extent secured(2) ...............................................         0.75%               0.67%
To the extent unsecured ................................................         0.67%               0.69%
Reserves for loan losses as a percentage of:
   Total loans .........................................................         2.15%               1.63%
                                                                         ----------------      --------------
   Total loans excluding contingent loans ..............................         2.34%               1.81%
                                                                         ----------------      --------------
   Total amounts past due ..............................................       151.80%             119.37%
                                                                         ----------------      --------------
   Total amounts past due-unsecured ....................................       321.57%             235.64%
                                                                         ================      ==============

----------------

(1) In accordance with Chilean regulations, past due loans include, with respect to any loan, the unsecured portion of principal or interest of such loan that is 90 days or more overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan. See "Presentation of Financial Information".

(2) Security generally consists of mortgages on real estate, pledges of marketable securities, letters of credit or cash.

   Analysis of Loan Loss Allowances

     The following table analyzes Old Santander-Chile's loan loss allowances, the changes in the reserves attributable to charge-offs, new allowances, allowances released and the effect of price-level restatement on loan loss allowances.

                                                                                   At June 30, 2002
                                                                         --------------------------------------
                                                                               2001                  2002
                                                                         ----------------      ----------------
                                                                           (in millions of constant Ch$ as of
                                                                         June 30, 2002, except for percentages)
Loan loss allowance at beginning of period .............................        66,411              65,628
Charge-offs(1) .........................................................       (17,619)            (20,444)

                                                                                    At June 30, 2002
                                                                             --------------------------------
                                                                                  2001              2002
                                                                             --------------    --------------
                                                                             (in millions of constant Ch$ as
                                                                               of June 30, 2002, except for
                                                                                       percentages)
Allowances established.....................................................         26,300            18,906
Allowances released(2).....................................................           (708)           (6,111)
Price-level restatement(3).................................................           (594)             (398)
                                                                             --------------    --------------
Loan loss allowances at end of period......................................         73,790            57,581
                                                                             ==============    ==============
Ratio of charge-offs to average loans(4)...................................           1.24%             1.07%
Loan loss allowances at end of period as a percentage of total loans(4)....           2.15%             1.63%

---------------------------------------

(1) Represents the aggregate amount of required loan loss allowance with respect to loans charged off during the period.

(2) Represents the aggregate amount of loan loss allowance released during the year as a result of recoveries or a determination by management that the level of risk existing in the loan portfolio had been reduced.

(3) Reflects the effect of inflation on the allowance for loan losses at the beginning of each period, adjusted to constant pesos of June 30, 2002.

(4)  Includes contingent loans.

     In the period between 1997 to June 30, 2002, Old Santander-Chile did not allocate loan loss allowances for loans given abroad as these loans involved companies with solid credit rating and/or were fully guaranteed. For leasing operations, Old Santander-Chile did not set aside provisions for these operations in 1997 and 1998 as Old Santander-Chile was not involved in this line of business. Old Santander-Chile began offering leasing products in 1999 and set aside loan loss allowances for leasing operations from that date.

     The following table shows charge-offs by Old Santander-Chile by type of loan:

                                           At June 30,
                                 --------------------------------
                                      2001              2002
                                 --------------    --------------
                                   (in millions of constant Ch$
                                       as of June 30, 2002)

Commercial loans................      4,529             5,545
Consumer loans..................     12,556            14,063
Mortgage loans..................        534               836
                                 --------------    --------------
   Total........................     17,619            20,444
                                 ==============    ==============

     The following table shows recoveries by Old Santander-Chile by type of loan.



                                           At June 30,
                                 --------------------------------
                                       2001              2002
                                 --------------    --------------
Commercial recoveries...........       1,167             1,676
Consumer recoveries.............       4,413             4,288
Mortgage recoveries.............         221               305
                                 --------------    --------------
   Total........................       5,801             6,269
                                 ==============    ==============

     Based on information available regarding its debtors Old Santander-Chile's, management believed that its loan loss allowances were sufficient to cover known potential losses and losses inherent in a loan portfolio of the size and nature of Old Santander-Chile.



     Old Santander-Chile in the period between 1997 and June 30, 2002 did not recognize charge-offs or recoveries from loans given abroad or for leasing operations.


                                               June 30, 2001                                       June 30, 2002
                               -------------------------------------------------   -------------------------------------------------
                                             Reserve                                             Reserve
                                              amount      Reserve     Loans in                   amount       Reserve      Loans in
                                               as a       amount       category                   as a         amount      category
                                            percentage     as a         as a                    percentage     as a         as a
                                             of loans    percentage   percentage                 of loans    percentage   percentage
                                Reserve         in        of total     of total    Reserve         in         of total     of total
                               amount (1)    category      loans        loans      amount(1)     category      loans        loans
                               ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Commercial loans .............   32,949        1.40%        0.96%       72.27%       24,353        1.12%        0.69%       71.53%
Consumer loans ...............   15,066        4.34         0.44        10.11        14,672        4.12         0.42        10.09
Residential mortgage loans ...    5,535        0.91         0.16        17.62         5,409        0.83         0.15        18.38
                               ----------                                          ----------
Total allocated allowance ....   53,550        1.62         1.56                     44,434        1.40         1.26
                               ----------                                          ----------
Total non-allocated
   allowance .................   20,240        0.59         0.59                     13,147        0.38         0.37
                               ----------                                          ----------
Total allowance ..............   73,790        2.15         2.15                     57,581        1.63         1.63
                               ==========                                          ==========

----------
(1)  In millions of constant Chilean pesos as of June 30, 2002.

                           Regulation and Supervision

     For a description of the main material laws, regulations and other elements of the regulatory environment to which we are subject, please refer to "Item 4. Information on the Company-Regulation and Supervision" in Santiago's 20-F and "Item 4B. Information on the Company-Business Overview-Chilean Regulation and Supervision" in Old Santander-Chile's 20-F.

     Below is a description of the most significant recent developments relating to banking regulations in Chile.

Accounting for Goodwill

     Banks are obligated by regulations of the Superintendency of Banks to deduct from their equity the "goodwill" paid for the acquisition of a new business. Goodwill is defined as any value paid exceeding the proportionate patrimonial value of a company. On September 13, 2002 the Superintendency of Banks issued regulation No. 3,193 authorizing banks to account as an asset (and not as goodwill) the value paid for a new business in excess of its book value, provided that (i) the price is reasonable and corresponds to the future flow of funds expected to be generated by the acquired business; and (ii) the acquisition has been previously authorized by the Superintendency of Banks after considering the report of an independent valuator.

Loan Loss Allowances

   General

     Chilean banks are required to classify their outstanding exposures on an ongoing basis for the purpose of determining the amount of loan loss allowances. In accordance with recently enacted regulations of the Superintendency of Banks, banks must establish guidelines for such classifications based on the most adequate models and method of assessment of their loan portfolio, following certain principles established by the Superintendency of Banks. Banks are obligated to implement this new loan portfolio assessment method by no later than January 2004. Banks that are currently classified as Category I banks may request to implement the new guidelines in 2003.

     The models and methods adopted by each bank must be reviewed annually and the results of the evaluation must be disclosed to the bank's board of directors. In addition, the Superintendency of Banks is entitled to review the models and methods of classification of loan portfolios being applied by each bank as well as the sufficiency of the reserves for each loan.

   New Regulations

     The Superintendency of Banks presently examines and evaluates each financial institution's credit management process, including its compliance with the loan classification guidelines, and on that basis classifies banks and other financial institutions into three categories: I, II and III. Category I is reserved for institutions that fully comply with the loan classification guidelines. Institutions are rated as Category II if their loan classification system has deficiencies that must be corrected by the bank's management. Category III indicates significant deviations from the Superintendency of Banks' guidelines that clearly reflect inadequacies in the evaluation of the risk and estimated losses associated with loans. We have been classified as a Category I bank since December 1991 (this classification system was established by the Superintendency of Banks in 1990 and has been applied to us since 1991).

     In accordance with the new regulation, banks will be classified in categories 1, 2, 3 and 4. The category of each bank will depend on the models and methods used by the bank to classify its loan portfolio, as determined by the Superintendency of Banks. Category 1 banks will be those banks whose methods and models are satisfactory to the Superintendency of Banks. Category 1 banks will be entitled to continue using the same methods and models they currently have in place. A bank classified as a category 2 bank will have to maintain the minimum levels of reserves established by the Superintendency of Banks while its board of directors is made aware of the problems detected by the Superintendency of Banks and takes steps to correct them. Finally, banks classified as categories 3 and 4 banks will have to maintain the minimum levels of reserves established by the Superintendency of Banks until they are authorized by the Superintendency of Banks to do otherwise.

     For purposes of these new classifications, loans will be divided into: (i) consumer loans (including loans granted to individuals for the purpose of financing the acquisition of consumer goods or payment of services); (ii) residential mortgage loans (including loans granted to individuals for the acquisition, construction or repair of residential real estate, in which the value of the property covers at least 100% of the amount of the loan); (iii) leasing operations (including consumer leasing, commercial leasing and residential leasing); (iv) factoring operations and (v) commercial loans (includes all loans other than consumer loans and residential mortgage loans).


     In accordance with the new regulations, which will be effective as of January 1, 2004, the models and methods used to classify our loan portfolio must follow the following guiding principles, which have been established by the Superintendency of Banks.

   Models based on the individual analysis of borrowers


     . Requires the assignment of a risk category level to each borrower and its respective loans.

     . Must consider the following risk factors within the analysis: industry or sector of the borrower, owners or managers of the borrower, their financial situation, their payment capacity and payment behavior.

     . One of the following risk categories must be assigned to each loan and borrower upon finishing the analysis:

          . Classifications A1, A2 and A3, correspond to borrowers with no apparent credit risk.

          . Classifications B, correspond to borrowers with some credit risk but no apparent deterioration of payment capacity.

          . Classifications C1, C2, C3, C4, D1 and D2 correspond to borrowers whose loans have deteriorated.

     For loans classified as A1, A2 and A3, the board of directors of a bank is authorized to determine the levels of required reserves. For loans classified in Categories C1, C2, C3, C4, D1 and D2, the bank must have the following levels of reserves:

 Classification                 Estimated range of loss               Reserve
 --------------                 -----------------------               -------
    C1 ..................... Up to 3%                                   2%
    C2 ..................... More than 3% up to 19%                    10
    C3 ..................... More than 19% up to 29%                   25
    C4 ..................... More than 29% up to 49%                   40
    D1 ..................... More than 49% up to 79%                   65
    D2 ..................... More than 79%                             90


   Models based on group analysis

     . Suitable for the evaluation of a large number of borrowers whose individual loan amounts are relatively small. These models are intended to be used primarily to analyze loans to individuals and small companies.

     . Levels of required reserves are to be determined by the Bank, according to the estimated loss that may result from the loans, by classifying the loan portfolio using one or both of the following models:

          . A model based on the characteristics of the borrowers and their outstanding loans. Borrowers and their loans with similar characteristics will be placed into groups and each group will be assigned a risk level.

          . A model based on the behavior of a group of loans. Loans with analogous past payment histories and similar characteristics will be placed into groups and each group will be assigned a risk level.

Additional Reserves

     Once the regulations become effective, banks will be able to create reserves above the limits described above only to cover specific risks that have been authorized by their board of directors. The concept of voluntary reserves has been eliminated by the new regulation.


                                Legal Proceedings

     As the legal successor of Santiago and Old Santander-Chile, we have assumed all of their actual and potential liabilities of our predecessor banks, including any pending legal claims.


     As of the date of this prospectus, we have cases pending before the courts in relation to four claims presented against us by the Chilean Internal Revenue Service totaling Ch$2,073.9 million (nominal value) (US$2.9 million). In our opinion, these claims are not likely to have, in the aggregate, a material adverse effect on our consolidated financial condition or results of operations.


     In addition, we are subject to certain claims and are party to certain legal and arbitration proceedings incidental to the normal course of our business, including claims for alleged operational errors. We do not believe that the liabilities related to such claims and proceedings are likely to have, in the aggregate, a material adverse effect on our consolidated financial condition or results of operations.

     There are no material proceedings in which any of our directors, any members of our senior management, or any of our affiliates is either a party adverse to us or our subsidiaries or has a material interest adverse to us or our subsidiaries.

     For more information see "Item 8: Financial Information-Consolidated Statement and Other Financial Information-Legal Proceedings" in Old Santander-Chile's 20-F and "Item 8: Financial Information-Legal Proceedings" in Santiago's 20-F, both of which are incorporated by reference in this prospectus.

                                   Management

Directors

     Administration is conducted by our board of directors, which, in accordance with our by-laws, consists of 11 directors and two alternates who are elected at annual ordinary shareholders' meetings. The current members of the board of directors were elected by the shareholders in the extraordinary shareholders' meeting held on July 18, 2002. Members of the board of directors are elected for three-year terms. The term of each of the current board members expires on April of 2005. Cumulative voting is permitted for the election of directors. The board of directors may appoint replacements to fill any vacancies that occur during periods between elections. If any member of the board of directors resigns before his or her term has ended, and no other alternate director is available to take the position at the next annual ordinary shareholders' meeting a new replacing member will be elected. Our executive officers are appointed by the board of directors and hold office at its discretion. Scheduled meetings of the board of directors are held monthly. Extraordinary meetings can be held when called in one of three ways: by the Chairman of the board of directors, by three directors with the consent of the Chairman of the board of directors or by six directors.

     Our current directors are as follows:

 Directors                                                 Position                     Term Expires
 ---------                                                 --------                     ------------

Mauricio Larrain Garces* ....................  Chairman and Director                     April 2005
Marcial Portela Alvarez** ...................  First Vice Chairman and Director          April 2005
Benigno Rodriguez Rodriguez** ...............  Second Vice Chairman and Director         April 2005
Victor Arbulu Crousillat** ..................  Director                                  April 2005
Juan Colombo Campbell* ......................  Director                                  April 2005
Vittorio Corbo Lioi* ........................  Director                                  April 2005
Juan Andres Fontaine Talavera** .............  Director                                  April 2005
Gerardo Jofre Miranda* ......................  Director                                  April 2005
Roberto Mendez Torres* ......................  Director                                  April 2005
Carlos Olivos Marchant** ....................  Director                                  April 2005
Roberto Zahler Mayanz** .....................  Director                                  April 2005
Victor Barallat Lopez** .....................  Alternate Director                        April 2005
Jose Juan Ruiz Gomez** ......................  Alternate Director                        April 2005

----------
*    Former Director of Old Santander-Chile

**   Former Director of Santiago

     Mauricio Larrain Garces is our Chairman. He is the former Executive Vice Chairman of the Board of Directors of Old Santander-Chile. He is also First Vice Chairman of Santander Chile Holding S.A. and President of Santander Inversiones S.A. and Universia Chile S.A. He is a Director of the Asociacion de Bancos e Instituciones Financieras de Chile and a Director of the Santiago Stock Exchange. Mr. Larrain began working at Santander Chile in 1989. Previous to that he was Intendente of the Superintendency of Banks, Manager of External Debt at the Banco Central de Chile and a Senior Finance Specialist at the World Bank in Washington. He holds degrees in Economics (Candidate) and in Law from Universidad Catolica de Chile and from Harvard University.

     Marcial Portela Alvarez became a Director on May 6, 1999 and Vice
Chairman of the board on May 18, 1999. He currently oversees all of Banco Santander Central Hispano's investments in Latin America and was the Director of Marketing at Banco Santander from November 1998 until the formation of Banco Santander Central Hispano. In the past, he was the Vice Chairman of Telefonica Internacional and the Chief Executive Officer of Banco Argentaria and also worked at several other banks, including Banco Exterior, Caja Postal, Banco Hipotecario and BBV. Mr. Portela holds a degree in Sociology from the University of Lovaina and a Political Science degree from the Universidad de Madrid.

     Benigno Rodriguez Rodriguez became a Director on March 19, 1996. He served as Vice Chairman of the Board of Santiago from April 17, 2002 through the date the merger was consummated. Before that he served as Santiago's

Director of Management Information Systems. Currently, he is also a director of Teatinos. Mr. Rodriguez holds a degree in Economics from the Universidad Complutense of Madrid.

     Victor Arbulu Crousillat became a Director on May 6, 1999. He was a Managing Director of JPMorgan, member of its European management committee and Chief Executive Officer for Spain and Portugal from 1988 until 1998. He has worked for JPMorgan for over 25 years in various positions in Europe, North America and South America. Mr. Arbulu holds a degree in Engineering and a Masters of Business Administration.

     Juan Colombo Campbell is Professor of Law at Universidad de Chile and is President of Chile's Constitutional Court. He is a former member of the Board of Old Santander-Chile, to which he was appointed in 1985 and previous to that Mr. Colombo was General Counsel and Chief Executive Officer of Santander-Chile. Mr. Colombo also serves as a Director of AFP Summa Bansander S.A. Mr. Colombo holds a law degree from Universidad de Chile. He did post-graduate work at the University of California, Los Angeles.

     Vittorio Corbo Lioi is Professor of Economics at Universidad Catolica de Chile. He is a former member of the Board of Old Santander-Chile, to which he was appointed in July 1996. Mr. Corbo is on the Board of Universia Chile S.A. and is Vice-President of the International Economic Association and member of the Board of the Econometric Society and of the Global Development Network. He holds a business degree from Universidad de Chile and a Ph.D. in Economics from the Massachusetts Institute of Technology.

     Juan Andres Fontaine Talavera became a Director on February 26, 1998. He is a senior partner at Juan Andres Fontaine y Asociados, an economic consulting firm in Chile, a board member of several companies and a professor at the Catholic University in Chile. Prior to that he was Chief Economist at the Central Bank of Chile. Mr. Fontaine holds a degree in Economics from the Catholic University of Chile and a Masters degree in Economics from the University of Chicago.

     Gerardo Jofre Miranda is a former member of the Board of Old
Santander-Chile, to which he was appointed in 1991 and became Second Vice Chairman of its Board of Directors in March 1996. Mr. Jofre is also President of Santander Multimedios S.A., AFP Summa Bansander S.A., Inversiones
Internacionales Bansander S.A., and Servicios Financieros Bandera S.A. He is also Director of Santander Inversiones S.A. and Universia Chile S.A. He holds a degree in Business from Universidad Catolica de Chile.

     Roberto Mendez Torres is a former member of the Board of Old Santander-Chile, to which he was appointed in 1996. He is a Professor of Economics at Universidad Catolica de Chile. He has been Advisor to Grupo Santander Chile since 1989. Mr. Mendez is President and Director of Adimark Chile. He graduated with a degree in Business from Universidad Catolica de Chile, and holds an MBA and a Ph.D. from the Graduate School of Business at Stanford University.

     Carlos Olivos Marchant became a Director on April 15, 1987. He was Chairman of the Board of Santiago from on May, 1999 until the date of the merger. Prior to that, he was Vice Chairman of the board since March 31, 1998. He is a partner in the law firm Guerrero, Olivos, Novoa y Errazuriz. From 1981 to 1983, Mr. Olivos served as General Counsel of the Central Bank of Chile, and from 1984 to 1986 he served as Chairman of the board of directors of Banco Osorno. Mr. Olivos holds a law degree from the Universidad de Chile and a Masters of Jurisprudence from New York University School of Law.

     Roberto Zahler Mayanz became a Director on August 31, 1999. Currently, he is Chairman of Siemens-Chile and Deutsche Bank Americas Bond Fund. He is also a member of the board of directors of the Quota Formula Review Committee and the International Monetary Fund. Mr. Zahler was a member of the board of the Central Bank of Chile from December 1989 to June 1996, where he served as Chairman of the board from December 1991 until June 1996. Mr. Zahler has acted as a visiting professor at several universities in the United States, Europe, Latin America and Chile, and is a member of several committees of the Inter-American Development Bank, World Bank, International Monetary Fund, Ford Foundation and International Labour Organization. Mr. Zahler holds a degree in Business Administration from the Universidad de Chile and a Masters degree in Economics from the University of Chicago.

     Victor Barallat Lopez became an Alternate Director on April 17, 2001. He is the Chief Financial Officer and Business Development Director of the Banco Santander Central Hispano Latinamerican Division. Additionally he is a member of the boards of directors of Santander Latinamerican Management in Holland, Teatinos, Banco Santa Cruz in Bolivia, Santander Peru Holding, Banco Santander Mexicano, Santander Bancorp and Banco Santander

Puerto Rico. He also worked as Banco Santander's Director of Strategy and Investor Relations from 1997 to 1999.

     Mr. Barallat holds a degree in Mining Engineering from the Universidad Politecnica de Madrid and a Masters of Business Administration from the Wharton School of Business.

     Jose Juan Ruiz Gomez became an Alternate Director on July
18, 2002. He had been a Director from May 6, 1999. He is currently Director of Research for the Spain and Latin America divisions of Banco Santander Central Hispano. In the past, he has worked at the Spanish Ministry of Finance and was Chairman of the Committee of Economic Policy of the European Union from 1991 until 1993. Mr. Ruiz holds a degree in Economics from the Universidad Autonoma de Madrid.

Senior Management

     Our senior managers are as follows:

Senior Manager                                       Position                                   Date Appointed
--------------                                       --------                                   --------------
Fernando Canas** ..........................  Chief Executive Officer                            January 6, 1998
Raimundo Monge*+ ..........................  Corporate Director of Strategic Planning           July 18, 2002
Jose Manuel Pascual*+ .....................  Corporate Director of Credit Risk                  March, 1997
Juan Pedro Santa Maria**+ .................  Corporate General Counsel                          January 13, 1997
David Turiel+ .............................  Corporate Financial Controller                     January 1, 2002
Manuel Dato+ ..............................  Corporate Director of Internal Audit               April, 2002
Roberto Jara* .............................  Chief Accounting Officer                           July 18, 2002
Oscar Von Chrismar* .......................  Global Banking                                     July 18, 2002
Alberto Salinas** .........................  Operation and Technology                           March 5, 1998
Andres Roccatagliata* ......................  Retail Banking                                     October 31, 2002
Jose Manuel Manzano*+ .....................  Corporate Director Human Resources                 October 31, 2002
Gonzalo Romero* ...........................  General Counsel                                    July 18, 2002
Juan Fernandez* ...........................  Administration and Costs                           July 18, 2002
Alejandro Cuevas* .........................  Banefe Consumer Division                           July 18, 2002
Carlos Singer** ...........................  New York Representative                            November 2, 1998

----------
*    Former Senior Manager/Executive Officer of Old Santander-Chile

**   Former Senior Manager/Executive Officer of Santiago

+    Employed by Santander Chile Holding. Not an employee of Santander Chile

     Fernando Canas is our Chief Executive Officer, and joined us as Vice Chairman of the board on October 31, 1996. Mr. Canas was a Director of Operations of Banco O'Higgins from 1983 through October 1996 and served as its Chief Executive Officer from 1992 to October 1996. He holds a degree in Business Administration and Accounting from the Universidad de Chile.

     Raimundo Monge is the Corporate Director of Strategic Planning for Santander Chile Holding. Mr. Monge is not an employee of Santander Chile and we do not pay any fees to Santander Chile Holding for his services. He is the former Corporate Director of Old Santander-Chile, which he joined in 1991. He is also CEO of Santander Chile Holding S.A., Servicios Financieros Bandera and Soince S.A. and president of Santander S.A. Sociedad Securitizadora, Director of Santander Factoring S.A. and Santander Multimedios S.A. and Alternate Director of Universia Chile S.A. Mr. Monge has a degree in business from the Universidad Catolica de Chile and a MBA from the University of California, Los Angeles.

     Jose Manuel Pascual became Director of the Risk Division in March 1997. Mr. Pascual is not an employee of Santander Chile and we do not pay any fees to Santander Chile Holding for his services. Mr. Pascual is also a Director of Santander Factoring S.A. Mr. Pascual has served in various senior positions in Santander Chile and Banco Santander Central Hispano since 1973. Mr. Pascual is a financial expert, and holds a business degree from the IESE in Barcelona, Spain.

     Juan Pedro Santa Maria is the General Counsel of Santander Chile Holding, a position he was appointed to after the merger. Mr. Santa Maria is not an employee of Santander Chile and we do not pay any fees to Santander Chile Holding for his services. Prior to that, Mr. Santa Maria served as General Counsel of Santiago and Banco O'Higgins beginning in 1976. In addition, he is President of the Legal Committee of Lawyers of the Chilean Banks Association and was President of the Committee of Lawyers of the Latin American Federation of Banks. Mr. Santa Maria holds a law degree from the Universidad Catolica de Chile.

     David Turiel is the Corporate Financial Controller of Santander Chile, which is in charge of the Accounting and Financial Control Departments. Mr. Turiel is not an employee of Santander Chile and we do not pay any fees to Santander Chile Holding for his services. He has held this position since December 2001. Previously, Mr. Turiel was Financial Controller of Banco Santander Brazil and Director of Market Risks and Manager of Auditing in Spain. Mr. Turiel has an Economics and Business degree from the Universidad Complutense of Madrid.

     Manuel Dato is the Corporate Director of Internal Auditing, a position he has held since May 2002. Mr. Dato is not an employee of Santander Chile and we do not pay any fees to Santander Chile Holding for his services. Previously, Mr. Dato was Director of Internal Auditing in Banco Rio in Argentina and Banco de Venezuela. Mr. Dato has served in various senior positions in Banco Santander Central Hispano since 1973, including Manager of the Branch network in Valencia and Seville. Mr. Dato holds a law degree from the Universidad of Valencia.

     Roberto Jara is our Chief Accounting Officer. He is the former Chief Accounting Officer at Old Santander-Chile, a position he held from March 1998 until August 2002, when the merger with Santiago was consummated. He joined Old Santander-Chile in 1978, and held several positions there such as Sub-Manager of Budget and Costs and Chief of Computing Projects. Mr. Jara is a CPA and holds a degree in Tax Management from Universidad Adolfo Ibanez.

     Oscar von Chrismar is our Director of Global Banking. He is the former General Manager of Santander Chile, a position to which he was appointed in September 1997, after being General Manager of Banco Santander-Peru since September 1995. Mr. von Chrismar is also President of Santander S.A. Agente de Valores and a Director of Santander Factoring S.A and Universia Chile S.A. Prior to that, Mr. von Chrismar was the manager of the Finance Division of Santander Chile, a position he had held since joining Santander Chile in 1990. Mr. von Chrismar holds an Engineering degree from the Universidad de Santiago de Chile.

     Alberto Salinas is our Director of Operations, and joined us on March 8, 1998. Mr. Salinas was Director of Operations of BankBoston in Argentina from 1995 to February 1998, and before that held the same position at Banco O'Higgins, which he joined in 1981. Currently, Mr. Salinas is member of the board of Operations and Technology of the Chilean Banks Association. Mr. Salina holds a degree in Civil Engineering from the Universidad de Chile.

     Andres Roccatagliata is our Retail Banking Manager. He is the former manager of Banco Santander Chile's Retail Division, a position he held from 1999 until August 2002, when the merger with Santiago was consummated. Mr. Roccatagliata is also President of Santander S.A. Administradora de Fondos Mutuos and an Alternate Director of Universia Chile S.A. Prior to that he served as Manager of Distribution of Santander Chile in June 1997 and was responsible for the branch network of Santander Chile. From 1993 to 1997, Mr. Roccatagliata was the Commercial Manager of Banefe. Before that, he was a Regional and Branch Manager from 1987 to 1990. Mr. Roccatagliata holds a degree in business from the Universidad de Santiago and an MBA from the Universidad Adolfo Ibanez.

     Jose Manuel Manzano was appointed Corporate Director of Human Resources for Banco Santander Chile on October 31, 2002. Previously he served as Manager of Human Resources for Old Santander Chile since 1999. Prior to that he was General Manager of Santander Fund Management and Managing Director of Bancassurance. He was also on the Board of Directors of Compania de Seguros de Vida Santander S.A. Mr. Manzano holds an MBA and a degree in Business from Universidad Catolica de Chile.

     Gonzalo Romero is our General Counsel, a position he has held since July 18, 2002. Mr. Romero, a lawyer, had been General Manager of Banco Concepcion from 1991 to 1996 and General Counsel of Banco Concepcion from 1986 to 1990. He is a graduate of Universidad de Chile.

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     Juan Fernandez is our manager of Administration and Cost Control. He is the former Manager of Administration and Cost Control of Old Santander-Chile, a position he held since April 1999 until August 2002, when the merger with Santiago was consummated. Mr. Fernandez is also Director of Santander Chile Holding S.A. and Santander S.A. Sociedad Securitizadora and Alternate Director of Soince S.A. Previously Mr. Fernandez served as Manager for Accounting and Administration of Santander Chile since January 1993. Prior to that Mr.
Fernandez was at Banchile Agencia de Valores y Subsidiarias, and at JPMorgan in Santiago and Madrid.

     Alejandro Cuevas became Manager of the Banefe Division of Santander Chile in January 2000. Prior to that he was the Commercial Manager of Banefe between May 1997 and December 1999 and Marketing Manager of Banefe from March 1995 to May 1997. Mr. Cuevas has a Business degree from Universidad de Chile.

     Carlos Singer is our New York Representative, and he joined Santiago in 1992. In the past, he has served as Consultant to the World Bank, Advisor to the General Manager of Banco Morgan Finanza, Economic Advisor for the American Embassy in Santiago, General Manager of America Economia and Minister Counselor for the Chilean Government Trade Bureau. Mr. Singer is currently a professor at the Columbia University Graduate School of Business. He is an Economist with a degree from Boston University

Board Practices

     The Directors Committee (formerly the Audit Committee) is comprised of three members of the board of directors (Messrs. Juan Colombo Campbell (Chairman), Benigno Rodriguez Rodriguez and Victor Arbulu Crousillat and, as invited members, the Chief Executive Officer, our General Counsel and the General Auditor. The Directors Committee's primary responsibility is to support the board of directors in the continuous improvement of our system of internal controls, which includes reviewing the work of both the external auditors and the Internal Audit Department. The committee is also responsible for analyzing observations made by regulatory entities of the Chilean financial system about us and for recommending measures to be taken by our management in response. The external auditors are recommended by the Directors Committee to our board of directors and appointed by our shareholders at the annual shareholders' meeting.

Share Ownership by Directors and Senior Management

     None of our directors or members of senior management owns 1% or more of our outstanding common stock. The directors and senior managers do not have different or preferential voting rights with respect to those shares they own.

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                            Description of the Notes

     The notes will be issued under an indenture dated as of July 17, 1997 between The Bank of New York, as trustee, and us, as amended by a supplemental indenture to be entered into between the trustee and us in connection with the issuance of the notes in this offering and in the exchange offer for our 7% notes due 2007. References to the indenture are to the indenture as amended by the supplemental indenture.

     The following is a summary of the indenture and the notes. Because this is only a summary, it is not complete and does not describe every aspect of the notes and indenture. A copy of the indenture is available upon request. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes issued under the indenture.

General

     The indenture does not limit the aggregate principal amount of debt securities that may be issued under the indenture, and provides that debt securities may be issued under the indenture from time to time in one or more series. A copy of the indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The holders of the notes will be bound by, and be deemed to have notice of, all the provisions of the indenture.

     The notes will effectively rank junior to all our other indebtedness except for subordinated indebtedness that, like the notes, is issued pursuant to
Article 55 of the Chilean General Banking Law. As of September 30, 2002, we have approximately Ch$470,114 million (approximately US$629 million) aggregate principal amount of indebtedness outstanding that ranked pari passu with the notes, and Ch$10,910,640 million (approximately US$14,594 million) aggregate principal amount outstanding of obligations to creditors (including deposits, short-term borrowings and other liabilities) that effectively ranked senior to the notes. The exchange of new notes for old notes pursuant to this offer will not affect the foregoing amounts. The indenture does not limit the amount of indebtedness or other obligations that we may incur.

     The notes will be issued in an aggregate principal amount of US$300 million in this offer if all holders of our old notes accept the exchange offer. No assurances can be given, however, as to the level of acceptances in the exchange offer. Each note and all of our obligations under the notes will constitute our direct, unsecured, subordinated debt obligation. The notes will rank without preference or priority among themselves and pari passu with all of our other unsecured and subordinated indebtedness issued pursuant to Article 55 of the Chilean General Banking Law, except as and to the extent required by law. See "Risk Factors--Risks Relating to our Notes--The new notes rank junior in right of payment with respect to our other indebtedness and may be mandatorily converted into shares". Our obligations under the notes, whether on account of principal, interest or otherwise, are subordinated in the manner provided in the indenture to all of our unsubordinated payment obligations. If and to the extent there is a deficiency in any payment in respect of the notes, the claims of holders of the notes in respect of such deficiency will, in the event of our bankruptcy, a suspension of payments, our dissolution or our winding up, be effectively junior in right of payment to the claims of all of our other creditors including holders of our subordinated indebtedness (other than holders of subordinated indebtedness issued under Article 55 of the Chilean Banking Law, if any) but will rank at least pari passu with the holders of all other subordinated indebtedness issued under Article 55 of the Chilean Banking Law and prior, in certain respects, to the claims of our shareholders. See "--Subordination of the Notes".

     The notes will mature on July 18, 2012, and will bear interest at an annual rate to be determined based on the fixed-spread formula described under "The Exchange Offer--Terms of the Offer". Interest will accrue from the January 18, 2003. Interest on the notes will be payable semi-annually on January 18 and July 18 of each year (we refer to each of these dates as an interest payment date), beginning on July 18, 2003, to the person in whose name a note is registered at the close of business on the preceding January 3 or July 3 (we refer to each of these dates as a record date), as the case may be. If any interest payment date or maturity date for the notes falls on a day that is not a business day, the related payment of principal or interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity date, as the case may be. Any interest on any note which is payable, but is not paid or duly provided for, on any interest payment date shall cease to be payable to the noteholder on the regular record date, and such defaulted interest may be paid by us to the persons in whose name the notes are

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registered at the close of business on a special record date (as such term is explained in the indenture) fixed by the trustee for such purpose. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the notes to the paying agent for the notes to collect principal payments. Except as described in "--Book-Entry System; Delivery and Form," we will pay principal and interest by check and may mail interest checks to a holder's registered address.

     The principal of and interest on the notes will be payable in US dollars or in such other coin or currency of the United States of America as is legal tender for the payment of public and private debts at the time of payment.

     The notes will be issued in denominations of $1,000 and any integral multiple of $1,000 and only in the form of securities entitlements in respect of one or more global notes registered in the name of Cede & Co., as nominee of the Depositary Trust Company, or DTC. Securities entitlements in respect of the global notes will be held through financial institutions acting on behalf of the beneficial holders of such entitlements as direct or indirect participants in DTC. Except in limited circumstances, owners of interests in the global notes will not be entitled to receive physical delivery of notes in certificated form. See "--Book-Entry System; Delivery and Form". No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Initially, the trustee will act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar for the notes.

Subordination of the Notes

     The notes are our direct, unconditional and unsecured obligations ranking without preference or priority among themselves. Under the terms of the indenture, our obligations under the notes, whether on account of principal, interest or otherwise, are subordinated to all of our unsubordinated payment obligations. Under the indenture, if and to the extent that there is a deficiency in any payment in respect of the notes, the claims of the holders of the notes in respect of such deficiency will, in the event of our bankruptcy, a suspension of payments, our dissolution or our winding up, be junior in right of payment to the claims of the holders of our unsubordinated payment obligations, but will rank at least pari passu with the holders of all of our other subordinated indebtedness.

     The term subordinated indebtedness means any indebtedness (including any liability, whether actual or contingent, under any guarantee or indemnity) in respect of any notes, bonds or other debt securities, which is subordinated in right of payment at least to, or the repaying of or payment in respect of which is expressed to be conditional upon, the complete payment of the claims of all unsubordinated and subordinated indebtedness creditors of the obligor of such indebtedness. However, as a matter of Chilean law and by virtue of the mandatory conversion described below, the notes are effectively junior in right of payment to the claims of holders of our subordinated indebtedness (other than holders of subordinated indebtedness issued under Article 55 of the Chilean Banking Law).

     Under Chilean General Banking Law, if our financial condition is adversely affected (and our board of directors do not restore our financial condition within 30 days of receipt of the financial statements that reflect such condition), our board of directors must call an extraordinary shareholders meeting to increase our share capital. If the capital increase is not approved, or if approved is not effected within the term fixed at our shareholders' meeting, or if the Superintendency of Banks does not approve the capital increase, we will not be allowed to further increase our loan portfolio and may not make any additional investments other than in instruments issued by the Central Bank. In that case, or if we are unable to pay our obligations as they become due, we may receive a two-year term loan from another bank. The terms and conditions of the loan must be approved by our board of directors, directors of the lending bank and by the Superintendency of Banks. The amount of the loan may not exceed 25% of the lending bank's effective net worth.

     Under Chilean law, if we fail to pay any of our debts as they become due, we will be required to immediately notify the Superintendency of Banks of such fact. Any of our unpaid creditors (or a trustee on the creditor's behalf, if applicable) may also notify the Superintendency of Banks. The Superintendency of Banks may determine that we should be liquidated for the benefit of our depositors or other creditors when: (i) we do not have the necessary solvency to continue our operations, or (ii) the proposed agreement to avoid bankruptcy declaration has been rejected. The Superintendency of Bank may only revoke our license and order our mandatory liquidation with the

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agreement of the Central Bank's board of directors. The resolution of the
Superintendency of Banks must state the reason for ordering the liquidation and it must appoint a liquidator, unless the Superintendency of Banks itself assumes this role. The Central Bank may lend us the funds necessary to pay our outstanding obligations. Any such Central Bank loans will be preferential to any claims of other creditors of us, including the notes.

     If the Superintendency of Banks orders our liquidation, our assets (or the proceeds of sale of our assets) will be distributed, first to holders of our demand obligations, second to our secured creditors and certain classes of creditors which are mandatorily preferred by law, third to holders of all senior and non-subordinated debt, in order of priority, fourth to claims of holders of subordinated indebtedness (other than subordinated indebtedness issued pursuant to Article 55 of the General Banking Law) and lastly to claims of holders of subordinated indebtedness issued pursuant to Article 55 of the General Banking Law, including claims of the holders of the notes. Any assets that are remaining after satisfaction of all claims of debt holders will be distributed on a pro rata basis to holders of our common shares.

     If the Superintendency of Banks does not order our liquidation, our board of directors must submit a plan of reorganization to the holders of all of our outstanding debt obligations other than holders of secured obligations, debts mandatorily preferred by law, deposits and our demand obligations. We refer to such debt as our preferred indebtedness. After qualification of the reorganization plan by the Superintendency of Banks, all holders of our outstanding debt obligations, including holders of the notes but excluding holders of preferred indebtedness, will be entitled to vote on such proposed reorganization plan. Each debt holder entitled to vote will have such proportion of the total votes as is equal to the proportion of the aggregate amount of the monetary value of all outstanding debt obligations (including principal, interest and any premium payable on the outstanding debt obligations), other than preferred indebtedness, represented by the debt obligations held by such holder, measured as of the date the reorganization plan is proposed, regardless of seniority or subordination of such holder's debt obligations. Approval of the reorganization plan will require the affirmative vote of a majority of the total number of votes which the holders of the debt obligations are entitled to cast.

     If such reorganization plan is rejected by the debt holders entitled to vote, our board of directors must propose a new reorganization plan, which under Chilean law is required to include a proposed reduction of our indebtedness (including deposits and all other obligations) by converting a part or all of our indebtedness into shares (as described below). If such new reorganization plan is not approved by a majority of the votes entitled to be cast, we will be required to be liquidated and our assets will be distributed as described above.

     In the event of the approval of a reorganization plan by debt holders, claims must be satisfied in order of priority to the extent demanded. All claims of holders of senior and non-subordinated debt will then be satisfied in accordance with the reorganization plan. Our subordinated obligations issued under Article 55 of the General Banking Law will be mandatorily and proportionally converted into new shares to the extent required to ensure that our net worth is equivalent to 12% or more of our risk-weighted assets.

     The new shares are required to be distributed among the holders of the notes (and the holders of any other subordinated indebtedness issued under Article 55 of the General Banking Law) on a pro rata basis in proportion to the monetary value of the subordinated indebtedness held by such debt holders. In the event that our net basic capital (paid-up capital plus reserves) as of the date the reorganization plan is proposed is positive, the number of new shares to be issued in exchange for the converted subordinated indebtedness will be determined based on a value for each new share equal to our net worth as of such date divided by the number of our common shares outstanding on such date. For this purpose, accumulated losses to such date must be deducted. In the event that our net worth on such date is negative, the common shares outstanding on such date will be extinguished, the number of new shares to be issued will be determined pursuant to the provisions of the reorganization plan.

Highly Leveraged Transactions

     The indenture does not include any debt covenants or other provisions which afford holders of the notes protection in the event of a highly leveraged transaction.

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Periodic Reports

     The indenture provides that if we are not required to file with the Securities and Exchange Commission information, documents, or reports pursuant to Section 13 or Section 15(d) of the Exchange Act, we will file with the trustee and the Securities and Exchange Commission the supplementary and periodic information, documents and reports required pursuant to Section 13 of the Exchange Act in respect of a security of a "foreign private issuer" (as defined in Rule 3b-4 under the Exchange Act) listed and registered on a national securities exchange.

Consolidation, Merger, Sale or Conveyance

     We may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

    (i) the successor corporation shall be a corporation organized and existing under the laws of Chile or the United States of America or any state thereof, and shall expressly assume by a supplemental indenture, delivered to and in a form satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any and interest on all the outstanding notes and the performance of every covenant in the indenture on our part to be performed or observed,

    (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both would become an Event of Default, shall have happened and be continuing, and

    (iii) we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction and all conditions precedent in the indenture relating to such a transaction have been complied with.

In case of any such consolidation, merger, conveyance or transfer such successor corporation will succeed to and be substituted for us as obligor on the notes with the same effect as if it had issued the notes. Upon the assumption of our obligations by any such successor corporation in such circumstances subject to certain exceptions, we will be discharged from all obligations under the notes and the indenture.

Events of Default

     An "Event of Default," with respect to the notes is defined in the indenture as:

   (i) our default in the payment of any principal of the notes, when due and payable, whether at maturity or otherwise and the continuance of such default for a period of 30 days, or

   (ii) our default in the payment of any interest or any additional amounts when due and payable on any note and the continuance of such default for a period of 30 days, or

   (iii) our default in the performance or observance of any other term, covenant, warranty, or obligation in the notes or the indenture, not otherwise expressly defined as an Event of Default in (i) or (ii) above, and the continuance of such default for more than 60 days after written notice of such default has been given to us by the trustee or the holders of at least 25% in aggregate principal amount of the notes outstanding specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default," or

   (iv)   certain events of bankruptcy or insolvency with respect to us, or

   (v) any other Event of Default provided in the supplemental indenture between us and the trustee in connection with the issuance of the notes in this offering.

     The trustee must give to the holders of notes notice of all uncured defaults known to it with respect to the notes within 90 days after the trustee becomes aware of such a default (the term default includes the events specified above without notice or grace periods) and such notice shall state that no acceleration of the notes is permitted under

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Chilean law; provided, however, that, except in the case of default in the payment of principal of or any interest or additional amounts on, any of the notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the notes. However, under Chilean law, the trustee will have no right to accelerate payments of principal or interest on the notes upon the occurrence of or following an event of default.

     No holder of any notes may institute any action under the indenture unless:

         (a) such holder shall have given the trustee written notice of a continuing Event of Default with respect to the notes,

         (b) the holders of not less than 25% in aggregate principal amount of the notes then outstanding shall have made written request to the trustee to institute proceedings in the name of the trustee in respect of such Event of Default,

         (c) such holder or holders shall have offered the trustee such reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with such request as the trustee may require,

         (d) the trustee shall have failed to institute an action for 60 days thereafter, and

         (e) no inconsistent direction shall have been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the notes. Such limitations, however, do not apply to any suit instituted by a holder of a note for enforcement of payment of the principal of and any interest on such note on or after the respective due dates expressed in such note, subject to the provisions of Chilean law providing for mandatory conversions of the notes.

The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless adequate indemnity is reasonably assured to it.

     The holders of not less than a majority in aggregate principal amount of the outstanding notes may waive on behalf of the holders of all the notes any past or existing default and its consequences, except a default not theretofore cured in any payment on the notes or any default in respect of certain covenants or provisions in the indenture which may not be modified without the consent of the holder of each outstanding note.

     We are required to furnish to the trustee an annual statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Dividends, Reserves and Maintenance of Properties

     The indenture does not limit our payment of dividends or require us to create or maintain any reserves.

     We may not dispose of and must maintain and keep in good condition any tangible property useful in the conduct of our business, unless such disposal or the discontinuance of its maintenance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of the notes.

Payment of Additional Amounts

     We are required to make all payments in respect of the notes free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges (or interest on those taxes, duties fines, penalties, assessments or other governmental charges) imposed, levied, collected, withheld or assessed by, within or on behalf of Chile (or any political subdivision or governmental authority thereof or therein having power to tax), or any other jurisdiction from or through which we make any payment under the notes (or any political subdivision or governmental authority thereof or therein having power to tax), unless such withholding or deduction is required by law. In that event, we will pay to the holders of such notes, or the trustee, as the case may be, such additional amounts as may be necessary to ensure that the amounts received by the holders of such notes or the trustee after such withholding or deduction shall equal the

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amounts which would have been receivable in respect of such notes or the trustee in the absence of such withholding or deduction, except that no such additional amounts shall be payable in respect of any notes:

     (i) in the case of payments for which presentation of such notes is required, presented for payment more than 30 days after the later of:

         (a)  the date on which such payment first became due, and

         (b) if the full amount payable has not been received in the place of payment by the trustee on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the holders by the trustee, except to the extent that the holder would have been entitled to such additional amounts on presenting such note for payment on the last day of such period of 30 days,

    (ii) held by or on behalf of a holder who is liable for taxes, duties, fines, penalties, assessments or other governmental charges imposed in respect of such notes by reason of such holder having some present or former direct or indirect connection with the taxing jurisdiction imposing such tax, other than the mere holding of such note or the receipt of payments in respect thereto, or

   (iii) any combination of (i) and (ii).

     References to principal, interest, premium or other amounts payable in respect of the notes also refer to any additional amounts which may be payable. Refunds if any, of taxes with respect to which we pay additional amounts are for our account.

     We will pay when due any present or future stamp, transfer, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the initial execution, delivery or registration of the notes or any other document or instrument relating thereto, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Chile and except as described in the indenture.

Redemption for Taxation Reasons

     We may at our election, subject to applicable Chilean law, redeem the notes in whole, but not in part, upon giving not less than 30 nor more than 60 days' notice to the holders of the notes, at their principal amount together with interest accrued to the date fixed for redemption, if:

     (i) we certify to the trustee immediately prior to the giving of such notice that we have or will become obligated to pay additional amounts with respect to such notes (in excess of the additional amounts that would be payable were payments of interest on the notes subject to a 4.0% withholding tax) as a result of any change in or amendment to the laws or regulations of Chile or any political subdivision or governmental authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment occurs after the date of issuance of the notes, and

    (ii) such obligation cannot be avoided by us taking reasonable measures available to us,

provided, however, that no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which we would be obligated to pay such additional amounts if a payment in respect of the notes were then due.

We will only exercise such right of redemption if Chilean capital adequacy requirements are changed, in order to permit us to treat the notes as Tier 2 capital notwithstanding such right of redemption. Before giving notice of redemption, we shall deliver to the trustee an officers' certificate stating that we are entitled to effect such redemption in accordance with the terms set forth in the indenture and setting forth in reasonable detail a statement of the facts relating thereto. The statement will be accompanied by a written opinion of counsel to the effect, among other things, that:

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    (i)   we have become obligated to pay the additional amounts as a result of a change or amendment described above,

    (ii) we cannot avoid payment of the additional amounts by taking reasonable measures available to us, and

    (iii) all governmental approvals necessary for us to effect the redemption have been obtained and are in full force and effect or specifying any such necessary approvals that as of the date of such opinion have not been obtained.

Modification of the Indenture

     We and the trustee may, without the consent of the holders of notes, amend, waive or supplement the indenture or the notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the notes or making any other change as shall not adversely affect the interests of any holder of the notes.

     In addition, with certain exceptions, the indenture and the notes may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby which would:

    (i) change the maturity of any payment of principal of or any installment of interest on any note, or reduce the principal amount thereof or the interest or premium payable thereon, or change the method of computing the amount of principal thereof or interest payable thereon any date or change any place of payment where, or the coin or currency in which, any note or interest or premium thereon are payable, or impair the right of holders to institute suit for the enforcement of any such payment on or after the date when due,

    (ii) reduce the percentage in aggregate principal amount of the outstanding notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture, or

    (iii) modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

The indenture provides that the notes owned by us or any of our affiliates shall be deemed not to be outstanding for, among other purposes, consenting to any such modification.

     Without the consent of any holder, we and the trustee may amend the indenture to evidence the assumption by a successor corporation of our covenants contained in the indenture, to add to our covenants, or to surrender any right or power conferred by the indenture upon us, for the benefit of the holders of the notes, to add such provisions as may be expressly permitted by the Trust Indenture Act of 1939, as amended, excluding the provisions in Section 316(a)(2), to establish any form of security as provided for in the indenture and the issuance of and terms thereof, to add to the rights of the holders of the notes, to evidence and provide for the acceptance of a successor trustee and to provide for the issuance of notes in bearer form with coupons as well as fully registered form.

The Trustee

     The Bank of New York is the trustee under the indenture and has been appointed by us as registrar and paying agent with respect to the notes. The indenture provides that during the existence of an Event of Default, the trustee will exercise the rights and powers vested in it by the indenture, using the same degree of care and skill as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. In the absence of an Event of Default, the trustee need only perform the duties specifically set forth in the indenture. The indenture does not contain limitations on the rights of the trustee under the indenture, should it become our creditor, to obtain payment of claims. The trustee is not precluded from engaging in other transactions and, if it acquires any conflicting interest,

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it is not required to eliminate such conflict or resign. The address of the trustee is The Bank of New York, Global Finance Unit, 101 Barclay Street, Floor 21W, New York, NY 10286.


Governing Law

     The indenture provides that it and the notes will be governed by, and be construed in accordance with, the laws of the State of New York, without giving effect to the applicable principles of conflict of laws.


     We have consented to the non-exclusive jurisdiction of any court of the State of New York or any United States Federal court sitting, in each case, in the Borough of Manhattan, The City of New York, New York, United States, and any appellate court from any of these courts, and have waived any immunity from the jurisdiction of these courts over any suit, action or proceeding that may be brought by the trustee or a holder based upon the indenture and the notes. We have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as our initial authorized agent upon which all writs, process and summonses may be served in any suit, action or proceeding brought by the trustee or a holder based upon the indenture or the notes against us in any court of the State of New York or any United States Federal court sitting in the Borough of Manhattan, The City of New York and have agreed that such appointment shall be irrevocable so long as any of the notes remain outstanding or until the irrevocable appointment by us of a successor in The City of New York as its authorized agent for such purpose and the acceptance of such appointment by such successor.


Notices

     Notices will be mailed to registered holders of notes at their address as shown in the register maintained by the trustee, as registrar and transfer agent for the notes.

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                      Book-Entry System; Delivery and Form

General

     The notes will be issued in the form of one or more registered global securities, which we refer to as global notes. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC's nominee. For purposes of this prospectus, the term global note refers to the global note or global notes representing the entire issue of notes offered hereby. Except in the limited circumstances described below, the notes will not be issued in individual certificated form. The global note may be transferred, in whole and not in part, only to another nominee of DTC.

DTC

     The descriptions of the operations and procedures of DTC, Euroclear and Clearstream set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the initial purchaser nor we take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

     DTC has advised us that it is:

     (i) a limited purpose trust company organized under the laws of the State of New York,

     (ii) a "banking organization" within the meaning of the New York Banking
          Law,

     (iii)a member of the Federal Reserve System,

     (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and

     (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchaser), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers, trust companies, and other indirect participants that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

     We expect that pursuant to procedures established by DTC:

     (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the initial purchaser with an interest in the global note, and

     (ii)ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. Accordingly, the ability to transfer interests in the notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

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     So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee thereunder. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither the trustee nor we will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.

     Payments with respect to the principal of, premium, if any, liquidated damages, if any, and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing such notes under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the trustee nor we has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a global note (including principal, premium, if any, liquidated damages, if any, and interest). Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants or the indirect participants and DTC.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

     Due to time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, participant, during the securities settlement processing day (which must be a business day for Euroclear) immediately following the settlement date of DTC. Cash received in Euroclear as a result of sales of interest in a global security by or through a Euroclear participant to a participant in DTC will be received with value on the settlement date of DTC, but will be available in the relevant Euroclear cash account only as of the business day for Euroclear following DTC's settlement date.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants it is under no obligation to perform or to continue to perform such procedures, and such


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procedures may be discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If an Event of Default has occurred and is continuing and all principal and accrued interest in respect of the notes shall have become immediately due and payable as described under "Description of the Notes -- Events of Default", or if DTC is at any time unwilling, unable or ineligible to continue as depositary for any global note and a successor depositary is not appointed by us within 90 days, we will issue individual certificated notes in definitive form in exchange for such global note. In addition, we may at any time determine not to have the notes represented by global notes, and, in such event, will issue individual certificated notes in definitive form in exchange for the global notes. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual certificated notes in definitive form equal in principal amount to the beneficial interest in the global notes and to have all such certificated notes registered in its name. Individual certificated notes so issued in definitive form will be issued in minimum denominations of $1,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons.

Same-Day Settlement and Payment

     Settlement for the notes represented by a global note will be made in immediately available funds. We will make all payments of principal and interest in immediately available funds.

     The notes will trade in DTC's SDFS System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Global Clearance and Settlement

     Although DTC, Euroclear and Clearstream have agreed to the procedures provided below in order to facilitate transfers of notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be modified or discontinued at any time. Neither the trustee nor we will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Euroclear and Clearstream

     The Euroclear System

     The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

     The Euroclear System is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance System plc, a U.K. corporation (the "Euroclear Clearance System"). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters for the notes. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.


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     The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulates and examines the Euroclear Operator.

     The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

..        transfers of securities and cash within the Euroclear System,

..        withdrawal of securities and cash from the Euroclear System, and

..        receipts of payments with respect to securities in the Euroclear
         System.

     All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions Governing Use of Euroclear, to the extent received by the Euroclear Operator and by Euroclear.

     Clearstream

     Clearstream Banking, societe anonyme, was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by Clearstream International, societe anonyme, and Deutsche Borse AG. The shareholders of these two entities are banks, securities dealers and financial institutions.

     Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

     As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the notes. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

     Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.


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                                    Taxation

Tax Consequences to US Holders

     The following discussion summarizes the material US federal income tax consequences of the disposition of the old notes pursuant to the exchange offer and the ownership of new notes acquired in the exchange offer. This discussion does not describe all of the tax consequences that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules, such as:

     .   certain financial institutions;

     .   insurance companies;

     .   dealers in securities or foreign currencies;

     . persons holding old securities or new notes as part of a "straddle," "hedge" or "conversion transaction";

     . US holders (as defined below) whose functional currency is not the US dollar;

     . partnerships or other entities classified as partnerships for US federal income tax purposes;

     .   persons subject to the alternative minimum tax;

     .   subchapter S corporations; and

     .   tax exempt entities.

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, in each case as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein.

     PERSONS CONSIDERING THE EXCHANGE OFFER ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE US FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS.

     As used herein, the term "US holder" means a beneficial owner of an old note or a new note acquired in the exchange offer that is for US federal income tax purposes:

     .   a citizen or resident of the United States;

     . a corporation, or other entity taxable as a corporation for US federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

     . an estate or trust the income of which is subject to US federal income taxation regardless of its source.

     The Exchange Offer


     The tax treatment of a US holder's exchange of old notes for new notes pursuant to the exchange offer will depend on whether that exchange is treated as a recapitalization. The exchange will be treated as a recapitalization only if both the old notes and the new notes constitute "securities" within the meaning of the provisions of the Code governing reorganizations. This, in turn, depends upon the facts and circumstances surrounding the origin and nature of these debt instruments and upon the interpretation of numerous judicial decisions. There is no controlling legal authority clearly addressing whether notes with the terms of the old notes and new notes constitute "securities" for this purpose. Although the matter is not free from doubt because of the absence of authority that is directly on point, the exchange should qualify as a recapitalization for US federal income tax purposes.

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     Provided that the exchange is treated as a recapitalization under the Code, any cash received in consideration for old notes (including any withholding taxes paid by us with respect thereto) will be considered as taxable "boot". A
US holder will not recognize any loss in respect of the exchange, but will recognize any gain realized to the extent of the amount of the boot received.
The US holder will realize gain to the extent that the issue price of the new notes (determined as described below) and any cash received in consideration for old notes received exceeds the US holder's adjusted tax basis of the old notes. Any gain recognized upon such exchange generally will be capital gain and would be long-term capital gain if the US holder's holding period exceeds one year.


     The holding period for the new notes received will include the period of time during which the US holder held the corresponding old notes, and the initial tax basis of the new notes will equal the adjusted tax basis of the old notes immediately prior to the exchange, decreased by the amount of the boot received and increased by the amount of gain, if any, recognized by the US holder in respect of the exchange.


     If the exchange of the old notes for the new notes failed to qualify as a recapitalization under the Code, a US holder would recognize gain or loss equal to the difference, if any, between the amount realized on the exchange and the US holder's adjusted tax basis in the old notes. Subject to the application of the market discount rules discussed in the paragraph immediately below, any gain or loss will be capital gain or loss, and will be long term capital gain or loss if at the time of the exchange the old notes have been held for more than one year. The deduction of capital losses for US federal income tax purposes is subject to limitations. Any gain or loss recognized on the exchange generally will be treated as US source gain or loss for US foreign tax credit purposes. A US holder's holding period of a new note will not include such holder's holding period of the exchanged old note and the initial tax basis of the new note will be the issue price of such new note, determined as described below.


     If a US holder holds old notes acquired at a "market discount," any gain recognized by such holder on the exchange of such old notes for our new notes would be recharacterized as ordinary interest income to the extent of the accrued market discount that had not previously been included in ordinary income.


     The New Notes

     Regardless of whether the exchange qualifies as a recapitalization, the new notes will be treated as being issued with original issue discount ("OID") for US federal income tax purposes if the stated redemption price at maturity of the new notes exceeds their issue price, subject to a statutory de minimis exception. Because it is expected that a substantial amount of the new notes will be "publicly traded" for US federal income tax purposes, that is "traded on an established market" (generally meaning that the new notes are listed on a major securities exchange, appear on a quotation medium of general circulation or otherwise are readily quotable by dealers, brokers or traders) during the 60-day period ending 30 days after the date of the exchange, the issue price of the new notes should equal their fair market value at the time of the exchange. If the new notes are not considered publicly traded, but the old notes are considered publicly traded, the issue price of the new notes would equal the fair market value of the old notes at the time of the exchange. If neither the new notes nor the old notes are publicly traded, the issue price of the new notes would equal their stated principal amount (which, for this purpose, includes the cash received in consideration for the old notes), and there would not be any OID in respect of the new notes for US federal income tax purposes. The amount of OID is de minimis if it is less than 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity from the date of exchange. The stated redemption price at maturity is the sum of all payments provided by the new notes other than qualified stated interest. Qualified stated interest generally is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the new notes.

     A US holder will be required to include any qualified stated interest payments (including the payment of any additional amounts described under "Description of the Notes - Payment of Additional Amounts") on the new notes in income in accordance with the holder's method of accounting for federal income tax purposes, and will be required to include original issue discount, if any, on the new notes in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. The US holder will also increase its tax basis in the new notes by a corresponding amount. A US holder generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.


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     A US holder should be treated as having "acquisition premium" with respect to the new notes if the adjusted tax basis of the US holder's new notes (determined in the manner described above) is greater than their issue price immediately after the exchange, but is less than or equal to the stated principal amount of the new notes. In such case, the amount of OID includible in the US holder's gross income in any taxable year is reduced by an allocable portion of the acquisition premium (generally determined by multiplying the annual OID accrual by a fraction, the numerator of which is the amount of the acquisition premium, and the denominator of which is the total OID on the new notes).

     If immediately after the exchange, a US holder had an adjusted tax basis in the new notes (determined in the manner described above) in excess of the stated principal amount of the new notes, the new notes would be treated as issued with bond premium, and no OID would be required to be included in the gross income of the US holder in respect of the new notes. In addition, a US holder of a new note may elect to amortize the bond premium. US holders should consult their own tax advisors regarding the availability of an election to amortize bond premium for US federal income tax purposes.

     If a US holder acquired its old notes for a purchase price that was less than the issue price of the old notes at the time of acquisition, the difference would constitute "market discount" for US federal income tax purposes, subject to a de minimis exception. Assuming that the exchange qualifies as a recapitalization under the Code, any market discount on the old notes would carry over to the new notes received by the US holder in the exchange, although some or all of the market discount could effectively convert into OID under the rules discussed above. In general, gain recognized upon the sale or other disposition of new notes having market discount should be treated as ordinary income to the extent of the market discount that accrued during a US holder's holding period for the new notes, unless the US holder elects to annually include market discount in gross income over time as the market discount accrues.

     Upon the sale, exchange or retirement of a new note, a US holder will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than accrued but unpaid interest, which will be taxable as such), and the US holder's adjusted tax basis in the new note. Subject to the application of the market discount rates described in the immediately preceding paragraph, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the US holder held the new notes for more than one year at the time of sale, exchange or retirement.

     Chilean Withholding Taxes

     Chilean withholding taxes paid by the Company or on behalf of a US holder will be treated as a foreign income tax eligible (i) for credit against such US holder's US federal income tax liability, subject to generally applicable limitations and conditions, or (ii) at the election of the US holder, for deduction in computing such US holder's taxable income. The characterization for Chilean taxation purposes of payments that are subject to any Chilean withholding taxes will not affect the creditability or deductibility of any Chilean withholding taxes by a US holder, however, the characterization for US federal income tax purposes of such payments will affect the applicability of the foreign tax credit limitation rules to these payments.

     The calculation of foreign tax credits involves the application of complex rules that depend on a US holder's particular circumstances. Accordingly, US holders are urged to consult their tax advisors regarding the creditability or deductibility of any Chilean withholding tax paid with respect to the new notes, or the cash received pursuant to the exchange.

     Information Reporting and Backup Withholding

     Information returns will be filed with the Internal Revenue Service in connection with any payments made to a US holder that participates in the exchange offer, payments on the new notes, and the proceeds from a sale or other disposition of the new notes. A US holder will be subject to US backup withholding tax on these payments if the holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a US holder will be allowed as a credit against the holder's US federal income tax liability and

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may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Chilean Taxation

     The following is a general summary of the material consequences under Chilean tax law, as currently in effect, of an investment in the notes made by a foreign holder. It is based on the laws of Chile as in effect on the date of this offering memorandum, as well as regulations, ruling and decisions of Chile available on or before such date and now in effect. All of the foregoing are subject to change. Under Chilean law, provisions contained in statutes such as tax rates applicable to foreign investors, the computation of taxable income for Chilean purposes and the manner in which Chilean taxes are imposed and collected may be amended only by another law. In addition, the Chilean tax authorities enact rulings and regulations of either general or specific application and interprets the provisions of Chilean tax law. Chilean tax law may not be assessed retroactively against taxpayers who act in good faith relying on such rulings, regulations or interpretations, but Chilean tax authorities may change their rulings, regulations or interpretations prospectively. For the purposes of this summary, the term foreign holder means either (i) in the case of an individual, a person who is not a resident or domiciliary of Chile (for purposes of Chilean taxation, (a) an individual holder is resident in Chile if he or she has resided in Chile for more than six months in one calendar year, or a total of more than six months in two consecutive fiscal years or (b) an individual is domiciled in Chile if he or she resides in Chile with the purpose of staying (such purpose to be evidenced by circumstances such as the acceptance of employment within Chile or the relocation of the individual's family to Chile); or (ii) in the case of a legal entity, a legal entity that is not organized under the laws of Chile, unless the notes are assigned to a branch or a permanent establishment of such entity in Chile.

     Under the Ley de Impuesto a la Renta (the Chilean income tax law), payment of interest or premiums if any, made to a foreign holder in respect of the notes will generally be subject to a 4% Chilean withholding tax.

     Under existing Chilean law and regulations, a foreign holder will not be subject to any Chilean taxes in respect of payments of principal made by us with respect to the notes.

     The Chilean income tax law establishes that a foreign holder is subject to income tax on his Chilean source income. For this purpose, Chilean source income means earnings from activities performed in Chile or from the sale or disposition of, or other transactions in connection with, assets or goods located in Chile. Any capital gains realized on the sale or other disposition by a foreign holder of the notes generally will not be subject to any Chilean taxes provided that such sales or other dispositions occur outside of Chile to a foreign holder (except that any premium payable on redemption of the notes will be treated as interest and subject to the Chilean interest withholding tax, as described above).

     A foreign holder will not be liable for estate, gift, inheritance or similar taxes with respect to its holdings unless notes held by a foreign holder are either located in Chile at the time of such foreign holder's death, or if the notes are not located in Chile at the time of a foreign holder's death, if such notes were purchased or acquired with monies obtained from Chilean sources.

     Issuance of securities in Chile are generally subject to a stamp tax. We will pay on your behalf any stamp tax that may be generated by the issue of the new notes.

     We have agreed to pay any present or future stamp, court or documentary taxes, charges or levies that arise in Chile from the execution, delivery, enforcement or registration of the notes or any other document or instrument in relation thereto and have agreed to indemnify holders of the notes for any such taxes, charges or similar levies paid by holders.

                                EXCHANGE CONTROLS

     The Central Bank is responsible for establishing monetary policy and exchange controls in Chile. Chilean issuers have been authorized to offer bonds internationally by Chapter XIV of the compendium of Foreign Exchange Regulations.

     Until April 19, 2001, all international bond issuances by Chilean companies required the prior approval of the Central Bank after the filing of an application with the Central Bank. Absent such authorization, issuers were not allowed to offer bonds outside of Chile. The regulations imposed restrictions on the type of companies that were entitled to issue bonds abroad and on the bonds themselves, including certain limitations on the average term of the bonds to be placed internationally.

     The compendium of Foreign Exchange Regulations no longer requires the approval of, or registration with, the Central Bank. The proceeds of the international sale of the notes may be brought into Chile or held abroad. In either case, we are required to inform the Central Bank of the financial terms and conditions of the notes, and must file with the Central Bank a schedule of payments on the notes. The Central Bank must be notified within 10 days of any amendment to the information that was filed with the Central Bank, or which refers to the schedule of payments.

     The compendium of Foreign Exchange Regulations requires that payments or remittance of funds under the notes either from or to Chile must be carried out through the Formal Exchange Market. Payments under the notes may also be made by us with foreign currency held abroad. The compendium of Foreign Exchange Regulations also provides that any payment as well as any remittance of foreign currency under the notes will be subject to the foreign exchange regulations in force at the time of the corresponding payment or remittance. Although there are no foreign exchange regulations or restrictions other than the ones described in this offering memorandum, there can be no assurance that new restrictions will not be imposed in the future.

                           JURISDICTIONAL RESTRICTIONS

     The distribution of the exchange offering materials and the transactions contemplated by the exchange offering materials may be restricted by law in certain jurisdictions. If exchange offering materials come into your possession, we require you to inform yourself of and to observe all of these restrictions. The exchange offering materials do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the exchange offer be made by a licensed broker or dealer and in which the dealer managers or any of their affiliates is so licensed, it shall be deemed to be made by the dealer managers or such affiliate on behalf of us.



Chile

         The exchange offer has not been submitted for registration or approval to the Superintendencia de Valores y Seguros (the Securities and Insurance Superintendency) or to the Superintendency of Banks. Accordingly, the new notes may not be sold to the public in Chile, nor may any offer to exchange the old notes for the new notes be made in Chile by the dealer managers, us or any other person on their behalf or our behalf. Any exchange offering materials as well as the information contained in this prospectus may not be supplied to the public in Chile or be used in connection with any offer to exchange old notes for new notes in Chile.

Canada

         Canada -- Provinces

         The new notes may only be offered to investors located in the provinces of Ontario and Quebec.

         Canada -- Resale Restrictions

         The distribution of the new notes in Canada will be made only on a private placement basis and will be exempt from the requirement that we prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the new notes must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Holders are advised to seek legal advice prior to any resale of the new notes.

         Canada -- Representations of Purchasers

         Each Canadian investor who exchanges new notes will be deemed to have represented to us and the dealer managers that: (1) the offer of the new notes was made exclusively through the exchange offer and was not made through an advertisement of the new notes in any printed media of general and regular paid circulation, radio, television or any other form of advertising; (2) such holder has reviewed the terms referred to above under "Resale Restrictions"; (3) where required by law, such holder is exchanging as principal and not as agent; and
(4) such holder or any ultimate holder for which such holder is acting as agent is not an individual and is entitled under applicable Canadian securities laws to hold such new notes without the benefit of a prospectus qualified under such securities laws, and (i) in the case of a holder located in Ontario, such holder is a person to which a dealer registered as an international dealer in Ontario may offer or sell new notes, and (ii) in the case of a purchaser located in Quebec, such purchaser is a "sophisticated purchaser" within the meaning of the Securities Act (Quebec).

         Canada -- Language of Documents

         Each Canadian investor, by submitting an offer, acknowledges that it is such investor's express wish that all documents evidencing or relating in any way to the sale of the new notes be drawn up in the English language only. Chaque investisseur Canadien en soumettant une offre, reconnait que c'est a sa volonte expresse que tous les documents faisant foi ou se rapportant de quelque maniere que ce soit a la vente des obligations nouvelles soient rediges en anglais seulement.

         Canada--Exchange Rate

         The official rate for the peso against the Canadian dollar as reported by Bloomberg was approximately Ch$448.71 = C$1.00 on December 11, 2002.

France

         The new notes may not be offered or sold to the public in France. Accordingly, the exchange offer has not been submitted to the Commission des Operations de Bourse for approval. Any exchange offering materials as well as the information contained in this prospectus may not be supplied to the public in France or be used in connection with any offer to exchange old notes for new notes in France.

Germany

         No Selling Prospectus has been published according to the German Securities Selling Prospectus Act (Vekaufsprospekagesetz). Accordingly, the exchange offer is only made to, persons who purchase and sell securities (as principal or agent) as part of their profession or business. Recipients of the exchange offering materials agree that they have not and will not pass on the exchange offering materials to persons in Germany except to persons who purchase and sell securities (as principal or agent) as part of their profession or business.

Italy

         Unless authorized by the National Commission for the Corporations and Exchange (CONSOB) and by the Bank of Italy, neither we nor the dealer managers will solicit public or institutional investors in Italy in connection with the exchange offer. Accordingly, no filings have been made with the Italian securities regulatory authorities in connection with the exchange offer, and any documents concerning the exchange offer will not be distributed in Italy.

Spain

         The exchange offer has not been registered with the National Securities Market Commission of Spain. Therefore, no new notes may be offered, sold or delivered, nor may any offer to exchange the old notes for the new notes be made, nor may any prospectus or any other offering or publicity material relating to the exchange offer or the new notes be distributed, in the Kingdom of Spain by the dealer managers, us or any other person on their behalf or our behalf.

Switzerland

         The exchange offer is made in Switzerland on the basis of a private placement, not as a public offering, and the new notes will not be listed on the SWX Swiss Exchange. The exchange offer does not, therefore, constitute a prospectus in the sense of the Swiss legislation.

United Kingdom

         Each dealer manager represents, warrants and agrees that (1) it has not offered and, prior to the date six months after the date of issuance of the new notes, will not offer any new notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended), (2) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act
2000) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the Financial Services and Markets Act 2000 does not apply to us, and (3) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the new notes in, from or otherwise involving the United Kingdom.

         This document is only being, and may only be, distributed (1) to persons outside the United Kingdom, (2) to persons in the United Kingdom of the kind described in Article 43(1)(b) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order") (3) to investment professionals falling within Article 19(5) of the Order, or (4) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as "relevant persons"). The new notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such new notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

        ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE US SECURITIES LAWS

     We are a sociedad anonima bancaria, or banking corporation organized under the laws of Chile. None of our directors or executive officers (and certain experts named in this prospectus) live in the United States. All or a substantial portion of our assets and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against Santander Chile or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in US courts against US or such persons based on the civil liability provisions of such laws.

     No treaty exists between the United States and Chile for the reciprocal enforcement of judgments. Chilean courts, however, have enforced final money judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, subject to the review in Chile of the United States judgment in order to ascertain whether certain basic principles of due process and public policy have been respected without reviewing the merits of the subject matter of the case. If a US court grants a final money judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of this judgment in Chile will be subject to the obtaining of the relevant "exequatur" (i.e. recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and consequently, subject to the satisfaction of certain factors. Currently, the most important of these factors are the existence of reciprocity, the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances, the Chilean courts' determination that the US courts had jurisdiction, that process was appropriately served on the defendant and that the defendant was afforded a real opportunity to appear before the court and defend its case, and that enforcement would not violate Chilean public policy.

     If an action is started before Chilean courts, there is doubt as to the enforceability of liabilities based on the US federal securities laws and as to the enforceability in Chilean courts of judgments of United States courts obtained in actions based upon civil liability provisions of the federal securities laws of the United States.

                                  LEGAL MATTERS

     Certain legal matters with respect to the new notes offered hereby will be passed upon for us by Davis Polk & Wardwell, our United States counsel. Certain legal matters with respect to the new notes offered hereby will be passed upon for the dealer managers by Cleary, Gottlieb, Steen & Hamilton. Certain matters under Chilean law will be passed upon for us by Philippi, Yrarrazaval, Pulido & Brunner Ltda., our Chilean counsel. Various matters as to the Chilean tax consequences of the exchange offer referred to in "Taxation-Chilean Taxation" will be passed upon by Philippi, Yrarrazaval, Pulido & Brunner Ltda.

                                     EXPERTS

     The consolidated financial statements of Banco Santiago as of December 31, 2000 and 2001 and for the three years in the period ended December 31, 2001, appearing in this prospectus have been audited by Ernst & Young Servicios Profesionales de Auditoria y Asesoria Limitada ("Ernst & Young Limitada"), independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Banco Santander-Chile (referred to as Old Santander-Chile elsewhere in this prospectus) and Banco Santiago as of December 31, 2000 and 2001 and for the three years in the period ended December 31, 2001, appearing in Banco Santander-Chile and Banco Santiago's respective annual reports (Form 20-F) for the year ended December 31, 2001, have been audited by Ernst & Young Limitada, independent accountants and a member firm of Ernst & Young International, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form F-4 under the Securities Act of 1933, as amended. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement, as some parts have been omitted in accordance with the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete, and in each instance references is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information, you should refer to the registration statement.

     We are, and Santiago and Old Santander-Chile were, subject to the information reporting requirements of the Exchange Act, except that, as a foreign issuer, we are not subject to the proxy rules or the short-swing profit and disclosure rules of the Exchange Act. In accordance with these statutory requirements, we file or furnish reports and other information with the SEC. Reports and other information filed or furnished by us with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611-2511. Copies of such material may be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-732-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports and information statements and other information regarding us. The reports and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. These documents contain important information about our banks and their finances.

     In addition, all documents filed by Santiago, Old Santander-Chile or by us after the merger became effective pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (including, but only to the extent designated therein, reports on Form 6-K furnished by us, Santiago or Old Santander-Chile) after the date of this prospectus and prior to the termination of the offering contemplated by this prospectus shall be incorporated by reference in this prospectus from the date of filing or furnishing of these documents or reports.

     You can obtain any of the documents incorporated by reference through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Exhibits to such documents will not be provided without charge to those persons seeking such information unless the requested exhibits are specifically incorporated by reference in those documents. In order to assure timely delivery of the requested materials before the expiration of the exchange offer, any request should be made prior to January 7, 2003, or five business days prior to the expiration date. You may obtain documents incorporated by reference in this prospectus by requesting them from:



                             D. F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 269-5550
                    All others call toll-free: (800) 949-2583



     We will furnish the Bank of New York with annual reports in English, which will include a review of operations and audited annual consolidated financial statements prepared in conformity with Chilean GAAP, together with a reconciliation to US GAAP of net income and shareholders' equity. We will also furnish to The Bank of New York in English all notices of shareholders' meetings and other reports and communications that are made generally available to our shareholders.

                                 EXCHANGE RATES

     Chile has two currency markets, the Mercado Cambiario Formal (the formal exchange market) and the Mercado Cambiario Informal (the informal exchange market). Under the Ley Organica Constitucional del Banco Central de Chile (the Central Bank Act), the Central Bank has the authority to determine which purchases and sales of foreign currencies must be carried out in the formal exchange market. The formal exchange market is comprised of the banks and other entities authorized to purchase and sell foreign currencies by the Central Bank. All payments with respect to the notes are required to be made through the formal exchange market, using currency purchased either in the formal exchange market or the informal exchange market.

     The observed exchange rate for any given day is the average exchange rate of the transactions conducted in the Formal Exchange Market on the immediately preceding banking day, as certified by the Central Bank. The Central Bank is authorized to carry out its transactions at the rates that it sets. Generally, however, the Central Bank carries out its transactions at the spot rate. Authorized transactions by banks are generally carried out at the spot rate.

     Until September 1999, authorized transactions by banks were generally transacted within a flotation band set around a reference exchange rate. The reference exchange rate was reset monthly by the Central Bank, taking internal and external inflation into account, and was adjusted daily to reflect variations in parities between the peso and each of the US dollar, the Euro and the Japanese yen. In order to maintain the average exchange rate within such limits, the Central Bank intervened by selling and buying foreign currencies on the Formal Exchange Market.

     On September 2, 1999, the Central Bank eliminated the exchange rate flotation band allowing the peso to float freely. At the moment of eliminating the flotation band, the Central Bank announced that it will intervene in the exchange market would take place only in special and qualified cases.

     Purchases and sales of foreign currencies which may be effected outside the Formal Exchange Market can be carried out in the informal exchange market. The informal exchange market reflects transactions carried out at informal exchange rates by entities not expressly authorized to operate in the Formal Exchange Market, such as certain foreign exchange houses and travel agencies. There are no limits imposed on the extent to which the rate of exchange in the informal exchange market can fluctuate above or below the observed exchange rate. On September 30, 2002, the average exchange rate in the Informal Exchange Market was approximately the same as the published observed exchange rate of Ch$748.73 per US$1.00.

     We estimate that since 1991, the year-end rate of exchange for Chilean pesos into US dollars on the informal exchange market has fluctuated between approximately 1.0% below and 5.0% above the observed exchange rate. As of December 31, 1999, the rate of exchange for Chilean pesos into US dollars on the informal exchange market was 0.34% above the observed exchange rate, 0.21% above the observed exchange rate as of December 31, 2000 and 0.66% above the observed exchange rate as of December 31, 2001. As of September 24, 2002, the rate of exchange for Chilean pesos into US dollars on the informal exchange market was 1.18% below the observed exchange rate.

     The information for the years ending December 31, 1997 through 2001 are stated in millions of constant pesos as of December 31, 2001 and the information for the six months ended June 30, 2001 and 2002 are stated in millions of constant pesos as of June 30, 2002. The December 31, 2001 information was not restated in pesos as of June 30, 2002 because the variation in the consumer price index ("CPI") applicable for the six months ended June 30, 2002 was 0.61%. The comparative amounts for June 30, 2001 have been restated by 2.15%, which represents the variation in the CPI from June 30, 2001 to June 30, 2002.

     The following table presents the exchange rate data for the five most recent financial years and the high and low exchange rates for each month during the previous six months.

                             Observed Exchange Rates of Ch$ per US$1.00
                          -------------------------------------------------
                            Low          High       Average(1)    Year-End
                          --------     --------     ----------   ----------
Year
1997 ...................   411.85       439.81        419.22       439.81
1998 ...................   439.18       475.41        460.31       473.77
1999 ...................   468.09       550.93        507.39       527.70
2000 ...................   501.04       580.73        539.49       572.68
2001 ...................   557.13       716.62        633.69       656.20


----------
Source: Central Bank
(1)  The average of monthly average rates during the period


                             Observed Exchange Rates of Ch$ per US$1.00
                          -------------------------------------------------
                            Low          High       Average(1)   Period-End
                          --------     --------     ----------   ----------
Six-month period
January-June 2002 ......   653.35       677.63        664.65       669.85


----------
Source: Central Bank
(1)  The average of monthly average rates during the period



                             Observed Exchange Rates of Ch$ per US$1.00
                          -------------------------------------------------
                           Low(1)       High(1)     Average(2)    Month-End
                          --------     --------     ----------   ----------
Month
June 2002 ..............   655.90       704.28        673.77       697.62
July 2002 ..............   688.05       702.61        696.33       700.98
August 2002 ............   692.21       715.16        702.30       715.16
September 2002 .........   709.26       749.14        726.98       747.62
October 2002 ...........   731.95       756.56        742.32       733.24
November 2002 ..........   697.22       728.46        709.48       705.10
December 2002(3)........   700.31       709.80        705.44       706.10
----------
Source: Central Bank

(1)  Exchange rates are for the actual low and high days for each period.

(2)  The average of daily average rates during the period.
(3)  Through December 9, 2002.

     The observed exchange rate for the peso on December 9, 2002 was Ch$706.10=US$1.00.

                                   Schedule A

                     Formula to determine Old Note Price and
                                 New Note Price

YLD         =  The Old Note Reference Yield or the New Note Reference Yield, as
               the case may be.

CPN         =  The nominal rate of interest payable on the securities expressed as a decimal.

N           =  The number of regular semi-annual interest payments, based on the maturity date for the old note or new note, as the case may be, from (but excluding) the settlement date of the exchange offer to (and including) the applicable maturity date pursuant to the terms of the securities.

S           =  The number of days from and including the semi-annual interest payment date immediately preceding the settlement date up to (but excluding) the applicable settlement date. The number of days is computed using the 30/360 day-count method.

R           =  Assumed principal amount at maturity, which is US$1,000.

/           =  Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

   /N/      =  Summate. The terms in the brackets to the right of the summation
(Summate)      symbol are separately calculated "N" times (substituting for "K"
   K=1         in that term each whole K=1 number between 1 and N, inclusive), and the separate calculations are then added together.

Price       =  The applicable price per US$1,000 principal amount of old notes or new notes, as the case may be. The price is rounded to the nearest cent (with .005 being rounded to the nearest .01).

Z           =  The number of days from and including the settlement date to (but excluding) the first interest payment date minus 180.



Old Note    =           R                 /N/            R(CPN/2)
Price          -------------------   + (Summate)   -------------------   - R(CPN/2)(S/180)
               (1+YLD/2) (N-S/180)        K=1      (1+YLD/2) (K-S/180)

                                                    180 + Z
                                         R(CPN/2) . -------
New Note    =           R                             180            /N/            R(CPN/2)
Price          -------------------   +   ---------------------  + (Summate)  -------------------
               (1+YLD/2) (N+Z/180)       (1+YLD/2) (1 + Z/180)      K=2      (1+YLD/2) (K+Z/180)

                                TABLE OF CONTENTS
                                -----------------

                                                                                             Page
                                                                                             ----
Banco Santiago and Subsidiaries Unaudited Interim Consolidated Financial Statements:

         Interim Consolidated Balance Sheets as of June 30, 2001 and 2002                      F-2
         Interim Consolidated Statements of Income for
              the six-month periods ended June 30, 2001 and 2002                               F-4
         Interim Consolidated Statements of Cash Flows for the six-month
              periods ended June 30, 2001 and 2002                                             F-5
         Interim Consolidated Statements of Changes in Shareholders' Equity
              for the six-month periods ended June 30, 2001 and 2002                           F-6
         Notes to the Interim Consolidated Financial Statements                                F-7

Banco Santander-Chile and Subsidiaries Unaudited Interim Consolidated Financial Statements:

         Interim Consolidated Balance Sheets as of June 30, 2001 and 2002                      F-30
         Interim Consolidated Statements of Income for
              the six-month periods ended June 30, 2001 and 2002                               F-32
         Interim Consolidated Statements of Cash Flows for the six-month
              periods ended June 30, 2001 and 2002                                             F-33
         Interim Consolidated Statements of Changes in Shareholders' Equity
              for the six-month periods ended June 30, 2001 and 2002                           F-34
         Notes to the Interim Consolidated Financial Statements                                F-35


Audited Consolidated Financial Statements of Banco Santiago and Subsidiaries:


         Report of the Independent Accountants                                                 F-48
         Consolidated Balance Sheets as of December 31, 2000 and 2001                          F-49
         Consolidated Statements of Income for each
              of the three years in the period ended December 31, 2001                         F-51
         Consolidated Statements of Cash Flows

              for each of the three years in the period ended December 31, 2001                F-52
         Consolidated Statements of Changes in Shareholders' Equity

              for each of the three years in the period ended December 31, 2001                F-53
         Notes to the Consolidated Financial Statements                                        F-54

     Ch$      :   Chilean pesos
     MCh$     :   Millions of Chilean pesos
     US$      :   United States dollars
     ThUS$    :   Thousands of United States dollars

     UF : The Unidad de Fomento ("UF") is an inflation-indexed, peso-denominated monetary unit. The UF is set daily in advance based on changes in the previous month's inflation rate.

    The December 31, 1999, 2000 and 2001 consolidated financial statements of Santander-Chile and Subsidiaries are included in the annual report on Form 20-F for the year ended December 31, 2001, which has been incorporated by reference in this prospectus.

    Applications of Constant Pesos

The above interim June 30, 2001 and 2002 consolidated financial statements have been restated for general price-level changes and expressed in Constant Chilean Pesos of June 30, 2002 purchasing power

                        BANCO SANTIAGO AND SUBSIDIARIES

                 INTERIM CONSOLIDATED BALANCE SHEETS(UNAUDITED)

 Adjusted for general price-level changes and expressed in millions of constant Chilean pesos(MCh$) as of June 30, 2002, and thousands of U.S. dollars (ThUS$)


                                                                Note             As of June 30,
                                                              ---------------------------------------------
                                                                          2001         2002          2002
                                                                      ----------    ---------     ---------
                                                                          MCh$         MCh$          ThUS$
ASSETS                                                                                            (Note 2)
CASH AND DUE FROM BANKS
     Non-interest bearing .................................              640,625      528,234       706,554
     Interbank deposits-interest bearing ..................               45,747       98,821       132,181
                                                                      ----------    ---------     ---------
         Total cash and due from banks ....................              686,372      627,055       838,735
                                                                      ----------    ---------     ---------

FINANCIAL INVESTMENTS .....................................       3
     Government securities ................................              331,657      455,498       609,264
     Investments under agreements to resell ...............                9,298        5,294         7,081
     Other financial investments ..........................              284,301      257,126       343,926
     Investment collateral under agreements to repurchase..              198,266      190,791       255,198
                                                                      ----------    ---------     ---------
         Total financial investments ......................              823,522      908,709     1,215,469
                                                                      ----------    ---------     ---------

LOANS, NET ................................................       4
     Commercial loans .....................................            1,993,230    1,919,347     2,567,276
     Consumer loans .......................................              310,842      318,575       426,119
     Mortgage loans .......................................            1,020,955    1,061,258     1,419,515
     Foreign trade loans ..................................              338,592      445,602       596,027
     Interbank loans ......................................               33,732      134,619       180,063
     Leasing contracts ....................................              260,610      290,304       388,304
     Other outstanding loans ..............................              645,019      549,831       735,442
     Past due loans .......................................               66,226       68,821        92,053
     Contingent loans .....................................              306,749      379,140       507,129
     Allowance for loan losses ............................       5      (91,289)     (94,443)     (126,325)
                                                                      ----------    ---------     ---------
         Total loans, net .................................            4,884,666    5,073,054     6,785,603
                                                                      ----------    ---------     ---------

OTHER ASSETS

     Assets received in lieu of payment ...................               11,769        8,448        11,300
     Assets to be leased ..................................               13,319       16,885        22,585
     Bank premises and equipment, net .....................              116,683      115,514       154,509
     Investments in other companies .......................                2,778        2,705         3,618
     Other ................................................              317,502      215,780       288,625
                                                                      ----------    ---------     ---------
         Total other assets ...............................              462,051      359,332       480,637
                                                                      ----------    ---------     ---------
TOTAL ASSETS ..............................................            6,856,611    6,968,150     9,320,444
                                                                      ==========    =========     =========


The accompanying notes 1 to 18 are an integral part of these interim consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

 Adjusted for general price-level changes and expressed in millions of constant Chilean pesos (MCh$) as of June 30, 2002, and thousands of U.S. dollars (ThUS$)


                                                       Note                 As of June 30,
                                                     --------------------------------------------
                                                                   2001        2002        2002
                                                                ---------   ---------   ---------
                                                                    MCh$        MCh$       ThUS$
 LIABILITIES AND SHAREHOLDERS' EQUITY                                                     (Note 2)
 DEPOSITS
      Non-interest bearing
        Current accounts .................................        480,179     508,712     680,442
        Bankers drafts and other deposits ................        546,766     462,095     618,088
                                                                ---------   ---------   ---------
               Total non-interest bearing deposits .......      1,026,945     970,807   1,298,530
                                                                ---------   ---------   ---------
     Interest bearing

        Savings accounts and time deposits ...............      2,572,661   2,762,764   3,695,412
                                                                ---------   ---------   ---------
               Total deposits ............................      3,599,606   3,733,571   4,993,942
                                                                ---------   ---------   ---------

OTHER INTEREST BEARING LIABILITIES
     Chilean Central Bank borrowings

        Credit lines for renegotiations of loans .........         17,913      14,087      18,842
        Other Central Bank borrowings ....................         36,357      46,010      61,542
                                                                ---------   ---------   ---------
               Total Central Bank borrowings .............         54,270      60,097      80,384
                                                                ---------   ---------   ---------
     Investments under agreements to repurchase ..........        198,931     191,435     256,059
                                                                ---------   ---------   ---------
     Mortgage finance bonds ..............................      1,062,688   1,113,547   1,489,456
                                                                ---------   ---------   ---------
     Other borrowings

        Bonds ............................................        236,508     218,615     292,415
        Subordinated bonds ...............................        261,655     274,854     367,639
        Borrowings from domestic financial institutions ..        208,557      71,113      95,119
        Foreign borrowings ...............................        112,373     253,912     339,627
        Other obligations ................................         39,091      37,099      49,623
                                                                ---------   ---------   ---------
               Total other borrowings ....................        858,184     855,593   1,144,423
                                                                ---------   ---------   ---------
               Total other interest bearing liabilities ..  6   2,174,073   2,220,672   2,970,322
                                                                ---------   ---------   ---------

OTHER LIABILITIES
    Contingent liabilities ...............................        306,252     378,644     506,466
    Other ................................................        288,708     145,137     194,132
    MINORITY INTEREST ....................................            184           -           -
                                                                ---------   ---------   ---------
               Total other liabilities ...................        595,144     523,781     700,598
                                                                ---------   ---------   ---------

 COMMITMENTS AND CONTINGENCIES                             14

 SHAREHOLDERS' EQUITY                                       9
     Capital and reserves ................................        422,684     423,140     565,983
     Net income for the period ...........................         65,104      66,986      89,599
                                                                ---------   ---------   ---------
                Total shareholders' equity ...............        487,788     490,126     655,582
                                                                ---------   ---------   ---------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ..............      6,856,611   6,968,150   9,320,444
                                                                =========   =========   =========

      The accompanying notes 1 to 18 are an integral part of these interim consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

 Adjusted for general price level changes and expressed in millions of constant Chilean pesos (MCh$) as of June 30, 2002, and thousands of U.S. dollars (ThUS$)



                                                             Note           Six-Month period ended June 30,
                                                           -------------------------------------------------------
                                                                         2001             2002             2002
                                                                     ------------      ----------     ------------
                                                                         MCh$             MCh$            ThUS$
                                                                                                         (Note 2)
INTEREST REVENUE AND EXPENSE
    Interest revenue ......................................               299,952         269,522          360,507
    Interest expense ......................................              (167,541)       (130,312)        (174,302)
                                                                     ------------      ----------     ------------
             Net interest revenue .........................               132,411         139,210          186,205
                                                                     ------------      ----------     ------------

                                                                     ------------      ----------     ------------
ALLOWANCE FOR LOAN LOSSES .................................   5           (22,566)        (21,773)         (29,123)
                                                                     ------------      ----------     ------------
FEES AND INCOME FROM SERVICES
    Fees and other services income ........................                32,535          34,903           46,685
    Other services expenses ...............................                (8,841)        (12,085)         (16,165)
                                                                     ------------      ----------     ------------
              Total fees and income from services, net ....                23,694          22,818           30,520
                                                                     ------------      ----------     ------------

OTHER OPERATING INCOME ....................................
    Gains from trading activities .........................                12,407          22,982           30,740
    Losses from trading activities ........................                (5,585)         (6,762)          (9,045)
    Foreign exchange transactions, net ....................                 1,104          (9,540)         (12,760)
                                                                     ------------      ----------     ------------
              Total other operating income, net ...........                 7,926           6,680            8,935
                                                                     ------------      ----------     ------------
OTHER INCOME AND EXPENSES
    Loan loss recoveries ..................................                 5,696           6,803            9,100
    Non-operating income ..................................   11            4,835           5,650            7,557
    Non-operating expenses ................................   11           (9,695)         (5,113)          (6,839)
    Income attributable to investments in other ...........                   180              64               86
    companies

                                                                     ------------      ----------     ------------
              Total other income and expenses .............                 1,016           7,404            9,904
                                                                     ------------      ----------     ------------
OPERATING EXPENSES
    Personnel salaries and expenses .......................               (38,617)        (40,099)         (53,636)
    Administrative and other expenses .....................               (28,119)        (27,908)         (37,329)
    Depreciation and amortization .........................                (7,636)        (10,112)         (13,526)
                                                                     ------------      ----------     ------------
             Total operating expenses .....................               (74,372)        (78,119)        (104,491)
                                                                     ------------      ----------     ------------

LOSS FROM PRICE-LEVEL RESTATEMENT .........................                (3,725)         (1,002)          (1,340)
    Minority interest in consolidated subsidiaries ........                   (12)              -                -
                                                                     ------------      ----------     ------------
NET INCOME BEFORE INCOME TAXES ............................                64,372          75,218          100,610
    Income taxes benefit (expense) ........................   15              732          (8,232)         (11,011)
                                                                     ------------      ----------     ------------
NET INCOME ................................................                65,104          66,986           89,599
                                                                     ============      ==========     ============

      The accompanying notes 1 to 18 are an integral part of these interim consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

           IINTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

 Adjusted for general price-level changes and expressed in millions of constant Chilean pesos (MCh$) as of June 30, 2002, and thousands of U.S. dollars ThUS$


                                                                              Six-Month period ended June 30,
                                                                        -------------------------------------------
                                                                            2001           2002            2002
                                                                        ------------   -------------   ------------
                                                                            MCh$            MCh$           ThUS$
                                                                                                         (Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income ...........................................................        65,104          66,986         89,599
 Items that do not represent cash flows:
 Allowance for loan losses ...........................................        22,566          21,773         29,123
 Depreciation and amortization .......................................         7,636          10,112         13,526
 Net (increase) decrease in financial investments (trading account) ..      (199,689)          2,402          3,213
 (Gain) loss on sales of bank premises and equipment .................            (4)            121            162
 (Gain) loss on sales of goods received in lieu of payment ...........            18            (960)        (1,284)
 Changes in other assets and other liabilities .......................       (19,203)        (24,588)       (32,888)
 Share of profit in equity method investments ........................          (180)            (64)           (86)
 Net change in interest accruals .....................................       (17,226)         20,299         27,151
 Foreign exchange effect .............................................        (1,499)          6,965          9,316
 Price-level restatement .............................................         3,725           1,002          1,340
                                                                        ------------   -------------   ------------
 NET CASH USED IN OPERATING ACTIVITIES ...............................      (138,752)        104,048        139,172
                                                                        ------------   -------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Net increase in loans ...............................................      (184,227)       (106,875)      (142,954)
 Increase in investments in time deposits ............................      (570,889)       (642,742)      (859,718)
 Proceeds from maturity of time deposits and other investments .......       568,660         678,647        907,743
 Proceeds from sales of goods received in lieu of payment ............        11,129          10,710         14,326
 Purchases of bank premises and equipment ............................        (2,501)         (4,601)        (6,154)
 Proceeds from sales of bank premises and equipment ..................           415             214            287
 Investments in other companies ......................................          (435)            (49)           (66)
 Dividends received on equity method investments .....................           230             155            208
                                                                        ------------   -------------   ------------
NET CASH  USED IN INVESTING ACTIVITIES ...............................      (177,618)        (64,541)       (86,328)
                                                                        ------------   -------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net decrease in current accounts ....................................       (21,259)        (17,241)       (23,061)
 Net increase in savings accounts and time deposits ..................       273,809         107,822        144,220
 Net increase in bankers drafts and other deposits ...................       165,905         107,540        143,843
 Net increase (decrease) in investments under agreements to
   repurchase ........................................................        16,143         (24,514)       (32,789)

 Increase in mortgage finance bonds ..................................       166,440         149,944        200,562
 Repayments of mortgage finance bonds ................................      (101,420)       (123,448)      (165,121)
 Proceeds from bond issues ...........................................            13               -              -
 Repayments of bond issues ...........................................        (4,951)         (5,613)        (7,508)
 Short-term funds borrowed ...........................................    10,346,086       6,987,230      9,345,965
 Short-term borrowings repaid ........................................   (10,269,896)     (6,566,599)    (8,783,338)
 Proceeds from issuance of long-term borrowings ......................       100,848          14,439         19,313
 Repayments of long-term borrowings ..................................      (102,971)       (490,266)      (655,769)
 Dividends paid ......................................................       (91,623)       (119,951)      (160,444)
                                                                        ------------   -------------   ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES ............................       477,124          19,343         25,873
                                                                        ------------   -------------   ------------

EFFECT OF PRICE -- LEVEL RESTATEMENT ON CASH
    AND DUE FROM BANKS ...............................................         6,874           9,211         12,320
                                                                        ------------   -------------   ------------
 NET INCREASE IN CASH AND DUE FROM BANKS .............................       167,628          68,061         91,037

 CASH AND DUE FROM BANKS, BEGINNING OF PERIOD ........................       518,744         558,994        747,698
                                                                        ------------   -------------   ------------

 CASH AND DUE FROM BANKS, END OF PERIOD ..............................       686,372         627,055        838,735
                                                                        ============   =============   ============


   The accompanying notes 1 to 18 are an integral part of these consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

       INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                  (UNAUDITED)

  (Expressed in millions of historical Chilean pesos (MCh$), except as stated)

                                                     ------------------------------------------------------------------------------
                                                      Number of     Paid-in                                  Net Income
                                                       Shares        Share                      Other          For the
                                                      (Note 9)      Capital       Reserves     Accounts        Period       Total
                                                     ----------   -----------   -----------   ----------   -------------  ---------
                                                     Thousands       MCh$          MCh$          MCh$          MCh$        MCh$
Balance as of January 1, 2001 (historical) ........  98,934,217       390,744        13,840        1,917          88,510    495,011
Capitalization of net income from the prior year ..           -             -        88,510            -         (88,510)         -
Dividend paid .....................................           -             -       (88,510)           -               -    (88,510)
Price-level restatement of capital ................           -         5,861           297            -               -      6,158
Change in unrealized gains (losses) of
    permanent financial investments ...............           -             -             -        1,331               -      1,331
Income for the period .............................           -             -             -            -          63,765     63,765
                                                     ----------   -----------   -----------   ----------   -------------  ---------
Balance as of June 30, 2001 .......................  98,934,217       396,605        14,137        3,248          63,765    477,755
                                                     ==========   -----------   -----------   ----------   -------------  ---------
Balance as of June 30, 2001 (1) ...................                   404,934        14,434        3,316          65,104    487,788
                                                                  ===========   ===========   ==========   =============  =========

Balance as of January 1, 2002 (historical) ........  98,934,217       402,857        14,446        2,922         118,764    538,989
Capitalization of net income from the prior year ..           -             -       118,764            -        (118,764)         -
Dividend paid .....................................           -             -      (118,764)           -               -   (118,764)
Price-level restatement of capital ................           -         2,417          (389)           -               -      2,028
Change in unrealized gains (losses) of
    permanent financial investments ...............           -             -             -          887               -        887
Income for the period .............................           -             -             -            -          66,986     66,986
                                                     ----------   -----------   -----------   ----------   -------------  ---------
Balance as of June 30, 2002 .......................  98,934,217       405,274        14,057        3,809          66,986    490,126
                                                     ==========   ===========   ===========   ==========   =============  =========


__________________________
(1)   Restated in constant Chilean pesos as of June 30, 2002


      The accompanying notes 1 to 18 are an integral part of these interim consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.       Summary of Significant Accounting Principles

         All significant accounting policies followed in the preparation of these unaudited interim consolidated financial statements are described in Note 1 to the audited consolidated financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in the Santiago and Subsidiaries (herein referred to as "Santiago" or the "Bank") Annual report on Form 20-F, with the exception of the following:

         . The net adjustment of non-monetary assets, liabilities and equity accounts was made on the basis of the variation of 0.6% in the consumer price index ("CPI") applicable for the six months ended June 30, 2002 (1.5% for the corresponding period in 2001) and was included in the price-level restatement account in the statements of income presented herein.
         . The interim unaudited consolidated financial statements and their respective notes have been restated in constant Chilean pesos of June 30, 2002 purchasing power. The comparative amounts for 2001 have been restated by 2.1%, which represents the variation in the CPI for the year ended June 30, 2002.

         . Values for the UF are as follows (historical Chilean pesos per UF):

                                                       June 30,
                       Year                              Ch$
                       2001 .......................   16,002.32
                       2002 .......................   16,355.20

         As more fully described in Notes 17 and 18, subsequent to the date of these financial statements, Banco Santander-Chile (herein referred to as "Old Santander-Chile") merged into Santiago. Following the merger, Santiago, the continuing legal entity, changed its name to Banco Santander-Chile.

         The accompanying interim consolidated financial statements are unaudited. In the opinion of the Bank's management, all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such interim financial statements have been made. Certain information and note disclosures normally included in the annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, the Bank believes that the disclosures made are adequate. The results of these interim periods are not necessarily indicative of results for the entire year.

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of the revenues and expenses during the reported periods. Actual results could differ from those estimates.

2.       Convenience translation to U.S. Dollars


         The Bank maintains its accounting records and prepares its financial statements in Chilean pesos. The U.S. dollar amounts disclosed in the accompanying interim consolidated financial statements are presented solely for the convenience of the reader at the observed exchange rate of September 30, 2002 of Ch$ 747.62 per US$1.00. This translation should not be construed as a representation that Chilean pesos amounts actually represent U.S. dollars or have been or could be converted into U.S. dollars at such rate or at any other rate.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

3.       Financial Investments

         A summary of financial investments is as follows:

                                                                                 As of June 30,
                                                                        --------------------------------
                                                                              2001             2002
                                                                        ---------------   --------------
                                                                              MCh$             MCh$
       Central Bank and Government Securities
            Marketable debt securities ..............................           301,940          425,676
            Investments collateral under agreements to repurchase ...           160,213          165,117
            Investments under agreements to resell ..................             9,298            5,294
            Other Investments .......................................            29,717           29,822
                                                                        ---------------   --------------
                    Subtotal ........................................           501,168          625,909
       Corporate securities
            Marketable securities ...................................           170,798          161,622
            Mortgage finance bonds issued by the Bank ...............            12,073           54,079
            Investments collateral under agreements to repurchase ...            38,053           25,674
                                                                        ---------------   --------------
                   Subtotal .........................................           220,924          241,375

            Time deposits in Chilean financial institutions .........             3,095            4,231
            Time deposits in foreign financial institutions .........            98,335           37,194
                                                                        ---------------   --------------
             Total ..................................................           823,522          908,709
                                                                        ===============   ==============

         Financial investments are classified at the time of the purchase, based on management's intentions, as either trading or permanent. The related amounts are as follows:

                                                                               As of June 30,
                                                                        ---------------------------
                                                                           2001             2002
                                                                        -----------      ----------
                                                                           MCh$             MCh$
        Permanent ...................................................       157,156         278,903
        Trading .....................................................       666,366         629,806
                                                                        -----------      ----------
        Total .......................................................       823,522         908,709
                                                                        ===========      ==========

4.       Loans

         The loans on the accompanying consolidated unaudited balance sheets are comprised of the subcategories as described below:

         Commercial loans are long-term and short-term loans made to companies and businesses. These loans are granted in Chilean pesos on an adjustable or fixed rate basis to finance primarily working capital or investments.

         Consumer loans are loans to individuals granted in Chilean pesos, generally on a fixed rate basis, to finance the purchase of consumer goods or to pay for services. Credit card balances subject to interest charges are also included in this category.

         Mortgage loans are inflation indexed, fixed rate, long-term loans with monthly payments of principal and interest collateralized by a real property mortgage. These loans are specifically funded through the issuance of mortgage finance bonds. At the time of issuance, the amount of a mortgage loan cannot exceed 75% of the value of the property.

         Foreign trade loans are fixed rate, short-term loans granted in foreign currencies (principally U.S. dollars) to finance imports and exports.

         Interbank loans are fixed rate, short-term loans to financial institutions that operate in Chile.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         Leasing contracts are agreements for financing leases of capital equipment and other property.

         Other outstanding loans principally include current account overdrafts, bills of exchange and mortgage loans which are financed by the Bank's general borrowings.

         Past due loans include, with respect to any loan, the amount of principal or interest that is 90 days or more overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan.

         Contingent loans consist of open and unused letters of credit together with guarantees granted by the Bank in Ch$, UF and foreign currencies (principally U.S. dollars).

         The following table summarizes the most significant loan concentrations, expressed as a percentage of total loans, excluding contingent loans and before the reserve for loan losses.

                                                                               As of June 30,
                                                                        ---------------------------
                                                                            2001             2002
                                                                        ----------       ----------
                                                                             %                %
        Manufacturing ..........................................              10.1            10.2
        Community, social and personal services ................              15.0            15.2
        Residential mortgage loans .............................              16.7            15.7
        Financial services .....................................              18.6            17.5
        Commerce ...............................................              12.2            12.3
        Construction ...........................................              10.0             9.3
        Consumer loans .........................................               6.7             6.7
        Agriculture, Livestock, Agribusiness, Fishing ..........               4.3             4.7
        Transport, Storage and Communications ..................               2.8             4.0
        Others .................................................               3.6             4.4
                                                                        ----------       ---------
        Total ..................................................             100.0           100.0
                                                                        ==========       =========

         A substantial amount of the Bank's loans are to borrowers doing business in Chile. The recoverability of the Bank's loans could be affected by an economic downturn in Chile.

5.       Allowance for Loan Losses

         The changes in the allowance for loan losses are as follows:

                                                                       As of June 30,
                                                            ------------------------------------
                                                                   2001               2002
                                                            ----------------    ----------------
                                                                   MCh$               MCh$
     Balance as of January 1 .............................            89,841              95,044
      Price-level restatement (1) ........................            (1,410)               (576)
      Write-offs .........................................           (18,970)            (21,623)
      Allowances established .............................            23,855              25,260
      Allowances released ................................            (2,027)             (3,662)
                                                            ----------------    ----------------
     Balance as of June 30 ...............................            91,289              94,443
                                                            ================    ================

(1) Reflects the effect of inflation on the allowance for loan losses at the beginning of each period, adjusted to constant Chilean pesos of June 30, 2002.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


         The provision for loan losses included in results of operations for each period is as follows:

                                                               Six Month period ended June 30,
                                                            ------------------------------------
                                                                   2001               2002
                                                            ----------------    ----------------
                                                                   MCh$               MCh$
          Allowances established .........................           (23,855)            (25,260)
          Direct charge-offs .............................              (738)               (175)
          Allowances released ............................             2,027               3,662
                                                            ----------------    ----------------
          Net charge to income ...........................           (22,566)            (21,773)
                                                            ================    ================

6.       Other interest bearing liabilities

         The Bank's long-term and short-term borrowings are summarized below. Borrowings are generally classified as short-term when they have original maturities of less than one year or are due on demand. All other borrowings are classified as long-term, including the amounts due within one year on such borrowings.

         A summary of short-term and long-term borrowings is as follows:

                                                                                 As of June 30, 2001
                                                                 -----------------------------------------------------
                                                                    Long-term        Short-term            Total
                                                                 ----------------  ----------------   ----------------
                                                                      MCh$              MCh$               MCh$
Central Bank borrowings ......................................        17,913            36,357             54,270
Securities sold under agreements to repurchase ...............             -           198,931            198,931
Mortgage finance bonds .......................................     1,062,688                 -          1,062,688
Other bonds ..................................................       236,508                 -            236,508
Subordinated bonds ...........................................       261,655                 -            261,655
Borrowings from domestic financial institutions ..............        44,606           163,951            208,557
Foreign borrowings ...........................................        19,566            92,807            112,373
Other obligations ............................................        14,502            24,589             39,091
                                                                 ----------------  ----------------   ----------------
Total other interest bearing liabilities .....................     1,657,438           516,635          2,174,073
                                                                 ================  ================   ================


                                                                                 As of June 30, 2002
                                                                 -----------------------------------------------------
                                                                    Long-term        Short-term            Total
                                                                 ----------------  ----------------   ----------------
                                                                      MCh$              MCh$               MCh$
Central Bank borrowings ......................................        14,087            46,010             60,097
Securities sold under agreements to repurchase ...............             -           191,435            191,435
Mortgage finance bonds .......................................     1,113,547                 -          1,113,547
Other bonds ..................................................       218,615                 -            218,615
Subordinated bonds ...........................................       274,854                 -            274,854
Borrowings from domestic financial institutions ..............        30,591            40,522             71,113
Foreign borrowings ...........................................       180,132            73,780            253,912
Other obligations ............................................        13,255            23,844             37,099
                                                                 ----------------  ----------------   ----------------
Total borrowings .............................................     1,845,081           375,591          2,220,672
                                                                 ================  ================   ================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


        The long-term borrowings at June 30, 2002 are payable during the following years:

During the calendar year,                               MCh$
-------------------------                         -----------------

2002 .........................................         250,980
2003 .........................................         187,630
2004 .........................................         141,549
2005 .........................................         143,128
2006 .........................................         116,126
2007 and thereafter ..........................       1,005,668
                                                  -----------------
                                                     1,845,081
                                                  =================

7.       Disclosures Regarding Derivative Financial Instruments

         The Bank enters into foreign exchange forward contracts for its own account and on behalf of its customers. The notional amount of these contracts are carried off-balance sheet. These contracts are generally standardized contracts, normally for periods between one and 365 days, and are not traded in a secondary market. However, in the normal course of business and with the agreement of the original counterparty, they may be terminated or assigned to another counterparty.

         The Bank is exposed to credit related losses in the event of non-performance by counterparties to these financial instruments. The risk that counterparties of derivative instruments might default on their obligation is monitored on an ongoing basis. In order to manage the level of credit risk, the Bank enters into transactions with counterparties whom it believes have a good credit standing, and, when appropriate, obtains collateral.

         All derivative instruments are subject to market risk. This is defined as the risk that future changes in market conditions may make the Bank's investment more or less valuable. Exposure to market risk is managed in accordance with risk limits set by the Bank's senior management by buying or selling instruments or entering into offsetting positions.

         The Chilean Central Bank requires that foreign exchange forward contracts be made only in U.S. dollars and other major foreign currencies. In the case of the Bank, most forward contracts are made in U.S dollars against the Chilean peso or the UF. Unrealized gains, losses, premiums and discounts arising from foreign exchange forward contracts are shown on a net basis under "Other liabilities" and amounts to MCh$ 195 at June 30, 2002.

         During 2001 and 2002 the Bank entered into interest rate and cross currency swap agreements to manage exposure to fluctuations in currencies and interest rates. The differential between the interest paid or received on a specified notional amount is recognized under "Foreign exchange transactions, net". The fair value of the swap agreement and changes in the fair value as a result of changes in market interest rates are not recognized in the consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


         The notional amounts of these contracts as of June 30, 2001 and 2002 are as follows:

                                                             June 30, 2001                June 30, 2002
                                                      ----------------------------  ---------------------------
                                                         Notional        Fair          Notional        Fair
                                                          Amount         Value          Amount        Value
                                                      ----------------------------  ---------------------------
                                                           MCh$          MCh$            MCh$          MCh$
Forward exchange contracts to purchase (US$/Ch$) ...          350,774      2,856           407,679     14,972
Forward exchange contracts to purchase (US$/UF) ....          178,493      3,428           107,589      4,923
Forward exchange contracts to purchase (UF/Ch$) ....                -          -            14,720        (26)
Forward exchange contracts to sell (US$/Ch$) .......          359,032     (2,727)          359,686     (7,668)
Forward exchange contracts to sell (US$/UF) ........          301,992     (4,042)          158,079     (5,831)
Forward exchange contracts to sell (UF/Ch$) ........            8,169       (753)           13,084        208
Interest rate swap (UF) ............................          123,946       (330)          148,314     (1,063)
Interest rate swap (US$) ...........................                -          -           150,895     (1,977)
Foreign currency forwards ..........................           22,965        755           113,309        (35)

8.       Minimum Capital Requirements

         In accordance with the General Banking Law, Chilean Banks are required to maintain a minimum level of equity of 800,000 UF, equivalent to MCh$ 13,084 as of June 30, 2002. In addition, Chilean Banks are required to maintain a minimum "net capital base" (capital and reserves) of at least 3% of their total assets net of provisions, and an "effective equity" for not less than 8% of their "risk-weighted assets". Effective equity is defined as net capital base plus subordinated bonds, up to 50% of the capital and reserves, plus voluntary provisions up to 1.25% of risk-weighted assets. The value of the subordinated bonds that can be considered in the determination of effective equity is reduced by 20% per year, beginning six years prior to maturity.

         The Bank's actual qualifying net capital base and effective equity to support the Bank's "risk weighted assets" as of June 30, 2001 and 2002 are shown in the following table:

                                                                             As of June 30,
                                                                    --------------------------------
                                                                        2001              2002
                                                                    -------------    ---------------
                                                                        MCh$              MCh$
       Net capital base .........................................         422,684            423,140
       3% of total assets net of provisions .....................        (213,703)          (200,453)
                                                                    -------------    ---------------
       Excess over minimum required equity ......................         208,981            222,687
                                                                    =============    ===============
       Net capital base as a percentage of the total assets,
          net of provisions .....................................            5.93%              6.33%

       Effective equity .........................................         619,424            606,435
       8% of the risk-weighted asset ............................        (403,905)          (379,715)
                                                                    -------------    ---------------
       Excess over minimum required equity ......................         215,519            226,720
                                                                    =============    ===============
       Effective equity as a percentage of the risk-weighted
          assets ................................................           11.73%             12.78%

      Before June 30, 2002, the information presented in the above table was required on unconsolidated basis. For comparative purposes, information as of June 30, 2001 is presented on the same consolidated basis as June 30, 2002.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


9.       Shareholders' Equity

(a)      Share capital

         As of June 30, 2001 and 2002, the Bank's paid-in capital consisted of 98,934,216,567 common shares of no fixed nominal value authorized, issued and outstanding, which have full, pro-rata dividend rights and voting rights (except for the 35,067,767,014 shares held by Banco Central de Chile at June 30, 2001; as Banco Central de Chile is prohibited by law from exercising voice or voting rights with respect to the shares held by it, although upon any sale of such shares by Banco Central de Chile the new owners are entitled to exercise full rights). In April 22, 2002 Banco Central de Chile sold the shares to Teatinos Siglo XXI S.A., main shareholder of the Bank and related company of Santander Central Hispano. Shares of common stock do not have redemption provisions.

(b)      Dividends

         The distributions of dividends related to net income for the years 2001 and 2002 were approved by the Annual Shareholder's Meeting of Santiago, held in March 2001 and 2002, respectively, and are as follows:

                                           Dividend paid       Percentage
                                                   (1)              paid
                                         ------------------ ----------------
                                                MCh$               %

          March 2001 ................            91,623              100
          March 2002 ................           119,951              100

          (1) Dividend paid has been restated in Constant Chilean pesos of June 30, 2002.

10.      Transactions with Related Parties

         In accordance with the Chilean General Banking Law and the rules of the Superintendency of Banks, related parties are defined as individuals or companies who are directors, officers or shareholders who own more than 1% of the Bank's shares. Companies in which a director, officer or shareholder of the Bank holds more than a 5% interest and companies that have common directors with the Bank are also considered to be related parties. In the following table, trading or manufacturing companies are defined as operating companies, and companies whose purpose is to hold shares in other companies are defined as investment companies.

(a)      Loans granted to related parties

         Loans to related parties, all of which are current, are as follows:

                                                                                As of June 30,
                                                     -------------------------------------------------------------------
                                                                   2001                               2002
                                                     --------------------------------   --------------------------------
                                                                        Collateral                         Collateral
                                                         Loans           Pledged            Loans           Pledged
                                                     --------------------------------   --------------------------------
                                                         MCh$              MCh$              MCh$             MCh$
         Operating companies ....................           98,866             13,633           71,841            21,194
          Investment companies ..................           21,503             21,503           21,528            21,528
          Individuals (1) .......................            3,713              3,457            3,785             3,614
                                                     -------------   ----------------   --------------   ---------------
                  Total .........................          124,082             38,593           97,154            46,336
                                                     =============   ================   ==============   ===============


_____________________________
(1) Includes debt obligations that are equal to or greater than UF 3,000, equivalent to MCh$49 at June 30, 2002.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


The activity in the balances of loans to related parties are as follows:

                                                         As of June 30,
                                                -----------------------------
                                                     2001            2002
                                                --------------   ------------
                                                     MCh$            MCh$
         Balance as of January 1 ..........             85,619         94,154
         New loans ........................             51,140        100,199
         Repayments .......................            (11,348)       (96,637)
         Price-level restatement ..........             (1,329)          (562)
                                                --------------   ------------
         Balance as of June 30 ............            124,082         97,154
                                                ==============   ============

(b)      Other transactions with related parties

         During the Six-month period ended June 30, 2001 and 2002, the Bank incurred the following income and expenses as a result of transactions with related parties (equal to or greater than UF 1,000, equivalent to MCh$16 at June 30, 2002):

                                                                             Six-Month period ended June 30,
                                                                    ----------------------------------------------------
                                                                              2001                       2002
                                                                    -------------------------   ------------------------
                                                                      Income      Expense          Income     Expense
                                                                    -------------------------   ------------------------
                                                                       MCh$        MCh$             MCh$       MCh$
       Teatinos Siglo XXI S.A (1) .............................             -             -          3,061        (14)
       Autorentas del Pacifico S.A. ...........................             -            (8)             -          -
       Compania de Seguros de Vida Santiago ...................             -          (347)             -        (60)
       Fontaine y Paul Consultores Asoc. ......................             -           (14)             -         (8)
       Inv. e Inmobiliaria Alas Ltda ..........................             -            (7)             -          -
       Jaime Ritchie Chacon. ..................................             -            (5)             -          -
       Olivos Vial Ltda .......................................             -           (15)             -         (2)
       Nexus Operadoras de Tarjetas de Credito ................             -           (51)             -       (518)
       Palma Moraga Francisco .................................             -            (9)             -          -
       Plaza del Trebol S.A. ..................................             -           (57)             -          -
       Plaza Oeste S.A. .......................................             -            (9)             -          -
       Sixtra Chile S.A .......................................             -           (76)             -        (29)
       Transbank S.A. .........................................             -          (206)             -       (549)
       Zahler y Compania Ltda. ................................             -           (12)             -        (12)
       De Amesti y Cia. Ltda. .................................             -             -              -        (17)
       De las Heras Marin Hernan Victor .......................             -             -              -         (4)
       Grima Terre Joan David .................................             -             -              -         (9)

         Items of expense are for services received by the Bank from related parties. In accordance with Article 89 of the Chilean Corporations Law, the Bank's transactions with related parties have been carried out at market terms or on terms similar to those customarily prevailing in the market.


(1) During June 2002, the Bank sold assets received in lieu of payment. The income resulted from this transaction is included in Non-operating income and expenses (Note 11).

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


11.      Non-operating income and expenses

         Non-operating income and expenses are set forth below:

                                                                        Six-Month period ended June 30,
                                                          ----------------------------------------------------------
                                                             Income       Expenses          Income        Expenses
                                                          --------------------------    ----------------------------
                                                              2001         2001              2002          2002
                                                              MCh$         MCh$              MCh$          MCh$
Gain (loss) on sales of Bank premises and equipment ...            32          (36)               129           (9)
Gain on sales of goods received in lieu of payment ....           849            -              4,712            -
Charge-off of goods received in lieu of payment  ......             -       (3,742)                 -       (1,894)
Recoveries of expenses ................................           602            -                591            -
Tax recoveries ........................................             3            -                  -            -
Charge-off s ..........................................             -         (154)                 -         (237)
Other .................................................         3,349       (5,763)               218       (2,973)
                                                          --------------------------    ----------------------------
Total .................................................         4,835       (9,695)             5,650       (5,113)
                                                          ==========================    ============================

12.      Directors' Remuneration

         The following amounts were charged with respect to the services of the members of the Board.

                                                                      Six-Month period ended June 30,
                                                                    ------------------------------------
                                                                         2001                2002
                                                                         MCh$                MCh$
                                                                    ----------------    ----------------
       Remuneration established by the General
             Shareholders' meeting including attendance fees ....             438                 437
                                                                    ================    ================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


13.      Foreign Currency Position

         The consolidated balance sheet includes assets and liabilities denominated in foreign currencies, which have been translated to Chilean pesos at the observed exchange rates as of June 30, 2001 and 2002, and assets and liabilities denominated in Chilean pesos but that contain repayment terms linked to changes in foreign currency exchange rates, as detailed below:

                                                   As of June 30, 2001                      As of June 30, 2002
                                         ---------------------------------------  ----------------------------------------
                                                     Denominated in                           Denominated in
                                         ---------------------------------------  ----------------------------------------
                                          Foreign       Chilean                     Foreign       Chilean
                                          Currency       Pesos         Total       Currency        Pesos         Total
                                         -----------  ------------  ------------  ------------  ------------  ------------
                                            MCh$         MCh$          MCh$          MCh$          MCh$          MCh$
 ASSETS
 Cash and due from banks .............       80,804             -        80,804       155,543             -       155,543
 Other loans .........................      635,452        45,404       680,856       654,981        32,554       687,535
 Contingent loans ....................      193,883           308       194,191       223,350           308       223,658
 Financial investments ...............      206,802        26,274       233,076       137,399       193,639       331,038
 Other assets ........................      222,316         1,855       224,171       102,144         2,760       104,904
                                         -----------  ------------  ------------  ------------  ------------  ------------
 Total assets ........................    1,339,257        73,841     1,413,098     1,273,417       229,261     1,502,678
                                         -----------  ------------  ------------  ------------  ------------  ------------
LIABILITIES

 Deposits ............................      419,396            94       419,490       532,602             3       532,605
 Contingent liabilities ..............      193,883            47       193,930       223,350             9       223,359
 Borrowings from domestic
    Financial institutions ...........       34,152        14,512        48,664        34,459         7,206        41,665
 Foreign borrowings ..................      112,373           566       112,939       253,804           354       254,158
 Other liabilities ...................      444,630         6,230       450,860       356,323         6,066       362,389
                                         -----------  ------------  ------------  ------------  ------------  ------------
 Total liabilities ...................    1,204,434        21,449     1,225,883     1,400,538        13,638     1,414,176
                                         -----------  ------------  ------------  ------------  ------------  ------------
Net assets (liabilities) .............      134,823        52,392       187,215      (127,121)      215,623        88,502
                                         ===========  ============  ============  ============  ============  ============

14.      Commitments and Contingencies

(a)      Loan commitments

         The Bank is party to transactions with off-balance-sheet risk in the normal course of its business. These transactions expose the Bank to credit risk in addition to amounts recognized in the consolidated financial statements. These transactions include commitments to extend credit not otherwise accounted for as contingent loans. These commitments include such items as overdraft and credit card lines of credit.

         Such commitments are agreements to lend to a customer at a future date, subject to compliance with the contractual terms. Since a substantial portion of these commitments is expected to expire without being drawn on, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. The amounts of these loan commitments were MCh$ 262,921 and MCh$ 425,478 at June 30, 2001 and 2002, respectively.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(b)      Liabilities for future commitments

         As of June 30, 2002, the Bank's subsidiary Santiago Corredores de Bolsa Ltda. maintained repurchase agreements amounting to MCh$ 72,210 (MCh$ 74,295 as of June 30, 2001).

(c)      IBM Chile S.A.C. outsourcing contract

         On June 30, 2000, the Bank entered in an outsourcing data processing contract with IBM Chile S.A.C., through which IBM will provide operating and data processing services related with the back-end of the principal systems of the Bank. This agreement covers a period of ten years, involving a total contractual commitment in the amount of MCh$ 33,237 (historical value), of which MCh$ 2,312 and MCh$ 3,720 has been paid during the periods ended June 30, 2001 and 2002, respectively.

15.      Income Taxes

         The Bank records the effects of deferred taxes on its consolidated financial statements in accordance with Technical Bulletin No. 60 and the complementary technical bulletins thereto issued by the Association of Accountants.

         As described in that accounting standard, beginning January 1, 1999, the Bank recognized the consolidated tax effects generated by the temporary differences between financial and tax values of assets and liabilities. At the same date, the net deferred tax determined was completely offset against a net "complementary" account. Such complementary deferred tax balances are being amortized over the estimated reversal periods corresponding to the underlying temporary differences as of January 1, 1999. The balance to be amortized as of June 30, 2001 was MCh$17,440, and as of June 30, 2002 was MCh$ 753. In accordance with the Technical Bulletin No. 60, deferred tax asset and liability amounts are presented on the balance sheet net of the related unamortized complementary account balances in other assets and other liabilities in the balance sheet. The corresponding amounts and effects, which are as follows:

                                                                       Six-Month period ended June 30, 2002
                                                ---------------------------------------------------------------------------------
                                                     Deferred tax           Complementary         Deferred        Deferred tax
                                                       balances              deferred tax         taxes             balances
                                                         as of                 account            (expense)           as of
                                                  January 1, 2002 (1)        Amortization          benefit       June 30, 2002
                                                ----------------------------------------------  ---------------------------------
                                                         MCh$                    MCh$               MCh$              MCh$
    Deferred tax assets .....................                    23,769                      -           (959)             22,810
     Deferred tax assets generated by
          tax loss ..........................                     2,652                      -         (2,652)                  -
     Complementary deferred tax
          liability .........................                    (4,751)                 3,404              -              (1,347)
                                                -----------------------  ---------------------  -------------    ----------------
             Total deferred tax assets ......                    21,670                  3,404         (3,611)             21,463
                                                -----------------------  ---------------------  -------------    ----------------

    Deferred tax liabilities ................                    (2,959)                     -            914              (2,045)
     Complementary deferred tax assets ......                       757                   (163)             -                 594
                                                -----------------------  ---------------------  -------------    ----------------
             Total deferred tax
                 liabilities ................                    (2,202)                  (163)           914              (1,451)
                                                -----------------------  ---------------------  -------------    ----------------
             Effect on income ...............                         -                  3,241         (2,697)                544
                                                =======================  =====================  =============    ================


(1) For the purposes of these tables, the opening balances are presented in historical Chilean pesos at the beginning of the period.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                                                                  Six-Month period ended June 30, 2001
                                            ---------------------------------------------------------------------------------
                                                Deferred tax           Complementary        Deferred         Deferred tax
                                                  balances             deferred tax         taxes              balances
                                                    as of                 account           (expense)            as of
                                              January 1, 2001 (1)      Amortization          benefit        June 30, 2001
                                            --------------------------------------------  -----------------------------------
                                                    MCh$                   MCh$                MCh$              MCh$
    Deferred tax assets ..................                 13,503                     -            1,611              15,114
     Deferred tax assets generated by
          tax loss .......................                 25,883                     -           (9,930)             15,953
     Complementary deferred tax
          liability ......................                (29,321)               10,650                -             (18,671)
                                            ----------------------  --------------------  ---------------- ------------------
             Total deferred tax assets ...                 10,065                10,650           (8,319)             12,396
                                            ----------------------  --------------------  ---------------- ------------------

    Deferred tax liabilities .............                   (789)                    -              (36)               (825)
     Complementary deferred tax assets ...                    982                     -             (135)                847
                                            ---------------------- ---------------------  ----------------  -----------------
             Total deferred tax
                liabilities ..............                    193                     -             (171)                 22
                                            ---------------------- ---------------------  ----------------  -----------------
             Effect on income ............                      -                10,650           (8,490)              2,160
                                            ====================== =====================  ================  =================


(1) For the purposes of these tables, the opening balances are presented in historical Chilean pesos at the beginning of the period.

         "Income taxes" as presented in the Consolidated Statement of Income for the periods ended June 30, 2001 and 2002 are summarized as follows:

                                                                            Six-Month period ended June 30,
                                                                           ---------------------------------
                                                                               2001              2002
                                                                           -------------    ----------------
                                                                               MCh$              MCh$
    Amortization of deferred tax complementary accounts balances .....           10,650               3,241
     Deferred tax expense for the period .............................           (8,490)             (2,697)
                                                                           -------------    ----------------
    Net benefit from deferred taxes ..................................            2,160                 544
     Current income tax provision ....................................           (1,428)             (8,776)
                                                                           -------------    ----------------
             Net income benefit (loss) ...............................              732              (8,232)
                                                                           =============    ================

16.      Fiduciary Activities

         The following items are recorded in memorandum accounts by the Bank and represent fiduciary safekeeping and custody services.

                                                                                As of June 30,
                                                                       -------------------------------
                                                                            2001            2002
                                                                       ---------------  --------------
                                                                            MCh$            MCh$
         Securities held in safe custody ............................       1,436,799      1,690,597
         Amount to be collected on behalf of local third parties ....          98,386        116,148
         Amount to be collected on behalf of foreign third parties ..         511,115        346,378
                                                                       ---------------  --------------
                                       Total ........................       2,046,300      2,153,123
                                                                       ===============  ==============

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



17. Differences between Chilean and United States Generally Accepted Accounting Principles

     A description of the significant differences between accounting principles generally accepted in Chile ("Chilean GAAP") and accounting principles of the Superintendency of Banks and accounting principles generally accepted in the United States ("U.S. GAAP") is included in Note 25 to the financial statements for each of the three years in the period ended December 31, 2001. The Chilean GAAP financial statements that have been presented are those of the acquiring bank, Santiago, in accordance with merger accounting under Chilean GAAP. All U.S. GAAP information presented in this note has been stated to reflect the merger with Old Santander-Chile. Disclosures provided under U.S. GAAP give effect to the combination of Santiago and Old Santander-Chile (collectively referred to herein as the "Merged Bank") as from May 3, 1999, the first date in which control of both these banks was held by the common parent. Paragraph (a) below explains the incorporation of Old Santander-Chile under Chilean GAAP and the subsequent combination of the banks under U.S. GAAP. In addition to the differences described and quantified therein, as of June 30, 2002, the following differences between Chilean GAAP and U.S. GAAP existed:

 (a)  Merger of entities under common control

      Under Chilean GAAP, the merger between Santiago and Old Santander-Chile is being accounted for as a "pooling of interests" on a prospective basis from January 1, 2002. As such the merger combination between Old Santander-Chile and Banco Santiago will be presented on a combined basis, beginning September 30, 2002, which is the first interim reporting period following the merger on August 1, 2002.

      Under Chilean GAAP historical financial statements for periods prior to the merger are not restated. As the merger took place after June 30, 2002, the date of the last financial statements issued, the Chilean GAAP financial statements have not been restated for the six-month period ended June 30, 2002. As a result, the financial statements of the acquiring bank, Santiago, have been presented.

      Under U.S. GAAP, the merger between these two entities, which have been under common control since May 3, 1999, should be accounted for in a manner similar to a pooling-of-interests. As a consequence of the merger, Old Santander-Chile is required to restate its U.S. GAAP historical financial statements previously issued for all periods to retroactively reflect the combining banks as if they had been combined throughout the periods during which common control existed.

      Unlike Chilean GAAP, for purposes of the restated financial statements the reported financial statement information for periods prior to May 3, 1999, the date at which there was common control, will be the reported at book values of Old Santander-Chile, controlled by Banco Santander Central Hispano ("BSCH") since 1978. U.S. GAAP requires that the Merged Bank combine the reported book values of Santiago subsequent to May 3, 1999 based on the U.S. GAAP amounts included in the accounting records of the common parent, BSCH, with the carrying values of Old Santander-Chile.

      As Chilean GAAP information includes only Banco Santiago, and U.S. GAAP includes a combination of the banks starting May 3, 1999, there is a reconciling amount to provide that the banks are presented on a combined basis under Chilean GAAP, before reconciling to U.S. GAAP. The effect of combining the banks on a Chilean GAAP basis, in order to have comparable amounts is included below.

                         BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



     For information purposes, both Old Santander-Chile and Santiago have been combined under Chilean GAAP. The two banks have been summed eliminating any interbank balances or transactions. The condensed balance sheet and income statement of each bank for the six-month periods ended June 30, 2001 and 2002 are set-out as follows:

     Condensed Combined Balance Sheet

                                                                   As of June 30,
                                                      ------------------------------------------
                                                             2001                  2002
                                                      --------------------  --------------------
                                                             MCh$                  MCh$
Assets

Cash and due from banks ..........................              1,228,584             1,263,312
Investments ......................................              2,202,196             2,330,275
Loans, net .......................................              8,237,890             8,520,635
Other assets .....................................                834,274               836,413
                                                      --------------------  --------------------
      Total Assets ...............................             12,502,944            12,950,635
                                                      ====================  ====================

Liabilities and Shareholders' Equity

Deposits .........................................              6,771,931             7,095,060
Borrowings .......................................              3,662,515             3,778,009
Other liabilities ................................              1,169,204             1,167,737
Shareholders' equity .............................                899,294               909,829
                                                      --------------------  --------------------
      Total Liabilities and Shareholders'
      Equity .................................                 12,502,944            12,950,635
                                                      ====================  ====================

     Condensed Combined Income Statement

                                                          Six-month period ended June 30,
                                                      -----------------------------------------
                                                             2001                 2002
                                                      -------------------  --------------------
                                                             MCh$                 MCh$

Net Interest Revenue .............................                247,412               266,450
Provision for loan losses ........................                (48,960)              (35,560)
Income from services .............................                 46,591                45,559
Other operating income, net ......................                 11,985                 1,597
Operating expenses ...............................               (133,858)             (138,746)
Other income and expenses ........................                  6,080                 5,624
Loss from price-level restatement ................                 (7,121)               (2,285)
Income taxes .....................................                 (8,550)              (18,722)
                                                      -------------------  --------------------
Net income .......................................                113,579               123,917
                                                      ===================  ====================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



     In the disclosure below, for information purposes, the Statements of cash flows has been compiled using information prepared in accordance with Chilean GAAP for the six-month periods ended June 30, 2001 and 2002, and is set out as follows:

Condensed Combined Statement of Cash Flows

                                                                                   Six-Month period ended
                                                                                          June 30,
                                                                                 ------------------------------
                                                                                     2001               2002
                                                                                 ------------      ------------
                                                                                   MCh$               MCh$
Cash provided by operating activities  ...................................            39,734            147,683
Cash used in investing activities ........................................          (300,012)            34,144
Cash provided by financing activities ....................................           615,943             75,201
Effect of inflation on cash and cash equivalents .........................             4,179             10,044
                                                                                 ------------      ------------
Net change in cash and cash equivalents ..................................           359,844            267,072
Cash and cash equivalents at beginning of year ...........................           868,740            996,240
                                                                                 ------------      ------------
Cash and cash equivalents at end of year .................................         1,228,584          1,263,312
                                                                                 ============      ============

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



(b)  Amortization of goodwill and intangible assets

     The Merged Bank adopted SFAS No. 142, "Goodwill and Other Intangible Assets", ("SFAS 142") as of January 1, 2002. SFAS 142 applies to all goodwill and identified intangible assets acquired in a business combination. Under the new standard, all goodwill, including that acquired before initial application of the standard, and indefinite-lived intangible assets are not amortized, but must be tested for impairment at least annually. In addition to the transitional impairment test required by the standard, which was performed during the first quarter of 2002 and which did not result in any impairment, the Merged Bank must perform the required annual impairment test in the year of adoption of the standard. The Merged Bank is required to apply the new standard prospectively.

      Under U.S. GAAP, the net carrying value of goodwill related to the acquisitions of Banco Osorno y La Union, the financial assets of FUSA, the merger of Banco de Santiago and Banco O'Higgins and the push-down of the goodwill from BSCH, as described in Note 25 (s) to the audited consolidated financial statements as of December 31, 2001, was MCh$ 154,774, MCh$ 13,919, MCh$ 103,775 and MCh$ 233,950 (expressed in constant Chilean pesos as of June 30, 2002), respectively. Additional goodwill was created during the first six months of 2002 as described further in paragraph (c). No impairment losses were recognized, during the first six months of 2002. The carrying value of goodwill by major line of business as of June 30, 2002 was MCh$ 79,789 for Corporate Banking, MCh$187,066 for Retail Banking and MCh$ 5,776 for International Banking for Santiago and MCh$42,887 for Corporate Banking, MCh$ 122,774 for Retail Banking, and MCh$ 84,245 for Financial Markets for Old Santander-Chile. The effect of this difference has been presented in paragraph (e), below.

       The following disclosure of what reported net income and adjusted earnings per share amounts would have been in the six-month period ended June 30, 2001, exclusive of amortization expense recognized in those periods related to goodwill, is required by SFAS N(degree) 142.

                                                                For the period
                                                                ended June 30,
                                                               ------------------
                                                                     2001
                                                                     MCh$

Reported net income in accordance with U.S. GAAP.........               93,141
Add Back: Goodwill amortization..........................               19,585
                                                               ------------------
Adjusted net income......................................              112,726
                                                               ==================

Basic and Diluted earnings per share:
Reported net income in accordance with U.S. GAAP.........                 0.49
Goodwill amortization....................................                 0.11
                                                               ------------------
Adjusted basic and diluted earnings per share............                 0.60
                                                               ==================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



(c)   Step Acquisition of Santiago by BSCH

      Under Chilean GAAP historical financial statements for periods prior to the merger are not to be restated. As the merger took place after June 30, 2002, the date of the last financial statements issued, the Chilean GAAP financial statements have not been restated for the six-month period ended June 30, 2002. Under U.S. GAAP, to the extent that the banks are under common control, the financial information will be the reported book values of Old Santander-Chile and Santiago, based on the U.S. GAAP amounts included in the accounting records of the transferring entity, BSCH. As a result of the acquisition of Banco Central Hispano by Banco Santander S.A., purchase accounting was applied to the investment in Santiago through Teatinos Siglo XXI S.A. ("Teatinos"), based on the fair values of the identifiable assets and liabilities of BCH resulting in the creation of goodwill, relating to Santiago, in the books of BSCH.

      On April 22, 2002, the Central Bank sold their remaining 35.44% participation in Santiago to Teatinos, the primary shareholder of Old Santander-Chile and a wholly owned subsidiary of BSCH. As a result of this transaction, BSCH held a 78.95% participation in Santiago prior to the merger. Goodwill was created in the books of BSCH from this transaction. Under U.S. GAAP to the extent that the transferring entity has differences in the carrying values of the banks, such differences are recorded in the records of the Merged Bank. In the case of Old Santander-Chile these values include purchase accounting adjustments that relate to the April 22, 2002 transaction. The original amount of goodwill as a result of the above transaction was determined as follows:.

                                                                                 MCh$

         Net book value of Santiago.......................................        466,023
         Incremental fair value of identified intangible assets (1)(2)            245,896
         Fair value increment of identified net assets acquired...........         44,487
                                                                             -------------
         Fair value of Santiago...........................................        756,406
                                                                             -------------
         Fair value of interest acquired in Santiago (35.44%).............        268,070

         Purchase cost....................................................        442,964
                                                                             -------------
         Goodwill.........................................................        174,894
                                                                             =============


(1) Core deposit intangibles resulting from the acquisition are being amortized over the estimated average remaining life of the acquired customer base at the date of purchase.
(2) Brand name intangibles resulting from the acquisition were not amortized, as there was no impairment since the date of purchase.

         The effect of pushing down the goodwill into the books of the merged bank is included in paragraph (e) below.

(d)      Minimum dividend

         As required by Chile's General Banking Law, unless otherwise decided by a two-thirds vote of its issued and subscribed shares, the Bank must distribute a cash dividend in an amount equal to at least 30% of its net income for each year as determined in accordance with Chilean GAAP, unless and except to the extent the Bank has unabsorbed prior year losses. As a result of an agreement (the "agreement") executed in 1999 between Banco Santander Central Hispanoamericano ("BSCH") and the Central Bank, beginning in 1999 Santiago must maintain a 100% dividend payout ratio so long as the Central Bank is a shareholder of Santiago. On April 22, 2002, the Central Bank sold their shares, therefore subsequent to this date, only 30% of net income is required to be distributed in dividends.

         Under U.S. GAAP, if dividends distributed as of a financial reporting date are less than such required dividend payment, such difference represents a non-permanent component of shareholders' equity which should be reclassified from retained earnings as of such reporting date. However, when, as allowed by regulation, actions of shareholders are taken prior to the date of financial statement issuance, which is evidence that such minimum dividend will not be fully distributed, the reclassification of such dividend may be limited to such lesser amount authorized by shareholder action.

         The Merged Bank's liabilities would have increased by MCh$ 79,647 and MCh$ 37,175 as of June 30, 2001 and 2002, respectively, had U.S. GAAP been applied.

                        BANCO SANTIAGO AND SUBSIDIARIES
       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



(e) Summary of combined income statement and shareholders' equity differences

       The following is a reconciliation of consolidated net income under Chilean GAAP to the corresponding amounts under U.S. GAAP:



                                                                    Six-month period ended June 30,
                                                                ---------------------------------------
                                                                    2001         2002         2002
                                                                    Total        Total       Total
                                                                ---------------------------------------
                                                                    MCh$         MCh$        ThUS$
Net income in accordance with Chilean GAAP ................            65,104       66,986      89,599

Merger of entities under common control....................            48,475       56,931      76,150
Amortization of goodwill from purchase accounting..........            (7,738)           -           -
Income taxes...............................................           (10,412)      (2,919)     (3,904)
Investment securities......................................             2,464       (1,587)     (2,123)
Mortgage finance bonds issued..............................                19           34          45
Provision for loan losses..................................             2,880         (863)     (1,154)
Investments in other companies.............................               168           25          33
Derivatives................................................             1,608        7,053       9,434
Sale of mortgage loans.....................................             (251)          (12)        (16)
Reinstatement of loans.....................................                22          230         308
Capitalization of interest costs...........................               346          (31)        (41)
Mortgage loans purchased...................................               123           85         114
Amortization of goodwill...................................          (11,847)           -            -
Assets received in lieu of payment.........................             2,857       (1,295)     (1,732)
Amortization of intangibles................................                 -       (1,358)     (1,816)
Amortization of fair value increment of net assets.........                 -         (438)       (587)
Deferred tax effect of U.S. GAAP adjustments ..............            (1,749)        (899)     (1,203)
                                                                ---------------------------------------
Net income in accordance with U.S. GAAP before
   cumulative effect of change in accounting
    principles ............................................            92,069      121,942     163,107

Cumulative effect of change in accounting principles, net
    of Taxes of MCh$ 182 ..................................             1,072           -            -
                                                                ---------------------------------------
Net income in accordance with U.S. GAAP ...................            93,141      121,942     163,107
Other comprehensive income, net of tax:
    Unrealized gain (losses) on available-for-sale
     securities............................................             1,843         (519)       (694)
                                                                ---------------------------------------
Comprehensive income in accordance with U.S. GAAP .........            94,984      121,423     162,413
                                                                =======================================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


The following is a reconciliation of consolidated shareholders' equity under Chilean GAAP to the corresponding amounts under U.S. GAAP:


                                                                         --------------------------------------
                                                                                    As of June 30,
                                                                         --------------------------------------
                                                                             2001        2002         2002
                                                                            Total        Total       Total
                                                                         --------------------------------------
                                                                             MCh$        MCh$        ThUS$
Shareholders' equity in accordance with Chilean GAAP ...............        487,788      490,126       655,582

Merger of entities under common control.............................        411,506      419,704       561,387
Push Down Accounting:
      Goodwill......................................................        274,844      448,466       599,858
      Accumulated amortization......................................        (33,157)     (40,894)      (54,699)
Income taxes........................................................         16,328           (8)          (11)
Minimum dividend....................................................        (79,647)     (37,175)      (49,724)
Investment securities...............................................          6,197       10,524        14,077
Mortgage finance bonds issued.......................................           (106)        (192)         (257)
Allowance for loan losses...........................................         13,790       12,005        16,058
Investments in other companies......................................            390          410           548
Derivatives.........................................................          5,814        2,552         3,413
Sale of mortgage loans..............................................           (224)        (307)         (411)
Reinstatement of loans..............................................         (4,401)      (4,156)       (5,559)
Capitalization of interest costs....................................          3,619        3,599         4,814
Mortgage loans purchased............................................           (221)        (160)         (214)
Fair value core deposit intangible, net.............................              -       28,001        37,454
Fair value brand name...............................................              -       57,787        77,295
Fair value increment of net assets, net.............................              -       15,328        20,502
Acquisition of financial assets:
         Goodwill...................................................        405,593      307,952       411,910
         Accumulated amortization...................................       (122,929)    (100,561)     (134,508)
Assets received in lieu of payment..................................           (938)       1,601         2,141
Deferred tax effect of U.S. GAAP adjustments .......................         (3,765)      (4,212)       (5,634)
                                                                         --------------------------------------
Shareholders' equity in accordance with U.S. GAAP ..................      1,380,481    1,610,390     2,154,022
                                                                         ======================================

         The following summarizes the changes in shareholders' equity under U.S.
GAAP during the six-month periods ended June 30, 2001 and 2002:

                                                                           Six-month period ended June 30,
                                                                    ----------------------------------------------
                                                                        2001            2002            2002
                                                                     ------------   --------------  --------------
                                                                        MCh$            MCh$            ThUS$
                                                                                                      (Note 2)
Balance at January 1.............................................      1,389,775       1,379,949       1,845,789
Dividends paid...................................................       (141,013)       (212,520)       (284,262)
Mandatory dividends, previous date...............................        116,382         147,273         196,989
Mandatory dividends, closing date................................        (79,647)        (37,175)        (49,724)
Unrealized gains on available-for-sale investments, net of tax...          1,843            (519)           (694)
Purchase of shares...............................................              -         211,440         282,817
Net income in accordance with U.S. GAAP..........................         93,141         121,942         163,107
                                                                     ------------   --------------  --------------
Balance at June 30...............................................      1,380,481       1,610,390       2,154,022
                                                                     ============   ==============  ==============

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



(f)      Earnings per share

         The following disclosure of net income per share information is not generally required for presentation in the financial statements under Chilean GAAP, but is required under U.S. GAAP.

                                                                             Six-month period ended June 30,
                                                                          --------------------------------------
                                                                                2001                2002
                                                                          -----------------  -------------------
                                                                                Ch$                 Ch$
        Chilean GAAP(1)
        Earnings per share.........................................                   0.66                 0.68
                                                                          =================  ===================
        Weighted average number of common shares
            outstanding (in millions)..............................               98,934.2             98,934.2
                                                                          =================  ===================

        U.S. GAAP(1)
        Earnings per share before Cumulative effect of
            accounting change......................................                   0.48                 0.65
        Cumulative effect of accounting change per share...........                   0.01                    -
                                                                          -----------------  -------------------
        Earnings per share.........................................                   0.49                 0.65
                                                                          =================  ===================
         Weighted average number of common shares
             outstanding (in millions) (2).........................              188,446.1            188,446.1
                                                                          =================  ===================

      (1) Basic and diluted earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding during the year. There are no potentially dilutive effects on the earnings of the Santiago as it had not issued convertible debt or equity securities.
      (2) Common shares outstanding are presented giving effect to the weighted average shares outstanding during the year for the Merged Bank, based on the exchange ratio of 3.5537 shares of Santiago for each outstanding share of Old Santander-Chile of 25,188.6 million shares and outstanding shares of Santiago, prior to the merger, of 98,934.2 million shares.

      (g)   Article 9 Income Statements and Balance Sheets

      The presentation of the consolidated financial statements differs significantly from the format required by the Securities and Exchange Commission under rules 210.9 to 210.9-07 of Regulation S-X (Article 9). The following balance sheets and income statements have been restated in constant Chilean pesos of June 30, 2002 purchasing power using the adjustment factor arising from the CPI, and are presented in the format prescribed by Article 9 of Regulation S-X.

      The principal reclassifications which were made to the basic Chilean GAAP combined financial statements in order to present them in the Article 9 format are as follows:

      1. Elimination of contingent assets and liabilities from the balance sheet.

      2. Elimination of investments in mortgage finance bonds issued by the Bank and held for future sale against the related liability.

      3. Presentation of recoveries of loans previously charged-off as a reduction of the provision for loan losses instead of as other income.

      4. Reclassification of fees relating to contingent loans from interest income under Chilean GAAP to non interest income under Article 9.

      5. Elimination of the cash clearing account from cash and due from banks.

      6. Presentation of forward contracts classified based on legal right to offset.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)




      Combined Income Statements

      The following combined income statements have been prepared in accordance with U.S. GAAP and are presented in accordance with requirements of Article 9, except for the inclusion of price-level restatement permitted under item 18 of form 20-F:

                                                                        Six-month period ended June 30,
                                                                   -------------------------------------
                                                                          2001               2002
                                                                   -------------------  ----------------
                                                                          MCh$               MCh$
Interest income
    Interest and fees on loans.................................               478,880           409,534
    Interest on investments....................................                90,407           101,143
    Interest on mortgage finance bonds.........................                   781             1,613
    Interest on deposits with banks............................                 1,667             2,024
    Interest on investments under agreement to resell..........                   129             2,137
                                                                    ------------------  ----------------
        Total interest income..................................               571,864           516,451
Interest expense
    Interest on deposits.......................................              (163,839)         (118,236)
    Interest on investments under agreement to repurchase......               (21,086)          (18,992)
    Interest on short-term debt................................               (22,704)          (16,483)
    Interest on long-term debt.................................              (107,205)          (88,351)
    Interest on other borrowed funds...........................                   (93)              (13)
    Price level restatement (1)................................                (7,059)           (2,285)
                                                                    ------------------  ----------------
         Total interest expense................................              (321,986)         (244,360)
                                                                    ------------------  ----------------
              Net interest income..............................               249,878           272,091
                                                                    ------------------  ----------------
    Provision for loan losses..................................               (34,583)          (23,350)
                                                                    ------------------  ----------------
    Net interest income after provision
    for loan losses............................................               215,295           248,741
                                                                    ------------------  ----------------
Other income
    Fees and commissions, net .................................                37,386            37,840
    Gain on trading activities.................................                21,854            25,456
    Net gains (losses) on foreign activities...................                   635           (13,625)
    Other receive..............................................                 2,060             5,773
                                                                    ------------------  ----------------
         Total other income....................................                61,935            55,444
                                                                    ------------------  ----------------
    Salaries...................................................               (71,274)          (72,776)
    Net premises and equipment expenses........................               (19,427)          (22,182)
    Goodwill amortization......................................               (19,585)                 -
    Amortization of intangibles................................                     -            (1,358)
    Administration expenses....................................               (43,158)          (43,788)
    Other expenses.............................................               (10,944)          (19,519)
    Minority interest .........................................                   (62)              (80)
                                                                    ------------------  ----------------
         Total other expenses..................................              (164,450)         (159,703)
                                                                    ------------------  ----------------
    Income before income taxes.................................               112,780           144,482
    Income taxes...............................................               (20,711)          (22,540)
                                                                    ------------------  ----------------
    Net income.................................................                92,069           121,942
                                                                    ------------------  ----------------
    Cumulative effect of change in accounting principle........                 1,072                 -
                                                                    ------------------  ----------------
    Net income.................................................                93,141           121,942
                                                                    ------------------  ----------------
    Other comprehensive income.................................                 1,843              (519)
                                                                    ------------------  ----------------
    Comprehensive income.......................................                94,984           121,423
                                                                    ==================  ================

(1) The price-level adjustment includes the effect of inflation primarily resulting from interest-earning assets and interest-bearing liabilities. As the Merged Bank does not maintain the price-level adjustment for separate categories of assets and liabilities, such adjustment is presented as a component of interest expense.

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)




      Combined Balance Sheets

      The following combined balance sheets as of June 30, 2001 and 2002, have been prepared in accordance with U.S. GAAP, except for the inclusion of price-level restatement permitted under item 18 of Form 20-F, and are presented in accordance with the requirements of Article 9.

                                                                               As of June 30,
                                                             ---------------------------------------------------
                                                                      2001                       2002
                                                             ------------------------  -------------------------
                                                                      MCh$                      MCh$
ASSETS

Cash and due from bank..................................                     168,439                    191,477
Interest bearing deposits...............................                     403,655                    391,974
Investments under agreement to resell...................                      34,227                     83,720
Investment..............................................                      29,717                     29,822
Trading Investment......................................                   1,415,324                  1,350,340
Available-for-sale investments..........................                     424,212                    535,728
                                                             ------------------------  -------------------------
        Sub-total.......................................                   2,475,574                  2,583,061
                                                             ------------------------  -------------------------

Loans...................................................                   7,853,743                  8,076,071
Unearned income.........................................                     (62,571)                   (44,796)
Allowance for loan losses...............................                    (151,289)                  (140,019)
                                                             ------------------------  -------------------------
Loans, net..............................................                   7,639,883                  7,891,256
Premises and equipment, net.............................                     252,933                    257,547
Goodwill................................................                     524,351                    614,963
Intangibles.............................................                           -                    85, 788
Other Asset.............................................                     609,639                    621,495
                                                             ------------------------  -------------------------
      Total Assets......................................                  11,502,380                 12,054,110
                                                             ========================  =========================

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
     Non interest bearing...............................                     927,852                  1,019,291
Interest bearing........................................                   4,913,692                  5,127,272
                                                             ------------------------  -------------------------
        Total Deposits..................................                   5,841,544                  6,146,563
Short-term borrowings ..................................                     410,137                    359,069
Investments sold under agreement to repurchase..........                     586,929                    489,665
Other liability.........................................                     654,879                    541,211
Long term debt    ......................................                   2,627,672                  2,906,541
Minority interest.......................................                         738                        671
Common stock............................................                     669,562                    675,908
Other shareholders' equity..............................                     710,919                    934,482
                                                             ------------------------  -------------------------
      Total Liability and Shareholders' Equity..........                  11,502,380                 12,054,110
                                                             ========================  =========================

                        BANCO SANTIAGO AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)




         Total assets set forth in the basic Chilean GAAP balance sheets are reconciled to total assets in the Article 9 combined balance sheets above as follows:

                                                                               As of June 30,
                                                              -----------------------------------------------
                                                                      2001                     2002
                                                              ----------------------   ----------------------
                                                                      MCh$                     MCh$

       Total assets of merged bank under Chilean GAAP......            12,502,944               12,950,635
            Elimination of off-setting assets and
            liabilities:
            Cash clearing account..........................              (930,385)                (950,860)
            Contingent loans...............................              (634,894)                (729,066)
            Mortgage finance bonds issued by the Bank......               (30,792)                 (69,883)
            Reclassification of forward contracts..........                33,233                   59,333
            U.S. GAAP adjustments at Merged Bank...........               562,274                  793,951
                                                              ----------------------   ----------------------
       Total assets under Article 9 presentation...........            11,502,380               12,054,110
                                                              ======================   ======================

18.      Subsequent Events

         On August 1, 2002, Old Santander-Chile merged into Banco Santiago and the name of Banco Santiago was changed to Santander-Chile. The Merged Bank has 188,446,126,794 capital shares, with 47.5% of share capital allocated to Old Santander-Chile and 52.5% allocated to Banco Santiago. As part of the merger, Banco Santiago issued 89,511,910,227 shares to Old Santander-Chile shareholders, which were valued at Ch$ 11.45 per share on August 1, 2002. The accounting for the merger is explained in further detail in Note 17 (a).

         At the date of issuance of these financial statements the exchange rate between the Chilean Peso and U.S. dollar has depreciated by 7.2%. The exchange rate as of September 30, 2002 was Ch$ 747.62 pesos to 1 US$ dollar compared to Ch$ 697.62 pesos to 1 US$ dollar as of June 30, 2002, as reported by the Central Bank.

                    BANCO SANTANDER-CHILE AND SUBSIDIARIES

                INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

 Restated for general price-level changes and expressed in millions of constant
  Chilean pesos (MCh$) as of June 30, 2002 and thousands of US dollars (ThUS$)


                                                           -------------------------------------------------
                                                                            As of June 30,
                                                           -------------------------------------------------
                                                            Note       2001         2002           2002
                                                           -------- ------------ ------------  -------------
                                                                       MCh$         MCh$          ThUS$
                          ASSETS                                                                 (Note 2)
CASH AND DUE FROM BANKS
    Non-interest bearing.....................................           458,283      614,347        821,737
    Interbank deposits-interest bearing......................            84,011       22,154         29,633
                                                                    ------------ ------------  -------------
         Total cash and due from banks.......................           542,294      636,501        851,370
                                                                    ------------ ------------  -------------

FINANCIAL INVESTMENTS                                         3
    Government securities....................................           509,891      651,431        871,340
    Investment purchased under agreements to resell..........            24,929       78,426        104,901
    Other financial investments..............................           472,160      465,161        622,189
    Investment collateral under agreements to repurchase.....           380,406      288,121        385,384
                                                                    ------------ ------------  -------------
         Total financial investments.........................         1,387,386    1,483,139      1,983,814
                                                                    ------------ ------------  -------------

LOANS, NET                                                    4
    Commercial loans.........................................         1,250,383    1,296,173      1,733,732
    Consumer loans...........................................           341,106      348,621        466,308
    Mortgage loans...........................................           550,686      531,620        711,083
    Foreign trade loans......................................           369,168      386,841        517,430
    Interbank loans..........................................            54,259       35,007         46,825
    Leasing contracts........................................           125,968      132,768        177,588
    Other outstanding loans..................................           364,927      403,626        539,881
    Past due loans...........................................            48,609       48,239         64,523
    Contingent loans.........................................           328,642      350,422        468,717
    Allowance for loan losses................................ 5         (73,790)     (57,581)       (77,019)
                                                                    ------------ ------------  -------------
         Total loans, net....................................         3,359,958    3,475,736      4,649,068
                                                                    ------------ ------------  -------------

OTHER ASSETS
    Assets received in lieu of payment.......................            16,748       14,508         19,406
    Assets to be leased......................................             1,073        8,883         11,882
    Bank premises and equipment, net.........................           114,731      109,958        147,077
    Investments in other companies...........................             1,512        1,645          2,200
    Other....................................................           238,159      342,087        457,568
                                                                    ------------ ------------  -------------
         Total other assets..................................           372,223      477,081        638,133
                                                                    ----------------------------------------
TOTAL ASSETS ................................................         5,661,861    6,072,457      8,122,385
                                                                    ============ ============  =============



      The accompanying Notes 1 to 17 are an integral part of these Interim
                       Consolidated Financial Statements.

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES

                INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

 Restated for general price-level changes and expressed in millions of constant
  Chilean pesos (MCh$) as of June 30, 2002 and thousands of US dollars (ThUS$)


                                                              -------------------------------------------------------
                                                                                      As of June 30,
                                                              -------------------------------------------------------
                                                               Note         2001           2002            2002
                                                              -------- --------------  -------------  ---------------
                                                                            MCh$           MCh$            ThUS$
LIABILITIES AND SHAREHOLDERS' EQUITY                                                                    (Note 2)

DEPOSITS
    Non-interest bearing:
       Current accounts ....................................                378,916        441,585           590,654
       Bankers drafts and other deposits ...................                452,378        557,759           746,046
                                                                       --------------  -------------  ---------------
           Total non-interest bearing. .....................                831,294        999,344         1,336,700
                                                                       --------------  ------------------------------
    Interest bearing:
       Savings accounts and time deposits ..................              2,341,113      2,375,225         3,177,049
                                                                       --------------  -------------  ---------------
           Total deposits ..................................              3,172,407      3,374,569         4,513,749
                                                                       --------------  -------------  ---------------
OTHER INTEREST BEARING LIABILITIES                               6
    Chilean Central Bank borrowings
       Credit lines for renegotiations of loans ............                  4,567          3,450             4,615
       Other Central Bank borrowings .......................                 18,160         23,187            31,014
                                                                       --------------  -------------  ---------------
           Total Central Bank borrowings ...................                 22,727         26,637            35,629
                                                                       --------------  -------------  ---------------

                                                                       --------------  -------------  ---------------
    Investments under agreements to repurchase .............                394,984        298,230           398,906
                                                                       --------------  -------------  ---------------
    Mortgage finance bonds .................................                575,869        562,565           752,475
                                                                       --------------  -------------  ---------------
    Other borrowings
       Bonds ...............................................                202,936        190,686           255,057
       Subordinated bonds                                                   166,658        172,242           230,387
       Borrowings from domestic financial institutions .....                 25,336        137,962           184,535
       Foreign borrowings ..................................                 52,035        198,464           265,461
       Other obligations ...................................                 56,357         47,442            63,457
                                                                       --------------  -------------  ---------------
           Total other borrowings ..........................                503,322        746,796           998,897
                                                                       --------------  -------------  ---------------
           Total other interest bearing liabilities ........              1,496,902      1,634,228         2,185,907
                                                                       --------------  -------------  ---------------
OTHER LIABILITIES
    Contingent liabilities .................................                328,708        350,390           468,674
    Other ..................................................                251,784        292,895           391,770
                                                                       --------------  -------------  ---------------
           Total other liabilities .........................                580,492        643,285           860,444
                                                                       --------------  -------------  ---------------
CONTINGENCIES AND COMMITMENTS                                   14
MINORITY INTEREST ..........................................                    554            671               898
                                                                       --------------  -------------  ---------------
           Total liabilities ...............................              5,250,355      5,652,753         7,560,998
                                                                       --------------  -------------  ---------------
SHAREHOLDERS' EQUITY                                             9
    Capital and reserves ...................................                363,031        362,773           485,237
    Income for the period ..................................                 48,475         56,931            76,150
                                                                       --------------  -------------  ---------------
           Total shareholders' equity ......................                411,506        419,704           561,387
                                                                       --------------  -------------  ---------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .................              5,661,861      6,072,457         8,122,385
                                                                       ==============  =============  ===============


      The accompanying Notes 1 to 17 are an integral part of these Interim
                       Consolidated Financial Statements.

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES
              INTERIM CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

 Restated for general price-level changes and expressed in millions of constant
  Chilean pesos (MCh$) as of June 30, 2002 and thousands of US dollars (ThUS$)


                                                                   Six-month period ended June 30,
                                                     ------------------------------------------------------------
                                                       Note         2001            2002               2002
                                                     ---------   -------------   ------------     ---------------
                                                                    MCh$            MCh$              ThUS$
                                                                                                     (Note 2)
INTEREST REVENUE AND EXPENSE
Interest revenue ..................................                   263,076        239,809             320,763
Interest expense ..................................                  (148,075)      (112,569)           (150,570)
                                                                 -------------   ------------     ---------------
      Net interest revenue ........................                   115,001        127,240             170,193
                                                                 -------------   ------------     ---------------

                                                                 -------------   ------------     ---------------
PROVISION FOR LOAN LOSSES .........................     5             (26,394)       (13,787)            (18,441)
                                                                 -------------   ------------     ---------------
FEES AND INCOME FROM SERVICES
Fee income ........................................                    26,047         26,873              35,945
Fee expenses ......................................                    (3,150)        (4,132)             (5,527)
                                                                 -------------   ------------     ---------------
      Total fees and income from services, net ....                    22,897         22,741              30,418
                                                                 -------------   ------------     ---------------

OTHER OPERATING INCOME
Gains from trading activities .....................                    16,984         30,119              40,287
Losses from trading activities ....................                    (4,462)       (19,091)            (25,536)
Foreign exchange transactions, net ................                    (2,077)       (11,139)            (14,899)
Other operating income ............................                       440            635                 849
Other operating expenses ..........................                    (6,826)        (5,607)             (7,500)
                                                                 -------------   ------------     ---------------
      Total other operating income (expense) ......                     4,059         (5,083)             (6,799)
                                                                 -------------   ------------     ---------------

OTHER INCOME AND EXPENSES
Recovery of loans previously written off ..........                     5,801          6,270               8,387
Non-operating income ..............................     11              3,199          4,590               6,139
Non-operating expenses ............................     11             (4,106)       (12,673)            (16,951)
Income from investments in other companies ........                       170            113                 151
                                                                 -------------   ------------     ---------------
      Total other income and expenses .............                     5,064         (1,700)             (2,274)
                                                                 -------------   ------------     ---------------

OPERATING EXPENSES
Personnel salaries and expenses ...................                   (32,657)       (32,677)            (43,708)
Administrative and other expenses .................                   (20,379)       (21,066)            (28,177)
Depreciation and amortization .....................                    (6,450)        (6,884)             (9,208)
                                                                 -------------   ------------     ---------------
      Total operating expenses ....................                   (59,486)       (60,627)            (81,093)
                                                                 -------------   ------------     ---------------

NET LOSS FROM PRICE-LEVEL RESTATEMENT .............                    (3,334)        (1,283)             (1,716)
Minority interest in consolidated subsidiaries ....                       (50)           (80)               (107)
                                                                 -------------   ------------     ---------------
INCOME BEFORE INCOME TAXES ........................                    57,757         67,421              90,181
Income taxes ......................................     15             (9,282)       (10,490)            (14,031)
                                                                 -------------   ------------     ---------------

NET INCOME ........................................                    48,475         56,931              76,150
                                                                 =============   ============     ===============


      The accompanying Notes 1 to 17 are an integral part of these Interim
                       Consolidated Financial Statements.

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES
            INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

 Restated for general price-level changes and expressed in millions of constant
  Chilean pesos (MCh$) as of June 30, 2002 and thousands of US dollars (ThUS$)


                                                                          -----------------------------------------
                                                                               Six-month period ended June 30,
                                                                          -----------------------------------------
                                                                               2001         2002           2002
                                                                          ------------- -------------  ------------
                                                                               MCh$         MCh$          ThUS$
CASH FLOWS FROM OPERATING ACTIVITIES                                                                    (Note 2)
Net income ............................................................         48,475        56,931        76,150
Items that do not represent cash flows:
Provisions for loan losses ............................................         26,394        13,787        18,441
Depreciation and amortization .........................................          6,450         6,884         9,208
Net decrease in financial investments (trading account) ...............         (1,214)         (631)         (844)
Loss (Gain) on sales of bank premises and equipment ...................            505          (872)       (1,166)
Loss on sales of goods received in lieu of payment ....................             13           480           642
Net changes in other assets and other liabilities .....................         74,567       (22,677)      (30,332)
Share of profit in equity method investments ..........................           (170)         (113)         (151)
Minority interest .....................................................             50            80           107
Net change in interest accruals .......................................         (4,936)      (35,179)      (47,055)
Price-level restatement ...............................................          3,334         1,283         1,716
Other .................................................................         25,018        23,662        31,650
                                                                          ------------- -------------  ------------
                Net cash provided by operating activities .............        178,486        43,635        58,366
                                                                          ------------- -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in loans ......................................       (234,918)       82,222       109,978
Net change of goods received in lieu of payment .......................          4,322        10,936        14,628
Purchases of bank premises and equipment ..............................         (7,689)       (5,639)       (7,543)
Investments in other companies ........................................            (86)          (64)          (86)
Net decrease (increase) in securities purchased under agreements to
  resell ..............................................................         22,845       (56,022)      (74,934)
Net change in other financial investments .............................         68,192        48,985        65,521
Proceeds from sales of bank premises and equipment ....................            164         1,951         2,610
Dividends received from investments in other companies ................            139           115           155
                                                                          ------------- -------------  ------------
                Net cash (used in) provided by investing activities ...       (147,031)       82,484       110,329
                                                                          ------------- -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net (decrease) increase in current accounts ...........................        (19,793)       13,379        17,895
Net increase (decrease) in savings accounts and time deposits .........         28,266      (106,697)     (142,716)
Net increase in bankers drafts and other deposits .....................        131,648       158,078       211,442
Net increase (decrease) in investments sold under agreements to
  repurchase ..........................................................         65,119       (69,407)      (92,837)
Increase in mortgage finance bonds ....................................         57,253        38,394        51,355
Repayment of mortgage finance bonds ...................................        (31,797)      (28,954)      (38,728)
Repayments of bond issues .............................................        (18,145)      (18,198)      (24,341)
Short-term funds borrowed .............................................        (49,842)       66,963        89,568
Short-term borrowings repaid ..........................................         40,348        92,376       123,560
Repayment of long-term borrowings .....................................        (16,832)        2,017         2,698
Dividends paid ........................................................        (47,406)      (92,093)     (123,182)
                                                                          ------------- -------------  ------------
                Net cash provided by financing activities .............        138,819        55,858        74,714
                                                                          ------------- -------------  ------------

                                                                          ------------- -------------  ------------
EFFECT OF PRICE-LEVEL RESTATEMENT ON CASH AND DUE FROM BANKS ..........         (2,695)          833         1,114
                                                                          ------------- -------------  ------------
NET INCREASE IN CASH AND DUE FROM BANKS ...............................        167,579       182,810       244,523

CASH AND DUE FROM BANKS, BEGINNING OF PERIOD ..........................        374,715       453,691       606,847
                                                                          ------------- -------------  ------------

                                                                          ------------- -------------  ------------
CASH AND DUE FROM BANKS, END OF PERIOD ................................        542,294       636,501       851,370
                                                                          ------------- -------------  ------------


      The accompanying Notes 1 to 17 are an integral part of these Interim
                       Consolidated Financial Statements.

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES
       INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                   (UNAUDITED)

  (Expressed in millions of historical Chilean pesos (MCh$), except as stated)

                                                          Number
                                                            of        Paid in                   Financial        Net
                                                          Shares       share                    investment    Income for
                                                          (Note 9)    capital      Reserves      reserve         the        Total
                                                                                                                Period
                                                        ---------------------------------------------------------------------------
                                                          Millions     MCh$         MCh$          MCh$          MCh$         MCh$
Balances as of January 1, 2001 (historical) .........     25,188.6     264,916       50,369          2,693      79,010      396,988
Retained earnings ...................................            -           -       79,010              -     (79,010)           -
Dividends paid ......................................            -           -      (47,406)             -           -      (47,406)
Price-level restatement .............................            -       4,027        1,529              -           -        5,556
Unrealized gains in financial investment classified
   as permanent .....................................            -           -            -            252           -          252
Net income for the period ...........................            -           -            -              -      47,455       47,455
                                                        ---------------------------------------------------------------------------
Balances as of June 30, 2001 ........................     25,188.6     268,943       83,502          2,945      47,455      402,845
                                                        ===========================================================================

Balances as of June 30, 2001 price-level restated
   to constant Chilean pesos as of June 30, 2002 ....                  274,725       85,297          3,009      48,475      411,506
                                                                    ===============================================================

Balances as of January 1, 2002 (historical) .........     25,188.6     273,049       84,791          3,936      92,093      453,869
Retained earnings ...................................            -           -       92,093              -     (92,093)           -
Dividends paid ......................................            -           -      (92,093)             -           -      (92,093)
Price-level restatement .............................            -       1,666          646              -           -        2,312
Unrealized losses in financial investments
   classified as permanent ..........................            -           -            -         (1,315)          -       (1,315)
Net income for the period ...........................            -           -            -              -      56,931       56,931
                                                        ---------------------------------------------------------------------------
Balances as of June 30, 2002 ........................     25,188.6     274,715       85,437          2,621      56,931      419,704
                                                        ===========================================================================

      The accompanying Notes 1 to 17 are an integral part of these Interim
                       Consolidated Financial Statements.

                     BANCO-SANTANDER CHILE AND SUBSCRIBERS

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


1.   Summary of Significant Accounting Principles

All significant accounting policies followed in the preparation of these unaudited interim consolidated financial statements are described in Note 1 to the audited consolidated financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in the Banco Santander - Chile and Subsidiaries (herein referred to as "Old Santander-Chile" and the "Bank") Annual report on Form 20-F, with the exception of the following:

     . The net adjustment of non-monetary assets, liabilities and equity accounts was made on the basis of the variation of 0.61% in the Consumer Price Index ("CPI") applicable for the six months ended June 30, 2002 (1.54% for the corresponding period in 2001) and was included in the price-level restatement account in the statements of income presented herein.

     . The interim unaudited consolidated financial statements and their respective notes have been restated in constant Chilean pesos of June 30, 2002 purchasing power. The comparative amounts for 2001 have been restated by 2.15%, which represents the variation in the CPI for the year ended June 30, 2002.

     .    Values for the UF are as follows (historical Chilean pesos per UF):

                                                                June 30,
                   Year                                           Ch$
                   ----                                        ---------
                   2001 .....................................  16,002.32
                   2002 .....................................  16,355.20

As more fully described in Note 17, subsequent to the date of these financial statements, Old Santander-Chile merged into Banco Santiago (herein referred to as "Old Santander-Chile"). Following the merger, Santiago, the continuing legal entity, changed its name to Banco Santander-Chile (herein referred to as "the Merged Bank").

The accompanying interim consolidated financial statements are unaudited. In the opinion of the Bank's management, all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such interim financial statements have been made. Certain information and note disclosures normally included in the annual audited consolidated financial statements prepared in accordance with generally accepted accounting principles have been omitted. However, the Bank believes that the disclosures made are adequate. The results of these interim periods are not necessarily indicative of results for the entire year.

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of the revenues and expenses during the reported periods. Actual results could differ from those estimates.

2.   Convenience translation to U.S. Dollars


The Bank maintains its accounting records and prepares its financial statements in Chilean pesos. The U.S. dollar amounts disclosed in the accompanying interim consolidated financial statements are presented solely for the convenience of the reader at the observed exchange rate for September 30, 2002 of Ch$ 747.62 per US$1.00. This translation should not be construed as a representation that Chilean pesos amounts actually represent U.S. dollars or have been or could be converted into U.S. dollars at such rate or at any other rate.

                     BANCO-SANTANDER CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


3.   Financial Investments

     A summary of financial investments is as follows:

                                                              As of June 30,
                                                          ----------------------
                                                             2001         2002
                                                          ---------    ---------
Government securities                                        MCh$         MCh$
  Chilean Central Bank securities .......................   452,214      552,908
  Chilean Treasury bonds ................................         4            3
  Chilean Government pension bonds ......................    57,673       98,520
                                                          ---------    ---------
      Total Government securities .......................   509,891      651,431
                                                          ---------    ---------
Investments purchased under agreements to resell ........    24,929       78,426
                                                          ---------    ---------
Other financial investments
  Time deposits in Chilean financial institutions .......    17,876      104,003
  Mortgage finance bonds issued by the Bank .............    18,721       16,233
  Marketable securities .................................   435,563      344,925
                                                          ---------    ---------
      Total Other financial investments .................   472,160      465,161
                                                          ---------    ---------
Investment collateral under agreements to repurchase ....   380,406      288,121
                                                          ---------    ---------
      Total ............................................. 1,387,386    1,483,139
                                                          =========    =========

     Financial investments are classified at the time of the purchase, based on management's intentions, as either trading or permanent. The related amounts are as follows:

                                                              As of June 30,
                                                          ----------------------
                                                             2001         2002
                                                          ---------    ---------
  Permanent .............................................   335,332      364,159
  Trading ............................................... 1,052,054    1,118,980
                                                          ---------    ---------
  Total ................................................. 1,387,386    1,483,139
                                                          =========    =========

4.   Loans

     The loans on the accompanying Interim (unaudited) balance sheets are broken down into subcategories as described below:

Commercial loans are long-term and short-term loans made on a variable or fixed rate basis, primarily to finance working capital or investments. Loans to individuals or businesses which do not fit the definition of any of the other loan categories below are classified as commercial loans.

Consumer loans are installment loans to individuals generally on a fixed-rate basis. Credit card balances subject to interest charges are also included in this category.

Mortgage loans are inflation indexed, fixed rate, long-term loans with monthly payments of principal and interest collateralized by real property mortgages. These loans are specifically funded through the issuance of mortgage finance bonds. At the time of approval, the amount of a mortgage loan cannot be more than 75% of the lower of the purchase price or appraised value of the mortgaged property.

Foreign trade loans are fixed or variable rate, short-term loans made in foreign currencies (principally US dollars) to finance imports and exports.

                     BANCO-SANTANDER CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Interbank loans are fixed rate, short-term loans to financial institutions that operate in Chile.

Leasing Loans are agreements for financing leases of capital equipment and other property.

Other outstanding loans include current account overdrafts, bills of exchange and mortgage loans which are funded through the Bank's general borrowings. The detail of other outstanding loans is as follows:

                                                           As of June 30,
                                                         -------------------
                                                           2001       2002
                                                         -------------------
                                                            MCh$       MCh$
Current accounts lines of credit - individuals
 and companies ........................................    144,253    153,139
Mortgage loans financed by Central Bank lines
 of credit and the Bank's general borrowings ..........    219,905    249,581
Other .................................................        769        906
                                                          --------   --------
      Total other outstanding loans ...................    364,927    403,626
                                                          ========   ========

Past due loans represent loans which are overdue as to any payment of principal or interest for 90 days or more.

Contingent loans consist of open, unused and standby letters of credit together with guarantees granted by the Bank in Chilean pesos, UF, and foreign currencies (principally US dollars). The Bank's liabilities under these agreements are included in Contingent liabilities . Contingent loans (including accrued fees receivable) are detailed as follows:

                                                             As of June 30,
                                                          -------------------
                                                            2001       2002
                                                          --------   --------
                                                            MCh$       MCh$
Open and unused letters of credit .......................   79,995     74,904
Standby letters of credit and other guarantees ..........  248,647    275,518
                                                          --------   --------
      Total contingent loans ............................  328,642    350,422
                                                          ========   ========

The following table summarizes the most significant loan concentration by economic activity, expressed as a percentage of total loans, excluding contingent loans and the allowance for loan losses.

                                                              As of June 30,
                                                           -------------------
                                                             2001       2002
                                                           --------   --------
                                                               %          %
Commerce ................................................      10.1       11.1
Consumer loans ..........................................      11.1       11.0
Residential mortgage loans ..............................      15.8       17.0
Services ................................................      10.0       10.1
Financial services ......................................      14.7       14.6
Construction ............................................      11.4       10.9
Manufacturing ...........................................       9.4        9.4
Mining and Quarries .....................................       2.3        1.2
Agriculture, livestock, forestry and fishing ............       8.2        8.6
Transport, storage and communications ...................       3.8        3.7
Electricity, gas and water ..............................       3.2        2.4
                                                           --------   --------
                                                              100.0      100.0
                                                           ========   ========

A substantial amount of the Bank's loans are to borrowers operating in Chile. The recoverability of the Bank's loans could be affected by an economic downturn in Chile.

                     BANCO-SANTANDER CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


5.   Allowance for Loan Losses

     The changes in the allowance for loan losses for the periods indicated are as follows:

                                                Six month period ended June 30,
                                                -------------------------------
                                                  2001                   2002
                                                --------               --------
                                                  MCh$                   MCh$
       Balance as of January 1, ..............    66,411                 65,628
       Price-level restatement (1) ...........      (594)                  (398)
       Charge-offs ...........................   (17,619)               (20,444)
       Allowances established ................    26,300                 18,906
       Allowances released (2) ...............      (708)                (6,111)
                                                --------               --------
       Balance as of June 30, ................    73,790                 57,581
                                                ========               ========

     (1) Reflects the effect of inflation on the allowance for loan losses at the beginning of each period, adjusted to constant pesos as of June 30, 2002.
     (2) During the six-month period ended June 30, 2002, the Bank reclassified voluntary loan loss allowances to other provisions. (see Note 11)

The allowance for loans included in the results of operations for the periods indicated is as follows:

                                                Six month period ended June 30,
                                                -------------------------------
                                                  2001                   2002
                                                --------               --------
                                                  MCh$                   MCh$
       Allowances established ................    26,300                 18,906
       Allowances established for assets
        received in lieu of payment ..........       802                    992
       Allowances released ...................      (708)                (6,111)
                                                --------               --------
       Net charge to income ..................    26,394                 13,787
                                                ========               ========

6.   Other Interest Bearing Liabilities

The Bank's long-term and short-term borrowings are summarized below. Borrowings are generally classified as short-term when they have original maturities of less than one year or are due on demand. All other borrowings are classified as long-term, including the amounts due within one year on such borrowings. A summary of short-term and long-term borrowings is as follows:

                                                                               As of June 30, 2001
                                                                 ---------------------------------------------
                                                                    Long-term      Short-term         Total
                                                                 --------------  --------------  -------------
                                                                      MCh$            MCh$            MCh$
Credit lines for renegotiations of loans .....................         4,567               -           4,567
Other Central Bank borrowings ................................        18,160               -          18,160
Investments under agreements to repurchase ...................             -         394,984         394,984
Mortgage finance bonds .......................................       575,869               -         575,869
Other borrowings: bonds ......................................       202,936               -         202,936
Subordinated bonds ...........................................       166,658               -         166,658
Borrowings from domestic financial institutions ..............         2,852          22,484          25,336
Foreign borrowings ...........................................             -          52,035          52,035
Other obligations ............................................        38,444          17,913          56,357
                                                                 --------------  --------------  -------------
         Total other interest bearing liabilities ............     1,009,486         487,416       1,496,902
                                                                 ==============  ==============  =============

                     BANCO-SANTANDER CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                                                                           As of June 30, 2002
                                                                 --------------------------------------
                                                                  Long-term    Short-term      Total
                                                                 -----------   ----------   -----------
                                                                      MCh$          MCh$         MCh$
Credit lines for renegotiations of loans .......................      3,450            -         3,450
Other Central Bank borrowings ..................................     15,184        8,003        23,187
Investments under agreements to repurchase .....................          -      298,230       298,230
Mortgage finance bonds .........................................    562,565            -       562,565
Other borrowings: bonds ........................................    190,686            -       190,686
Subordinated bonds .............................................    172,242            -       172,242
Borrowings from domestic financial institutions ................      1,176      136,786       137,962
Foreign borrowings .............................................    187,352       11,112       198,464
Other obligations ..............................................     28,429       19,013        47,442
                                                                 -----------   ----------   -----------
         Total other interest bearing liabilities ..............  1,161,084      473,144     1,634,228
                                                                 ===========   ==========   ===========

     The long-term borrowings at June 30, 2002 are payable during the following years:

During the calendar year                                     MCh$
                                                       ---------------

2002 ................................................       365,563
2003 ................................................        50,937
2004 ................................................        40,497
2005 ................................................       182,293
2006 ................................................        34,175
2007 and thereafter .................................       487,619
                                                       ---------------
                                                          1,161,084
                                                       ===============

7.   Disclosures Regarding Derivative Financial Instruments

     The Bank enter into transactions involving derivative instruments, particularly foreign exchange contracts, as part of their asset and liability management and in acting as dealers to satisfy its clients' needs. The notional amount of these contracts are carried off-balance sheet.

     Foreign exchange forward contracts involve an agreement to exchange the currency of one country for the currency of another country at an agreed-upon price and settlement date. These contracts are generally standardized contracts, normally for periods between 1 and 180 days and are not traded in a secondary market; however, in the normal course of business and with the agreement of the original counterparty, they may be terminated or assigned to another counterparty.

     When the Bank enters into a forward exchange contract, it analyses and approves the credit risk (the risk that the counterparty might default on its obligations). Subsequently, on an ongoing basis, it monitors the possible losses involved in each contract. To manage the level of credit risk, the Bank deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral.

     The Chilean Central Bank requires that foreign exchange forward contracts be made only in US dollars and other major foreign currencies. In the case of the Bank, most forward contracts are made in US dollars against the Chilean peso or the UF. Occasionally, forward contracts are also made in other currencies, but only when the Bank acts as an intermediary.

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


     Unrealized gains, losses, premiums and discounts arising from foreign exchange forward contracts are shown on a net basis under Other liabilities. This net value as of June 30, 2001 and 2002 were MCh$30,534 and MCh$20,829 respectively.

     During 2001 and 2002 the Bank entered into interest rate and cross currency swap agreements to manage exposure to fluctuation in currencies and interest rates. The differential between the interest paid or received on a specified notional amount is recognized under "Foreign exchange transactions, net". The fair value of the swap agreement and changes in the fair value as a result of changes in market interest rates are not recognized in the consolidated financial statement.

     The Bank's foreign currency futures and forward operations and other derivative products outstanding at June 30, 2001 and 2002 are summarized below:

     (a)  Foreign currency and interest rate contracts:

                                                                        Notional amounts
                                           Number of        --------------------------------------
                                           contracts          Up to 3 months      Over 3 months
                                        ------------------  ------------------  ------------------
                                          2001      2002      2001      2002      2001      2002
                                        --------  --------  --------  --------  --------  --------
                                                              ThUS$     ThUS$     ThUS$     ThUS$
  Chilean market:
  Future purchase of foreign currency
   with Chilean pesos .................    193        189    457,313   229,856   616,933   617,310
  Future sale of foreign currency with
   Chilean pesos ......................    238        283    906,687   543,450   940,937   983,899
  Foreign currency forwards ...........     30         11      2,053     1,577    20,867     4,521

                                                                       Notional amounts
                                           Number of        --------------------------------------
                                           contracts          Up to 3 months      Over 3 months
                                        ------------------  ------------------  ------------------
                                          2001      2002      2001      2002      2001      2002
                                        --------  --------  --------  --------  --------  --------
                                                              ThUS$     ThUS$     ThUS$     ThUS$
  Foreign markets:
  Foreign currency forwards ...........       39       47      9,057    14,373    21,759   110,139
  Interest rate swap ..................       16       67     27,000   246,680   346,500   827,443

     The notional amounts refer to the US dollars bought or sold or to the US dollar equivalent of foreign currency bought or sold for future settlement. The contract terms correspond to the duration of the contracts as from the date of the transaction to the date of the settlement.

     (b)  Contracts expressed in the UF index:

                                                                        Notional amounts
                                                               --------------------------------------
                                          Number of contracts     Up to 3 months      Over 3 months
                                          -------------------  ------------------  ------------------
                                            2001       2002      2001      2002      2001      2002
                                          --------   --------  --------  --------  --------  --------
                                                                  UF        UF        UF        UF
  Forward in UF/Ch$ sold ...............        3          2         -         -    250,000   150,000

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES

       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

8.   Minimum Capital Requirements

          The Superintendency of Banks requires Chilean Banks to maintain a minimum capital of 800,000 UF, equivalent to MCh$ 13,084 as of June 30, 2002. In addition, Banks are required to maintain a minimum basic capital of at least 3% of total assets after deductions for mandatory provisions, while effective net equity may not be lower than 8% of its risk weighted assets. Effective net equity is defined as basic equity, plus voluntary loan loss allowances, up to a maximum of 1.25% of risk weighted assets, and the qualifying proportion of subordinated bonds with scheduled maturities in excess of six years, for which early repayment is not permitted. Chilean Banks are permitted to include in effective net equity principal subordinated bond amounts up to a maximum of fifty percent of the basic capital.

          The Bank's actual qualifying "net capital base" and "effective equity" to support the Bank's risk-weighted assets as of June 30, 2001 and 2002, are shown in the following table:

                                                                                                      As of June 30,
                                                                                                 ----------    ----------
                                                                                                    2001          2002
                                                                                                 ----------    ----------
                                                                                                   MCh$          MCh$
       Net capital base .......................................................................    363,031       362,773
       Total assets net of provisions .........................................................  5,666,650     6,088,592
                                                                                                 ---------     ---------
       Net capital base as a percentage of the total assets, net of provisions ................        6.4%          6.0%
                                                                                                 =========     =========

       Effective equity .......................................................................    508,300       480,488
       Risk-weighted assets ...................................................................  3,633,063     3,796,358
                                                                                                 ---------     ---------
       Effective equity as a percentage of the risk-weighted assets ...........................       14.0%         12.7%
                                                                                                 ---------     ---------

          Before June 30, 2002, the information presented in the above table was required on unconsolidated basis. For comparative purposes, information as of June 30, 2001 is presented on the same consolidated basis as June 30, 2002.

9.   Shareholders' Equity

     (a)  Share capital

     As of June 30, 2001 and 2002, the Bank's paid-in capital consist of 25,188,630,070 authorized, issued and outstanding shares with no fixed nominal value.

     (b)  Dividends

     The distributions of dividends related to the years 2000 and 2001 were approved by the Annual Shareholders' Meeting, held in April 2001 and 2002, respectively. Dividends are declared and paid during the year subsequent to that in which the related net income was earned.

                                                                        MCh$
                                                                    ------------
               Total 2000 net income ...........................       81,933
               60% to payment of dividends .....................       49,160
               40% to retained earnings ........................       32,773

                                                                        MCh$
                                                                    ------------
               Total 2001 net income ...........................       92,665
               100% to payment of dividends ....................       92,665

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

10.  Transactions with Related Parties

     In accordance with the Chilean General Banking Law and the rules of the Superintendency of Banks, related parties are defined as companies and individuals who are directors, officers or shareholders owning more than 1% of the Bank's shares. Companies in which a director, officer or shareholder of a bank holds more than a 5% interest as well as companies that have common directors with the Bank are also considered to be related parties. In the following tables, trading or manufacturing companies are defined as operating companies, and companies whose purpose is to hold shares in other companies are defined as investment companies.

     (a)  Loans granted to related parties

          Related party loans, all of which are current, are as follows:

                                                                               As of June 30,
                                                     ------------------------------------------------------------------
                                                                   2001                             2002
                                                     -------------------------------- ---------------------------------
                                                                       Collateral                       Collateral
                                                        Loans           Pledged          Loans            Pledged
                                                     -------------------------------- ---------------------------------
                                                         MCh$             MCh$             MCh$            MCh$
         Operating companies .....................          1,737              1,737          94,129           83,296
          Investment companies (1) ...............        113,233             88,907          90,668           72,022
          Individuals (2) ........................          2,290              1,860           2,225            1,788
                                                     -------------  ----------------- --------------- ----------------
                  Total ..........................        117,260             92,504         187,022          157,106
                                                     =============  ================= =============== ================


     (1)  Includes companies whose purpose is to hold shares in other companies.
     (2) Includes debt obligations that are equal to or greater than UF 3,000, equivalent to MCh$ 49 as of June 30, 2002.

     The activity in the balances of loans to related parties are as follows:

                                                                     As of June 30,
                                                           ---------------------------------
                                                                 2001              2002
                                                           ---------------   ---------------
                                                                 MCh$              MCh$
    Balance as of January 1 ............................            97,875           194,379
    New loans ..........................................            44,239            39,155
    Repayments .........................................           (24,260)          (45,353)
    Price-level restatement ............................              (594)           (1,159)
                                                           ---------------   ---------------
    Balance as of June 30 ..............................           117,260           187,022
                                                           ===============   ===============

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


     (b)  Other transactions with related parties

     During the six-month periods ended June 30, 2001 and 2002, the Bank had the following significant income (expenses) from services provided to (by) related parties (equal to or greater than UF 1,000, equivalent to MCh$ 16 at June 30, 2002):


                                                              Six month period ended June 30,
                                                     --------------------------------------------------
                                                               2001                    2002
                                                     ------------------------  ------------------------
                                                        Income     Expenses     Income     Expenses
                                                     ----------   ----------   ----------  ------------
                                                        MCh$        MCh$        MCh$         MCh$
Redbanc S.A. .......................................          -         671           -          772
Sociedad Interbancaria de Tarjetas de Credito
 Transbank S.A. ....................................          -         946           -        1,051
Servicios de Cobranza Fiscalex Ltda ................        170           -         192            6
Summa Bansander A.F.P.S.A. .........................         73           -          63            -
Santander Chile Holding S.A ........................         81           -          82            -
Santander Factoring S.A. ...........................         67           -          59            -
Bansa Inmobiliaria S.A: ............................          -         991           -        1,086
Altec S.A. .........................................          -           -           -          568
Other ..............................................          -          60          48           96
                                                     ----------   ----------   ----------  ------------
Total ..............................................        391       2,668         444        3,579
                                                     ==========   ==========   ==========  ============


     Pursuant to Article 89 of the Chilean Corporations Law, all of the Bank's transactions with related parties were conducted based on terms similar to those prevailing in the market.

11.  Non-operating Income and Expenses:

     Non-operating income and expenses are set forth below:

                                                          Six-month period            Six-month period
                                                         ended June 30 2001          ended June 30 2002
                                                        --------------------        --------------------
                                                         Income    Expenses          Income    Expenses
                                                        --------  ----------        --------  ----------
                                                          MCh$       MCh$             MCh$       MCh$
Gain (loss) on sale of fixed assets ..................      522         (17)            921        (49)
Recoveries of expenses from customers ................      747           -             199          -
Recovery of income taxes .............................        1           -               -          -
Rental of real estate received in lieu of payment ....    1,364           -           2,611          -
Charge-off of assets received in lieu of payment .....        -      (3,291)              -     (3,205)
Obsolescence Provision ...............................        -           -               -       (816)
Other contingencies ..................................        -           -               -     (4,705)
Provision for tax litigation                                  -           -               -     (2,761)
Other ................................................      565        (798)            859     (1,137)
                                                        --------  ---------         -------   ----------
Total ................................................    3,199      (4,106)          4,590    (12,673)
                                                        ========  =========         =======   ==========

12.  Directors' Expenses and Remunerations

     The following expenses were incurred with respect to the services of the members of the Board of Directors of the Bank.

                                               Six-month period ended June 30,
                                               -------------------------------
                                                   2001              2002
                                               -------------    --------------
                                                    MCh$              MCh$
       Service fees ..........................       60                96
                                                -------------   --------------
       Total .................................       60                96
                                                =============   ==============

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

13.  Foreign Currency Position

     The consolidated balance sheets include assets and liabilities denominated in foreign currencies, which have been translated to Chilean pesos at the exchange rates applicable as of June 30, 2001 and 2002, and assets and liabilities which are denominated in Chilean pesos and contain repayment terms that are linked to changes in foreign currency exchange rates, as detailed below:

                                                                                June 30, 2001
                                                          ---------------------------------------------------------
                                                                     Denominated in
                                                          --------------------------------------
                                                                Chilean            Foreign
                                                                 Pesos            Currency             Total
                                                          ----------------------------------------------------------
ASSETS                                                           MCh$               MCh$               MCh$
Cash and due from banks ................................          99,594                -               99,594
Financial investments ..................................         239,183          153,588              392,771
Loans (including contingent loans) .....................         686,751           29,631              716,382
Derivative instruments .................................         704,646                -              704,646
Other assets ...........................................         165,319                -              165,319
                                                          -------------------   ----------------   -----------------
    Total assets .......................................       1,895,493          183,219            2,078,712
                                                          -------------------   ----------------   -----------------

LIABILITIES
Deposits ...............................................         322,839                -              322,839
Contingent liabilities .................................         205,564                -              205,564
Due to foreign banks ...................................          50,557                -               50,557
Derivative instruments .................................       1,189,106                -            1,189,106
Other liabilities ......................................         324,101          (12,515)             311,586
                                                          -------------------   ----------------   -----------------
    Total liabilities ..................................       2,092,167          (12,515)           2,079,652

Net assets (liabilities) ...............................        (196,674)         195,734                 (940)
                                                          ===================   ================   =================

                                                                            June 30, 2002
                                                         -------------------------------------------------------
                                                                  Denominated in
                                                         ----------------------------------
                                                            Chilean             Foreign
                                                             Pesos              Currency              Total
                                                         ----------------------------------       --------------
                                                             MCh$                MCh$                 MCh$
ASSETS
Cash and due from banks ................................       42,881                 -                 42,881
Financial investments ..................................      195,515           435,706                631,221
Loans (including contingent loans) .....................      719,090            23,608                742,698
Derivative instruments .................................      736,733                 -                736,733
Other assets ...........................................      271,760                 -                271,760
                                                         --------------      -------------         -------------
      Total assets .....................................    1,965,979           459,314              2,425,293
                                                         --------------      -------------         -------------

LIABILITIES
Deposits ...............................................      366,563                 -                366,563
Contingent liabilities .................................      221,183                 -                221,183
Due to domestic banks ..................................            -                 -                      -
Due to foreign banks ...................................      198,464                 -                198,464
Derivative instruments .................................    1,259,007                 -              1,259,007
Other liabilities ......................................      377,752           (10,236)               367,516
                                                         --------------      -------------         -------------
      Total liabilities ................................    2,422,969           (10,236)             2,412,733
                                                         --------------      -------------         -------------

Net assets (liabilities) ...............................     (456,990)          469,550                 12,560
                                                        ==============      =============         =============

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

14.  Contingencies and Commitments

     Litigation from the Chilean Internal Revenue Service

On August 26, 1992, the Chilean Internal Revenue Service presented a claim against the Bank for tax differences arising in prior years amounting to MCh$ 804 (historical value). On September 30, 1998 the Appeals Court issued a verdict partially in favor of Old Santander-Chile, which reduced the taxes by 47%. The Bank has continued legal proceedings for the remainder of taxes payable under the verdict.

On May 31, 1993 and August 24, 1993, the Chilean Internal Revenue Services presented two claims against the former Banco Osorno y la Union for tax differences arising in prior years amounting to MCh$ 104 and MCh$ 920 (historical values), respectively. At the date of issuance of these financial statements the resolution of the appeals of the former Banco Osorno y la Union against the Internal Revenue's first were pending.

In the opinion of Management and their legal advisors, the resolution of these appeals, if unfavourable to the Bank, will not have a material impact on the consolidated financial statements. However, based on conservative estimates the Bank has made a provision relating to these issues amounting to MCh$ 2,761 as of June 30, 2002 included under the caption Other liabilities-Other.

     Financial Instruments with Off-Balance-Sheet Risk

     The Bank is a party to transactions with off-balance-sheet risk in the normal course of its business. These transactions expose the Bank to credit risk in addition to amounts recognized in the consolidated financial statements. These transactions include commitments to extend credit not otherwise accounted for as contingent loans. These commitments include such items as overdraft and credit card lines of credit.

     Such commitments are agreements to lend to a customer at a future date, subject to the customer compliance with meeting of the contractual terms. Since a substantial portion of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. The amounts of these commitments are MCh$ 646,791 and MCh$ 848,462 as of June 30, 2001 and 2002, respectively.

     The Bank uses the same credit policies in making commitments to extend credit as it does for granting loans. In the opinion of the Bank's management, the Bank's outstanding commitments do not represent an unusual credit risk.

     The Bank enter into derivative transactions, particularly foreign exchange contracts, as part of their asset and liability management and in acting as dealers to satisfy their clients' needs. The notional amount of these contracts are carried off-balance sheet (see Note 7).

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

15.  Income Taxes

a)   Deferred taxes

     The Bank records the effects of deferred taxes in its consolidated financial statements in accordance with Technical Bulletin No. 60 issued by the Chilean Association of Accountants. As described in that accounting standard, beginning January 1, 1999, the Bank recognized the consolidated tax effects generated by the temporary differences between financial and tax values of assets and liabilities, resulting in the recognition of a net deferred tax asset. This net deferred tax asset was completely offset against a net "complementary" liability account. Such complementary deferred tax balances are being amortized over the estimated reversal periods corresponding to the underlying temporary differences as of January 1, 1999. In accordance with Technical Bulletin No. 60, the net deferred tax balance is presented net of unamortized complementary account balances in other assets and other liabilities in the balance sheet, the corresponding movements and effects of which are as follows:

                                          -------------------------------------------
                                                 Complementary accounts
                                          ------------------------------------------------------------------------------------------
                                            Average        As of     Amortization for the    Deferred taxes     Total as of June 30,
                                          Amortization    January           period           Short-    Long-
Temporary differences                        Period         2002     2002            2001    term      term      2002          2001
                                          ------------------------------------------------------------------------------------------
 Temporary differences-Assets                               MCh$     MCh$            MCh$    MCh$      MCh$      MCh$          MCh$
 Tax loss carryforward ...................        5.00       204         -           10      214       214       428            142
 Interest and indexation or tax purposes..        3.00         -         -           35      434         -       434            313

 Assets received in lieu of payment ......        1.00         -         -            -      600         -       600            604
 Foreign exchange ........................        0.10         -         -            -      838         -       838           (51)
 Charge-offs .............................        5.00       179        45           42       75       307       382            289
 Unrealized loss on marketable
      securities .........................        1.00         -         -            -       44         -        44          (232)

 Property, plant & equipment .............       30.00       761        14           13        -         -         -            140
Global allowance for loan losses ........         3.00         -         -          498    2,058     4,179     6,237          5,425
 Other provisions ........................        1.00         -         -            -    1,187         -     1,187            372
 Forward contracts .......................        1.00         -         -            -       72         -        72            273
Other property, plant & equipment ........        0.50         -         -            -      163         -       163              -
 Leasing assets ..........................        1.50         -         -            -      737       369     1,106          1,064
 Accrued gains on sale of real
      estate .............................       10.00         -         -            -        6        51        57             63

 Provisions for vacations and
      bonuses ............................        0.30         -         -            -    1,641         -     1,641          1,561

 Accumulated depreciation vehicles .......        1.00         -         -            -        -         -         -              -
Others ...................................        1.00         2         1            1      414         -       414          1,088
                                                       -----------------------------------------------------------------------------
Total ....................................                 1,146        60          599    8,483     5,120    13,603         11,051
                                                       =============================================================================
Temporary differences-Liabilities
Accelerated depreciation of Bank
      premises and equipment .............        3.00         -         -          458      985     1,999     2,984          2,864
Deferred expenses ........................        5.00     1,661       412          389      677     2,768     3,445          3,363
Forward contracts ........................        3.50       (20)      (20)         (20)       -         -         -           (64)
Leasing fixed assets .....................        2.00         -         -            -       45        45        90             83
Other capitalized expenses ...............        4.00         6         5            2        -         -         -              8
Repurchase agreements ....................        0.50         -         -            -      (18)        -       (18)             5
Gain on sale of securitized assets .......        0.00        27         1            1      425         -       425              -
Bond discounts ...........................       19.00       129         4            2      313         -       313              -
Others ...................................        1.00         -         -            -       10         -        10              8
                                                       -----------------------------------------------------------------------------
Total ....................................                 1,803       402          832    2,437     4,812     7,249          6,267
                                                       =============================================================================

                     BANCO SANTANDER-CHILE AND SUBSIDIARIES


       NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

b)   Income taxes for the periods ended June 30, 2001 and 2002 is as follows:

                                                                 Six-month period ended June 30,
                                                            -----------------------------------------
                                                                   2001                 2002
                                                            ------------------ ----------------------
                                                                   MCh$                 MCh$
          Income tax provision-current .................              (9,060)               (11,963)
          Deferred tax provision .......................                 (59)                 1,789
          Complementary accounts amortization ..........                (233)                  (342)
          Tax loss carry-forward benefit ...............                  70                     26
                                                            ------------------ ----------------------
          Total                                                       (9,282)               (10,490)
                                                            ================== ======================


16.  Fiduciary Activities

     The following items are recorded in memorandum accounts by the Bank and represent fiduciary safekeeping and custody services:

                                                                        Period ended June 30,
                                                                    ---------------------------------
                                                                        2001              2002
                                                                    -------------    ----------------
                                                                        MCh$              MCh$
       Securities held in safe custody ...........................     4,674,140           7,920,107
       Amounts to be collected on behalf of third parties ........       723,042             827,172
                                                                    -------------    ----------------
       Total .....................................................     5,397,182           8,747,279
                                                                    =============    ================

17.  Subsequent Events

     On August 1, 2002, Old Santander-Chile merged into Santiago and the name of Santiago was changed to Banco Santander-Chile. The Merged Bank has 188,446,126,794 capital shares, with 47.5% of share capital allocated to Old Santander-Chile and 52.5% allocated to Santiago. As part of the merger, Santiago issued 89,511,910,227 shares to Old Santander-Chile shareholders, which were valued at Ch$ 11.45 per share on August 1, 2002.

     At the date of issuance of these financial statements the exchange rate between the Chilean Peso and U.S. dollar has depreciated by 7.2%. The exchange rate as of September 30, 2002 was Ch$ 747.62 pesos to 1 US$ dollar compared to Ch$ 697.62 pesos to 1 US$ dollar as of June 30, 2002, as reported by the Central Bank.

[ERNST & YOUNG LETTERHEAD]


Report of Independent Accountants

To the Board of Directors and Shareholders of Banco Santiago and Subsidiaries:


We have audited the accompanying consolidated balance sheets of Banco Santiago and Subsidiaries (the "Bank") as of December 31, 2000 and 2001 and the related consolidated statements of income, cash flows and changes in shareholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Bank's Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Banco Santiago and subsidiaries as of December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in Chile and the regulations issued by the Chilean Superintendency of Banks and Financial Institutions.

Accounting principles generally accepted in Chile vary in certain significant respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected consolidated shareholder's equity as of December 31, 2000 and 2001, and the consolidated results of operations for each of the three years in the period ended December 31, 2001, to the extent summarized in Note 25 of the notes to the consolidated financial statements. As mentioned in Note 2 to these consolidated financial statements, during the year ended December 31, 2000 the Bank modified the accounting treatment of assets received in lieu of payment, fees and expenses related to loans and services and costs of computer software developed for internal use, in accordance with the guidelines set forth by the Chilean Superintendency of Banks and Financial Institutions.

ERNST & YOUNG LIMITADA

                                                     /s/ Ernst & Young


Santiago, Chile January 18, 2002
(except for Note 13, for which the date is February 18, 2002, and Notes 1(p) and 25 for which the date is September 30, 2002)

                      Firma miembra de Ernst & Young Global

                        BANCO SANTIAGO AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

(Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and thousands of U.S. dollars as of June
                                   30, 2002)


                                                                                 As of December 31,
                                                                     -------------------------------------------
                                                                         2000           2001           2001
                                                                     -------------  ------------  --------------
                                                                         MCh$           MCh$           ThUS$
                                                                                                    Note 1(p)
ASSETS

CASH AND DUE FROM BANKS (note 3)
     Non-interest bearing .......................................         473,589       511,288         683,888
     Interbank deposits-interest bearing ........................          42,393        44,317          59,277
                                                                     -------------  ------------  --------------
         Total cash and due from banks ..........................         515,982       555,605         743,165
                                                                     -------------  ------------  --------------

FINANCIAL INVESTMENTS (note 4)
     Government securities ......................................         152,434       418,404         559,648
     Investments under agreements to resell .....................           1,694         6,822           9,125
     Other financial investments ................................         262,227       300,924         402,509
     Investment collateral under agreements to repurchase .......         154,395       218,237         291,909
                                                                     -------------  ------------  --------------
         Total financial investments ............................         570,750       944,387       1,263,191
                                                                     -------------  ------------  --------------

LOANS, NET (note 5)
     Commercial loans ...........................................       1,852,713     1,997,148       2,671,341
     Consumer loans .............................................         299,237       305,880         409,138
     Mortgage loans .............................................         969,673     1,041,243       1,392,744
     Foreign trade loans ........................................         245,106       380,722         509,245
     Interbank loans ............................................          14,471        20,993          28,080
     Leasing contracts (note 6) .................................         246,336       265,031         354,500
     Other outstanding loans ....................................         725,749       598,361         800,354
     Past due loans .............................................          63,587        66,292          88,671
     Contingent loans ...........................................         299,349       363,988         486,862
     Allowance for loan losses (note7) ..........................         (89,296)      (94,468)       (126,358)
                                                                     -------------  ------------  --------------
         Total loans, net .......................................       4,626,925     4,945,190       6,614,577
                                                                     -------------  ------------  --------------

OTHER ASSETS
     Premises and equipment, net (note 8) .......................         129,881       116,020         155,186
     Assets received in lieu of payment .........................          18,261         9,062          12,121
     Investments in other companies (note 9) ....................           2,332         2,690           3,598
     Assets to be leased ........................................           9,108        10,352          13,847
     Other (note 10 (a)) ........................................         158,753       177,610         237,567
                                                                     -------------  ------------  --------------
         Total other assets .....................................         318,335       315,734         422,319
                                                                     -------------  ------------  --------------
TOTAL ASSETS ....................................................       6,031,992     6,760,916       9,043,252
                                                                     =============  ============  ==============


        The accompanying notes are an integral part of these consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

(Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and thousands of U.S. dollars as of June
                                   30, 2002)


                                                                                 As of December 31,
                                                                     -------------------------------------------
                                                                         2000           2001           2001
                                                                     --------------  ------------  -------------
                                                                          MCh$           MCh$          ThUS$
                                                                                                    (Note 1(p)

 LIABILITIES AND SHAREHOLDERS' EQUITY

 DEPOSITS
      Non-interest bearing
         Current accounts ......................................           496,134       519,214        694,489
         Bankers' drafts and other deposits ....................           377,181       331,872        443,905
                                                                     --------------  ------------  -------------
                Total non-interest bearing deposits ............           873,315       851,086      1,138,394
                                                                     --------------  ------------  -------------
      Interest bearing
         Savings accounts and time deposits ....................         2,264,953     2,625,257      3,511,486
                                                                     --------------  ------------  -------------
                Total deposits .................................         3,138,268     3,476,343      4,649,880
                                                                     --------------  ------------  -------------

 OTHER INTEREST BEARING LIABILITIES (note 11)
      Chilean Central Bank borrowings
         Credit lines for renegotiations of loans ..............            19,806        15,879         21,239
         Other Central Bank borrowings .........................             9,283       105,251        140,781
                                                                     --------------  ------------  -------------
                Total Central Bank borrowings ..................            29,089       121,130        162,020
                                                                     --------------  ------------  -------------
      Investments under agreements to repurchase ...............           154,195       218,359        292,072
      Mortgage finance bonds ...................................         1,003,397     1,094,226      1,463,613
      Other borrowings
         Bonds .................................................           232,377       227,422        304,195
         Subordinated bonds ....................................           247,212       264,980        354,431
         Borrowings from domestic financial institutions .......           201,034       115,370        154,316
         Foreign borrowings ....................................            57,808       181,359        242,582
         Other obligations .....................................            51,231        42,067         56,268
                                                                     --------------  ------------  -------------
                Total other borrowings .........................           789,662       831,198      1,111,792
                                                                     --------------  ------------  -------------
                Total other interest bearing liabilities .......         1,976,343     2,264,913      3,029,497
                                                                     --------------  ------------  -------------

 OTHER LIABILITIES

     Contingent liabilities (note 10 (c)) ......................           298,848       363,497        486,206
     Other (note 10(b)) ........................................           107,999       117,174        156,729
     Minority interest .........................................               177             -              -
                                                                     --------------  ------------  -------------
                Total other liabilities ........................           407,024       480,671        642,935
                                                                     --------------  ------------  -------------

 COMMITMENTS AND CONTINGENCIES (note 24)

 SHAREHOLDERS' EQUITY  (note 15)

     Capital and reserves ......................................           419,103       420,225        562,084
     Net income for the year ...................................            91,254       118,764        158,856
                                                                     --------------  ------------  -------------
                Total shareholders' equity .....................           510,357       538,989        720,940
                                                                     --------------  ------------  -------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY ....................         6,031,992     6,760,916      9,043,252
                                                                     ==============  ============  =============


        The accompanying notes are an integral part of these consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

(Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and thousands of U.S. dollars as of June
                                   30, 2002)


                                                                                 Years Ended December 31,
                                                               --------------------------------------------------------------
                                                                  1999            2000            2001             2001
                                                               -----------    -------------    ------------    --------------
                                                                  MCh$            MCh$            MCh$             ThUS$
                                                                                                                 Note 1(p)

INTEREST REVENUE AND EXPENSE
    Interest revenue ......................................       568,848          625,509         579,607           775,270
    Interest expense ......................................      (358,528)        (391,652)       (327,033)         (437,432)
                                                               -----------    -------------    ------------    --------------
    Net interest revenue ..................................       210,320          233,857         252,574           337,838
                                                               -----------    -------------    ------------    --------------
PROVISION FOR LOAN LOSSES (note 7) .......................        (66,981)         (46,220)        (46,567)          (62,287)
                                                               -----------    -------------    ------------    --------------

FEES AND INCOME FROM SERVICES (note 17)
    Fees and other services income ........................        42,931           53,624          64,590            86,394
    Other services expenses ...............................        (9,716)         (14,207)        (22,481)          (30,070)
                                                               -----------    -------------    ------------    --------------
    Total fees and income from services, net ..............        33,215           39,417          42,109            56,324
                                                               -----------    -------------    ------------    --------------
OTHER OPERATING INCOME
    Gains from trading activities .........................        17,853           15,459          21,554            28,830
    Losses from trading activities ........................       (12,406)         (10,387)        (12,898)          (17,252)
    Foreign exchange transactions, net ....................        16,374           11,489          10,086            13,491
                                                               -----------    -------------    ------------    --------------
    Total other operating income, net .....................        21,821           16,561          18,742            25,069
                                                               -----------    -------------    ------------    --------------

OTHER INCOME AND EXPENSES
    Loan loss recoveries (note 19) ........................         8,557            9,086          11,336            15,163
    Non-operating income (note 17) ........................         6,299            5,785          16,057            21,477
    Non-operating expenses (note 17) ......................        (6,219)         (11,836)        (17,610)          (23,555)
    Income attributable to investments in other
     companies (note 9) ...................................           173               93             192               257
    Minority interest .....................................           (45)             (37)              -                 -
                                                               -----------    -------------    ------------    --------------
    Total other income and expenses .......................         8,765            3,091           9,975            13,342
                                                               -----------    -------------    ------------    --------------

OPERATING EXPENSES
    Personnel salaries and expenses .......................       (81,311)         (74,675)        (81,570)         (109,106)
    Administrative and other expenses .....................       (55,348)         (55,132)        (55,613)          (74,387)
    Depreciation and amortization .........................       (14,692)         (13,606)        (16,809)          (22,483)
                                                               -----------    -------------    ------------    --------------
    Total operating expenses ..............................      (151,351)        (143,413)       (153,992)         (205,976)
                                                               -----------    -------------    ------------    --------------

LOSS FROM PRICE-LEVEL RESTATEMENT (note 1(b)) .............        (7,125)         (11,628)         (7,617)          (10,188)
                                                               -----------    -------------    ------------    --------------
NET INCOME BEFORE INCOME TAXES ............................        48,664           91,665         115,224           154,122
    Income taxes benefit (expense) (note 22) ..............         5,880             (411)          3,540             4,734
                                                               -----------    -------------    ------------    --------------

NET INCOME ................................................        54,544           91,254         118,764           158,856
                                                               ===========    =============    ============    ==============


        The accompanying notes are an integral part of these consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

(Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and thousands of U.S. dollars as of June
                                   30, 2002)


                                                                                   Years Ended December 31,
                                                                  -----------------------------------------------------------
                                                                     1999           2000            2001           2001
                                                                  ------------  --------------  -------------  --------------
                                                                      MCh$           MCh$           MCh$           ThUS$
                                                                                                                 Note 1(p)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income .....................................................       54,544          91,254        118,764         158,856
Items that do not represent cash flows:
Provision  for loan losses .....................................       66,981          46,220         46,567          62,287
Depreciation and amortization ..................................       14,692          13,606         16,809          22,483
Net (increase) decrease in financial investments (trading
 account) ......................................................     (262,417)        171,137       (366,491)       (490,210)
(Gain) loss on sales of bank premises and equipment ............         (318)           (177)           (25)            (33)
(Gain) loss on sales of goods received in lieu of payment ......         (866)         (1,199)        (2,883)         (3,856)
Changes in other assets and other liabilities ..................        3,383          18,629         (6,235)         (8,340)
Share of profit in equity method investments ...................         (172)            (93)          (191)           (257)
Net change in interest accruals ................................        8,510         (11,275)         5,493           7,349
Foreign exchange effect ........................................       (6,083)         (3,678)       (23,817)        (31,857)
Price-level restatement ........................................        7,125          11,628          7,617          10,188
                                                                  ------------  --------------  -------------  --------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ............     (114,621)        336,052       (204,392)       (273,390)

CASH FLOWS FROM INVESTING ACTIVITIES
Net decrease (increase) in loans ...............................       63,432        (196,855)      (274,473)       (367,129)
Net decrease (increase) in investments under agreements to
 resell ........................................................       15,651           8,616         (5,179)         (6,927)
Increase in investments in time deposits .......................   (1,051,736)       (980,793)    (1,302,408)     (1,742,072)
Proceeds from maturity of time deposits and other investments ..    1,059,678       1,019,793      1,306,920       1,748,107
Proceeds from sales of goods received in lieu of payment .......        3,213          22,559         17,434          23,319
Purchases of bank premises and equipment .......................       (9,101)         (7,785)        (8,873)        (11,868)
Proceeds from sales of bank premises and equipment .............        2,199             297            412             551
Purchase of Santiago Corredora de Seguros Ltda., Santiago
 Factoring Ltda. and Cobranzas y Recaudaciones Ltda ............         (812)              -              -               -
Investments in other companies .................................          147            (142)          (500)           (669)
Dividends received on equity method investments ................          205             324            175             234
                                                                  ------------  --------------  -------------  --------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ............       82,876        (133,986)      (266,492)       (356,454)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in current accounts ....................        4,081          44,191         18,092          24,199
Net increase (decrease) in savings accounts and time deposits ..      155,521        (239,507)       315,230         421,645
Net increase (decrease) in bankers' drafts and other deposits ..     (190,395)        192,152        (74,119)        (99,140)
Net increase (decrease) in investments under agreements to
 repurchase ....................................................      (11,239)          6,929         60,358          80,734
Increase in mortgage finance bonds .............................      147,428         203,768        285,004         381,215
Repayments of mortgage finance bonds ...........................      (97,665)       (173,877)      (185,351)       (247,921)
Proceeds from bond issues ......................................      172,053          36,595         10,111          13,524
Repayments of bond issues ......................................     (121,225)        (17,352)       (16,240)        (21,722)
Short-term funds borrowed ......................................   15,742,244      11,804,997     17,311,302      23,155,215
Short-term borrowings repaid ...................................  (15,906,974)    (11,872,677)   (17,216,502)    (23,028,413)
Proceeds from issuance of long-term borrowings .................      282,705         241,460        421,550         563,856
Repayments of long-term borrowings .............................     (258,722)       (227,021)      (342,384)       (457,965)
Dividends paid .................................................      (75,255)        (54,044)       (91,100)       (121,853)
                                                                  ------------  --------------  -------------  --------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ............     (157,443)        (54,386)       495,951         663,374

EFFECT OF PRICE - LEVEL RESTATEMENT ON CASH
 AND DUE FROM BANKS ............................................       18,151           6,815         14,556          19,469
                                                                  ------------  --------------  -------------  --------------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS .............     (171,037)        154,495         39,623          52,999

 CASH AND DUE FROM BANKS, BEGINNING OF YEAR ....................      532,524         361,487        515,982         690,166
                                                                  ------------  --------------  -------------  --------------

 CASH AND DUE FROM BANKS, END OF YEAR ..........................      361,487         515,982        555,605         743,165
                                                                  ============  ==============  =============  ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash (paid) received during the year for:
      Interest paid ............................................     (381,827)       (551,604)      (336,331)       (449,869)
      Income taxes paid ........................................         (922)         (1,154)          (151)           (202)
      Income taxes recovered ...................................        2,528           2,507          3,327           4,450

                         BANCO SANTIAGO AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

      (Expressed in millions of historical Chilean pesos, except as stated)


                                            ---------------------------------------------------------------------------------
                                             Number of      Paid-in                                Net Income
                                              Shares         Share                      Other       For the
                                             (note 15)      Capital      Reserves     Accounts        Year          Total
                                            ------------  ------------ -------------  ----------  -------------  ------------
                                             Thousands       MCh$          MCh$         MCh$          MCh$          MCh$

Balance as of January 1, 1999 .............  98,934,217       363,746        12,167      (1,088)        68,044       442,869
Capitalization of net income from the
    prior year ............................           -             -        68,044           -        (68,044)            -
Dividend paid .............................           -             -       (68,044)          -              -       (68,044)
Price-level restatement of capital ........           -         9,457           521           -              -         9,978
Change in unrealized gains (losses) of
    permanent financial investments .......           -             -             -         341              -           341
Income for the year .......................           -             -             -           -         50,529        50,529
                                            ------------  ------------ -------------  ----------  -------------  ------------
Balance as of December 31, 1999 ...........  98,934,217       373,203        12,688        (747)        50,529       435,673
                                            ------------  ------------ -------------  ----------  -------------  ------------
Balance as of December 31, 1999 (1) .......  98,934,217       402,857        13,696        (806)        54,544       470,291
                                            ============  ============ =============  ==========  =============  ============

Balance as of January 1, 2000 .............  98,934,217       373,203        12,688        (747)        50,529       435,673
Capitalization of net income from the
    prior year ............................           -             -        50,529           -        (50,529)            -
Dividend paid .............................           -             -       (50,529)          -              -       (50,529)
Price-level restatement of capital ........           -        17,541         1,152           -              -        18,693
Change in unrealized gains (losses) of
    permanent financial investments .......           -             -             -       2,664              -         2,664
Income for the year .......................           -             -             -           -         88,510        88,510
                                            ------------  ------------ -------------  ----------  -------------  ------------
Balance as of December 31, 2000 ...........  98,934,217       390,744        13,840       1,917         88,510       495,011
                                            ------------  ------------ -------------  ----------  -------------  ------------
Balance as of December 31, 2000 (1) .......  98,934,217       402,857        14,269       1,977         91,254       510,357
                                            ============  ============ =============  ==========  =============  ============

Balance as of January 1, 2001 .............  98,934,217       390,744        13,840       1,917         88,510       495,011
Capitalization  of net income from the
prior year ................................           -             -        88,510           -        (88,510)            -
Dividend paid .............................           -             -       (88,510)          -              -       (88,510)
Price-level restatement of capital ........           -        12,113           606           -              -        12,719
Change in unrealized gains (losses) of
    permanent financial investments .......           -             -             -       1,005              -         1,005
Income for the year .......................           -             -             -                    118,764       118,764
                                            ------------  ------------ -------------  ----------  -------------  ------------
Balance as of December 31, 2001 ...........  98,934,217       402,857        14,446       2,922        118,764       538,989
                                            ============  ============ =============  ==========  =============  ============

---------------------------
(1)   Restated in constant Chilean pesos as of December 31, 2001


  The accompanying notes are an integral part of these consolidated financial statements.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

1.    Summary of Significant Accounting Principles

(a)      Basis of presentation

         Banco Santiago is a corporation (sociedad anonima bancaria) organized under the laws of the Republic of Chile that provides a broad range of general banking services to customer bases covering individuals to major corporations. Santiago and its subsidiaries (collectively referred to herein as "Santiago" or the "Bank") offer general commercial and consumer banking services and provide other services, including factoring, collection, leasing, securities and insurance brokerage, mutual and investment funds management and investment banking.

         As more fully described in Notes 25 and 26, subsequent to the date of these financial statements, Banco Santander-Chile (herein referred to as "Old Santander-Chile") merged into Banco Santiago. Following the merger, Banco Santiago, the continuing legal entity, changed its name to Banco
Santander-Chile.

         The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in Chile and regulations of the Superintendencia de Bancos e Instituciones Financieras (the "Superintendency of Banks"), collectively referred to as "Chilean GAAP." For the convenience of the reader, the consolidated financial statements have been translated into English, certain reclassifications have been made and certain subtotals and clarifying account descriptions have been added.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         In certain cases generally accepted accounting principles require that assets or liabilities be recorded or disclosed at their fair values. The fair value is the amount at which an asset could be bought or sold or in the case of a liability could be incurred or settled in a current transaction between willing parties, other than in a forced or liquidation sale. Where available quoted market prices in active markets have been used as the basis for the measurement, however, where quoted market prices in active markets are not available the Bank has estimated such values based on the best information available, including using modeling and other valuation techniques.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

     The consolidated financial statements include Santiago and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidation. The majority interests of Santiago as of December 31, 2000 and 2001 were as follows:

                                                                             Percentage Owned
                                                         ----------------------------------------------------------
                                                                     2000                            2001
                                                         --------------------------     ---------------------------
                                                         Direct    Indirect   Total     Direct     Indirect   Total
                                                            %         %         %          %          %         %
Subsidiary
----------
Santiago Leasing S.A. .................................   99.50         -      99.5      99.50       0.50     100.0
Santiago Corredores de Bolsa Ltda. ....................   99.20      0.80     100.0      99.20       0.80     100.0
Santiago S.A. Administradora de Fondos Mutuos .........   99.96      0.04     100.0      99.96       0.04     100.0
Santiago Asesorias Financieras Ltda. ..................   99.80      0.20     100.0      99.80       0.20     100.0
Santiago Agente de Valores Ltda. ......................   95.00         -      95.0      99.00       1.00     100.0
Santiago S.A. Administradora de Fondos de Inversion ...   99.99      0.01     100.0      99.99       0.01     100.0
Cobranzas y Recaudaciones Ltda. .......................   99.90      0.10     100.0      99.90       0.10     100.0
Santiago Corredora de Seguros Ltda. ...................   99.90      0.10     100.0      99.90       0.10     100.0
Santiago Factoring Ltda. ..............................   99.90      0.10     100.0      99.90       0.10     100.0

     During 2001, the Bank and its subsidiaries acquired from unrelated parties the remaining interest in its subsidiaries Santiago Agente de Valores Ltda. (formerly O'Higgins Agente de Valores Ltda.) and Santiago Leasing S.A.

(b)  Price-level restatement

     The consolidated financial statements are prepared on the basis of general price-level accounting in order to reflect the effect of changes in the purchasing power of the Chilean peso during each year. At the end of each reporting period, the consolidated financial statements are stated in terms of the general purchasing power of the Chilean peso using changes in the Chilean consumer price index (CPI) as follows:

          Nonmonetary assets and liabilities and shareholders' equity accounts are restated in terms of year-end purchasing power.

          Consistent with general banking practices in Chile, no specific purchasing power adjustments of income statement accounts are made.

          Monetary items are not restated as such items are, by their nature, stated in terms of current purchasing power in the consolidated financial statements.

          The price-level restatement charge in the income statement represents the monetary gain or loss in purchasing power from holding monetary assets and liabilities exposed to the effects of inflation.

          The consolidated financial statements of periods through to December 31, 2000 have been restated in Chilean pesos of general purchasing power as of December 31, 2001 ("constant pesos") applied under the "prior month rule," as described below, to reflect changes in the CPI from the financial statement dates to December 31, 2001. This updating does not change the prior years' statements or information in any way except to update the amounts to constant pesos of similar purchasing power.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

     The general price-level restatements are calculated using the official CPI of the Chilean National Institute of Statistics, and are based on the prior month rule, in which the inflation adjustments are based on the consumer price index at the close of the month preceding the close of the respective period or transaction. The CPI is considered by the business community, the accounting profession, and the Chilean government to be the index which most closely complies with the technical requirement to reflect the variation in the general level of prices in the country and, consequently, is widely used for financial reporting purposes in Chile.

     The values of the Chilean CPI used for price-level restatement purposes are as follows:

                                                             Change
          Year                                 Index (*)    in index
          ----                                 ---------    --------

          1999 ..............................    102.04       2.6%
          2000 ..............................    106.82       4.7%
          2001 ..............................    110.10       3.1%

          --------------
          * Index as of November 30 of each year under prior month rule described above.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

(b)  Price-level restatement, continued

     The price-level adjusted consolidated financial statements do not purport to represent appraised values, replacement cost or any other current value of assets at which transactions would take place currently. They are only intended to restate all nonmonetary financial statement components in terms of local currency of a single purchasing power and to include in the net result for each year the gain or loss in purchasing power arising from the holding of monetary assets and liabilities exposed to the effects of inflation.

     The charge to income for price-level restatement is comprised of the following restatements of nonmonetary assets and liabilities. These figures are expressed in constant Chilean pesos of December 31, 2001.

                                                     Year ended December 31,
                                                 ------------------------------
                                                   1999       2000       2001
                                                 --------   --------   --------
                                                   MCh$       MCh$       MCh$

     Shareholders' equity ......................  (10,771)   (19,272)   (12,719)
     Premises and equipment, net ...............    3,131      5,513      3,587
     Investments in other companies ............       42         65         69
     Other assets ..............................      473      2,066      1,446
                                                 --------   --------   --------
     Net loss from price-level restatement .....   (7,125)   (11,628)    (7,617)
                                                 ========   ========   ========

(c)  Index-linked assets and liabilities

     Certain of the Bank's interest-bearing assets and liabilities are expressed in index-linked units of account.

     The principal index-linked unit used in Chile is the Unidad de Fomento
(UF), a unit of account which changes daily to reflect changes in the Chilean CPI. The carrying amounts of such assets and liabilities change with the respective changes in the UF and serve to offset the monetary gains or losses from holding such assets and liabilities. As the Bank's UF assets exceed its UF liabilities, any increase in the index results in a net gain on indexation. Values for the UF are as follows (historical Chilean pesos per UF).

               Year                              As of December 31,
               ----                              ------------------
                                                        Ch$

               1999 ............................     15,066.96
               2000 ............................     15,769.92
               2001 ............................     16,262.66

     The UF daily indexation adjustments from the 10th day of the month in question to the 9th day of the subsequent month are determined based on the previous month's changes in the Chilean CPI. The effect of changes in the UF index on interest earning assets and interest bearing liabilities is reflected in the income statement as an increase or decrease in interest income or expense.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

(d)  Interest revenue and expense recognition

     Interest revenue and expense are recognized on an accrual basis using the effective interest method. Loans, investments and liabilities are stated at their cost, adjusted for accrued interest and the indexation adjustment applicable to such balances that are index-linked.

     The Bank suspends the accrual of interest and principal indexation adjustments on loans beginning on the first day that such loans are overdue. Accrued interest remains on the Bank's books and is considered a part of the loan balance when determining the allowances for loan losses. Payments received on overdue loans are recognized as income, after reducing the balance of accrued interest, if applicable.

(e)  Foreign currency and derivative activities

     The Bank enters into forward foreign exchange contracts and spot exchange contracts for its own account and the accounts of its customers. The Bank's forward contracts are marked to market monthly using the spot rate at the balance sheet date. The initial premium or discount on these contracts is deferred and included in determining net income over the life of the contract. The Bank's interest rate and cross currency swap agreements are treated as off-balance-sheet financial instruments and the net interest effect, which corresponds to the difference between interest income and interest expense arising from such agreements, is recorded in net income in the period that such differences originate.

     In addition, the Bank makes loans and accepts deposits in amounts denominated in foreign currencies, principally the US dollar. Such assets and liabilities are translated at the applicable rate of exchange at the balance sheet date.

     The amount of net gains and losses on foreign exchange includes the recognition of the effects that variations in the exchange rates have on assets and liabilities denominated in foreign currencies and the gains or losses on foreign exchange spot and forward transactions undertaken by the Bank.

(f)  Financial investments

     Financial investments that have a secondary market are carried at market value. The Bank's financial investments are classified as trading or permanent in accordance with the regulations of the Superintendency of Banks with unrealized gains and losses on trading investments included in other operating income (expenses), and unrealized gains and losses on permanent investments included in a separate component of shareholders' equity. As of December 31, 1999, market value adjustments were performed only for those investments with maturities greater than one year.

     All other financial investments are carried at acquisition cost plus accrued interest and UF indexation adjustments, as applicable.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

(f)  Financial investments, continued

     The Bank enters into security repurchase agreements as a form of borrowing. In this regard, the Bank's investments that are sold subject to a repurchase obligation and serve as collateral for the borrowing are reclassified as "investment collateral under agreements to repurchase." The liability to repurchase the investment is classified as "investments under agreements to repurchase".

     The Bank also enters into resale agreements as a form of investment. Under these agreements the Bank purchases securities, which are included as assets under the caption "investments under agreements to resell".

(g)  Leasing contracts

     The Bank and its subsidiary, Santiago Leasing S.A., leases certain property that meets the criteria for direct financing leases. At the time of entering into a direct financing lease transaction, the Bank records the gross finance receivable, unearned income and estimated residual value of leased equipment. Unearned income represents the excess of the gross finance receivable plus the estimated residual value over the cost of the property acquired. Unearned income is recognized in such a manner as to produce a constant periodic rate of return on the net investment in the direct financing lease. The net investment in financing leases is included in the account "Leasing Contracts" in the loan section of the consolidated balance sheet.

(h)  Premises and equipment

     Premises and equipment are stated at acquisition cost net of accumulated depreciation and have been restated for price-level changes. Depreciation is calculated on a straight-line method over the estimated useful lives of the underlying assets.

     The costs of maintenance and repairs are charged to expense. The costs of significant refurbishment and improvements are capitalized and are then amortized over the period of the benefit on a straight-line basis.

(i)  Investments in other companies

     Shares or rights in companies that are integral to the operations of the Bank, where the Bank holds a less than majority interest, are accounted for under the equity method. Other minority investments are carried at cost restated for price-level changes.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


1.   Summary of Significant Accounting Principles, continued

(j)  Allowance for loan losses

     The Bank has set up allowances to cover possible loan losses in accordance with the instructions issued by the Superintendency of Banks.

     Global loan loss allowance

          A global allowance is calculated by multiplying the Bank's outstanding loans by the greater of its "risk index" and 0.75%. The Bank's risk index is based upon a classification of a portion of its customers' outstanding loans into five categories based upon risk of loss for commercial loans and overdue status for consumer and residential mortgage loans. The classifications for risk index purposes must include the largest commercial loans that represent at least 75% of the commercial loan portfolio and 100% of consumer and residential mortgage loans.

          Once the customers' outstanding loans have been classified, certain required percentage allowances applicable to the relevant categories are applied. The resulting weighted average allowance rate is the risk index utilized in the calculation of the global loan loss allowance.

     Individual loan loss allowance

          Once a loan is overdue for 90 days or more, a specific allowance is calculated for 100% of the uncollateralized portion of the loan. Individual loan loss allowances are required only to the extent that, in the aggregate, they exceed the global loan loss allowance.

     Voluntary loan loss allowance

          The Bank has made a provision for a voluntary allowance in addition to those required by the rules of the Superintendency of Banks. Such voluntary allowances cover additional risk inherent in the portfolio.

     Charge-offs

          Loans are charged-off when the collection efforts have been exhausted but not later than the maximum periods prescribed by the Superintendency of Banks, which is as follows:

          - 24 months past due (3 months past due for consumer loans) for loans without collateral, or

          -    36 months past due for loans with collateral.

     Loan loss recoveries

          Recoveries on charged-off loans as well as recoveries on loans which were reacquired from the Chilean Central Bank (the "Central Bank"), recorded in memorandum accounts (see note 19), are recorded directly to income.

(k)  Fees and expenses related to loans and services

     Fees and expenses related to loans, as well as fees for services rendered, are deferred and recognized in income over the term of the loans to which they relate, and to the period that the services are performed. Prior to January 1, 2000, these fees and expenses were recognized in income as the fee was received or the expense incurred.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

1.       Summary of Significant Accounting Principles, continued

(l)      Income taxes

         Income taxes are recognized in an amount that approximates the amount due on the respective income tax return under Chilean tax legislation.

         Deferred taxes are recorded in accordance with Technical Bulletin No. 60 and the complementary technical bulletins thereto issued by the Chilean Association of Accountants.

(m)      Staff severance indemnities

         The Bank has recorded a liability for long-term severance indemnities in accordance with employment contracts it has with certain employees. The liability, which is payable to specified voluntary retiring employees with more than 20 years of service is recorded at the present value of the accrued benefits, which are calculated by applying a real discount rate to the benefit accrued as of year-end over the estimated average remaining service period. For the years ended December 31, 1999, 2000 and 2001, the obligation has been discounted using a real interest rate of 7.2%.

(n)      Assets received in lieu of payment

         Assets received in lieu of payment are carried at the lower of price-level restated cost and the market value of such assets, considered as a whole. Assets that have not been sold within one year are written-off on a straight-line basis over 18 months, as instructed by the Superintendency of Banks.

(o)      Statement of cash flows

         For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. For the years ended December 31, 1999, 2000 and 2001 the consolidated statements of cash flows have been prepared in accordance with Technical Bulletin No. 65 of the Chilean Association of Accountants.

(p)      Convenience translation to U.S. dollars


         The Bank maintains its accounting records and prepares its consolidated financial statements in Chilean pesos. The US dollar amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader at the September 30, 2002 observed exchange rate of Ch$747.62 per US$1.00. This translation should not be construed as representing that the Chilean peso amounts actually represent or have been, or could be, converted into U.S. dollars at such a rate or at any other rate.


2.       Changes in Accounting Principles

         (a) In accordance with Circular No. 3,029 issued by the Superintendency of Banks, dated October 27, 1999, fees and expenses related to loans, as well as fees for services rendered, are deferred and recognized in income over the term of the loans to which they relate, and over the period that the services are performed. Prior to January 1, 2000, these fees and expenses were recognized in income as the fee was received or the expense incurred. This change resulted in a higher income of MCh$1,557 and MCh$1,137 for the years ended December 31, 2000 and 2001, respectively.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

2.       Changes in Accounting Principles, continued

         (b) In accordance with Circular No. 3,029 issued by the Superintendency of Banks, dated October 27, 1999 and effective from January, 2000, the costs of new computer software systems or new improvements to the existing systems developed for internal use, are permitted to be capitalized and amortized over a maximum period of 3 years. Prior to this change, only costs of development made with third parties were permitted to be capitalized. This change resulted in a lower expense of MCh$1,431 and MCh$920 for the years ended December 31, 2000 and 2001, respectively.

         (c) In accordance with Circular No. 3,061, dated June 27, 2000, and Circular letter No. 3 related to banking subsidiaries, dated June 14, 2000, and effective from June 2000, if assets received or awarded in lieu of payment, and assets recovered from leasing operations, are not sold within one year, then recorded asset amounts must be written-off on at least a straight-line basis over the following 18-month period. The previous Superintendency of Banks regulation required that such assets not sold within one year be completely written-off at that date. This change allowed the Bank to maintain in assets the assets received in lieu of payment in the amount of MCh$ 12,855 and MCh$ 2,487 for the years ended December 31, 2000 and 2001, respectively.

3.       Cash and Due from Banks

         In accordance with the rules of the Superintendency of Banks, the Bank must maintain certain non interest-bearing balances in its account with the Central Bank. The required balances are based upon specified financial criteria, including the level of the Bank's assets, the amount of its foreign borrowings and its average liabilities. Restricted amounts totaled MCh$92,185 and MCh$122,076 as of December 31, 2000 and 2001, respectively.

         Included in cash and due from banks are overnight interest-bearing deposits with foreign banks of MCh$42,393 and MCh$44,317 as of December 31, 2000 and 2001, respectively.

4.       Financial Investments

         A summary of financial investments is as follows:

                                                                  As of December 31,
                                                                  ------------------
                                                                    2000       2001
                                                                  --------   -------
                                                                     MCh$      MCh$
         Central Bank and Government Securities
              Marketable debt securities ........................  122,747   388,998
              Investments collateral under agreements to
                   repurchase ...................................  151,230   185,929
              Investments under agreements to resell ............    1,694     6,822
              Investments (1) ...................................   29,687    29,406
                                                                   -------   -------
                      Subtotal ..................................  305,358   611,155

         Corporate securities
              Marketable securities .............................  143,128   193,535
              Mortgage finance bonds issued by the Bank .........   17,752    41,103
              Investments collateral under agreements to
                   repurchase ...................................    3,165    32,308
                                                                   -------   -------
                     Subtotal ...................................  164,045   266,946

              Time deposits in Chilean financial institutions ...    5,639     3,973
              Time deposits in foreign financial institutions ...   95,708    62,313
                                                                   -------   -------
                     Total ......................................  570,750   944,387
                                                                   =======   =======

----------
(1)      To be held-to-maturity

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

5.       Loans

         The loans on the accompanying consolidated balance sheets are comprised of the subcategories as described below.

         Commercial loans are long-term and short-term loans made to companies and businesses. These loans are granted in Chilean pesos on an adjustable or fixed rate basis to finance working capital or investments.

         Consumer loans are loans to individuals granted in Chilean pesos, generally on a fixed rate basis, to finance the purchase of consumer goods or to pay for services. Credit card balances subject to interest charges are also included in this category.

         Mortgage loans are inflation indexed, fixed rate, long-term loans with monthly payments of principal and interest collateralized by a real property mortgage. These loans are specifically funded through the issuance of mortgage finance bonds. At the time of issuance, the amount of a mortgage loan cannot exceed 75% of the value of the property.

         Foreign trade loans are fixed rate, short-term loans granted in foreign currencies (principally U.S. dollars) to finance imports and exports.

         Interbank loans are fixed rate, short-term loans to financial institutions that operate in Chile.

         Leasing contracts are agreements for financing leases of capital equipment and other property.

         Other outstanding loans principally include current account overdrafts, bills of exchange and mortgage loans which are financed by the Bank's general borrowings.

         Past due loans include, with respect to any loan, the amount of principal or interest that is 90 days or more overdue, and do not include the installments of such loan that are not overdue or that are less than 90 days overdue, unless legal proceedings have been commenced for the entire outstanding balance according to the terms of the loan.

         Contingent loans consist of open and unused letters of credit together with guarantees granted by the Bank in Ch$, UF and foreign currencies (principally U.S. dollars).

         The following table summarizes the most significant loan concentrations, expressed as a percentage of total loans, excluding contingent loans and before the reserve for loan losses.

                                                          As of December 31,
                                                         --------------------
                                                         2000            2001
                                                         ----            ----
                                                          %               %
        Manufacturing .................................   8.6            10.1
        Community, social and personal services .......  15.2            15.4
        Residential mortgage loans ....................  17.9            16.4
        Financial services ............................  18.7            18.0
        Commerce ......................................  12.4            12.4
        Consumer loans ................................   6.8             6.6


         A substantial amount of the Bank's loans are to borrowers doing business in Chile.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

6.       Leasing Contracts

         The amounts shown as leasing contracts are amounts receivable under lease agreements and have the following maturities as of December 31, 2000 and 2001. Unearned interest presented in the table corresponds to the interest to be earned in each period. As of December 31, 2001, the unguaranteed residual value of leases was MCh$14,141 (as of December 31, 2000, such value was MCh$12,401).

                                                    As of December 31, 2000                  As of December 31, 2001
                                            --------------------------------------    -------------------------------------
                                               Total       Unearned     Net lease       Total       Unearned     Net lease
                                            receivable      income      receivable    receivable     income      receivable
                                            ----------     --------     ----------    ----------    --------     -----------
                                               MCh$          MCh$          MCh$          MCh$         MCh$           MCh$
Years
-----
Due within one year ......................    95,576        (21,669)       73,907      101,949      (21,513)        80,436
Due after 1 year but within 2 years ......    65,102        (14,908)       50,194       73,909      (14,570)        59,339
Due after 2 years but within 3 years .....    46,903        (10,010)       36,893       47,915       (9,735)        38,180
Due after 3 years but within 4 years .....    28,018         (7,241)       20,777       28,798       (6,934)        21,864
Due after 4 years but within 5 years .....    20,233         (5,474)       14,759       20,008       (5,226)        14,782
Due after 5 years ........................    63,639        (13,833)       49,806       63,779      (13,349)        50,430
                                             -------        -------       -------      -------      -------        -------
                 Total ...................   319,471        (73,135)      246,336      336,358      (71,327)       265,031
                                             =======        =======       =======      =======      =======        =======

         Leased assets consist principally of real estate, industrial machinery, vehicles and computer equipment. The accumulated allowance for uncollectible minimum lease payments receivable is MCh$5,949 as of December 31, 2001 (as of December 31, 2000 such value was MCh$6,078). This allowance forms part of the allowance for loan losses.

7.       Provision for Loan Losses

         The changes in the allowance for loan losses are as follows:

                                                             Years Ended December 31,
                                                     ----------------------------------------
                                                       1999            2000            2001
                                                     -------          -------         -------
                                                      MCh$              MCh$            MCh$
      Balance as of January 1 .....................   64,875           92,550          89,296
      Provision on loans acquired (1) .............      667                -               -
      Price-level restatement (2) .................   (1,644)          (4,156)         (2,685)
      Charge-offs .................................  (37,247)         (44,014)        (37,942)
      Provisions established ......................   65,899           44,916          47,849
      Provisions released .........................        -                -          (2,050)
                                                     -------          -------         -------
      Balance as of December 31 ...................   92,550           89,296          94,468
                                                     =======          =======         =======

(1) The Bank acquired certain loans in connection with its purchase of Santiago Factoring Ltda. during 1999.

(2) Reflects the effect of inflation on the allowance for loan losses at the beginning of each period, adjusted to constant Chilean pesos of December 31, 2001.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

7.       Provision for Loan Losses, continued

         The allowance for loan losses included in results of operations for each year is as follows:

                                               Years Ended December 31,
                                          ---------------------------------
                                            1999         2000         2001
                                          -------      -------      -------
                                            MCh$         MCh$         MCh$
         Provisions  established ......   (65,899)     (44,916)     (47,849)
         Direct charge-offs ...........    (1,082)      (1,304)        (768)
         Provisions released ..........         -            -        2,050
                                          -------      -------      -------
         Net charge to income .........   (66,981)     (46,220)     (46,567)
                                          =======      =======      =======

8.       Premises and Equipment, Net

         The major categories of Premises and equipment and accumulated depreciation are as follows:

                                                            As of December 31,
                                                         ----------------------
                                                           2000           2001
                                                         --------       -------
                                                            MCh$          MCh$
         Land and buildings ............................  110,452       101,740
         Furniture and fixtures ........................   34,594        27,295
         Machinery and equipment .......................   17,809        16,510
         Vehicles ......................................      906           883
         Others ........................................    4,263         8,970
         Accumulated depreciation ......................  (38,143)      (39,378)
                                                          -------       -------
                   Premises and Equipment, net .........  129,881       116,020
                                                          =======       =======

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

9.       Investments in Other Companies

         Investments in other companies consist of the following:

                                                                               As of December 31,
                                                       ------------------------------------------------------------------
                                                         Ownership                                          Investment
                                                          Interest        Participation in Net Income       Book Value
                                                       --------------     ---------------------------    ----------------
                                                       2000     2001        1999     2000       2001     2000        2001
                                                       -----    -----       ----     ----       ----     -----      -----
                                                         %        %         MCh$     MCh$       MCh$      MCh$       MCh$
Transbank S.A. ....................................... 14.35    14.35       (23)      (79)        87       479        566
Redbank S.A. ......................................... 15.21    15.21       115       115         95       536        515
Bolsa de Comercio de Santiago (Stock Exchange) .......  4.17     4.17       171       152        115       628        622
Sociedad Interbancaria de Deposito de Valores S.A. ... 14.05    14.05         5        30         43       111        154
Nexus S.A. ........................................... 12.90    12.90       (93)     (132)      (160)      137        401
Tarjetas Inteligentes S.A. ........................... 13.33    13.33         -         2        (21)       63         68
Bolsa Electronica de Chile. ..........................  2.50     2.50       (22)      (14)          1        59         59
Bolsa de Comercio de Valparaiso ......................  2.22     2.22        (1)       (2)        (2)       12         13
Camara de Compensacion ...............................  0.15     0.15         -         -          -         3          3
Centro de Compensacion Automatica .................... 33.33    33.33        18        18         30       166        136
                                                                            ---      ----       ----     -----      -----
Total investments in other companies accounted
   for under the equity method .......................                      170        90        188     2,194      2,537
Other investments carried at cost ....................                        3         3          4       138        153
                                                                            ---      ----       ----     -----      -----
Total investments in other companies .................                      173        93        192     2,332      2,690
                                                                            ===      ====       ====     =====      =====

10.      Other Assets and Other Liabilities

(a)      Other assets

                                                                                     As of December 31,
                                                                                  ------------------------
                                                                                    2000             2001
                                                                                  -------          -------
                                                                                    MCh$             MCh$
         Transactions in process ................................................   7,762           11,313
         Credit card charges in process .........................................  27,114           25,520
         Amounts receivable under spot foreign exchange transactions ............  70,791           47,237
         Commissions receivable .................................................   3,400            3,300
         Recoverable taxes ......................................................   3,423            5,918
         Forward contracts, net .................................................       -            3,076
         Prepaid and deferred expenses ..........................................  21,114           50,538
         Deferred income taxes (note 22) ........................................  10,164           21,671
         Others .................................................................  14,985            9,037
                                                                                  -------          -------
               Total other assets ............................................... 158,753          177,610
                                                                                  =======          =======

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

10.      Other Assets and Other Liabilities, continued

(b)      Other liabilities

                                                                                      As of December 31,
                                                                                   ------------------------
                                                                                     2000             2001
                                                                                   -------          -------
                                                                                     MCh$             MCh$
          Transactions in process ...............................................    3,445            1,219
          Provision for staff benefits ..........................................    4,138            4,511
          Amounts payable under spot foreign exchange transactions ..............   77,477           81,843
          Commissions payable ...................................................    2,942            4,518
          Amounts payable under forward contracts, net ..........................    3,280                -
          Value added tax payable ...............................................      534            1,338
          Deferred income taxes (note 22) .......................................     (214)           2,202
          Other .................................................................   16,397           21,543
                                                                                   -------          -------
               Total other liabilities ..........................................  107,999          117,174
                                                                                   =======          =======

(c)      Contingent liabilities

         Contingent liabilities consist of open and unused letters of credit, together with guarantees by the Bank in Ch$, UF and foreign currencies (principally U.S. dollars). The liability represents the Bank's obligations under such agreements. The Bank's rights under these agreements are recognized as assets under the caption "Contingent loans" (note 5).

11.      Other Interest Bearing Liabilities

         The Bank's long-term and short-term borrowings are summarized below. Borrowings are generally classified as short-term when they have original maturities of less than one year or are due on demand. All other borrowings are classified as long-term, including the amounts due within one year on such borrowings.

                                                    As of December 31, 2000                  As of December 31, 2001
                                             -------------------------------------    -------------------------------------
                                             Long-term     Short-term      Total      Long-term     Short-term      Total
                                             ---------     ----------    ---------    ---------     ----------    ---------
                                                MCh$          MCh$         MCh$          MCh$          MCh$          MCh$
Central Bank borrowings (11(a)) ...........     19,806         9,283        29,089       15,879       105,251       121,130
Investments under agreements to
     repurchase ...........................          -       154,195       154,195            -       218,359       218,359
Mortgage finance bonds (11(b)) ............  1,003,397             -     1,003,397    1,094,226             -     1,094,226
Other borrowings: bonds (11(c)) ...........    232,377             -       232,377      227,422             -       227,422
Subordinated bonds (11(d)) ................    247,212             -       247,212      264,980             -       264,980
Borrowings from domestic financial
     institutions (11(e)) .................     45,272       155,762       201,034       34,764        80,606       115,370
Foreign borrowings (11(f)) ................        544        57,264        57,808       73,646       107,713       181,359
Other obligations (11(g)) .................     21,486        29,745        51,231       13,476        28,591        42,067
                                             ---------       -------     ---------    ---------       -------     ---------
          Total other interest bearing
               liabilities ................  1,570,094       406,249     1,976,343    1,724,393       540,520     2,264,913
                                             =========       =======     =========    =========       =======     =========

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

11.      Other Interest Bearing Liabilities, continued

(a)      Central Bank borrowings

         Central Bank borrowings include credit lines for the renegotiation of loans and other Central Bank borrowings. These credit lines were provided by the Central Bank for the renegotiation of loans due to the need to refinance debts as a result of the economic recession and crisis of the banking system in the early 1980's. The lines for the renegotiations, which are considered long-term, are related with mortgage loans linked to the UF index and bear a real annual interest rate of 3.0%. Other Central Bank borrowings carry a nominal annual interest rate of 6.4%. The maturities of the outstanding amounts due to the Central Bank are as follows:

                                                                             As of December 31,
                                                                             ------------------
                                                                                   2001
                                                                             ------------------
                                                                                      MCh$
         Due within 1 year ...............................................           15,879
         Due after 1 year but within 5 years .............................                -
                                                                                    -------
              Long-term (Credit lines for the renegotiation of loans) ....           15,879
              Short-term (Other Central Bank borrowings) .................          105,251
                                                                                    -------
                   Total Central Bank borrowings .........................          121,130
                                                                                    =======

(b)      Mortgage finance bonds

         These bonds are used to finance the granting of mortgage loans. The outstanding principal amounts of the bonds are amortized on a quarterly basis. The range of maturities of these bonds is between five and twenty years. The bonds are linked to the UF index and bear a real weighted average annual interest rate of 6.7%.

         The maturities of these bonds are as follows:

                                                                             As of December 31,
                                                                             ------------------
                                                                                     2001
                                                                             ------------------
                                                                                     MCh$
         Due within 1 year ...............................................          102,002
         Due after 1 year but within 2 years .............................           90,029
         Due after 2 years but within 3 years ............................           89,162
         Due after 3 years but within 4 years ............................           88,166
         Due after 4 years but within 5 years ............................           86,029
         Due after 5 years ...............................................          638,838
                                                                                 ----------
              Total mortgage finance bonds ...............................        1,094,226
                                                                                 ==========

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

11.      Other Interest Bearing Liabilities, continued

(c)      Other borrowings: bonds

                                                           As of December 31,
                                                        ------------------------
                                                          2000             2001
                                                        -------          -------
                                                          MCh$             MCh$
         Santiago bonds ..............................  155,850          145,394
         Santiago Leasing S.A.'s bonds ...............   76,527           82,028
                                                        -------          -------
              Total other borrowings: bonds ..........  232,377          227,422
                                                        =======          =======

         Bond obligations included in the line Santiago bonds include series A, B, C and F issued by the Bank and series B and D issued by the former Banco O'Higgins, prior to its merger with the Bank in 1997. These bonds are intended to finance loans that have a maturity of greater than one year, are linked to the UF index and carry a weighted average annual interest rate of 7.0% with interest and principal payments due semi-annually. Santiago Leasing S.A.'s bonds are linked to UF and carry an annual interest rate of 5.6%. The maturities of these bonds are as follows:

                                                              As of December 31,
                                                              ------------------
                                                                     2001
                                                              ------------------
                                                                     MCh$
         Due within 1 year ..................................        24,466
         Due after 1 year but within 2 years ................        21,905
         Due after 2 years but within 3 years ...............        30,459
         Due after 3 years but within 4 years ...............        19,402
         Due after 4 years but within 5 years ...............        18,016
         Due after 5 years ..................................       113,174
                                                                    -------
              Total long-term other borrowings: bonds .......       227,422
                                                                    =======

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

11.      Other Interest Bearing Liabilities, continued

(d)      Subordinated bonds

         The Series C, D and E Bonds outstanding as of December 31, 2001 are intended for the financing of loans having a maturity of greater than one year. They are linked to the UF index and carry an annual interest rate of 7.0% with interest and principal payments due semi-annually.

         Additionally, on July 17, 1997, the Bank issued subordinated bonds abroad, denominated in U.S. dollars, for a total of US$300 million. The bonds carry a nominal interest rate of 7.0% per annum, semi-annual interest payments and one repayment of principal after a term of 10 years. The bonds were placed at 99.2% of their face value.

         The maturities of these bonds, which are considered long-term, are as follows:

                                                             As of December 31,
                                                             ------------------
                                                                    2001
                                                             ------------------
                                                                    MCh$
         Due within 1 year .................................        10,139
         Due after 1 years but within 2 years ..............         3,758
         Due after 2 years but within 3 years ..............         4,032
         Due after 3 years but within 4 years ..............         4,388
         Due after 4 years but within 5 years ..............         4,761
         Due after 5 years .................................       237,902
                                                                   -------
              Total other borrowings: subordinated bonds ...       264,980
                                                                   =======

(e)      Borrowings from domestic financial institutions

         Borrowings from domestic financial institutions are used to fund the Bank's general activities and direct finance leasing contracts, carry a weighted annual average interest rate of 6.7% and have the following maturities:

                                                              As of December 31,
                                                              ------------------
                                                                     2001
                                                              ------------------
                                                                     MCh$
         Due within 1 year ...................................        9,878
         Due after 1 year but within 2 years .................       15,036
         Due after 2 years but within 3 years ................        6,562
         Due after 3 years but within 4 years ................            -
         Due after 4 years but within 5 years ................        3,288
                                                                    -------
         Total long-term .....................................       34,764
                                                                    -------
         Short-term ..........................................       80,606
                                                                    -------
              Total borrowings from domestic financial
                   institutions ..............................      115,370
                                                                    =======

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)



11.      Other Interest Bearing Liabilities, continued

(f)      Foreign borrowings

         These are short-term and long-term borrowings from foreign banks. The maturities of these borrowings are as follows:


                                                                                 As of December 31,
                                                                                -------------------
                                                                                        2001
                                                                                -------------------
                                                                                        MCh$
         Due within 1 year .................................................             29,152
         Due after 1 year but within 2 years ...............................                202
         Due after 2 years but within 3 years ..............................             17,061
         Due after 3 years but within 4 years ..............................             22,967
         Due after 4 years but within 5 years ..............................              4,264
         Due after 5 years .................................................                  -
                                                                                ---------------
         Total long-term ...................................................             73,646
                                                                                ---------------
         Short-term ........................................................            107,713
                                                                                ---------------
                  Total foreign borrowings .................................            181,359
                                                                                ===============


         All of these loans are denominated in U.S. dollars, are principally used to fund the Bank's foreign trade loans and carry an annual average interest rate of 2.9%.

 (g)     Other obligations


                                                                             As of December 31,
                                                                        ----------------------------
                                                                           2000              2001
                                                                        ----------       -----------
                                                                           MCh$              MCh$
         Outstanding CORFO credit lines ..........................          21,486            13,476
         Other short-term obligations ............................          29,745            28,591
                                                                        ----------      ------------
                  Total Other obligations ........................          51,231            42,067
                                                                        ==========      ============


         Corporacion de Fomento de la Produccion ("CORFO") credit lines were provided by the Chilean Government's development agency. CORFO credit lines are used to fund export loans, loans to manufacturing companies and leasing operations. These obligations are linked to the UF index or denominated in U.S. dollars. The obligations that are linked to the UF index carry a weighted average annual interest rate of 6.9%. The obligations that are denominated in U.S. dollar carry a weighted average annual interest rate of 6.9%.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)


11.      Other Interest Bearing Liabilities, continued

         Other obligations have the following maturities:


                                                                                  As of December 31,
                                                                                --------------------
                                                                                         2001
                                                                                --------------------
                                                                                        MCh$
         Due within 1 year ...............................................               3,089
         Due after 1 year but within 2 years .............................               2,642
         Due after 2 years but within 3 years ............................               2,146
         Due after 3 years but within 4 years ............................               1,571
         Due after 4 years but within 5 years ............................               1,233
         Due after 5 years ...............................................               2,795
                                                                                --------------
         Total long-term .................................................              13,476
         Short-term ......................................................              28,591
                                                                                --------------
                  Total other obligations ................................              42,067
                                                                                ==============


12.  Obligations Arising From Lease Commitments

         The Bank leases certain premises, which are accounted for as operating leases. The amounts payable under the terms of the leases, which are not reflected on the consolidated balance sheets, are shown in the following table and reflect future rental expenses in constant Chilean pesos as of December 31, 2001.


                                                                                  As of December 31,
                                                                                --------------------
                                                                                         2001
                                                                                --------------------
                                                                                        MCh$
         Due within 1 year ...............................................               2,794
         Due after 1 year but within 2 years .............................               2,097
         Due after 2 years but within 3 years ............................               1,702
         Due after 3 years but within 4 years ............................               1,584
         Due after 4 years but within 5 years ............................               1,338
         Due after 5 years ...............................................               6,931


         The rental expense on premises was MCh$4,096, MCh$4,108 and MCh$3,995 for the years ended December 31, 1999, 2000 and 2001, respectively, and are included in the consolidated statements of income under "Administrative and other expenses".

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)


13.   Disclosures Regarding Derivative Financial Instruments

         The Bank enters into foreign exchange forward contracts for its own account and on behalf of its customers. The notional amount of these contracts are carried off-balance sheet. These contracts are generally standardized contracts, normally for periods between one and 365 days, and are not traded in a secondary market. However, in the normal course of business and with the agreement of the original counterparty, they may be terminated or assigned to another counterparty.

         The Bank is exposed to credit related losses in the event of non-performance by counterparties to these financial instruments. The risk that counterparties of derivative instruments might default on their obligation is monitored on an ongoing basis. In order to manage the level of credit risk, the Bank enters into transactions with counterparties whom it believes have a good credit standing, and, when appropriate, obtains collateral. Therefore, the risk of loss due to non-performance is believed to be minimal.

         All derivative instruments are subject to market risk. This is defined as the risk that future changes in market conditions may make the Bank's investment more or less valuable. Exposure to market risk is managed in accordance with risk limits set by the Bank's senior management by buying or selling instruments or entering into offsetting positions.

         The Central Bank requires that foreign exchange forward contracts be made only in U.S. dollars and other major foreign currencies. In the case of the Bank, most forward contracts are made in U.S dollars against the Chilean peso or the UF. Unrealized gains, losses, premiums and discounts arising from foreign exchange forward contracts are shown on a net basis under "Other assets" and "Other liabilities" (note 10).

         During 2000 and 2001 the Bank entered into interest rate and cross currency swap agreements to manage exposure to fluctuations in currencies and interest rates. The differential between the interest paid or received on a specified notional amount is recognized under "Foreign exchange transactions, net". The fair value of the swap agreement and changes in the fair value as a result of changes in market interest rates are not recognized in the consolidated financial statements.

         The notional amounts and fair value of these contracts as of December 31, 2000 and 2001 are as follows:


                                                                             December 31, 2000               December 31, 2001
                                                                        -----------------------------  -----------------------------
                                                                          Notional         Fair           Notional          Fair
                                                                           Amount          Value           Amount           Value
                                                                        ------------   --------------  -------------    ------------
                                                                            MCh$           MCh$             MCh$            MCh$
Forward exchange contracts to purchase (US$/Ch$) ...................       273,405          (426)         165,486         (3,836)
Forward exchange contracts to purchase (US$/UF) ....................        38,996         1,195          192,095         (5,236)
Forward exchange contracts to purchase (UF/Ch$) ....................             -             -            1,626             (7)
Forward exchange contracts to sell (US$/Ch$) .......................       175,115           270          278,990          7,816
Forward exchange contracts to sell (US$/UF) ........................       298,483        (5,489)         267,152          3,923
Forward exchange contracts to sell (UF/Ch$) ........................             -             -            8,131             85
Interest rate swap .................................................        21,137          (640)         177,519           (736)
Foreign currency forwards ..........................................        33,093           978           88,707            423
                                                                                       ---------                        --------
      Total ........................................................                      (4,112)                          2,432
                                                                                       =========                        ========

                       BANCO SANTIAGO AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                          thousands of U.S. dollars)


14.   Minimum Capital Requirements

         In accordance with the General Banking Law, Chilean banks are required to maintain a minimum level of equity of 800,000 UF, equivalent to MCh$13,010 as of December 31, 2001. In addition, Chilean banks are required to maintain a minimum "net capital base" (capital and reserves) of at least 3% of their total assets net of provisions, and an "effective equity" for not less than 8% of their "risk-weighted assets". Effective equity is defined as net capital base plus subordinated bonds, up to 50% of the capital and reserves, plus voluntary provisions up to 1.25% of risk-weighted assets. The value of the subordinated bonds that can be considered in the determination of effective equity is reduced by 20% per year, beginning six years prior to maturity.

         The Bank's actual qualifying net capital base and effective equity to support the Bank's "risk-weighted assets" as of December 31, 2000 and 2001 are shown in the following table:


                                                                                           As of December 31,
                                                                                ----------------------------------------
                                                                                      2000                   2001
                                                                                -----------------      -----------------
                                                                                      MCh$                   MCh$
         Net capital base ................................................                419,103                420,225
         3% of total assets net of provisions ............................               (172,041)              (193,087)
                                                                                -----------------      -----------------
         Excess over minimum required equity .............................                247,062                227,138
                                                                                =================      =================
         Net capital base as a percentage of the total assets,  net of                        7.3%                   6.5%
         provisions ......................................................

         Effective equity ................................................                580,376                602,284
         8% of the risk-weighted assets ..................................               (349,863)              (378,081)
                                                                                -----------------      -----------------
         Excess over minimum required equity .............................                230,513                224,203
                                                                                =================      =================
         Effective equity as a percentage of the risk-weighted assets ....                   13.3%                  12.7%


15.   Shareholders' Equity

(a)      Share capital

         As of December 31, 2000 and 2001, the Bank's paid-in capital consisted of 98,934,216,567 common shares of no fixed nominal value authorized, issued and outstanding, which have full, pro-rata dividend rights and voting rights (except for the 35,067,767,014 shares held by the Central Bank, as the Central Bank is prohibited by law from exercising voice or voting rights with respect to the shares held by it, although upon any sale of such shares by the Central Bank the new owners are entitled to exercise full rights). Shares of common stock do not have redemption provisions.

(b)      Dividends

         Dividends are declared and paid during the year subsequent to that in which the related net income was earned. Currently, there are no restrictions on the Bank's payment of dividends to common stockholders.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)


15.   Shareholders' Equity, continued

(b)   Dividends, continued

         The distributions of dividends related to net income for the years 1998, 1999 and 2000 were approved by the Annual Shareholders' Meeting of Santiago, held in March 1999, 2000 and 2001, respectively, and are as follows:


                                                                                          Percentage
                           Shareholders' Meeting                   Dividend paid            Paid
                                                                       (1)
                                                                  ---------------      ---------------
                                                                                              %
           March 1999 ........................................          75,121               100
           March 2000 ........................................          53,971               100
           March 2001 ........................................          91,077               100

-------------------

(1) Dividend paid has been restated in constant Chilean pesos of December 31, 2001.

16.   Transactions with Related Parties

         In accordance with the rules of the Superintendency of Banks, related parties are defined as individuals or companies who are directors, officers or shareholders who own more than 1% of the Bank's shares. Companies in which a director, officer or shareholder of the Bank holds more than a 5% interest and companies that have common directors with the Bank are also considered to be related parties. In the following table, trading or manufacturing companies are defined as operating companies, and companies whose purpose is to hold shares in other companies are defined as investment companies.

(a)   Loans granted to related parties

      Loans to related parties, all of which are current, are as follows:


                                                                              As of December 31,
                                                         ------------------------------------------------------------
                                                                     2000                            2001
                                                         -----------------------------  -----------------------------
                                                                           Collateral                   Collateral
                                                             Loans          Pledged        Loans         Pledged
                                                         -----------------------------  -----------------------------
                                                                     MCh$                           MCh$
         Operating companies ......................            60,442         14,674          68,281          12,857
         Investment companies .....................            21,434         21,406          21,407          21,390
         Individuals (1) ..........................             3,233          3,025           3,904           3,703
                                                         -------------   ------------   -------------   -------------
                  Total ...........................            85,109         39,105          93,592          37,950
                                                         =============   ============   =============   =============

--------------------
(1) Includes debt obligations that are equal to or greater than UF 3,000, equivalent to MCh$49 at December 31, 2001.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)


16.      Transactions with Related Parties, continued

(a)      Loans granted to related parties, continued

         The activity in the balances of loans to related parties as follows:

                                                                             As of December 31,
                                                                       -----------------------------
                                                                            2000            2001
                                                                       -------------    ------------
                                                                            MCh$            MCh$
         Balance as of January 1 .................................          116,287         85,109
         New loans ...............................................          103,887         78,565
         Repayments ..............................................         (129,845)       (67,523)
         Price-level restatement .................................           (5,220)        (2,559)
                                                                       -------------       --------
         Balance as of December 31 ...............................           85,109         93,592
                                                                       =============       ========


b)       Other transactions with related parties

         During the years ended December 31, 1999, 2000 and 2001, the Bank incurred the following expenses as a result of transactions with related parties (equal to or greater than UF 1,000, equivalent to MCh$16 at December 31, 2001):

                                                                                  Year Ended December 31,
                                                                     ------------------------------------------------
                                                                            1999            2000            2001
                                                                          Expense         Expense         Expense
                                                                     ---------------  --------------  ---------------
                                                                           MCh$            MCh$            MCh$
        Asesorias e Inversiones El Milagro Ltda. ................               -            (18)              -
        Inversiones e Inmobiliaria Alas Ltda. ...................               -            (51)            (31)
        Editorial Trineo S.A. ...................................             (18)             -               -
        Transbank S.A. ..........................................              (3)          (323)           (231)
        Hoteles Carrera S.A. ....................................             (27)             -               -
        Fontaine y Paul Consultores Asociados Ltda. .............               -            (23)            (28)
        Asesorias e Inversiones La Isla S.A. ....................             (22)           (17)              -
        Inversiones Franja S.A. .................................             (22)             -               -
        Cia. De Telefonos de Chile Transmisiones Regionales .....            (114)             -               -
        Cia. de Seguros de Vida Santiago S.A. ...................            (661)          (745)           (733)
        Igor Stancic Rokotov Bonasic Asesorias Ltda. ............             (33)             -               -
        Plaza del Trebol S.A. ...................................            (101)          (113)           (118)
        Plaza Oeste S.A. ........................................             (21)           (19)            (19)
        Asesorias e Inversiones Franacor S.A. ...................             (18)           (11)              -
        Sixtra Chile S.A ........................................               -           (153)           (116)
        Nexus S.A. ..............................................               -           (328)            (53)
        Zahler y Cia Ltda .......................................               -              -             (21)
        Olivos Vial Ltda ........................................               -              -             (43)
        Asesorias Providencia Ltda ..............................               -              -             (72)

         These items of expense are for services received by the Bank from related parties. In accordance with Article 89 of the Chilean Corporations Law, the Bank's transactions with related parties have been carried out at market terms, that is, or on terms similar to those customarily prevailing in the market.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001, and
                           thousands of U.S. dollars)


17.   Fees and Income from Services and Non-Operating Income and Expenses

         The Bank's fees and income from services and non-operating income and expenses for the years ended December 31, 1999, 2000 and 2001 are summarized as follows:


                                                                                Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                              1999                      2000                       2001
                                                    ------------------------   ------------------------   -------------------------
                                                      Income       Expenses      Income      Expenses       Income      Expenses
                                                    ------------------------   -------------------------  -------------------------
                                                              MCh$                      MCh$                       MCh$
Fees and other services

  Credit card operations .......................          7,881      (5,851)     9,386        (5,401)       12,065      (7,109)
  Automatic teller machines ....................          5,320      (1,903)     6,471        (2,890)        7,437      (4,242)
  Current accounts .............................          5,253           -      7,419             -         9,419           -
  Collection services ..........................          4,542         (73)     4,382           (88)        6,324        (110)
  Lines of credit ..............................          2,192           -      1,655             -         3,056           -
  Savings accounts .............................          1,770           -      1,993             -         1,991           -
  Letters of credit and guarantees .............            902           -        879             -           865           -
  Custody and trust services ...................            409           -        269             -           281           -
  Imports ......................................            655           -        837             -         1,044           -
  International market .........................            348           -        489             -           318           -
  Exports ......................................            594           -        512             -           621           -
  International exchanges ......................            235        (110)       332          (105)          518        (110)
  Credit operations ............................          1,374           -      2,198             -         1,821           -
  Gains (loss) on sales of assets received
      in lieu of payment .......................            120        (165)     1,836        (1,436)          839      (1,334)
  Income from brokerage activities .............          1,545        (258)     1,819          (154)        1,597        (102)
  Financial advisory ...........................            880           -        426             -           708           -
  Administration of investments funds ..........            308           -        294             -           287           -
  Administration of mutual funds ...............          3,941           -      5,745             -         6,200           -
  Factoring ....................................            322           -        423             -           919           -
  Insurance brokerage ..........................          1,748           -      1,217             -         1,584           -
  Collection fees ..............................          2,037           -      3,160             -         3,061           -
  Leasing activities ...........................              -           -      1,297          (925)        1,757        (718)
  Sales commissions ............................              -           -          -        (2,243)            -      (5,321)
  Other ........................................            555      (1,356)       585          (965)        1,878      (3,435)
                                                    -----------   ---------    -------      --------      --------     -------
         Total .................................         42,931      (9,716)    53,624       (14,207)       64,590     (22,481)
                                                    ===========   =========    =======      ========      ========     =======
Non-operating income and expenses

Gains (loss) on sales of premises and
 Equipment .....................................            491        (172)       331          (154)            -         (58)
Gain on sales of assets received in lieu of
   payment previously charged-off ..............            911           -        798             -         2,883           -
Charge-off of assets received in lieu of
  payment ......................................              -        (694)         -        (1,214)            -      (6,885)
Recoveries of expenses .........................            317           -        907             -         1,495           -
Tax recoveries .................................          2,262           -      3,029             -         5,722           -
Other ..........................................          2,318      (5,353)       720       (10,468)        5,957     (10,667)
                                                    -----------   ---------    -------      --------      --------    --------
         Total .................................          6,299      (6,219)     5,785       (11,836)       16,057     (17,610)
                                                    ===========   =========    =======      ========      ========    ========

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)




18.   Directors' Remuneration

         The following amounts were charged with respect to the services of the members of the Board.


                                                                             Years Ended December 31,
                                                                     -----------------------------------------
                                                                        1999            2000            2001
                                                                     ---------        --------        --------
                                                                        MCh$            MCh$            MCh$
      Remuneration established by the General Shareholders'
      meeting, including attendance fees......................          788              833             867
                                                                     ======           ======          ======


19.   Loan Loss Recoveries


                                                                             Years Ended December 31,
                                                                     -------------------------------------------
                                                                        1999            2000            2001
                                                                     -----------      ----------      ----------
                                                                        MCh$             MCh$           MCh$
      Loans reacquired from Central Bank......................             3,501           1,302           2,175
      Loan portfolio previously charged-off...................             5,056           7,784           9,161
                                                                     -----------      ----------      ----------
            Total                                                          8,557           9,086          11,336
                                                                     ===========      ==========      ==========


         Recovery of loans reacquired from the Central Bank includes payments received on such loans which at the date of their repurchase from the Central Bank were deemed to have no value and were recorded in memorandum accounts.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



20.   Foreign Currency Position

         The consolidated balance sheet includes assets and liabilities denominated in foreign currencies, which have been translated to Chilean pesos at the observed exchange rates as of December 31, 2000 and 2001, and assets and liabilities denominated in Chilean pesos but that contain repayment terms linked to changes in foreign currency exchange rates, as detailed below.



                                                As of December 31, 2000                   As of December 31, 2001
                                         --------------------------------------   ---------------------------------------
                                                     Denominated in                           Denominated in
                                         --------------------------------------   ---------------------------------------
                                          Foreign       Chilean                     Foreign       Chilean
                                          Currency       Pesos         Total       Currency        Pesos         Total
                                         ----------   -----------   -----------   ------------  -----------   -----------
                                            MCh$         MCh$          MCh$          MCh$          MCh$          MCh$
 ASSETS
 Cash and due from banks.............        89,283             -        89,283       115,814           163       115,977
 Other loans.........................       462,294        24,462       486,756       652,998        36,065       689,063
 Contingent loans....................       180,701           318       181,019       217,159           215       217,374
 Financial investments...............       214,410        27,042       241,452       168,324       182,015       350,339
 Other assets........................        80,694             -        80,694        53,402             -        53,402
                                         ----------   -----------   -----------   -----------   -----------   -----------
 Total assets........................     1,027,382        51,822     1,079,204     1,207,697       218,458     1,426,155
                                         ----------   -----------   -----------   -----------   -----------   -----------
LIABILITIES

 Deposits............................       384,361             -       384,361       508,458             -       508,458
 Contingent liabilities..............       180,456             -       180,456       216,959             -       216,959
 Borrowings from domestic
    financial institutions...........        22,111         5,139        27,250        20,793        26,479        47,272
 Foreign borrowings..................        57,808             -        57,808       181,140             -       181,140
 Other liabilities...................       260,233             3       260,236       284,353            60       284,413
                                         ----------   -----------   -----------   -----------   -----------   -----------
 Total liabilities...................       904,969         5,142       910,111     1,211,703        26,539     1,238,242
                                         ----------   -----------   -----------   -----------   -----------   -----------
Net assets (liabilities).............       122,413        46,680       169,093       (4,006)       191,919       187,913
                                         ==========   ===========   ===========   ===========   ===========   ===========

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



21.   Income Taxes

         The Bank records the effects of deferred taxes on its consolidated financial statements in accordance with Technical Bulletin No. 60 and the complementary technical bulletins thereto issued by the Chilean Association of Accountants.

         As described in that accounting standard, beginning January 1, 1999, the Bank recognized the consolidated tax effects generated by the temporary differences between financial and tax values of assets and liabilities. At the same date, the net deferred tax determined was completely offset against a net "complementary" account. Such complementary deferred tax balances are being amortized over the estimated reversal periods corresponding to the underlying temporary differences as of January 1, 1999. The balance to be amortized as of December 31, 2000 was MCh$28,597, and as of December 31, 2001 was MCh$3,994. In accordance with Technical Bulletin No. 60, deferred tax asset and liability amounts are presented on the balance sheet net of the related unamortized complementary account balances in the balance sheet. The corresponding movements and effects of which are as follows:


                                                                           For the year ended
                                                                           December 31, 2001
                                                                   -----------------------------------

                                                 Deferred tax       Complementary                         Deferred tax
                                                   balances          Deferred tax     Deferred taxes        balances
                                                    as of              account           (expense)            as of
                                               January 1, 2001(1)    Amortization         benefit       December 31, 2001
                                              -------------------  -----------------  ---------------- -------------------
                                                     MCh$                MCh$              MCh$               MCh$
    Deferred tax assets...................              13,225                  -            10,545             23,770
    Deferred tax assets generated
      by tax loss.........................              25,351                  -           (22,699)             2,652
    Complementary deferred tax liability..             (28,718)            23,967                 -             (4,751)
                                                  ------------       ------------       -----------      -------------
        Total deferred tax assets.........               9,858             23,967           (12,154)            21,671
                                                  ------------       ------------       -----------      -------------

    Deferred tax liabilities..............                (773)                 -            (2,186)            (2,959)
    Complementary deferred tax asset......                 982               (225)                -                757
                                                  ------------       ------------       -----------      -------------
          Total deferred tax liabilities..                 209               (225)           (2,186)            (2,202)
                                                  ------------       ------------       -----------      -------------

             Effect on income.............                   -             23,742           (14,340)             9,402
                                                  ============       ============       ===========      =============


                                                                           For the year ended
                                                                           December 31, 2000
                                                                   -----------------------------------

                                                 Deferred tax       Complementary                            Deferred
                                                   balances          Deferred tax     Deferred taxes       Tax balances
                                                    as of              account           (expense)             as of
                                               January 1, 2000(1)    Amortization         benefit        December 31, 2000
                                              -------------------  -----------------  ----------------  -------------------
                                                     MCh$                MCh$              MCh$                MCh$
    Deferred tax assets...................              12,175                  -             1,460             13,635
    Deferred tax assets generated
      by tax loss.........................              39,522                  -           (13,385)            26,137
    Complementary deferred tax liability..             (44,503)            14,895                 -            (29,608)
                                                  ------------       ------------       -----------       ------------
        Total deferred tax assets.........               7,194             14,895           (11,925)            10,164
                                                  ------------       ------------       -----------       ------------

    Deferred tax liabilities..............              (1,455)                 -               658               (797)

    Complementary deferred tax asset......               1,313               (302)                -              1,011
                                                  ------------       ------------       -----------       ------------
          Total deferred tax liabilities..                (142)              (302)              658                214
                                                  ------------       ------------       -----------       ------------

             Effect on income.............                   -             14,593           (11,267)             3,326
                                                  ============       ============       ===========       ============

     (1) For the purposes of these tables, the opening balances are presented in historic Chilean pesos at the beginning of the period.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


21.   Income Taxes, continued

      "Income taxes" as presented in the Consolidated Statement of Income for the years ended December 31, 1999, 2000 and 2001 are summarized as follows:

                                                     Year Ended December 31,
                                                  -----------------------------
                                                   1999        2000       2001
                                                  ------      ------    -------
                                                   MCh$        MCh$       MCh$
      Amortization of deferred tax
        complementary accounts balances ........  13,047      14,593     23,742
      Deferred tax expense for the period ......  (5,664)    (11,267)   (14,340)
                                                  ------      ------    -------
      Net benefit from deferred taxes ..........   7,383       3,326      9,402
      Payment of prior years income taxes ......      --      (1,356)       (30)
      Current income tax provision .............  (1,503)     (2,381)    (5,832)
                                                  ------      ------    -------
      Net income benefit (loss) ................   5,880        (411)     3,540
                                                  ======      ======    =======


22.   Commitments and Contingencies

(a)     Loan commitments

      The Bank is party to transactions with off-balance-sheet risk in the normal course of its business. These transactions expose the Bank to credit risk in addition to amounts recognized in the consolidated financial statements. These transactions include commitments to extend credit not otherwise accounted for as contingent loans. These commitments include such items as overdraft and credit card lines of credit.

      Such commitments are agreements to lend to a customer at a future date, subject to compliance with the contractual terms. Since a substantial portion of these commitments is expected to expire without being drawn on, the total commitment amounts do not necessarily represent actual future cash requirements of the Bank. The amounts of these loan commitments were MCh$558,544 and MCh$261,755 at December 31, 2000 and 2001, respectively.

(b)     Liabilities for future commitments

      As of December 31, 2001, the Bank's subsidiary Santiago Corredores de Bolsa Ltda. maintained repurchase agreements amounting to MCh$74,083 (MCh$56,075 as of December 31, 2000). This subsidiary and Santiago Agente de Valores Ltda. maintained resale agreements amounting to MCh$44,226 as of December 31, 2001 (MCh$16,042 as of December 31, 2000).

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


22.   Commitments and Contingencies, continued

(c)     IBM Chile S.A.C. outsourcing contract

      On June 30, 2000, the Bank entered in an outsourcing data processing contract with IBM Chile S.A.C., through which IBM will provide operating and data processing services related with the back-end of the principal systems of the Bank. This agreement covers a period of ten years, involving a total contractual commitment in the amount of MCh$33,237 (ThUS$ 50,651), of which MCh$3,581 (ThUS$5,457) and MCh$5,539 (ThUS$ 8,441) has been paid during the years ended December 31, 2000 and 2001, respectively.

23.   Fiduciary Activities

      The following items are recorded in memorandum accounts by the Bank and represent fiduciary safekeeping and custody services.

                                                      As of December 31,
                                                ------------------------------
                                                    2000                2001
                                                ----------           ---------
                                                    MCh$                MCh$
      Securities held in safe custody ........   1,191,583           1,637,858
      Amount to be collected on behalf
        of local third parties ...............      61,259              82,233
      Amount to be collected on behalf
        of foreign third parties .............     484,192             430,322

                                                ----------           ---------
             Total ...........................   1,737,034           2,150,413
                                                ==========           =========

24.   Concentrations of Credit Risk

      Concentrations of credit risk (whether on or off-balance sheet) arising from financial instruments exist in relation to certain groups of customers. A group concentration arises when a number of parties have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Bank does not have a significant exposure to any customer or counterparty.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


24.   Concentrations of Credit Risk, continued

      Counterparty risk

      The Bank maintains a series of deposits, investments purchased under agreements to resell and forward contract agreements and other financial instruments with institutions in the Chilean banking sector. The principal counterparties within the Chilean banking sector exclude the Central Bank. The respective amounts receivable as of December 31, 2000 and 2001 are as follows:

                                                   Credit Risk
                                                ----------------
                                                 2000       2001
                                                -----      -----
      Bank                                       MCh$       MCh$
      Banco de Chile .........................  2,135        669
      Banco del Estado de Chile ..............     36        840
      Banco de A. Edwards ....................    896      1,092
      Citibank N.A. ..........................    157        133
      Old Santander - Chile ..................     --        372
      BankBoston   N.A. ......................     --      1,602
      Banco Security .........................     --        597
      Deutsche Bank Chile ....................     --         60
      Banco Sudameris ........................     --         72
      ABN Amro Bank (Chile) ..................     39         --
      Banco del Desarrollo ...................     68         --
      Banco Do Brasil S.A. ...................     11         --
      Scotiabank Sud Americano ...............     79         --
      Bank of America N.A. ...................     21         --
      BBVA Banco BHIF ........................     12         --
      Dresdner Bank Latinamerika .............    151         --
      Financiera Conosur .....................  2,848      1,241


         The Bank maintains a policy of placing deposits with a number of different financial institutions and does not believe that any one of these banks represents an unacceptable credit risk. The Bank does not usually require collateral from these counterparties.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile

      The following is a description of the significant differences between accounting principles generally accepted in Chile and accounting principles of the Superintendency of Banks (collectively, "Chilean GAAP"), and accounting principles generally accepted in the United States ("U.S. GAAP").

      The Chilean GAAP financial statements that have been presented are those of the acquiring bank, Santiago, in accordance with merger accounting under Chilean GAAP. All U.S. GAAP information presented in this note has been restated to reflect the merger with Old Santander-Chile. Disclosures provided under U.S. GAAP give effect to the combination of Santiago and Old Santander-Chile (collectively referred to herein as the "Merged Bank") as from May 3, 1999, the first date in which control of both these banks was held by the common parent. U.S. GAAP information for the period between January 1, 1999 and May 3, 1999 reflects the financial information of the predecessor bank, Old Santander-Chile. Paragraph (a) below provides a description of the merger with Old Santander-Chile and provides combined financial statement information based on the respective consolidated financial statements of the individual banks prepared under Chilean GAAP.

      References below to "SFAS" are to United States Statements of Financial Accounting Standards. Pursuant to Chilean GAAP, the Bank's consolidated financial statements recognize certain effects of inflation.

      The cumulative inflation rate in Chile as measured by the CPI for the three-year period ended December 31, 2001 was approximately 10.8%. Chilean GAAP requires that financial statements of banks be restated to reflect the total effect of the loss in the purchasing power of the Chilean peso on the financial position and results of operations of reporting entity. The method, described in
Note 1 (b), is based on a model which enables calculation of net inflation gains or losses caused by monetary assets and liabilities exposed to changes in the purchasing power of local currency, by restating all non-monetary accounts in the financial statements. The model prescribes that the historical cost of such accounts be restated for general price-level changes between the date of origin of each item and the end of the period. The inclusion of price-level adjustments in the accompanying consolidated financial statements is considered appropriate under the prolonged inflationary conditions affecting the Chilean economy. As permitted under Item 18 of Form 20-F of SEC Regulation S-X no adjustments have been made to reflect the elimination of price-level adjustments.

      (a) Merger of entities under common control

      Under Chilean GAAP, the merger between Santiago and Old Santander-Chile is being accounted for as a "pooling of interests" on a prospective basis. As such the merger combination between Old Santander-Chile and Santiago will be presented on a combined basis, beginning September 30, 2002, which is the first interim reporting period following the merger on August 1, 2002.

      Under Chilean GAAP historical financial statements for periods prior to the merger are not restated. As the merger took place after June 30, 2002, the date of the last financial statements issued, the Chilean GAAP financial statements have not been restated for the six-month period ended June 30, 2002. As a result, the financial statements of the acquiring bank, Santiago, have been presented.

      Under U.S. GAAP, the merger between these two entities, which have been under common control since May 3, 1999, should be accounted for in a manner similar to a pooling-of-interests. As a consequence of the merger, Santander-Chile is required to restate its U.S. GAAP reconciliation footnotes previously issued for all periods to retroactively reflect the combining banks as if they had been combined throughout the periods during which common control existed. These statements are the restated financial statements and will replace the historical financial statements as required under U.S. GAAP.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (a) Merger of entities under common control, continued

     Unlike Chilean GAAP, for purposes of the restated financial statements the reported financial statement information for periods prior to May 3, 1999, the date at which there was common control, will be the reported book values of the predecessor entity Old Santander-Chile, controlled by Banco Santander Central Hispano ("BSCH") since 1978. U.S. GAAP requires that Banco Santander - Chile combine the reported book values of Old Santander-Chile subsequent to May 3, 1999 with the carrying values of the former Santiago based on the U.S. GAAP amounts included in the accounting records of the common parent, BSCH.

     As Chilean GAAP information includes only Santiago, and U.S. GAAP includes Old Santander-Chile for all periods and a combination of the banks starting
May 3, 1999, there is a reconciling amount to provide that the banks are presented on a combined basis under Chilean GAAP, before reconciling to U.S. GAAP. The effect of combining the banks using the respective consolidated financial statements prepared in accordance with Chilean GAAP, in order to present comparable amounts prior to the inclusion of adjustments to U.S. GAAP of the combined bank is included in paragraph (v) below.

     1) Condensed Combined Balance Sheet

     For informational purposes, Old Santander-Chile and Santiago have been combined using the respective consolidated financial statements prepared in accordance with Chilean GAAP. The two banks have been added on a line-by-line basis eliminating any interbank balances or transactions. In the disclosure below, during 1999, the income statement contains a full year of Old Santander-Chile and the period from May 3, 1999 to December 31, 1999 relating to Santiago similar to the requirements used for U.S. GAAP. The condensed combined balance sheets compiled using information prepared in accordance with Chilean GAAP as of December 31, 2000 and 2001, are set-out as follows:

                                                                          As of December 31,
                                                                 ------------------------------------
                                                                      2000                  2001
                                                                 ----------------      --------------
                                                                      Total                 Total
                                                                 ----------------      --------------
                                                                      MCh$                  MCh$
Assets
Cash and due from banks...................................            868,740               996,240
Investments...............................................          1,909,720             2,498,768
Loans, net................................................          7,520,598             8,352,932
Other assets..............................................            610,709               664,826
                                                                 ============          ============
Total Assets..............................................         10,909,767            12,512,766

Liabilities and Shareholders' equity
Deposits..................................................          6,132,088             6,725,889
Borrowings................................................          3,461,906             3,873,748
Other liabilities.........................................            395,561               919,684
Minority  interest........................................                680                   587
Shareholders' equity......................................            919,532               992,858
                                                                 ------------          ------------
Total Liabilities and Shareholders' Equity................         10,909,767            12,512,766
                                                                 ============          ============

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (a) Merger of entities under common control, continued

     2) Condensed Combined Income Statement

     In the disclosure below, for informational purposes, during 1999, the income statement contains a full year of Old Santander-Chile and the period from May 3, 1999 to December 31, 1999 relating to Santiago similar to the requirements used for U.S. GAAP. The income statement compiled using information prepared in accordance with Chilean GAAP for the each of the three years ended December 31, 2001, are set-out as follows:


                                                                  Years ended December 31,
                                                  ------------------------------------------------------
                                                       1999                2000                 2001
                                                  --------------     --------------        -------------
                                                       MCh$                MCh$                 MCh$
Net Interest Revenue......................              342,110             431,749             468,384
Provision for loan losses.................             (101,944)            (89,837)            (94,991)
Income from services......................               57,797              74,794              86,979
Other operating income, net...............               26,812              38,546              35,293
Operating expenses........................             (226,699)           (262,812)           (277,428)
Other income and expenses.................               19,596              15,433              19,902
Loss from price-level restatement, net....               (8,763)            (19,982)            (13,772)
Income taxes..............................               (6,437)            (15,201)            (13,510)
                                                  -------------       -------------        ------------
Net income................................              102,472             172,690             210,857
                                                  =============       =============        ============

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (a) Merger of entities under common control, continued

     3) Condensed Combined Cash Flows

     In the disclosure below, for informational purposes, during 1999, the statement of cash flows contains a full year of Old Santander-Chile and the period from May 3, 1999 to December 31, 1999 relating to Santiago similar to the requirements under U.S. GAAP. The statement of cash flows compiled using information prepared in accordance with Chilean GAAP for each of the three years ended December 31, 2001 is set out as follows:

                                                                                Year ended December 31,
                                                                 ------------------------------------------------
                                                                     1999               2000             2001
                                                                 ------------       -----------      ------------
                                                                     MCh$               MCh$             MCh$
Cash provided by operating activities..........................       324,900           434,571            77,201
Cash provided by financing activities..........................       482,155          (226,273)          850,965
Cash used in investing activities..............................      (534,430)          (75,633)         (809,458)
Effect of inflation on cash and cash equivalents...............        16,121             1,213             8,792
                                                                 ------------     -------------      ------------
Net change in cash and cash equivalents........................       288,746           133,878           127,500
Cash and cash equivalents at beginning of year (1).............       446,116           734,862           868,740
                                                                 ------------     -------------      ------------
Cash and cash equivalents at end of year.......................       734,862           868,740           996,240
                                                                 ============     =============      ============

--------------
(1) Represents cash and cash equivalents of Old Santander-Chile in 1999.

     (b) Push Down Accounting

     As described above, under Chilean GAAP, the merger of Old Santander-Chile and Santiago is accounted for as a pooling of interests, prospectively beginning from January 1, 2002 with no retroactive restatement of historical financial statements or carrying values prior to the merger.

     Under U.S. GAAP, to the extent that the banks are under common control, the financial information will be the reported book values of Old Santander-Chile and Santiago, based on the U.S. GAAP amounts included in the accounting records of the transferring entity, BSCH.

          1. Merger of Banco Central Hispanoamericano S.A. ("BCH") into Banco Santander S.A.("BS") on April 17, 1999

     On April 17, 1999, BCH merged into BS to create Banco Santander Central Hispano ("BSCH"). For US GAAP purposes, the meger was accounted for as a purchase of BCH by BS. Prior to April 17, 1999 BCH indirectly held a 21.75% investment in Santiago through a 50% participation in Teatinos Siglo XXI ("Teatinos"), formerly O'Higgins Central Hispano, S.A. At the time, the other 50% of Teatinos was owned by Quinenco S.A. ("Quinenco"). In addition to other controlling investments in Latin America banks, Teatinos held approximately 43.5% of Santiago's outstanding ordinary shares. At that time, the second largest shareholder of Santiago was the Central Bank of Chile, which owned approximately 35.5% of Santiago's outstanding ordinary shares. Due to legal impediments, the Central Bank's shares in Santiago had no voting rights, enabling Teatinos to control Santiago.

     As a result of the acquisition of BCH by BS, purchase accounting was applied to the investment in Santiago through Teatinos based on the fair values of the identifiable assets and liabilities of BCH resulting in the creation of goodwill, relating to Santiago, in the books of BSCH.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (b) Push Down Accounting, continued

         In addition, under US GAAP, the financial statements of the Merged Bank have been restated to reflect the equity method investment held by BCH from the date of the purchase of BCH on April 17, 1999 in order to reflect the significant influence that BSCH exerted over Santiago prior to the step acquisition on May 3, 1999 (see below). As described above, during this period, BSCH owned 21.75% of Santiago. Therefore, in the books of BSCH prior to May 3, 1999 were amounts relating to both the equity pick-up and purchase accounting differences including goodwill.

          2.   Purchase of 50% of Teatinos by BSCH on May 3, 1999

     On May 3, 1999 BSCH purchased the 50% of Teatinos that it did not already own from Quinenco for US$600 million. As a result of the acquisition, purchase accounting was applied to the identifiable assets and liabilities, based on purchase price allocated to Santiago in the books of BSCH.

     The amortization of the aggregate goodwill related to the investment in Santiago has been calculated on a straight-line basis over a 17-year period.

     As a consequence of the above transactions, goodwill and the equity pick up from April 17, 1999 to May 3, 1999 being part of the accounting records of Santiago in the common parent, must be brought to down to the Merged Bank. The total goodwill arising from the two transactions relating to Santiago amounts to MCh$273,205. The effect of pushing down the purchase accounting differences including goodwill, goodwill amortization and the equity method pick-up into the books of the merged Bank is included in paragraph (v) below.

     (c)   Net loan origination fees

     Until December 31, 1999, the Bank recognized origination fees on credit card loans, lines of credit and letters of credit when collected and recorded the related direct costs when incurred. Under SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Origination of Acquiring Loans and Initial Direct Costs of Leases," loan origination fees and certain direct loan origination costs should be recognized over the term of the related loan as an adjustment to yield. The effect of accounting for net loan origination fees in accordance with U.S. GAAP is included in the reconciliation of the combined net income in paragraph (v) below.

     Effective January 1, 2000, and in accordance with Circular No. 3,029 of the Superintendency of Banks dated October 27, 1999, loan origination fees under Chilean GAAP are recognized over the term of the related loan as an adjustment to yield in a manner similar to U.S. GAAP.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (d)  Income taxes

     Under Chilean GAAP, prior to 1999, the Merged Bank did not record the effects of deferred income taxes. Effective January 1, 1999, and in accordance with the new accounting standard under Chilean GAAP, the Merged Bank was required to record the effects of deferred tax assets and liabilities based on the liability method, with deferred tax assets and liabilities established for temporary differences between the financial reporting basis and the tax basis of the Merged Bank's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized. As a transitional provision to reduce the impact of adoption of this standard, the Merged Bank was permitted to record a contra ("complementary") asset or liability as of the date of implementation of the new accounting standard, January 1, 1999, related to the effects of deferred income taxes from prior years. These complementary assets and liabilities are to be amortized over the average estimated period of reversal of the temporary differences which generate the future income tax asset or liability.

     Under SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), income taxes are recognized using the liability method in a manner similar to Chilean GAAP. The effects of recording deferred income taxes and the elimination of the complementary assets and liabilities and their respective amortization are included in the reconciliation of consolidated net income and shareholders' equity in paragraph (v) below. Additional disclosures required under SFAS 109 are further described in paragraph (y) below.

     (e)  Mandatory dividends

     As required by Chile's General Banking Law, unless otherwise decided by a two-thirds vote of the issued and subscribed shares, the Bank must distribute a cash dividend in an amount equal to at least 30% of its net income for each year as determined in accordance with Chilean GAAP, a higher legally binding commitment to distribute dividends exists, or unless and except to the extent the Bank has unabsorbed prior year losses. Under U.S. GAAP, if dividends distributed as of a financial reporting date are less than such a regulatory mandated dividend payment, such difference represents a non-permanent component of stockholders equity which should be reclassified from retained earnings as of such reporting date. However, when, as allowed by regulation, actions of shareholders are taken prior to the date of financial statement issuance, which is evidence that such minimum dividend will not be fully distributed, the reclassification of such dividend may be limited to such lesser amount authorized by shareholder action. The effect of recording mandatory dividends in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (f)  Interest income recognition on non-accrual loans

     The Merged Bank suspends the accrual of interest on loans on the first day that such loans are overdue. Previously accrued but uncollected interest on overdue loans is not reversed at the time the loan ceases to accrue interest. Under U.S. GAAP, recognition of interest on loans is generally discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. As a general practice, this occurs when loans are 90 days or more overdue. Any accrued but uncollected interest is reversed against interest income at that time.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (f)  Interest income recognition on non-accrual loans, continued

     In addition, under Chilean GAAP, any payment received on overdue loans is treated as income to the extent of interest earned but not recorded, after reducing any recorded accrued interest receivable. Any remaining amount is then applied to reduce the outstanding principal balance. Under U.S. GAAP, any payment received on loans when the collectibility of the principal is in doubt is treated as a reduction of the outstanding principal balance of the loan until such doubt is removed. The effect of the difference in interest recognition on nonaccrual loans is not material to the Merged Bank's financial position and results of its operations.

     (g)  Repurchase agreements

     The Merged Bank enters into repurchase agreements as a source of financing. In this regard, the Merged Bank's investments which are sold subject to repurchase agreements are reclassified from their investment category to "investment collateral under agreements to repurchase". Under U.S. GAAP, no such reclassification would be made, since, in substance, the investment securities serve only as collateral for the borrowing. For purposes of the Article 9 combined balance sheets included in paragraph (v) to this note, investments which collateralize such borrowings are shown as trading investments.

     (h)  Contingent loans

     In accordance with Chilean GAAP, the Merged Bank recognizes rights and obligations with respect to contingent loans as contingent assets and liabilities. Contingent liabilities consist of open, unused and standby letters of credit, together with guarantees by the Merged Bank in Chilean peso, UF and foreign currencies (principally US dollars). The liabilities represent the Merged Bank's obligations under such agreements. Under U.S. GAAP, such contingent amounts are not recognized on the consolidated balance sheets but are disclosed in memorandum accounts. The reclassification was included in the combined balance sheets Article 9 in paragraph (v) below.

     (i)  Investment securities

     Under Chilean GAAP the Bank classifies their financial investments as "trading" or "permanent". Financial investments with a secondary market are stated at fair market value with unrealized gains and losses included in a separate component of shareholders' equity for those classified as permanent and with realized gains and losses included in other operating results for trading investments. All other financial investments are carried at acquisition cost plus accrued interest and UF indexation adjustments. Investment securities maintained by Old Santander-Chile's subsidiaries are carried at the lower of price-level restated cost or market value. Additionally, during 2001 Old Santander-Chile received permission from the Superintendency of Banks to record at amortized cost (i.e. not adjust to market value) a portion of its portfolio of Chilean Government securities, which are hedged by specific interest rate swap agreements. Similarly, under Chilean GAAP interest rate swap agreements are not recorded at fair value (see paragraph (m) below).

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (i)  Investment securities, continued

     Under U.S. GAAP, SFAS N(degree)115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115") requires that debt and equity securities be classified in accordance with the Bank's intent and ability to hold the security, as follows:

..         Debt securities for which the Merged Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and are reported at amortized cost.

..         Debt and equity securities that are bought and held by the Merged
          Bank, principally for the purpose of selling them in the near term, are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

..         Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity.

     Based upon these criteria, the Merged Bank has determined that under U.S. GAAP, its investments should be classified as "trading", "available-for-sale" and "held-to-maturity".

     The effect of recording the market value adjustment for investments stated at the lower of price-level restated cost or market value, consistent with the valuation criteria of the Merged Bank, and the market value adjustment to the Chilean Government securities portfolio hedged by various interest rate swap agreements, is included in the reconciliation of consolidated net income and shareholders' equity in paragraph (v) below.

(1) Under Chilean GAAP, the unrealized holding gains (losses) related to investments classified as permanent have been included in equity, which does not differ from the treatment "available-for-sale" under U.S. GAAP, except for the elimination of mortgage finance bonds issued by the Merged Bank, as discussed in paragraph (j) below.

     The following are required disclosures for investments classified as available-for-sale in accordance with SFAS 115 and based on Article 9. Realized gains and losses are determined using the proceeds from sales less the cost of the investment identified to be sold. Gross gains and losses realized on the sale of available-for-sale securities for the year ended December 31, 2000 and 2001 on a combined basis are as follows:

                                                                    Years ended December 31,
                                                                  --------------------------
                                                                     2000            2001
                                                                  ----------      ----------
                                                                    ThCh$            ThCh$
              Proceeds on realized gains ...................      161,989          237,936
              Realized gains ...............................        1,229            3,097
              Proceeds on realized losses ..................       25,607           82,506
              Realized losses ..............................          237            1,017

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (i)  Investment securities, continued

     The carrying value and market value of securities available-for-sale on a combined basis as of December 31, 2001 and 2000 are as follows:

                                                                        Year ended December 31, 2001
                                                            ----------------------------------------------------
                                                              Cost        Gross         Gross     Estimated Fair
                                                                       Unrealized    Unrealized       Value
                                                                          Gains        Losses
                                                             -------   ----------    ----------   --------------
     Available-for-Sale Investments:                          MCh$        MCh$          MCh$            MCh$
     Central Bank Securities ..............................  234,321        3,461          (949)         236,833
     Chilean Treasury Bonds ...............................   37,015          696             -           37,711
     Other securities of Chilean institutions .............  252,056       60,712       (55,834)         256,934
     Foreign investments ..................................   60,482          817             -           61,299
                                                             -------   ----------    ----------   --------------
     Total ................................................  583,874       65,686       (56,783)         592,777
                                                             =======   ==========    ==========   ==============

                                                                        Year ended December 31, 2001
                                                            ----------------------------------------------------
                                                              Cost        Gross         Gross     Estimated Fair
                                                                       Unrealized    Unrealized       Value
                                                                          Gains        Losses
                                                             -------   ----------    ----------   --------------
     Available-for-Sale Investments:                            MCh$      MCh$          MCh$           MCh$
     Central Bank Securities ..............................  190,871           55           (66)         190,860
     Chilean Treasury Bonds ...............................   60,386          962             -           61,348
     Other securities of Chilean institutions .............  161,128        5,607        (3,064)         163,671
     Foreign investments ..................................   63,233          953           (75)          64,111
                                                             -------   ----------    ----------   --------------
     Total ................................................  475,618        7,577        (3,205)         479,990
                                                             =======   ==========    ==========   ==============

     The contractual maturities of securities classified by the Merged Bank as available-for-sale on a combined basis are as follows:

                                                                                Year ended December 31, 2001
                                                              ---------------------------------------------------------------
                                                                          After one year  After five years
                                                               Within one   but within     but within ten
                                                                  year      five years          years              Total
                                                              ----------- --------------  ----------------   ----------------
     Available-for-Sale Investments:                              MCh$         MCh$             MCh$                 MCh$
     Central Bank Securities ..............................       44,551       189,770                  -            234,321
     Chilean Treasury Bonds ...............................       14,128        22,826                 61             37,015
     Other securities of Chilean institutions .............        1,870       143,174            107,012            252,056
     Foreign investments ..................................            -        28,206             32,276             60,482
                                                              ----------- -------------    ---------------   ----------------
      Total ...............................................       60,549       383,976            139,349            583,874
                                                              =========== =============    ===============   ================

     (2) During 2000, Old Santander-Chile sold their investment in Government Debt Securities-FAMAE, classified as held-to-maturity, to maintain the interest rate risk position of the Old Santander-Chile at the date of the sale. The realized gains on this sale were MCh$ 117, on proceeds of MCh$ 28,026. As a result of this transaction, the Old Santander-Chile did not classify any instrument as held-to-maturity as of December 31, 2000 and 2001. No restatement has been made to the investments held by Santiago which that bank classified as held-to-maturity prior to the merger.

     (3) Under U.S.GAAP, the Merged Bank is required to disclose the amounts of unrealized holding gains and losses included in income on securities classified as trading. For the years ended December 31, 1999, 2000 and 2001, the Merged Bank recognized in income net unrealized holding losses of MCh$ 1,176, MCh$ 665 and MCh$ 4,480, respectively, on these securities.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (i)  Investment securities, continued

     (4) Santiago recorded certain Central Bank securities at amortized cost with the intention of holding these investments until maturity, in the same manner as the requirements for securities held-to-maturity under U.S. GAAP.

The following disclosures are required for investments classified as held-to-maturity by the Merged Bank in accordance with SFAS No. 115:

                                             As of December 31, 2000                      As of December 31, 2001
                                    ------------------------------------------  ---------------------------------------------
                                                      Gross                                        Gross
                                     Amortized     Unrealized      Estimated      Amortized      Unrealized       Estimated
                                       cost          Losses        Fair Value        cost           Losses        Fair Value
                                    ------------  ------------    ------------  -------------   -------------    ------------
Held-to-maturity investments           MCh$           MCh$           MCh$           MCh$           MCh$            MCh$
Chilean Central Bank securities ...      29,687          (264)          29,423        29,406            (654)         28,752

The contractual maturities of securities classified by the Merged Bank as held-to-maturity are as follows:

                                                                      As of December 31, 2001
                                                --------------------------------------------------------------------
                                                                                 After
                                                                 After one       three
                                                                 year but       years but
                                                Within one     within three    within six   After six
                                                   year            years          years        years        Total
                                                ------------  --------------  ------------  ----------  ------------
Held-to-maturity investments                       MCh$            MCh$           MCh$         MCh$         MCh$
Chilean Central Bank securities ...............     441           28,965           -            -          29,406

     (j)  Mortgage finance bonds

     Mortgage finance bonds, included in Investments on the combined balance sheets, were issued by the Merged Bank and are held for future sale. Had U.S. GAAP been followed, such mortgage finance bonds would be offset against the corresponding liability. Had U.S. GAAP been followed by each bank, other financial investments and mortgage finance bonds liabilities would have been reduced as of December 31, 2000 and 2001 by MCh$ 41,809 and MCh$ 64,604, respectively, on a combined basis. This reclassification is included in the
Article 9 financial statements of the Merged Bank in paragraph (x) below.

     As instructed by the Superintendency of Banks, mortgage finance bonds issued by the respective Banks are carried at market value. As mentioned, under U.S. GAAP, such mortgage finance bonds are offset against the corresponding liability, consequently, had U.S. GAAP been applied, no such adjustment would have been made. The effect of eliminating the market value of mortgage finance bonds in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001,
                         and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (k) Allowance for loan losses

     The determination of loan losses under U.S. GAAP differs from that under Chilean GAAP in the following respects:

     (1) Allowance for loan losses

     Under Chilean GAAP, the allowance for loan losses is calculated according to specific guidelines set out by the rules of the Superintendency of Banks.

     Under U.S. GAAP, allowances for loan losses should be adequate to cover inherent losses in the loan portfolio at the respective balance sheet dates. The Merged Bank has estimated its required allowance in the following manner:

..      All loans of the Merged Bank were classified in accordance with the rules of the Superintendency of Banks.

..      Allowances for commercial loans classified in loan risk category A or B, which were not considered impaired under SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114") were analyzed by loan category and were adjusted where necessary to reflect the estimated inherent losses in the loan portfolio based upon the historical movements and trends in the Merged Bank's loan classifications ("migration analysis").

..      In addition, specific additional allowances were determined for commercial loans (i.e. those loans which were not considered above) on the following basis:

       i. Commercial loans greater than MCh$ 81 in Old Santander-Chile and MCh$ 45 in Santiago, which were considered impaired in accordance with the criteria established by SFAS 114 were valued at the present value of the expected future cash flows discounted at the loan's effective contractual interest rate, or at the fair value of the collateral if the loans were collateral dependent.

       ii. Allowances for commercial loans which were under MCh$ 81 in Old Santander-Chile and MCh$ 45 in Santiago (i.e. those loans which were not considered in the above SFAS No. 114 analysis), were calculated using the weighted average loan provision, by loan classification, as determined in (i). In addition, estimated incurred losses were adjusted based on results of a migration analysis referred to above.

       iii. Allowance for loan losses for mortgage and consumer loans were determined based on historical loan charge-offs, after considering the recoverability of the underlying collateral.

Based on the preceding calculations under provisions of SFAS 114 the Merged Bank deducted MCh$ 10,846 and MCh$ 12,791 from the total loan loss allowance for the years ended December 31, 2000 and 2001, respectively. The effects of adjusting for the recognition of income and the effects of adopting SFAS 114 are included in paragraph (v) below.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

      (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001,
                         and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (k)  Allowance for loan losses, continued

     Based on the preceding estimation process the Merged Bank computed the allowance for loan losses under U.S. GAAP, and compared this estimate with the reported allowance determined in accordance with the guidelines established by the Superintendency of Banks. The recorded voluntary loan loss allowance, permitted under Chilean GAAP, was then deducted from the additional allowance requirements under U.S. GAAP to arrive at a cumulative U.S. GAAP adjustment for the Merged Bank, as follows:

                                                                                                  As of December 31,
                                                                                            ------------------------------
                                                                                                 2000               2001
                                                                                            ------------------------------
                                                                                                 MCh$               MCh$
U.S. GAAP loan loss allowance .......................................................         (144,861)          (146,908)
Chilean GAAP loan allowance required by the Superintendency of Banks ................          138,170            137,645
                                                                                            -------------      -----------
U.S. GAAP adjustment prior to voluntary loan loss allowance ..........................          (6,691)            (9,263)
Less: Chilean GAAP voluntary loan loss allowance .....................................          17,537             22,054
                                                                                            -------------      -----------
Cumulative U.S. GAAP adjustment ......................................................          10,846             12,791
                                                                                            =============      ===========


     The effect of accounting for loan losses in accordance with U.S. GAAP is included in the reconciliation of the combined net income and shareholders' equity in paragraph (v) below.

     (2) Recognition of Income

     As of December 31, 2000 and 2001, the recorded investment in loans for which impairment has been recognized in accordance with SFAS 114 totaled MCh$ 211,560 and MCh$ 209,495, respectively on a combined basis, with a corresponding valuation allowance of MCh$ 79,487 and MCh$ 81,021, respectively. For the year ended December 31, 2000 and 2001 the average recorded investment in impaired loans was MCh$ 195,014 and MCh$ 196,063, respectively on a combined basis. For the three years ended December 31, 2001, during the portion of the year that the loans were impaired the Merged Bank recognized MCh$ 28,203, MCh$ 29,118 and MCh$ 28,119 of interest on a combined basis on impaired loans. Old Santander-Chile recognized interest on impaired loans on accrual basis, except for past due loans for which the Bank recognizes interest as described in paragraph (f) above. Included within the interest on impaired loans, are amounts of MCh$14,924, MCh$12,980 and MCh$12,178 relating to the years ended December 31, 1999, 2000 and 2001 respectively which Santiago recognized on a cash basis. As of December 31, 2000 and 2001, the Merged Bank had made provisions against all loans which it considered to be impaired.

                       BANCO SANTIAGO AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001,
                        and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (k)  Allowance for loan losses, continued


    (3)   Loan loss recoveries

     Under U.S. GAAP recoveries of loans previously charged-off are presented as a reduction of the provision for loan losses while under Chilean GAAP such recoveries are recognized as other income. This reclassification is included in the article 9 financial statements of the Merged Bank in paragraph (x) below.

     The following presents an analysis under U.S. GAAP on a combined basis of the changes in the reserve for loan losses during the years presented:

                                                                                             As of December 31,
                                                                                ----------------------------------------------
                                                                                     1999           2000            2001
                                                                                --------------  --------------  --------------
                                                                                     MCh$           MCh$            MCh$
Allowances for loan losses in accordance with U.S. GAAP, as of
   January 1 ..............................................................           135,707         161,477         144,861
Provisions on loans acquired ..............................................               667               -               -
Price-level restatement (1) ...............................................            (4,025)         (9,496)         (5,739)
Loan loss recoveries ......................................................            18,681          21,514          23,476
Charge-offs ...............................................................           (72,686)        (83,653)        (85,258)
Provisions established ....................................................            83,133          55,934          72,373
Provisions released .......................................................                 -            (915)         (2,805)
                                                                                --------------  --------------  --------------
Allowances for loan losses in accordance with U.S. GAAP, as of
December 31 ...............................................................           161,477         144,861         146,908
                                                                                ==============  ==============  ==============

(1) Reflects the effect of inflation on the allowance of loan losses under Chilean GAAP at the beginning of each period, adjusted to constant Chilean pesos of December 31, 2001.

     (4)  Charge-offs

      As discussed in Note 1 (j) of these financial statements, under Chilean GAAP the Banks charges-off loans when collection efforts have been exhausted. Under the rules and regulations established by the Superintendency of Banks, charge-offs must be made within the following maximum prescribed limits:

    - 24 months after a loan is past due (3 months for consumer loans) for loans without collateral;
    - 36 months after a loan is past due for loans with collateral.

    Under U.S. GAAP, loans should be written-off in the period that they are deemed uncollectible. The Merged Bank believes that the charge-off policies it applies in accordance with Chilean GAAP are substantially the same as those required under U.S. GAAP, and therefore that differences are not significant to the presentation of its financial statements.

    (l)  Investments in other companies

     Under Chilean GAAP, certain long-term investments of less than 20% of the outstanding shares in other companies have been recorded using the equity method of accounting. Under U.S. GAAP, those investments generally would have been recorded at cost. The effect of accounting for investments in other companies in accordance with U.S. GAAP is included in the reconciliation of consolidated net income and shareholders' equity in paragraph (v) below. In those cases where each individual bank held less than 20% of an investment but on a combined basis the Merged Bank holds more than 20%, such investments have been restated and retroactively accounted for under the equity method.

                       BANCO SANTIAGO AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001,
                        and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (m)   Derivatives

         Chilean banks are permitted to use foreign exchange forward contracts (covering either foreign currencies against the U.S. dollar, the UF against the Chilean peso or the UF and the Chilean peso against the U.S. dollar), forward rate agreements and interest rate swaps. Currently, the use of derivatives in Chile is regulated by the Chilean Central Bank, which requires that all foreign exchange forward contracts be made only in U.S. dollars and other major foreign currencies.

      All derivative instruments are subject to market risk, which is defined as the risk that future changes in market conditions may make an investment more or less valuable. The Merged Bank managed their individual exposure to market risk on a global basis in accordance with risk limits set by senior management by buying or selling instruments or entering into off-setting foreign exchange and interest rate positions.

      The Merged Bank enters into derivative transactions for its own account and to meet customers' risk management needs. Generally the Merged Bank enters into forward contracts in U.S. dollars against the Chilean peso or the UF, however, occasionally, forward contracts are also made in other currencies, but only when the Merged Bank acts as an intermediary. Other derivative transactions include primarily interest rate swaps (paid fixed-received floating) and rate lock. These are used for hedging purposes in order to manage, among other risks, interest rate and fair value risk related to the Yankee bonds of Chilean companies and Chilean Government securities bought by the Merged Bank.

      In order to manage any credit risk associated with its derivative products, the Merged Bank grants lines of credit to transaction counterparties, in accordance with its credit policies, for each derivative transaction. The counterparty risk exposure is a function of the type of derivative, the term to maturity of the transaction and the volatility of the risk factors that affect the derivative's market value, which were managed by each individual bank prior to the merger on an on-going basis as market conditions warrant.

      Under Chilean GAAP, the Merged Bank accounts for forward contracts between foreign currencies and U.S. dollars at fair value with realized and unrealized gains and losses on these instruments recognized in other income. Forward contracts between the U.S. dollar and the Chilean peso or the UF are valued at the closing spot exchange rate of each balance sheet date, with the initial discount or premium being amortized over the life of the contract in accordance with Chilean hedge accounting criteria.

      As described in Note 1, under Chilean GAAP the Merged Bank records differences between interest income and interest expense on interest rate swaps transactions, in net income in the period that such differences originate. The fair value of the swap agreement and changes in the fair value as a result of changes in market interest rates are not recognized in the Chilean GAAP consolidated financial statements.

      Beginning January 1, 2001, the Merged Bank adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No.138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133" (collectively "SFAS 133"), which establishes comprehensive accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Standard requires that all derivative instruments be recorded in the balance sheet at fair value. However, the accounting for changes in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge. The standards also require formal documentation procedures for hedging relationships and effectiveness testing when hedge accounting is to be applied. If the derivative instrument does not qualify as a hedge, changes in fair value are reported in earnings when they occur. If the derivative instrument qualifies as a hedge, the accounting treatment varies based on the type of risk being hedged.

                       BANCO SANTIAGO AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

     (Adjusted for general price-level changes and expressed in millions of constant Chilean pesos as of December 31, 2001,
                        and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (m)   Derivatives, continued

      Under U.S. GAAP, the Merged Bank records its swap agreements at their estimated fair value and forward contracts between the U.S. dollar and the Chilean peso are valued at the fair value based on the forward exchange rate. Under the previous accounting standard, forward contracts were also recorded at fair value as they were considered operational in nature, and did not qualify for hedge accounting treatment.

      While the Merged Bank entered into derivatives for the purpose of mitigating the global interest and foreign currency risks of each individual bank,, these operations do not meet the requirements to qualify for hedge accounting under U.S. GAAP. Therefore changes in the respective fair values of all derivative instruments are reported in earnings when they occur.

      Current Chilean accounting rules do not consider the existence of derivative instruments embedded in other contracts and therefore they are not reflected in the financial statements. For U.S. GAAP purposes, certain implicit or explicit terms included in host contracts that affect some or all of the cash flows or the value of other exchanges required by the contract in a manner similar to a derivative instrument, must be separated from the host contract and accounted for at fair value. The Merged Bank separately measures embedded derivatives as freestanding derivative instruments at their estimated fair values recognizing changes in earnings when they occur. Currently the only host contracts that the Merged Bank has, which have implicit or explicit terms that must be separately accounted for at fair value, are service type contracts related to computer services agreements and insurance agreements.

      The effect of adopting the SFAS 133 as of January 1, 2001, resulted in a cumulative effect on net income of MCh$ 1,066, which is presented net of deferred taxes of MCh$ 181 under the caption "Cumulative effect of change in accounting principles". The effects of the adjustments with respect to foreign exchange contracts, interest rate and foreign currency swaps agreements and certain derivative instruments embedded in other contracts on the net income and net equity of the Merged Bank for the years ended December 31, 2000 and 2001 are included in paragraph (v) below.

      Under Chilean GAAP, forward contracts are presented on a net basis in the accounts "Other assets" and "Other liabilities". Under U.S. GAAP, such amounts would be netted only where a legal right to offset exists. The effect of this reclassification has been included in the presentation of the balance sheets of the Merged Bank prepared in accordance with Article 9 presented in paragraph (x) below.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (n)  Sale of mortgage loans

     During 2001, Santiago legally sold a portion of its mortgage loan portfolio to a securitization company. After the transaction, Santiago purchased a percentage of the securities issued by the securitization company, which were backed by the mortgage loan portfolio. Under Chilean GAAP, Santiago recognized in income the difference between book value of the loans sold and the proceeds from the sale, while the mortgage backed securities acquired in this transaction have been accounted for as investments in accordance with note 1 (f).

     Under U.S. GAAP, specifically SFAS No. 140, "Accounting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities", the securities purchased by Santiago and backed by the transferred assets constitute retained interests. To the extent that Santiago has a retained interest in the loans, it is required to determine the relative fair value of the interest sold versus the interest retained. Interest retained must continue to be accounted for as if the transaction had not occurred. The effect of recording these assets in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (o)  Staff severance indemnities

     Employee benefits and post employment benefits in Old Santander-Chile were provided by independent pension funds and health insurance companies and have been funded by employees' contributions. As employer, Old Santander-Chile had no responsibility for payments under these plans other than withholding amounts from employees salaries.

     The provision for staff severance indemnities, included in the account "Other Liabilities", relates a benefit payable to a defined number of employees, upon their voluntary retirement from Santiago, conditional upon having completed 20 years of continuous service. Santiago made indemnity payments upon termination of the applicable employees, and has not set aside assets to fund its benefit obligation. Under Chilean GAAP, the corresponding liability is calculated by discounting the benefit accrued using real interest rates, as described in Note 1 (m), considering current salary levels of all employees eligible under the plan.

     An analysis of the changes in the accrued amounts for staff severance indemnities under Chilean GAAP during each of the three years ended December 31, 2001 in Santiago is as follows:

                                                                    Years ended December 31,
                                                       ---------------------------------------------------
                                                            1999              2000              2001
                                                       ----------------  ---------------   ---------------
                                                            MCh$              MCh$              MCh$
Opening balance as of January 1 ...................             183              202                237
Price-level restatement (1) .......................              (5)              (9)                (7)
Severance indemnities provision ...................              24               44                 18
Payments during the period ........................               -                -                  -
                                                       ----------------  ---------------   ---------------
Balance as of December 31, ........................             202              237                248
                                                       ================  ===============   ===============

(1) Reflects the effect of inflation on the provision for staff severance indemnities at the beginning of each period, adjusted to constant pesos of December 31, 2001.

     Under U.S. GAAP, termination indemnity employee benefits have been accounted for in accordance with SFAS No. 87 "Employers' Accounting for Pensions", consistent with that of a defined benefit pension plan, measuring the liability by projecting the future expected severance payments using an assumed salary progression rate net of inflation adjustments, mortality and turnover assumptions, and discounting the resulting amounts to their present value using real interest rates.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (o)  Staff severance indemnities, continued

     The following data are presented under U.S. GAAP for the termination indemnity benefit plans of the Merged Bank during each of the three years ended December 31, 2001.

                                                                   Years ended December 31,
                                                            -------------   -------------  --------------
                                                                 1999            2000           2001
                                                            -------------   -------------  --------------
Changes in Benefit (obligations) ........................          MCh$            MCh$           MCh$
Obligation as of January 1, .............................           438             461            501
Price level restatement (1) .............................           (36)            (16)           (30)
Service cost ............................................            24              25             24
Interest cost ...........................................            32              33             36
Actuarial gain (loss) ...................................             3              (2)             2
Benefits paid ...........................................             -               -              -
                                                            --------------  -------------- --------------
Obligation as of December 31, ...........................           461             501            533
                                                            --------------  -------------- --------------

(1) Reflects the effect of inflation on the provision for staff severance indemnities at the beginning of each period, adjusted to constant pesos of December 31, 2001.

                                                                      Years ended December 31,
                                                       ---------------------------------------------------
Components of net periodic benefit expenses                 1999             2000               2001
                                                       ---------------  ---------------    ---------------
                                                              MCh$                MCh$               MCh$
Service cost..........................................              24               25                 24
Interest cost.........................................              32               33                 36
Actuarial gain (loss).................................               3               (2)                 2
                                                       ---------------  ---------------    ---------------
Total.................................................              59               56                 62
                                                       ===============  ===============    ===============

Assumptions used as of December 31,
Real discount rate ...................................             7.2%             7.2%               7.2%
Real Rate of salary progression.......................             7.1%             7.1%               7.1%
Mortality (1).........................................             RV85             RV85               RV85
Turnover (2)..........................................             8.2%             8.2%               8.2%

(1) The mortality tables used in the determination of the benefit obligation are the same as those used by Chilean Insurance Companies to calculate insurance life reserves, in accordance with Circular No. 491 issued March 29, 1985 by the Superintendency of Securities and Insurance.

(2) The annual labor turnover ratio was determined based in the actual experience of the Santiago.

     Had U.S. GAAP been followed, shareholders' equity of the Merged Bank would have been reduced as of December 31, 2000 and 2001 by MCh$ 264 and MCh$265, respectively, and the net income would have been reduced by MCh$ 4, MCh$ 5 and MCh$21 for the years ended December 31, 1999, 2000 and 2001, respectively.

     Santiago believes that the difference between recording staff severance indemnities under Chilean GAAP and U.S. GAAP is not material to the Santiago's financial position and results of its operations, and therefore it has not been included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     Certain staff severance liabilities were assumed when BSCH purchased 50% of Teatinos in 1999. The liabilities were included in the calculation of goodwill and all reversed in 1999 (see paragraph (b) above).

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (p)  Recoveries of loans previously charged-off

     Under U.S. GAAP, recoveries of loans previously charged-off are reflected as an increase to the allowance for loan losses; under Chilean GAAP they are included as other income. This reclassification has been included in the Article 9 financial statements of the Merged Bank, presented in paragraph (x) below.

     (q)  Capitalization of interest costs

     For Chilean GAAP purposes, the Merged Bank does not capitalize interest costs on the assets that are constructed for its own use. Under SFAS No. 34, interest costs should be capitalized as they are considered part of the historical cost of acquiring these assets. The effect of accounting for capitalization of interest costs in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (r)  Mortgage loans purchased

     Old Santander-Chile acquired mortgage loans (ANAP portfolio) from the former savings and loans institutions at a discount. In 1990, based on the then existing regulations, the discount on a portion of the loans acquired was recognized as income. Under U.S. GAAP, such discount should be amortized during the life of the related loans. The effect of accounting for mortgage loans purchased in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (s)  Acquisition of Financial Assets

     The following business conditions have taken place in the Banks that have led to adjustments between Chilean GAAP and U.S. GAAP:

     1)   Acquisition of Banco O'Higgins

     For Chilean GAAP purposes, the merger between Santiago and Banco O'Higgins was accounted for using merger accounting principles. This involved recording assets and liabilities of the constituents of the assets and liabilities of the Bank at their recorded amounts as of January 1, 1997, and including in income of Santiago the income of both Banco O'Higgins and Santiago from January 1, 1997.

     For U.S. GAAP purposes, Santiago accounted for the business combination as a purchase of Banco O'Higgins. Consequently, goodwill was recorded as the difference between the fair value of the consideration paid by Santiago and the fair value of the separately identifiable net assets of Banco O'Higgins received.

The original goodwill recorded under U.S. GAAP was as follows:

                                                                                             MCh$
     Consideration paid ............................................................         458,741
     Proportionate fair value of the identifiable net assets of Banco O'Higgins ....        (184,874)
                                                                                         -----------
     Excess of cost over net assets acquired .......................................         273,867
                                                                                         ===========

     1. In management's opinion, the book value of assets and liabilities received approximated fair value.
     2. Amortization of the goodwill is calculated on a straight-line basis over a 15-year period.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (s)  Acquisition of Financial Assets, continued

     As described above in paragraph (b), on May 3, 1999, BSCH acquired an approximately 43.5% interest in Santiago through step acquisitions, for which purchase accounting was applied and a fair value analysis of the identifiable assets and liabilities of Santiago was carried out. As by definition goodwill is not considered to be an identifiable asset, it was not included in the analysis. Therefore, 43.5% of the original goodwill relating to O'Higgins was eliminated in the push down adjustment and is implicitly included in the goodwill determination of the purchases of Teatinos by BSCH (see paragraph (b)).

     The effect of accounting for the purchase of Banco O'Higgins in accordance with U.S. GAAP and the subsequent push down accounting is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     2)   Acquisition of Banco Osorno y La Union

During 1996, Old Santander-Chile merged with Banco Osorno y la Union ("Banco Osorno"). Consistent with the O'Higgins transaction described above, under Chilean GAAP, the recorded assets and liabilities of the constituents were carried forward to the combined Bank at their recorded amounts at January 1, 1996 while income of the combined Bank included in the results of both banks for the entire year as though the merger occurred on January 1, 1996.

     For U.S. GAAP purposes the business combination would have been accounted for as reverse acquisition with Banco Osorno being accounted for as the acquired entity. As such, purchase accounting adjustments would be applied to the accounts of Banco Osorno to reflect the ownership interest acquired by Old Santander-Chile's shareholders. Consequently, goodwill would have been recorded as the difference between fair value of the consideration paid by Old Santander-Chile's shareholders and the fair value of the separately identifiable net assets of Banco Osorno received.

     Consideration paid consisted of two components to reflect the two transactions provided for by the Acquisition Agreement, as follows:

     . The first component was the US$ 496,339,521 cash consideration paid by Santander Spain to acquire the original 51% controlling interest in Osorno from the Former Osorno Control Group. This amount was based on the agreed value (US$ 17 per ADS) whereby one ADS represents 220 shares, although the Acquisition Agreement only required that this cash consideration be paid prior to November 11, 1996, subsequent to July 1, 1996, the effective date of the merger. For purposes of determining the adjustment to U.S. GAAP, the U.S. dollar amount was discounted to July 1, 1996 at the annual rate of Libor plus 1% and converted to Chilean pesos at the exchange rate of Ch$ 411.60 per US$
          1.00 (the Observed Exchange Rate on July 1, 1996, the effective date of the Merger) and restated to constant Chilean pesos of December 31, 2001 for a total peso equivalent of MCh$ 244,015.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (s)  Acquisition of Financial Assets, continued

     . The second component was the value of the 24.5% interest in the merged Bank issued on July 1, 1996 pursuant to the Acquisition Agreement whereby Banco Osorno issued 12,594,315,035 common shares in exchange for all the outstanding common shares of Old Santander-Chile. The 24.5% interest reflected one-half of the 49% of Banco Osorno that was not the subject of the commitment Banco Santander S.A. made in the Acquisition Agreement to acquire 51% of Banco Osorno by November 11, 1996. The market value of the publicly traded Banco Osorno shares at July 1, 1996 was Ch$ 26 per share; therefore the consideration paid for this component of the Merger was 24.5% of 24,594,315,035 shares acquired at Ch$ 26 per share and restated to constant Chilean pesos of December 31, 2001 for a total of MCh$ 86,600.

     Then, the adjustments made to reconcile to U.S. GAAP are as follows:

     . Recognition of goodwill resulted from the Merger, as there is an excess of the consideration paid over 75.5% interest in Banco Osorno acquired by Old Santander Chile's shareholders. The original amount of goodwill as a result of the above transaction was determined as follows:

                                                                                        MCh$
Consideration paid ............................................................        344,959
Proportionate fair value of Osorno's identifiable net assets acquired .........       (147,847)
                                                                                   --------------
Excess of cost over net assets acquired .......................................        197,112
                                                                                   ==============

     1. In management's opinion, the book value of assets and liabilities received approximated fair value.
3.   2.   Amortization of the goodwill is calculated on a straight-line basis over a 25-year period.

     The effect of accounting for the acquisition of Banco Osorno y La Union in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (s)  Acquisition of Financial Assets, continued

     3)   Acquisition of FUSA

     The purchase of FUSA involved the joint acquisition of this entity by Old Santander-Chile and its Parent. The legal form of the acquisition involved Old Santander-Chile paying book value for net tangible assets and the Parent paying the purchase premium for the residual equity stock. For Chilean accounting the legal form of the acquisition was followed with all net assets ascribed to Old Santander-Chile whereas the purchase intangible value, represented by the purchase premium, was ascribed to the Parent. Under U.S. GAAP, the net assets acquired should be recorded at fair value which would include the value of purchase intangible since through the purchase Old Santander-Chile received the full economic value of such. The difference in the book value of the net assets acquired by the Bank and the aggregate purchase price for the entity would be recorded as an equity contribution from the Parent, and subsequently amortized over a period of up to 40 years. For purposes of reconciliation to U.S. GAAP, the goodwill is amortized over 10 years. The effect of accounting for this acquisition in accordance with U.S. GAAP is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (t)  Assets received in lieu of payment

     As instructed by the Superintendency of Banks, assets received in lieu of payment are carried at cost, less a global valuation allowance if the total of the fair value of those assets is lower than the carrying amount. If the asset is not sold within one year, then recorded asset amounts should be written-off on a straight-line basis over the following 18-month period.

     Under U.S. GAAP, assets received in lieu of payment are initially recorded at fair value less any estimated costs to sell at the date of foreclosure, on an individual asset basis. Subsequent to foreclosure, valuations should be periodically performed to record any impairment. The effect of recording these assets in accordance with U.S. GAAP in the Merged Bank is included in the reconciliation of combined net income and shareholders' equity in paragraph (v) below.

     (u)  Accrued interest and indexation adjustment

     Under Chilean GAAP, accrued interest and indexation adjustment are presented with the principal amounts. Under U.S. GAAP accrued interest and indexation adjustment would be separately recorded. The amount of this reclassification is not readily determinable.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (v) Summary of combined income statement and shareholders' equity differences

The following is a reconciliation of combined net income under Chilean GAAP to the corresponding amounts under U.S. GAAP:


                                                                --------------------------------------------------
                                                                             Year Ended December 31,
                                                                --------------------------------------------------
                                                                   1999        2000         2001        2001
                                                                   Total       Total       Total        Total
                                                                --------------------------------------------------
                                                                   MCh$        MCh$         MCh$        ThUS$
                                                                                                     (Note 1(p))
Net income in accordance with Chilean GAAP ..................       54,544       91,254     118,764      158,856

Merger of entities under common control (Note 25 (a))........       47,928       81,436      92,093      123,182
Push-down accounting (Note 25 (b))...........................          139            -           -            -
Amortization of goodwill from push-down accounting (Note 25
(b)).........................................................       (9,884)     (15,383)    (15,383)     (20,576)
Net loan origination fees (Note 25 (c))......................        3,169        3,834           -            -
Income taxes (Note 25(d))....................................      (15,887)     (16,231)    (23,670)     (31,660)
Investment securities (Note 25 (i)) .........................          911        2,731       6,656        8,903
Mortgage finance bonds issued (Note 25 (j)) .................         (835)         (19)        (66)         (88)
Allowance for loan losses (Note 25 (k))......................           44       13,307       1,945        2,602
Investments in other companies (Note 25 (l)).................           57          147         162          217
Derivatives (Note 25 (m)) ...................................        4,828       (1,542)     (8,656)     (11,578)
Sale of mortgage loans (Note 25 (n))  .......................            -            -        (306)        (409)
Recoveries of loans (Note 25 (p))............................          360        1,141          37           49
Capitalization of interest costs (Note 25 (q)) ..............          (14)        (419)        356          476
Mortgage loans purchased (Note 25 (r)) ......................          159          125          98          131
Acquisition of financial assets (Note 25 (s))................
         Amortization of goodwill............................      (20,174)     (23,613)    (23,613)     (31,584)
Assets received in lieu of payment (Note 25 (t)) ............            -       (3,773)      6,652        8,898
Deferred tax effect of U.S. GAAP adjustments ................       (1,292)      (2,310)     (1,252)      (1,677)
                                                                -------------------------------------------------
Net income in accordance with U.S. GAAP before cumulative
effect of change in accounting principles ...................       64,053      130,685     153,817      205,742
     Cumulative effect of change in accounting principles,
        net of taxes of MCh$181..............................            -            -       1,066        1,426
                                                                -------------------------------------------------
Net income in accordance with U.S. GAAP .....................       64,053      130,685     154,883      207,168
Other comprehensive income, net of tax:
Unrealized gain (losses) on available-for-sale securities ...         (231)       5,900       3,872        5,179
                                                                -------------------------------------------------
Comprehensive income in accordance with U.S. GAAP ...........       63,822      136,585     158,755      212,347
                                                               ==================================================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (v) Summary of combined income statement and shareholders' equity differences, continued

The following is a reconciliation of combined shareholders' equity under Chilean GAAP to the corresponding amounts under U.S. GAAP:


                                                                         --------------------------------------
                                                                                    At December 31,
                                                                         --------------------------------------
                                                                             2000        2001         2001
                                                                             MCh$        MCh$        ThUS$
                                                                                                  (Note 1(p))
Shareholders' equity in accordance with Chilean GAAP ...............          510,357      538,989     720,940

Merger of entities under common control (Note 25 (a)) ..............          409,176      453,869     607,085
Push Down Accounting (Note 25 (b))
            Goodwill ...............................................          273,205      273,205     365,433
            Accumulated amortization ...............................          (25,267)     (40,650)    (54,373)
Income taxes (Note 25 (d)) .........................................           26,603        2,747       3,674
Mandatory dividends (Note 25(e)) ...................................         (115,692)    (146,392)   (195,811)
Investment securities (Note 25 (i)) ................................            3,711       12,261      16,400
Mortgage finance bonds issued (Note 25 (j)) ........................             (370)        (180)       (241)
Allowance for loan losses (Note 25 (k)) ............................           10,846       12,791      17,109
Investments in other companies (Note 25 (l)) .......................              221          383         512
Derivatives (Note 25 (m)) ..........................................            2,935       (4,474)     (5,984)
Sale of mortgage loans (Note 25 (n)) ...............................                -         (279)       (373)
Recoveries of loans (Note 25 (p)) ..................................           (4,397)      (4,360)     (5,832)
Capitalization of interest costs (Note 25 (q)) .....................            3,253        3,609       4,827
Mortgage loans purchased (Note 25 (r)) .............................             (342)        (244)       (326)
Acquisition of financial assets (Note 25 (s))
            Goodwill ...............................................          403,165      403,165     539,265
            Accumulated amortization ...............................         (108,709)    (132,322)   (176,991)
Assets received in lieu of payment (Note 25 (t)) ...................           (3,773)       2,879       3,851
Deferred tax effect of U.S. GAAP adjustments .......................           (1,779)      (3,519)     (4,706)
                                                                         --------------------------------------
Shareholders' equity in accordance with U.S. GAAP ..................        1,383,143    1,371,478   1,834,459
                                                                         ======================================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued


    (v) Summary of combined income statement and shareholders' equity difference, continued

The following summarized the changes in the shareholders' equity of the Merged Bank under U.S. GAAP during the years ended December 31, 2000 and 2001:


                                                                              As of December 31,
                                                         ----------------------------------------------------------
                                                               1999           2000          2001           2001
                                                              Total          Total          Total          Total
                                                         ----------------------------------------------------------
                                                               MCh$           MCh$          MCh$           ThUS$
                                                                                                        (Note (1p))
Balance at January 1, .................................        557,422     1,353,294      1,383,143      1,850,062
Incorporation of Banco Santiago .......................        708,120             -              -              -
Dividends paid ........................................        (67,148)      (97,146)      (139,720)      (186,886)
Mandatory dividends, previous date ....................         24,714       106,102        115,692        154,747
Mandatory dividends, closing date .....................       (106,102)     (115,692)      (146,392)      (195,811)
Unrealized gains on available-for-sale
investments, net of tax ...............................           (231)        5,900          3,872          5,179
Net income in accordance with U.S. GAAP ...............         64,053       130,685        154,883        207,168
Push down of carrying value in parent company .........        172,466             -              -              -
                                                         ----------------------------------------------------------
Balance at December 31, ...............................      1,353,294     1,383,143      1,371,478      1,834,459
                                                         ==========================================================



    (w) Earnings per share

    The following disclosure of net income per share information is not generally required for presentation in the financial statements under Chilean GAAP but is required under U.S. GAAP. Earnings per share is determined by dividing combined net income by the weighted average number of total shares outstanding.

                                                                                          Years Ended December 31,
                                                                                     1999           2000           2001
                                                                                ------------------------------ ------------
Chilean GAAP(1)                                                                      Ch$            Ch$            Ch$
Earnings per share ........................................................              0.55           0.92           1.20
Weighted average number of total shares outstanding (in millions) .........          98,934.2       98,934.2       98,934.2

U.S. GAAP(1)
Earnings per share before Cumulative effect of accounting change ..........              0.41           0.69           0.81
Cumulative effect of accounting change per share ..........................                 -           0.01           0.01
                                                                                -------------   ------------   ------------
Earnings per share ........................................................              0.41           0.70           0.82
                                                                                =============   ============   ============
Weighted average number of total shares outstanding (in millions) (2)               155,106.7      188,446.1      188,446.1
                                                                                =============   ============   ============

    (1) Basic and diluted earnings per share have been calculated by dividing net income by the weighted average number of common shares outstanding during the year. There are no potentially dilutive effects on the earnings of the Santiago as it had not issued convertible debt or equity securities.

    (2) Common shares outstanding are presented giving effect to the weighted average shares outstanding during the year for the Merged Bank, based on the exchange ratio of 3.5537 shares of Santiago for each outstanding share of Old Santander-Chile of 25,188.6 million shares and outstanding shares of Santiago (prior to the merger, of 98,934.2 million shares).

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

(x)  Article 9 Income Statements and Balance Sheets

     In addition to the adjustments to U.S. GAAP included in paragraph (v), the presentation of the consolidated financial statements differs significantly from the format required by the Securities and Exchange Commission under rules 210.9 to 210.9-07 of Regulation S-X (Article 9). The following balance sheets and income statements have been restated in constant Chilean pesos of December 31, 2001 purchasing power using the adjustment factor arising from the CPI, and are presented in the format prescribed by Article 9 of Regulation S-X.

     The principal reclassifications which were made to the primary Chilean GAAP consolidated financial statements in order to present them in the Article 9 format are as follows:

     1. Elimination of contingent assets and liabilities from the balance sheet.

     2. Elimination of investments in mortgage finance bonds issued by the Merged Bank and held for future sale against the related liability.

     3. Presentation of recoveries of loans previously charged-off as a reduction of the provision for loan losses instead of as other income.

     4. Reclassification of fees relating to contingent loans from interest income under Chilean GAAP to non interest income under Article 9.

     5. Elimination of the cash clearing account from cash and due from banks.

     6. Presentation of forward contracts classified based on legal right to offset.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (x)  Article 9 Income Statements and Balance Sheets, continued

Combined Income Statements

    The following combined income statements have been prepared in accordance with U.S. GAAP and are presented in accordance with requirements of Article 9, except for the inclusion of price-level restatement permitted under Item 18 of form 20-F.

                                                                                         Years ended December 31,
                                                                          ------------------------------------------------------
                                                                                 1999               2000               2001
                                                                          ------------------  ----------------   ---------------
                                                                                  MCh$               MCh$              MCh$
Interest income
    Interest and fees on loans................................                       739,431         1,006,917           961,346
    Interest on investments...................................                       160,404           169,494           122,298
    Interest on mortgage finance bonds........................                          (234)              791               520
    Interest on deposits with banks...........................                         7,818             7,484             3,715
    Interest on investments under agreement to resell.........                         1,290             1,536             2,747
                                                                          ------------------  ----------------   ---------------
         Total interest income................................                       908,709         1,186,222         1,090,626
                                                                          ------------------  ----------------   ---------------
Interest expense
    Interest on deposits......................................                      (334,480)         (421,737)         (311,937)
    Interest on investments under agreement to repurchase.....                       (55,685)          (36,355)          (39,740)
    Interest on short-term debt...............................                         2,406           (34,805)          (42,155)
    Interest on long-term debt................................                      (168,481)         (250,976)         (217,192)
    Interest on other borrowed funds..........................                          (387)             (532)             (309)
    Price level restatement (1)...............................                        (8,763)          (19,982)          (13,772)
                                                                          ------------------  ----------------   ---------------
         Total interest expense...............................                      (565,390)         (764,387)         (625,105)
                                                                          ------------------  ----------------   ---------------
              Net interest income.............................                       343,319           421,835           465,521
                                                                          ------------------  ----------------   ---------------
    Provision for loan losses                                                        (83,134)          (55,016)          (69,570)
    Net interest income after provision
                                                                          ------------------  ----------------   ---------------
         for loan losses .....................................                       260,185           366,819           395,951
                                                                          ------------------  ----------------   ---------------
Other income

    Fees and commissions, net ................................                        48,077            68,126            66,022
    Gain on trading activities ...............................                        10,800            17,091            22,511
    Net gains on foreign exchange activities .................                        30,156            30,495            21,120
    Other ....................................................                        11,080             9,634            16,630
                                                                          ------------------  ----------------   ---------------
         Total other income ..................................                       100,113           125,346           126,283
                                                                          ------------------  ----------------   ---------------
Other expenses

    Salaries .................................................                      (125,679)         (141,459)         (148,535)
    Net premises and equipment expenses ......................                       (39,682)          (36,641)          (41,058)
    Goodwill amortization ....................................                       (30,058)          (38,966)          (38,996)
    Administration expenses ..................................                       (69,569)          (92,566)          (87,835)
    Other expenses ...........................................                        (9,667)          (20,997)          (19,197)
    Minority interest ........................................                          (236)             (108)              (86)
                                                                          ------------------  ----------------   ---------------
         Total other expenses ................................                      (274,891)         (330,767)         (335,707)
                                                                          ------------------  ----------------   ---------------
    Income before income taxes ...............................                        85,407           161,398           186,527
    Income taxes .............................................                       (21,354)          (30,713)          (32,710)
                                                                          ------------------  ----------------   ---------------
    Net income before cumulative effect of change in
         accounting principle ................................                        64,053           130,685           153,817
                                                                          ------------------  ----------------   ---------------
    Cumulative effect of change in accounting principle, net of
    taxes of MCh$ 181 ........................................                             -                 -             1,066
                                                                          ------------------  ----------------   ---------------
    Net income ...............................................                        64,053           130,685           154,883
                                                                          ------------------  ----------------   ---------------
    Other Comprehensive income ...............................                          (231)            5,900             3,872
                                                                          ------------------  ----------------   ---------------
    Comprehensive income .....................................                        63,822           136,585           158,755
                                                                          ==================  ================   ===============

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflec the Merger with Old Santander-Chile, continued

    (x)   Article 9 Income Statements and Balance Sheets, continued

(1) The price-level adjustment includes the effect of inflation primarily resulting from interest-earning assets and interest-bearing liabilities. As the Bank does not maintain the price-level adjustment for separate categories of assets and liabilities, such adjustment is presented as a component of interest expense.

Combined Balance Sheets

   The following combined balance sheets as of December 31, 2000 and 2001 have been prepared in accordance with U.S. GAAP, except for the inclusion of price-level restatement permitted under item 18 of Form 20-F, and are presented in accordance with the requirements of Article 9.

                                                                             As of December 31,
                                                             --------------------------------------------------
                                                                      2000                       2001
                                                             -----------------------   ------------------------
                                                                      MCh$                       MCh$
ASSETS
Cash and due from banks ..................................                   141,673                    218,186
Interest bearing deposits ................................                   491,730                    294,421
Investments under agreements to resell ...................                    10,108                    139,211
Investments:
    Trading Investments ..................................                   911,187                  1,456,757
    Available-for-sale investments .......................                   479,990                    592,777
    Held-to-maturity investments .........................                    29,687                     29,406
                                                             -----------------------   ------------------------
        Sub-total ........................................                 2,064,375                  2,730,758

Loans ....................................................                 7,232,144                  7,937,907
Unearned income ..........................................                  (108,615)                  (106,370)
Allowance for loan losses ................................                  (144,861)                  (146,908)
                                                             -----------------------   ------------------------
Loans, net ...............................................                 6,978,668                  7,684,629
Premises and equipment, net ..............................                   261,823                    244,091
Goodwill .................................................                   542,394                    503,398
Other assets .............................................                   362,359                    485,411
                                                             -----------------------   ------------------------
    Total Assets .........................................                10,209,619                 11,648,287
                                                             =======================   ========================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
    Non interest bearing .................................                   909,332                    947,276
    Interest bearing .....................................                 4,546,766                  5,066,984
                                                             -----------------------   ------------------------
        Total deposits ...................................                 5,456,098                  6,014,260
Short-term borrowings ....................................                   285,833                    397,370
Investments sold under agreement to repurchase ...........                   476,477                    646,804
Other liabilities ........................................                   307,388                    531,195
Long-term debt ...........................................                 2,299,999                  2,686,593
Minority interest ........................................                       681                        587
Common stock .............................................                   675,906                    675,906
Other shareholders' equity ...............................                   707,237                    695,572
                                                             -----------------------   ------------------------
    Total Liabilities and Shareholders' Equity ...........                10,209,619                 11,648,287
                                                             =======================   ========================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (x)   Article 9 Income Statements and Balance Sheets, continued

Total assets set forth in the basic Chilean GAAP balance sheets are reconciled to total assets in the Article 9 balance sheets above as follows:

                                                                                As of December 31,
                                                                  --------------------------------------------
                                                                          2000                     2001
                                                                  -------------------      -------------------
                                                                          MCh$                     MCh$
       Total assets of Merged Bank under Chilean GAAP                      10,909,767               12,512,766
            Elimination of off-setting assets and liabilities:
            Cash clearing account .............................              (675,990)                (711,628)
            Contingent loans ..................................              (583,158)                (711,157)
            Mortgage finance bonds issued by the Bank .........               (41,809)                 (64,604)
            Reclassification of forward contracts .............                15,864                   37,696
            U.S. GAAP adjustments of Merged Bank ..............               584,945                  585,214
                                                                  -------------------      -------------------
       Total assets under Article 9 presentation ..............            10,209,619               11,648,287
                                                                  ===================      ===================

    (y)  Income taxes

         The reconciliation of the provision for income taxes charged to income under Chilean GAAP to the corresponding amounts under U.S. GAAP is as follows:

                                                                                 Years Ended December 31,
                                                                     ----------------------------------------------
                                                                        1999             2000             2001
                                                                     -----------    --------------   --------------
                                                                         MCh$            MCh$             MCh$
        Charge for the period under Chilean GAAP ..............            6,437            15,201           13,510
        U.S. GAAP Reclassification:
            Income tax recovery (1) ...........................           (2,262)           (3,029)          (5,722)
        U.S. GAAP Adjustments:
            Deferred tax effect of applying SFAS No. 109 ......           15,887            16,231           23,670
            Deferred tax effect of U.S. GAAP adjustments ......            1,292             2,310            1,433
                                                                     -----------    --------------   --------------
        Charge for the period under U.S. GAAP .................           21,354            30,713           32,891
                                                                     ===========    ==============   ==============

    (1) Under Chilean GAAP, "Other income" for the fiscal years 1999, 2000 and 2001 includes the recovery of MCh$2,262, MCh$3,029 and MCh$5,722, respectively, related to tax credits on dividends paid by subsidiaries. Under U.S. GAAP, these amounts would be classified as income tax benefits.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

   (y)    Income taxes, continued

    Deferred tax assets and liabilities for the Merged Bank under U.S. GAAP are summarized as follows:


                                                                   As of December 31,
                                                       -------------------------------------------
Temporary differences                                        2000                     2001
                                                       ----------------         ------------------
                                                             MCh$                     MCh$
Allowance for loan losses .........................              12,207                     14,679
Vacation and other personnel accruals .............               1,581                      1,816
Market valuation of securities ....................                (416)                    (1,039)
Loan charge-offs ..................................                 292                        719
Mortgage loans purchased ..........................                  52                         39
Accrued interest ..................................               2,080                      2,548
Futures contracts .................................                (192)                     1,004
Allowance for other assets ........................               1,021                        891
Litigation reserve ................................                 355                        503
Foreign exchange ..................................                 (52)                       164
Reinstatement of loans ............................                 660                        698
Other accrued liabilities .........................               2,535                      3,443
Tax loss carryforward (1) .........................              26,307                      3,257
Miscellaneous .....................................               2,182                      8,225
                                                       ----------------         ------------------
Total deferred tax assets .........................              48,612                     36,947
                                                       ================         ==================

Depreciation ......................................               3,044                      2,186
Repurchase agreements .............................                  26                        141
Forward contracts .................................                 476                         55
Prepaid expenses ..................................               3,394                      5,050
Mortgage finance bonds ............................                 (32)                       (26)
Capitalized interest costs ........................                 488                        577
Lease installments ................................                 174                      2,707
Deferred expenses .................................                 214                        342
Miscellaneous .....................................                 781                      2,653
                                                       ----------------         ------------------
Total deferred tax liabilities ....................               8,565                     13,685
                                                       ----------------         ------------------
Net deferred tax assets (liabilities) .............              40,047                     23,262
                                                       ================         ==================

(1) All tax loss carryforwards were generated in Chile and have no expiration date.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (y)   Income taxes, continued

    The U.S. GAAP provision for income taxes differs from the amount of income tax provision determined by applying the Chilean statutory income tax rate to U.S. GAAP pretax income as a result of the following differences:

                                                              1999           2000          2001
                                                              MCh$           MCh$          MCh$
                                                           -----------   ------------  ------------
Chilean taxes due at the statutory rate ................        12,811         24,210        28,166
Increase (decrease) in rates resulting from: ...........
Non-taxable income .....................................          (291)        (3,637)       (5,179)
Non-deductible expenses ................................           126          2,809         2,668
Amortization of goodwill ...............................         4,509          5,849         6,629
Recoveries of taxes ....................................        (2,262)        (3,029)       (5,722)
Other ..................................................         6,461          4,511         6,329
                                                           -----------   ------------  ------------
At effective tax rate ..................................        21,354         30,713        32,891
                                                           ===========   ============  ============

    The Chilean statutory first category (corporate) income tax rate was 15% for 1999, 2000 and 2001. Enacted income tax rates are schedule to be 16%, 16.5% and 17% for the taxation years ended December 31, 2002, 2003 and 2004, respectively.

    (z)   Comprehensive income

    The Merged Bank presents comprehensive income and its components with the objective to report a measure of all changes in shareholders' equity that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). Comprehensive income is the total net income and other non-owner equity transactions that result in changes in net equity.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (z)  Comprehensive income, continued

     The following represents accumulated other comprehensive income of the Merged Bank, net of deferred taxes as of December 31, 1999, 2000 and 2001:

                                                                                   Year ended December 31, 2001
                                                                           -------------------------------------------
                                                                            Before-tax   Tax (expense)     Net-of-tax
                                                                              amount       or benefit        amount
                                                                           -----------   -------------   -------------
                                                                               MCh$           MCh$            MCh$
   Beginning balance ...................................................         4,372            (656)          3,716
Price-level restatement (1) ............................................          (134)             20            (114)
Unrealized losses on securities available for sale:
Unrealized gains arising during the period .............................         2,585            (439)          2,146
Less: reclassification adjustment for gains included
    in net income ......................................................         2,080            (354)          1,726
                                                                           -----------   -------------   -------------
Net unrealized gains ...................................................         4,665            (793)          3,872
                                                                           -----------   -------------   -------------
    Ending balance .....................................................         8,903          (1,429)          7,474
                                                                           ===========   =============   =============

                                                                                   Year ended December 31, 2000
                                                                           -------------------------------------------
                                                                            Before-tax   Tax (expense)     Net-of-tax
                                                                              amount       or benefit        amount
                                                                           -----------   -------------   -------------
                                                                                 MCh$          MCh$           MCh$
   Beginning balance ...................................................        (2,758)            414          (2,344)
Price-level restatement (1) ............................................           189             (29)            160
Unrealized gains on securities available for sale:
Unrealized gains arising during the period .............................         5,844            (877)          4,967
Less: reclassification adjustment for gains included
    in net income ......................................................         1,097            (164)            933
                                                                           -----------   -------------   -------------
Net unrealized gains ...................................................         6,941          (1,041)          5,900
                                                                           -----------   -------------   -------------
    Ending balance .....................................................         4,372            (656)          3,716
                                                                           ===========   =============   =============

                                                                                   Year ended December 31, 1999
                                                                           -------------------------------------------
                                                                            Before-tax   Tax (expense)     Net-of-tax
                                                                              amount       or benefit        amount
                                                                           -----------   -------------   -------------
                                                                               MCh$           MCh$            MCh$
   Beginning balance ...................................................        (2,764)            415          (2,349)
Price-level restatement (1) ............................................           278             (42)            236
Unrealized gains on securities available for sale:
Unrealized gains arising during the period .............................        (3,083)            463          (2,620)
Less: reclassification adjustment for gains included
    in net income ......................................................         2,811            (422)          2,389
                                                                           -----------   -------------   -------------
Net unrealized gains ...................................................          (272)             41            (231)
                                                                           -----------   -------------   -------------
   Ending balance ......................................................        (2,758)            414          (2,344)
                                                                           ===========   =============   =============

(1) Reflects the effect of inflation on the accumulated other comprehensive income at the beginning of each period, adjusted to constant pesos of December 31, 2001.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (aa)  Segment Information

     The following disclosure of segment information is not required for presentation in the financial statements under Chilean GAAP, however, in accordance with SFAS N(degree) 131, the Merged Bank has disclosed the following segment information based on the management approach. During the years ended December 31, 1999, 2000, 2001 Old Santander-Chile and Santiago had separate management and distinct chief operating decision makers. For this reason the following disclosures that were used by the relevant chief operating decision maker at the time have been made based on segments analyzed by the chief operating decision maker of the individual banks prior to the merger.

     1)  Old Santander-Chile

       Old Santander-Chile managed and measured the performance of its operations in three main segments, which have been identified based on the products and services it offers.

     Corporate banking includes the financing of larger operations for its corporate customers, and also includes specialized financial services such as treasury and cash management, and international trade financing.

     Retail banking includes consumer lending and deposit services (Banefe and Banca de Personas), real estate financing and lending to medium and small sized companies.

     Financial markets include brokerage services, mutual fund services to its corporate and individual customers and non-annuity life insurance products.

     The accounting policies of the segments are the same as those described in the summary of significant accounting principles (see Note 1), and is customized to meet the needs of the management of Old Santander-Chile. Old Santander-Chile derives a majority of its revenues from interest income and the chief operating decision maker relies primarily on net interest revenue to assess the performance of the segments and make decisions about resources to be allocated to the segment.

     The following tables presents financial information for the segments of Old Santander-Chile for the three years ended December 31, 2001:

                                                             Year Ended December 31, 2001
                                      --------------------------------------------------------------------------
                                        Corporate        Retail        Financial                    Consolidated
                                         Banking        Banking         Markets       Other (1)        Total
                                      -------------   -----------    -------------   -----------   -------------
                                          MCh$            MCh$           MCh$           MCh$            MCh$
Net interest revenue (2) ..........       27,666        155,482          27,073         5,589          215,810
Allowance for loan losses .........         (797)       (45,528)             --        (2,099)         (48,424)
Non-interest income ...............        5,941         42,415          19,486         5,719           73,561
Non-interest expense ..............      (13,052)      (100,644)         (4,352)      (13,756)        (131,804)
                                      ----------      ---------      ----------      --------      -----------
Income before taxes ...............       19,758         51,725          42,207        (4,547)         109,143
                                      ==========      =========      ==========      ========      ===========

                                                             Year Ended December 31, 2000
                                      --------------------------------------------------------------------------
                                        Corporate        Retail        Financial                    Consolidated
                                         Banking        Banking         Markets       Other (1)        Total
                                      -------------   -----------    -------------   -----------   -------------
                                          MCh$            MCh$           MCh$           MCh$            MCh$
Net interest revenue (2) ..........       26,189        145,084          12,820        13,799          197,892
Allowance for loan losses .........          497        (45,147)             --         1,033          (43,617)
Non-interest income ...............        4,077         40,408          29,831         3,333           77,649
Non-interest expense ..............      (14,413)       (98,837)         (4,121)      (18,327)        (135,698)
                                      ----------      ---------      ----------      --------      -----------
Income before taxes ...............       16,350         41,508          38,530          (162)          96,226
                                      ==========      =========      ==========      ========      ===========

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (aa) Segment Information, continued

                                                             Year Ended December 31, 1999
                                      ----------------------------------------------------------------------------
                                        Corporate        Retail        Financial                    Consolidated
                                         Banking        Banking         Markets       Other (1)        Total

                                      --------------  -------------  --------------  ------------  ---------------
                                          MCh$            MCh$           MCh$           MCh$            MCh$
Net interest revenue (2) ...........      19,476        135,355          25,249        22,508          202,588
Allowance for loan losses ..........        (305)       (54,878)             --        (5,776)         (60,959)
Non-interest income ................       4,045         38,145          19,535           855           62,580
Non-interest expense ...............     (14,945)      (107,838)         (3,694)       (9,149)        (135,626)
                                      --------------  -------------  --------------  ------------  ---------------
Income before taxes ................       8,271         10,784          41,090         8,438           68,583
                                      ==============  =============  ==============  ============  ===============


(1) Other includes the subsidiaries of the Old Santander-Chile, which did not meet the criteria for a reportable segment. In addition, other includes the unallocated corporate expenses, which are not attributable to a particular segment and consolidation eliminations.

(2) The Bank generates significantly all of its revenue from interest income and therefore analyzes its segments based on interest income net of interest expense.

     2)   Santiago

     Santiago managed and measured the performance of its operations by business segment. Santiago administered its operations through 4 segments in the commercial bank division and 6 segments in the retail bank. The Bank implemented a new segmentation in its retail area as of November 30, 2000. The segments of the commercial bank are made up of the following:

     (i) Corporate Banking, which includes multinational corporations and large companies, (ii) Middle Market Companies, which includes medium size companies,
(iii) Real estate, a segment for real estate development and construction companies in Chile, and (iv) Small Businesses, made up of small companies. In order to provide better services to these segments, the commercial bank was organized in four departments, one for each segment.

     The retail banking segments are (i) Santiago Nobel, including private banking and servicing a small group of high net worth individuals (ii) Santiago Preferente, for clients with high income, (iii) Santiago Uno, for middle income clients, (iv) Santiago Generacion, focuses on clients under 30, with third college or university equivalent education and potential earning capacity, (v) Bancomatico, aimed at clients with a low level of income (iv) Santiago Negocios, for small businesses which do not come under the brief of Small Businesses in commercial banking.

     Previous to the launching of the new segmentation at the end of 2000, clients of BanSolucion who have a similar profile to those of Bancomatico (with the exception of current accounts), were the responsibility of the BanSolucion Division.

     The management information systems used during 1999 did not have the capacity to assign each segment by income and expenses and therefore Santiago is not able to provide information on this basis. In 2000, a new management information system was implemented providing more detailed and sophisticated information with effect from 2001allowing Santiago to analyze results by individual segments.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (aa) Segment Information, continued

During 2000, Santiago continued to use the information system previously developed by the former Banco de Santiago prior to its merger with Banco O'Higgins in 1997. In order to do so, the necessary changes were made to take into account Santiago's segments in line with the established departments and to significantly reduce the limitations imposed by the merger process. As such, Santiago has comparative information per segment only from 2000. The new management information system used during 2001 produces information by client and by segment, in line with the new parameters established in November 2000. The segmented information for the year 2001 incorporates overall concepts of business by client, bringing together all the credit operations, financial investments and deposits that are carried out within Santiago. In order to provide a comparative detail of the evolution of business and income by each client segment for the years 1999, 2000 and 2001 information extracted from the new system has been classified with the same criteria as the old system. Due to the restrictions of the information system during the year 2000, it is not possible to reconstruct the information under the current scheme of segmentation.

     Management currently uses information on trends and growth along with risk indices for each segment, comparing it with those of the financial system.

     (a) The following table presents operating segment information regularly reviewed by Santiago's chief operation decision-maker. Comparative segment information for prior periods is not available. Information for each segment in 2001 was generated based upon business associated with client profiles. For example, businesses sold by Santiago's leasing division were included in the segment in which the related clients were classified. Information for income from fees and services classified by item and client is not available. This information will be available on an ongoing basis.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (aa) Segment Information, continued


                                                                        Year ended December 31, 2001
                                               ---------------------------------------------------------------------------
                                                                                                                    Net
                                                               Average                                            interest
                                                                Other                                             revenue
                                                               interest-       Net       Net          Net        after net
                                                  Average      earning      Interest   Interest    Loan Loss     loan loss
                                                total Loans     asset        Revenue    Margin   Allowances (1)  allowances
                                               ---------------------------------------------------------------------------
                                                    MCh$          MCh$         MCh$         %          MCh$          MCh$
 Retail Banking

Santiago Nobel (Private banking) ..........         80,064            97       4,172     5.20%           (96)        4,076
Santiago Preferente (High-income
individuals) ..............................        582,567           592      29,606     5.08%        (2,961)       26,645
Santiago Uno (Middle-income individuals) ..        546,908           363      39,597     7.24%        (4,852)       34,745
Santiago Generacion (Young investors) .....         31,518            42       4,993    15.82%          (757)        4,236
Santiago Negocios (Small-size companies) ..        554,718           135      48,390     8.72%        (8,394)       39,996
Bancomatico (Low-income individuals) ......         69,106           119       7,133    10.30%        (3,517)        3,616
BanSolucion ...............................         59,159             4      14,673    24.80%        (4,358)       10,315
                                               -----------   -----------   ---------  --------    ----------     ---------
                      Subtotal ............      1,924,040         1,352     148,564     7.72%       (24,935)      123,629
                                               -----------   -----------   ---------  --------    ----------     ---------
Commercial Banking
Corporate Banking .........................        878,569       180,949      26,149     2.47%        (1,372)       24,777
Middle-market companies ...................        861,950         4,909      21,534     2.48%        (2,896)       18,638
Real estate ...............................        366,562           891       9,607     2.61%        (2,941)        6,666
Small - businesses ........................        286,174             -      13,549     4.73%        (5,065)        8,484
                                               -----------   -----------   ---------  --------    ----------     ---------
                       Subtotal ...........      2,393,255       186,749      70,839     2.75%       (12,274)       58,565
                                               -----------   -----------   ---------  --------    ----------     ---------

International and trading activities ......        205,502       111,622       2,898     0.91%           493         3,391
Others(2) .................................        299,127       432,999      30,273     4.14%         1,485        31,758
                                               -----------   -----------   ---------  --------    ----------     ---------
                         Total ............      4,821,924       732,722     252,574     4.55%       (35,231)      217,343
                                               ===========   ===========   =========  ========    ==========     =========


(1) For the purpose of this table, recoveries of loans previously charged-off are reflected as a reduction of the allowance for loan losses.

(2) Includes net volumes and net interest revenue of (i) subsidiaries, (ii) interbank deposits, (iii) income from asset liability mismatches, (iv) financial investment portfolio and related net interest revenue not attributed to commercial clients, (v) income assigned to capital, (vi) fixed asset financial losses and (vii) income or losses of institutional assets and liabilities, in line with the methodology used by management information systems. This information also takes into account non-segmented clients and consolidation adjustments.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)



25 Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (aa) Segmentation Reporting, continued

     (b) Prior to the implementation of its segment reporting system in 2001, Santiago presented and analyzed its segments by the area division originating the transaction. For comparative purposes the operating segment information regularly reviewed by the Santiago's chief operation decision-maker for the year ended December 31, 2001 has been reclassified on a consistent basis with the information available through the previous information systems used by the Santiago's management during 1999 and 2000.

     The Bank's lending data is as follows and represents the loans and risk level attributable to each customer grouping:

                                  As of December 31, 1999      As of December 31, 2000       As of December 31, 2001
                                                Risk Index                    Risk                         Risk Index
                                    MCh$           (1)           MCh$         Index (1)        MCh$            (1)
                                ------------  --------------  ------------   ------------  --------------  ------------
Business Segments
    Corporate Banking ......        776,299            0.36       785,244           0.36        963,966           0.36
    Middle Market Comp .....        729,252            1.28       756,161           1.44        858,257           1.50
    Real Estate ............        424,584            2.97       398,432           2.61        348,554           2.32
    Small Businesses .......        206,232            2.09       248,872           1.86        295,433           1.72
    Santiago Indiv. ........      1,836,752            1.45     1,908,129           1.46      1,936,209           1.71
    BanSolucion ............         72,074            4.24        68,473           4.42         62,605           4.49
    Santiago Leasing .......        240,527            1.97       246,336           2.20        265,031           2.33
    Others (2)(3) ..........        298,315               -       304,574              -        309,603              -
                                ------------                  ------------                 --------------
       Total Loans .........      4,584,035                     4,716,221                     5,039,658
                                ============                  ============                 ==============

(1) Represents the minimum allowance for credit losses required by the Superintendency of Banks divided by the loans outstanding.
(2) Includes the customer groupings, international loans and loans under risk evaluation by Santiago.
(3) The accounting policies of the customer groupings are the same as those described in the summary of significant accounting policies. The Bank accounts for intergroup loans as if the transactions were to third parties.

     The Net Interest Margin ("NIM") per each customer group and the total average interest-earning assets for the years ended December 31, 2000 and 2001 are as follows:

                                      Year ended December 31, 2000                          Year ended December 31, 2001
                           ----------------------------------------------------  --------------------------------------------------
                                           Other average     Net        Net                     Other average      Net        Net
                             Average     interest-earning interest    interest      Average       interest-     interest   interest
                           total Loans       assets        revenue     margin     total Loans   earning assets   revenue    margin
                           ------------  --------------  ----------  ----------  ------------  -------------- -----------  --------
Business Segments             MCh$           MCh$          MCh$          %          MCh$           MCh$          MCh$            %
 Corporate Banking .....       712,176               -      12,693       1.78%       874,816              -       23,601     2.70%
 Middle Market Comp ....       723,594               -      14,513       2.01%       849,257              -       20,511     2.42%
 Real Estate ...........       380,239               -       7,163       1.88%       339,304              -        8,563     2.52%
 Small Businesses ......       225,207               -      12,424       5.52%       267,587              -       12,770     4.77%
 Santiago Individuals ..     1,829,178               -     119,970       6.56%     1,898,830              -      137,244     7.23%
 Bansolucion ...........        67,222               -      16,566      24.64%        59,159              -       14,673    24.80%
 Santiago Leasing ......       245,997               -      13,003       5.29%       252,123              -       11,071     4.39%
 Others (1) ............       305,504         610,513      37,525       4.10%       280,848        732,722       24,141     2.38%
                           ------------  --------------  ----------              ------------  -------------  -----------
       Total ...........     4,489,117         610,513     233,857       4.59%     4,821,924        732,722      252,574     4.55%
                           ============  ==============  ==========              ============  =============  ===========

(1) Other average interest-earning assets include average balances of financial investments and interbank deposits, which were not assigned to clients per the information system used by Santiago during 2000.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

 (Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ab) Estimated Fair Value of Financial Instruments

     The estimated fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. For those financial instruments with no quoted market prices available, fair values have been estimated using present values or other valuation techniques. These techniques are inherently subjective and are significantly affected by the assumptions used, including the discounts rates, estimates of future cash flows and prepayment assumptions. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

     In addition, the estimated fair values presented below do not attempt to estimate the value of the Merged Bank's revenue generating businesses and anticipated future business activities, and therefore do not represent the Merged Bank's value as a going concern.

     The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments:

..    Cash and due from banks

     The book value of cash and due from banks approximates its estimated fair value due to the short-term nature of these instruments.

..    Spot foreign exchange transactions

     The book value of spot foreign exchange transactions approximates its estimated fair value due to the short-term nature of these instruments.

..    Financial investments and investments under agreements to repurchase

     The estimated fair value of these financial instruments was determined using either quoted market prices or dealer quotes where available, or quoted market prices of financial instruments with similar characteristics. Investments maturing in less than one year are valued at book value because they are, due to their relatively short period to maturity of such investments, considered to have a fair value which is not materially different from their book value.

..    Loans

     For variable-rate loans that reprice frequently and have no significant change in credit risk, estimated fair values are based on book values. The estimated fair-values for certain mortgage loans, credit card loans, and other consumer loans are based on quoted market prices of similar loans, adjusted for differences in loan characteristics. Fair values of commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-accruing loans are estimated using discounted cash flow analyses arising from the liquidation of the underlying collateral values, where applicable (or other expected sources of payments), at an estimated discount rate.

..    Deposits

     The fair value disclosed for non-interest bearing deposits and savings accounts is the amount payable at the reporting date and, as a result, is equal to the carrying amount. Fair value for time deposits is estimated using a discounted cash flow calculation that applies interest rates currently offered to a schedule of aggregated expected monthly maturities on time deposits. The value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ab) Estimated Fair Value of Financial Instruments, continued

..    Chilean Central Bank borrowings, Mortgage finance bonds and Other borrowings

     The fair value of these financial instruments is estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements with similar remaining maturities.

..    Derivative instruments

     The estimated fair value of foreign exchange forward contracts was determined using quoted market prices of financial instruments with similar characteristics.

     The fair value of interest rate swaps represents the estimated amount the Merged Bank would expect to receive or pay to terminate the contracts or agreements, taking into account current interest rates.

     As no quoted market prices are available for the interest rate swap, cross currency swap and forward exchange rate instruments held by the Merged Bank, such estimates have been estimated using modeling and other valuation techniques.

     The estimated fair values of financial instruments are as follows:

                                                                            As of December 31,
                                                      -------------------------------------------------------------
                                                                 2000                            2001
                                                      -------------------------------------------------------------
                                                                    Estimated fair                  Estimated fair
                                                      Book value         value        Book value         value
                                                      -------------------------------------------------------------
                                                         MCh$            MCh$            MCh$            MCh$
        ASSETS
        Cash and due from banks ..................          141,673       141,673         218,186         218,186
        Interest bearing deposits.................          491,730       491,730         294,421         294,421
        Investments under agreements to resell....           10,108        10,108         139,211         139,211
        Financial investments ....................        1,420,864     1,420,599       2,078,940       2,078,286
        Loans, net (1)............................        6,978,668     7,239,410       7,684,629       7,684,529
        Derivative financial instruments..........           18,168        18,168          91,054          91,054


        LIABILITIES
        Deposits .................................        5,456,098     5,453,831       6,014,260       6,019,387

        Investments under agreements to
          repurchase .............................          476,477       476,477         646,804         646,804
        Short and long-term debt..................        3,062,309     3,011,728       3,730,767       3,779,749
        Derivative financial instruments .........           22,544        22,544          98,765          98,765


(1) The carrying amounts of loans in the above table excludes contingent loans since they represent undisbursed amounts under undrawn letters of credit and other credit guarantees granted by the Merged Bank.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ac) Price-Level Restatement

The price-level restatement loss for the Merged Bank is detailed as follows:


                                                                                    Years ended December 31,
                                                                            -----------------------------------------
                                                                               1999            2000            2001
                                                                            ---------       ---------       ---------
                                                                               MCh$            MCh$            MCh$
Price-level restatement of non-monetary accounts based on CPI:
Bank premises and equipment, net .........................................      5,608          10,778           7,098
Other non-monetary assets and liabilities ................................      1,233           3,773           2,800
Shareholders' equity .....................................................    (15,604)        (34,533)        (23,670)
                                                                            ---------       ---------       ---------
Net loss from price-level restatement ....................................     (8,763)        (19,982)        (13,772)
                                                                            =========       =========       =========

    (ad) Leasing Contracts

Lease contracts, included under loans are amounts receivable under finance lease agreements and have the following maturities as of December 31, 2001 for the Merged Bank:

                                                           Year ended December 31, 2001
                                                ---------------------------------------------------
                                                      Total           Unearned        Net Lease
Years                                              Receivables         Income        Receivables
                                                ---------------------------------------------------
                                                       MCh$              MCh$            MCh$
Due Within one year ..........................       111,507           (22,338)        89,169
Due after 1 year but within 2 years ..........        93,092           (16,646)        76,446
Due after 2 year but within 3 years ..........        60,614           (11,198)        49,416
Due after 3 year but within 4 years ..........        51,187           (10,734)        40,453
Due after 4 year but within 5 years ..........        37,369            (7,752)        29,617
Due after 5 years ............................       146,035           (37,702)       108,333
                                                ------------     -------------    -----------
Total lease contracts ........................       499,804          (106,370)       393,434
                                                ============     =============    ===========

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ae) Obligations Arising From Lease Commitments

        The Merged Bank leases certain premises, which are accounted for as operating leases. The amounts payable under the terms of the leases, which are not reflected on the consolidated balance sheets, are shown in the following table and reflect future rental expenses in constant Chilean pesos as of December 31, 2001:

                                                                        As of December 31,
                                                                     -------------------------
                                                                               2001
                                                                     -------------------------
                                                                               MCh$
         Due within 1 year .....................................                 3,067
         Due after 1 year but within 2 years ...................                 2,535
         Due after 2 years but within 3 years ..................                 2,449
         Due after 3 years but within 4 years ..................                 2,434
         Due after 4 years but within 5 years ..................                 1,945
         Due after 5 years .....................................                11,712

        The rental expense on premises for the Merged Bank was MCh$9,371, MCh$9,934 and MCh$9,964 for the years ended December 31, 1999, 2000 and 2001, respectively.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (af)  Investments in Other Companies

         Investments in other companies under US GAAP held by the Merged Bank consist of the following:

                                                                                  As of December 31,
                                                         ---------------------------------------------------------------------
                                                             Ownership                                          Investment
                                                             Interest        Participation in Net Income        Book Value
                                                         -----------------   ----------------------------   ------------------
                                                           2000      2001     1999      2000       2001      2000       2001
                                                         --------   ------   -------   -------   --------   -------   --------
                                                            %         %       MCh$      MCh$       MCh$      MCh$       MCh$
Equity Investments
Transbank S.A..........................................     32.75    32.75     (52)     (181)       198     1,092      1,289
Redbank S.A............................................     33.41    33.41     252       253        209     1,177      1,132
Sociedad Interbancaria de Deposito de Valores S.A......     29.15    29.15      11        63         89       231        320
Tarjetas Inteligentes S.A..............................     26.63    26.63       -       (44)       (42)       76        136
Centro de Compensacion Automatica......................     33.33    33.33      18        18         30       166        136
Banco Santiago.........................................         -        -     139         -          -         -          -
                                                                             -----     -----     ------     -----     ------
Total investments in other companies accounted for
   under the equity method.............................                        368       109        484     2,742      3,013
                                                                             -----     -----     ------     -----     ------
Other Investments Carried at Cost
Bolsa de Comercio de Santiago (Stock Exchange).........      4.17     4.17     180       147        124       637        637
Nexus S.A..............................................      12.9     12.9     (41)        -         (7)      336        754
Bolsa Electronica de Chile.............................       2.5      2.5     (26)        3        (11)       74         74
Bolsa de Comercio de Valparaiso........................      2.22     2.22      (1)        -         11        14         14
Camara de Compensacion.................................      0.15     0.15       -         -          -         4          4
Other..................................................         -        -       3         3          4       138        153
                                                                             -----     -----     ------     -----     ------

Total other investments carried at cost................                        115       153        121     1,203      1,636
                                                                             -----     -----     ------     -----     ------
Total investments in other companies...................                        483       262        605     3,945      4,649
                                                                             =====     =====     ======     =====     ======

   (ag)  Bank Premises and Equipment

Bank Premises and Equipment under US GAAP are as follows:

                                                                       2000              2001
                                                                       MCh$              MCh$
                                                                 ---------------    ---------------
        Land and buildings .................................             224,091            215,574
        Furniture and fixtures .............................              39,594             36,959
        Machinery and equipment ............................              63,154             65,724
        Vehicles ...........................................               1,833              1,880
        Others .............................................              15,644             21,488
        Accumulate depreciation ............................             (82,493)           (97,534)
                                                                 ---------------    ---------------
        Total Bank premises and equipment, net .............             261,823            244,091
                                                                 ===============    ===============

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ah)  Other Assets and Other Liabilities

Other assets and other liabilities under US GAAP are as follows:

(1)  Other assets

                                                                                     As of December 31,
                                                                              -------------------------------
                                                                                   2000             2001
                                                                              --------------    -------------
                                                                                  MCh$                  MCh$
        Transactions in process ...........................................      30,212                16,459
        Amounts receivable under spot foreign exchange transactions .......     154,287               198,849
        Prepaid and deferred expenses .....................................      46,593                68,952
        Deferred income taxes .............................................      48,612                36,947
        Derivatives .......................................................      18,168                91,054
        Recoverable taxes, net ............................................       5,093                 6,663
        Assets received in lieu of payment ................................      30,604                30,065
        Investments in other companies ....................................       3,945                 4,649
        Other .............................................................      24,845                31,773
                                                                              ---------            ----------
           Total other assets .............................................     362,359               485,411
                                                                              =========            ==========

(2)  Other liabilities

                                                                                     As of December 31,
                                                                              -------------------------------
                                                                                   2000             2001
                                                                              --------------    -------------
                                                                                  MCh$                  MCh$
        Transactions in process ...........................................       5,133                 3,396
        Amounts payable under spot foreign exchange transactions ..........     116,366               226,780
        Derivatives .......................................................      22,544                98,765
        Provision for staff benefits ......................................       8,562                 8,471
        Deferred income taxes .............................................       8,565                13,685
        Dividends payable .................................................     115,692               146,392
        Others ............................................................      30,526                33,706
                                                                              ---------            ----------
           Total other liabilities ........................................     307,388               531,195
                                                                              =========            ==========

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ai)  Other Interest Bearing Liabilities

     The Bank's long-term and short-term borrowings under US GAAP are summarized below for the Merged Bank. Borrowings are generally classified as short-term when they have original maturities of less than one year or are due on demand. All other borrowings are classified as long-term, including the amounts due within one year on such borrowings.

                                                                                     As of December 31, 2001
                                                                      ------------------------------------------------------
                                                                         Long-term         Short-term            Total
                                                                      ----------------  -----------------  -----------------
                                                                            MCh$              MCh$               MCh$
       Credit lines for renegotiations of loans ...................             19,866                  -             19,866
       Chilean Central Bank borrowings ............................             16,581            105,251            121,832
       Investments under agreements to repurchase .................                  -            646,804            646,804
       Mortgage finance bonds .....................................          1,562,225                  -          1,562,225
       Other bond borrowings ......................................            424,253                  -            424,253
       Subordinated bonds .........................................            434,206                  -            434,206
       Borrowings from domestic financial institutions ............             36,795            108,892            145,687
       Foreign borrowings .........................................            148,310            138,495            286,805
       Other obligations ..........................................             44,357             44,732             89,089
                                                                      ----------------   ----------------    ---------------
            Total other interest bearing liabilities ..............          2,686,593          1,044,174          3,730,767
                                                                      ================   ================    ===============

                                                                                     As of December 31, 2000
                                                                      ------------------------------------------------------
                                                                         Long-term         Short-term            Total
                                                                      ----------------  -----------------  -----------------
                                                                            MCh$               MCh$              MCh$
       Credit lines for renegotiations of loans ...................              5,367                  -              5,367
       Chilean Central Bank borrowings ............................             39,244             14,956             54,200
       Investments under agreements to repurchase .................                  -            476,477            476,477
       Mortgage finance bonds .....................................          1,277,481                  -          1,277,481
       Other bond borrowings ......................................            461,602                  -            461,602
       Subordinated bonds .........................................            404,111                  -            404,111
       Borrowings from domestic financial institutions ............             48,885            162,714            211,599
       Foreign borrowings .........................................                544             68,493             69,037
       Other obligations ..........................................             62,765             39,670            102,435
                                                                      ----------------  -----------------    ---------------
            Total other interest bearing liabilities ..............          2,299,999            762,310          3,062,309
                                                                      ================  =================    ===============

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ai)  Other Interest Bearing Liabilities, continued

(1)  Credit lines for renegotiations of loans:

     These credit lines were provided by the Chilean Central Bank for the renegotiation of loans due to the need to refinance debts as a result of the economic recession and the crisis of the banking system in the early 1980s in Chile. The lines for the renegotiation of mortgage loans are linked to the UF index and carry a real annual interest rates of 3.1% and 3.0% at December 31, 2000 and 2001, respectively (real interest rate represents interest excluding the effect of changes in the CPI).

     The maturities of the outstanding amounts due under these credit lines, which are considered long-term, are as follows:

                                                              As of December 31,
                                                                     2001
                                                              ------------------
                                                                     MCh$
        Due within 1 year .................................               17,016
        Due after 2 years but within 3 years ..............                    -
        Due after 3 years but within 4 years ..............                    -
        Due after 4 years but within 5 years ..............                    -
        Due after 5 years .................................                2,850
                                                              ------------------
           Total credit lines for renegotiation of loans...               19,866
                                                              ==================

(2)  Chilean Central Bank Borrowings:

     These borrowings are linked to the UF index and are intended to be a source of finance for the purchase of mortgage loans. The borrowings for purchase of mortgage loans bear a real interest rate of 6.47% at December 31, 2001.

     The maturities of these borrowings from the Chilean Central Bank are as follows:

                                                              As of December 31,
                                                              ------------------
                                                                     2001
                                                              ------------------
                                                                     MCh$
        Due within 1 year .................................                3,335
        Due after 1 year but within 2 years ...............                3,162
        Due after 2 years but within 3 years ..............                3,032
        Due after 3 years but within 4 years ..............                3,428
        Due after 4 years but within 5 years ..............                3,624
        Due after 5 years .................................                    -
                                                              ------------------
           Long-term ......................................               16,581
           Short-term .....................................              105,251
                                                              ------------------
               Total Chilean Central Bank borrowings ......              121,832
                                                              ==================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ai)  Other Interest Bearing Liabilities, continued

(3)   Mortgage finance bonds

     These bonds are used to finance the granting of mortgage loans. The outstanding principal amounts of the bonds are amortized on a quarterly basis. The range of maturities of these bonds is between five and 20 years. The bonds are linked to the UF index and carry a real weighted annual average interest rate of 6.5% as of December 31, as of December 31, 2001.

     The maturities of these bonds, which are considered long-term, are as follows:

                                                             As of December 31,
                                                                    2001
                                                             ------------------
                                                                    MCh$
        Due within 1 year ................................             142,274
        Due after 1 year but within 2 years ..............             123,398
        Due after 2 years but within 3 years .............             121,413
        Due after 3 years but within 4 years .............             124,676
        Due after 4 years but within 5 years .............             117,046
        Due after 5 years ................................             933,418
                                                              ----------------
           Long-term .....................................           1,562,225
           Short-term ....................................                   -
                                                              ----------------
           Total mortgage finance bonds ..................           1,562,225
                                                              ================

(4) Bonds

                                                                        As of December 31,
                                                             ----------------------------------------
                                                                   2000                   2001
                                                             -------------------   ------------------
                                                                   MCh$                   MCh$
        Series BSTDF11096 Banco Santander ................               17,732                13,749
        Series BSTDF21096 Banco Santander ................               21,574                19,510
        Series BSTDF31096 Banco Santander ................               30,379                28,516
        Series BSTDF41096 Banco Santander ................               40,034                38,585
        Series BSTDG1 Banco Santander ....................               15,058                15,166
        Series BSTDG2 Banco Santander ....................               37,107                37,245
        Series BSTDH1 Banco Santander ....................               30,137                29,535
        Series BSTDH2 Banco Santander ....................               14,816                14,525
        Series BSTD-J Banco Santander ....................               22,388                     -
        Santiago's bonds, Series A, B, C, D and E ........              155,850               145,394
        Santiago Leasing S.A.'s bonds ....................               76,527                82,028
                                                             -------------------  -------------------
        Total bonds ......................................              461,602               424,253
                                                             ===================  ===================

These Bonds are intended for the financing of loans having a maturity greater than one year and are linked to the UF. The Old Santander- Chile bonds carry an annual interest rate of 6.50%, the Santiago Series A,B,C,D and E bonds carry an annual interest rate of 7.0% and the Santiago Leasing bonds carry an annual interest rate of 6.5%.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (ai) Other Interest Bearing Liabilities, continued

(5)   Bonds (continued)

The maturities of these bonds are as follows:

                                                            As of December 31,
                                                                   2001
                                                            ------------------
                                                                   MCh$

        Due within 1 year ..............................                24,466
        Due after 1 year but within 2 years ............                35,654
        Due after 2 years but within 3 years ...........                30,459
        Due after 3 years but within 4 years ...........                19,402
        Due after 4 years but within 5 years ...........                18,016
        Due after 5 years ..............................               296,256
                                                            ------------------
           Total bonds .................................               424,253
                                                            ==================

(6)   Subordinated bonds

     These are four series of Old Santander Chile subordinated bonds: Series C matures in 2002, Series E matures in 2016 and Series F2 matures in 2005. Real interest rates on the bonds are 7.0%, 6.0% and 6.5%, respectively.

     The Santiago Series C, D and E Bonds outstanding as of December 31, 2001 are intended for the financing of loans having a maturity of greater than one year. They are linked to the UF index and carry an annual interest rate of 7.0% with interest and principal payments due semi-annually.

     Additionally, on July 17, 1997, Santiago issued subordinated bonds abroad, denominated in U.S. dollars, for a total of US$300 million. The bonds carry a nominal interest rate of 7.0% per annum, semi-annual interest payments and one repayment of principal after a term of 10 years. The bonds were placed at 99.2% of their face value.

     The maturities of these subordinated bonds are as follows:

                                                            As of December 31,
                                                                   2001
                                                            ------------------
                                                                   MCh$
        Due within 1 year ..............................                15,094
        Due after 1 year but within 2 years ............                 3,758
        Due after 2 years but within 3 years ...........                 4,032
        Due after 3 years but within 4 years ...........               136,648
        Due after 4 years but within 5 years ...........                 4,761
        Due after 5 years                                              269,913
                                                            ------------------
           Total subordinated bonds ....................               434,206
                                                            ==================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ai)  Other Interest Bearing Liabilities, continued

(7)   Borrowings from domestic financial institutions

Borrowings from domestic financial institutions are used to fund the bank's general activities and direct finance leasing contracts. They carry a weighted average interest rate of 5.0% and have the following maturities:

                                                              As of December 31,
                                                                     2001
                                                              ------------------
                                                                     MCh$

         Due within 1 year .................................              11,536
         Due after 1 year but within 2 years ...............              15,409
         Due after 2 years but within 3 years ..............               6,562
         Due after 3 years but within 4 years ..............                   -
         Due after 4 years but within 5 years ..............               3,288
                                                               -----------------
            Total long-term ................................              36,795
            Total short-term ...............................             108,892
                                                               -----------------
                Total borrowings from domestic financial
                     institutions ..........................             145,687
                                                               =================

(8)   Foreign borrowings

     The proceeds from foreign borrowings are used primarily to make loans to borrowers in the Chilean export and import sector. These loans are denominated principally in US dollars and carry a weighted annual average nominal interest rate of 2.02 % at December 31, 2001.

     The maturities of these borrowings are as follows:

                                                              As of December 31,
                                                                     2001
                                                              -----------------
                                                                     MCh$
         Due within 1 year .................................            103,816
         Due after 1 year but within 2 years ...............                202
         Due after 2 year but within 3 years ...............             17,061
         Due after 3 year but within 4 years ...............             22,967
         Due after 4 year but within 5 years ...............              4,264
                                                               ----------------
             Total long-term ...............................            148,310
             Total short-term ..............................            138,495
                                                               ----------------
                  Total foreign borrowings .................            286,805
                                                               ================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ai) Other Interest Bearing Liabilities, continued

(9) Other obligations

     Other obligations are summarized as follows:


                                                                            As of December 31,
                                                                   -----------------------------------
                                                                          2000              2001
                                                                   -----------------  ----------------
                                                                          MCh$             MCh$
         Long-term obligations:
             Due within 1 year ................................               8,270            12,402
             Due after 1 year but within 2 years ..............               8,947            16,779
             Due after 2 years but within 3 years .............               8,846             2,146
             Due after 3 years but within 4 years .............              13,000             7,195
             Due after 4 years but within 5 years .............               9,788             1,233
             Due after 5 years ................................              13,914             4,602
                                                                   ----------------   ---------------
                Total long-term obligations ...................              62,765            44,357
                                                                   ================   ===============

         Short-term obligations:
             Amounts due to credit card operator ..............               7,857             8,584
             Acceptance of letters of credit ..................               2,066             7,557
             Other short-term obligations .....................              29,747            28,591
                                                                   ----------------   ---------------
             Total short-term obligations .....................              39,670            44,732
                                                                   ----------------   ---------------
             Total other obligations ..........................             102,435            89,089
                                                                   ================   ===============

    (aj)  Contingencies and Commitments

     In addition to the disclosures included in Note (24) to the historical financial statements of Santiago, the contingencies and commitments relating to Old Santander-Chile are as follows:

(1) Litigation from the Chilean Internal Revenue Service

     On August 26, 1992, the Chilean Internal Revenue Service presented a claim against Old Santander-Chile for tax differences arising in prior years amounting to MCh$ 804 (historical value). On September 30, 1998 the Appeals Court issued a verdict partially in favor of Old Santander-Chile, which reduced the taxes by 47%. Old Santander-Chile has continued legal proceedings for the remainder of taxes payable under the verdict.

     On May 31, 1993 and August 24, 1993, the Chilean Internal Revenue Service presented two claims against the former Banco Osorno y la Union for tax differences arising in prior years amounting to MCh$ 104 and MCh$ 920 (historical values), respectively. At the date of issuance of these financial statements the resolution of the appeals of the former Banco Osorno y la Union against the Internal Revenue's first ruling was pending.

     In the opinion of Management and their legal advisors, the resolution of these appeals, if unfavorable to Old Santander-Chile, will not have a material impact on the consolidated financial statements. Consequently, no provision has been made relating to these issues.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (aj)  Contingencies and Commitments, continued

(2)  Business litigation

     As of December 31, 2001, Old Santander-Chile was involved in certain other litigation arising from the ordinary course of business. In the opinion of management and its legal counsel, the final outcome of this litigation will not have a material effect on Old Santander-Chile's financial condition or results of operations.

(3)  Other guarantees

     To comply with the obligation to establish a guarantee for its operations set out in Law 18,045, Old Santander-Chile's subsidiary Santander S.A. Agente de Valores has contracted an insurance policy N(degree)QV-600060 with Compania de Seguros la Republica S.A. for an amount of UF 4,000 (approximately MCh$66).

(4)  Liabilities for future commitments

     As of December 31, 2001, Santiago's subsidiary Santiago Corredores de Bolsa Ltda. maintained repurchase agreements amounting to MCh$74,083 (MCh$56,075 as of December 31, 2000). This subsidiary and Santiago Agente de Valores Ltda. maintained resale agreements amounting to MCh$44,226 as of December 31, 2001 (MCh$16,042 as of December 31, 2000).

(5)  IBM Chile S.A.C. outsourcing contract

On June 30, 2000, Santiago entered in an outsourcing data processing contract with IBM Chile S.A.C., through which IBM will provide operating and data processing services related with the back-end of the principal systems of Santiago. This agreement covers a period of ten years, involving a total contractual commitment in the amount of MCh$33,237, of which MCh$3,581 and MCh$5,539 has been paid during the years ended December 31, 2000 and 2001, respectively.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)


25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (ak)  Shareholders' Equity

(1)   Dividends

     Dividends are declared and paid during the year subsequent to that in which the related net income was earned. The detail of dividends paid by each bank prior to the merger is as follows:

(a)   Old Santander-Chile

     During the Annual Shareholders' Meeting of Old Santander -Chile, held on April 26, 2000, the distribution of net income for the year 1999 approved, as follows:

                                                                   MCh$
                                                              ---------------
                       Total 1999 net income ...............      58,622
                       75% to payment of dividends .........      43,966
                       25% to retained earnings ............      14,656

     During the Annual Shareholders' Meeting of Old Santander - Chile held on April 25, 2001, the distribution of net income for the year 2000 was approved, as follows:

                                                                   MCh$
                                                              ---------------
                       Total 2000 net income ...............      81,436
                       60% to payment of dividends .........      48,862
                       40% to retained earnings ............      32,574

     During the Annual Shareholders' Meeting of Old Santander - Chile, held on April 17, 2002, the distribution of the net income for the year 2001 was approved, as follows:

                                                                   MCh$
                                                              --------------
                       Total 2001 net income ...............      92,093
                       100% to payment of dividends ........      92,093

(b)   Santiago

     The distributions of dividends related to net income for the years 1998, 1999 and 2000 were approved by the Annual Shareholders' Meeting of Santiago, held in March 1999, 2000 and 2001, respectively, and are as follows:

                                                                     Percentage
                         Shareholders' Meeting       Dividend paid     Paid
                                                          (1)
                                                     ---------------------------
                                                                         %
           March 1999 ...........................        75,121         100
           March 2000 ...........................        53,971         100
           March 2001 ...........................        91,077         100

---------------------------
(1) Dividend paid has been restated in constant Chilean pesos of December 31, 2001.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (al) Transactions with Related Parties

     In accordance with the Chilean General Banking Law and the rules of the Superintendency of Banks, related parties are defined as companies and individuals who are directors, officers or shareholders owning more than 1% of a bank's shares. Companies in which a director, officer or shareholder of a bank holds more than a 5% interest as well as companies that have common directors with a bank are also considered to be related parties. In the following tables, trading or manufacturing companies are defined as operating companies, and companies whose purpose is to hold shares in other companies are defined as investment companies.

(a)   Loans granted to related parties

     Related party loans, all of which are current, are as follows:

                                                                        As of December 31,
                                                    -----------------------------------------------------------
                                                                2000                           2001
                                                    ----------------------------   ----------------------------
                                                       Loans       Collateral          Loans        Collateral
                                                                     Pledged                          Pledged
                                                    -----------   --------------   ------------   -------------
                                                        MCh$           MCh$            MCh$            MCh$
  To operating companies ......................         62,281          16,513         163,779         93,119
  Investment companies (1) ....................        117,512          99,427         116,809         99,579
  Individuals (2) .............................          5,687           5,011           6,224          5,787
                                                    -----------   --------------   ------------   -------------
      Total ...................................        185,480         120,951         286,812        198,485
                                                    ===========   ==============   ============   =============

     (1)  Includes companies whose purpose is to hold shares in other companies.

     (2) Includes debt obligations that are equal to or greater than UF 3,000, equivalent to MCh$ 48 as of December 31, 2001.

     The activity in the balances of loans to related parties is as follows:

                                                    As of December 31,
                                           -----------------------------------
                                                2000               2001
                                           ---------------    ----------------
                                                MCh$               MCh$
  Balance as of January 1 ..............         213,519             185,480
  New loans ............................         123,984             230,674
  Repayments ...........................        (143,907)           (123,792)
  Price-level restatement ..............          (8,116)             (5,550)
                                           ---------------    ----------------
  Balance as of December 31 ............         185,480             286,812
                                           ===============    ================

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (al)   Transactions with Related Parties, continued

(b) Other transactions with related parties

     During the years ended December 31, 1999, 2000 and 2001, the Bank incurred the following expenses as a result of transactions with related parties (equal to or greater than UF 1,000, equivalent to MCh$16 at December 31, 2001):

                                                                                     Year Ended December 31,
                                                                          ------------------------------------------
                                                                               1999            2000         2001
                                                                              Expense        Expense      Expense
                                                                          --------------   ----------    -----------
                                                                               MCh$           MCh$           MCh$
 Santander Multinegocios S.A. .........................................          (10,066)      (6,993)            -
 Redbanc S.A. .........................................................           (1,077)      (1,142)       (1,394)
 Sociedad Interbancaria de Tarjetas de Credito Transbank S.A. .........             (550)      (1,217)       (1,246)
 Servicios de Cobranza Fiscalex Ltda ..................................                -          (59)         (767)
 Cia. De Seguros de Vida Santander S.A. ...............................             (201)           -             -
 Bansa Inmobiliaria ...................................................           (1,740)      (1,765)       (2,164)
 Santander Inversiones S.A. ...........................................                -            -          (514)
  Asesorias e Inversiones El Milagro Ltda. ............................                -          (18)            -
  Inversiones e Inmobiliaria Alas Ltda. ................................               -          (51)          (31)
  Editorial Trineo S.A. ................................................             (18)           -             -
  Transbank S.A. .......................................................              (3)        (323)         (231)
  Hoteles Carrera S.A. .................................................             (27)           -             -
  Fontaine y Paul Consultores Asociados Ltda. ..........................               -          (23)          (28)
  Asesorias e Inversiones La Isla S.A. .................................             (22)         (17)            -
  Inversiones Franja S.A. ..............................................             (22)           -             -
  Cia. De Telefonos de Chile Transmisiones Regionales ..................            (114)           -             -
  Cia. de Seguros de Vida Santiago S.A. ................................            (661)        (745)         (733)
  Igor Stancic Rokotov Bonasic Asesorias Ltda. .........................             (33)           -             -
  Plaza del Trebol S.A. ................................................            (101)        (113)         (118)
  Plaza Oeste S.A. .....................................................             (21)         (19)          (19)
  Asesorias e Inversiones Franacor S.A. ................................             (18)         (11)            -
  Sixtra Chile S.A. ....................................................               -         (153)         (116)
  Nexus S.A. ...........................................................               -         (328)          (53)
  Zahler y Cia Ltda ....................................................               -            -           (21)
  Olivos Vial Ltda .....................................................               -            -           (43)
  Asesorias Providencia Ltda ...........................................               -            -           (72)
 Other ................................................................              (23)        (134)         (155)
                                                                            ------------   ----------    ----------
 Total ................................................................          (14,697)     (13,111)       (7,705)
                                                                            ============   ==========    ==========

     These items of expense are for services received by the Merged Bank from related parties. In accordance with Article 89 of the Chilean Corporations Law, the Bank's transactions with related parties have been carried out at market terms, that is, or on terms similar to those customarily prevailing in the market.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (al)    Transactions with Related Parties, continued

The following details significant related party transactions of Old Santander-Chile:

For the year ended December 31, 2001:

.. On December 26, 2001 Old Santander-Chile sold loans to Santander Factoring S.A. for Ch$1,730 million.

For the year ended December 31, 2000:

.. In November, 2000 Old Santander-Chile purchased leasing contracts from the related company Santander Factoring S.A. for Ch$1,436 million.

For the year ended December 31, 1999:

.. Old Santander-Chile sold seven real-estate properties to the related company Compania de Reaseguros de Vida Soince-Re S.A. for Ch$19,586 million in a sales-leaseback transaction. These operations generated a gain of Ch$528 million, which was deferred over a period of 120 months, which was the life of the lease contract.

.. Old Santander-Chile acquired leasing contracts from Santander Leasing (currently Santander Factoring) for Ch$36,521 million.

.. Old Santander-Chile sold a loan portfolio to Santander Leasing S.A. for Ch$20,145 million with no gain or loss recognized in income.

.. Old Santander-Chile sold a loan portfolio to Santiago Leasing S.A. for Ch$12,540 million, generating a gain of Ch$92 million.

.. Old Santander-Chile purchased leasing contracts from Santander Leasing (currently Santander Factoring) for Ch$3,587 million.

.. Old Santander-Chile sold loans to Santiago Leasing for Ch$1,409 million generating a gain of Ch$5.2 million.

                        BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
     Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

    (am)  Fees and Income from Services

Fees from services and the related expenses are summarized as follows:

                                                                              Years ended December 31,
                                                   --------------------------------------------------------------------------
                                                                   Income                               Expenses
                                                   --------------------------------------------------------------------------
                                                       1999         2000        2001         1999         2000         2001
                                                   -----------  ----------- -----------  -----------  ------------  ---------
                                                       MCh$         MCh$        MCh$         MCh$         MCh$         MCh$
Payment agency services ..........................       3,336        3,704       4,388           -             -        (103)
Checking accounts ................................       5,350       11,147      12,364           -          (305)       (415)
Credit cards .....................................       9,924       13,041      13,572      (5,155)       (9,626)    (12,192)
Automatic teller cards ...........................       7,431        8,607      12,952      (4,269)       (3,557)     (4,943)
Letters of credit. guarantees. pledges
and other contingent loans .......................       1,672        4,085       4,210        (270)            -           -
Lines of credit ..................................       3,798        4,947       7,701           -             -           -
Underwriting .....................................       2,813        2,838       3,942           -             -           -
Bank drafts and fund transfers ...................         133          193         218           -             -           -
Sales and purchases of foreign currencies ........       3,016        2,940       3,798        (110)         (295)       (292)
Insurance brokerage ..............................       3,581        3,721       4,119        (340)         (160)       (102)
Custody and trust services .......................         489          472         552           -             -           -
Mutual fund services .............................       6,772        9,568       9,548           -             -           -
Savings accounts .................................       2,536        2,269       2,415        (220)            -           -
Factoring ........................................         322          423         919           -             -           -
Leasing activities ...............................           -        1,297       1,757           -          (925)       (718)
Other ............................................       6,106       11,188      15,288      (1,622)       (4,878)    (22,725)
Contingent fees ..................................       2,784        7,432       9,769           -             -           -
                                                   -----------  ----------- -----------  -----------  -----------   ---------
    Total income (expenses) ......................      60,063       87,872     107,512     (11,986)      (19,746)    (41,490)
                                                   ===========  =========== ===========  ===========  ===========   =========

    (an)  Non-operating Income and Expenses

Non-operating income and expenses are set forth below:

                                                                               Years ended December 31,
                                                    ----------------------------------------------------------------------------
                                                                   Income                                Expenses
                                                    --------------------------------------  ------------------------------------
                                                        1999         2000         2001         1999         2000         2001
                                                    ------------  ----------  ------------  ----------  ------------ -----------
                                                        MCh$         MCh$         MCh$         MCh$         MCh$         MCh$
Gains (loss) on sales of premises and
Equipment ........................................           860         644         1,682       (298)         (407)         (77)
Gain on sales of assets received in lieu of
payment previously charged-off ...................           911       2,565         4,347          -             -            -
Charge-off of assets received in lieu of
payment ..........................................             -           -             -     (4,070)       (5,749)     (13,792)
Recoveries of expenses from customers ............         1,998         981         2,407          -             -            -
Tax recoveries ...................................             -           -             -          -             -            -
Income participation in equity investments .......           368         109           484          -             -            -
Other ............................................         6,943       5,335         7,710     (5,299)      (14,841)      (5,328)
                                                    ------------  ----------  ------------  ---------  ------------ ------------
    Total non operating income (expenses) ........        11,080       9,634        16,630     (9,667)      (20,997)     (19,197)
                                                    ============  ==========  ============  =========  ============ ============

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

  (ao)    Foreign Currency Position

     The consolidated balance sheet includes assets and liabilities denominated in foreign currencies, which have been translated to Chilean pesos at the observed exchange rates as of December 31, 2000 and 2001, and assets and liabilities denominated in Chilean pesos but that contain repayment terms linked to changes in foreign currency exchange rates, as detailed below.

                                                   As of December 31, 2000                    As of December 31, 2001
                                           ---------------------------------------    ---------------------------------------
                                                        Denominated in                             Denominated in
                                           ---------------------------------------    ---------------------------------------
                                             Foreign       Chilean                      Foreign       Chilean
                                            Currency        Pesos         Total        Currency        Pesos          Total
                                           ----------    ----------   ------------    ----------   -----------     ----------
                                              MCh$          MCh$           MCh$          MCh$          MCh$           MCh$
ASSETS
Cash and due from banks .................      89,283        32,995        122,278       115,814        42,058        157,872
Loans ...................................     670,160       607,338      1,277,498       894,889       709,774      1,604,663
Financial investments ...................     346,418       407,469        753,887       626,398       438,728      1,065,126
Derivative instruments ..................           -       170,566        170,566             -       798,791        798,791
Other assets ............................      95,701       109,072        204,773        53,402       103,287        156,689
                                           ----------    ----------     ----------    ----------    ----------     ----------
Total assets ............................   1,201,562     1,327,440      2,529,002     1,690,503     2,092,638      3,783,141
                                           ----------    ----------     ----------    ----------    ----------     ----------
LIABILITIES
Deposits ................................     385,804       354,673        740,477       508,608       325,632        834,240
Contingent liabilities ..................     180,456       186,101        366,557       216,959       192,035        408,994
Borrowings from domestic financial
 institutions ...........................      22,111         7,550         29,661        20,793        34,079         54,872
Foreign borrowings ......................      57,808        11,229         69,037       181,140       105,446        286,586
Derivative instruments ..................           -       694,182        694,182             -     1,461,230      1,461,230
Other liabilities .......................     273,120       234,861        507,981       295,148       251,258        546,406
                                           ----------    ----------     ----------    ----------    ----------     ----------
Total liabilities .......................     919,299     1,488,596      2,407,895     1,222,648     2,369,680      3,592,328
                                           ----------    ----------     ----------    ----------    ----------     ----------
Net assets (liabilities) ................     282,263      (161,156)       121,107       467,855      (277,042)       190,813
                                           ==========    ==========     ==========    ==========    ==========     ==========

    (ap)  Fiduciary Activities

The following items are recorded in memorandum accounts by the Bank and represent fiduciary safekeeping and custody services:

                                                                           December 31,
                                                              ---------------------------------------
                                                                     2000                    2001
                                                              ---------------        ---------------
                                                                    MCh$                    MCh$
     Securities held in safe custody ......................         4,226,251               8,267,963
     Amounts to be collected on behalf of third parties ...         1,217,985               1,374,748
                                                              ---------------        ----------------
            Total .........................................         5,444,236               9,642,711
                                                              ===============        ================

   (aq)   Financial Instruments with Off-Balance-Sheet Risk

     The Merged Bank is a party to transactions with off-balance-sheet risk in the normal course of its business. These transactions expose the Merged Bank to credit risk in addition to amounts recognized in the combined financial statements. These transactions include commitments to extend credit and these commitments include such items as overdraft and credit card lines of credit.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (aq)  Financial Instruments with Off-Balance-Sheet Risk, continued

     Such commitments are agreements to lend to a customer at a future date, subject to the customer compliance with meeting of the contractual terms. Since a substantial portion of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent actual future cash requirements of the Merged Bank. The amounts of these commitments are MCh$ 1,083,564 and MCh$ 1,012,993 as of December 31, 2000 and 2001,
respectively.

     The Merged Bank uses the same credit policies in making commitments to extend credit as it does for granting loans. In the opinion of the Merged Bank's management, the Merged Bank's outstanding commitments do not represent an unusual credit risk.

     The Merged Bank enter into derivative transactions, particularly foreign exchange contracts, as part of their asset and liability management and in acting as dealers to satisfy their clients' needs. The notional amount of these contracts are carried off-balance-sheet.

    (ar)  Sales and purchase of loans

     From time to time, the Merged Bank does sell and purchase loans based on specific requirements from customers. During the years ended December 31, 2000 and 2001, the Merged Bank sold loans totaling MCh$ 40,906 and MCh$ 40,005 respectively, however, the Bank does not originate loans for future sale. During the years ended December 31, 2000 and 2001, the Merged Bank purchased loans totaling MCh$ 24,750 and MCh$ 9,108, respectively. Any gains or losses on such transactions are recognized in results of operations at the time of the transactions.

     The aggregate gains (losses) on sales of loans were MCh$ (236) and MCh$ 1,799 for the years ended December 31, 2000 and 2001, respectively.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

    (as)  Loan concentration by economic activity

     Each bank has used different parameters to analyze loan concentration by economic activity. For this reason, two separate disclosures are set-out as follows:

     1)    Old Santander-Chile

     The following table summarizes Old Santander-Chile's most significant loan concentration by economic activity, expressed as a percentage of total loans, excluding contingent loans and the allowance for loan losses.

                                                                            --------------------------------
                                                                                      December 31,
                                                                            --------------------------------
                                                                                2000              2001
                                                                            -------------    ---------------
                                                                                  %                 %
          Commerce .....................................................             10.6                9.9
          Consumer loans ...............................................             11.4               10.5
          Residential mortgage loans ...................................             16.6               16.4
          Services .....................................................              9.6                9.9
          Financial services ...........................................             11.9               13.9
          Construction .................................................             12.6               14.8
          Manufacturing ................................................             11.2                8.4
          Mining and Quarries ..........................................              1.6                1.8
          Agriculture, livestock, forestry and fishing .................              7.3                8.4
          Transport, storage and communications ........................              3.8                3.9
          Electricity, gas and water ...................................              3.4                2.1
                                                                            -------------    ---------------
                                                                                    100.0              100.0
                                                                            =============    ===============

     2)   Santiago

         The following table summarizes Santiago's most significant loan concentrations, expressed as a percentage of total loans, excluding contingent loans and before the reserve for loan losses.

                                                                               As of December 31,
                                                                           ----------------------------
                                                                              2000             2001
                                                                           ------------     -----------
                                                                                %               %
        Manufacturing ..................................................           8.6            10.1
        Community, social and personal services ........................          15.2            15.4
        Residential mortgage loans .....................................          17.9            16.4
        Financial services .............................................          18.7            18.0
        Commerce .......................................................          12.4            12.4
        Consumer loans .................................................           6.8             6.6

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

25. Differences between Chilean and United States Generally Accepted Accounting Principles Restated to Reflect the Merger with Old Santander-Chile, continued

     (at) Recent accounting pronouncements

..    On July 20, 2001, the Financial Accounting Standards Board issued
     Statements No. 141, "Business Combinations" ("SFAS No. 141") and No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Poolings initiated prior June 30, 2001 are grandfathered. SFAS No. 142 replaces the requirements to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. SFAS No. 142 also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets. After transition, the impairment tests are to be performed annually. The Bank is required to adopt SFAS No. 142 on January 1, 2002. Under SFAS No. 142, the Bank will cease to amortize existing goodwill related to the acquisitions described in Note 25(s) beginning on January 1, 2002. The effect of not amortizing goodwill will be to increase annual net income determined under U.S. GAAP by MCh$ 37,851. Notwithstanding any future transactions, the adoption of SFAS Nos. 141 and 142 is not expected to have a significant effect on the results of operations, financial position or cash flows of the Merged Bank other than described above.

                                                             For the year ended December 31,
                                                        -------------------------------------
                                                          1999           2000           2001
                                                        --------     ----------     ---------
                                                          MCh$           MCh$           MCh$
Reported net income in accordance with U.S. GAAP ...     68,443        131,830        156,028
Add Back: Goodwill amortization ....................     29,667         37,851         37,851
                                                        --------     ----------     ---------
Adjusted net income ................................     98,110        169,681        193,879
                                                        ========     ==========     =========

Basic earnings per share:
Reported net income in accordance with U.S. GAAP ...       0.44           0.70           0.83
Goodwill amortization ..............................       0.19           0.20           0.20
                                                        --------     ----------     ---------
Adjusted basic earnings per share ..................       0.63           0.90           1.03
                                                        ========     ==========     =========

..    In August 2001, the FASB issued Statement of Financial Accounting Standards
     No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be
     Disposed Of," and the accounting and reporting provisions of APB Opinion
     No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that opinion). SFAS 144 requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions than were included under the previous standards. For the Bank and other calendar-year companies, SFAS No. 144 is effective beginning January 1, 2002. The Merged Bank does not expect the adoption of SFAS 144 to have a material impact on its results of operations, financial position or cash flows.

                         BANCO SANTIAGO AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Adjusted for general price-level changes and expressed in millions of constant
      Chilean pesos as of December 31, 2001, and thousands of U.S. dollars)

     (av)  Subsequent Events

a) On April 22, 2002, the Central Bank sold their 35.44% participation in Santiago to Teatinos Siglo XXI S.A., the primary shareholder of Old Santander-Chile and a wholly owned subsidiary of BSCH. As a result of this transaction, BSCH held a 78.95% participation in Santiago prior to the merger.

b) On July 18, 2002, at the Extraordinary shareholder meeting, it was agreed to merge Old Santander-Chile into Santiago, effective, August 1, 2002. Subsequently Santiago changed its name to Banco Santander-Chile. The Merged Bank has 188,446,127,619 common shares, with 47.5% and 52.5% of shares being held by the former shareholders' of Old Santander-Chile and 52.5% Santiago, respectively. As part of the merger, Santiago issued 89,511,910,227 shares to Old Santander-Chile shareholders, which were valued at Ch$ 11.45 per share on August 1, 2002. The accounting for the merger is explained in further detail in
Note 25 (b).

c) At the date of issuance of these financial statements the exchange rate between the Chilean Peso and U.S. dollar has depreciated significantly. The exchange rate as of September 30, 2002 was Ch$ 747.62 pesos to 1 US$ dollar compared to Ch$ 697.62 pesos to 1 US dollar as of June 30, 2002, as reported by the Central Bank.

               The US Exchange Agent for the Exchange Offer is:

                              JPMorgan Chase Bank

                     By Express Mail or Overnight Courier:

                              JPMorgan Chase Bank
                           2001 Bryan St, 10th Floor
                               Dallas, TX 75201
                    Attention: Institutional Trust Services

                               By Hand Delivery:

                  (9:00 a.m. to 5:00 p.m. New York City time)

                              JPMorgan Chase Bank
                          4 New York Plaza, 1st Floor
                            New York, NY 10004-2413
                       Attention: ITS Securities Window

                        Facsimile Transmission Number:

                                (214) 468-6494

                               Telephone Number:

                                (214) 468-6464

--------------------------------------------------------------------------------
Any questions or requests for assistance or additional copies of this prospectus may be directed to the dealer managers or the information agent at their telephone numbers and locations set forth on this page. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.
--------------------------------------------------------------------------------

                The Dealer Managers for the Exchange Offer are:

                          J.P. Morgan Securities Inc.
                                270 Park Avenue
                                   7th Floor
                              New York, NY 10017

                     In the US, toll free: (866) 846-2874
                        Outside the US: (212) 834-7279

             Santander Central Hispano Investment Securities Inc.
                              45 East 53rd Street
                              New York, NY 10022
                                (212) 350-3500

               The Information Agent for the Exchange Offer is:

                             D.F. King & Co., Inc.
                                77 Water Street
                              New York, NY 10005

                Banks and Brokers call collect: (212) 269-5550
                   All others call toll free: (800) 949-2583